                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                                     HOMESTAKE MINING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, $1.00 par value
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         37,582,838
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7.875 per share based on the average of the high and low prices of the Prime Resources Group Inc. Common Shares without par value on the American Stock Exchange on September 23, 1998.
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $295,964,848
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $59,195
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary material:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

      [LOGO]

                                                                October 20, 1998


Dear Homestake Stockholder:


    The Board of Directors cordially invites you to attend a Special Meeting of Stockholders of Homestake Mining Company to be held at 8:30 a.m. local time, on December 1, 1998, at the Conference Center, Floor 1-B, 650 California Street, San Francisco, California.


    At the Special Meeting, you will be asked to adopt a Restated Certificate of Incorporation of Homestake ("Restated Certificate"), which will (i) increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares, (ii) increase the number of authorized shares of Series A Preferred Stock (which may be issued under the Homestake Rights Agreement) from 2,500,000 to 4,500,000 shares, (iii) create one share of "Special Voting Stock" and (iv) make certain technical changes, primarily to reflect the existence of the Special Voting Stock.

    A principal reason for adopting the Restated Certificate is to provide Homestake with additional authorized shares to permit Homestake, through wholly-owned subsidiaries, to acquire the 49.4% interest in Prime Resources Group Inc. that is not now owned by Homestake Canada Inc., one of our wholly-owned subsidiaries.

    Acquisition of the minority interest in Prime will give Homestake additional low cash cost reserves at the Eskay Creek mine, an outstanding mine that Homestake knows very well as a result of having managed Prime. The Eskay Creek area also has good exploration potential.


    The acquisition will be effected by means of an Arrangement under British Columbia law. Homestake Stockholders will not vote separately on the Arrangement. If the Arrangement is completed, holders of Prime Common Shares, other than HCI, will have the option of exchanging each of their Prime Common Shares for either (i) 0.74 of a share of Homestake Common Stock or (ii) 0.74 of an Exchangeable Share issued by HCI.



    Each HCI Exchangeable Share will be exchangeable for one share of Homestake Common Stock at any time at the option of the holder, and will have essentially the same voting, dividend and other rights as one share of Homestake Common Stock. The HCI Exchangeable Share structure is designed to permit a Canadian shareholder of Prime to defer Canadian income taxes on the exchange until the sale or exchange of HCI Exchangeable Shares and to facilitate investment in Homestake by certain Canadian investors. The Special Voting Stock will be issued by Homestake to a trustee for the holders of HCI Exchangeable Shares, and will provide the mechanism for holders of HCI Exchangeable Shares to receive voting rights in Homestake.


    The Prime transaction is described in more detail in the Supplement to the accompanying Proxy Statement.


    At October 20, 1998, there were 211,210,972 shares of Homestake Common Stock outstanding. In the transaction, Homestake expects to issue, or reserve for issuance on exchange of HCI Exchangeable Shares, approximately 27,811,300 additional shares of Homestake Common Stock.


    Completion of the transaction is conditioned on (i) the Homestake Stockholders adopting the Restated Certificate, (ii) approval of the Arrangement by the holders of Prime Common Shares, and (iii) approval of the Arrangement by the British Columbia Supreme Court. IF THE HOMESTAKE STOCKHOLDERS ADOPT THE RESTATED CERTIFICATE, THE RESTATED CERTIFICATE WILL TAKE EFFECT, REGARDLESS OF WHETHER THE ARRANGEMENT IS COMPLETED.

    At the Special Meeting, you also will be asked to approve the 1998 Outside Directors' Stock Compensation Plan, which provides for a substantial part of the compensation of the Homestake Board of Directors to be paid in Homestake Common Stock. The purpose of the Plan is to more clearly align the interests of outside directors with those of stockholders by increasing the outside directors' ownership of Homestake Common Stock.

    Your Board of Directors believes that these proposals are in the best interests of the Company, and unanimously recommends that you vote FOR the proposal to adopt the Restated Certificate and FOR the proposal to approve the 1998 Outside Directors' Stock Compensation Plan.

                                 /s/ JACK E. THOMPSON
                                 Jack E. Thompson
                                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOMESTAKE MINING COMPANY
650 CALIFORNIA STREET - SAN FRANCISCO - CA 94108-2788 (415) 981-8150

      [LOGO]

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                      SAN FRANCISCO, CALIFORNIA 94108-2788

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 1, 1998


                            ------------------------

To the Stockholders of Homestake Mining Company:


    Notice is hereby given that a Special Meeting of Stockholders of Homestake Mining Company, a Delaware corporation, will be held at 8:30 a.m. local time, on December 1, 1998, at the Conference Center, Floor 1-B, 650 California Street, San Francisco, California, for the following purposes:



    1. To consider a proposal to adopt a Restated Certificate of Incorporation of Homestake, which will (i) increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares, (ii) increase the number of authorized shares of Series A Preferred Stock (which may be issued under the Homestake Rights Agreement) from 2,500,000 to 4,500,000 shares, (iii) create one share of Special Voting Stock, and
       (iv) make certain technical changes, primarily to reflect the existence of the share of Special Voting Stock. A copy of the Restated Certificate, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit I.


    2. To consider a proposal to approve the 1998 Outside Directors' Stock Compensation Plan, a copy of which is attached to this Proxy Statement as
       Exhibit II.

    3. To attend to any other business properly presented at the Homestake Special Meeting.


    The Homestake Board has fixed the close of business on October 20, 1998 as the Homestake Record Date for determining the holders of Homestake Common Stock entitled to receive notice of, and to vote at, the Homestake Special Meeting and any adjournments or postponements thereof. Only the record holders of Homestake Common Stock as of the Homestake Record Date are entitled to vote at the Homestake Special Meeting or any adjournments or postponements thereof.


    All Homestake Stockholders are cordially invited to attend the Homestake Special Meeting in person. It is important that your shares of Homestake Common Stock be represented at the meeting regardless of the number of shares you hold. TO ENSURE THAT YOU ARE REPRESENTED AT THE HOMESTAKE SPECIAL MEETING, PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, using the return envelope which requires no postage if mailed in the United States. Your early attention to the enclosed proxy will be greatly appreciated because it will reduce the cost Homestake incurs in obtaining voting instructions from its stockholders.

                                By Order of the Board of Directors,


                                /s/ WAYNE KIRK
                                Wayne Kirk
                                SECRETARY



October 20, 1998


                            ------------------------

        YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                            ------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT SOLICITING PROXIES IN ANY JURISDICTION WHERE SOLICITING PROXIES IS NOT PERMITTED.

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                          SAN FRANCISCO, CA 94108-2788
                                 (415) 981-8150


                                                                OCTOBER 20, 1998


                            ------------------------


                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 1, 1998


                            ------------------------


    This Proxy Statement is being furnished to holders of Homestake Common Stock in connection with the solicitation of proxies by the Homestake Board for use at the Homestake Special Meeting to be held on December 1, 1998 and any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to Homestake Stockholders on or about October 23, 1998.


    This Proxy Statement consists of certain information, Exhibits I and II, a Supplement, and the Appendices to the Supplement. CAPITALIZED TERMS ARE DEFINED IN THE GLOSSARY, WHICH IS ATTACHED AS APPENDIX A TO THE SUPPLEMENT.

                         MEETING AND VOTING INFORMATION

MATTERS TO BE CONSIDERED

    At the Homestake Special Meeting, Homestake Stockholders will be asked to consider the following matters:


1. To consider a proposal to adopt a Restated Certificate of Incorporation of Homestake, which will (i) increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares, (ii) increase the number of authorized shares of Series A Preferred Stock (which may be issued under the Homestake Rights Agreement) from 2,500,000 to 4,500,000 shares, (iii) create one share of Special Voting Stock, and (iv) make certain technical changes, primarily to reflect the existence of the share of Special Voting Stock. A copy of the Restated Certificate, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit I.



    A principal reason for adopting the Restated Certificate is to provide Homestake with additional authorized shares to permit Homestake, through wholly-owned subsidiaries, to acquire the 49.4% interest in Prime Resources Group Inc. that is not now owned by Homestake Canada Inc., a wholly-owned subsidiary of Homestake ("HCI"). The acquisition will be effected by means of an Arrangement under British Columbia law. Homestake Stockholders will not vote separately on the Arrangement. If the Arrangement is completed, holders of Prime Common Shares, other than HCI, will have the option of exchanging each of their Prime Common Shares for either (i) 0.74 of a share of Homestake Common Stock or (ii) 0.74 of an HCI Exchangeable Share. Each HCI Exchangeable Share will be exchangeable for one share of Homestake Common Stock at any time and will have essentially the same voting, dividend and other rights as one share of Homestake Common Stock. The Prime transaction is described in more detail in the Supplement.



    At October 20, 1998, Homestake had 211,210,972 shares of Homestake Common Stock outstanding and another 14,981,971 shares of Homestake Common Stock reserved for issuance under stock option and share rights plans and on conversion of Homestake's Convertible Subordinated Notes. In the transaction, Homestake expects to issue, or reserve for issuance on exchange of HCI Exchangeable Shares, approximately 27,811,300 additional shares of Homestake Common Stock.

    Although completion of the Arrangement is conditioned on the Homestake Stockholders adopting the Restated Certificate, IF THE HOMESTAKE STOCKHOLDERS ADOPT THE RESTATED CERTIFICATE, THE RESTATED CERTIFICATE WILL TAKE EFFECT, REGARDLESS OF WHETHER THE ARRANGEMENT IS COMPLETED.

2. To consider a proposal to approve the 1998 Outside Directors' Stock Compensation Plan. The Plan provides that a substantial part of the compensation of the Outside Directors will be paid in Homestake Common Stock. The purpose of the Plan is to more clearly align the interests of Outside Directors with those of stockholders by increasing the Outside Directors' ownership of Homestake Common Stock.

3. To attend to any other business properly presented at the Homestake Special Meeting.

VOTING RIGHTS; VOTE REQUIRED


    A majority of the shares of Homestake Common Stock outstanding on October 20, 1998, the Homestake Record Date, must be represented in person or by proxy at the Homestake Special Meeting for a quorum to be present. In the event a quorum is not present at the Homestake Special Meeting, the meeting will be adjourned to solicit additional proxies. Only the record holders of Homestake Common Stock on the Homestake Record Date are entitled to receive notice of and to vote at the Homestake Special Meeting. On the Homestake Record Date, there were 211,210,972 shares of Homestake Common Stock outstanding held by 22,403 record holders. A list of record holders as of the Homestake Record Date will be available at Homestake's principal executive offices beginning November 20, 1998.


    Record holders are entitled to one vote per share of Homestake Common Stock on each matter to be considered at the Homestake Special Meeting. Adoption of the Restated Certificate will require the approval of a majority of the shares of Homestake Common Stock outstanding on the Homestake Record Date. Approval of the 1998 Outside Directors' Stock Compensation Plan will require the approval of a majority of the shares present in person or by proxy, provided that the total votes cast on the proposal must represent more than 50% of all shares of Homestake Common Stock that are entitled to vote on the proposal.


    At September 30, 1998, directors and executive officers of Homestake and their affiliates beneficially owned and were entitled to vote 6,608,959 shares of Homestake Common Stock, which represented approximately 3.13% of the shares of Homestake Common Stock outstanding on such date. Each director and executive officer of Homestake has indicated his or her present intention to vote the Homestake Common Stock owned by him or her FOR the proposal to adopt the Restated Certificate and FOR the proposal to approve the 1998 Outside Directors' Stock Compensation Plan.


BOARD RECOMMENDATION

    THE HOMESTAKE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOMESTAKE STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE RESTATED CERTIFICATE AND FOR THE PROPOSAL TO APPROVE THE 1998 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN.

NO DISSENTERS' APPRAISAL RIGHTS

    The Homestake Stockholders are not entitled to dissenters' appraisal rights in respect of the Arrangement or the proposal to adopt the Restated Certificate (see "The Arrangement--Dissenters' Rights" in the Supplement), or in respect of the proposal to adopt the 1998 Outside Directors' Stock Compensation Plan.

VOTING OF PROXIES

    Shares represented by properly executed proxies received in time for the Homestake Special Meeting will be voted as instructed or, if there are no voting instructions, will be voted in favor of the proposal to adopt the Restated Certificate and in favor of the proposal to approve the 1998 Outside Directors' Stock Compensation Plan.

    Shares of Homestake Common Stock represented at the Homestake Special Meeting but not voted, including shares with respect to which the holders thereof have abstained on any matter, will be treated as present for purposes of determining the presence or absence of a quorum for the transaction of business.

    Under the applicable rules of the NYSE, brokers who hold shares in street name for customers are prohibited from giving a proxy to vote customers' shares with respect to certain proposals in the absence of specific instructions from such customers ("broker nonvotes"). WITH RESPECT TO THE PROPOSAL TO ADOPT THE RESTATED CERTIFICATE, BROKER NONVOTES AND ABSTENTIONS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. WITH RESPECT TO THE PROPOSAL TO APPROVE THE 1998 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN, BROKER NONVOTES WILL HAVE NO EFFECT AND ABSTENTIONS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL ASSUMING THAT THE TOTAL VOTES CAST ON THE PROPOSAL REPRESENT MORE THAN 50% OF ALL SHARES ENTITLED TO VOTE ON THE PROPOSAL. THE NYSE TREATS ABSTENTIONS, BUT NOT BROKER NONVOTES, AS VOTES CAST.

    The persons named as proxies by a Homestake Stockholder may propose and vote for one or more adjournments of the Homestake Special Meeting, including, without limitation, adjournments to permit further solicitations of proxies in favor of the proposals. However, no proxy that is voted against the proposals will be voted in favor of any adjournment to permit further solicitations.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a Homestake Stockholder from voting in person. A Homestake Stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Homestake a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the Homestake Special Meeting and voting in person. Attendance at the Homestake Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Homestake will bear the cost of the solicitation of proxies from the Homestake Stockholders. In addition to solicitation by mail, the directors, officers and employees of Homestake may solicit proxies from Homestake Stockholders by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Homestake Common Stock, and Homestake will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. D.F. King & Co., Inc. will assist in the solicitation of proxies by Homestake and will receive $12,000 plus reimbursement of its expenses.

          PROPOSAL TO ADOPT THE RESTATED CERTIFICATE OF INCORPORATION

THE PROPOSED RESTATED CERTIFICATE

    On September 24, 1998, the Homestake Board voted, subject to approval of the Homestake Stockholders, to adopt a Restated Certificate of Incorporation that will amend the existing Homestake Certificate in the following respects:

    1. Increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares;

    2. Increase the number of authorized shares of Series A Preferred Stock (which may be issued under the Homestake Rights Agreement) from 2,500,000 to 4,500,000 shares;

    3.  Create one share of Special Voting Stock; and

    4. Make certain technical changes to the Homestake Certificate, primarily to reflect the existence of the Special Voting Stock.


    A copy of the Restated Certificate, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit I.



    A principal reason, but not the only reason, for adoption of the Restated Certificate is to provide additional shares of Homestake Common Stock to acquire the 49.4% interest in Prime that is not now owned by HCI. The acquisition will be effected by means of an Arrangement under British Columbia law. Homestake Stockholders will not vote separately on the Arrangement. If the Arrangement is completed, holders of Prime Common Shares, other than HCI, will have the option of exchanging each of their Prime Common Shares for either (i) 0.74 of a share of Homestake Common Stock or (ii) 0.74 of an HCI Exchangeable Share. Each HCI Exchangeable Share will be exchangeable for one share of Homestake Common Stock at any time and will have essentially the same voting, dividend and other rights as one share of Homestake Common Stock.


    The voting rights of the holders of HCI Exchangeable Shares in respect of Homestake are created through the mechanism of the Special Voting Stock. At the time the Arrangement becomes effective, the Special Voting Stock will be issued to Montreal Trust Company, as trustee under the Trust Agreement. The Special Voting Stock will entitle the Trustee to a number of votes on all matters on which Homestake Stockholders are entitled to vote that is equal to the number of HCI Exchangeable Shares outstanding from time to time (excluding HCI Exchangeable Shares held by Homestake and its subsidiaries). The Trustee will vote the Special Voting Stock as and to the extent instructed by those holders of HCI Exchangeable Shares.


    At October 20, 1998, there were 211,210,972 shares of Homestake Common Stock outstanding and another 14,981,971 shares of Homestake Common Stock reserved for issuance under stock option and share rights plans and on conversion of Homestake's Convertible Subordinated Notes. In the transaction, Homestake expects to issue, or reserve for issuance on exchange of HCI Exchangeable Shares, approximately 27,811,300 additional shares of Homestake Common Stock.


    Completion of the Arrangement is conditioned on (i) the Homestake Stockholders adopting the Restated Certificate, (ii) approval of the Arrangement by 75% of all Prime Common Shares (including the shares owned by HCI) represented at the Prime Special Meeting and by not less than two-thirds of the Prime Common Shares held by the Prime Minority Shareholders represented at the Prime Special Meeting, and (iii) approval of the Arrangement by the British Columbia Supreme Court. However, completion of the Arrangement is not a condition to adoption of the Restated Certificate. Consequently, if the holders of Homestake Common Stock adopt the Restated Certificate, the Restated Certificate will take effect, regardless of whether the Arrangement is completed.

FUTURE ISSUANCE OF AUTHORIZED SHARES

    Although a principal purpose of the adoption of the Restated Certificate is to create the shares needed to complete the Arrangement, another important purpose is to provide additional authorized capital stock that may be issued in future acquisitions and for other corporate purposes, including but not limited to equity financings, convertible security financings, stock dividends and stock splits. In addition, the creation of the Special Voting Stock will give Homestake a mechanism to complete acquisitions and other transactions in Canada that can provide favorable tax and other characteristics for Canadian residents. The Homestake Board will have the ability to authorize the issuance of the additional shares of Homestake Common Stock in acquisitions and other transactions in its sole discretion and without the delay and expense associated with obtaining stockholder approval, except where stockholder approval for such issuance is required by applicable stock exchanges. The NYSE, on which Homestake Common Stock is listed, currently requires stockholder approval for the issuance of shares in certain circumstances, including (i) where the issuance could increase the number of outstanding shares by more than 20 percent, or (ii) transactions, or the adoption of certain plans and programs, involving the issuance of common stock to officers or directors.

    Homestake has reserved shares of Homestake Common Stock for issuance under stock option and share rights plans and on conversion of Homestake's Convertible Subordinated Notes. In addition, Homestake is considering refinancing its existing Convertible Subordinated Notes in the principal amount of $149,995,000 with a new issue of convertible notes, including the possibility of increasing the total amount thereof. With these exceptions and except for the shares to be issued pursuant to the Arrangement and the 1998 Outside Directors' Stock Compensation Plan, Homestake does not currently have any plans, commitments or undertakings to issue additional shares of Homestake Common Stock or HCI Exchangeable Shares. However, Homestake continues to actively evaluate possible acquisitions and will effect one or more such transactions if the Homestake Board determines that such transactions are in the best interests of the Homestake Stockholders.

DESCRIPTION OF HOMESTAKE STOCK


    Holders of Homestake Common Stock are entitled to one vote per share on all matters requiring their vote, except for matters exclusively reserved for the vote of holders of Homestake Preferred Stock. No Homestake Preferred Stock currently is outstanding. Holders of HCI Exchangeable Shares will be entitled to one vote per share on all matters as to which holders of Homestake Common Stock are entitled to vote. Voting by holders of HCI Exchangeable Shares will be effected through instructions given to the Trustee under the Trust Agreement. Homestake Common Stock and the Special Voting Stock will vote as a single class of stock, unless a separate class vote is required by applicable law or the Restated Certificate. Directors will be elected by a plurality of the votes cast by the record holders of Homestake Common Stock and the Trustee, as the holder of the Special Voting Stock (as directed by the holders of the HCI Exchangeable Shares under the Trust Agreement), and a majority of the votes entitled to be cast will be able to elect all directors.


    Holders of Homestake Common Stock are entitled to receive dividends if, when and as declared by the Homestake Board from funds legally available. Under the Trust Agreement, Homestake may not declare dividends on Homestake Common Stock unless an equivalent per share dividend (which will be paid in Canadian dollars) is paid by HCI on the HCI Exchangeable Shares. Any such dividend rights are subject to the dividend rights of holders of any Homestake Preferred Stock that may be issued in the future.

    Homestake Common Stock is not redeemable and does not have conversion or pre-emptive rights. HCI Exchangeable Shares will only be retractable and redeemable for shares of Homestake Common Stock. HCI Exchangeable Shares will not have pre-emptive rights.


    Under the Homestake Rights Agreement, each share of Homestake Common Stock trades with a Homestake Right. Homestake Rights are not exercisable currently. Homestake Rights will become exercisable on a date designated by the Homestake Board following the commencement of, or an announcement of an intent to commence, a tender offer by any person, entity or group for 15% or more of the Homestake Common Stock and the HCI Exchangeable Shares, considered as a single class. When so exercisable, each Homestake Right initially entitles the owner to purchase from Homestake one one-hundredth of a share of Series A Preferred Stock, at a price of $75 (the "Purchase Price"). Each one one-hundredth of a share of Series A Preferred Stock is equivalent to one share of Homestake Common Stock with respect to voting and is entitled, on a quarterly basis, to the greater of a 10 cent cash dividend or the dividend payable on one share of Homestake Common Stock. In addition, if any person, entity or group (an "Acquiring Person") acquires 15% or more of the Homestake Common Stock and the HCI Exchangeable Shares, considered as a single class, each Homestake Right (whether or not previously exercisable) thereafter entitles the owner (other than an Acquiring Person or its affiliates and associates) to purchase for the Purchase Price the number of one one-hundredths of a share of Series A Preferred Stock equal to the Purchase Price divided by one-half of the market price of the Homestake Common Stock. In lieu of permitting Homestake Rights to be exercised, the Homestake Board has the option to issue, in exchange for each Homestake Right, one-half of the number of shares of Series A Preferred Stock that would be issuable on exercise of the Homestake Right (or Homestake Common Stock having a value equal to the Purchase Price). If the Homestake Board has not exchanged shares for the Homestake Rights and Homestake engages in a business combination with an Acquiring Person (or affiliate or associate thereof), the holder of Homestake Rights will be entitled to purchase for the Purchase Price (i) common stock of the surviving company or its publicly held affiliate having a market value equal to twice the Purchase Price, or (ii) common stock of the surviving company having a book value equal to twice the Purchase Price if the surviving company and its affiliates are not publicly held. The number of shares and the Purchase Price are subject to adjustment for stock dividends, stock splits and other changes in capitalization. The Homestake Rights expire on October 15, 2007.

    Each HCI Exchangeable Share will trade with an HCI Right issued under an HCI Rights Agreement. The HCI Rights will entitle their holders to acquire additional HCI Exchangeable Shares at the same price and in the same amounts and circumstances in which holders of Homestake Rights are entitled to acquire Homestake shares.

    The Homestake Certificate currently authorizes the Homestake Board to issue up to 10,000,000 shares of Homestake Preferred Stock in one or more series and to fix the number, voting power, designations, preferences and relative, participating, optional and other rights of each series. To date, the Homestake Board has established the Series A Preferred Stock, with 2,500,000 shares authorized, none of which have been issued. The Series A Preferred Stock may be issued if the Homestake Rights become exercisable. The Restated Certificate will increase the authorized number of shares of Series A Preferred Stock to 4,500,000 shares.

    If the Homestake Stockholders adopt the Restated Certificate (and regardless of whether the Arrangement is completed), the Restated Certificate will become effective upon its filing with the Delaware Secretary of State, which is expected to take place promptly after the Homestake Special Meeting.

POSSIBLE EFFECT OF INCREASE IN AUTHORIZED SHARES

    One result of the proposed increase in the number of shares of Homestake Common Stock authorized for future issuance is that it may help discourage or make more difficult a change in control of Homestake. The additional shares could be used under certain circumstances to dilute the voting power of, create voting impediments for or otherwise frustrate the efforts of persons seeking to effect a takeover or gain control of Homestake, whether or not the change of control is favored by a majority of unaffiliated stockholders. For example, such shares could be privately placed with purchasers who might side with the Homestake Board in opposing a hostile takeover bid. Homestake has other defenses available against acts of third parties that are designed to effect a change in control of Homestake.

    Any issuance of Homestake Common Stock or HCI Exchangeable Shares would have, and any issuance of Homestake Preferred Stock could have, the effect of reducing the percentage voting interests of previously outstanding Homestake Common Stock. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific circumstances of a particular transaction.

VOTE REQUIRED

    Approval of the proposal to adopt the Restated Certificate will require the approval of a majority of the shares of Homestake Common Stock outstanding on the Homestake Record Date. THE HOMESTAKE

BOARD UNANIMOUSLY RECOMMENDS THAT THE HOMESTAKE STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE RESTATED CERTIFICATE.

    PROPOSAL TO APPROVE THE 1998 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN


    Subject to approval of the Homestake Stockholders, the Homestake Board has adopted the 1998 Outside Directors' Stock Compensation Plan ("Plan"), which provides for a substantial part of the compensation of the Outside Directors to be paid in Homestake Common Stock. The purpose of the Plan is to more clearly align the interests of Outside Directors with those of Homestake Stockholders by increasing the amount of Outside Directors' compensation that is paid in Homestake Common Stock, thereby encouraging increased director ownership of Homestake Common Stock. Twelve of the thirteen Homestake directors are Outside Directors. Senior executive officers of Homestake are subject to separate stock ownership guidelines that are significantly in excess of the targets contemplated by the Plan. Those guidelines will continue to apply to any senior executive officers who serve as directors.


    The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986. A copy of the Plan is attached to this Proxy Statement as
Exhibit II.

EXISTING OUTSIDE DIRECTORS' COMPENSATION PROGRAM


    An Outside Director currently receives an annual cash retainer of $16,000, and each Outside Director who is chairman of a committee of the Homestake Board receives an additional annual cash retainer of $2,000. The Homestake Board recently amended the directors' compensation program to increase meeting attendance fees to $1,000 for each Homestake Board and committee meeting. (Attendance fees are payable to Outside Directors and employee directors.) The Homestake Board recently also approved an additional fee of $1,500 payable each time an Outside Director who is resident on another continent travels to North America to attend Homestake Board or committee meetings.


    Outside Directors are entitled to defer compensation under Homestake's Deferred Compensation Plan in an amount not less than $2,000 per year nor more than 100% of compensation for the year. Amounts deferred are credited with interest in an amount equivalent to (i) 120% of the monthly Moody's Corporate Bond Yield Average as published by Moody's Investors Service, Inc. and (ii) such additional amount as the Compensation Committee of the Homestake Board determines to be appropriate.

    Under the Homestake Stock Option and Share Rights Plan--1996 (the "1996 Plan"), Share Rights automatically are granted to Outside Directors. For each year that the 1996 Plan is in effect, on the eighth business day after Homestake's annual earnings for the preceding year are released, each Outside Director in office on that date is granted Share Rights entitling him or her to receive Homestake Common Stock for no consideration, which stock is distributable on the date he or she ceases to serve as a director. The number of shares covered by each annual Share Rights grant is calculated by dividing 10 percent of the compensation received for services as a director of Homestake for the preceding calendar year by the average fair market value of one share of Homestake Common Stock for the third through seventh business days following release of Homestake's earnings for the preceding calendar year. Share Rights are canceled if an individual ceases to serve as a director within three years of the date of grant other than by reason of death, disability, retirement at mandatory retirement age for directors, or termination within one year following a Change of Control as defined in the 1996 Plan.

    Homestake has a retirement plan for qualifying Outside Directors ("Directors' Retirement Plan"). Under the Directors' Retirement Plan, Outside Directors who do not have a fully vested interest under any tax-qualified Homestake retirement plan are eligible to receive benefits. The retirement benefit payable is an amount equal to the annual retainer payable to Outside Directors at the date of retirement (presently $16,000 per year) multiplied by the number of years such retiring director was a qualifying Outside Director. The retirement benefit is payable in monthly installments over the number of months the retiring Outside Director served as a qualifying Outside Director, beginning on the later of retirement or attaining age 70 (later of retirement or age 65 in the case of a qualifying Outside Director who has served at least 10 years). Benefits payable to a participant who dies prior to completion of payout are payable to the participant's spouse.

PROPOSED 1998 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN

    The proposed Plan applies to all Outside Directors. The Plan provides for the issuance of a maximum of 250,000 shares of Homestake Common Stock (subject to certain adjustments as described below). Each share of Homestake Common Stock subject to the Plan will include one Homestake Right. The Plan provides as follows:

1. Outside Directors are expected to own Homestake Common Stock equal in value to approximately three times the annual retainer for Outside Directors (currently $16,000), with the ownership amount to be achieved over a period of not in excess of five years. Shares subject to vested Share Rights described below are considered in determining whether an Outside Director has achieved the targeted level of stock ownership (Article 1).


2. Under the Plan, the annual retainer for Outside Directors, as determined from time to time by the Homestake Board ("Annual Retainer"), will be paid 50% in cash and 50% in unrestricted Homestake Common Stock that will be immediately transferable. Under the Deferred Compensation Plan described above, Outside Directors also will be permitted to defer receipt of any part of the cash and stock portion of the Annual Retainer. The cash component of the deferred compensation will earn interest at the rate described above. The stock component will be credited to a deferred stock account under the Deferred Compensation Plan, and the deferred stock account will be credited from time to time with amounts equal to dividends and other distributions paid on outstanding Homestake Common Stock. At the time benefits are paid under the Deferred Compensation Plan, the cash component of the deferred compensation will be payable in cash and the stock component of the deferred compensation will be payable in cash or stock at the election of the Outside Director (Article 6). The Plan does not apply to the annual retainer for committee chairmen, or to meeting fees, which will continue to be paid in cash.


3. Outside Directors also will have the option to take any part of the 50% cash component of the Annual Retainer in unrestricted Homestake Common Stock. To the extent the amount otherwise payable in cash is taken in Homestake Common Stock, there will be an additional 25% increase in the amount of Homestake Common Stock payable in lieu of cash (the "Additional Stock"). The Additional Stock will be "restricted stock" (Article 6). Except as hereafter provided, restrictions will lapse with respect to 50% of the Additional Stock after one year, restrictions will lapse with respect to another 25% of the Additional Stock after two years, and restrictions will lapse with respect to the remaining 25% of the Additional Stock after three years. Additional Stock will accrue dividends, which will be payable at the time the Additional Stock vests. The Outside Director must continue to be a director at the time of vesting in order to receive the Additional Stock and accrued dividends thereon. However, the three year vesting requirement will lapse, and the Additional Stock will vest and (with accrued dividends) be payable immediately, if the director ceases to serve as a director by reason of death, disability, retirement at mandatory retirement age for directors (currently 70), or if the director ceases to serve as a director within one year following a "Change of Control." Under the Plan, "Change of Control" is defined as any of the following events: (i) Homestake is a party to a merger or combination under the terms of which less than 75% of the shares of the continuing publicly held company are owned by shareholders of Homestake immediately preceding such event; (ii) at least 75% of fair market value of Homestake's assets are sold; or (iii) at least 25% in voting power in election of directors of Homestake capital stock is acquired by any one person or "group" as that term is used in Rule 13d-5 under the Exchange Act.

4. New directors will receive a one-time Share Rights grant entitling them to receive 2,000 shares of Homestake Common Stock, with such shares to be distributed upon retirement. The one-time grant will be made retroactively to any Outside Director who joined the Homestake Board after January 1, 1997. Accordingly, if the Plan is adopted, one-time Share Rights for 2,000 shares will be granted to each of the following directors as of the following grant dates: Richard R. Burt (July 23, 1997), Jeffrey L. Zelms (July 23, 1997), Peter J. Neff (January 30, 1998), Paul McClintock (July 24, 1998) and Gerhard Ammann (September 25, 1998). The right to receive the shares subject to the one-time Share Rights grant will vest on the third anniversary of appointment to the Homestake Board. However, the three year vesting requirement will lapse and the shares subject to the one-time Share Rights grant will vest immediately if the director ceases to serve as a director by reason of death, disability, retirement at mandatory retirement age for directors, or if the director ceases to serve as a director within one year following a Change of Control.



5. The Directors' Share Rights program under the 1996 Plan will be terminated (Article 1). In lieu thereof, under the Plan each director in office at the end of each calendar year will receive an annual Share Rights grant on the following January 1st entitling him or her to receive 1,000 shares of Homestake Common Stock, with such shares to be distributed upon retirement. Shares subject to the annual Share Rights grant for any year will be pro-rated if the director served less than the full year. The right to receive the shares subject to the annual Share Rights grant will vest on the third anniversary of grant. However, the three year vesting requirement will lapse and the shares subject to the annual Share Rights grant will vest immediately if the director ceases to serve as a director by reason of death, disability, retirement at mandatory retirement age for directors, or if the director ceases to serve as a director within one year following a Change of Control (Article 8).


6. If any change is made to the outstanding shares of Homestake Common Stock, whether by reason of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares or other changes in corporate structure, the shares of Homestake Common Stock subject to the Plan and the related Share Rights will be adjusted to reflect the effect of such change on Homestake's capital structure to prevent the dilution of benefits thereunder (Article 3).

7. The Homestake Board may terminate the Plan at any time. In addition, the Homestake Board may amend the Plan to correct ambiguities or to clarify uncertainties, but the Homestake Board may not amend the Plan without stockholder approval if the amendment would (i) increase the maximum number of shares issuable under the Plan, (ii) modify the class of eligible participants, or (iii) increase the benefits accruing to participants under the Plan (Article 9).

    No participant will have any rights as a stockholder with respect to any shares subject to Share Rights until stock certificates with respect to such shares have been issued and delivered. Rights to receive shares under the Plan are not assignable or transferable other than by will or by the laws of descent and distribution or to a trust established for the benefit of the participant or in connection with the participant's estate planning or to the participant's family or household members (Article 11).

UNITED STATES FEDERAL TAX CONSEQUENCES

    The following is a general description of the United States federal income tax consequences to Outside Directors under the Plan. It does not purport to be complete. In addition, this general description does not discuss the applicability of the income tax laws of any state or foreign country.

    Except to the extent that an Outside Director elects to defer receipt of Homestake Common Stock, the Outside Director generally will recognize ordinary income on the date unrestricted Homestake Common Stock is granted. Such ordinary income will be in an amount equal to the fair market value of the Homestake Common Stock on the date of grant. Any gain or loss recognized upon the subsequent disposition of such stock will normally be a capital gain or loss, with the tax treatment being dependent on the amount of time the stock is held. Homestake will be entitled to a business expense deduction equal to the fair market value of the Homestake Common Stock on the dates of grant.

    To the extent that an Outside Director elects, in accordance with the Deferred Compensation Plan, to defer receipt of unrestricted Homestake Common Stock, the Outside Director generally will recognize ordinary income at the time benefits are paid from the Deferred Compensation Plan. The amount of the income at the time the benefits are paid generally will equal the fair market value of the cash or Homestake Common Stock at the time of distribution (plus any accrued, but previously unpaid dividends). Any gain or loss recognized upon the subsequent disposition of such stock will normally be a capital gain or loss, with the tax treatment thereof being dependent on the amount of time the stock is held. Homestake will be entitled to a business expense deduction at the same time that the Outside Director recognizes the income, and in the same amount.



    Outside Directors who are granted Additional Stock generally recognize no taxable income by reason of the grant. Outside Directors generally will recognize ordinary income on the date Additional Stock vests. Such ordinary income will be in an amount equal to the fair market value of the Homestake Common Stock on the date of vesting (and the amount of dividends paid in cash). Any gain or loss recognized upon the subsequent disposition of such stock will normally be a capital gain or loss, with the tax treatment being dependent on the amount of time the stock is held. Homestake will be entitled to a business expense deduction equal to the fair market value of the Homestake Common Stock on the vesting date.



    Outside Directors who are granted Share Rights generally recognize no taxable income by reason of the grant. Outside Directors generally will recognize ordinary income on the date shares are distributed with respect to such Share Rights. Such ordinary income will be in an amount equal to the fair market value of the Homestake Common Stock on the date of distribution. Any gain or loss recognized upon the subsequent disposition of such stock will normally be a capital gain or loss, with the tax treatment being dependent on the amount of time the stock is held. Homestake will be entitled to a business expense deduction equal to the fair market value of the Homestake Common Stock on the distribution date.


RESTRICTIONS ON RESALE

    Unless the Homestake Common Stock subject to the Plan has been registered or qualified under applicable securities laws, grants under the Plan may be subject to the requirement that the participants agree to acquire Homestake Common Stock under the Plan for investment and not with a view to resale or distribution, and otherwise in compliance with applicable laws.

    Under Section 16(b) of the Exchange Act, any "profit" deemed realized by a director of Homestake from any purchase and sale, or sale and purchase, of Homestake Common Stock within any period of less than six months (without regard to whether the purchase and sale involved the same shares) is recoverable by Homestake. Under applicable SEC rules, where a plan such as the Plan is approved by stockholders, any grant, award or other acquisition from the issuer is exempt from the application of Section 16(b). In addition, the acquisition of Homestake Common Stock is exempt from the application of Section 16(b) if six months have elapsed from the date of acquisition to the date of disposition, and the acquisition of Share Rights is so exempt if six months have elapsed from the date of acquisition to the date of disposition of the Share Rights or the underlying Homestake Common Stock.

OTHER OUTSIDE DIRECTORS' COMPENSATION

    If the Plan is approved by stockholders, the Homestake Board will continue to have the authority to determine the total amount of the Annual Retainer, the annual retainer for committee chairmen, the amount of meeting fees, and other non-stock compensation payable to directors. In addition, the Outside Directors' Retirement Plan will continue in effect, with the Homestake Board continuing to have the authority to determine any non-stock element thereof.

VOTE REQUIRED

    Approval of the 1998 Outside Directors' Stock Compensation Plan will require the affirmative vote of a majority of the shares present in person or by proxy, provided that the total votes cast on the proposal must represent more than 50% of all shares of Homestake Common Stock that are entitled to vote on the proposal. THE HOMESTAKE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 1998 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN. PROXIES SOLICITED BY THE HOMESTAKE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED ON THE FORM OF PROXY.

                             STOCKHOLDER PROPOSALS

    The 1999 annual meeting of stockholders will be held on May 11, 1999 unless the date is subsequently changed by the Homestake Board. To be considered for inclusion in the proxy statement for the 1999 annual meeting, proposals of stockholders should be received by Homestake no later than November 24, 1998. Such proposals should be directed to the Secretary of Homestake.

    Under Homestake's By-laws, any stockholder who intends to present any matter of business to be considered and voted upon at the 1999 annual meeting must give timely notice thereof, in writing, to the Secretary of Homestake. To be timely, such notice must be given on or after November 12, 1998 and on or before February 26, 1999.


                                By Order of the Homestake Board of
                                Directors


                                /s/ WAYNE KIRK
                                Wayne Kirk
                                SECRETARY


San Francisco, California
October 20, 1998

                                   EXHIBIT I
                            HOMESTAKE MINING COMPANY
                                    PROPOSED
                     RESTATED CERTIFICATE OF INCORPORATION

--------------------------------------------------------------------------------
FOR EDGAR FILING, LANGUAGE THAT WILL BE ADDED IS PRECEDED BY A "{" AND FOLLOWED BY A "}". LANGUAGE THAT WILL BE ELIMINATED IS PRECEDED BY A "<#>" AND FOLLOWED BY A "</#>".
--------------------------------------------------------------------------------

                            HOMESTAKE MINING COMPANY
  (MATERIAL PRESENTED IN BOLD ITALICS TYPE REFLECTS A PROPOSED ADDITION TO BE EFFECTED BY THE RESTATED CERTIFICATE. MATERIAL THROUGH WHICH A LINE HAS BEEN
                      DRAWN REFLECTS A PROPOSED DELETION.)


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            HOMESTAKE MINING COMPANY


    In accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, HOMESTAKE MINING COMPANY does hereby amend and restate its RESTATED Certificate of Incorporation. HOMESTAKE MINING COMPANY was incorporated under the name HOMESTAKE MINING CORPORATION, and the original Certificate of Incorporation was filed with the Secretary of State on November 28, 1983. This Restated Certificate of Incorporation was duly adopted by the Stockholders and the Board of Directors of the Company in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as amended.

    The text of the Restated Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

    ONE: The name of this corporation is

                           HOMESTAKE MINING COMPANY.

TWO: The address of the registered office of the Company in the State of Delaware is <#>100 West Tenth</#> {1209 ORANGE Street}, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

    THREE: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOUR: The total number of shares of all classes of stock which the Company is authorized to issue is <#>260,000,000</#> {460,000,001} shares. Of these, 250,000,000 450,000,000 shares shall be shares of common stock and the par value of each such share shall be $1.00 ("Common Stock"), <#>and</#> 10,000,000 shares shall be shares of preferred stock and the par value of each such share shall be $1.00 ("Preferred Stock"), {AND ONE SHARE SHALL BE A SHARE OF SPECIAL VOTING STOCK WITH CERTAIN VOTING RIGHTS AND THE PAR VALUE OF SUCH SHARE SHALL BE $1.00 ("SPECIAL VOTING STOCK").} The aggregate par value of all shares is
<#>260,000,000</#> {$460,000,001}.

    The number of shares of Preferred Stock authorized by this Article FOUR may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the <#>Common</#> {TOTAL VOTING POWER OF ALL OUTSTANDING SHARES OF THE COMMON STOCK AND SPECIAL VOTING} Stock of the Company and, subject to any limitation imposed in any resolution adopted by the Board of Directors providing for the issue of any particular series of Preferred Stock, the holders of Preferred Stock shall not be entitled to vote upon any such increase or decrease.

    {THE RECORD HOLDER OF THE SPECIAL VOTING STOCK SHALL NOT BE ENTITLED TO RECEIVE ANY DIVIDENDS OR OTHER DISTRIBUTIONS OR TO RECEIVE OR PARTICIPATE IN ANY DISTRIBUTION OF ASSETS UPON ANY VOLUNTARY OR INVOLUNTARY LIQUIDATION, DISSOLUTION OR WINDING UP OF THE COMPANY. EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW, AT EACH ANNUAL OR SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY THE RECORD HOLDER OF THE SPECIAL VOTING STOCK SHALL BE ENTITLED TO VOTE ON ALL MATTERS SUBMITTED TO A VOTE OF THE HOLDERS OF THE COMMON STOCK, VOTING TOGETHER WITH THE HOLDERS OF THE COMMON STOCK AS A SINGLE CLASS (EXCEPT AS OTHERWISE PROVIDED HEREIN OR BY APPLICABLE LAW), AND THE RECORD HOLDER OF THE SPECIAL VOTING STOCK SHALL BE ENTITLED TO CAST ON ANY SUCH MATTER A NUMBER OF VOTES EQUAL TO THE NUMBER OF EXCHANGEABLE SHARES ("EXCHANGEABLE SHARES") OF HOMESTAKE CANADA INC. AND ITS SUCCESSORS AT LAW, WHETHER BY MERGER, AMALGAMATION OR OTHERWISE, OUTSTANDING AS OF THE RECORD DATE FOR SUCH ANNUAL OR SPECIAL MEETING OF STOCKHOLDERS, WHICH ARE NOT OWNED BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY. AT SUCH TIME AS NO

EXCHANGEABLE SHARES (OTHER THAN EXCHANGEABLE SHARES OWNED BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY) SHALL BE OUTSTANDING AND THERE ARE NO SHARES OF STOCK, DEBT, OPTIONS OR OTHER AGREEMENTS WHICH COULD GIVE RISE TO THE ISSUANCE OF ANY EXCHANGEABLE SHARES TO ANY PERSON (OTHER THAN THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY), THE SHARE OF SPECIAL VOTING STOCK SHALL AUTOMATICALLY BE REDEEMED FOR $1.00, AND UPON ANY SUCH REDEMPTION OR OTHER PURCHASE OR ACQUISITION OF THE SPECIAL VOTING STOCK BY THE COMPANY THE SHARE OF SPECIAL VOTING STOCK SHALL BE DEEMED RETIRED AND CANCELED AND MAY NOT BE REISSUED.}

    FIVE: The Board of Directors shall have the authority, subject to limitations prescribed by law and the provisions of this Article FIVE, to determine and provide for the issuance of Preferred Stock in one or more series and to establish or alter the number of shares to be included in each such series, and to fix the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of the shares of each such series of Preferred Stock.

    The Board of Directors shall have the authority, subject to the limitations stated in any resolution or resolutions originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock.

    The authority of the Board of Directors with respect to each series shall include, but not be limited to, the authority to determine, by resolution or resolutions providing for the issue of shares of each series, the following: (1) the number of shares in and distinctive designation of each series; (2) the dividend rate on each series and whether dividends shall be cumulative; (3) the voting rights, if any, of the shares of each series in addition to those required by law, including the number of votes per share and any rights of the shares of each series to vote as a separate class in connection with any specified transaction or item of business; (4) whether each series shall have conversion privileges and, if so, the terms and conditions of such conversion;
(5) whether the shares of each series shall be redeemable and, if so, the terms and conditions of such redemption; (6) the rights of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company;
(7) whether each series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof; and (8) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series.
                            ------------------------

    DESIGNATION OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SUCH SERIES OF PREFERED STOCK.

    SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

    Section 1. DESIGNATION AND NUMBER OF SHARES. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"). The par value of each share of the Series A Preferred Stock shall be $1.00. The number of shares <#>initially</#> constituting the Series A Preferred Stock shall be <#>2,500,000</#> {4,500,000}; PROVIDED HOWEVER, that if more than a total of <#>2,500,000</#> {4,500,000} shares of Series A Preferred Stock shall be issuable upon the exercise of Rights issued pursuant to the Rights Agreement dated as of October 16, 1987, as amended, (the "Rights Agreement"), the Board of Directors of the
<#>Corporation</#> {COMPANY}, pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued be increased (to the extent that <#>the</#> {THIS RESTATED} Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

    Section 2.  DIVIDENDS OR DISTRIBUTIONS.

    (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock not by its terms ranking on a parity with, or junior to, the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the <#>Corporation</#> {COMPANY} legally available therefor, (1) quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, of $10 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the <#>Corporation</#> {COMPANY} shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the
<#>Corporation</#> {COMPANY} shall simultaneously pay or make on each outstanding share of Series A Preferred Stock a dividend or distribution in like kind of the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 100; PROVIDED, HOWEVER, that if at any time after November 2, 1987, the
<#>Corporation</#> {COMPANY} shall (i) declare or pay any dividend on the Common
Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and PROVIDED FURTHER, that if at any time after November 2, 1987, the <#>Corporation</#> {COMPANY} shall issue any shares of its capital stock in a reclassification or change of the outstanding shares of Common Stock (including any such reclassification or change in connection with a merger in which the <#>Corporation</#> {COMPANY} is the surviving corporation), then in each such event the Formula Number shall be appropriately adjusted to reflect such reclassification or change.

    (b) The <#>Corporation</#> {COMPANY} shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

    (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; PROVIDED, HOWEVER, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the first Quarterly Dividend Payment, shall be calculated as if cumulative from and after the March 1, June 1, September 1 or December 1, as the case may be, next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

    (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

    (e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

    Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

    (a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock <#>or stockholders generally</#> are entitled to vote, multiplied by the maximum number of votes which the holders of the Common Stock <#>or stockholders generally</#> then have with respect to such matter.

    (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the
<#>Corporation</#> {COMPANY} and on all other matters submitted to a vote of stockholders of the <#>Corporation</#> {COMPANY}.

    (c) If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the
<#>Corporation</#> {COMPANY} shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the <#>Corporation</#> {COMPANY}, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the <#>Corporation</#> {COMPANY}, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of

Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

    (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

    Section 4.  CERTAIN RESTRICTIONS.

    (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the <#>Corporation</#> {COMPANY} shall not

        (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

        (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation {COMPANY} may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the <#>Corporation</#> {COMPANY} ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock: or

        (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

    (b) The <#>Corporation</#> {COMPANY} shall not permit any subsidiary of the
<#>Corporation</#> {COMPANY} to purchase or otherwise acquire for consideration any shares of stock of the <#>Corporation</#> {COMPANY} unless the
<#>Corporation</#> {COMPANY} could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

    Section 5. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the <#>Corporation</#> {COMPANY}, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $75 per share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

    Section 6. CONSOLIDATION, MERGER, ETC. In case the <#>Corporation</#> {COMPANY} shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed.

    Section 7.  NO REDEMPTION; NO SINKING FUND.
    (a) The shares of Series A Preferred Stock shall not be subject to redemption by the <#>Corporation</#> {COMPANY} or at the option of any holder of Series A Preferred Stock; {PROVIDED, HOWEVER}, that the <#>Corporation</#> {COMPANY} may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

    (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

    Section 8. RANKING. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the <#>Corporation</#> {COMPANY}, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

    Section 9. FRACTIONAL SHARES. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is not smaller than one one-hundredth (l/l00th) of a share or any integral multiple of such fraction. In lieu of fractional shares, the <#>Corporation</#> {COMPANY}, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to issue certificates evidencing such authorized fraction of a share of Series A Preferred Stock or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the <#>Corporation</#> {COMPANY} and a depository selected by the <#>Corporation</#> {COMPANY}, provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Preferred Stock.

    Section 10. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the <#>Corporation</#> {COMPANY} in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article FIVE <#>of the Certificate of Incorporation</#> {HEREOF}.

    Section 11. AMENDMENT. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class.
                            ------------------------

    SIX: No holder of shares of stock of any class of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the Company or of any new or additional authorized stock of the Company of any class whatsoever, or of any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or for a consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the Board of Directors without offering to stockholders then of record or any class of stockholders any thereof upon any terms.

    SEVEN: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the by-laws of the Company.

    EIGHT: The number of directors of the Company shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the stockholders, or except as may be set forth in a certificate filed under
Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof.


    NINE: The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, as nearly equal in number of directors as possible, with the term of office of the directors of one class expiring each year. Each director shall be elected to serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected<#>; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the first annual meeting of stockholders next following the end of the calendar year 1984, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting of stockholders next following the end of the calendar year 1984, and the directors first elected to Class III shall serve for a term ending on the date of the third annual meeting of stockholders next following the end of the calendar year 1984.</#>


    In the event of any change in the authorized number of directors, the Board of Directors shall apportion any newly created directorships to, or reduce the number of directorships in, such class or classes as shall, so far as possible, equalize the number of directors in each class. If, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, any newly created directorships may be allocated to more than one class, the Board of Directors shall allocate them to the classes the terms of office of which are due to expire at the latest date following such allocation.

    Notwithstanding any of the foregoing, each director shall serve for a term continuing until the annual meeting of stockholders at which the term of the class to which he was elected expires and until his successor is elected and qualified or until his earlier death, resignation or removal.

    Any vacancies in the Board of Directors for any reason, including any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum; and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified.

    The provisions of this Article NINE shall be subject to the provisions of a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof.

    TEN: Except as may be set forth in a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof, a director may be removed from office only for cause, and only by the affirmative vote of the holders of a majority of <#>shares</#> {THE TOTAL VOTING POWER OF ALL OUTSTANDING SHARES OF STOCK OF THE COMPANY} entitled to vote at an election of directors and who would be entitled to vote for the election of a director to fill the vacancy created by such removal.

    ELEVEN: Elections of directors shall be by written ballot unless the by-laws of the Company shall otherwise provide.

    TWELVE: No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

    THIRTEEN: Special meetings of the stockholders of the Company for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors, the President, a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the by-laws of the Company, include the power to call such meeting, or by stockholders having not less than seventy-five percent (75%) of the total voting power of all outstanding shares of stock of the Company, and such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Restated Certificate of Incorporation or any amendment thereto, or any certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

    FOURTEEN: Except as may be set forth in a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof requiring a specified percentage of the voting power of any series of Preferred Stock created pursuant thereto, the approval or authorization of any "Business Combination" (as defined in Article FIFTEEN hereof) of the Company with any "Related Person" (as defined in Article FIFTEEN hereof) (i) shall require the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of stock of the Company having the right to vote in respect of such Business Combination, and (ii) also shall require the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock so entitled to vote held by stockholders other than such Related Person and its Affiliates and Associates (as defined in Article FIFTEEN hereof); provided, however, that the voting requirements provided by clauses (i) and (ii) above shall not be applicable if:

        (A) The Business Combination was approved by the Board of Directors of the Company prior to the time the Related Person in question first became a Related Person; or

        (B) The Business Combination was approved by the Board of Directors of the Company after the time the Related Person in question first became a Related Person, but only if such Related Person obtained the unanimous approval of the Board of Directors of the Company to his becoming a Related Person, which approval was obtained prior to his becoming a Related Person; or

        (C) The Business Combination is solely between the Company and another corporation, fifty percent (50%) or more of the voting stock of which is owned by the Company and none of which is owned by a Related Person, provided that each stockholder of the Company receives the same type of consideration in such transaction as every other stockholder of the same class in proportion to his stockholdings and each holder of Common Stock of the Company receives or retains Common Stock in the surviving corporation or in any other corporation which is a party to such Business Combination; or

        (D) All of the following conditions are satisfied:

           (1) The cash or fair market value of the property, securities or "Other Consideration To Be Received" (as defined in Article FIFTEEN hereof) per share by holders of Common Stock of the Company in the Business Combination is not less than the higher of (i) the highest per share price (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees) paid by such Related Person in acquiring any of its holdings of Common Stock of the Company or (ii) an amount which bears the same or a greater percentage relationship to the market price of the Common Stock of the Company immediately prior to the announcement of such Business Combination as the highest per share price determined in (i) above bears to the market price of the Common Stock of the Company immediately prior to the commencement of acquisition of the Common Stock of the Company by such Related Person, but in no event in excess of two times the highest per share price determined in (i) above;

           (2) After becoming a Related Person and prior to the consummation of such Business Combination, (i) such Related Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or upon compliance with the provisions of this Article FOURTEEN or as a result of a pro rata stock dividend or stock split or other recapitalization) and
       (ii) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company, or made any major changes in the business or equity capital structure of the Company; and


           (3) A proxy statement meeting the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, whether or not the Company is then subject to such requirements, shall be mailed to the stockholders of the Company for the purpose of soliciting stockholder approval of such Business Combination and shall contain, prominently displayed (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any Outside Directors, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of the terms of such Business Combination, from the point of view of the stockholders of the Company who are not Related Persons or their Affiliates or Associates (such investment banking firm to be engaged solely on behalf of the stockholders who are not Related Persons or their Affiliates or Associates, to be paid a reasonable fee for its services by the Company upon receipt of such opinion, to be an investment banking firm which has not previously been associated with any such Related Person and, if there are then any such directors, to be elected by a majority of the Continuing Directors and Outside Directors (as defined in Article FIFTEEN hereof)).


    FIFTEEN: As used in this Restated Certificate of Incorporation, the terms hereafter defined shall have the following meanings:

        (A) The terms "Affiliate" and "Affiliated with" shall mean, with respect to a specific Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

        (B) The term "Associate" shall mean, when used to indicate a relationship with any Person, (1) any corporation, partnership, association or other organization (other than the Company or a majority-owned subsidiary of the Company) of which such Person is an officer, partner or, directly or indirectly, Beneficial Owner of ten percent (10%) or more of any class of equity securities or other beneficial or voting interest, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (4) any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate of such Person serves as investment adviser.

        (C) A Person shall be considered the "Beneficial Owner" of any shares or other beneficial or voting interest (whether or not owned of record):

           (1) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares or interests and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares or interests;

           (2) Which such Person or Affiliate or Associate of such Person has
       (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

           (3) Which are Beneficially Owned within the meaning of (1) or (2) of this definition by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Company or any subsidiary of the Company or acquiring, holding or disposing of all or any Substantial Part of the assets or business of the Company or a subsidiary of the Company.

    For the purpose only of determining whether a Person is the Beneficial Owner of a percentage of outstanding shares of the Company specified in this Restated Certificate of Incorporation, such shares shall be deemed to include any shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this definition.

        (D) The term "Business Combination" shall mean (1) any merger or consolidation of the Company or a subsidiary of the Company with or into a Related Person, (2) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, in a single transaction or series of related transactions, of all or any Substantial Part of the assets of the Company (including, without limitation, any voting securities of a subsidiary) or of a subsidiary of the Company to a Related Person, (3) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company, (4) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, in a single transaction or series of related transactions, of all or any Substantial Part of the assets of a Related Person to the Company or a subsidiary of the Company, (5) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person, (6) the acquisition by the Company or a subsidiary of the Company of any securities of a Related Person, (7) any reclassification of Common Stock of the Company, or any recapitalization involving Common Stock of the Company, consummated within five (5) years after a Related Person becomes a Related Person, (8) any liquidation or dissolution of the Company proposed, directly or indirectly, by or on behalf of a Related Person, (9) any merger or consolidation of the Company proposed, directly or indirectly, by or on behalf of Related Person, unless the surviving or consolidated corporation, as the case may be, has provisions in its certificate of incorporation substantially identical to Articles FOURTEEN, FIFTEEN and SIXTEEN hereof, or (10) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination. A Business Combination with a Person shall be deemed to be a Business Combination with a Related Person if such Person is a Related Person at any of the following times: (i) the date any definitive agreement relating to a Business Combination is entered into or amended;
    (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination; and (iii) immediately prior to the consummation of a Business Combination.

        (E) The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Company immediately prior to the time that any Related Person involved in the proposed Business Combination first became a Related Person.

        (F) The term "Other Consideration To Be Received" shall include, without limitation, shares of stock of the Company retained by any of its stockholders other than a Related Person or its Affiliates or Associates in the event of a Business Combination with such Related Person in which the Company is the surviving entity.

        (G) The term "Outside Director" shall mean a director who is not (1) an officer or employee of the Company or any relative of an officer or employee, (2) a Related Person or an officer, director, employee, Associate or Affiliate of a Related Person, or a relative of any of the foregoing, or
    (3) a Person having a direct or indirect material business relationship with the Company.

        (H) The term "Person" shall mean any person, partnership, corporation, group or other entity (other than the Company, any subsidiary of the Company, or a trustee holding stock for the benefit of any of the employees of the Company or its subsidiaries, pursuant to one or more employee benefit plans or arrangements, but only in such capacity). When two or more persons act as a partnership, limited partnership, syndicate, joint venture, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, joint venture, association or group shall be deemed a "Person."

        (I) The term "Related Person" shall mean any Person which, together with any Affiliate or Associate, is the Beneficial Owner of ten percent (10%) or more of the outstanding Common Stock of the Company or of the outstanding voting stock of the Company or any Person which, together with any Affiliate or Associate, was at any time within the five (5) years preceding the date for such determination the Beneficial Owner of ten percent (10%) or more of the then outstanding Common Stock of the Company or of the outstanding voting stock of the Company.

        (J) The term "Substantial Part" shall mean more than ten percent (10%) of the total assets of the individual, corporation, partnership or other person or entity in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

    SIXTEEN: The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FOURTEEN, FIFTEEN and this SIXTEEN may not be amended, altered, changed or repealed in any respect if there is then a Related Person unless such amendment, alteration, change or repeal is approved (i) by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of the Company and (ii) also by the affirmative vote of the holders of not less than a majority of the total voting power of the Company other than a Related Person and any Affiliates and Associates of such a Related Person.

    SEVENTEEN: No director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. Any repeal or modification of the preceding sentence by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

    IN WITNESS WHEREOF, HOMESTAKE MINING COMPANY has caused this Restated Certificate of Incorporation to be signed by <#>Harry M. Conger</#>, {JACK E. THOMPSON, ITS CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER}, and attested by
<#>Howard C. Harvey</#> {WAYNE KIRK}, its Secretary, this <#>8th day of May,
1984</#> {  DAY OF     , 1998}.

                                HOMESTAKE MINING COMPANY

                                By
                                     -----------------------------------------
                                     <#>Harry M. Conger</#> {JACK E. THOMPSON}
                                     <#>Chairman of the Board and President</#>
                                      {CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER}

  ATTEST:

       -----------------------------------------
          <#>Howard C. Harvey</#> {WAYNE KIRK}
                       Secretary
  By

                                   EXHIBIT II
                            HOMESTAKE MINING COMPANY
                            1998 OUTSIDE DIRECTORS'
                            STOCK COMPENSATION PLAN

                            HOMESTAKE MINING COMPANY
                1998 OUTSIDE DIRECTORS' STOCK COMPENSATION PLAN

    The Plan was adopted by the Board on September 24, 1998, and will be submitted for approval by Homestake's stockholders at the next meeting of stockholders held after Board Approval. Contingent upon stockholder approval, the Plan is generally effective as of January 1, 1999, except as specified below in Article 8, relating to initial grants of Share Rights. Capitalized terms used herein shall have the meanings provided in Article 12.

                ARTICLE 1. SHARE OWNERSHIP POLICY; PLAN PURPOSE.

    It is hereby declared to be the policy of Homestake that Outside Directors are expected to own Shares equal in value to three times the amount of the Annual Retainer. Outside Directors are expected to achieve that level of ownership within five years from the later of (i) the effective date of the Plan or (ii) the date of election as a Director.


    The purpose of the Plan is to facilitate compliance with this share ownership policy and to promote the interests of Homestake by attracting and retaining qualified individuals who are neither employees nor officers of Homestake or a subsidiary to serve as directors of Homestake. The Plan is intended to further align the interests of outside directors with the interests of stockholders of Homestake, thereby promoting long-term growth and performance of Homestake. The Plan is intended to supersede Article 7 of the Homestake Mining Company Stock Option and Share Rights Plan--1996 and, on the date the Plan becomes effective, no further grants shall be made to Eligible Directors under that plan.


                           ARTICLE 2. ADMINISTRATION.

    The Plan shall be administered by the Board. The Board shall administer the Plan in accordance with the Plan and shall have all powers and discretion necessary or appropriate to administer the Plan, including but not limited to, the power to (a) interpret the Plan and (b) make all other decisions relating to the operation of the Plan. The Board may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Board's determinations under the Plan shall be final and binding on all persons. No member of the Board shall be liable for any action or decision made in good faith in connection with the exercise of the Board's duties under the Plan.

                    ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

    3.1 BASIC LIMITATION. Shares issued pursuant to the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares that may be issued under the Plan shall not exceed 250,000. The limitations of this Section 3.1 shall be subject to adjustment pursuant to
Section 3.3.


    3.2 AVAILABLE SHARES. If Restricted Shares or Share Rights are forfeited or terminate for any other reason before being exercised, then such Restricted Shares and Shares subject to such Share Rights shall again become available for Awards under the Plan. If cash is paid in lieu of the issuance of Shares, the number of Shares with respect to which such payment is made shall not again be available under the Plan.


    3.3 ADJUSTMENTS. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of Shares, merger, consolidation, rights offering, or any other change in the corporate structure or Shares of Homestake, the Board shall make such adjustment, if any, as it may deem appropriate in the number and kind of Shares authorized by the Plan, and in the number and value of Shares covered by Awards.

                     ARTICLE 4. PARTICIPATION IN THE PLAN.

    Only Eligible Directors are eligible to participate in the Plan.

                             ARTICLE 5. AGREEMENTS.

    All Awards shall be evidenced by an Agreement signed by the Eligible Directors and Homestake. Each Award shall be subject to the terms and conditions of the Plan and to such other terms and conditions as may be established by the Board.

                          ARTICLE 6. ANNUAL RETAINER.


    6.1 PORTION OF ANNUAL RETAINER PAYABLE IN SHARES. With respect to each Annual Service Period, each Eligible Director shall receive, in lieu of cash, unrestricted Shares having a Fair Market Value equal to 50% of his or her Annual Retainer. The number of Shares to be issued pursuant to Section 6.1 on each date that a part of the Annual Retainer is payable shall be determined by dividing 50% of the Annual Retainer that would otherwise have been paid in cash on each payment date (but for this Section 6.1) by the Fair Market Value of a Share on that date. The Shares shall be issued as soon as is reasonably possible after the dates on which the cash portion of the Annual Retainer is to be paid.


    6.2 ELECTION TO RECEIVE ADDITIONAL SHARES. Not later than ten Business Days prior to the first day of an Annual Service Period or, if later, the date on which an individual first becomes an Eligible Director, an Eligible Director may, by filing a written Annual Election with Homestake, direct Homestake to pay to such Eligible Director, in the form of unrestricted Shares, some or all of the cash portion of the Annual Retainer payable to such Eligible Director for the related Annual Service Period. Any Annual Election shall be effective for the entire Annual Service Period to which the Annual Election relates. The number of Shares to be issued pursuant to an Annual Election shall be determined by dividing the amount of the Annual Retainer that would otherwise have been paid in cash on each payment date (but for this Section 6.2) by the Fair Market Value of a Share on that date. Such Shares shall be issued as soon as is reasonably possible after the dates on which that portion of the Annual Retainer would have been paid in cash. If the Annual Retainer is increased during the Annual Service Period, Eligible Directors shall receive such increase in cash and not Shares, regardless of whether an Annual Election has been made.

    6.3 BONUS RESTRICTED SHARES. Each Eligible Director who has made an Annual Election pursuant to Section 6.2, shall also receive one Restricted Share for each four Shares issued pursuant to Section 6.2. The Restricted Shares shall be subject to the provisions of Article 7.

    6.4 ELECTION TO DEFER. Not later than ten Business Days prior to the first day of an Annual Service Period or, if later, the date on which an individual first becomes an Eligible Director, an Eligible Director may elect to defer, in accordance with the Homestake Deferred Compensation Plan, receipt of Shares to be issued pursuant to Sections 6.1 and 6.2 during the Annual Service Period to which the election relates. To the extent that any Eligible Director elects to defer the receipt of Shares, such number of deferred stock units shall be credited to the Eligible Director's Deferred Compensation Plan account, and such Deferred Compensation Plan account shall be credited with all dividends and distributions payable with respect to the number of Shares equal to that number of deferred stock units.

                     ARTICLE 7. TERMS OF RESTRICTED SHARES.

    7.1 RESTRICTIONS. The Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, except as otherwise specifically provided, prior to the lapse of the restrictions.


    7.2 ISSUANCE OF SHARES. Homestake shall cause each certificate representing Restricted Shares awarded hereunder to be deposited by Homestake with a custodian (which may be Homestake) to be designated by Homestake. In such event, Homestake shall cause such custodian to issue to the Eligible Director a receipt evidencing any stock certificates and accrued dividends thereon held or to be held by the custodian for the benefit of such Eligible Director. Upon lapse of the restrictions, Homestake shall cause the certificates and accrued dividends paid in respect of such Shares to be issued and paid to the Eligible Director.

    7.3 FORFEITURE. Restricted Shares shall be forfeited and shall be returned to Homestake and all rights of the Eligible Director to the Restricted Shares shall terminate without any payment of consideration by Homestake if the Eligible Director ceases to be a Director prior to the lapse of the restrictions.

    7.4 LAPSE OF RESTRICTIONS. The restrictions shall lapse in accordance with this section.

        (a) Restrictions shall lapse with respect to the first 50% of the Restricted Shares comprising an Award of Restricted Shares to an Eligible Director on the first anniversary of the Grant Date.

        (b) Restrictions shall lapse with respect to an additional 25% of such Restricted Shares on the second anniversary of the Grant Date.

        (c) Restrictions shall lapse with respect to the final 25% of such Restricted Shares on the third anniversary of the Grant Date.

        (d) In the event that an Eligible Director ceases to be a Director prior to the lapse of restrictions as described above within one year following a Change of Control, or by reason of death, disability, or retirement at mandatory retirement age for Directors, the restrictions on all Restricted Shares (and accrued dividends thereon) awarded to such Eligible Director shall lapse on the date the Eligible Director ceases to be an Director.

        (e) The Board shall have the authority to accelerate the time at which the restrictions will lapse or to remove any of such restrictions whenever it decides, in its sole discretion, that, by reason of changes in applicable law or other material changes in circumstances arising after the date of the Award, such action is in the best interests of Homestake and equitable to the Eligible Director.

    7.5 VOTING RIGHTS. Prior to lapse of the restrictions on Restricted Shares, Eligible Directors shall not have any right to vote with respect to those Restricted Shares, unless otherwise provided in the Agreement.

    7.6 DIVIDENDS. Prior to lapse of the restrictions, dividends and other distributions shall be credited to Restricted Shares, but not paid to Eligible Directors, unless otherwise provided in the Agreement. After lapse of the restrictions, Eligible Directors shall be entitled to receive all dividends and other distributions accrued since the Grant Date with respect to such Restricted Shares, unless otherwise provided in the Agreement.

    ARTICLE 8. INITIAL GRANTS OF SHARE RIGHTS; ANNUAL GRANTS OF SHARE RIGHTS

    8.1 INITIAL GRANT OF SHARE RIGHTS. Effective January 1, 1997, upon first being elected to the Board, each Eligible Director shall be granted Share Rights providing for the issuance of 2,000 Shares. For purposes of Section 8.4, the date of election to the Board shall be the Grant Date for Eligible Directors elected between January 1, 1997 and the effective date of the Plan.


    8.2 ANNUAL GRANT OF SHARE RIGHTS. Effective January 1, 1999, on the first day of each Annual Service Period, each Eligible Director shall be granted Share Rights providing for the issuance of 1,000 Shares attributable to services performed during the preceding Annual Service Period. Annual Grants to Eligible Directors who were not Eligible Directors for the entire preceding Annual Service Period shall be prorated and rounded to the nearest whole Share based on the number of days actually served as an Eligible Director during such Annual Service Period.



    8.3 FORFEITURE. Share Rights shall be canceled if the Eligible Director ceases to be a Director before the lapse of the restrictions.


    8.4 LAPSE OF RESTRICTIONS. The restrictions imposed on Share Rights shall lapse upon the earlier of: (i) the third anniversary of the Grant Date, (ii) the date the Eligible Director ceases to be a Director within one year following a Change of Control, or (iii) the date the Eligible Director ceases to be a Director by reason of death, disability, or retirement at mandatory retirement age for Directors.

    8.5 PAYMENT OF SHARE RIGHTS. If the restrictions imposed on an Eligible Director Share Right lapse, the Shares to which such Share Right relates shall be issued to the Eligible Director as soon as reasonably possible after the date the Eligible Director ceases to be a Director.

                 ARTICLE 9. PLAN TERM; AMENDMENT; TERMINATION.

    9.1 PLAN TERM. The Plan shall be effective upon approval at the next meeting of stockholders held after Board Approval. Unless terminated sooner in accordance with Section 9.2, no Award may be granted after the earlier of (i) December 31, 2008, or (ii) the date on which all Shares (or Share Rights in respect thereof) available for issuance under the Plan have been issued or canceled pursuant to the exercise or surrender of Awards under the Plan.

    9.2 AMENDMENT OR TERMINATION. Except as hereafter provided, the Board may, at any time and for any reason, amend or terminate the Plan. The foregoing notwithstanding, any amendment of the Plan shall be subject to the approval of Homestake's stockholders to the extent required by applicable laws, regulations or rules, or to the extent any such amendment shall (i) increase the maximum number of Shares issuable under the Plan (except in accordance with Section 3.3), (ii) increase the benefits accruing to Eligible Directors, or (iii) modify the eligibility requirements for Awards. No Awards shall be granted under the Plan after the termination of the Plan. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

               ARTICLE 10. REGULATORY APPROVAL, REGISTRATION, AND
                              INVESTMENT PURPOSE.

    10.1 REGULATORY APPROVAL. The implementation of the Plan, the issuance of Restricted Shares and the granting of any Share Rights shall be subject to Homestake's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, and the Shares issued pursuant to it.

    10.2 REGISTRATION. The Plan, the Shares subject thereto, and the Share Rights granted thereunder may, in the discretion of the Board, be registered under the Securities Act and under the securities laws of any state, province or country. Unless the Share Rights or the Shares shall have been registered under the Securities Act, each grant of Share Rights and each grant of Shares shall be for investment and not with a view to resale or distribution of such Shares contrary to any applicable securities laws. As a condition to the issuance of any Shares which are not registered under such Act, the Eligible Director and his or her legal representative, executor, administrator, heir or legatee, as the case may be, receiving such Shares shall deliver to Homestake a writing, in form and substance satisfactory to Homestake and its counsel, implementing such agreement.

                           ARTICLE 11. MISCELLANEOUS.


    11.1 NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Director of Homestake, an Affiliate or any other person. Homestake reserves the right to terminate the service of any Director in accordance with Homestake's Certificate of Incorporation, its By-laws or applicable law.


    11.2 SHAREHOLDERS' RIGHTS. Except as otherwise provided in an Agreement, an Eligible Director shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by an Award prior to the issuance of a stock certificate for such Shares and delivery thereof to such Director.

    11.3 RULE 16B-3. Homestake intends that, with respect to persons subject to Section 16 of the Exchange Act, this Plan and the issuance of Restricted Shares, Share Rights and Shares issued on account of Share Rights will qualify under Rule 16b-3 promulgated thereunder. So long as Homestake has any class of equity securities registered under the Exchange Act, to the extent required to avoid application of Section 16(b) of the Exchange Act to an acquisition of Shares, any equity security, as defined in the

Exchange Act or the rules and regulations thereunder, granted pursuant to the Plan, must be held for six months from the Grant Date, and in the case of any derivative security (as defined in the rules and regulations promulgated under Section 16) offered pursuant to the Plan, at least six months must elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, except in the event of the death or disability of the holder thereof. If any provision of the Plan or an Agreement requires modification to comply with the requirements of Section 16 and the rules thereunder, the Board may waive, amend or modify the Plan or the Agreement accordingly. To the extent that any provision of this Plan or action by the Board fails to comply with the Section 16 rules, it shall be null and void to the extent permitted by law and deemed advisable by the Board.


    11.4 TRANSFERABILITY. Restricted Shares and rights to dividends thereon (prior to lapse of restrictions thereon) and Share Rights granted under the Plan shall not be transferable other than by will or the laws of descent or distribution; provided, however, to the extent permitted by Rule 16b-3 or any successor rule, an Agreement with respect to Restricted Shares and Share Rights may permit transfers, (i) in connection with an Eligible Director's estate plan, to (a) an Eligible Director's family members, (b) a trust for the benefit of the Eligible Director or the Eligible Director's family members, or (c) other members of the Eligible Director's household, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.


    11.5 GOVERNING LAW. The Plan and all Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.


    11.6 PAYMENT OF TAXES. Homestake shall have the right to require, prior to the issuance or delivery of any Shares or dividends thereon, payment by an Eligible Director of any taxes required by law with respect to the issuance or delivery of such Shares or dividends. With respect to tax withholding required upon the grant of Shares, upon the lapse of restrictions on Restricted Shares, or upon any other taxable event arising out of or as a result of any grant or Award made hereunder, Eligible Directors may elect to satisfy the withholding requirement, in whole or in part, by tendering previously-owned Shares or by having Homestake withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, and signed by the Eligible Director.


    11.7 COSTS. Homestake shall bear all expenses incurred in administering the Plan, including expenses related to the award and issuance of Shares, Restricted Shares and Share Rights.

    11.8 FRACTIONAL SHARES. In all instances, cash shall be paid in lieu of fractional Shares in an amount equal to the Fair Market Value of the fractional Shares on the date the fractional Shares would otherwise be payable.

                            ARTICLE 12. DEFINITIONS.

    12.1 GENERAL DEFINITIONS. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following meanings:

    "Agreement" means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

    "Annual Election" means an irrevocable election made in accordance with
Section 6.2.

    "Annual Retainer" means the annual retainer to be paid by Homestake to an Eligible Director with respect to an Annual Service Period, at the rates determined by the Board in advance of such period.

    "Annual Service Period" means an annual period determined by the Board, which annual period shall be January 1 through December 31 or such other annual period as may be designated from time to time by the Board of Directors.

    "Award" means any award of Shares, Restricted Shares or Share Rights under the Plan.

    "Board" means Homestake's Board of Directors, as constituted from time to time.

    "Change in Control" means the occurrence of any of the following events:

        (a) Homestake is a party to a merger or combination under the terms of which less than 75% of the shares in the resulting or continuing publicly-held company are owned by the shareholders of Homestake immediately preceding such event; or

        (b) At least 75% in fair market value of Homestake's assets are sold; or

        (c) At least 25% in voting power in election of Directors of Homestake's capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Exchange Act.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Director" means a member of the Board.

    "Eligible Director" means a Director who is not an employee of Homestake or any of its subsidiaries or affiliates. Directors emeritus shall not be eligible to participate.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means the fair market value of Shares, determined by the Board, in its sole discretion.

    "Grant Date" means, with respect to an Award, the date that the Award is deemed granted under the Plan. Within a reasonable time thereafter, Homestake will execute and deliver an Agreement to the Eligible Director.


    "Homestake" means Homestake Mining Company, a Delaware corporation.


    "Plan" means this Homestake Mining Company 1998 Outside Directors' Stock Compensation Plan, as it may be amended from time to time.

    "Restricted Share" means a Share which is subject to the restrictions set forth in Section 7.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Share" means one share of the common stock of Homestake.

    "Share Right" means the right to acquire a Share for no consideration.

    12.2 OTHER DEFINITIONS. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in an Agreement.


    IN WITNESS WHEREOF, HOMESTAKE MINING COMPANY has executed this Plan as of
  -  , 1998.



                                HOMESTAKE MINING COMPANY

                                By:
                                     -----------------------------------------
                                     Wayne Kirk
                                     VICE PRESIDENT, GENERAL COUNSEL AND
                                     SECRETARY

                                   SUPPLEMENT
                                       TO
                            HOMESTAKE MINING COMPANY
                                PROXY STATEMENT
                                      AND
                           PRIME RESOURCES GROUP INC.
                        MANAGEMENT INFORMATION CIRCULAR


    The information concerning Homestake contained in this Supplement has been provided by Homestake and its affiliates and advisors. Prime has no employees. HCI, a wholly-owned subsidiary of Homestake, provides all management and administrative services for Prime. Consequently, historical information about Prime has been prepared by Homestake. Such information has been reviewed by independent advisors to the Prime Special Committee. Information set out under the headings "The Arrangement--Prime Special Committee," "--Recommendation of the Prime Board," "--RBCDS Valuation and Fairness Opinion" and "--Reports of Prime Special Committee Technical Advisor" has been provided by Prime, the Prime Special Committee and their advisors. Information concerning Homestake after the completion of the Arrangement, including pro forma financial information, has been prepared by Homestake.



    In this Supplement, unless otherwise indicated, Homestake financial information (including pro forma information) is presented in United States dollars ("US$") and Prime financial information is presented in Canadian dollars ("C$"). The Homestake Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with U.S. GAAP. The Prime Financial Statements have been prepared in accordance with Canadian GAAP which, as applied to Prime, conforms in all material respects with U.S. GAAP, except as described in the notes to the Prime Financial Statements.


    In April 1998, Homestake acquired Plutonic Resources Limited, the third largest gold mining company in Australia. The information in this Supplement reflects the completion of that transaction.

    CAPITALIZED TERMS ARE DEFINED IN THE GLOSSARY, WHICH IS ATTACHED AS APPENDIX A TO THIS SUPPLEMENT.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
SUMMARY...................................................................   S-5
  The Arrangement.........................................................   S-5
  Comparative Stock Prices and Premium to Prime Shareholders..............   S-7
  The Companies...........................................................   S-8
  Recent Developments.....................................................  S-11
  Prime Special Committee.................................................  S-11
  Recommendation of the Prime Board.......................................  S-12
  RBCDS Valuation and Fairness Opinion....................................  S-12
  Reports of Prime Special Committee Technical Advisor....................  S-13
  Homestake's Reasons for the Arrangement; Recommendation of the Homestake
    Board.................................................................  S-13
  Homestake After the Arrangement.........................................  S-14
  Risk Factors............................................................  S-14
  Canadian Federal Income Tax and United States Federal Income Tax
    Considerations........................................................  S-14
  Eligibility for Investment in Canada of HCI Exchangeable Shares and
    Homestake Common Stock................................................  S-15
  Accounting Treatment....................................................  S-15
  Interests of Certain Persons in the Arrangement.........................  S-16
  Conditions to the Arrangement...........................................  S-16
  Termination.............................................................  S-16
SELECTED FINANCIAL AND OTHER DATA.........................................  S-17
  Prime Selected Historical Financial Data (Canadian GAAP)................  S-17
  Prime Selected Operating Data...........................................  S-18
  Prime Selected Historical Financial Data (U.S. GAAP)....................  S-19
  Homestake Selected Consolidated Historical Financial Data...............  S-20
  Homestake Selected Operating Data.......................................  S-22
  Unaudited Pro Forma Selected Financial Data.............................  S-23
COMPARATIVE PER SHARE DATA................................................  S-24
RISK FACTORS..............................................................  S-25
  Risks Inherent in Gold Exploration, Development and Production..........  S-25
  Risks of Gold and Silver Price Fluctuations and Hedging Activities......  S-25
  Risks Associated with Reserve Realization...............................  S-26
  Risks of Government Regulation of Mining................................  S-27
  Risks of Currency Fluctuations..........................................  S-27
  Risks of Native Title Claims............................................  S-27
  Dilution; Absence of Shareholder Approval with Respect to Future
    Issuances.............................................................  S-29
CAUTIONARY STATEMENTS.....................................................  S-30
  Reserves................................................................  S-30
  Estimates of Production.................................................  S-31
  Estimates of Operating Costs and Capital Costs; Capital Projects........  S-31
  Taxes...................................................................  S-32
EXCHANGE RATE OF CANADIAN AND US DOLLARS..................................  S-33

                                                                            PAGE
                                                                            ----
PRICE RANGE AND TRADING VOLUME OF PRIME COMMON SHARES AND HOMESTAKE COMMON
  STOCK; DIVIDENDS........................................................  S-34
  Price Ranges and Trading Volumes........................................  S-34
  Comparative Stock Prices and Premium to Prime Shareholders..............  S-35
  Dividends...............................................................  S-35
THE ARRANGEMENT...........................................................  S-38
  General.................................................................  S-38
  Background of the Combination...........................................  S-39
  Prime Special Committee.................................................  S-41
  Recommendation of the Prime Board.......................................  S-45
  RBCDS Valuation and Fairness Opinion....................................  S-45
  Prior Valuations........................................................  S-47
  Reports of Prime Special Committee Technical Advisor....................  S-48
  Homestake's Reasons for the Transaction; Recommendation of the Homestake
    Board.................................................................  S-50
  Homestake After the Arrangement.........................................  S-53
  Interests of Certain Persons in the Arrangement.........................  S-53
  Agreements with Homestake...............................................  S-55
  The Special Meetings....................................................  S-55
  Dissenters' Rights......................................................  S-56
  Court Approval of the Arrangement and Completion of the Arrangement.....  S-57
  Accounting Treatment....................................................  S-58
  Stock Exchange Listings.................................................  S-59
  Future Issuance of Authorized Shares....................................  S-59
  Description of Homestake Common Stock...................................  S-60
  Possible Effect of Increase in Authorized Shares........................  S-61
THE ARRANGEMENT AGREEMENT.................................................  S-62
  Completion of the Arrangement...........................................  S-62
  Representations and Warranties..........................................  S-62
  Covenants...............................................................  S-62
  Conditions..............................................................  S-63
  Termination.............................................................  S-64
MECHANICS OF THE ARRANGEMENT..............................................  S-64
  Plan of Arrangement.....................................................  S-64
  HCI Exchangeable Shares.................................................  S-65
  Retraction, Redemption and Call Rights..................................  S-66
  Trust Agreement.........................................................  S-68
PRIME RESOURCES GROUP INC.................................................  S-69
  Background..............................................................  S-69
  Business and Property Description.......................................  S-69
  Ore Reserves and Mineralized Material...................................  S-73
  Exploration and Investment..............................................  S-74
  Credit Facilities.......................................................  S-75
  Hedging and Currency Management.........................................  S-75

                                                                            PAGE
                                                                            ----
  Environment and Permits.................................................  S-75
  Employees...............................................................  S-76
  Legal Proceedings.......................................................  S-76
HOMESTAKE MINING COMPANY..................................................  S-77
  Background..............................................................  S-77
  Significant 1998 Developments...........................................  S-78
  Statistical Summary.....................................................  S-79
  Business and Property Description.......................................  S-83
  Mineral Exploration and Development.....................................  S-114
  Information on Reserves.................................................  S-116
  Environmental Matters...................................................  S-117
  Employees...............................................................  S-122
  Legal Proceedings.......................................................  S-123
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...........  S-124
COMPARATIVE PER SHARE DATA................................................  S-131
HOMESTAKE MANAGEMENT......................................................  S-132
  Directors...............................................................  S-132
  Executive Officers......................................................  S-135
HOMESTAKE EXECUTIVE COMPENSATION..........................................  S-137
  Compensation of Directors...............................................  S-137
  Compensation of Executive Officers......................................  S-138
  Stock Option Plans......................................................  S-140
  Retirement Programs.....................................................  S-141
  Severance Agreements....................................................  S-143
  Performance Graph.......................................................  S-144
  Compensation Committee Report...........................................  S-145
DESCRIPTION OF HOMESTAKE CAPITAL STOCK....................................  S-150
  Homestake Common Stock..................................................  S-150
  Homestake Preferred Stock...............................................  S-150
  Special Voting Stock....................................................  S-150
  "Fair Price" Charter Provision..........................................  S-150
  Homestake Rights Agreement..............................................  S-152
DESCRIPTION OF HCI SHARE CAPITAL..........................................  S-153
  HCI Exchangeable Shares.................................................  S-153
  HCI Common Shares.......................................................  S-153
  HCI Preference Shares...................................................  S-153
  HCI Rights Agreement....................................................  S-154
RESALE OF HCI EXCHANGEABLE SHARES AND HOMESTAKE COMMON STOCK RECEIVED IN
  THE ARRANGEMENT.........................................................  S-155
  United States...........................................................  S-155
  Canada..................................................................  S-155
  Ongoing HCI Obligations.................................................  S-155

                                                                            PAGE
                                                                            ----
TAX CONSIDERATIONS TO PRIME SHAREHOLDERS..................................  S-156
  Canadian Federal Income Tax Considerations to Prime Shareholders........  S-156
  United States Federal Tax Considerations to Prime Shareholders..........  S-164
PRINCIPAL HOLDERS OF HOMESTAKE COMMON STOCK...............................  S-171
  Ownership of Common Stock by Homestake's Management.....................  S-171
  Security Ownership of Certain Beneficial Owners of Homestake............  S-172
PRINCIPAL HOLDERS OF PRIME COMMON SHARES..................................  S-173
COMPARISON OF SHAREHOLDERS' RIGHTS........................................  S-174
  Vote Required for Ordinary Transactions; Quorum.........................  S-174
  Vote Required for Extraordinary Transactions............................  S-175
  Transactions Involving Shareholders, Officers or Directors..............  S-176
  Dissenters' Rights......................................................  S-178
  Director Liability......................................................  S-179
  Indemnification and Insurance...........................................  S-180
  Examination of Corporate Records........................................  S-181
  Director Qualifications ................................................  S-182
  Removal of Directors; Filling Vacancies on the Board of Directors.......  S-182
  Special Meeting of Stockholders.........................................  S-182
  Amendments to Charter Documents.........................................  S-183
  Oppression Remedy.......................................................  S-184
  Fiduciary Duties of Directors...........................................  S-184
  Derivative Actions......................................................  S-185
INDEPENDENT ACCOUNTANTS...................................................  S-185
LEGAL MATTERS.............................................................  S-186
AVAILABLE INFORMATION.....................................................  S-186


APPENDICES
  Appendix A --    Glossary and Certain Measurements...................................        A-1
  Appendix B --    Arrangement Agreement...............................................        B-1
  Appendix C --    Plan of Arrangement.................................................        C-1
  Appendix D --    HCI Exchangeable Share Provisions...................................        D-1
  Appendix E --    Voting, Support and Exchange Trust Agreement........................        E-1
  Appendix F --    Arrangement Resolution..............................................        F-1
  Appendix G --    Interim Order and Notice of Application for Final Order.............        G-1
  Appendix H --    Valuation and Fairness Opinion......................................        H-1
  Appendix  I --   Prime Financial Statements and Supplementary Data...................        I-1
  Appendix  J --   Homestake Consolidated Financial Statements and Supplementary
                     Data..............................................................        J-1
  Appendix  K --   Maps Showing Locations of Homestake and Prime Mines.................        K-1

                                    SUMMARY


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS SUPPLEMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE ARRANGEMENT, YOU SHOULD READ THIS ENTIRE SUPPLEMENT, INCLUDING THE APPENDICES. CAPITALIZED TERMS ARE DEFINED IN THE GLOSSARY CONTAINED IN APPENDIX A TO THIS SUPPLEMENT.


THE ARRANGEMENT

    Through its wholly-owned subsidiary HCI, Homestake owns 50.6% of the Prime Common Shares outstanding. If the Arrangement is completed, Homestake will acquire the remaining 49.4% of the Prime Common Shares. Pursuant to the Arrangement, Prime Shareholders (other than HCI and those Prime Shareholders who validly dissent) will have the option of exchanging each of their Prime Common Shares for either (i) 0.74 of a share of Homestake Common Stock or (ii) 0.74 of an HCI Exchangeable Share. Any Prime Shareholder that does not properly and timely elect to receive Homestake Common Stock will receive HCI Exchangeable Shares.

    No fractional HCI Exchangeable Shares and no fractional shares of Homestake Common Stock will be issued. In lieu of fractional shares, payment will be made in Canadian dollars to Prime Shareholders who receive HCI Exchangeable Shares and payment will be made in US dollars to Prime Shareholders who receive Homestake Common Stock.

    See "The Arrangement," "The Arrangement Agreement" and "Mechanics of the Arrangement--Plan of Arrangement." The Arrangement Agreement is attached as Appendix B and the Plan of Arrangement is attached as Appendix C to this Supplement.

    HCI EXCHANGEABLE SHARES

    Each HCI Exchangeable Share will entitle the holder to essentially the same economic rights and, indirectly, the same voting rights as one share of Homestake Common Stock.


    Holders of HCI Exchangeable Shares will receive from HCI dividends and other distributions that are equivalent to the dividends and other distributions paid on Homestake Common Stock but will not be entitled to share in any other dividends payable by HCI. Cash dividends will be paid in Canadian dollars.


    Pursuant to the Trust Agreement, holders of HCI Exchangeable Shares will be entitled to direct the exercise of voting rights with respect to Homestake as if they held an equivalent number of shares of Homestake Common Stock. They generally will not be entitled to vote on matters related to HCI.

    Holders of HCI Exchangeable Shares will be entitled to receive all reports and correspondence distributed by Homestake to Homestake Stockholders generally.

    See "Mechanics of the Arrangement--HCI Exchangeable Shares" and "--Trust Agreement--Voting Rights." The HCI Exchangeable Share Provisions are attached as Appendix D and the Trust Agreement is attached as Appendix E to this Supplement.

    EXCHANGE OF HCI EXCHANGEABLE SHARES FOR HOMESTAKE COMMON STOCK


    Holders of HCI Exchangeable Shares will have the right at any time to exchange each HCI Exchangeable Share for one share of Homestake Common Stock, plus the Additional Amount, if any. At any time on or after December 31, 2008 (subject to acceleration if there are fewer than 1,390,000 HCI Exchangeable Shares outstanding), HCI will have the right, but not the obligation, to redeem all HCI Exchangeable Shares then outstanding (other than those held by Homestake and its subsidiaries) for an equivalent number of shares of Homestake Common Stock, plus the Additional Amount, if any, in respect of each HCI Exchangeable Share. Homestake and HCH have the overriding right to purchase, for the same consideration, HCI Exchangeable Shares proposed to be exchanged by their holders or redeemed by HCI.


    See "Mechanics of the Arrangement--HCI Exchangeable Shares" and "--Retraction, Redemption and Call Rights."

    SHARES OUTSTANDING; SHARES TO BE ISSUED


    At October 20, 1998, there were a total of 76,073,913 Prime Common Shares outstanding, of which 38,491,008 shares were owned by HCI. At October 20, there were 211,210,972 shares of Homestake Common Stock outstanding. As a result of the Arrangement, it is expected that Homestake will issue, or reserve for issuance on exchange of HCI Exchangeable Shares, a total of approximately 27,811,300 additional shares of Homestake Common Stock, representing approximately 11.6% of the Homestake Common Stock outstanding after the Arrangement (approximately 11.1% on a fully-diluted basis).


    See "The Arrangement" and "Description of Homestake Capital Stock."

    STOCK EXCHANGE LISTINGS


    Homestake Common Stock is listed on the NYSE, the Australian Stock Exchange and the Swiss Stock Exchanges (Basel, Geneva and Zurich), and Homestake has made application to list the additional shares of Homestake Common Stock that will be issued in connection with the Arrangement on the NYSE. Application has been made to the TSE for the approval of the listing of the HCI Exchangeable Shares. Such approval, if granted, will be subject to the satisfaction of the customary requirements of the TSE, including minimum distribution requirements. If the distribution requirements of the TSE are not met, HCI will attempt to obtain a listing for the HCI Exchangeable Shares on another stock exchange in Canada.


    See "The Arrangement--Stock Exchange Listings."

    PRIME SHAREHOLDER APPROVAL


    The Arrangement Resolution must be approved by 75% of the votes cast by the holders of Prime Common Shares in person or by proxy at the Prime Special Meeting. Prime Common Shares held by HCI will be voted in favor of the Arrangement Resolution and will be considered in determining whether the Arrangement Resolution has been so approved.


    The Arrangement Resolution also must be approved by not less than two-thirds of the votes cast at the Prime Special Meeting by the Prime Minority Shareholders.


    The Prime Special Meeting will be held on December 1, 1998.


    See "The Arrangement--The Special Meetings--Prime" and "--Court Approval of the Arrangement and Completion of the Arrangement." The Arrangement Resolution is attached as Appendix F to this Supplement.

    HOMESTAKE STOCKHOLDER APPROVAL

    A majority of the shares of Homestake Common Stock outstanding on the Homestake Record Date must approve the adoption of the Restated Certificate. The Restated Certificate will (i) increase the authorized number of shares of Homestake Common Stock, (ii) increase the authorized number of shares of Series A Preferred Stock, (iii) create one share of Special Voting Stock and (iv) make certain technical changes, primarily relating to the Special Voting Stock.


    The Homestake Special Meeting will be held on December 1, 1998.


    See "The Arrangement--The Special Meetings--Homestake."

    COURT APPROVAL

    The Arrangement must be approved by the British Columbia Supreme Court.


    Prior to the mailing of the Prime Information Circular, Prime obtained the Interim Order providing for the calling and holding of the Prime Special Meeting and other procedural matters. Prime intends to make application to the British Columbia Supreme Court for the Final Order at 9:45 a.m. (Vancouver time) on December 2, 1998, being the first Business Day after the requisite approvals are expected to have been obtained from both the Homestake Stockholders and the Prime Shareholders. Issuance of the Final Order constitutes the British Columbia Supreme Court's approval of the Arrangement.

    See "The Arrangement--Court Approval of the Arrangement and Completion of the Arrangement." The Interim Order and the Notice of Application for Final Order are attached as Appendix G to this Supplement.

    EFFECTIVE DATE OF THE ARRANGEMENT

    The Arrangement will be effective upon the filing of the Final Order with the Registrar of Companies for British Columbia, which will occur as soon as practicable after the Final Order has been issued by the British Columbia Supreme Court.

    See "The Arrangement--Court Approval of the Arrangement and Completion of the Arrangement."

    DISSENTERS' RIGHTS

    The Company Act does not contain a provision requiring Prime to purchase Prime Common Shares from Prime Shareholders who dissent to the Arrangement Resolution. However, pursuant to the terms of the Interim Order and the Plan of Arrangement, Prime has granted a Dissent Right to Prime Shareholders who object to the Arrangement Resolution. The terms of the Dissent Right are set out in
Article 4 of the Plan of Arrangement.

    Homestake Stockholders have no right to dissent in respect of the Arrangement.

    See "The Arrangement--Dissenters' Rights."

COMPARATIVE STOCK PRICES AND PREMIUM TO PRIME SHAREHOLDERS


    Homestake publicly announced on May 25, 1998 its proposal to acquire each Prime Common Share not held by HCI for 0.675 of a share of Homestake Common Stock or 0.675 of an HCI Exchangeable Share. On September 11, 1998, Prime and Homestake announced that Homestake and the Prime Board had agreed on an increased Exchange Ratio of 0.74. The following table shows the closing prices for Homestake Common Stock on the NYSE and for Prime Common Shares on the TSE and Amex on May 22, 1998 (the last trading day before May 25, 1998, when the initial proposal was announced), on September 10, 1998 (the last trading day before the increase was announced) and on October 16, 1998.



                                                             HOMESTAKE
                                                              COMMON
                                                               STOCK      PRIME COMMON SHARES
                                                            -----------  ---------------------
                                                               NYSE         TSE        AMEX
                                                            -----------  ---------  ----------
May 22, 1998..............................................  US$   12.06  C$  10.50  US$   7.50
September 10, 1998........................................  US$   11.88  C$  11.80  US$   7.88
October 16, 1998..........................................  US$   12.56  C$  14.50  US$   9.13



    The following table shows the equivalent market price, in both US and Canadian dollars, on May 22, 1998 and October 16, 1998 for 0.74 of a share of Homestake Common Stock, being the Exchange Ratio of HCI Exchangeable Shares and Homestake Common Stock for each Prime Common Share, based on the closing prices of Homestake Common Stock on the NYSE on those days.



May 22, 1998.............................................  C$  12.93* US$  8.92
October 16, 1998.........................................  C$  14.34* US$  9.29


------------------------


* Canadian dollar amounts are calculated by multiplying the actual US dollar amounts by the Exchange Rate on the applicable dates.



    Based on the closing price of Prime Common Shares on May 22, 1998, the closing prices of Homestake Common Stock on May 22, 1998 and October 16, 1998, and the Exchange Rates on the applicable dates, the Arrangement offers a premium of 23.2% at May 22, 1998 and a premium of 36.6% at October 16, 1998 to the holders of Prime Common Shares.


    See "Price Range and Trading Volume of Prime Common Shares and Homestake Common Stock; Dividends."

THE COMPANIES

    PRIME RESOURCES GROUP INC.

    Prime engages in precious metals mining and related activities, including exploration, development, extraction and processing. Homestake has a 50.6% interest in Prime. Prime has no employees. HCI provides all management and administrative services in carrying on Prime's business and operating its mines. Prime's only operating properties are the Eskay Creek gold and silver mine and the Snip gold mine, both located in northwestern British Columbia. Prime is incorporated in British Columbia. Prime Common Shares are listed on the TSE, the VSE and Amex under the symbol "PRU." Prime's principal executive offices are located at 1100-1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 3P3 (telephone number: (604) 684-2345).

    The following table presents certain information regarding the Eskay Creek and Snip mines. Through its ownership of Prime, Homestake has a 50.6% interest in these mines.


                                                                                                  MINERALIZED
                                                                            RESERVES AT           MATERIAL AT
                                                                           DECEMBER 31,           DECEMBER 31,
                                                                               1997                   1997
                                                                           -------------    ------------------------
                                                                                                           WEIGHTED
                                          OWNERSHIP        1997              CONTAINED                     AVERAGE
                                           INTEREST     PRODUCTION            OUNCES         TONS(1)        GRADE
                                          ----------   -------------
GOLD MINES                                PERCENTAGE      OUNCES            (THOUSANDS)     (MILLIONS)     (OZ/TON)
----------------------------------------  ----------   -------------       -------------    ----------    ----------
The ESKAY CREEK MINE is located                 100       417,303(2)(3)            GOLD           0.4          GOLD
approximately 51 air miles north of                                               2,532                       0.587
Stewart, British Columbia. This                                                  SILVER                      SILVER
underground mine is one of Canada's                                             117,011                       11.97
highest-grade and lowest-cost
operations. Direct-shipped ore at Eskay
Creek is crushed and blended prior to
the sale to third-party smelters for
final processing. Construction of a new
gravity/flotation mill was completed in
November 1997. The mill improves profit
margins on some ore that otherwise would
have been direct-shipped to third-party
smelters, and allows for the treatment
of some lower grade ores that otherwise
could not be processed economically.

The SNIP MINE is an underground mine            100       115,644(2)                157        --             0.751
located approximately 56 air miles north
of Stewart, British Columbia. The Snip
mine is expected to close on or about
April 30, 1999.


------------------------

(1) All tons are presented in short tons of 2,000 pounds.

(2) Includes equivalent ounces of gold contained in ore and concentrates sold to smelters.

(3) Includes silver converted into equivalent ounces of gold at a ratio of 68.2 ounces of silver to one ounce of gold.

    See "Prime Resources Group Inc."

    HOMESTAKE MINING COMPANY

    Homestake engages principally in gold mining and related activities, including exploration, extraction, processing, refining and reclamation. Homestake produces gold bullion, its principal product, in the United States, Canada, Australia and Chile. Homestake is actively engaged in exploration in the United States, Canada, Australia, Eastern Europe, Argentina, Brazil, Chile and the Andean region of South America. In April 1998, Homestake completed the acquisition of Plutonic Resources Limited, the third largest gold mining company in Australia. Homestake is incorporated under Delaware law. Homestake Common Stock is listed on the NYSE under the symbol "HM," on the Australian Stock Exchange and on the Swiss Stock Exchanges (Basel, Geneva and Zurich). Homestake's principal executive offices are located at 650 California Street, San Francisco, California 94108-2788 (telephone number: (415) 981-8150).

    The following table presents certain information regarding Homestake's significant operating properties. The ownership interests and production amounts shown are Homestake's consolidated interests without reduction for minority interests. Reserves and mineralized material are Homestake's interests after reduction for minority interests.


                                                                                                  MINERALIZED
                                                                            RESERVES AT           MATERIAL AT
                                                                           DECEMBER 31,           DECEMBER 31,
                                                                               1997                   1997
                                                                           -------------    ------------------------
                                                                                                           WEIGHTED
                                          OWNERSHIP        1997              CONTAINED                     AVERAGE
                                           INTEREST     PRODUCTION            OUNCES         TONS(1)        GRADE
                                          ----------   -------------
GOLD MINES                                PERCENTAGE      OUNCES            (THOUSANDS)     (MILLIONS)     (OZ/TON)
----------------------------------------  ----------   -------------       -------------    ----------    ----------
UNITED STATES
The HOMESTAKE MINE, located in Lead,            100       397,299                 2,786          18.5         0.170
South Dakota, has operated for over 122
years and produced more than 39 million
ounces of gold. Operations consist of an
8,000 foot deep underground mine, a mill
and a refinery. Homestake is engaged in
a major restructuring that is expected
to substantially reduce production and
total cash costs per ounce at the
underground mine. The open-pit mine
closed in September 1998. Effective
September 30, 1998, Homestake reduced
the carrying value of the Homestake Mine
to zero.
The ROUND MOUNTAIN MINE is located in            25       119,959                 1,759          35.6         0.016
central Nevada, about 60 miles north of
Tonopah. The operation is one of the
largest heap leach gold mines in the
world. An 8,000 TPD gravity mill to
process higher-grade sulfide ores was
completed in October 1997.
The RUBY HILL MINE is located near              100        16,629                   687           7.2         0.073
Eureka in central Nevada. Production
commenced in the fourth quarter of 1997.
Ore from this open-pit mine is heap
leached. Production for 1998 is
estimated to be 110,000 ounces.
The MCLAUGHLIN MINE is located near             100       118,491                   845        --            --
Clear Lake in northern California.
Mining ceased in 1996 and processing of
stockpiled ore is expected to continue
until 2002.
The MARIGOLD MINE is located about 40          33.3        24,547                   168        --            --
miles southeast of Winnemucca, Nevada.
Mining is conducted by conventional
open-pit methods. The mine is primarily
a heap leach operation with intermittent
milling operations.
The PINSON MINE is located about 30              50        25,829                    65        --            --
miles northeast of Winnemucca, Nevada.
Mining is conducted by conventional
open-pit methods in several different
areas. Milling was suspended in February
1998, and all ore currently is processed
by heap leaching.
CANADA

The ESKAY CREEK MINE is located                 100       417,303(3)(4)            GOLD           0.2          GOLD
approximately 51 air miles north of                                               1,281                       0.587
Stewart, British Columbia. This                                                  SILVER                      SILVER
underground mine is one of Canada's                                              59,208                       11.97
highest-grade and lowest-cost
operations. Direct-shipped ore at Eskay
Creek is crushed and blended prior to
the sale to third-party smelters for
final processing. Construction of a new
gravity/flotation mill was completed in
November 1997. The mill improves profit
margins on some ore that otherwise would
have been direct-shipped to third-party
smelters, and allows for the treatment
of some lower grade ores that otherwise
could not be processed economically.(2)

The SNIP MINE is an underground mine            100       115,644(3)                 80        --             0.751
located approximately 56 air miles north
of Stewart, British Columbia. The Snip
mine is expected to close on or about
April 30, 1999.(2)
The WILLIAMS MINE, Canada's largest              50       201,098                 2,465           4.1         0.119
underground gold mine, is a modern,
low-cost mine located in the Hemlo Gold
Camp, immediately north of Lake Superior
near Marathon, Ontario.
The DAVID BELL MINE, which is adjacent           50       101,313                   804        --            --
to the Williams mine, is a smaller,
higher-grade underground mine. Included
with the David Bell mine is a Quarter
Claim royalty interest in a neighboring
mine. The David Bell mine is a modern
and low-cost operation.

                                                                                                  MINERALIZED
                                                                            RESERVES AT           MATERIAL AT
                                                                           DECEMBER 31,           DECEMBER 31,
                                                                               1997                   1997
                                                                           -------------    ------------------------
                                                                                                           WEIGHTED
                                          OWNERSHIP        1997              CONTAINED                     AVERAGE
                                           INTEREST     PRODUCTION            OUNCES         TONS(1)        GRADE
                                          ----------   -------------
GOLD MINES                                PERCENTAGE      OUNCES            (THOUSANDS)     (MILLIONS)     (OZ/TON)
----------------------------------------  ----------   -------------       -------------    ----------    ----------
AUSTRALIA
The consolidated surface and underground         50       425,914                 5,924         102.6         0.071
operations at KALGOORLIE comprise
Australia's largest gold mining complex.
During 1995, a US$90 million (100%
basis) mill expansion increased the
milling capacity at Kalgoorlie to 35,000
TPD and will allow for further expansion
of the Super Pit. In September 1998,
operations at the Mt Charlotte mine were
restructured due to a downturn in
economic performance and an accelerated
level of ground movement. The new plan
provides for a restricted level of
mining in low risk areas. Performance of
the Mt Charlotte mine will be monitored
during the year to assess continuation
of operations. Super Pit production will
be increased to offset the reduction.
Effective September 30, 1998, Homestake
reduced its carrying value of the Mt
Charlotte mine to zero.
The PLUTONIC MINE, located 110 miles            100       274,608                   567          26.7         0.222
from Meekatharra, is one of the largest
underground mines in Australia.
The DARLOT/CENTENARY MINE, located 70           100        65,153                 1,556           4.0         0.123
miles from Leonora, is an underground
mine. A decline has been driven from the
Darlot mine to access the recently
discovered Centenary orebody, where
development commenced in October 1997.
The LAWLERS MINE, located 75 miles from         100        87,481                   252           3.8         0.117
Leonora, is an open-pit mine, with
additional underground development
underway. Recent exploration success
will substantially increase reserves and
extend the life of this mine beyond the
year 2000.
The MT MORGANS MINE, located                     80        73,588                    91        --            --
approximately 30 miles from Laverton,
has ceased mining and is scheduled to
continue to process stockpiled ore until
the last quarter of 1998. Active
exploration continues on the Mt Morgan
tenements with very encouraging results
at the Just-in-Case prospect.
The PEAK HILL MINE, located 80 miles           66.7        33,104                    24        --            --
from Meekatharra, has ceased mining and
is scheduled to continue to process
stockpiled ore until June 1999. Active
exploration continues in the vicinity of
the mine.
CHILE
The AGUA DE LA FALDA MINE is located            100        31,417                   110           7.7         0.160
approximately 600 miles north of
Santiago. Ore from this underground mine
is heap leached. Mining commenced in
January 1997 and the first gold was
poured in April 1997. Annualized
production is currently at a rate of
approximately 40,000 ounces per year.(5)


                                           OWNERSHIP
                                           INTEREST                         RESERVES AT
                                          -----------                      DECEMBER 31,
SULFUR MINE                               PERCENTAGE    1997 PRODUCTION        1997
                                          -----------   ---------------   ---------------
The MAIN PASS 299 sulfur mine is located        16.7        SULFUR            SULFUR
in the Gulf of Mexico off the coast of                      315,964        10.7 million
Louisiana. In September 1997 Homestake                      tons(1)         tons(1)(6)
wrote off its entire remaining                                OIL               OIL
investment in the sulfur property. An                       458,078         1.5 million
oil reserve overlies the sulfur deposit.                    barrels         barrels(6)

----------------------------------
(1) All tons are presented in short tons of 2,000 pounds, except tons of sulfur, which are presented in long tons of 2,240 pounds.

(2) Homestake owns 50.6% of the Prime Common Shares outstanding. Homestake reports 100% of Eskay Creek and Snip production. Reserves and mineralized material amounts shown are Homestake's interest after reduction for the 49.4% minority interest.

(3) Includes equivalent ounces of gold contained in ore and concentrates sold to smelters.

(4) Includes silver converted into equivalent ounces of gold at a ratio of 68.2 ounces of silver to one ounce of gold.

(5) Homestake owns 51% of Agua de la Falda, S.A. Homestake reports 100% of Agua de la Falda production. Reserves and mineralized material amounts shown are Homestake's interest after reduction for the 49% minority interest.

(6) Reserve amounts are before royalties.

    See "Homestake Mining Company."

RECENT DEVELOPMENTS



    On October 2, 1998, Homestake announced that it planned to record nonrecurring charges totaling approximately US$167 million after tax (US$188 million pretax) in the 1998 third quarter. The most significant charges relate to the carrying values of the Homestake mine in South Dakota and the Mt Charlotte mine in Western Australia.



    At the Homestake mine, efforts are continuing to implement a revised operating plan to reduce cash costs to US$280 per ounce by the end of 1999. However, due to continuing low gold prices, Homestake will use a gold price of US$325 per ounce for determining its gold reserves at the end of 1998. On that basis, Homestake does not expect to recover its remaining investment in property, plant and equipment at this mine. The total amount of the write-down will be approximately US$76 million pretax, which will reduce the carrying value of the mine to zero. In addition, Homestake will record a provision for estimated environmental and related reclamation costs of US$35 million pretax. These adjustments will have no impact on current efforts at the Homestake mine to reduce production costs to the target level of US$280 per ounce.



    On September 15, 1998 Homestake and its joint venture partner, Normandy Mining Limited, announced a revised operating plan at their jointly owned Mt Charlotte mine. The mine has experienced a downturn in economic performance and an accelerated level of ground movement. The new plan provides for a restricted level of mining in low-risk areas of the mine. Homestake will record a pretax charge of US$38 million for severance, unrecovered capital and other costs related to the operation. This will reduce Homestake's carrying value for the Mt Charlotte mine to zero.



    Homestake also plans to reduce the carrying values of its investments in certain mining properties and marketable securities by approximately US$28 million before tax, including approximately US$20 million related to Homestake's 81% owned Lachlan Resources, which was acquired as part of the Plutonic Resources transaction in April 1998. Other miscellaneous charges and adjustments will total approximately US$11 million before tax.



    In addition to the foregoing nonrecurring charges, during the 1998 third quarter Homestake will report approximately US$17 million pretax in losses, primarily mark-to-market adjustments on its foreign currency protection program due to the decline in the values of the Australian and Canadian dollars in relation to the United States dollar.



    Preliminary financial results for Homestake for the 1998 third quarter are as follows:



Revenues..................................................  US$183 million

Net loss..................................................  US$(182) million

Net loss per share........................................  US$(0.86)



    Homestake expects to release 1998 third quarter results on or about October 26, 1998.


PRIME SPECIAL COMMITTEE

    The Prime Board appointed the Prime Special Committee to review, consider and report to the Prime Board on the terms of the proposed Arrangement. None of the members of the Prime Special Committee is an employee, insider, associate or affiliate of Prime or Homestake or of any of their respective associates or affiliates (other than by reason of being a director of Prime) nor has any member of the Prime Special Committee held any such position during the previous five years. Two of the members of the Prime Special Committee, Graham H. Scott and Alan J. Lenczner, and the respective law firms of which they are partners, have provided legal services to both Prime and Homestake during the previous five years.

    The Prime Special Committee undertook deliberate and full consideration of the Arrangement and retained RBCDS, a major Canadian investment dealer, to prepare a formal independent valuation and to provide an opinion as to whether the terms of the Arrangement are fair from a financial point of view to the Prime Minority Shareholders, both in accordance with Policy 9.1 and Policy Q-27, and to provide financial advice to the Prime Special Committee. See "The Arrangement--RBCDS Valuation and Fairness Opinion." Because all management and technical functions of Prime are carried out by Homestake or HCI, the Prime Special Committee also retained Roscoe Postle as its technical advisor to assess Prime's mineral properties. See "The Arrangement--Reports of Prime Special Committee Technical Advisor."

    BASED UPON THE VALUATION AND FAIRNESS OPINION, THE ROSCOE POSTLE REPORTS AND CERTAIN OTHER CONSIDERATIONS, THE PRIME SPECIAL COMMITTEE CONCLUDED THAT THE ARRANGEMENT IS FAIR TO THE PRIME MINORITY SHAREHOLDERS AND RECOMMENDED TO THE PRIME BOARD THAT IT RECOMMEND THAT PRIME MINORITY SHAREHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION.


    In arriving at its conclusions and formulating its recommendation, the Prime Special Committee considered fully all of the matters set out under "The Arrangement--Deliberations of the Prime Special Committee," including: (i) the procedures and approvals required and rights provided to protect the interests of the Prime Minority Shareholders; and (ii) the advantages and disadvantages to Prime and the Prime Minority Shareholders, including the benefits resulting from the combination of its operations with those of Homestake with its greater resources and greater diversification. However, the Prime Special Committee paid special attention to the fact that the Prime Minority Shareholders would not receive under the Arrangement, in consideration for their Prime Common Shares, a premium over the midpoint of the fair market value of the Prime Common Shares as determined by RBCDS in the Valuation. Notwithstanding this concern, the Prime Special Committee concluded, on balance, that in determining whether the Arrangement is fair to Prime Minority Shareholders, the negative factors that it considered were outweighed by the positive factors. In coming to such conclusion, the Prime Special Committee assigned, among the matters considered, relatively greater weight to the Valuation and Fairness Opinion, potential constraints on Prime's long-term growth prospects if the Arrangement is not completed (in view of Homestake's stated intention to maintain majority ownership of Prime and Homestake's advice that it does not favor international expansion of Prime's operating and exploration activities) and the fact that the shares of Homestake Common Stock that Prime Shareholders will receive in consideration for their Prime Common Shares under the Arrangement (assuming exchange of the HCI Exchangeable Shares) are relatively liquid and may be readily traded in the public market.


    See "The Arrangement--Prime Special Committee."

RECOMMENDATION OF THE PRIME BOARD

    THE PRIME BOARD HAS DETERMINED THAT THE ARRANGEMENT IS FAIR TO THE PRIME MINORITY SHAREHOLDERS AND RECOMMENDS THAT PRIME MINORITY SHAREHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION.

    See "The Arrangement--Recommendation of the Prime Board."

RBCDS VALUATION AND FAIRNESS OPINION

    RBCDS was instructed by the Prime Special Committee to (i) prepare a valuation of Prime and of the Homestake Common Stock and HCI Exchangeable Shares to be issued as consideration in exchange for Prime Common Shares under the Arrangement and (ii) provide an opinion as to whether the terms of the Arrangement are fair from a financial point of view to the Prime Minority Shareholders, both in accordance with Policy 9.1 and Policy Q-27.


    The Valuation and Fairness Opinion are attached as Appendix H to this Supplement. In its Valuation, RBCDS determined that the fair market value of Prime, as at September 4, 1998, was in the range of C$11.00 to C$13.25 per Prime Common Share and that the fair market value of the share consideration to be issued under the Arrangement, as at September 4, 1998, was approximately C$11.96 per Prime

Common Share based on a fair market value of US$10.56 per share of Homestake Common Stock (the 30-day average to September 4, 1998). RBCDS also determined that the fair market value of the Homestake Common Stock is an appropriate indicator of the expected fair market value of the HCI Exchangeable Shares. Accordingly, the range of implied exchange ratios based on the fair market values of the Prime Common Shares and the shares of Homestake Common Stock and HCI Exchangeable Shares, as determined by RBCDS, is 0.680 to 0.820. RBCDS also advised the Prime Special Committee in the Fairness Opinion that the terms of the Arrangement are fair from a financial point of view to the Prime Minority Shareholders.


    See "The Arrangement--RBCDS Valuation and Fairness Opinion."

REPORTS OF PRIME SPECIAL COMMITTEE TECHNICAL ADVISOR

    Roscoe Postle was engaged by the Prime Special Committee to review the methodology of ore reserve and resource estimates at the Eskay Creek mine and conduct an audit of such reserves and resources, report on the exploration potential and fair market value of Prime's exploration properties, and provide additional review and evaluation services.

    Roscoe Postle reported to the Prime Special Committee in the Roscoe Postle Reports that the ore reserve and resource estimates at the Eskay Creek mine as estimated by the Eskay Creek mine staff are reasonable. Roscoe Postle also reported that its audit checks yielded results that agreed well with the reported reserves. Roscoe Postle estimated that the total value of Prime's interests in the areas of the Eskay Creek property (other than the immediate mine area) and in Prime's other exploration properties was C$6,698,000.

    See "The Arrangement--Reports of Prime Special Committee Technical Advisor."

HOMESTAKE'S REASONS FOR THE ARRANGEMENT; RECOMMENDATION OF THE HOMESTAKE BOARD

    Homestake believes that the Arrangement will result in a number of benefits to Homestake and its stockholders, including the following:

    - The Arrangement will give Homestake 100% ownership of the Eskay Creek mine, a low-cost, high-quality mine.

    - It will add 2 million gold equivalent ounces of proven and probable reserves in a country with low political risk, increasing existing Homestake reserves at December 31, 1997 by approximately 10%.


    - It will give Homestake additional future equity production of approximately 200,000 gold equivalent ounces annually and reduce total cash cost per ounce of equity production. After taking the Arrangement into account, Homestake's total production is expected to be approximately
      2.3 million equivalent ounces of gold at a total cash cost of US$208 per ounce for 1999 (based on the exchange rates at October 16, 1998 of approximately A$1.00=US$0.6327 and C$1.00=US$0.6481).


    - It will unify Homestake's presence in Canada, simplify Homestake's corporate structure, and reduce administrative expenses.

    - Exploration potential in the Eskay Creek area is believed to be good, and Homestake will own 100% of the exploration properties now owned by Prime.

    - It will broaden and diversify Homestake's Canadian stockholder base.

    THE HOMESTAKE BOARD HAS APPROVED THE ARRANGEMENT AND HAS DETERMINED UNANIMOUSLY THAT THE ARRANGEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE HOMESTAKE STOCKHOLDERS. ACCORDINGLY, THE HOMESTAKE BOARD HAS APPROVED AND RECOMMENDS THAT THE HOMESTAKE STOCKHOLDERS ADOPT THE PROPOSED RESTATED CERTIFICATE TO, AMONG OTHER THINGS, GIVE HOMESTAKE SUFFICIENT AUTHORIZED SHARES TO EFFECT THE ARRANGEMENT.


    M. Norman Anderson, a director of Homestake, is also a director of Prime. Mr. Anderson fully disclosed his relationship with Prime, including his ownership of Prime Common Shares and options to acquire Prime Common Shares, before the Homestake Board voted to approve the Arrangement, to adopt the Restated Certificate and to recommend that the Homestake Stockholders adopt the Restated Certificate.

    See "The Arrangement--Homestake's Reasons for the Transaction; Recommendation of the Homestake Board."

HOMESTAKE AFTER THE ARRANGEMENT

    Following the Arrangement, Homestake plans to continue its existing substantial exploration program. Homestake will continue to focus on its best prospects, particularly the Australian properties recently acquired by Homestake through its acquisition of Plutonic and the area in the vicinity of the Eskay Creek mine. In addition, Homestake expects to continue evaluating prospects for acquisitions and mergers with a view to continued acquisition of attractive companies and properties that will enhance value for the Homestake Stockholders. That may include additional acquisitions in Canada which, in appropriate circumstances, may involve the issuance of additional HCI Exchangeable Shares.

    Because Homestake (through HCI) already manages Prime's business and management activities, Homestake is not anticipating any significant changes in management activities, except for changes resulting from Prime ceasing to be a separate publicly held corporation. The existing officers and directors of Homestake will continue to hold their respective positions following the Arrangement. See "Homestake Management."

    See "The Arrangement--Homestake After the Arrangement."

RISK FACTORS


    An investment in HCI Exchangeable Shares and Homestake Common Stock involves certain risks. See "Risk Factors" beginning on page S-25 and "Cautionary Statements" beginning on page S-30.


CANADIAN FEDERAL INCOME TAX AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The Arrangement has been structured to enable Canadian resident Prime Shareholders who receive HCI Exchangeable Shares to obtain, in certain circumstances, a deferral of some or all of the taxable capital gain they would otherwise realize.

    IN ORDER TO OBTAIN THE DEFERRAL, PRIME SHAREHOLDERS WHO RECEIVE HCI EXCHANGEABLE SHARES IN EXCHANGE FOR THEIR PRIME COMMON SHARES MUST MAKE AN INCOME TAX ELECTION PURSUANT TO SUBSECTION 85(1) OR SUBSECTION 85(2) OF THE CANADIAN TAX ACT, AS APPLICABLE, BY PROVIDING TO HCI A COMPLETED TAX ELECTION FILING PACKAGE, INCLUDING TWO DULY COMPLETED AND SIGNED COPIES OF THE NECESSARY ELECTION FORMS, WITHIN 90 DAYS FOLLOWING THE EFFECTIVE DATE. HCI WILL SIGN THE ELECTION FORMS WITHIN 30 DAYS OF RECEIPT AND, AT THE DIRECTION OF THE PRIME SHAREHOLDER, WILL RETURN THE ELECTION FORMS TO THE PRIME SHAREHOLDER OR FILE THEM ON BEHALF OF THE PRIME SHAREHOLDER WITH REVENUE CANADA.

    In the opinion of Lawson Lundell Lawson & McIntosh, counsel for Prime, and Osler, Hoskin & Harcourt, counsel for HCI, the exchange of Prime Common Shares for HCI Exchangeable Shares will be tax deferred for Canadian residents for Canadian federal income tax purposes for so long as the holder continues to hold the HCI Exchangeable Shares, provided that the necessary election forms are filed. The exchange of Prime Common Shares for Homestake Common Stock and the exchange of HCI Exchangeable Shares for Homestake Common Stock will be taxable transactions for Canadian residents for Canadian federal income tax purposes.

    In the opinion of Thelen Reid & Priest LLP, counsel for Homestake, the exchange of Prime Common Shares for Homestake Common Stock or for HCI Exchangeable Shares will be a taxable transaction for United States citizens and residents for United States federal income tax purposes. The exchange of HCI Exchangeable Shares for Homestake Common Stock also will be a taxable transaction for United States citizens and residents for United States federal income tax purposes. The Arrangement will not create any tax consequences to the existing holders of Homestake Common Stock.



    HOLDERS OF PRIME COMMON SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT.


    See "Tax Considerations to Prime Shareholders."

ELIGIBILITY FOR INVESTMENT IN CANADA OF HCI EXCHANGEABLE SHARES AND HOMESTAKE
  COMMON STOCK


    On date of issue, the HCI Exchangeable Shares and shares of Homestake Common Stock will be qualified investments under the Canadian Tax Act for certain persons. So long as they are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and subject to the assumption that HCI will maintain a "substantial presence" in Canada for purposes of the Canadian Tax Act, the HCI Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Homestake Common Stock will be foreign property under the Canadian Tax Act.


    See "Tax Considerations to Prime Shareholders."

ACCOUNTING TREATMENT

    Homestake will account for the Arrangement as a purchase in accordance with U.S. GAAP. Under this method of accounting, Homestake's cost of acquiring the 49.4% of Prime not already owned by Homestake is determined by the value of the Homestake Common Stock and HCI Exchangeable Shares issued (plus cash for fractional shares), plus the direct costs associated with the Arrangement, which are estimated at approximately US$5 million. The value of an HCI Exchangeable Share is expected to be equivalent to the value of a share of Homestake Common Stock. See "The Arrangement--RBCDS Valuation and Fairness Opinion" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

    Based on Homestake's experience at Eskay Creek, Homestake expects to allocate the excess of the purchase price paid over the net book value of the assets acquired ("excess purchase price") to the Eskay Creek mineral properties, with related increases in deferred taxes and in the carrying value of mineral properties in accordance with U.S. GAAP. Based on the estimated purchase price of US$335 million and an excess purchase price of US$235.1 million, Homestake expects to allocate US$185.1 million of excess purchase price to proven and probable reserves at Eskay Creek (which, including a related increase in deferred taxes of US$91 million, results in an increase of US$276.1 million in the carrying value of mineral properties), and US$50 million of excess purchase price to unproven mineral properties at Eskay Creek (which, including a related increase in deferred taxes of US$24.6 million, results in an increase of US$74.6 million in the carrying value of mineral properties). The final allocation of the purchase price will be made when the acquisition is completed.


    Homestake will amortize excess purchase price allocated to proven and probable reserves on a units-of-production basis. The amortization rate for that portion of excess purchase price currently is estimated at US$145 per gold equivalent ounce with an offsetting credit to income tax expense of US$48 per gold equivalent ounce, computed on the minority interests' 49.4% share of Eskay Creek's future production. This additional amortization, computed on 100% of Eskay Creek's future production, will increase Homestake's reported Eskay Creek noncash costs by approximately US$48 per gold equivalent ounce and will increase Homestake's total consolidated reported noncash costs by approximately US$8 per gold equivalent ounce. Since Homestake already consolidates Prime and historically has reported cash costs that include minority interests' share of production, the acquisition of the Prime minority interests will have no impact on Homestake's reported cash costs per gold equivalent ounce.

    Homestake will amortize excess purchase price allocated to unproven mineral properties on a units-of-production basis to the extent proven and probable reserves are identified, or will expense the excess purchase price if and when and to the extent the carrying value of the unproven properties is determined to be impaired.

    See "The Arrangement--Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT


    In addition to Homestake's 50.6% ownership interest in Prime, certain persons have interests in the Arrangement that are different from, or in addition to, the interests of the Prime Shareholders. Specifically: (i) all Prime officers are officers or employees of Homestake and certain of its subsidiaries, and some of those officers and employees own Homestake Common Stock and/or hold options and other rights to acquire Homestake Common Stock;
(ii) M. Norman Anderson, a director of Prime, is also a director of Homestake, and he owns Homestake Common Stock and other rights to acquire Homestake Common Stock; (iii) Gene G. Elam, Wayne Kirk, Gillyeard J. Leathley, and Walter T. Segsworth, directors of Prime, and, in the case of Messrs. Kirk and Segsworth, officers of Prime, are officers and employees of Homestake and its subsidiaries and own Homestake Common Stock and/or hold options and other rights to acquire Homestake Common Stock; and (iv) each of M. Norman Anderson, Alan J. Lenczner,
J. Douglas Little and Graham H. Scott is a director of Prime and holds options to acquire 10,000 Prime Common Shares, of which 5,000 are exercisable at a price of C$8.50 per share and 5,000 are exercisable at a price of C$9.55 per share, and all of which are vested or will vest as a result of the Arrangement. M. Norman Anderson owns 2,000 Prime Common Shares, and Graham H. Scott owns 1,000 Prime Common Shares.



    See "The Arrangement--Interests of Certain Persons in the Arrangement" and "Principal Holders of Homestake Common Stock--Ownership of Homestake Common Stock by Homestake's Management."


CONDITIONS TO THE ARRANGEMENT


    The obligations of Prime and Homestake to consummate the Arrangement are subject to various conditions (some of which are for the mutual benefit of the parties and some of which are for the benefit of only Prime or Homestake), including: (i) approval of the Arrangement Resolution by (A) 75% of the votes cast by the holders of Prime Common Shares in person or by proxy at the Prime Special Meeting (Prime Common Shares held by HCI will be voted in favor of the Arrangement Resolution and will be considered in determining whether the Arrangement Resolution has been approved by the requisite majority), and (B) not less than two-thirds of the votes cast at the Prime Special Meeting by the Prime Minority Shareholders; (ii) adoption of the Restated Certificate by the holders of a majority of the outstanding shares of Homestake Common Stock; (iii) approval of the Arrangement by the British Columbia Supreme Court; (iv) approval for listing on the NYSE of the shares of Homestake Common Stock issuable in the Arrangement; (v) approval for listing on the TSE of the HCI Exchangeable Shares issuable in the Arrangement, or in the absence of meeting the distribution requirements of the TSE, approval for listing of the HCI Exchangeable Shares on another stock exchange in Canada; (vi) the absence of legal restraints or prohibitions preventing the consummation of the Arrangement; (vii) the representations and warranties of the other party contained in the Arrangement Agreement being materially true; (viii) the performance by the other party in all material respects of its obligations contained in the Arrangement Agreement; and (ix) the absence of any material adverse changes with respect to the other party.


    See "The Arrangement--The Special Meetings--Prime" and "The Arrangement Agreement-- Conditions."

TERMINATION

    The Arrangement Agreement is subject to termination at the option of either Prime or Homestake if the Arrangement is not completed on or before March 1, 1999, and prior to that time upon the occurrence of certain events, such as a material breach by the other party or a material adverse change with respect to the other party.

    See "The Arrangement Agreement--Termination."

                       SELECTED FINANCIAL AND OTHER DATA

PRIME SELECTED HISTORICAL FINANCIAL DATA (CANADIAN GAAP)

    The following table sets forth certain financial data relating to Prime prepared in accordance with Canadian GAAP. The financial data should be read in conjunction with (i) the Prime Financial Statements, including the notes thereto, which are set forth in Appendix I and (ii) the Unaudited Pro Forma Condensed Consolidated Financial Statements, which are included elsewhere in this Supplement. Financial data for the six months ended June 30, 1998 and 1997 reflect, in the opinion of Prime, all adjustments necessary for a fair presentation of such data. Results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                             (IN CANADIAN DOLLARS)
      (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                  (PREPARED IN ACCORDANCE WITH CANADIAN GAAP)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------------------
                                            1997            1996            1995            1994             1993
                                       --------------  --------------  --------------  --------------  -----------------
Revenues.............................    $  212,146      $  204,587      $  158,148      $   28,626       $    32,792
Net income...........................        30,689          42,052          36,514           7,136             4,571
Net income per share.................          0.40            0.55            0.48            0.10              0.06
Dividends per share..................          0.08            0.08          --              --               --


                                                                         DECEMBER 31,
                                       ---------------------------------------------------------------------------------
                                            1997            1996            1995            1994             1993
                                       --------------  --------------  --------------  --------------  -----------------
Total assets.........................    $  377,093      $  381,286      $  298,994      $  234,784       $   170,215
Long-term obligations................         6,942           5,710           1,753             870               374
Deferred income and mining taxes.....        40,569          41,627          35,899           1,431               348
Shareholders' equity.................       313,535         288,932         252,966         216,452           164,856

                                                                                           FOR THE SIX MONTHS
                                                                                             ENDED JUNE 30,
                                                                                     ------------------------------
                                                                                          1998            1997
                                                                                     --------------  --------------
Revenues...........................................................................    $  114,531      $  102,099
Net income.........................................................................        19,800          16,602
Net income per share...............................................................          0.26            0.22
Dividends per share................................................................          0.04            0.04

                                                                                                    JUNE 30, 1998
                                                                                                    --------------
Total assets......................................................................................    $  395,512
Long-term obligations.............................................................................         7,435
Deferred income and mining taxes..................................................................        39,774
Shareholders' equity..............................................................................       330,292

PRIME SELECTED OPERATING DATA

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------
                                                                                  1997        1996       1995
                                                                               ----------  ----------  ---------
CAPITAL EXPENDITURES (THOUSANDS OF CANADIAN DOLLARS).........................  $   21,287  $    4,570  $   4,376

OPERATING STATISTICS
  Gold production (thousands of ounces)......................................       360.4       313.1      247.9
  Silver production (thousands of ounces)....................................    11,765.9    12,054.1    9,945.3
  Gold equivalent production (thousands of ounces) (1).......................       532.9       474.1      382.6
  Total cash costs per equivalent ounce (US$)................................  $      169  $      174  $     184
  Noncash costs per ounce (US$)..............................................  $       51  $       66  $      47

RESERVES (AT DECEMBER 31)
  Gold (millions of ounces)..................................................         2.7         2.7        2.2
  Eskay Creek silver (millions of ounces)....................................       117.0       110.8       93.8

------------------------

(1) Gold and silver are accounted for as co-products at Eskay Creek. Silver production is converted into gold equivalent using the ratio of the gold market price to the silver market price. For the years ended December 31, 1997, 1996 and 1995, the ratio was 68.2, 74.9 and 73.5 ounces of silver production to one ounce of gold production, respectively.

PRIME SELECTED HISTORICAL FINANCIAL DATA (U.S. GAAP)

    The following table sets forth certain financial data relating to Prime prepared in accordance with U.S. GAAP. The financial data should be read in conjunction with (i) the Prime Financial Statements, including the notes thereto, which are set forth in Appendix I and (ii) the Unaudited Pro Forma Condensed Consolidated Financial Statements, which are included elsewhere in this Supplement. Financial data for the six months ended June 30, 1998 and 1997 reflect, in the opinion of Prime, all adjustments necessary for a fair presentation of such data. Results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                             (IN CANADIAN DOLLARS)
      (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                    (PREPARED IN ACCORDANCE WITH U.S. GAAP)

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                               1997            1996            1995            1994            1993
                                          --------------  --------------  --------------  --------------  --------------
Revenues................................    $  212,146      $  204,587      $  158,148      $   28,626      $   32,792
Net income..............................        32,862          48,290          42,748          12,061           4,418
Net income per share....................          0.43            0.63            0.56            0.16            0.06
Dividends per share.....................          0.08            0.08          --              --              --


                                                                           DECEMBER 31,
                                          ------------------------------------------------------------------------------
                                               1997            1996            1995            1994            1993
                                          --------------  --------------  --------------  --------------  --------------
Total assets............................    $  376,476      $  381,324      $  299,002      $  234,784      $  170,215
Long-term obligations...................         6,942           5,710           1,753             870             374
Deferred income and mining taxes........        69,013          77,254          77,875          49,514          53,356
Shareholders' equity....................       279,313         253,347         211,124         168,372         111,851

                                                                                           FOR THE SIX MONTHS
                                                                                             ENDED JUNE 30,
                                                                                     ------------------------------
                                                                                          1998            1997
                                                                                     --------------  --------------
Revenues...........................................................................    $  114,531      $  102,099
Net income.........................................................................        20,523          19,138
Net income per share...............................................................          0.27            0.25
Dividends per share................................................................          0.04            0.04

                                                                                                    JUNE 30, 1998
                                                                                                    --------------
Total assets......................................................................................    $  395,048
Long-term obligations.............................................................................         7,435
Deferred income and mining taxes..................................................................        64,323
Shareholders' equity..............................................................................       297,428

HOMESTAKE SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA


    The following table sets forth certain financial data relating to Homestake. The financial data should be read in conjunction with (i) the Homestake Consolidated Financial Statements, including the notes thereto, which are set forth in Appendix J (ii) the Unaudited Pro Forma Condensed Consolidated Financial Statements, which are included elsewhere in this Supplement and (iii) "Recent Developments" above. Financial data for the six months ended June 30, 1998 and 1997 reflect, in the opinion of Homestake, all adjustments necessary for a fair presentation of such data. Results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. Because Homestake owns more than 50% of Prime, Prime financial information is consolidated with Homestake financial information, with the 49.4% of Prime not owned by Homestake included in "minority interests."


                                (IN US DOLLARS)
      (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                   (PREPARED IN ACCORDANCE WITH U.S. GAAP)(1)

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                          -------------------------------------------------------------------------------------
                                              1997              1996              1995              1994              1993
                                          -------------     -------------     -------------     -------------     -------------
Revenues................................  $    971,415      $    998,446      $    949,251      $    829,935      $    855,834
Net income (loss).......................      (230,606)(2)        45,765(3)         49,942            93,631(4)         68,734(5)
Net income (loss) per share(6)..........         (1.10)(2)          0.22(3)           0.25              0.47(4)           0.36(5)
Dividends per share(7)..................          0.15              0.20              0.20             0.175              0.10


                                                                              DECEMBER 31,
                                          -------------------------------------------------------------------------------------
                                              1997              1996              1995              1994              1993
                                          -------------     -------------     -------------     -------------     -------------
Total assets............................  $  1,609,534      $  1,939,330      $  1,673,390      $  1,460,968      $  1,355,928
Long-term debt..........................       374,593           254,668           274,292           188,085           198,266
Other long-term obligations.............       152,610           123,475           127,558           111,065            93,685
Deferred income and mining taxes........       161,862           218,379           202,607           147,278           173,258
Minority interests......................       108,116           103,960           100,380            94,140            55,164
Shareholders' equity....................       683,505         1,023,825           848,640           799,376           700,545

                                                  FOR THE SIX MONTHS
                                                    ENDED JUNE 30,
                                            -------------------------------
                                                1998              1997
                                            -------------     -------------
Revenues................................        $411,502          $543,398
Net loss................................         (37,517)(8)       (16,601)(9)
Net loss per share(6)...................           (0.18)(8)         (0.08)(9)
Dividends per share(7)..................            0.05              0.10

                                          JUNE 30, 1998
                                          -------------
Total assets............................  $  1,505,461
Long-term debt..........................       356,069
Other long-term obligations.............       143,871
Deferred income and mining taxes........       146,105
Minority interests......................       112,232
Shareholders' equity....................       604,748

------------------------

(1) Selected consolidated historical financial data reflects the April 1998 combination of Homestake and Plutonic on a pooling-of-interests basis. Accordingly, all prior periods have been restated.

(2) Includes a gain of $47.2 million ($62.9 million pretax) or $0.22 per share on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation, a gain of $10.4 million ($10.4 million pretax) or $0.05 per share with respect to the cancellation of an option to acquire shares of Great Central Mines Limited, and a gain of $8.1 million ($13.5 million pretax) or $0.04 per share on the sale of the George Lake and Back River joint venture interests, and write-downs and unusual charges of $224.9 million ($285.3 million pretax) or $1.07 per share including (i) a write-down of $84.9 million ($107.8 million pretax) in Homestake's investment in the Main Pass 299 sulfur mine, (ii) a reduction of $60.1 million ($84.7 million pretax) in the carrying values of resource assets,
    (iii) write-downs of $45.7 million ($47.9 million pretax) of certain investments, (iv) an increase of $21.5 million ($29.1 million pretax) in the accrual for estimated future reclamation expenditures, and (v) other charges of $12.7 million ($15.8 million pretax) consisting primarily of foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan.


(3) Includes income of $24 million or $0.11 per share from a reduction in Homestake's accrual for prior year income taxes, a gain of $7.9 million ($7.9 million pretax) or $0.04 per share from the sale of the investment in Eagle Mining Corporation NL, a foreign currency exchange loss on intercompany advances of $7.4 million ($8.9 million pretax) or $0.04 per share primarily related to Homestake's Canadian-dollar denominated advances to HCI, write-downs of $8.3 million ($9 million pretax) or $0.04 per share in the carrying values of investments in mining company securities, and proceeds of $4.9 million ($5.5 million pretax) or $0.02 per share from a litigation recovery.

(4) Includes a gain of $12.6 million ($15.7 million pretax) or $0.06 per share on the sale of Homestake's interest in the Dee mine and a gain of $11.2 million ($11.2 million pretax) or $0.06 per share on dilution of Homestake's interest in Prime.

(5) Includes expense of $12.8 million ($16 million pretax) or $0.07 per share for the write-down of oil assets at Main Pass 299 and expense of $6.8 million ($8.2 million pretax) or $0.03 per share for restructuring and business combination costs.

(6) Basic and diluted earnings per share.

(7) Homestake only, excluding Plutonic dividends prior to the acquisition of Plutonic.

(8) Includes expenses of $17.7 million ($20.7 million pretax) or $0.08 per share for business combination and integration costs related to the acquisition of Plutonic, $5.9 million ($8.9 million pretax) or $0.03 per share in restructuring costs relating to the Homestake mine, and $2.6 million ($2.9 million pretax) or $0.02 per share for write-downs of exploration properties.

(9) Includes a gain of $47.2 million ($62.9 million pretax) or $0.22 per share on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation, a gain of $8.1 million ($13.5 million pretax) or $0.04 per share on the sale of the George Lake and Back River joint venture interests and write-downs and unusual charges of $50 million ($65.1 million pretax) or $0.24 per share including (i) a reduction of $31.9 million ($45 million pretax) in the carrying values of resource assets, (ii) write-downs of $14.5 million ($14.5 million pretax) of certain mining investments, and (iii) other charges of $3.6 million ($5.6 million pretax).

HOMESTAKE SELECTED OPERATING DATA

                                (IN US DOLLARS)

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                               1997        1996        1995
                                                                            ----------  ----------  ----------
DEBT TO EQUITY RATIO (AT DECEMBER 31).....................................          55%         32%         32%

CAPITAL EXPENDITURES (THOUSANDS OF DOLLARS)...............................  $  204,629  $  169,950  $  110,180

OPERATING STATISTICS
  Gold production (thousands of ounces)...................................     2,544.3     2,417.9     2,226.0
  Average realized gold price per ounce...................................  $      353  $      406  $      396
  Total cash costs per ounce..............................................  $      246  $      261  $      258
  Noncash costs per ounce.................................................  $       57  $       62  $       55

RESERVES (AT DECEMBER 31)
  Gold (millions of ounces)...............................................        19.5        22.6        23.6
  Eskay Creek silver (millions of ounces).................................        59.2        56.1        47.4
  Sulfur (millions of long tons)..........................................        10.7        11.0        11.4
  Oil (millions of barrels)...............................................         1.5         2.1         2.6

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

    (TABULAR DOLLAR AMOUNTS ARE IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE
                                    AMOUNTS)
                    (PREPARED IN ACCORDANCE WITH U.S. GAAP)

    The following table presents unaudited pro forma selected financial data for Homestake giving effect to the Arrangement and accounting for the Arrangement as a purchase. The pro forma financial data do not purport to represent what the combined financial position or results of operations would actually have been if the Arrangement had occurred at the beginning of the periods or to project the combined financial position or results of operations for any future date or period.


    The information below should be read in conjunction with (i) the Prime Financial Statements and the Homestake Consolidated Financial Statements, including the notes thereto, which are set forth in Appendices I and J, respectively, (ii) the Unaudited Pro Forma Condensed Consolidated Financial Statements, which are included elsewhere in this Supplement, and (iii) "Recent Developments" above.


                                                                             FOR THE SIX MONTHS    FOR THE YEAR
                                                                                   ENDED               ENDED
                                                                               JUNE 30, 1998     DECEMBER 31, 1997
                                                                             ------------------  -----------------
Revenues...................................................................     $    411,352        $   971,115
Net loss...................................................................          (43,588)          (239,153)
Net loss per share.........................................................            (0.18)             (1.00)
Cash dividends per share...................................................             0.05               0.15

                                                                                                     JUNE 30, 1998
                                                                                                     -------------
Total assets.......................................................................................   $ 1,851,162
Long-term liabilities..............................................................................       499,940
Deferred income and mining taxes...................................................................       261,752
Minority interests.................................................................................        12,286
Shareholders' equity...............................................................................       934,748

    See footnotes 1, 2, 6, 7 and 8 to the tables set forth above under the heading "Homestake Selected Consolidated Historical Financial Data" and the Unaudited Pro Forma Condensed Consolidated Financial Statements which are included elsewhere in this Supplement.

                           COMPARATIVE PER SHARE DATA

    The following table presents Homestake's and Prime's historical per share data and Homestake's pro forma per share data for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma data gives effect to the Arrangement and accounts for the Arrangement as a purchase, based upon the Prime Financial Statements, the Homestake Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements.


    The information presented below should be read in conjunction with (i) the Prime Financial Statements, including the notes thereto, which are set forth in Appendix I, (ii) the Homestake Consolidated Financial Statements, including the notes thereto, which are set forth in Appendix J, (iii) the Unaudited Pro Forma Condensed Consolidated Financial Statements, which are included elsewhere in this Supplement and (iv) "Recent Developments" above.


                                                                                    FOR THE              FOR THE
                                                                               SIX MONTHS ENDED        YEAR ENDED
                                                                                 JUNE 30, 1998      DECEMBER 31, 1997
                                                                              -------------------  -------------------
HISTORICAL:
  Per share of Homestake Common Stock:
  (Prepared in accordance with U.S. GAAP; amounts in US dollars)
    Book value(1)...........................................................       $    2.86            $    3.24
    Cash dividends..........................................................            0.05                 0.15
    Net loss(2).............................................................           (0.18)               (1.10)
  Per Prime Common Share:
  (Prepared in accordance with Canadian GAAP; amounts in Canadian dollars)
    Book value(1)...........................................................       $    4.34            $    4.12
    Cash dividends..........................................................            0.04                 0.08
    Net income(2)...........................................................            0.26                 0.40
  Per Prime Common Share:
  (Prepared in accordance with U.S. GAAP; amounts in Canadian dollars)
    Book value(1)...........................................................       $    3.91            $    3.67
    Cash dividends..........................................................            0.04                 0.08
    Net income(2)...........................................................            0.27                 0.43

PRO FORMA:
  Per share of Homestake Common Stock:
  (Prepared in accordance with U.S. GAAP; amounts in US dollars)
    Book value(1)...........................................................       $    3.91            $    4.25
    Cash dividends..........................................................            0.05                 0.15
    Net loss(2).............................................................           (0.18)               (1.00)
  Per Prime Common Share equivalent(3):
  (Prepared in accordance with U.S. GAAP; amounts in US dollars)
    Book value(1)...........................................................       $    2.89            $    3.14
    Cash dividends..........................................................            0.04                 0.11
    Net loss(2).............................................................           (0.13)               (0.74)

--------------------------

(1) Book value per share is shareholders' equity divided by common shares outstanding at June 30, 1998 and December 31, 1997.

(2) Basic and diluted earnings per share.

(3) Pro forma per Prime Common Share equivalent information reflects the pro forma per share of Homestake Common Stock amount multiplied by the Exchange Ratio of 0.74 shares of Homestake Common Stock for each Prime Common Share.

                                  RISK FACTORS

    The following risk factors should be considered in conjunction with the other information included in this Supplement, including "Cautionary Statements."

RISKS INHERENT IN GOLD EXPLORATION, DEVELOPMENT AND PRODUCTION

    The business of gold exploration, development and production by its nature involves significant risks. Among other things, the business depends on successful location of reserves and skillful management. Gold exploration is highly speculative in nature, involves many risks and frequently is non-productive. Once mineralization is discovered and determined to be economically recoverable, it usually takes a number of years from the initial phase of exploration until production commences, during which time the economic feasibility of production may change. Substantial expenditures are required to establish reserves through drilling, to determine means of production and metallurgical processes to extract the metal from ore and, in the case of new properties, to construct mining and processing facilities.

    Mining is subject to a variety of risks and hazards, including rock falls and slides, cave-ins, flooding and other weather conditions, and other acts of God. Prime and Homestake each maintain and, after the Arrangement, Homestake intends to maintain, property and liability insurance consistent with industry practice, but such insurance contains exclusions and limitations on coverage. For example, coverage for environmental liability generally is limited and may be totally unavailable. There can be no assurance that insurance will continue to be available at economically acceptable premiums. Production costs also can be affected by unforeseen changes in ore grades and recoveries, permitting requirements, environmental factors, work interruptions, operating circumstances, unexpected changes in the quantity or quality of reserves, unstable or unexpected ground conditions, and technical issues.

    All of Prime's gold production and exploration activities take place in Canada. Substantially all of Homestake's gold production and significant exploration activities take place in the United States, Australia and Canada, all of which historically have experienced relatively low levels of political and economic risk. Homestake also produces gold in Chile and conducts exploration activities in Eastern Europe, Argentina, Brazil, Chile and the Andean region of South America. These regions generally have higher levels of political and economic risk than the United States, Australia and Canada, including greater potential for government instability, uncertainty of laws and legal enforcement and compliance, defects in or uncertainty as to title to mining property, expropriation of property, restrictions on production, export controls, currency non-convertibility, fluctuations in currency exchange rates, inflation and other general economic and political uncertainties.

RISKS OF GOLD AND SILVER PRICE FLUCTUATIONS AND HEDGING ACTIVITIES

    The results of Prime's and Homestake's operations are affected significantly by the market price of gold. The results of Prime's operations and, to a lesser extent, Homestake's operations, also are affected by the market price of silver. The markets for gold and silver are worldwide markets. Gold and silver prices are subject to volatile price movements over short periods of time and are influenced by numerous factors over which Prime and Homestake have no control, including expectations with respect to the rate of inflation, the relative strength of the United States, Canadian and Australian dollars, interest rates, global or regional political or economic crises, demand for jewelry and industrial products containing gold and silver, speculation, and sales by central banks and other holders and producers of gold and silver in response to these factors. To date in 1998, the price of gold generally has been below US$300 per ounce. After increasing to approximately US$7.81 per ounce in February 1998, the price of silver has dropped significantly, to as low as US$4.73 per ounce in September 1998.

    The following table shows the reported annual high, low, average and end of the period afternoon fixing prices of gold per ounce and silver per ounce in US dollars on the London Bullion Market.



                                                                      YEARS ENDED DECEMBER 31,
                                   NINE MONTHS ENDED    -----------------------------------------------------
                                  SEPTEMBER 30, 1998      1997       1996       1995       1994       1993
                                 ---------------------  ---------  ---------  ---------  ---------  ---------
Gold
  High.........................        $     313        $     367  $     416  $     397  $     398  $     407
  Low..........................              273              283        367        372        370        326
  Average......................              294              331        388        384        384        360
  Period End...................              294              290        369        387        383        392

Silver
  High.........................        $    7.81        $    6.27  $    5.83  $    6.04  $    5.75  $    5.42
  Low..........................             4.73             4.22       4.71       4.41       4.64       3.56
  Average......................             5.74             5.17       5.19       5.19       5.28       4.31
  Period End...................             5.39             5.95       4.73       5.11       4.87       5.08



    On October 16, 1998, the afternoon fixing price of gold per ounce was US$298, and the closing spot price of silver per ounce was US$4.96.


    The supply of gold and silver includes a combination of new mine production, recycling of industrial products containing gold and silver, and sales from existing stocks of bullion and fabricated gold and silver held by governments, public and private financial institutions, and individuals.

    In general, hedging enables a gold and silver producer to fix a future price for hedged gold and silver that generally is higher than the then current spot price. However, to the extent that sales of future production are hedged, the ability to realize future increases in prices may be reduced subject to the producer's ability to extend the expiry dates of the hedge contracts.

    Prime has adopted a hedging policy under which Prime, in appropriate circumstances, may enter into forward-sales contracts for up to 40% of its gold and silver production in each of the subsequent five years. Homestake has adopted a gold hedging policy under which Homestake, in appropriate circumstances, may enter into forward-sales transactions for up to 30% of its gold production in each of the subsequent ten years at prices in excess of certain targeted prices. Homestake may also use, in appropriate circumstances, combinations of put and call option contracts, which provide an effective price floor for sales while permitting participation in future price increases. To the extent Prime and Homestake have not hedged their production in forward-sales transactions or established price floors, their profitability is fully exposed to fluctuations in the current price of gold and silver in world markets. Following the Arrangement, Homestake expects to continue the Homestake general gold hedging policy and the Prime general silver hedging policy.

    Homestake's results also are affected to a lesser degree by the market prices for sulfur and for crude oil. Sulfur prices are affected principally by the demand for fertilizer and the availability of by-product sulfur recovered during the refining and processing of oil and natural gas. Crude oil prices are affected principally by supply and demand for gasoline and fuel oil as well as global or regional political or economic crises.

RISKS ASSOCIATED WITH RESERVE REALIZATION

    Gold and silver reserves reported by Prime and Homestake reflect estimated quantities and grades of gold and silver in deposits and in stockpiles of mined material that Homestake believes can be mined, processed and sold at prices sufficient to recover the estimated future cash costs of production, remaining investment and anticipated additional capital expenditures. Reserves are estimates based upon drilling results, past experience with mining properties, experience of the person making the reserve estimates and many other factors. Reserve estimation is an interpretive process based upon available data. Further, reserves are valued based on estimates of future costs and future prices. Prime's and Homestake's gold reserves at December 31, 1997 are based on an assumed price of US$325 per ounce for short-lived operations, and US$350 per ounce for other operations. Silver reserves at December 31, 1997 at the Eskay Creek mine are based on an assumed price of US$5 per ounce. In evaluating reserves at December 31, 1998, Homestake expects to use an assumed price of US$325 per ounce of gold for both short-lived and other operations and an assumed price of US$5 per ounce of silver.


    Actual quality and other characteristics of ore deposits and gold and silver prices will differ from the assumptions used to develop reserves. Such differences may be significant.

    Sulfur and oil reserve realization is subject to similar risks. In the third quarter of 1997, Homestake wrote off its entire sulfur mine investment in light of the continued depressed world market for sulfur.

RISKS OF GOVERNMENT REGULATION OF MINING

    Prime's and Homestake's mining operations are subject to extensive regulation governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. Some jurisdictions also require or may in the future require the payment of royalties. Changes in regulations can have material impacts on anticipated levels of production, costs and profitability. It is possible that exploration, or development or operation of a mine, may be delayed or terminated as a result of the inability to obtain all required permits and government approvals on an economic basis, or the imposition of royalty payments or other government regulations.

RISKS OF CURRENCY FLUCTUATIONS

    Gold and silver are sold throughout the world principally based on the US dollar price, but operating expenses of gold and silver mining companies generally are incurred in local currencies. Prime's operations are in Canada, and Homestake's operations principally are based in the United States, Canada and Australia. Prime engages in currency hedging in Canadian dollars, and Homestake engages in currency hedging in Canadian and Australian dollars to protect against significant currency fluctuations relative to the US dollar.

RISKS OF NATIVE TITLE CLAIMS

    AUSTRALIA

    The decision of the High Court of Australia in 1992 in MABO AND OTHERS V QUEENSLAND (NO. 2) recognized traditional native title rights to land. That decision and the Racial Discrimination Act raised the possibility that mining and exploration tenements granted by the Crown after October 31, 1975, over areas in which there were existing native title rights might be invalid to the extent of any inconsistency with those native title rights. The High Court recently held in THE WIK PEOPLES V QUEENSLAND that the grant of pastoral leases will not necessarily extinguish native title rights. Many mining leases have been granted over areas of pastoral leasehold.

    The Commonwealth and the States of Australia have passed legislation that permits native title claims to be made. The law currently in force provides for a right on the part of native title holders or claimants to negotiate, after January 1, 1994, before the grant or renewal of certain tenements (other than renewals of tenements as of right, in accordance with the terms of their original grant or renewals of validated tenements). Negotiations must take place between the native title holders or claimants, the grantee party and the government party. The law currently in force also validates mining tenements granted before January 1, 1994 and suspends native title over the mining tenements area. Any compensation for the suspension is payable by the government that granted the tenement.

    In July 1998, the Native Title Amendment Act was passed by both houses of the Australian Parliament. The legislation came into operation on September 30, 1998, although in some respects it operates retroactively. The Act makes significant changes in the regime governing native title in Australia. Among other things, the new law (i) transfers the determination of native title claims to the Australian Federal Courts; (ii) requires that native title claims be registered in compliance with specified requirements in order to qualify for the right to negotiate; (iii) permits registration of claims to be delegated to State bodies; and (iv) permits States to validate all titles issued between January 1, 1994 and December 23, 1996 on land which was the subject of freehold or leasehold title. Homestake cannot predict the extent to which the new law will impact its operations, but it is generally expected that the new law will facilitate and accelerate resolution of many native title issues and eliminate some uncertainties.



    There are a number of native title claims relating to the area of Homestake's 50% owned Kalgoorlie operations, but the validity of those claims has not been determined. In any event, all of the mining leases with respect to active mining operations at Kalgoorlie are pre-1994 leases and therefore native title claims will not affect their validity. There also are native title claims relating to areas in which Homestake's other Australian mining operations are conducted, but the validity of these claims also has not been determined. In any event, with the one exception described below, all of the other production mining leases are pre-1994 leases and their validity is not affected by native title claims.



    One production mining lease was granted between January 1 and March 15, 1995, when Western Australia did not comply with the requirement of negotiation in granting these titles. Although there have been no decisions on the point to date, titles granted during that period may be open to challenge on native title grounds. If such titles are found to be invalid due to native title, the State of Western Australia has indicated that it will facilitate regrants and pay any compensation due to aggrieved native title parties.



    Some of Homestake's exploration tenements in Australia are subject to multiple native title claims. Should Homestake be successful in its exploration activities in these areas and seek to convert its interests to mining leases, it will be necessary to comply with the right to negotiate provisions of the law and any agreement reached as a result of negotiations may include provisions with respect to payment of compensation by Homestake to the native title claimants. Under the law currently in force, if agreement cannot be reached, the matter has to be determined by the National Native Title Tribunal. The National Native Title Tribunal is entitled to include, in its determination as to whether or not the titles may be granted, conditions with respect to compensation of native title claimants. Under certain circumstances the negotiation process and grants of title will be subject to the jurisdiction of State bodies.


    CANADA

    In the DELGAMUUKW decision in December 1997, the Supreme Court of Canada (the "Supreme Court") affirmed that aboriginal tribal groups continue to have aboriginal rights in lands in British Columbia used or occupied by their ancestors in 1846. Those rights may vary from rights of limited use up to aboriginal title. The decision has created uncertainty regarding property rights in Canada (including mineral and other resource rights), particularly in British Columbia and other areas where treaties were not concluded with aboriginal groups. The Supreme Court stated these principles in broad terms, and did not apply them to any particular lands. The decision also did not address how aboriginal rights or title are to be reconciled with property and tenure rights previously sold or granted by the government. The Supreme Court did confirm that the extent of the aboriginal rights (including whether the rights rise to the level of aboriginal title) will depend on, among other things, the extent of prior aboriginal use and occupation. The Supreme Court also stated that, depending on the nature of the aboriginal rights, consultation with and compensation to (and possibly consent of) aboriginal groups may be required in connection with sales of government-owned land or granting of mining, forestry and other rights to use government-owned land. The Supreme Court indicated that rights of compensation derive from the government's fiduciary obligations to the aboriginal groups. The application of the principles enunciated in the decision will not be possible until subsequent decisions provide clarification, and the application of these principles to any particular land will not be possible until the exact nature of historical aboriginal use and occupancy and the resulting rights in the particular property have been determined.



    The British Columbia government has initiated a process for the negotiation of treaties to resolve outstanding issues of aboriginal rights and title in British Columbia, under the authority of the B.C. Treaty Commission. To date, 51 aboriginal groups have commenced negotiations under the B.C Treaty Commission process. Some aboriginal groups have withdrawn from negotiations and commenced litigation since DELGAMUUKW. The position of the provincial government is that it will not negotiate treaties if the claims are being litigated in the courts. No treaties have yet been ratified under this process.



    On August 4, 1998, the government of British Columbia and the government of Canada initialled a treaty with the Nisga'a Nation negotiated under a separate process. Before it comes into effect the Nisga'a treaty requires ratification by the Nisga'a Nation and legislation by both the federal and the provincial governments. The Nisga'a treaty includes provisions granting fee simple title to an area of Crown land (Treaty title lands), confirmation of non-exclusive aboriginal rights over an extended area, provisions for payment of compensation, and provisions for the establishment of a Nisga'a government. The ratification process has not yet been completed and is the subject of public debate and challenges as to constitutional validity. None of Prime's or Homestake's operations or exploration properties are located in the area subject to the Nisga'a treaty.



    It is the policy of the British Columbia government that lands held in fee simple by third parties will not be affected by treaty negotiation and that the province will respect the terms of all legal interests in Crown lands and resources including leases and licenses. However, where there are legal interests in Crown lands which, under a treaty, become Treaty title lands, and where those legal interests have termination dates, subject to extensions or renewals, the province will likely decline to grant further extensions or renewals. The Nisga'a treaty contemplates that future rights and interests within the Treaty title lands will be subject to negotiation with the Nisga'a government and to potential payment of fees, royalties or other charges to the Nisga'a government.



    Any confirmation by treaty of non-exclusive aboriginal rights on Crown land will mean the continuation of certain limitations and procedural requirements (such as consultation and possibly consent) on the disposition of Crown land and resources.



    There are aboriginal claims that extend to the areas of British Columbia in which Prime's Eskay Creek and Snip mines are located. These mining operations are conducted under government mining leases which grant the exclusive right to mine. There has not been any determination of the existence of any valid claim of aboriginal rights or title in these areas. Prime and Homestake do not expect any interruption of Prime's existing mining operations, and Homestake does not believe that its other Canadian operations will be materially adversely affected by aboriginal claims. However, Homestake and Prime expect that future Canadian activities, including exploration and development of new mines, could be slowed and could be adversely affected, depending on future legal developments in this area and the extent of aboriginal rights in any particular property. See "Prime Resources Group Inc.--Business and Property Description--Eskay Creek Mine."


    UNITED STATES

    There are no native title issues for Homestake's properties in the United States.

DILUTION; ABSENCE OF SHAREHOLDER APPROVAL WITH RESPECT TO FUTURE ISSUANCES

    Additional shares of Homestake Common Stock to be authorized under the proposed Restated Certificate (up to a maximum of 450,000,000 shares of Homestake Common Stock outstanding) and the Homestake Preferred Stock currently authorized under the Homestake Certificate (up to a maximum of 10,000,000 shares outstanding) will be available for issuance from time to time. Also, following the

Arrangement, additional HCI Exchangeable Shares will be available for issuance from time to time. Future issuances of Homestake Common Stock, Homestake Preferred Stock and HCI Exchangeable Shares could result in dilution to holders of Homestake Common Stock and holders of HCI Exchangeable Shares. The approval of holders of Homestake Common Stock and holders of HCI Exchangeable Shares will not be required for the issuance of HCI Exchangeable Shares or authorized but unissued shares of Homestake Common Stock or Homestake Preferred Stock (or the reissuance of previously issued shares that have been reacquired) or securities of Homestake that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by the Homestake Board or required by applicable laws or stock exchange requirements. See "The Arrangement--Future Issuance of Authorized Shares" and "--Possible Effect of Increase in Authorized Shares."

                             CAUTIONARY STATEMENTS

    This Supplement contains certain information relating to Prime and Homestake that is based on the beliefs of management, as well as assumptions made by and information currently available to management. Any statements made in this Supplement that are not historical in nature, including statements preceded by the words "anticipate," "believe," "estimate," "expect," "intend," "will" and similar expressions, as they relate to Prime or Homestake, are forward-looking statements (as such term is defined in the United States Private Securities Litigation Reform Act of 1995). Estimates of reserves, future production and future cash costs per ounce of gold-equivalent production are also forward-looking statements.

    The purpose of these cautionary statements is to identify certain important factors and assumptions on which forward-looking statements may be based or which could cause actual results to differ materially from those expressed in forward-looking statements. The important factors and assumptions set forth below should be read in conjunction with "Risk Factors" herein.

RESERVES

    Gold and silver reserves reported by Prime and Homestake reflect estimated quantities and grades of gold and silver in deposits and in stockpiles of mined material that Prime and Homestake believe can be mined, processed and sold at prices sufficient to recover the estimated future cash costs of production, remaining investment, and anticipated additional capital expenditures. Estimates of costs of production are based on current and projected costs taking into account past experience and expectations as to the future. Estimated mining dilution is factored into reserve calculations.

    Reserves are reported as general indicators of the life of mineral deposits. Reserves should not be interpreted as assurances of mine lives or of the profitability of current or future operations. Reserves are estimated for each property based upon factors relevant to each deposit including drilling results, past experience with the property, experience of the persons making the reserve estimates and many other factors. Reserve estimation is an interpretive process based upon available data, and the actual quality and other characteristics of ore deposits cannot be known until mining has taken place.

    Changes in reserves over time generally reflect (i) efforts to develop additional reserves, (ii) depletion of existing reserves through production,
(iii) actual mining experience, (iv) continued testing and development of additional information and (v) price and cost forecasts. Grades of ore actually processed may be different from the stated reserve grades because of geologic variations in different areas mined, mining dilution, losses in processing and other factors. Recovery rates vary with the metallurgical and other characteristics and grade of ore processed. Actual quality and other characteristics of ore deposits, gold and silver prices, and costs of production will vary from the assumptions used to develop reserve estimates. Such differences may be material.

    Gold and silver reserve calculations for properties operated by Homestake, including the Eskay Creek and Snip mines, are prepared by Homestake. Gold and silver reserve calculations for properties not operated by Homestake are based on information provided to Homestake by the operator. Homestake periodically reviews such information but does not independently confirm the information provided by these operators. Prime and Homestake gold reserves at December 31, 1997 are based on an assumed price of US$325 per ounce for short-lived operations, and US$350 per ounce for other operations. Silver reserves at December 31, 1997 and 1996 are based on an assumed price of US$5 per ounce. Prime and Homestake gold reserves at December 31, 1996 are based on an assumed price of US$375 per ounce. In evaluating reserves at December 31, 1998, Homestake expects to use an assumed price of US$325 per ounce of gold for both short-lived and other operations and an assumed price of US$5 per ounce of silver.


ESTIMATES OF PRODUCTION

    Estimates of future production and mine life for particular properties are derived from annual mining plans that have been developed based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics), and estimated rates and costs of production. Actual production may vary from estimates for a variety of reasons, including risks and hazards of the types discussed above, actual ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, strikes and other actions by labor at unionized locations, restrictions imposed by government agencies and other factors. Estimates of production from properties not yet in production or from operations that are to be expanded are based on similar factors (including, in some instances, feasibility reports prepared by company personnel and/or outside consultants) but, as such estimates do not have the benefit of actual experience, there is a greater likelihood that actual results will vary from the estimates.

ESTIMATES OF OPERATING COSTS AND CAPITAL COSTS; CAPITAL PROJECTS

    Estimates of cash costs for mining operations are developed based on past experience, reserve and production estimates, anticipated mining and ground conditions, metallurgical recoveries, estimated costs of materials, supplies and utilities, exchange rates and other items. Estimates of amortization of noncash costs are based on total capital costs and reserve estimates and may change at least annually based on actual amounts of unamortized capital and changes in reserve estimates. If the net book value of mining operations exceeds the fair value, usually determined based on the estimated future undiscounted cash flows from that mine, then an impairment loss based on the discounted cash flows would be recognized as an expense in the period in which such evaluation is made.

    Estimates for reclamation and environmental remediation costs are developed based on existing and expected legal requirements, past reclamation experience, cost estimates provided by company employees and third parties and other factors. Estimates also reflect assumptions with respect to actions of government agencies, including exercise of discretion and the amount of time government agencies may take in completing processes required under applicable laws and regulations. As a result, final costs may vary significantly from estimates. Homestake periodically reevaluates reclamation cost estimates and reclamation reserves for Prime and Homestake to take account of such factors.

    Estimates of future capital costs are based on a variety of factors and may include past operating experience, estimated levels of future production, estimates by and contract terms with third-party suppliers, expectations as to government and legal requirements, feasibility reports (which may be prepared by company personnel and/or outside consultants) and other factors. Capital cost estimates for new projects under development generally are subject to greater uncertainties than additional capital costs for existing operations.

    Estimated periods for completion of capital projects are based on many factors, including experience in completing capital projects, and estimates provided by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects. Estimates also reflect assumptions with respect to factors beyond the control of Prime and Homestake, including, but not limited to, the time government agencies may take in processing applications, issuing permits and otherwise completing processes required under applicable laws and regulations. Actual time to completion may vary significantly from estimates.

    Estimates of exploration costs are based upon many factors such as past exploration costs, estimates of the level and cost of future activities, and assumptions regarding anticipated results on each property. Actual costs may vary during the year as a result of such factors as actual exploration results (which could result in increasing or decreasing expenditures for particular properties), changed conditions, and acquisitions and dispositions of property.

TAXES

    The Canadian statutory tax rate, including federal and provincial income tax and mining tax is approximately 49%. The applicable United States tax rate is 21% (20% alternative minimum tax plus 1% state tax). The Australian statutory rate is 36%.

    All of Prime's operations are conducted in Canada. Homestake's operations are conducted in a number of jurisdictions, with differing rates of taxation, but substantially all of Homestake's revenues come from the United States, Canada and Australia.

    Homestake's reported tax rate varies from the statutory rate because of certain differences between the tax laws and the accounting treatment of income and expenditures. For example, under the Arrangement there will be an increase in the basis of mining assets for financial reporting purposes that will not be deductible for Canadian tax purposes. The problem is partially mitigated by the FASB 109 deferred tax purchase accounting adjustments established at the time of purchase. In addition, some of Homestake's foreign exploration costs are expensed for accounting purposes but are not yet deductible for tax purposes. Therefore, the tax benefit related to those expenditures cannot be recognized until there is sufficient taxable income generated in the jurisdictions where such expenditures are incurred. Certain Canadian accounting expenses cannot be deducted in calculating the mining tax. Homestake also has limited ability to utilize foreign tax credits in calculating its United States income tax.

    Homestake's overall effective tax rate is dramatically impacted by the geographic mix of its pretax income and losses. A greater proportion of income in a high tax jurisdiction, like Canada, can cause the consolidated effective tax rate to rise. Homestake's consolidated provision for income taxes and related effective tax rate is based on pretax income (loss) before minority interests. Therefore, the Arrangement will not change the consolidated effective tax rate because 100% of Prime's pretax income and tax expense historically has been reflected in Homestake's consolidated operations.


    Homestake's overall effective tax rate also can fluctuate significantly during a period of low gold prices, because the tax rate is affected by the ratio of tax expense to pretax income. Low pretax income or pretax losses can produce unusually high or unusually low effective tax rates (including the possibility of negative rates). This can occur if mining and income tax expense continue to accrue on profitable mines in high tax jurisdictions while losses are incurred in low tax jurisdictions. The tax expense in the high tax jurisdiction is not fully offset by the tax benefit from losses generated in the low tax jurisdictions. As a result, as the income and tax expenses from all jurisdictions are blended into a consolidated total, the overall effective rate is disproportionately impacted.

                    EXCHANGE RATE OF CANADIAN AND US DOLLARS


    The following table sets forth, for each period indicated, the high and low Exchange Rates for one Canadian dollar expressed in US dollars, the average of such Exchange Rates on the last day of each month during such period, and the Exchange Rate at the end of such period.



                                                                          YEARS ENDED DECEMBER 31,
                                        NINE MONTHS ENDED   -----------------------------------------------------
                                        SEPTEMBER 30, 1998    1997       1996       1995       1994       1993
                                        ------------------  ---------  ---------  ---------  ---------  ---------
High..................................      $   0.7105      $  0.7487  $  0.7515  $  0.7529  $  0.7632  $  0.8046
Low...................................          0.6341         0.6954     0.7215     0.7025     0.7103     0.7439
Average...............................          0.6783         0.7220     0.7363     0.7287     0.7300     0.7729
Period End............................          0.6552         0.6997     0.7301     0.7325     0.7128     0.7544



    On October 16, 1998, the Exchange Rate for one Canadian dollar expressed in US dollars was US$0.6481.



    The following table sets forth, for each period indicated, the high and low Exchange Rates for one US dollar expressed in Canadian dollars, the average of such Exchange Rates on the last day of each month during such period, and the Exchange Rate at the end of such period.



                                                                          YEARS ENDED DECEMBER 31,
                                        NINE MONTHS ENDED   -----------------------------------------------------
                                        SEPTEMBER 30, 1998    1997       1996       1995       1994       1993
                                        ------------------  ---------  ---------  ---------  ---------  ---------
High..................................      $   1.5770      $  1.4398  $  1.3860  $  1.4235  $  1.4078  $  1.3443
Low...................................          1.4075         1.3357     1.3306     1.3282     1.3103     1.2428
Average...............................          1.4743         1.3849     1.3581     1.3723     1.3699     1.2939
Period End............................          1.5262         1.4291     1.3696     1.3652     1.4030     1.3255



    On October 16, 1998, the Exchange Rate for one US dollar expressed in Canadian dollars was C$1.5430.

           PRICE RANGE AND TRADING VOLUME OF PRIME COMMON SHARES AND
                       HOMESTAKE COMMON STOCK; DIVIDENDS

PRICE RANGES AND TRADING VOLUMES

    PRIME COMMON SHARES


    The Prime Common Shares are listed on the TSE, the VSE and Amex. The following table sets forth the price ranges and volume of trading for the Prime Common Shares for the periods indicated on the TSE and for the periods indicated on Amex beginning July 31, 1997, the date that the Prime Common Shares began trading on Amex.



                                                                        TSE                                 AMEX
                                                        -----------------------------------  -----------------------------------
                                                          HIGH        LOW        VOLUME        HIGH        LOW        VOLUME
                                                        ---------  ---------  -------------  ---------  ---------  -------------
                                                                               MILLIONS OF          (US$)           MILLIONS OF
                                                                (C$)             SHARES                               SHARES
1996
  First Quarter.......................................  $   15.13  $    9.38          9.1       --         --           --
  Second Quarter......................................      13.50      10.00          4.6       --         --           --
  Third Quarter.......................................      11.50       9.30          4.7       --         --           --
  Fourth Quarter......................................      10.55       8.75         11.0       --         --           --
1997
  First Quarter.......................................  $   12.50  $    8.90          8.6       --         --           --
  Second Quarter......................................      12.30       9.60          4.8       --         --           --
  Third Quarter.......................................      12.40       9.25          5.0    $    9.00  $    7.94          0.1
  Fourth Quarter......................................      12.45       6.85          8.4         9.13       5.00          0.2
1998
  First Quarter.......................................  $   11.95  $    8.09          4.9    $    8.50  $    5.81          0.3
  Second Quarter......................................      12.50      10.00         10.7         9.25       6.69          0.6
  Third Quarter.......................................      13.16       9.55         21.5         8.75       5.88          0.3
  Fourth Quarter (through October 16).................      15.80      13.50          5.8        10.19       8.63          0.3


    HOMESTAKE COMMON STOCK


    Homestake Common Stock is listed on the NYSE, the Australian Stock Exchange and the Swiss Stock Exchanges (Basel, Geneva and Zurich). The price ranges of Homestake Common Stock on the NYSE, the principal exchange on which shares of Homestake Common Stock are traded, and the volume of trading as shown on the NYSE Composite Transaction Tape are set forth in the following table for the periods indicated.



                                                                  HIGH        LOW        VOLUME
                                                                ---------  ---------  -------------
                                                                       (US$)           MILLIONS OF
                                                                                         SHARES
1996
  First Quarter...............................................  $   20.63  $   15.75         82.8
  Second Quarter..............................................      20.88      16.88         53.0
  Third Quarter...............................................      18.00      14.25         42.3
  Fourth Quarter..............................................      16.63      13.63         77.1
1997
  First Quarter...............................................  $   16.63  $   13.13         73.0
  Second Quarter..............................................      15.25      12.75         48.0
  Third Quarter...............................................      15.38      12.31         45.9
  Fourth Quarter..............................................      15.56       8.31         56.8
1998
  First Quarter...............................................  $   11.19  $    7.70         73.5
  Second Quarter..............................................      13.13       9.31         73.4
  Third Quarter...............................................      12.38       9.19         75.4
  Fourth Quarter (through October 16).........................      14.69      12.13         29.8

COMPARATIVE STOCK PRICES AND PREMIUM TO PRIME SHAREHOLDERS


    Homestake publicly announced on May 25, 1998 its proposal to acquire each Prime Common Share not held by HCI for 0.675 of a share of Homestake Common Stock or 0.675 of an HCI Exchangeable Share. On September 11, 1998, Prime and Homestake announced that Homestake and the Prime Board had agreed on an increased Exchange Ratio of 0.74. The following table shows the closing prices for Homestake Common Stock on the NYSE and for Prime Common Shares on the TSE and Amex on May 22, 1998, (the last trading day before May 25, 1998, when the initial proposal was announced), on September 10, 1998 (the last trading day before the increase was announced) and on October 16, 1998.



                                                             HOMESTAKE
                                                              COMMON
                                                               STOCK      PRIME COMMON SHARES
                                                            -----------  ---------------------
                                                               NYSE         TSE        AMEX
                                                            -----------  ---------  ----------
May 22, 1998..............................................  US$   12.06  C$  10.50  US$   7.50
September 10, 1998........................................  US$   11.88  C$  11.80  US$   7.88
October 16, 1998..........................................  US$   12.56  C$  14.50  US$   9.13



    The following table shows the equivalent market price, in both US and Canadian dollars, on May 22, 1998 and October 16, 1998, for 0.74 of a share of Homestake Common Stock, being the Exchange Ratio of HCI Exchangeable Shares and Homestake Common Stock for each Prime Common Share, based on the closing prices of Homestake Common Stock on the NYSE on those days.



May 22, 1998.............................................  C$  12.93* US$  8.92
October 16, 1998.........................................  C$  14.34* US$  9.29


------------------------


* Canadian dollar amounts are calculated by multiplying the actual US dollar amounts by the Exchange Rate on the applicable dates.



    Based on the closing price of Prime Common Shares on May 22, 1998, the closing prices of Homestake Common Stock on May 22, 1998 and October 16, 1998, and the Exchange Rates on the applicable dates, the Arrangement offers a premium of 23.2% at May 22, 1998 and a premium of 36.6% at October 16, 1998 to the holders of Prime Common Shares.


    The market value of the shares of Homestake Common Stock or HCI Exchangeable Shares that Prime Shareholders will receive in the Arrangement may vary significantly from the prices shown above. Prime Shareholders are urged to obtain current quotations for the market prices of Homestake Common Stock.

DIVIDENDS

    In March 1997, the Homestake Board elected to change from quarterly dividends to semi-annual dividends. On a semi-annual basis, the Homestake Board evaluates the financial circumstances and requirements of Homestake to determine whether a dividend should be paid and, if so, the amount of the dividend. Homestake can give no assurance that dividends will continue to be paid on a regular basis or in amounts previously paid. Any decision whether to pay dividends will be made based on the financial requirements of Homestake as determined by the Homestake Board from time to time.

    The following table sets forth, for the calendar quarters indicated, dividends per share paid on the Homestake Common Stock.



CALENDAR PERIOD                                                              DIVIDENDS PER SHARE
--------------------------------------------------------------------------  ---------------------
                                                                                    (US$)
1996
  First Quarter...........................................................        $    0.05
  Second Quarter..........................................................             0.05
  Third Quarter...........................................................             0.05
  Fourth Quarter..........................................................             0.05

1997
  First Quarter...........................................................             0.05
  Second Quarter..........................................................             0.05
  Third Quarter...........................................................           --
  Fourth Quarter..........................................................             0.05

1998
  First Quarter...........................................................           --
  Second Quarter..........................................................             0.05
  Third Quarter...........................................................           --



    On September 24, 1998, the Homestake Board declared a semi-annual dividend of five cents per share, payable November 18, 1998 to Homestake Stockholders of record on October 30, 1998.


    HCI will pay dividends on HCI Exchangeable Shares that are economically equivalent to the dividends paid on Homestake Common Stock, but Homestake Equivalent Dividends that are paid in cash will be payable in Canadian dollars. Dividends on Homestake Common Stock are payable in US dollars (except dividends payable to holders of record with Australian addresses are payable in Australian dollars).


    Under Homestake's bank credit agreement, Homestake is required to maintain a consolidated net worth (as defined in such agreement) of US$500 million. In addition, under the Trust Agreement, Homestake has agreed not to declare or pay dividends on the Homestake Common Stock unless HCI is able to pay and simultaneously pays an equivalent dividend on the HCI Exchangeable Shares.

    On a semi-annual basis, the Prime Board evaluates the financial circumstances and requirements of Prime to determine whether a dividend should be paid and, if so, the amount that should be paid. Any decision on dividends is made by the Prime Board from time to time and dividend payments previously made are not necessarily indicative of dividend payments that may be made in the future.


    The following table sets forth, for the calendar quarters indicated, dividends per share paid on the Prime Common Shares.



CALENDAR PERIOD                                                              DIVIDENDS PER SHARE
--------------------------------------------------------------------------  ---------------------
                                                                                    (C$)
1996
  First Quarter...........................................................        $  --
  Second Quarter..........................................................             0.04
  Third Quarter...........................................................           --
  Fourth Quarter..........................................................             0.04

1997
  First Quarter...........................................................           --
  Second Quarter..........................................................             0.04
  Third Quarter...........................................................           --
  Fourth Quarter..........................................................             0.04

1998
  First Quarter...........................................................           --
  Second Quarter..........................................................             0.04
  Third Quarter...........................................................           --

                                THE ARRANGEMENT

GENERAL

    The Prime Board and the Homestake Board each have approved the Arrangement Agreement. The Arrangement Agreement provides that subsidiaries of Homestake will acquire all of the Prime Common Shares not already owned by HCI, subject to, among other things, (i) approval of the Arrangement by the Prime Shareholders (including the Prime Minority Shareholders), (ii) adoption of the Restated Certificate by the Homestake Stockholders and (iii) approval of the Arrangement by the British Columbia Supreme Court. As a consequence of the Arrangement, Prime will become a wholly-owned subsidiary of Homestake and the holders of Prime Common Shares (other than Homestake subsidiaries and those who properly perfect and exercise their Dissent Rights) will have the choice of receiving the following consideration for each Prime Common Share:

    (i) 0.74 of a share of Homestake Common Stock, or

    (ii) 0.74 of an HCI Exchangeable Share.

    Any Prime Shareholder that does not properly and timely elect to receive Homestake Common Stock will receive HCI Exchangeable Shares.


    Fractional shares will not be issued. Cash in lieu thereof will be paid in US dollars to Prime Shareholders who receive Homestake Common Stock and will be paid in Canadian dollars to Prime Shareholders who receive HCI Exchangeable Shares.



    Holders of HCI Exchangeable Shares will have essentially the same voting rights with respect to Homestake as if they held an equivalent number of shares of Homestake Common Stock. Holders of HCI Exchangeable Shares also will receive Homestake Equivalent Dividends. Other than as required by law or as provided in the HCI Exchangeable Share Provisions, holders of HCI Exchangeable Shares will not be entitled to vote on matters related to HCI nor will they be entitled to receive any dividends payable by HCI except the Homestake Equivalent Dividends. Pursuant to the Homestake Rights Agreement, each share of Homestake Common Stock is accompanied by and trades with one Homestake Right. Each HCI Exchangeable Share will also be accompanied by and trade with one HCI Right that will entitle its holder to acquire additional HCI Exchangeable Shares at the same price and in the same amounts and circumstances in which holders of Homestake Rights are entitled to acquire Homestake shares.



    Holders of HCI Exchangeable Shares will have the right at any time to exchange each HCI Exchangeable Share for one share of Homestake Common Stock, plus the Additional Amount, if any. At any time on or after December 31, 2008 (subject to acceleration if there are fewer than 1,390,000 HCI Exchangeable Shares outstanding), HCI will have the right, but not the obligation, to redeem all outstanding HCI Exchangeable Shares for an equivalent number of shares of Homestake Common Stock, plus the Additional Amount, if any, in respect of each HCI Exchangeable Share. Homestake and HCH have the overriding right to purchase, for the same price, HCI Exchangeable Shares proposed to be exchanged by their holders or redeemed by HCI.



    Prime Shareholders who perfect and properly exercise their Dissent Rights will be entitled to be paid the fair value of their Prime Common Shares in cash in Canadian dollars. Homestake Stockholders do not have dissenters' appraisal rights. See "--Dissenters' Rights."


    Each Prime Outside Director holds options to acquire 10,000 Prime Common Shares, of which 5,000 are exercisable at a price of C$8.50 per share and 5,000 are exercisable at a price of C$9.55 per share, and all of which are vested or will vest as a result of the Arrangment. Each Prime Outside Director must elect, during the period beginning five days prior to the Prime Special Meeting and ending on the Effective Date, either to exercise his options or to receive from Prime cash equal to the difference between the option exercise price and the higher of (x) the market price of Prime Common Shares on the date of such election and (y) the market price of Prime Common Shares on the Effective Date.

BACKGROUND OF THE COMBINATION

    For a number of years, Homestake has engaged in a continuing evaluation of strategic alternatives, including evaluation of possible acquisition and merger candidates, both as a means of acquiring attractive operating properties and as a means of acquiring exploration properties with potential. In 1996, Homestake and Santa Fe Pacific Gold Corporation pursued negotiations that led to the announcement of a merger agreement on December 8, 1996. In March 1997, that agreement was terminated by Santa Fe. Santa Fe paid Homestake a US$65 million termination fee and subsequently consummated a merger with Newmont Mining Corporation.

    Following the termination of the Santa Fe merger agreement, Homestake continued its evaluation of other gold mining acquisition candidates. In December 1997, Homestake entered into an agreement to acquire Plutonic Resources Limited, the third largest Australian gold mining company. On April 30, 1998, that combination was consummated and Plutonic became a wholly-owned subsidiary of Homestake.

    At various times over the past four years, Homestake has considered the possibility of acquiring the 49.4% of Prime that it did not already own. This evaluation was undertaken in part pursuant to Homestake's preferred strategy of owning 100% of its operating subsidiaries. This preferred strategy is exemplified by Homestake's decision in late 1995 to acquire the public's 18% interest in Homestake Gold of Australia Limited, Homestake's principal Australian operating subsidiary at that time.

    Prior to May 1998, each time the matter was considered, Homestake concluded for various reasons that it would be inadvisable to seek to acquire the 49.4% of Prime that Homestake did not own. In May 1998, following the completion of the acquisition of Plutonic, Homestake re-examined the possibility of acquiring the Prime Common Shares that it did not own. On May 12, 1998, management of Homestake reviewed with the Homestake Board the potential advantages of such an acquisition. The Homestake Board was provided with the most recent analysis and pro forma financial information prepared by Homestake management, and the reasons why management now recommended pursuing the acquisition. Homestake management reviewed, among other things, the business conditions and prospects of the two companies on a stand-alone and combined basis, synergies and cost savings, and exploration potential and other benefits that would be realized by the Homestake Stockholders and Prime Shareholders. These matters are discussed in more detail under "Homestake's Reasons for the Transaction; Recommendation of the Homestake Board" below. Homestake's financial advisor did not participate in these discussions or in the preparation of the analyses reviewed with the Homestake Board. The Homestake Board determined that the acquisition of the remainder of the Prime Common Shares was in the best interests of Homestake and its stockholders. It also noted that the acquisition of the remainder of Prime would not add any additional management burdens to Homestake, inasmuch as Homestake has managed Prime's operations since first acquiring an interest in Prime. The Homestake Board also considered the form of transaction that would be appropriate, and concluded that Homestake should propose that the transaction be in the form of a plan of arrangement that would be presented to the Prime Shareholders for their approval and that would be subject to approval by the British Columbia Supreme Court. The Homestake Board authorized management to proceed with the development of a proposal and to determine the precise manner in which the proposal would be structured, presented and negotiated. Following the May meeting of the Homestake Board, Homestake retained SBC Warburg Dillon Read Inc. and its Canadian affiliate Bunting Warburg Inc. (collectively, "SBC Warburg"), as financial advisors to assist in the development of the terms and structure of the proposed transaction. On May 25, 1998, Homestake announced a proposal to acquire each of the Prime Common Shares not owned by HCI, with Prime Shareholders (other than HCI) having the choice of receiving either 0.675 of a share of Homestake Common Stock or 0.675 of an HCI Exchangeable Share for each Prime Common Share.

    The Prime Board met on May 27, 1998, and appointed a special committee of independent directors to review the Homestake proposal. The Prime Special Committee subsequently appointed McCarthy Tetrault as its special legal counsel and retained RBCDS as its independent financial advisor and the geological and mining consulting firm of Roscoe Postle as its technical advisor to conduct an audit of the reserves of the Eskay Creek mine. RBCDS' work included the preparation of the Valuation and Fairness Opinion. Roscoe Postle's work included a review of the methodology of ore reserve and resource estimation employed at the Eskay Creek mine, the conduct of an audit of such reserves and resources, reporting on the exploration potential and fair market value of Prime's exploration properties, and the provision of additional review and evaluation services. See "--RBCDS Valuation and Fairness Opinion" and "--Reports of Prime Special Committee Technical Advisor."


    On July 17, 1998, members of Homestake's management and its advisors made a presentation to the Prime Special Committee and its advisors. At this presentation, Homestake reviewed for the Prime Special Committee and its advisors Homestake's analysis and rationale for its proposal. Homestake also provided the Prime Special Committee and its advisors with information about Homestake, its properties and prospects and its financial condition. On August 5, 1998, members of Homestake management again met with RBCDS and counsel for Prime and for the Prime Special Committee to provide additional information regarding Homestake.

    On August 26, 1998, RBCDS presented to the Prime Special Committee certain preliminary results relating to its valuation work. In such presentation, RBCDS advised the Prime Special Committee of the midpoint of its draft valuation analysis and further advised the Prime Special Committee that the proposed exchange ratio of 0.675 of a share of Homestake Common Stock or 0.675 of an HCI Exchangeable Share for each Prime Common Share not owned by HCI was not within the preliminary valuation range determined by RBCDS and was therefore, in the opinion of RBCDS, inadequate from a financial point of view. On August 26, 1998, the Prime Board met and received a preliminary report from the Prime Special Committee. At that meeting, the Prime Special Committee advised the Prime Board that, in the opinion of the Prime Special Committee and based on the preliminary results of RBCDS' valuation work, the proposed exchange ratio of 0.675 was inadequate. The Prime Special Committee further advised the Prime Board that it was not prepared to recommend the Homestake proposal to the Prime Board or to the Prime Minority Shareholders. That conclusion was communicated to the management of Homestake.

    On September 3, 1998, Homestake management met with the Prime Special Committee, RBCDS and counsel for the Prime Special Committee to discuss the Homestake proposal. On September 4, 1998, Homestake management advised the Prime Special Committee that Homestake management was prepared to recommend to the Homestake Board that Homestake increase the exchange ratio to 0.74 of a share of Homestake Common Stock or 0.74 of an HCI Exchangeable Share for each Prime Common Share not owned by HCI and make certain changes to the proposed terms of the Arrangement Agreement requested by the Prime Special Committee. After further discussion between the parties, on September 8, 1998 Homestake advised the Prime Special Committee that Homestake would not again increase the proposed exchange ratio, even though the Prime Special Committee advised Homestake that the exchange ratio of 0.74 was below the preliminary valuation midpoint as determined by RBCDS.

    On September 9 and 10, 1998, the Prime Special Committee met with RBCDS and counsel for the Prime Special Committee. RBCDS advised the Prime Special Committee that although the exchange ratio of 0.74 was below the valuation midpoint, it was within the valuation range determined by RBCDS in its valuation assessment. RBCDS also indicated that it would be prepared to deliver an opinion to the Prime Special Committee to the effect that the proposed exchange ratio of
0.74 was fair from a financial point of view to the Prime Minority Shareholders. The Prime Special Committee was also advised that since the exchange ratio of
0.74 was below the valuation midpoint, the Arrangement Resolution would need to be approved by not less than two-thirds of the Prime Minority Shareholders at the Prime Special Meeting. After further consideration and consultation with RBCDS and counsel for the Prime Special Committee, the Prime Special Committee determined that it would recommend approval of the proposed Arrangement to the Prime Board and would recommend that the Prime Board recommend approval of the proposed Arrangement to the Prime Minority Shareholders. See "--Prime Special Committee--Deliberations of the Prime Special Committee" and "--Recommendation of the Prime Special Committee." That conclusion was communicated to Homestake.


    On September 10, 1998, the Homestake Board met and approved the revised exchange ratio of 0.74 of a share of Homestake Common Stock or 0.74 of an HCI Exchangeable Share for each Prime Common Share not owned by HCI. The Homestake Board also authorized management of Homestake to negotiate the terms of a definitive Arrangement Agreement with Prime.

    On September 10, 1998, the Prime Board met to receive an oral presentation from the Prime Special Committee with respect to the proposed Arrangement. In that meeting, Messrs. Anderson, Elam, Kirk, Leathley and Segsworth abstained from voting. After consideration, the Prime Board resolved to recommend that the Prime Minority Shareholders vote in favor of the Arrangement Resolution.

    During the period of September 11 to September 25, 1998, management of Homestake and representatives of the Prime Special Committee reached agreement on the definitive terms of the Arrangement Agreement. The Arrangement Agreement was approved by the Prime Board on September 28, 1998, with Messrs. Anderson, Elam, Kirk, Leathley and Segsworth abstaining from voting.

PRIME SPECIAL COMMITTEE

    GENERAL

    On May 27, 1998, the Prime Board appointed the Prime Special Committee to review, consider and report to the Prime Board on the terms of the proposed Arrangement. The Prime Special Committee consists of Graham H. Scott, J. Douglas Little and Alan J. Lenczner. Mr. Scott was appointed as Chairman of the Prime Special Committee. None of the members of the Prime Special Committee is an employee, insider, associate or affiliate of Prime or Homestake or of any of their respective associates or affiliates (other than by reason of being a director of Prime) nor has any member of the Prime Special Committee held any such position during the previous five years. Messrs. Scott and Lenczner, and the respective law firms of which they are partners, have provided legal services to both Prime and Homestake during the previous five years. Except in respect of their rights under outstanding Prime Board of Director Options, none of the members of the Prime Special Committee will benefit from the Arrangement in a manner that is different from the Prime Minority Shareholders nor will any of them have any material interest in Prime or Homestake. The Prime Special Committee was authorized to engage such legal counsel, valuers and other advisors as it considered appropriate.

    DELIBERATIONS OF THE PRIME SPECIAL COMMITTEE

    The Prime Special Committee undertook deliberate and full consideration of the Arrangement and obtained the advice of financial, technical and legal advisors for such purpose. The Prime Special Committee met as a committee 21 times in person or by telephone during the period from its constitution on May 27, 1998 to September 28, 1998, the date of its formal report to the Prime Board. On July 17, 1998, the Prime Special Committee and its advisors also attended a presentation by Homestake and its advisors relating to Homestake and the Arrangement. In addition, apart from meeting as a committee, members of the Prime Special Committee spent time reviewing and considering relevant data and documents and discussing matters arising out of their review among themselves and with the advisors to the Prime Special Committee.

    The Prime Special Committee engaged McCarthy Tetrault as its special legal counsel to assist the Prime Special Committee in carrying out its responsibilities and to provide the Prime Special Committee with advice concerning its duties and the conduct of its affairs.

    Because all management and technical functions of Prime are carried out by Homestake or HCI, the Prime Special Committee deemed it advisable to retain an independent technical advisor to assess the mineral properties of Prime. After considering submissions from several independent consulting firms, the Prime Special Committee engaged the services of Roscoe Postle to review the methodology of ore reserve and resource estimation employed at the Eskay Creek mine, conduct an audit of such reserves and resources, report on the exploration potential and fair market value of Prime's exploration properties, and provide additional review and evaluation services. See "--Reports of Prime Special Committee Technical Advisor."

    At various times throughout its deliberations, the Prime Special Committee, together with RBCDS, discussed with Roscoe Postle its activities in connection with the preparation of the Roscoe Postle Reports, including the results of meetings between Roscoe Postle and management of Prime and Homestake and staff at the Eskay Creek mine. Further, the Prime Special Committee discussed in detail with Roscoe Postle the methodology, assumptions and parameters for reserve and resource estimation at the Eskay Creek mine and the methodology used in connection with the audit of such reserves and resources, as well as the valuation methodologies, approaches and assumptions used in connection with the assessment of the exploration potential and fair market value of Prime's exploration properties.

    The Prime Special Committee, after considering several investment dealers, engaged the services of RBCDS to prepare a formal valuation in accordance with Policy 9.1 and Policy Q-27, to provide an opinion as to whether the terms of the Arrangement are fair from a financial point of view to the Prime Minority Shareholders and to provide financial advice to the Prime Special Committee. The Prime Special Committee concluded that RBCDS was a qualified and independent valuer, competent to provide the financial services required by the Prime Special Committee. See "--RBCDS Valuation and Fairness Opinion."

    At various times throughout its deliberations, the Prime Special Committee discussed with RBCDS its activities in connection with the preparation of the Valuation and Fairness Opinion, including the results of due diligence meetings between RBCDS and management of both Prime and Homestake, and matters relating to the review, analysis and adjustment by RBCDS of internal Prime plans and models and its review of agreements and other documents relating to Prime's assets. The Prime Special Committee discussed in detail with RBCDS the valuation methodologies, approaches and assumptions proposed to be used by RBCDS in preparing the Valuation and Fairness Opinion, including the potential to increase the ore output at the Eskay Creek mine. The Prime Special Committee also conducted a detailed review of a draft of the Valuation and Fairness Opinion with representatives of RBCDS, who answered questions from members of the Prime Special Committee to their satisfaction. The Prime Special Committee determined that the Valuation and Fairness Opinion had been properly prepared and was adequate to allow the Prime Special Committee to form a judgment and recommendation on financial matters with respect to the terms of the Arrangement.

    RBCDS also addressed with the Prime Special Committee provisions of Policy
9.1 and Policy Q-27 which require a valuer to consider any distinctive material value that may accrue to Homestake as a result of the Arrangement that would not be available to an independent third party buyer. In this regard, the Prime Special Committee requested RBCDS to specifically consider, among other things, possible benefits of the Arrangement unique to Homestake such as any accelerated use of available tax losses, reduced costs and other expense eliminations and synergies.

    On August 26, 1998, RBCDS presented to the Prime Special Committee certain preliminary results relating to its valuation work. In such presentation, RBCDS advised the Prime Special Committee of the midpoint of its draft valuation analysis and further advised the Prime Special Committee that the proposed exchange ratio of 0.675 of a share of Homestake Common Stock or 0.675 of an HCI Exchangeable Share for each Prime Common Share not owned by HCI was not within the preliminary valuation range determined by RBCDS and was therefore, in the opinion of RBCDS, inadequate from a financial point of view. The Prime Special Committee subsequently advised the Prime Board and management of Homestake that, in the opinion of the Prime Special Committee and based on the preliminary results of RBCDS' valuation work, the proposed exchange ratio of 0.675 was inadequate and that therefore the Prime Special Committee was not prepared to recommend the Homestake proposal to the Prime Board or to the Prime Minority Shareholders.

    The Prime Special Committee, in a series of discussions and meetings with representatives of Homestake from August 26, 1998 to September 10, 1998, engaged in negotiations for an increase in the proposed exchange ratio. In such discussions, the Prime Special Committee also requested certain changes to the proposed terms of the Arrangement Agreement. Homestake offered to increase the exchange ratio to 0.74 of a share of Homestake Common Stock or 0.74 of an HCI Exchangeable Share for each Prime Common Share and agreed to make the requested changes to the terms of the Arrangement Agreement. See "--Background of the Combination."

    On September 9 and 10, 1998, the Prime Special Committee met with RBCDS and counsel for the Prime Special Committee. RBCDS advised the Prime Special Committee that although the exchange ratio of 0.74 was below the valuation midpoint, it was within the valuation range determined by RBCDS in its valuation assessment. RBCDS also indicated that it would be prepared to deliver an opinion to the Prime Special Committee to the effect that the proposed exchange ratio of
0.74 was fair from a financial point of view to the Prime Minority Shareholders. The Prime Special Committee was also advised that since the exchange ratio of
0.74 was below the valuation midpoint, the Arrangement would require approval by not less than two-thirds of the votes cast by the Prime Minority Shareholders at the Prime Special Meeting. On that basis, and after considering other relevant factors set out below, the Prime Special Committee made an oral presentation to the Prime Board on September 10, 1998 recommending that the Prime Board approve the proposed Arrangement and recommend approval of the proposed Arrangement to the Prime Minority Shareholders.

    In addition to the Valuation and Fairness Opinion and Roscoe Postle Reports, during the course of its deliberations and in arriving at its recommendation, the Prime Special Committee reviewed, considered and discussed, both together with and separate from its financial and technical advisors and legal counsel, the following matters:

(a) the terms of the Arrangement Agreement and the procedures required in order to effect the Arrangement, including:


    (i) approval by the British Columbia Supreme Court which will, among other things, consider the fairness of the Arrangement;


    (ii) shareholder approval including approval by not less than two-thirds of the Prime Minority Shareholders at the Prime Special Meeting; and


    (iii) the rights of dissent and appraisal which will be available to Prime Shareholders who dissent to the Arrangement;


(b) advantages and disadvantages to Prime and the Prime Minority Shareholders of the Arrangement, including:

    (i) the effect on Prime's costs of carrying on business, including general and administrative expenses, and on Prime's general business objectives and corporate structure;

    (ii) the opportunity for Prime to combine its operations with those of a large senior gold mining company and that the combined company will have enhanced long-term growth prospects and greater geographic diversification in its operating and exploration properties than Prime, and will allow the anticipated cash flow from the Eskay Creek mine over its remaining life to be applied toward development and exploration of a more geographically diversified group of properties;

    (iii) the long-term prospects of Prime, and that the business of the combined company will have significantly greater financial and business resources than those of Prime alone, which may enable the combined company to compete more effectively with competitors having greater resources than Prime alone;

    (iv) a pro forma contribution analysis of the contributions by each of Prime and Homestake to the combined company; and


    (v) the relative liquidity and nature of Prime Minority Shareholders' investment before and after giving effect to the completion of the Arrangement, including that Prime Minority Shareholders would lose exposure to silver price movements on a relative basis;


(c) the nature and composition of the Prime Minority Shareholders;


(d) that the HCI Exchangeable Shares will provide holders with a security of a Canadian issuer having essentially the same economic rights and, indirectly, voting rights as those of a holder of Homestake Common Stock, while providing holders of HCI Exchangeable Shares who are Canadian residents with the opportunity to obtain, in certain circumstances, a deferral of some or all of the taxable gain they would otherwise realize for Canadian federal income tax purposes; and the HCI Exchangeable Shares are not expected to constitute "foreign property" for Canadian federal income tax purposes;


(e) whether any special benefits would accrue to Homestake as a result of the Arrangement; and

(f) the adequacy of the consideration offered by Homestake, including whether any premium over the fair market value or the trading price of Prime Common Shares forms part of such consideration and the adequacy of such premium, if any.


    In reaching its determination, the Prime Special Committee also considered and evaluated, among other things: (i) information with respect to the financial condition, business and operations of Prime and Homestake on both a historical and prospective basis, including on a pro forma consolidated basis; (ii) information with respect to the operations, reserves, asset quality, cost structure and properties of Prime and Homestake; (iii) historical information regarding the trading prices and volumes of the Prime Common Shares and Homestake Common Stock; (iv) recent and historical information as well as industry forecasts regarding the prices and price trends of gold and silver and the potential impact thereof on each of Prime, Homestake and the combined entity; and (v) current and prospective economic, industry, market and world political conditions affecting Prime and Homestake. The Prime Special Committee also recognized that there are certain risks associated with the Arrangement, including the factors set forth under "Risk Factors" and "Cautionary Statements" in this Supplement.


    RECOMMENDATION OF THE PRIME SPECIAL COMMITTEE

    ON SEPTEMBER 25, 1998, THE PRIME SPECIAL COMMITTEE RECEIVED THE WRITTEN VALUATION AND FAIRNESS OPINION FROM RBCDS. ON SEPTEMBER 28, 1998, THE PRIME SPECIAL COMMITTEE APPROVED THE PRIME SPECIAL COMMITTEE FORMAL REPORT TO THE PRIME BOARD CONCLUDING THAT THE ARRANGEMENT IS FAIR TO THE PRIME MINORITY SHAREHOLDERS AND CONFIRMING ITS PREVIOUS RECOMMENDATION ON SEPTEMBER 10, 1998 THAT THE PRIME BOARD APPROVE THE ARRANGEMENT AND RECOMMEND APPROVAL OF THE ARRANGEMENT RESOLUTION TO THE PRIME MINORITY SHAREHOLDERS.

    In arriving at its conclusions and formulating its recommendation, the Prime Special Committee considered fully all of the matters referred to under "--Deliberations of the Prime Special Committee." However, the Prime Special Committee paid special attention to the fact that Prime Minority Shareholders would not receive under the Arrangement, in consideration for their Prime Common Shares, a premium over the midpoint of the fair market value of the Prime Common Shares as determined by RBCDS in the Valuation. Notwithstanding this concern, the Prime Special Committee concluded, on balance, that in determining whether the Arrangement is fair to Prime Minority Shareholders the negative factors that it considered were outweighed by the positive factors. In coming to such conclusion, the Prime Special Committee assigned, among the matters considered, relatively greater weight to the Valuation and Fairness

Opinion, potential constraints on Prime's long-term growth prospects if the Arrangement is not completed (in view of Homestake's stated intention to maintain majority ownership of Prime and Homestake's advice that it does not favor international expansion of Prime's operating and exploration activities) and the fact that shares of the Homestake Common Stock that Prime Shareholders will receive in consideration for their Prime Common Shares under the Arrangement (assuming exchange of the HCI Exchangeable Shares) are relatively liquid and may be readily traded in the public market.


RECOMMENDATION OF THE PRIME BOARD

    On September 28, 1998, a meeting of the Prime Board was held to receive the formal report of the Prime Special Committee. In its formal report, the Prime Special Committee concluded that the Arrangement is fair to the Prime Minority Shareholders and recommended to the Prime Board that it approve the Arrangement and recommend to Prime Minority Shareholders that they vote in favor of the Arrangement Resolution. The Prime Board reviewed the formal report of the Prime Special Committee and resolved to approve the Arrangement. THE PRIME BOARD HAS DETERMINED THAT THE ARRANGEMENT IS FAIR TO PRIME MINORITY SHAREHOLDERS AND RECOMMENDS THAT PRIME MINORITY SHAREHOLDERS VOTE IN FAVOR OF THE ARRANGEMENT RESOLUTION.

    M. Norman Anderson, a director of Prime, is also a director of Homestake. Gene G. Elam, Wayne Kirk, Gillyeard J. Leathley and Walter T. Segsworth are officers, employees and stockholders of Homestake and directors of Prime, and Messrs. Kirk and Segsworth also are officers of Prime. Each of Messrs. Anderson, Elam, Kirk, Leathley and Segsworth fully disclosed his relationship with Homestake and abstained from voting at the meeting of the Prime Board to approve the Arrangement and to recommend that Prime Minority Shareholders approve the Arrangement Resolution. All members of the Prime Board who were present and did not abstain from voting at the meeting of the Prime Board voted in favor of the resolution approving the Arrangement.

    Prime Minority Shareholders should consider the terms of the Arrangement carefully and should come to their own decision as to whether to vote in favor of the Arrangement Resolution. Shareholders who are in doubt as to how they should vote should consult their investment dealer, stock broker, chartered accountant, lawyer or other professional advisor.

RBCDS VALUATION AND FAIRNESS OPINION


    The Valuation and Fairness Opinion are attached as Appendix H.



    RBCDS was retained by the Prime Special Committee on June 10, 1998 to act as its financial advisor and to prepare the Valuation and Fairness Opinion. RBCDS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. For providing the Valuation and Fairness Opinion, RBCDS will be paid a fee of C$440,000. The compensation of RBCDS does not depend in whole or in part on the conclusions reached in the Valuation and Fairness Opinion or the successful outcome of the Arrangement. The Prime Special Committee has also agreed, on behalf of Prime, to indemnify RBCDS in certain circumstances and to reimburse its reasonable expenses.



    Neither RBCDS nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the SECURITIES ACT (Ontario)) of Prime, Homestake or any of their respective associates or affiliates. RBCDS has not been engaged to provide any financial advisory services to, nor has it participated in any financing involving, Prime, Homestake or any of their respective associates or affiliates within the past two years. There are no understandings, agreements or commitments between RBCDS and Prime, Homestake or any of their respective associates or affiliates with respect to any future business dealings. RBCDS may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Prime, Homestake or any of their respective associates or affiliates.

    RBCDS acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Prime, Homestake or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBCDS conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Prime, Homestake or the Arrangement.


    RBCDS was instructed by the Prime Special Committee to (i) prepare a valuation of Prime and of the Homestake Common Stock and HCI Exchangeable Shares to be issued as consideration in exchange for Prime Common Shares under the Arrangement and (ii) provide an opinion as to the fairness from a financial point of view of the terms of the Arrangement to the Prime Minority Shareholders, both in accordance with Policy 9.1 and Policy Q-27. In the preparation of the Valuation and Fairness Opinion, RBCDS reviewed and relied upon or carried out, among other things: certain publicly available business, financial and other information relating to, and stock trading history of, Prime and Homestake; life of mine operating plans and financial information prepared by Prime relating to the Eskay Creek mine and Snip mine and to Prime generally; discussions with senior management of Prime and Homestake, the auditors and legal counsel of Prime and the auditors of Homestake; and the Roscoe Postle Reports and discussions with the principals of Roscoe Postle. RBCDS also relied upon such other information and carried out such other investigations and analyses as it considered necessary or appropriate in the circumstances. RBCDS also visited the Eskay Creek mine and Snip mine to tour the mines and gain familiarity with various aspects of their operations, and attended a presentation made to the Prime Special Committee on July 17, 1998 by Homestake and its advisors. RBCDS has not, to the best of its knowledge, been denied access by Prime or Homestake to any information requested by RBCDS.


    With the Prime Special Committee's approval, RBCDS has relied upon and assumed without independent verification (subject to the exercise of its professional judgment) the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of Prime and Homestake, and their respective consultants and advisors (collectively, the "Information"). The Valuation and Fairness Opinion are conditional upon such completeness, accuracy and fair presentation of the Information.

    In preparing the Valuation and Fairness Opinion, RBCDS has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference into this Supplement with respect to Prime, Homestake and their respective subsidiaries and affiliates and the Arrangement is accurate in all material respects.

    The Valuation and Fairness Opinion are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at September 4, 1998 and the condition and prospects, financial and otherwise, of Prime, Homestake and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBCDS in discussions with management of Prime and Homestake. In its analyses and in preparing the Valuation and Fairness Opinion, RBCDS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBCDS or any party involved in the Arrangement.

    For purposes of the Valuation, RBCDS defined fair market value as the highest price, expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act. No downward adjustment was made to the value of the Prime Common Shares to reflect the liquidity of the Prime Common Shares, the effect of the Arrangement or the fact that Prime Common Shares held by Prime Minority Shareholders do not form part of a controlling interest.

    In assessing the fair market value of Prime, RBCDS used the following valuation methods: a net asset value ("NAV") analysis (employing where appropriate discounted cash flow analysis and an appropriate market multiple) and an analysis of certain ratios of certain comparable publicly traded companies (the "Comparable Company method"). Under the NAV method, the implied value of Prime Common Shares ranged from C$11.96 to C$12.91 and, under the Comparable Company method, the implied value of the Prime Common Shares ranged from C$7.03 to C$16.09. In its valuation of Prime, RBCDS placed the greatest emphasis on the NAV method, with secondary emphasis on the Comparable Company method.


    In assessing the fair market value of the Homestake Common Stock and HCI Exchangeable Shares to be issued as consideration in exchange for Prime Common Shares under the Arrangement, RBCDS relied on the market value method given the high liquidity of the Homestake Common Stock, the number of shares of Homestake Common Stock issuable in connection with the Arrangement and other characteristics of the Homestake Common Stock and HCI Exchangeable Shares specified in the Valuation. In addition, RBCDS indicated in the Valuation that it was not aware of any material information which had not been publicly disclosed which would reasonably be expected to affect the market price of the Homestake Common Stock.


    In the Valuation, RBCDS determined that the fair market value of Prime, as at September 4, 1998, was in the range of C$11.00 to C$13.25 per Prime Common Share and that the fair market value of the Homestake Common Stock and HCI Exchangeable Shares to be issued as consideration in exchange for Prime Common Shares under the Arrangement, as at September 4, 1998, was approximately C$11.96 per Prime Common Share based on a fair market value of US$10.56 per share of Homestake Common Stock (being the 30-day average to September 4, 1998). RBCDS also determined that the fair market value of the Homestake Common Stock is an appropriate indicator of the expected fair market value of the HCI Exchangeable Shares. Accordingly, the range of implied exchange ratios based on the fair market values of the Prime Common Shares and the shares of Homestake Common Stock and HCI Exchangeable Shares, as determined by RBCDS, is 0.680 to 0.820. RBCDS ALSO ADVISED THE PRIME SPECIAL COMMITTEE IN THE FAIRNESS OPINION THAT THE TERMS OF THE ARRANGEMENT ARE FAIR FROM A FINANCIAL POINT OF VIEW TO THE PRIME MINORITY SHAREHOLDERS.


    Consideration of only selected portions of the Valuation and Fairness Opinion would likely be misleading and omit important parts of the process and supporting assumptions used to arrive at such valuation and opinion. THE SUMMARY OF THE VALUATION AND FAIRNESS OPINION SET FORTH IN THIS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH VALUATION AND OPINION, WHICH ARE CONTAINED IN APPENDIX H HERETO, AND PRIME MINORITY SHAREHOLDERS ARE URGED TO READ THE VALUATION AND FAIRNESS OPINION CAREFULLY AND IN THEIR ENTIRETY.


    The Valuation and Fairness Opinion address only the fairness of the terms of the Arrangement from a financial point of view and do not constitute a recommendation to any Prime Shareholder as to how to vote at the Prime Special Meeting.



PRIOR VALUATIONS



    Management of Homestake prepared internal assessments of the value of Prime in March and May 1997 for purposes of its consideration of various options for its investment in Prime, and in May 1998 for the purpose of determining a value of Prime when making an acquisition proposal to the Prime Board. The assessments were based solely on a net asset value approach and did not consider any market value approaches.



    In the assessments completed in March and May 1997, Homestake used a variety of assumptions, including, among other things, a discount rate of 3%; long-term gold prices and silver prices of US$400 and US$5.50 per ounce, respectively; exchange rates of US$/C$ of $0.74 and a tax rate of 50%. Homestake did not attribute any material value to Prime's exploration potential in these assessments. Based on the assessments, Homestake's net asset value of Prime was approximately US$470 million or US$6.18 per share (C$8.35 per share). RBCDS reviewed the assessments but did not rely on them for purposes of the Valuation as they did not reflect market conditions at the time RBCDS was preparing the Valuation.



    In the May 1998 assessment, Homestake used the following assumptions in its calculation of Prime's net asset value: long-term gold and silver prices of US$350 and US$5.25 per ounce, respectively; a discount rate of 0%; a tax rate of 51% and a value for 100% of Prime's exploration potential of US$100 million. Based on these assumptions, Homestake calculated a net asset value of Prime of US$8.33 per share. On May 25, 1998 Homestake proposed an exchange ratio of
0.675. Using the May 22, 1998 Homestake Common Stock trading price of US$12.06, that exchange ratio results in an offer price per Prime Common Share as of May 22, 1998 of US$8.14. (On September 11, 1998, Homestake and the Prime Board agreed on an increased Exchange Ratio of 0.74.)



    RBCDS reviewed the May 1998 assessment but did not rely on it for purposes of the Valuation due to differences in assumptions and methodology between Homestake's approach and that of RBCDS. RBCDS believes its approach, which incorporates market multiples and net asset value, is a better approach to deriving a fair market value for Prime.



    Copies of the assessments are available for inspection at the offices of Prime. A copy of the assessments will be sent to any Prime Shareholder upon request to the Corporate Secretary of Prime upon payment of a nominal charge to cover printing and postage.



REPORTS OF PRIME SPECIAL COMMITTEE TECHNICAL ADVISOR



    Roscoe Postle was formally engaged by the Prime Special Committee on June 24, 1998 to review the methodology of ore reserve and resource estimations at the Eskay Creek mine and conduct an audit of such reserves and resources, report on the exploration potential and fair market value of Prime's exploration properties, and provide additional review and evaluation services. Roscoe Postle is one of Canada's leading independent geological and mining consultants and has provided a wide range of engineering consulting services for major mining companies, junior mining and exploration companies, financial institutions and individual investors. In such engagements, Roscoe Postle has rendered independent opinions on ore reserves, project economics, the value of mining and exploration properties and related matters. Roscoe Postle is not an insider, associate or affiliate of Prime or Homestake, but was engaged by Prime in 1989 to provide certain geological services, and was engaged by Homestake in 1997 to perform an audit of underground reserves at the Homestake mine. There are no agreements or understandings, express or implied, with respect to future business between Roscoe Postle and either of Prime or Homestake. Roscoe Postle will be paid a fee of C$69,000 and reimbursed for its reasonable expenses for providing its services to the Prime Special Committee in connection with the Arrangement.


    In the course of its engagement, Roscoe Postle prepared two reports, each dated July 28, 1998, for the Prime Special Committee. The first report contained an audit of the reserves and resources at the Eskay Creek mine and analyzed the exploration potential of the immediate mine area (the "Audit Report"). The second report analyzed the exploration potential and fair market value of areas of the Eskay Creek property (other than the immediate mine area) and of Prime's other exploration properties (the "Exploration Properties Report"). Copies of the Roscoe Postle Reports are available for inspection at the offices of Prime. A copy of the Roscoe Postle Reports will be sent to any Prime Shareholder upon request to the Corporate Secretary of Prime upon payment of a nominal charge to cover printing and postage.

    In order to prepare the Roscoe Postle Reports, Roscoe Postle visited the Eskay Creek mine site to review technical data, tour the underground operation and gain familiarity with various aspects of the operation and the reserve and resource database and estimation process. Roscoe Postle also visited the Corey property exploration camp to review data. In addition, Roscoe Postle held various discussions with Eskay Creek staff and with management of Prime and Homestake in Vancouver, British Columbia.

    In the Audit Report, Roscoe Postle reported to the Prime Special Committee that it had conducted a thorough audit of the reserves and resources at the Eskay Creek mine. The audit comprised a review of the methodology, assumptions and parameters for reserve and resource estimation, as well as a re-estimation for specific parts of the deposit. IN ROSCOE POSTLE'S OPINION, THE RESERVES AND RESOURCES AS ESTIMATED BY THE ESKAY CREEK MINE STAFF ARE REASONABLE. As of December 31, 1997, the total ore reserves at Eskay Creek were reported by Prime at 1,356,152 tonnes grading 58.06 grams of gold per tonne and 2,684 grams of silver per tonne and the additional resources were reported by Prime at 337,000 tonnes grading 20.12 grams of gold per tonne and 410 grams of silver per tonne. Roscoe Postle reported that the reserve and resource estimates have been done in an appropriate manner, using reasonable assumptions and parameters, and that the overall quality of the estimation work was very high. Roscoe Postle further reported that considerable effort had been applied to refining the tonnage and grade estimations using experience gained in the mining operations at the Eskay Creek mine. Any shortcomings found in the derivation of the reserve estimate were reported to be minor ones, and in almost all cases where problems are known to exist, the mine staff was working to resolve them.


    In the Audit Report, Roscoe Postle reported that the reserves and resources at Eskay Creek were estimated by the mine geological staff using computer block models and inverse-distance-squared sample weighting. The block model was constrained with 3D triangulation models created from cross-sectional geological interpretations. Roscoe Postle further reported that it had reviewed the database, methodology, assumptions and parameters used in estimation of the reserves and resources and found them to be reasonable and appropriate. Cut off grades had been derived and applied in a reasonable fashion and appropriate factors had been applied to the reserves to account for mining extraction and dilution.


    The Audit Report also reported that the audit checks carried out by Roscoe Postle yielded results that agreed well with the reported reserves. Roscoe Postle's estimates of precious metal grades differed from the mine staff estimation by less than 10%, which was viewed as within an acceptable margin of error, especially in view of the variability in results due to minor changes in the database and the nature of the ore body. Roscoe Postle noted that mine staff had reviewed the block model and applied manual adjustments in areas where mining experience suggested that some divergence from the reserve estimate might occur. Roscoe Postle further noted that the block model had been in use for less than one year and that it would be prudent to further refine the parameters and models.


    The Audit Report also reported that a reconciliation exercise conducted over the first six months of 1998 by the mine staff and reviewed by Roscoe Postle indicated that the block models may be understating tonnage and overstating precious metal grades, although Roscoe Postle stressed that the six-month time period in which the data was collected for the analysis was too short to draw definitive conclusions. Roscoe Postle noted that there was evidence that the tonnage of the ore in the 21B Zone was being understated by approximately 15%, whereas gold and silver grades were overstated by approximately 7% and 15%, respectively. The apparent discrepancy in tonnage was thought to be due to an underestimation of specific gravity, resource volume and dilution. Roscoe Postle further noted that the apparent overstatement of grades was partially offset by the understatement of tonnage.

    Roscoe Postle noted in the Audit Report that the mining methods and production rates appear to be optimized for minimizing dilution and maximizing extraction, especially for the direct-shipping component of the ore. Roscoe Postle expressed the opinion that the production rate for the smelter ore may be modestly increased but a substantial increase in production rate would result in less precise grade control and an attendant loss in profitability. For the mill-feed ore, where the quality control constraints are not so severe, Roscoe Postle indicated that there may be scope for increasing the production rate as well.


    Roscoe Postle was of the opinion that the exploration potential in the immediate area is good for modest increases in tonnage, although it reported that there appears to be little scope for discovery of something on the scale of the 21B Zone. Roscoe Postle noted that during the mine's operating life to date, the reserves mined have been more than replaced by exploration.

    In the Exploration Properties Report, Roscoe Postle analysed the exploration potential and fair market value of areas of the Eskay Creek property (other than the immediate mine area) and of Prime's other exploration properties. The other properties consist of the Corey property south of Eskay Creek; the Pillow Basalt Ridge property, the GIN claims, and the Club property north of Eskay Creek; the Java property in the Yukon; and the Marchand property in Quebec. Roscoe Postle noted that its approach to estimating the fair market value of such exploration properties consisted of a two-step process. The first step was to use the technical data from past exploration and warranted future exploration to determine an appraised value for the property, using the appraised value method. The second step was to confirm the appraised value using a different method, if such information was available. The other methods used by Roscoe Postle were the option agreement terms method and the comparable transaction method. The appraised value and the other values were then used to estimate a fair market value for each of Prime's exploration properties.

    In the Exploration Properties Report, Roscoe Postle estimated that the total value of Prime's interest in the exploration properties it had evaluated was C$6,698,000. The property with the highest exploration value was the Eskay Creek property (excluding the immediate mine area), with an estimated fair market value of C$4,327,000.

HOMESTAKE'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE HOMESTAKE BOARD

    HOMESTAKE'S REASONS FOR THE TRANSACTION


    In connection with its consideration of the transaction, the Homestake Board received and considered presentations by Homestake management and presentations by and advice from Homestake's legal and other advisors in May and September 1998. After careful consideration, on September 10, 1998 the Homestake Board approved the transaction and the Arrangement as being fair to and in the best interests of Homestake and its stockholders. In reaching these decisions, the Homestake Board considered a number of factors including those listed below. In view of the wide variety of factors considered by the Homestake Board in its evaluation and the complexity of those matters, the Homestake Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decisions. In addition, individual members of the Homestake Board may have given different weight to different factors.


    GENERAL INDUSTRY FACTORS. The Homestake Board reviewed the generally prevailing conditions in the gold industry in North America and worldwide. The Homestake Board believes that in the current low gold price environment, companies that continue to reduce their costs, become more efficient and add quality reserves will weather the low gold price environment and thrive when gold prices return to more normal levels. In addition, companies that consolidate, increase their cash flow through the acquisition of low cash cost production, and acquire good exploration prospects will be much better positioned to compete in the future than those companies that do not take the opportunity to grow during this period of depressed valuations. Finally, recent experience of a number of gold companies in many parts of the world has demonstrated the value of growing and adding quality production in countries with low political risk profiles.

    BUSINESS, CONDITIONS AND PROSPECTS OF PRIME AND HOMESTAKE. In evaluating the proposed Arrangement, the Homestake Board considered information with respect to the business, conditions and prospects of both Prime and Homestake. The Homestake Board noted that Prime is a low cash-cost producer that generates substantial amounts of cash, even in a low price environment. However, because the Snip mine will close on or about April 1, 1999, Prime essentially is a one-mine company, with the Eskay Creek mine having an estimated life of approximately 10 years. Although the Eskay Creek mine has been successful in replacing reserves mined to date, it is likely to be increasingly difficult to do so in the future, particularly at grades that are as high as those currently being mined. The Homestake Board also noted that for a number of years both Homestake and Prime have not had exploration success in Canada outside of the boundaries of the Eskay Creek mine, in spite of joint venture exploration efforts that have gone on for a number of years at a cost of approximately US$6.7 million. Notwithstanding that lack of success, Homestake believes that the Eskay Creek area has good exploration potential. Finally, the Homestake Board noted that there have been very few opportunities for quality acquisitions in Canada that would not be dilutive to Prime Shareholders, despite an intensive search by Homestake and Prime over the past several years. The Homestake Board believes that expansion by Prime beyond Canada would not be a cost-effective alternative. Development of an effective international exploration and operations organization takes many years at a considerable cost. International exploration is very expensive, and competition for good properties is intense, especially in areas with good potential and relatively low political risk.


    Homestake owns interests in 16 mines, of which it manages 11. As a result, Homestake has expertise in managing a wide variety of mining operations in many locations throughout the world. A number of the Homestake mines are young and developing, with excellent potential for substantial addition to reserves. Several of Homestake's mines, including the Williams, David Bell, Super Pit, Plutonic and Darlot/ Centenary mines, are long-lived operations. In recent years, Homestake has been successful in substantially reducing its cash cost per gold equivalent ounce, although Homestake's average cash cost per gold equivalent ounce is higher than that of Prime. In addition, Homestake possesses a large exploration portfolio, with properties in highly prospective areas in Nevada, Western Australia, South America, and Eastern Europe. Homestake also has an experienced exploration group established in principal locations in the areas of its exploration activities.



    RELATIVE PRICES AND LIQUIDITY OF STOCK; OTHER STOCK MARKET
CONSIDERATIONS. The Homestake Board considered the relative prices of the two companies' shares as one aspect of its evaluation. Homestake's proposal represents a 23.2% premium to the market price of Prime Common Shares on the last trading day for the two stocks prior to the initial proposal on May 25, 1998. The Homestake Board believes that the premium is not comparable with other transactions partly for the reason that Prime has historically traded at a higher price relative to its peer companies based, in part, upon the market expectation that at some time Homestake would offer to acquire the Prime Common Shares not owned by it. In addition, Prime does not have substantial amounts of mineralized material that have the potential for conversion to reserves. The Homestake Board also considered the relative liquidity of Prime Common Shares as compared to that of Homestake Common Stock, and noted that the trading volume for Homestake Common Stock is substantially greater than the trading volume for Prime Common Shares. Because Prime Common Shares trade at a much lower relative volume as compared with Homestake Common Stock, it is much more difficult to liquidate substantial amounts of Prime Common Shares during a relatively short period of time.


    The Homestake Board also considered the fact that, until recently, Homestake Common Stock has traded at multiples that were significantly lower than those of other major North American producers, principally Barrick Gold Corporation, Newmont Mining Corporation and Placer Dome Inc. During the past year and particularly during the several months prior to and after completion of the acquisition of Plutonic, Homestake's stock price has improved relative to the stock prices of the other three major North American producers. The Homestake Board believes that there is a good opportunity for even greater improvement in the relative price of Homestake Common Stock as the market increasingly recognizes the restored growth profile for Homestake, the excellent exploration potential of Homestake's Western Australian properties, the continued reduction in Homestake's costs, its healthy balance sheet and cash flow, and the low political risk profile for Homestake.


    SYNERGIES AND COST SAVINGS. In considering the Arrangement, the Homestake Board recognized that the synergies and cost savings potential are limited. Since Homestake already manages Prime, there is a limited opportunity to eliminate redundant activities. Although there is some potential for savings due to the elimination of the costs associated with Prime being a publicly reporting company, those savings are modest. The Homestake Board also considered that there are some potential tax synergies, principally due to the planned amalgamation of Prime and HCI, which will result in a modest reduction of total provincial income taxes.


    ACCOUNTING TREATMENT. The Arrangement will be accounted for as a purchase. Based on the estimated purchase price of US$335 million, Homestake would have an excess purchase price over the book value of the related assets of US$235.1 million. After taking into account the related increase in deferred taxes of US$91 million required under U.S. GAAP, Homestake expects to allocate US$276.1 million to proven and probable reserves at Eskay Creek. In addition, after taking into account the related increase in deferred taxes of US$24.6 million required under U.S. GAAP, Homestake expects to allocate US$74.6 million to unproven mineral properties at Eskay Creek. The amortization rate for that portion of the excess purchase price allocated to reserves currently is estimated at US$145 per ounce with an offsetting credit to income tax expense of US$48 per ounce. This additional amortization, computed on 100% of Eskay Creek's future production, will increase Homestake's reported Eskay Creek noncash costs by approximately US$48 per gold equivalent ounce and will increase Homestake's total consolidated reported noncash costs by approximately US$8 per gold equivalent ounce. Homestake will amortize excess purchase price allocated to unproven mineral properties on a units-of-production basis to the extent proven and probable reserves are identified, or will expense the excess purchase price if and when and to the extent the carrying value of an unproven property is determined to be not recoverable. Consequently, the effect of the Arrangement will be to increase Homestake's noncash cost and total cost per ounce of the production from known reserves. As a consequence, the transaction initially is expected to be dilutive to earnings. In addition, it will be necessary to have substantial exploration success for Homestake to recover excess purchase price allocable to exploration property. Failure to fully recover excess purchase price allocable to exploration property will also be dilutive.


    BENEFITS TO HOMESTAKE STOCKHOLDERS AND PRIME SHAREHOLDERS. Taking all factors into consideration, the Homestake Board believes that both the Homestake Stockholders and the Prime Shareholders will benefit from the transaction.


    Homestake Stockholders will benefit by having 100% ownership of the Eskay Creek mine, one of the world's premier gold and silver mines and one of Canada's highest-grade and lowest-cost operations. Since Homestake already manages the Prime operations, the acquisition of the remaining Prime Common Shares will allow Homestake to increase its reserves and equity production without any increase in administrative costs or burden. The transaction will increase Homestake's reserves by approximately 2.1 million gold equivalent ounces at December 31, 1997, to a total of 22.3 million gold equivalent ounces. Acquisition of the Prime minority interest also will benefit Homestake in terms of total equity production growth and the reduction of total cash cost per ounce of equity production. With the additional approximately 200,000 ounces of annual equity production, Homestake's total production is expected to be approximately
2.3 million gold equivalent ounces at a total cash cost of US$208 per ounce for 1999 (based on exchange rates at October 16, 1998 of approximately A$1.00=US$0.6327 and C$1.00=US$0.6481). Homestake also will benefit from direct access to Prime's cash position and its continued generation of cash in the current low gold price environment. The combined company's strong balance sheet and cash flow should permit the combined company to easily manage debt service and provide increased opportunities for timely asset acquisitions in prospective areas throughout the world. Unification of Homestake's presence in Canada also will eliminate potential conflict of interest problems that can arise as a result of Homestake having both independent operations and its interest in Prime in Canada. The Arrangement also will broaden and diversify Homestake's Canadian stockholder base and, through the medium of the HCI Exchangeable Shares, will provide, in effect, a trading market for Homestake Common Stock in Canada.


    These benefits are offset in part by the high tax rates in Canada, as well as the increase in Homestake's noncash costs. The increase in reported noncash costs per ounce is estimated at approximately US$48 per gold equivalent ounce for Homestake's reported Eskay Creek production and approximately US$8 per gold equivalent ounce for Homestake's total production. In addition, Homestake must discover and mine additional reserves sufficient to recover the US$50 million of excess purchase price allocated to unproven mineral properties.


    The Homestake Board believes that the Prime Shareholders will benefit by receipt of an immediate premium to the market price of their investment. They also will benefit by ownership in a company with diverse international operations and experience, a number of long-lived mines, excellent exploration potential in a number of highly prospective areas and the potential and characteristics described above. They will have immediate liquidity in their investments that is much greater than the liquidity in Prime Common Shares. Canadian shareholders of Prime also will have the opportunity to acquire that investment with maximum tax flexibility, as a result of the choice between HCI Exchangeable Shares and Homestake Common Stock.

    RECOMMENDATION OF THE HOMESTAKE BOARD

    After considering the matter, including all of the factors described above, the Homestake Board believes that the transaction is in the best interests of the Homestake Stockholders. ACCORDINGLY, THE HOMESTAKE BOARD RECOMMENDS THAT THE HOMESTAKE STOCKHOLDERS ADOPT THE RESTATED CERTIFICATE IN ORDER TO AUTHORIZE THE ADDITIONAL SHARES OF HOMESTAKE COMMON STOCK REQUIRED TO IMPLEMENT THE ARRANGEMENT.

HOMESTAKE AFTER THE ARRANGEMENT

    Following the Arrangement, Homestake plans to continue its existing substantial exploration program. Homestake will continue to focus on its best prospects, particularly the Australian properties recently acquired through its acquisition of Plutonic and the area in the vicinity of the Eskay Creek mine. In addition, Homestake expects to continue evaluating prospects for acquisitions and mergers with a view toward acquiring attractive companies and properties that will enhance value for the Homestake Stockholders. That may include additional acquisitions in Canada which, in appropriate circumstances, may involve the issuance of additional HCI Exchangeable Shares.

    Homestake (through HCI) already manages Prime's business and management activities. As a result, Homestake anticipates that there will not be significant changes in management activities, except for changes resulting from Prime ceasing to be a separate publicly held corporation. The existing officers and directors of Homestake will continue to hold their respective positions following the Arrangement. See "Homestake Management."

INTERESTS OF CERTAIN PERSONS IN THE ARRANGEMENT

    PRIME STOCK OPTIONS


    Each of the Prime Outside Directors (Messrs. Anderson, Lenczner, Little and Scott) holds options to acquire 10,000 Prime Common Shares, of which 5,000 are exercisable at a price of C$8.50 per share and 5,000 are exercisable at a price of C$9.55 per share. All of the options are vested or will vest as a result of the Arrangement. Each Outside Director must elect, during the period beginning five days prior to the Prime Special Meeting and ending on the Effective Date, either to exercise his options or to receive from Prime cash equal to the difference between the option exercise price and the higher of (x) the market price of Prime Common Shares on the date of such election and (y) the market price of the Prime Common Shares on the Effective Date. Consequently, following the Arrangement, the Prime Outside Directors will not hold any options to acquire Prime Common Shares.

    COMMON DIRECTORS AND EXECUTIVE OFFICERS

    The following individuals hold director or executive officer positions, or both, in both Homestake and Prime:

NAME                                      HOMESTAKE POSITIONS                          PRIME POSITIONS
----------------------------  --------------------------------------------  --------------------------------------
M. Norman Anderson..........  Director                                      Director

Gene G. Elam................  Vice President, Finance and Chief Financial   Director
                                Officer

Wayne Kirk..................  Vice President, General Counsel and           Director and Assistant Secretary
                                Corporate Secretary

Gillyeard J. Leathley.......  Senior Vice President, Operations             Director

Walter T. Segsworth.........  Vice President, Canada and President and      Director and President and Chief
                                Chief Executive Officer of HCI                Executive Officer


    Each of the following individuals beneficially owns Homestake Common Stock and other rights to acquire Homestake Common Stock at September 30, 1998:



                                                                        NUMBER OF SHARES
                                                                   OF HOMESTAKE COMMON STOCK
                                                                     SUBJECT TO OPTIONS AND
                                                                    OTHER CONTINGENT RIGHTS
                                          NUMBER OF SHARES OF         TO ACQUIRE HOMESTAKE
                                         HOMESTAKE COMMON STOCK   COMMON STOCK WITHIN 60 DAYS
NAME                                       BENEFICIALLY OWNED        OF SEPTEMBER 30, 1998
--------------------------------------  ------------------------  ----------------------------
M. Norman Anderson....................              2,529                       6,686
Gene G. Elam..........................             12,388                     123,744
Gillyeard J. Leathley.................              3,888                      64,414
Wayne Kirk............................              9,363                     106,163
Walter T. Segsworth...................                  0                           0



    In addition, (i) M. Norman Anderson, a director of Homestake, owns 2,000 Prime Common Shares and holds options to acquire 5,000 Prime Common Shares at a price of C$8.50 per share and options to acquire 5,000 Prime Common Shares at a price of C$9.55 per share (all of which are vested or will vest pursuant to the Arrangement), and (ii) two executive officers of Homestake who also are directors of Prime own Prime Common Shares: Gene G. Elam owns 500 Prime Common Shares and Wayne Kirk owns 1,000 Prime Common Shares.


    OTHER


    Graham H. Scott and Alan J. Lenczner, and the respective law firms of which they are partners, have provided legal services to both Prime and Homestake during the previous five years. In 1997 and through August 1998, Homestake has paid C$61,471 to Mr. Scott's law firm and C$64,428 to Mr. Lenczner's law firm. All of the payments to Mr. Lenczner's law firm related to a lawsuit in which both Prime and Homestake are defendants and in which they have agreed to share defense costs (Homestake as to 51% and Prime as to 49%). Graham H. Scott owns 1,000 Prime Common Shares.


AGREEMENTS WITH HOMESTAKE

    MANAGEMENT AGREEMENT


    HCI and Prime are parties to a Management and Administrative Services Agreement, amended and restated as of January 1, 1997 (the "Management Agreement"). Under the Management Agreement, HCI provides all technical, professional, managerial, operating and administrative services required in connection with carrying on Prime's business and operating the Eskay Creek and Snip mines. The aggregate fees in 1997 were C$187,000 per month for these services, plus cost reimbursement payments based upon time and resources spent by certain non-executive personnel of HCI. In 1997, HCI received approximately C$2.9 million under the Management Agreement, including C$170,000 for the administration of the construction of the mill at the Eskay Creek mine.


    EXPLORATION PROGRAM

    Effective January 1, 1995, Homestake and Prime agreed to conduct a generative exploration program on approved properties. Prime's interest in the program is 49% and Homestake's interest is 51%. During 1997, total expenditures aggregated approximately C$3.5 million.

THE SPECIAL MEETINGS

    PRIME


    The Prime Special Meeting will be held on December 1, 1998.


    Based upon the Valuation and Fairness Opinion, the Roscoe Postle Reports and certain other considerations, the Prime Special Committee concluded that the Arrangement is fair to the Prime Minority Shareholders and recommended that the Prime Board recommend that the Prime Minority Shareholders vote in favor of the Arrangement Resolution. All members of the Prime Board who were present and did not abstain from voting at the meeting of the Prime Board voted in favor of the resolution approving the Arrangement, and recommended that the Prime Minority Shareholders vote in favor of the Arrangement Resolution.


    The Arrangement Resolution must be approved by 75% of the votes cast by the holders of Prime Common Shares in person or by proxy at the Prime Special Meeting. Homestake owns 50.6% of the Prime Common Shares and will vote its shares in favor of the Arrangement. In addition, the Arrangement also must be approved by not less than two-thirds of the votes cast by the Prime Minority Shareholders at the Prime Special Meeting.


    HOMESTAKE


    The Homestake Special Meeting will be held on December 1, 1998.


    The Homestake Stockholders will be asked to adopt the Restated Certificate, which will (i) increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares, (ii) increase the number of authorized shares of Series A Preferred Stock (which may be issued under the Homestake Rights Agreement) from 2,500,000 to 4,500,000 shares, (iii) create one share of Special Voting Stock and (iv) make certain technical changes, primarily to reflect the existence of the Special Voting Stock.

    The Homestake Board has approved the Restated Certificate and has approved the Arrangement as being in the best interests of Homestake and its stockholders. The Homestake Board has unanimously recommended that the Homestake Stockholders vote for the proposal to adopt the Restated Certificate.

    Approval of the proposal to adopt the Restated Certificate requires the approval of a majority of the shares of Homestake Common Stock outstanding on the Homestake Record Date.

DISSENTERS' RIGHTS

    PRIME

    The Company Act does not contain a provision requiring Prime to purchase Prime Common Shares from Prime Shareholders who dissent to the Arrangement. However, Homestake and Prime have granted to Prime Shareholders who object to the Arrangement Resolution a Dissent Right in respect of the Arrangement. While the terms of such Dissent Right are analogous to the dissenting shareholder provisions of the Company Act, they are not identical.

    A Prime Shareholder who wishes to exercise a Dissent Right must give a Dissent Notice to Prime by delivering such Dissent Notice to Prime, or mailing it to Prime by registered mail, at its head office at 1100-1055 West Georgia Street, Vancouver, British Columbia V6E 3P3 in all cases so that it is received by Prime at least 48 hours before the Prime Special Meeting. To be valid, a Dissent Notice must:

    (a) state that the Prime Shareholder is exercising a Dissent Right, and

    (b) specify the number of Prime Common Shares in respect of which such Prime Shareholder is exercising a Dissent Right.

If Prime proceeds with the Arrangement, the Dissenting Shareholder is entitled to require Prime to purchase all of the Prime Common Shares in respect of which the Dissent Notice was given.

    The giving of a Dissent Notice does not deprive a Prime Shareholder of the right to vote at the Prime Special Meeting. A vote against the Arrangement Resolution or the execution or exercise of a proxy does not constitute a Dissent Notice.


    A Prime Shareholder is not entitled to exercise a Dissent Right with respect to any Prime Common Shares that such shareholder votes (or instructs or is deemed by submission of any incomplete proxy, to have instructed his, her or its proxy holder to vote) in favor of the Arrangement Resolution. A Prime Shareholder is entitled to exercise a Dissent Right with respect to all or part of its Prime Common Shares provided that such shareholder does not vote (or instruct or is deemed, by submission of an incomplete proxy, to have instructed its proxy holder to vote) such shares in respect of which such shareholder is seeking to exercise a Dissent Right in favor of the Arrangement Resolution.


    If the Arrangement Resolution is duly passed, Prime will, within ten days after such resolution is passed, give each Dissenting Shareholder notice that the Arrangement Resolution has been duly passed.

    On receiving such notice, a Dissenting Shareholder is entitled to require Prime to purchase all of the Prime Common Shares in respect of which the Dissent Right is being exercised by delivering to Prime within five days after Prime gives its notice,

    (a) a notice that requires Prime to purchase all of the Prime Common Shares in respect of which the Notice of Dissent was given; and

    (b) the share certificates representing all of the Prime Common Shares in respect of which the Dissent Notice was given,

and thereupon the Dissenting Shareholder is bound to sell those Prime Common Shares to Prime and Prime is bound to purchase them.

    The price to be paid to a Dissenting Shareholder will be the fair value of such Prime Common Shares as of the day before the date on which the Arrangement Resolution is approved by the Prime Shareholders. Each Dissenting Shareholder who has complied with the Dissent Procedures will be paid the same price per Prime Common Share.

    If the Arrangement becomes effective and there are Dissenting Shareholders, Prime will be required to determine the fair value of the Prime Common Shares and to make a written offer to pay such amount to the Dissenting Shareholders. If such offer is not made or accepted within 30 days after the Effective Date, Prime may apply to the British Columbia Supreme Court to fix the fair value of the Prime Common Shares. Prime has no obligation to apply to the British Columbia Supreme Court. If Prime fails to make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days. On any such application to the British Columbia Supreme Court,


        (a) all Dissenting Shareholders will be joined as parties and will be bound by the decision of the British Columbia Supreme Court, and


        (b) Prime will notify each affected Dissenting Shareholder of the date, place and consequences of the application and of the right to be heard in person or by counsel.

    On any such application to the British Columbia Supreme Court, the British Columbia Supreme Court will fix the fair value per share for the Prime Common Shares of all Dissenting Shareholders and each Dissenting Shareholder will be entitled to be paid such amount.


    Any notice required to be given by Prime or a Dissenting Shareholder to the other in connection with the exercise of the Dissent Right will be deemed to have been given and received on the day of delivery (if personally delivered), or on the earlier of the day of receipt and the fifth Business Day after the day of mailing (if mailed), or on the first Business Day after the day of transmittal if sent by telecopier or other similar form of transmission.


    A Prime Shareholder who properly exercises the Dissent Right by complying with all of the Dissent Procedures will:

        (a) be deemed not to have participated in the Arrangement, and

        (b) as of the Effective Date cease to have any rights as a Prime Shareholder other than the right to be paid the fair value for Prime Common Shares in accordance with the Dissent Procedures.

    A Prime Shareholder who initially seeks to exercise the Dissent Right, but

        (a) who for any reason does not properly comply with each of the Dissent Procedures required to be complied with by a Dissenting Shareholder, or

        (b) subsequent to giving a Dissent Notice, acts inconsistently with such dissent will be deemed to have participated in the Arrangement on the same basis as each non-dissenting Prime Shareholder and will be issued, as of the Effective Date, such HCI Exchangeable Shares as the shareholder is entitled to receive under the Arrangement, together with the Additional Amount, if any, and a cash payment in lieu of fractional shares.

    PRIME SHAREHOLDERS SHOULD CONSULT THEIR LEGAL ADVISORS WITH RESPECT TO THE LEGAL RIGHTS AVAILABLE TO THEM IN RELATION TO THE ARRANGEMENT AND THE DISSENT RIGHT.

    HOMESTAKE

    Homestake Stockholders have no dissenters' appraisal rights in connection with the Arrangement or the proposal to adopt the Restated Certificate.

COURT APPROVAL OF THE ARRANGEMENT AND COMPLETION OF THE ARRANGEMENT

    An arrangement under the Company Act also requires approval by the British Columbia Supreme Court. Prior to the mailing of the Prime Information Circular to the Prime Shareholders, Prime obtained the Interim Order providing for the calling and holding of the Prime Special Meeting and other procedural matters. A copy of the Interim Order and the Notice of Application for Final Order are attached hereto as Appendix G.

    Subject to the requisite approval of the Arrangement by the Prime Shareholders, including the Prime Minority Shareholders, at the Prime Special Meeting, the hearing in respect of the Final Order is scheduled to take place on December 2, 1998 at 9:45 a.m. (Vancouver time) in the British Columbia Supreme Court at 800 Smithe Street, Vancouver, British Columbia V6Z 2E1. All Prime Shareholders who wish to participate or be represented or to present evidence or arguments at that hearing must serve and file a notice of appearance as set out in the Notice of Application for Final Order and satisfy any other requirements. At the hearing of the motion in respect of the Final Order, the British Columbia Supreme Court will consider, among other things, the fairness of the terms and conditions of the Arrangement. The British Columbia Supreme Court may approve the Arrangement as proposed or as amended in any manner and subject to such conditions as the court may specify.



    If the Final Order is granted and the other conditions to the Arrangement Agreement are satisfied or waived, it is anticipated that immediately thereafter: (i) a certified copy of the Final Order will be filed with the Registrar of Companies for British Columbia to give effect to the Arrangement;
(ii) the Trust Agreement will be executed and delivered; and (iii) the various other documents necessary to consummate the transactions contemplated under the Arrangement Agreement will be executed and delivered. It is presently anticipated that the Effective Date will occur on or about December 2, 1998.


ACCOUNTING TREATMENT

    Homestake will account for the Arrangement as a purchase in accordance with U.S. GAAP. Under this method of accounting, Homestake's cost of acquiring the 49.4% of Prime not already owned by Homestake is determined by the value of the Homestake Common Stock and HCI Exchangeable Shares issued (plus cash for fractional shares), plus the direct costs associated with the Arrangement, which are estimated at approximately US$5 million. The value of an HCI Exchangeable Share is expected to be equivalent to the value of a share of Homestake Common Stock. See "The Arrangement--RBCDS Valuation and Fairness Opinion" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

    With the exception of property, plant and equipment, the assets and liabilities of Prime included in Homestake's consolidated financial statements primarily consist of working capital items, the carrying values of which are substantially at fair market value. Based on Homestake's experience at Eskay Creek, Homestake expects to allocate the excess of the purchase price paid over the net book value of the assets acquired ("excess purchase price") to the Eskay Creek mineral properties (with related increases in deferred taxes and in the carrying value of mineral properties in accordance with U.S. GAAP). Based on the estimated purchase price of US$335 million and an excess purchase price of US$235.1 million, Homestake expects to allocate US$185.1 million of excess purchase price to proven and probable reserves at Eskay Creek (which, including a related increase in deferred taxes of US$91 million, results in an increase of US$276.1 million in the carrying value of mineral properties), and US$50 million of excess purchase price to unproven mineral properties at Eskay Creek (which, including a related increase in deferred taxes of US$24.6 million, results in an increase of $74.6 million in the carrying value of unproven mineral properties). The final allocation of the purchase price will be made when the acquisition is completed.


    Homestake will amortize excess purchase price allocated to proven and probable reserves on a units-of-production basis. The amortization rate for that portion of the excess purchase price currently is estimated at US$145 per gold equivalent ounce with an offsetting credit to income tax expense of US$48 per gold equivalent ounce, computed on the minority interests' 49.4% share of Eskay Creek's future production. This additional amortization, computed on 100% of Eskay Creek's future production, will increase Homestake's reported Eskay Creek noncash costs by approximately US$48 per gold equivalent ounce and will increase Homestake's total consolidated reported noncash costs by approximately US$8 per gold equivalent ounce. Since Homestake already consolidates Prime and historically has reported cash costs including minority interests' share of production, the acquisition of the Prime minority interests will have no impact on Homestake's reported cash costs per gold equivalent ounce.

    Homestake will amortize the excess purchase price allocated to unproven mineral properties on a units-of-production basis to the extent proven and probable reserves are identified, or will expense the excess purchase price if and when and to the extent the carrying value of the unproven properties are determined to be impaired.

STOCK EXCHANGE LISTINGS

    HOMESTAKE COMMON STOCK

    Homestake Common Stock is listed on the NYSE, the Australian Stock Exchange and the Swiss Stock Exchanges (Basel, Geneva and Zurich), and Homestake has made application to list the additional shares of Homestake Common Stock that will be issued in connection with the Arrangement on the NYSE.

    HCI EXCHANGEABLE SHARES


    Application has been made for the approval of the listing of the HCI Exchangeable Shares on the TSE. Such approval, if granted, will be subject to the satisfaction of the customary requirements of the TSE, including minimum distribution requirements. If the distribution requirements of the TSE are not met, HCI will attempt to obtain the listing of the HCI Exchangeable Shares on another stock exchange in Canada.


FUTURE ISSUANCE OF AUTHORIZED SHARES

    In the transaction, Homestake expects to issue, or reserve for issuance on exchange of HCI Exchangeable Shares, a total of approximately 27,811,300 additional shares of Homestake Common Stock. Although a principal purpose of the adoption of the Restated Certificate is to create the shares needed to complete the Arrangement, another important purpose is to provide additional authorized capital stock that may be issued in future acquisitions and for other corporate purposes, including but not limited to equity financings, convertible security financings, stock dividends and stock splits. In addition, the creation of the Special Voting Stock will give Homestake a mechanism to complete acquisitions and other transactions in Canada that can provide favorable tax and other characteristics for Canadian residents. The Homestake Board will have the ability to authorize the issuance of the additional shares of Homestake Common Stock in acquisitions and other transactions in its sole discretion and without the delay and expense associated with obtaining stockholder approval, except where stockholder approval for such issuance is required by applicable stock exchanges. The NYSE, on which Homestake Common Stock is listed, currently requires stockholder approval for the issuance of shares in certain circumstances, including (i) where the issuance could increase the number of outstanding shares by more than 20 percent, or (ii) transactions or the adoption of certain plans and programs involving the issuance of common stock to officers or directors.


    Homestake has reserved shares of Homestake Common Stock for issuance under stock option and share rights plans and on conversion of Homestake's Convertible Subordinated Notes. In addition, Homestake is considering refinancing its existing Convertible Subordinated Notes in the principal amount of US$149,995,000 with a new issue of convertible notes, including the possibility of increasing the total amount thereof. At the Homestake Special Meeting, Homestake Stockholders also are being asked to approve a 1998 Outside Directors' Stock Compensation Plan that provides for the issuance of up to 250,000 shares of Homestake Common Stock. With these exceptions, and except for the shares to be issued pursuant to the Arrangement or on exchange of the HCI Exchangeable Shares, Homestake does not currently have any plans, commitments or undertakings to issue additional shares of Homestake Common Stock or to cause HCI to issue additional HCI Exchangeable Shares. However, Homestake continues to actively evaluate possible acquisitions and will effect one or more such transactions if the Homestake Board determines that such transactions are in the best interests of the Homestake Stockholders.

DESCRIPTION OF HOMESTAKE COMMON STOCK

    Holders of Homestake Common Stock are entitled to one vote per share on all matters requiring their vote, except for matters exclusively reserved for the vote of holders of Homestake Preferred Stock. No Homestake Preferred Stock currently is outstanding. Holders of HCI Exchangeable Shares will be entitled to one vote per share on all matters as to which holders of Homestake Common Stock are entitled to vote. Voting by holders of HCI Exchangeable Shares will be effected through instructions given to the Trustee, as the holder of the Special Voting Stock, under the Trust Agreement. Homestake Common Stock and the Special Voting Stock will vote as a single class of stock, except as otherwise required by applicable law or the Restated Certificate. Directors will be elected by a plurality of the votes cast by the record holders of the Homestake Common Stock and the Trustee, as the holder of the Special Voting Stock (as directed by the holders of the HCI Exchangeable Shares under the Trust Agreement) and a majority of the votes entitled to be cast will be able to elect all directors.

    Holders of Homestake Common Stock are entitled to receive dividends if, when and as declared by the Homestake Board from funds legally available. Under the Trust Agreement, Homestake may not declare and pay dividends on Homestake Common Stock unless an equivalent amount per share (which will be paid in Canadian dollars) is declared and paid by HCI on the HCI Exchangeable Shares. Any such dividend rights are subject to the dividend rights of holders of any Homestake Preferred Stock that may be issued in the future.

    Homestake Common Stock is not redeemable and does not have conversion or pre-emptive rights. HCI Exchangeable Shares will only be retractable and redeemable for shares of Homestake Common Stock. HCI Exchangeable Shares will not have pre-emptive rights.


    Under the Homestake Rights Agreement, each share of Homestake Common Stock trades with a Homestake Right. Homestake Rights are not exercisable currently. Homestake Rights will become exercisable on a date designated by the Homestake Board following the commencement of, or an announcement of an intent to commence, a tender offer by any person, entity or group for 15% or more of the Homestake Common Stock and the HCI Exchangeable Shares, considered as a single class. When so exercisable, each Homestake Right initially entitles the owner to purchase from Homestake one one-hundredth of a share of Series A Preferred Stock, at a price of US$75 (the "Purchase Price"). Each one-hundredth of a share of Series A Preferred Stock is equivalent to one share of Homestake Common Stock with respect to voting and is entitled, on a quarterly basis, to the greater of a US$0.10 cash dividend per share or the dividend payable on one share of Homestake Common Stock. In addition, if any person, entity or group (an "Acquiring Person") acquires 15% or more of the Homestake Common Stock and the HCI Exchangeable Shares, considered as a single class, each Homestake Right (whether or not previously exercisable) thereafter entitles the owner (other than an Acquiring Person or its affiliates and associates) to purchase for the Purchase Price the number of one one-hundredths of a share of Series A Preferred Stock equal to the Purchase Price divided by one-half of the market price of the Homestake Common Stock. In lieu of permitting Homestake Rights to be exercised, the Homestake Board has the option to issue, in exchange for each Homestake Right, one-half of the number of shares of Series A Preferred Stock that would be issuable on exercise of the Homestake Right (or Homestake Common Stock having a value equal to the Purchase Price). If the Homestake Board has not exchanged shares for the Homestake Rights and Homestake engages in a business combination with an Acquiring Person (or affiliate or associate thereof), the holder of Homestake Rights will be entitled to purchase for the Purchase Price (i) common stock of the surviving company or its publicly held affiliate having a market value equal to twice the Purchase Price, or (ii) common stock of the surviving company having a book value equal to twice the Purchase Price if the surviving company and its affiliates are not publicly held. The number of shares and the Purchase Price are subject to adjustment for stock dividends, stock splits and other changes in capitalization. The Homestake Rights expire on October 15, 2007.

    Each HCI Exchangeable Share will trade with an HCI Right issued under an HCI Rights Agreement. The HCI Rights will entitle their holders to acquire additional HCI Exchangeable Shares at the same price and in the same amounts and circumstances in which the holders of Homestake Rights are entitled to acquire Homestake shares.

    The Homestake Certificate currently authorizes the Homestake Board to issue up to 10,000,000 shares of Homestake Preferred Stock in one or more series and to fix the number, voting power, designations, preferences and relative, participating, optional and other rights of each series. To date, the Homestake Board has established the Series A Preferred Stock, with 2,500,000 shares authorized, none of which have been issued. The Series A Preferred Stock may be issued if the Homestake Rights become exercisable. The Restated Certificate will increase the authorized number of shares of Series A Preferred Stock to 4,500,000 shares.

    If the Homestake Stockholders adopt the Restated Certificate (and regardless of whether the Arrangement is completed), the Restated Certificate will become effective upon its filing with the Delaware Secretary of State, which is expected to take place promptly after the Homestake Special Meeting.

POSSIBLE EFFECT OF INCREASE IN AUTHORIZED SHARES

    One result of the proposed increase in the number of shares authorized for future issuance is that it may help discourage or make more difficult a change in control of Homestake. The additional shares could be used under certain circumstances to dilute the voting power of, create voting impediments for or otherwise frustrate the efforts of persons seeking to effect a takeover or gain control of Homestake, whether or not the change of control is favored by a majority of unaffiliated stockholders. For example, such shares could be privately placed with purchasers who might side with the Homestake Board in opposing a hostile takeover bid. Homestake has other defenses available against acts of third parties that are designed to effect a change in control of Homestake.

    Any issuance of Homestake Common Stock or HCI Exchangeable Shares would have, and any issuance of Homestake Preferred Stock could have, the effect of reducing the percentage voting interests of previously outstanding Homestake Common Stock. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific circumstances of a particular transaction.

                           THE ARRANGEMENT AGREEMENT

    The following is a summary of the material terms of the Arrangement Agreement. Shareholders are urged to read in its entirety the Arrangement Agreement, which is attached as Appendix B to this Supplement.

COMPLETION OF THE ARRANGEMENT

    If the Arrangement Resolution is passed at the Prime Special Meeting in accordance with the Interim Order, Prime will take the necessary steps to submit the Arrangement to the British Columbia Supreme Court and apply for the Final Order. If the Final Order is obtained, subject to the satisfaction, waiver or release of the conditions to closing, Prime will, in consultation with Homestake, file a certified copy of the Final Order for acceptance by the Registrar to give effect to the Arrangement. See "--Conditions."

REPRESENTATIONS AND WARRANTIES

    The Arrangement Agreement contains certain customary representations and warranties of each of Prime, HCI, HCH and Homestake relating to, among other things, their due incorporation, their respective organization, qualification, and capital structure, the accuracy of their filings with securities regulatory authorities, the receipt of waivers or consents required to give effect to the Arrangement and the possession by them of the necessary authority to enter into the Arrangement Agreement and to complete the Arrangement. Homestake and HCI have provided representations and warranties as to the valid issuance of the shares of Homestake Common Stock and HCI Exchangeable Shares, respectively, issuable in connection with the Arrangement. In addition, Homestake has provided further representations and warranties regarding authorized capital, the absence of material litigation, the conduct of business in the ordinary course, the absence of material environmental liabilities, the possession of material environmental permits, the possession of good and marketable title to its material properties, the proper presentation of reserves set forth in its most recent Annual Report on Form 10-K, the possession of adequate insurance policies, the proper presentation of financial statements in accordance with U.S. GAAP, compliance with applicable laws, lack of defaults under material contracts and the timely payment of taxes and filing of tax returns.

COVENANTS


    Each of Prime on the one hand, and Homestake, HCI and HCH, on the other, has agreed that, without the prior written agreement of the other, its business will be conducted and operated in the ordinary course consistent with past practice and that it will not enter into any arrangement or perform any act which might interfere with, or be inconsistent with, the successful completion of the Arrangement. Each of Prime, Homestake, HCI and HCH has agreed to cooperate and use reasonable efforts to obtain all consents, orders and approvals necessary for the consummation of the Arrangement and to satisfy each of the conditions to be satisfied by it under the Arrangement Agreement.



    Prime also has agreed that, unless otherwise agreed to by Homestake in writing, it will not allot or issue any shares or enter into or have outstanding any subscriptions, warrants, options or other agreements or commitments obligating it to issue any shares other than pursuant to the Prime Outside Director Plan.


    Prime has agreed that unless otherwise agreed to by Homestake in writing, it will not (a) declare, set aside or pay any dividends on (other than in the normal course), or make any other distributions in respect of, any of its capital stock; (b) subdivide, consolidate or reclassify any of its capital stock or issue or authorize the issuance of any other securities in its capital stock in respect of, in lieu of or in substitution for shares of its capital stock;
(c) purchase, redeem or otherwise acquire any shares of capital stock of Prime or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than pursuant to the Prime Outside Director Plan; and (d) amend the Prime Memorandum or Prime Articles.

    Each of Homestake, HCI and HCH has agreed to use its reasonable efforts (a) to cause the HCI Exchangeable Shares issuable pursuant to the Arrangement to be conditionally approved for listing on the

TSE or another Canadian stock exchange by the Effective Date, and (b) to cause the shares of Homestake Common Stock issuable pursuant to the Arrangement to have been approved for listing on the NYSE by the Effective Date, subject to notice of issuance.


CONDITIONS

    Completion of the Arrangement is subject to the satisfaction or waiver of, or release from, the following conditions.


    MUTUAL CONDITIONS. The mutual conditions are as follows: (a) the Interim Order in form and substance satisfactory to each of the parties shall have been received (which has been satisfied); (b) the Arrangement Resolution, with or without amendment, shall have been approved at the Prime Special Meeting in accordance with the Interim Order; (c) the Final Order shall have been obtained in form satisfactory to each of the parties acting reasonably; (d) registration statements of Homestake and HCI, if filed, shall have been declared effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Prime Information Circular shall on the Effective Date not be subject to any similar proceedings commenced or threatened by the SEC, the BCSC or other relevant securities regulatory authorities; (e) the parties shall be satisfied, acting reasonably, that all regulatory filings have been made, rulings and orders obtained, and other proceedings taken so that the HCI Exchangeable Shares and shares of Homestake Common Stock issuable pursuant to the Arrangement Agreement will be qualified for issuance under applicable securities laws and "freely tradable" at the Effective Date, subject to customary restrictions; (f) no order or decree of a court or governmental authority and no law or regulation shall have been made, issued or applied to enjoin or impose material limitations on the Arrangement;
(g) there shall be no prohibition at law against completing the Arrangement; (h) the Arrangement Agreement shall not have been terminated; and (i) the Restated Certificate shall have been adopted by the Homestake Stockholders. Prime, Homestake, HCI and HCH all must agree to the waiver of any these conditions.



    CONDITIONS IN FAVOR OF HOMESTAKE, HCI AND HCH. The conditions in favor of Homestake, HCI and HCH are as follows: (a) the representations and warranties of Prime in the Arrangement Agreement shall be materially true as of the Effective Date; (b) Prime shall have performed and complied in all material respects with all of its covenants required to be performed by it under the Arrangement Agreement and the Plan of Arrangement on or before the Effective Date, and Homestake, HCI and HCH shall receive a certificate to such effect signed by a Vice President or the Chief Financial Officer of Prime; (c) since the date of the Arrangement Agreement, there shall not have been one or more events or changes that has had or would be reasonably likely to have a Material Adverse Effect on Prime and neither Prime, nor any of its subsidiaries, shall have taken any action which would have a Material Adverse Effect on Prime; and (d) there shall be no more than 3,758,291 Dissenting Shares in the aggregate. Homestake, HCI and HCH each has the right to waive any of these conditions on its behalf.



    CONDITIONS IN FAVOR OF PRIME. The conditions in favor of Prime are: (a) the representations and warranties of Homestake, HCI and HCH in the Arrangement Agreement shall be materially true as of the Effective Date; (b) Homestake shall have amended the Homestake Rights Agreement in the manner contemplated in the Arrangement Agreement and HCI shall have adopted the HCI Rights Agreement; (c) Homestake, HCI and HCH shall have performed and complied in all material respects with all of their covenants required to be performed by them under the Arrangement Agreement and the Plan of Arrangement on or before the Effective Date, and Prime shall receive a certificate to such effect signed by a Vice President or the Chief Financial Officer of Homestake; (d) the HCI Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on the TSE, or another Canadian stock exchange, by the Effective Date and the shares of Homestake Common Stock issuable pursuant to the Arrangement shall have been approved for listing on the NYSE by the Effective Date, subject to notice of issuance; (e) since the date of the Arrangement Agreement, there shall not have been one or more events or changes that has had or would be reasonably likely to have a Material Adverse Effect on Homestake, HCI and HCH and neither Homestake, nor any of its subsidiaries, shall have taken any action which would have a Material Adverse Effect on Homestake; and (f) Prime shall have received opinions satisfactory to it from counsel to Homestake in respect of Homestake Common Stock, and from counsel to HCI in respect of HCI Exchangeable Shares, to the effect that the shares of Homestake Common Stock and HCI Exchangeable Shares, respectively, issuable pursuant to the Arrangement Agreement, will, when issued, be duly and validly issued and fully paid and non-assessable. Prime has the right to waive any of these conditions.

TERMINATION

    The Arrangement Agreement may be terminated any time prior to the Effective Date whether before or after approval of the Arrangement by the Prime Shareholders and the Prime Minority Shareholders or the adoption of the Restated Certificate by the Homestake Stockholders: (a) by mutual agreement; (b) by Prime, if there has been a breach of any representation, warranty, covenant, or agreement set forth in the Arrangement Agreement on the part of Homestake, HCI or HCH or if any representation or warranty of Homestake, HCI and HCH shall have become untrue, in either case which has or is reasonably likely to have a Material Adverse Effect on Homestake and which Homestake, HCI or HCH, as the case may be, fails to cure within 15 Business Days after written notice thereof from Prime (except that no cure period shall be provided for a breach by Homestake, HCI or HCH which by its nature cannot be cured); (c) by Homestake, HCI or HCH if there has been a breach by Prime of any representation, warranty, covenant or agreement set forth in the Arrangement Agreement on the part of Prime or if any representation or warranty of Prime shall have become untrue, in either case, which has or is reasonably likely to have a Material Adverse Effect on Prime and which Prime fails to cure within 15 Business Days after written notice thereof from Homestake (except that no cure period shall be provided for a breach by Prime which by its nature cannot be cured); (d) by any party (provided that such party is not then in breach of the Arrangement Agreement) if the Prime Shareholders do not approve the Arrangement by the requisite majorities at the Prime Special Meeting or the Homestake Stockholders do not adopt the Restated Certificate; (e) by either Prime or Homestake, if all the conditions to the completion of the Arrangement have not been satisfied or waived on or before 5:00 p.m. (Vancouver time) on March 1, 1999, other than as a result of a breach of the Arrangement Agreement by the terminating party; and
(f) by any party, if a permanent injunction or other order by any U.S. or Canadian federal, provincial or state court has been issued and becomes final and non-appealable which would (i) make illegal or otherwise restrain or prohibit the consummation of the Arrangement; (ii) prohibit ownership or operation by Homestake, HCI or HCH of all of the business or assets of Prime; or
(iii) compel Homestake, HCI or HCH to dispose of or hold separate all or any material portion of the business or assets of Prime.

                          MECHANICS OF THE ARRANGEMENT

PLAN OF ARRANGEMENT


    The following is a summary of the Plan of Arrangement. Shareholders are urged to read the Plan of Arrangement in its entirety. The Plan of Arrangement is attached as Appendix C to this Supplement.


    The Plan of Arrangement provides for the acquisition of all issued and outstanding Prime Common Shares, other than the Prime Common Shares held by HCI, in exchange for HCI Exchangeable Shares and Homestake Common Stock.


    Under the Arrangement Agreement and the Plan of Arrangement, if all conditions to the implementation of the Arrangement (including the approval of the Arrangement Resolution by the Prime Shareholders (including the Prime Minority Shareholders) and the adoption of the Restated Certificate by the Homestake Stockholders) have been satisfied or waived, the following will occur in the following order on the Effective Date:


        (a) each Prime Common Share other than Prime Common Shares held by (i) HCI, (ii) Prime Shareholders who elect the direct exchange option for Homestake Common Stock described in (b) below; and (iii) Prime Shareholders who have exercised their Dissent Right in accordance with the

    Dissent Procedures (and who ultimately are entitled to be paid fair value for their shares), will be acquired by HCI in exchange for 0.74 of an HCI Exchangeable Share; and


        (b) each Prime Common Share held by a holder who so elects in the Letter of Transmittal will be acquired by HCH in exchange for 0.74 of a share of Homestake Common Stock.


    The HCI Exchangeable Shares are described below under "--HCI Exchangeable Shares" and the shares of Homestake Common Stock are described below under "Description of Homestake Capital Stock."



    Holders of Prime Common Shares who are residents of Canada for the purposes of the Canadian Tax Act, who are not exempt from tax for the purposes of Part I of the Canadian Tax Act or, in the case of a holder that is a partnership, where one or more members of the partnership is such a person, and who elect to receive HCI Exchangeable Shares will be entitled to make an income tax election pursuant to subsection 85(1) or subsection 85(2) of the Canadian Tax Act, as applicable, by providing to HCI a completed Tax Election Filing Package, including two signed and completed copies of the necessary election forms within 90 days following the Effective Date. HCI will sign the election forms within 30 days of receipt and, at the direction of the Prime Shareholder, will return the election forms to the Prime Shareholder or file them on behalf of the Prime Shareholder with Revenue Canada.



    No fractional HCI Exchangeable Shares and no fractional shares of Homestake Common Stock will be issued. In lieu of a fractional share, each former holder of Prime Common Shares who otherwise would be entitled to receive a fractional share will receive an amount equal to the amount (or the equivalent amount in Canadian dollars) obtained by multiplying the fractional interest to which such holder would otherwise be entitled by the average of the last reported sales prices of Homestake Common Stock on the NYSE as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source, for the five trading days immediately preceding the Effective Date. Payment will be made by HCH in US dollars to persons receiving Homestake Common Stock and by HCI in Canadian dollars to persons receiving HCI Exchangeable Shares.


HCI EXCHANGEABLE SHARES


    The following is a summary of the HCI Exchangeable Share Provisions. Shareholders are urged to read the HCI Exchangeable Share Provisions in their entirety. The HCI Exchangeable Share Provisions are attached as Appendix D to this Supplement.



    The HCI Exchangeable Shares will be issued by HCI. The terms of the HCI Exchangeable Shares are set out in the HCI Exchangeable Share Provisions attached as Appendix D to this Supplement. The HCI Exchangeable Shares are intended to be economically equivalent to shares of Homestake Common Stock. The HCI Exchangeable Shares will be exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of Homestake Common Stock. By furnishing instructions to the Trustee under the Trust Agreement, holders of HCI Exchangeable Shares will be able to exercise essentially the same voting rights with respect to Homestake as they would have if they had exchanged their HCI Exchangeable Shares for Homestake Common Stock. Holders of HCI Exchangeable Shares will also be entitled to receive from HCI dividends payable in Canadian dollars that are economically equivalent to any cash dividends paid on the Homestake Common Stock. The HCI Exchangeable Shares are subject to adjustment or modification in the event of a stock split or other changes to the capital structure of Homestake so as to maintain the initial one-to-one relationship between the HCI Exchangeable Shares and shares of Homestake Common Stock.


    Each HCI Exchangeable Share will include and trade with an HCI Right issued under the HCI Rights Agreement. The HCI Rights Agreement is included as Schedule 6 to the Arrangement Agreement, which is attached as Appendix B to the Supplement. The HCI Rights will entitle their holders to acquire additional HCI Exchangeable Shares at the same price and in the same amounts and circumstances in which holders of Homestake Rights are entitled to acquire Homestake shares. See "The Arrangement-- Description of Homestake Common Stock."

    Although the HCI Exchangeable Shares are intended to be economically equivalent to Homestake Common Stock, the HCI Exchangeable Shares will be issued by HCI, not Homestake, and the rights of holders of such shares will be determined under the laws of Ontario, the HCI Exchangeable Share Provisions, the Trust Agreement and HCI's charter documents. Prime Shareholders who receive HCI Exchangeable Shares under the Arrangement will obtain a direct interest in Homestake only upon receipt of Homestake Common Stock in exchange for their HCI Exchangeable Shares.

    Following the Arrangement, HCI and Prime will amalgamate under the name Homestake Canada Inc. The amalgamation will not affect the rights of holders of HCI Exchangeable Shares.

    DIVIDENDS


    Holders of HCI Exchangeable Shares will be entitled, subject to applicable law (i) in the case of a cash dividend or distribution declared on the shares of Homestake Common Stock, to receive the Canadian dollar equivalent of such cash dividend calculated on the date such dividend was declared; (ii) in the case of a stock dividend or a distribution declared on the shares of Homestake Common Stock to be paid in shares of Homestake Common Stock, to receive such number of HCI Exchangeable Shares for each HCI Exchangeable Share held as is equal to the number of shares of Homestake Common Stock to be paid to holders of Homestake Common Stock in respect of each share held; or (iii) in the case of a dividend or distribution declared on the shares of Homestake Common Stock to be paid in property other than cash or shares of Homestake Common Stock, to receive in respect of each HCI Exchangeable Share held the economic equivalent (as determined by the Board of Directors of HCI) of the dividend or distribution paid in respect of each share of Homestake Common Stock. The record date for the determination of holders of HCI Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the HCI Exchangeable Shares will be the same as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the shares of Homestake Common Stock.


    Except as described above, holders of HCI Exchangeable Shares will not be entitled to share in any other dividends payable by HCI.

RETRACTION, REDEMPTION AND CALL RIGHTS


    HOLDERS' RETRACTION RIGHTS



    Holders of the HCI Exchangeable Shares will be entitled at any time following the Effective Date to retract (that is, require HCI to redeem) any or all such HCI Exchangeable Shares owned by them and to receive an equivalent number of shares of Homestake Common Stock, plus, for each HCI Exchangeable Share, the Additional Amount, subject to applicable law, the Retraction Call Right of Homestake and HCH described below and the rights of holders of HCI Third Preference Shares. Holders of the HCI Exchangeable Shares may effect such retraction by presenting a certificate or certificates to HCI or its transfer agent representing the number of HCI Exchangeable Shares the holder desires to retract, together with a duly executed statement in the form of Schedule A to the HCI Exchangeable Share Provisions attached as Appendix D to this Supplement, or in such other form as may be acceptable to HCI (the "Retraction Request"), specifying the number of HCI Exchangeable Shares the holder wishes to retract, and such other documents as may be required to effect the retraction of the HCI Exchangeable Shares. The retraction will become effective five Business Days after the request is received by HCI (the "Retraction Date").


    HOMESTAKE'S AND HCH'S RETRACTION CALL RIGHT

    Upon the receipt by HCI of a Retraction Request and other required documentation, HCI is required to immediately notify Homestake and HCH of such Retraction Request. Homestake or HCH will then have two Business Days in which to exercise a Retraction Call Right to purchase all of the HCI Exchangeable Shares submitted for retraction. If Homestake or HCH exercises its Retraction Call Right, it must deliver, or cause to be delivered, as the case may be, an equivalent number of shares of Homestake

Common Stock, plus the Additional Amount in respect of each HCI Exchangeable Share submitted for retraction, to the transfer agent for delivery to the holder on the Retraction Date. If neither Homestake nor HCH determines to exercise its Retraction Call Right, HCI is obligated to deliver to the holder the number of shares of Homestake Common Stock equal to the number of HCI Exchangeable Shares submitted by the holder for retraction, plus the Additional Amount in respect of each HCI Exchangeable Share submitted for retraction.

    REDEMPTION


    Subject to applicable law, the Redemption Call Right of Homestake and HCH described below and the rights of holders of HCI Third Preference Shares, on any Optional Redemption Date, HCI may redeem all of the HCI Exchangeable Shares then outstanding in exchange for an equal number of shares of Homestake Common Stock, plus the Additional Amount in respect of each such HCI Exchangeable Share. If HCI elects to redeem HCI Exchangeable Shares, Homestake and HCH will have the overriding right (the "Redemption Call Right") to purchase on the Optional Redemption Date all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares beneficially owned by Homestake or its subsidiaries) in exchange for one share of Homestake Common Stock, plus the Additional Amount, for each such HCI Exchangeable Share. If either Homestake or HCH exercises a Redemption Call Right, HCI's right to redeem the HCI Exchangeable Shares on such Optional Redemption Date will terminate. Prior to any Optional Redemption Date, HCI will provide the registered holders of HCI Exchangeable Shares with written notice of the proposed redemption of the HCI Exchangeable Shares by HCI.


    HCI LIQUIDATION RIGHTS


    In the event of the liquidation, dissolution or winding up of HCI, holders of the HCI Exchangeable Shares will have preferential rights to receive from HCI one share of Homestake Common Stock, plus the Additional Amount, for each HCI Exchangeable Share they hold. Upon the occurrence of such liquidation, dissolution or winding up, Homestake and HCH will have the overriding right to purchase all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares beneficially owned by Homestake or its subsidiaries) from the holders thereof on the effective date of such liquidation, dissolution or winding up in exchange for one share of Homestake Common Stock, plus the Additional Amount, for each such HCI Exchangeable Share. Upon the occurrence of an HCI Insolvency Event, the Trustee, on behalf of the holders of HCI Exchangeable Shares, will have the right to require Homestake to purchase each HCI Exchangeable Share then outstanding (other than HCI Exchangeable Shares beneficially owned by Homestake or its subsidiaries) in exchange for one share of Homestake Common Stock, plus the Additional Amount.


    HOMESTAKE LIQUIDATION RIGHTS

    Upon the occurrence of a Homestake Liquidation Event, in order for the holders of the HCI Exchangeable Shares to participate on a pro rata basis with the holders of Homestake Common Stock in the liquidation, dissolution or winding up contemplated by a Homestake Liquidation Event, all the outstanding HCI Exchangeable Shares held by holders (other than Homestake and its subsidiaries) will be automatically exchanged for shares of Homestake Common Stock. To effect such exchange, Homestake will purchase, on the fifth Business Day prior to the Homestake Liquidation Event, all outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares held by Homestake or its subsidiaries) in exchange for one share of Homestake Common Stock, plus the Additional Amount in respect of each HCI Exchangeable Share.


    VOTING RIGHTS WITH RESPECT TO HCI


    Except as required by applicable law or in certain limited circumstances described below, holders of HCI Exchangeable Shares are not entitled to receive notice of or to attend any meetings of shareholders of HCI or to vote at any such meeting.

    AMENDMENT AND APPROVAL


    Any change to the rights, privileges, restrictions and conditions attaching to the HCI Exchangeable Shares must be approved by a resolution passed by not less than two-thirds of the votes cast on such resolution, at a meeting of holders of HCI Exchangeable Shares called for such purpose at which at least 50 percent of the HCI Exchangeable Shares then outstanding are present or represented by proxy, provided that such approval also must be given by the affirmative vote of holders of not less than two-thirds of the HCI Exchangeable Shares represented in person or by proxy at the meeting, excluding shares beneficially owned by Homestake or its subsidiaries. If no such quorum is present and the meeting is adjourned the resolution subsequently must be passed by the vote of not less than two-thirds of the votes cast thereon.


TRUST AGREEMENT

    On the Effective Date, Homestake, HCI and the Trustee will enter into the Trust Agreement in substantially the form attached as Appendix E to this Supplement.


    VOTING RIGHTS WITH RESPECT TO HOMESTAKE



    Pursuant to the terms of the Trust Agreement, on the Effective Date Homestake will issue the Special Voting Stock to the Trustee. The Special Voting Stock will entitle the Trustee to cast at any annual or special meeting of Homestake Stockholders, with respect to any matter as to which holders of shares of Homestake Common Stock are entitled to vote, a number of votes equal to the number of HCI Exchangeable Shares outstanding on the relevant record date that are not held by Homestake or its subsidiaries. With respect to any such matter, each record holder of HCI Exchangeable Shares will have the right to instruct the Trustee as to how to vote the number of votes equal to the record holder's number of HCI Exchangeable Shares. The Trustee will vote the Special Voting Stock as and to the extent instructed by the holders of HCI Exchangeable Shares (excluding HCI Exchangeable Shares held by Homestake and its subsidiaries).


    HOMESTAKE SUPPORT OBLIGATIONS

    Pursuant to the Trust Agreement, Homestake will make the following covenants regarding the HCI Exchangeable Shares:

    - Homestake will not declare or pay dividends on the Homestake Common Stock unless HCI is able to pay and simultaneously pays an equivalent dividend on the HCI Exchangeable Shares;

    - Homestake will advise HCI in advance of the declaration of any dividend on the Homestake Common Stock and ensure that the declaration date, record date and payment date for dividends on the HCI Exchangeable Shares are the same as those for the Homestake Common Stock and that such dates will correspond with any requirement of the stock exchange on which the HCI Exchangeable Shares are then listed;

    - Homestake will ensure that the record date for any dividend declared on the Homestake Common Stock is not less than ten Business Days after the declaration date of such dividend or such shorter period within which applicable law may be complied with;


    - In the event of a liquidation, dissolution or winding up of HCI, the delivery of a Retraction Request by a holder of HCI Exchangeable Shares or a redemption of HCI Exchangeable Shares by HCI, Homestake will take all actions and do all things necessary to ensure that HCI is able to pay to the holders of the HCI Exchangeable Shares the required number of shares of Homestake Common Stock, plus the Additional Amount, if any;


    - Homestake will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding up of HCI; and

    - Homestake will use its best efforts to enable HCI to maintain a listing for the HCI Exchangeable Shares on the TSE or another Canadian stock exchange.

                           PRIME RESOURCES GROUP INC.

BACKGROUND

    Prime is engaged in precious metals mining and related activities, including exploration, development, extraction and processing. Its principal assets are the Eskay Creek and the Snip mines, which are located in northwestern British Columbia. Prior to the discovery of the Eskay Creek orebody in 1988, Prime (and its predecessor companies) operated principally as a mining exploration finance company, raising funds for drilling programs for itself and other companies.

    Homestake first acquired an interest in Prime in 1992 when Homestake acquired International Corona Corporation (subsequently renamed Homestake Canada Inc.), which held Prime Common Shares. At the time, Prime held a 50% interest in the Eskay Creek property and Stikine Resources Ltd. ("Stikine") held the remainder. Prime acquired Stikine's interest as a result of a share exchange with Stikine's shareholders in November 1993 and the winding up of Stikine into Prime in November 1994. In April 1996, Prime purchased the 60% joint venture interest of Cominco Ltd. in the Snip mine, giving Prime a 100% ownership interest. Homestake is the operator of the Eskay Creek and Snip mines and Homestake provides all management and administrative services to Prime pursuant to contractual arrangements.


    The total number of Prime Common Shares outstanding on October 20, 1998 was 76,073,913.


BUSINESS AND PROPERTY DESCRIPTION

    ESKAY CREEK MINE


    The Eskay Creek mine is a 440-ton (400-tonne) per day mine that produces gold and silver ore and concentrate for shipment and sale to smelters. See "--Ore and Concentrate Sales." The mine facilities include a crushing and blending plant, a gravity/flotation mill, accommodations for 132 workers, a diesel-generated power plant and related maintenance, storage, assay and treatment facilities.


    Prior to 1997, all of the ore was crushed and blended and sold directly to smelters without further processing or concentrating by Prime. During 1997, a 165-ton (150-tonne) per day processing facility was constructed at the minesite at a cost of approximately C$17 million.

    The mill commenced commercial production in January 1998. The mill produces a high-grade gravity concentrate and a flotation concentrate. The processing facility improves the profitability of certain Eskay Creek ores that otherwise would have been shipped directly to third-party smelters, and it permits treatment of mineralized material that was previously uneconomic. The mill is expected to increase annual production over the mine's remaining life. During the first six months of operations, the mill operated in accordance with design specifications, achieving slightly better than expected concentration ratios.

    While individual ore zones vary on an overall basis, approximately 93% of the precious metals in the ore processed through the mill is recovered. Currently, approximately 12% is recovered by gravity concentration and 81% is recovered by flotation, but it is expected that gravity recoveries will improve over time. The overall concentration ratio through June 30, 1998 was 6.6 to 1. Significant reductions in transportation and smelting costs have resulted from the operation of this facility. In 1997, transportation costs and smelting deductions accounted for 65% of the costs associated with producing finished gold and silver.

                                   PRODUCTION

    Key production statistics for the Eskay Creek mine for 1997 and 1996 are as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1997           1996
                                                                 -------------  -------------
Tons of ore shipped............................................        121,465        115,868
Tons shipped per day...........................................            333            317
Grade (oz/ton):
    Gold.......................................................           2.16           1.92
    Silver.....................................................           97.7          106.6
Payable production (oz):
    Gold.......................................................        244,722        211,276
    Silver.....................................................     11,765,902     12,054,161
    Gold equivalents (1).......................................        417,303        372,279
Total cash costs (US$/oz) (2)..................................  $         157  $         170
Noncash costs (US$/oz) (3).....................................             33             43
                                                                 -------------  -------------
Total production costs (US$/oz)................................  $         190  $         213

------------------------

(1) Silver was converted to gold equivalent using the ratio of the silver market price to gold market price, which was 68.2 ounces of silver to one ounce of gold for 1997 and 74.9 ounces of silver to one ounce of gold for 1996.

(2) Total cash costs per gold equivalent ounce include costs incurred by third-party smelter owners and others to produce marketable gold and silver.

(3) Noncash costs of US$35 per gold equivalent ounce were reported by Homestake for the year ended December 31, 1997 as a result of additional amortization costs related to Homestake's investment in Prime.

                              LOCATION AND ACCESS

    The Eskay Creek property is located approximately 51 air miles (83 km) north of Stewart, British Columbia.

    Access to the mine on a year-round basis is provided by a 37 mile (59 km) single lane, 15 feet (5m) wide gravel road along the Iskut Valley, which connects the minesite with Highway 37.

                                    TENURES

    The Eskay Creek mining area is approximately 3,477 acres (1,407 hectares) and is comprised of five mining leases having remaining terms, subject to rights of renewal, of approximately 23 to 27 years, one mineral claim and certain surface rights.


    There are no federal, provincial or regional parks, wilderness or conservancy areas, ecological reserves or recreational areas in the vicinity of the Eskay Creek property. At present, the Tahltan Nation is the sole claimant to native title over the area.


    In December 1997, the Supreme Court of Canada re-affirmed the existence of aboriginal rights in land in British Columbia. In August 1998, Canada, British Columbia and the Nisga'a Nation approved the final text of a treaty to transfer certain property in northwest British Columbia to the Nisga'a Nation. None of Prime's operations or exploration properties are located in areas subject to the treaty. See "Risk Factors--Risks of Native Title Claims."

                                 MINERALIZATION

    A program of geological mapping, soil geochemistry and diamond drilling which began in 1988 culminated in the discovery of mineralization in the area known as the 21 Zone and its environs. Exploration programs in and around the 21 Zone have partially delineated several mineralized zones over a strike length of about 1 mile (1.6 km). The 21B Zone, which is the principal target of mining at Eskay Creek, has distinctive mineralogy and style of mineralization. Other zones mined at Eskay Creek are the 109, NEX and HW zones. The Pumphouse Lake and 21C Zones have not been sufficiently drilled to permit ore reserve designation; however, portions of these zones are included as mineralized material.

    The main axis of the 21B Zone plunges north-northeast at a moderate angle; it measures about 3,000 feet (900 m) long, 660 feet (200 m) wide and averages 15 to 20 feet (5 to 6 m) thick but ranges up to 40 feet (13 m) thick in a central high-grade core. The zone is continuous and is defined by sharp assay boundaries where the high grades rapidly drop off. Ore types in the 21B Zone include 1 to 6 inch (2 to 15 cm) layers of fine clastic sulphide laminations interbedded with mudstone, fragmental massive sulphides and more typical massive sulphides where there is minimal fragmentation of sulphides or mudstone.

    Sphalerite, pyrite, galena and tetrahedrite are the most abundant ore minerals. Native gold ranges from visible to microscopic particles located between sulphide grains or at their boundaries and in fractures within sulphide grains, while some is locked in pyrite.

    The 109 Zone occurs in the footwall rhyolite beneath the contact mudstone, which is the host to 21B mineralization. The form of the mineralized envelope is that of a steeply dipping oblate ellipsoid. Mineralization consists of commonly coarse-grained sphalerite, pyrite, galena and visible gold in milky quartz veins or stockwork or disseminated in silicified and pyrite altered felsic volcanics.

                                     MINING

    The high ore grades at Eskay Creek, coupled with deposit geometry and relatively weak rock, require the use of a selective production mining method utilizing cement stabilized backfill. Accordingly, the underground mine plan has been developed utilizing the underhand and overhand drift and fill method for ore extraction.

    A contractor provides the underground workforce which operates equipment owned by Prime. All major mining equipment is rubber tired and diesel powered. Drilling equipment is a combination of hand-held and mechanized drills. The operation runs continuously, with work crews housed in accommodations at the minesite when they are on the active cycle of their scheduled rotation.

    Based on the ore reserve estimate and the current ore and concentrate sales contracts, the mine life is estimated to be approximately ten years.

                           ORE AND CONCENTRATE SALES

    In the 21B Zone, most precious metals occur as electrum (an alloy of gold and silver) and as fine disseminations within a variety of sulphides. Complex metal associations limit satisfactory precious metal recovery by conventional methods. Prime has entered into agreements with smelters in Quebec and Japan for the direct sale of crushed ore. Select ores from other zones are processed at the minesite in the 165 ton (150 tonne) per day gravity/flotation mill. This concentrate is sold to one of the parties purchasing ore from Eskay Creek.

    The ore sales contracts with these smelters provide for the sale of between 99,000 dry tons (90,000 dry tonnes) and 132,000 dry tons (120,000 dry tonnes) of ore per year at prices based on the prevailing market values of the contained gold and silver, less treatment, refining and penalty charges which vary based on the amount of certain elements such as mercury, arsenic and antimony contained in the ore. Prime crushes and blends the ore mined from different areas of the orebody in order to minimize penalties due to the presence of these elements.

    The contract with the Japanese smelter provides for the annual sale of 44,000 dry tons (40,000 dry tonnes) and, with mutual consent, a maximum of 55,000 dry tons (50,000 dry tonnes) of ore until the earlier of either cumulative deliveries of 550,000 dry tons (500,000 dry tonnes) or December 31, 2006. The Quebec smelter contract provides for the annual sale of a minimum of 55,000 dry tons (50,000 dry tonnes) and, with mutual consent, a maximum of 77,000 dry tons (70,000 dry tonnes) of ore up to December 31, 1999 and, thereafter, the annual sale of between 44,000 dry tons (40,000 dry tonnes) and 77,000 dry tons (70,000 dry tonnes) up to December 31, 2007. The contracts provide for periodic cost escalation, within certain limits. Prime made a spot sale of ore to a U.S. smelter in 1997 but none has been made or is planned for 1998.

    Prime has entered into agreements for the sale of the full production of concentrate at Eskay Creek for the period up to December 31, 2000 at prices based on prevailing market prices for the gold, silver and copper content, less certain deductions for smelting and refining charges and for any excess amounts of specified elements such as lead, mercury, zinc, arsenic and antimony.

                                    ROYALTY

    Prime is obligated to pay an effective royalty of 1% of net returns from production of all precious metals and other minerals from the Eskay Creek mine other than the former IKS-1 claim. Royalties of C$1.5 million were paid in 1997.

    Prime is also obligated to pay a 2% net smelter return on ores mined from the portion of the Eskay Creek property formerly subject to the IKS-1 claim. The IKS-1 claim contains a minimal amount of the currently delineated ore reserve.

    SNIP MINE


    The Snip Mine is an underground mine near Stewart, British Columbia. The Snip mine is expected to close on or about April 30, 1999.


                                   PRODUCTION

    The following table presents the key production statistics for the Snip mine for the last two years (100% basis, except as indicated):


                                                                   YEARS ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1997          1996(2)
                                                                 -------------  -------------
Tons milled....................................................        164,856        171,056
Tons milled per day............................................            452            467
Grade (oz/ton).................................................           0.78           0.79
Mill recovery (%)..............................................           92.1           91.8
Gold produced (oz) (1).........................................        115,644        123,590
Prime's share (2)..............................................        115,644        101,827

Total cash costs (US$/oz)......................................  $         213  $         190
Noncash costs (US$/oz).........................................            115            151
                                                                 -------------  -------------
Total production costs (US$/oz)................................  $         328  $         341


------------------------


(1) Includes ounces of gold recovered from dore and contained ounces of gold in concentrates.



(2) Prior to May 1996, the Snip mine was operated as a joint venture between Prime as to 40% and Cominco Ltd. ("Cominco") as to 60%, with Cominco as the operator. On April 30, 1996, Prime acquired the 60% joint venture interest of Cominco for C$53.5 million, including C$7.4 million for Cominco's interest in the joint venture's cash and noncash working capital, and became operator of the mine. Figures for the period prior to May 1, 1996 reflect Prime's 40% interest only.

                              LOCATION AND ACCESS

    The Snip mine is located at the junction of Bronson Creek and the Iskut River, approximately 56 air miles (90 km) north of Stewart, British Columbia. Access to the mine is by fixed wing aircraft to a 4,500 foot (1,375 m) landing strip. There is no road access to the Snip mine. Personnel and supplies are flown in to the minesite from communities in British Columbia and Wrangell, Alaska. Concentrate is transported out by cargo plane to Wrangell for shipping to a smelter in Japan.

                                     TENURE

    The Snip mining area consists of a mining lease that terminates in 2021, together with three mineral claims, covering an aggregate of approximately 3,637 acres (1,472 hectares).

                             MINING AND PROCESSING

    The Snip orebody is a vein-type deposit, varying from 3 to 30 feet (1 to 10 m) in thickness. Access to the mine is provided by adits at the 180-m level, the 300-m level and the 420-m level and by a haulageway driven from the Iskut River flats to the 130-m level. Mining is a combination of conventional shrinkage, cut and fill, and mechanized cut and fill in the wider upper portion of the mine.

    Ore is processed at the minesite in a 500 ton (450 tonne) per day gravity/flotation concentrator. By processing the ore through a gravity concentration circuit, approximately 35% of the gold is recovered as dore. Additional gold is recovered by producing a high-grade flotation concentrate which is sold to a smelter. Total gold recovery is approximately 92%. Other facilities at the minesite include crushing facilities, an accommodation complex for 180 workers and related maintenance, storage and assay facilities.

                                 MINERALIZATION

    The main ore body at the Snip mine is called the Twin Zone, a quartz-carbonate-sulfide-filled shear structure within a Triassic sedimentary unit. Gold primarily occurs as finely disseminated grains along pyrite grain boundaries. Other sulfides within the Twin Zone include pyrrhotite, chalcopyrite and sphalerite, with trace arsenopyrite.

                                    ROYALTY

    When Prime acquired Cominco's 60% joint venture interest in 1996, Cominco retained an effective royalty of 3% of net smelter returns on any gold recovered and sold from any ore from the present Snip property containing at least 0.3 oz/ton of gold in excess of the 529,800 tons (480,660 tonnes) of ore reserves and mineralized material that had been identified at the time the transaction closed. On the basis of the planned cessation of mining in 1999, it is not expected that any royalty will be payable.

ORE RESERVES AND MINERALIZED MATERIAL

    Prime estimates its proven and probable ore reserves and mineralized material in January of each year for each property based upon factors relevant to each deposit. Proven and probable ore reserves are estimates of the in situ deposits which Prime believes can be recovered and sold economically at prices sufficient to at least recover estimated future capital and total production costs. The estimates of total production costs are based on current and projected costs. Mineralized material is an estimate of the tonnage and grade of a mineral deposit with potential economic merit. These estimates are made on the basis of continuity, size and shape of mineralization and include an allowance for mining dilution.

    The following table sets forth the estimates of proven and probable ore reserves and mineralized material at the Eskay Creek and Snip properties as at December 31, 1997 and 1996.

                                               PROVEN AND PROBABLE ORE RESERVES(1)                           MINERALIZED MATERIAL
                          ------------------------------------------------------------------------------  --------------------------
                                          1997                                    1996                               1997
                          -------------------------------------  ---------------------------------------  --------------------------

                                          GRADE
                             TONS        (OZ PER     CONTAINED      TONS          GRADE       CONTAINED      TONS          GRADE
                            (000'S)       TON)      OZ (000'S)     (000'S)    (OZ PER TON)   OZ (000'S)     (000'S)    (OZ PER TON)
                          -----------  -----------  -----------  -----------  -------------  -----------  -----------  -------------
Eskay Creek mine:
  Gold..................       1,495       1.693         2,532        1,397          1.73         2,418          371          0.59
  Silver................                  78.3         117,011                      79.3        110,810                      12.0
Snip mine:
  Gold..................         232       0.678           157          369          0.72           267           26          0.75
Total gold and gold
  equivalent(2).........                                 4,208                                    4,124

                                     1996
                          --------------------------
                             TONS          GRADE
                            (000'S)    (OZ PER TON)
                          -----------  -------------
Eskay Creek mine:
  Gold..................         278          0.54
  Silver................                     31.6
Snip mine:
  Gold..................          19          0.56
Total gold and gold
  equivalent(2).........

------------------------

(1) Reserves have been calculated using a price of US$325 per ounce of gold for the short-lived Snip mine and a price of US$350 per ounce of gold for the Eskay Creek mine.

(2) Silver is converted to gold equivalent using the ratio of the market prices of silver and gold at January 1, 1998 and 1997. For purposes of the gold equivalent ore reserve calculations, the ratio used was 77 ounces of silver to one ounce of gold.

    See "The Arrangement--Reports of Prime Special Committee Technical Advisor."

EXPLORATION AND INVESTMENT

    Exploration expenditures were C$8.7 million in 1997 compared to C$8.9 million in 1996. Approximately 53%, or C$4.5 million, of exploration spending in 1997 was for programs at and around the Eskay Creek mine, and C$2.5 million was spent for programs at the Snip mine. The balance of exploration spending was for Prime's share (49%) of joint exploration programs with Homestake (through HCI) conducted in Ontario, Quebec, the Yukon and south-central British Columbia.

    Prime and Homestake conduct their exploration programs in Canada on a joint venture basis under an agreement pursuant to which Prime acquires a 49% interest and Homestake a 51% interest in all exploration properties. The agreement renews automatically on an annual basis unless either party terminates by giving six months' prior notice. This venture excludes properties in the vicinity of Prime's and Homestake's existing operations, such as Prime's Eskay Creek and Snip properties and Homestake's Hemlo properties. Homestake has no interest (other than through its 50.6% ownership interest in Prime) in Prime's exploration in the vicinity of the Eskay Creek and Snip mines, and Prime has no interest in Homestake's exploration in the vicinity of the Williams and David Bell mines.

    In 1997, Prime completed a total of 52,000 feet of drilling in 59 holes around the Eskay Creek mine. This exploration resulted in the addition of ore reserves containing 375,500 ounces of gold and 18.1 million ounces of silver (before taking into account reductions due to production in 1997). Targets at Eskay Creek have now been expanded to include mineralization that would have been considered uneconomic prior to the metallurgical testing program that allowed construction of the mill.

    At the Snip mine, Prime drilled a total of 22,900 feet in 28 holes from surface and 120,000 feet from underground in 1997. The results were not encouraging and following a limited exploration program in the first part of 1998, exploration on the property has ceased.

    During 1997, Prime expanded its interests in land in the region around the Eskay Creek mine through certain agreements entered into with Kenrich Mining Corporation ("Kenrich"). In July 1997, Prime acquired investment units comprised of 300,000 common shares, 1,200,000 flow-through common shares and 1,500,000 common share purchase warrants of Kenrich for an aggregate cost of C$1.5 million. A minimum of C$1.2 million of the proceeds is committed to exploration of Kenrich's Corey property,

8 miles (13 km) south of the Eskay Creek minesite. Prime has option rights to acquire joint venture interests varying from 50% to 70% of the Corey property by making additional subscriptions for shares and expenditures and other payments which, if fully exercised, could total in excess of C$18 million in the period up to 2004. Geologic mapping and geochemical sampling programs on the Corey property began in May 1998 to define drill targets.


    Prime's budget for participating in exploration activities in 1998 is C$6.9 million. Approximately C$6 million of this budget relates to exploration surrounding existing mining operations and C$0.9 million is for participation in joint venture generative exploration and property interest acquisition activities with Homestake.

    At Eskay Creek, follow up work is underway to review mineralized drill hole intersections underlying the existing ore body. This rhyolite hosted mineralization is below the current cut-off grade. Studies will determine the quantity, grade and potential for mining this material utilizing a bulk method.

    In June 1998, exploration drilling intersected high-grade material below the #4 stope of the 21B Zone which was not in the ore reserves. Preliminary estimates indicate that this area will add in excess of 100,000 ounces of gold and four million ounces of silver to the reserves. Further drilling is underway to delineate this extension to the #4 stope.

CREDIT FACILITIES

    Prime has an unsecured operating line of credit facility for C$15 million from a Canadian chartered bank. Prime also has an agreement with Homestake to obtain funds for general corporate purposes and to finance exploration and operating activities as required. This agreement provides for advances up to C$5 million or such greater amount as may be agreed from time to time between Prime and Homestake, subject to bank approval. Advances under both facilities are repayable on demand and bear interest at the Canadian prime rate. The agreement with Homestake permits Homestake to obtain security on all of Prime's assets. Except for arrangements for letters of credit relating to future minesite reclamation requirements, no amounts were outstanding under either facility in 1997.

HEDGING AND CURRENCY MANAGEMENT

    The results of Prime's operations are affected significantly by the market price of gold and silver.


    Prime recently has adopted gold and silver hedging policies which permit Prime to hedge up to 40% of its estimated annual production of gold and silver for the next five years if forward prices exceed certain targeted amounts. In the first six months of 1998, Prime entered into forward sales contracts for 7.2 million ounces of silver, at an average price of US$6.28 per ounce, for the period 1999 through 2001. The delivery schedule for these contracts includes 3 million ounces at an average price of US$6.34 per ounce for 1999, 3 million ounces at an average price of US$6.33 per ounce for 2000 and 1.2 million ounces at an average price of US$6.00 per ounce for 2001. The estimated mark-to-market value of these contracts at June 30, 1998 was US$4.9 million.


    As a significant amount of revenue is denominated in US dollars, Prime has implemented a foreign currency protection program. See Note 11(a) to the Prime Financial Statements, included in Appendix I.

    See "Risk Factors--Risks of Gold and Silver Price Fluctuations and Hedging Activities."

ENVIRONMENT AND PERMITS

    Prime has obtained and holds all requisite permits for its operations at the Eskay Creek and Snip mines. Operations commenced at Eskay Creek in 1994 following a process of governmental assessment and public consultation pursuant to the Mine Development Assessment Act (British Columbia). The Mine Development Certificate for Eskay Creek as originally issued permitted annual production of approximately 145,000 tons (130,000 tonnes) and is valid for ten years from commencement of production. During

1997, the Mine Development Certificate was amended to allow annual production of approximately 201,000 tons (183,000 tonnes).


    Prime's operations at Eskay Creek have been studied extensively for environmental effects in the process of obtaining the Mine Development Certificate. Given the complex mineralogy of the Eskay Creek ore, much attention has been given to the deportment of heavy metals. Studies undertaken have indicated that some mine wasterock is acid generating. After review and approval of the process by both provincial and federal regulatory agencies, the wasterock is disposed of subaqueously in a nearby barren lake to prevent the material from generating acid. Tailings from the new gravity/flotation concentrator also are disposed of in the barren lake pursuant to a permit. The disposal of smelting by-products is the responsibility of the smelters to which ore and concentrates are sold. In 1997, Eskay Creek was listed on the provincial semi-annual non-compliance report for exceeding permit levels for fecal coliform in the sewage treatment plant discharge and suspended solids in one of the settling ponds. These situations were promptly addressed and remedied. Eskay Creek had a permit exceedance in September 1998 when direct shipping ore was accidentally fed to the mill, resulting in elevated antimony levels in the discharge water. The exceedance was reported on a timely basis.


    In connection with obtaining a Mine Development Certificate and a Reclamation Program Permit, Prime was required to deposit financial security in the amount of C$4.2 million with the provincial government to cover future reclamation costs at Eskay Creek. The financial security was provided in the form of a letter of credit drawn against Prime's C$15 million bank credit facility (see "--Credit Facilities"). Since January 1, 1995, Prime has been accruing on a per ounce basis for the estimated Eskay Creek reclamation and closure costs. The amount accrued at the end of 1997 was C$1 million.


    During 1997 and for the first half of 1998, the Snip mine operated in compliance with its environmental permit requirements. Prime accrues on a per ounce basis the estimated Snip mine reclamation and closure costs. The amount accrued to the end of 1997 was C$5.9 million. Security under the bank operating line of credit in the amount of C$1 million has been lodged with the provincial government for reclamation costs at the Snip mine. An old landfill recently was discovered below the active landfill of the Snip mine. The old landfill, used in the early days of the operation, contains oily waste. Studies are underway to determine the extent of the old landfill and the extent, if any, of contamination.


EMPLOYEES

    Prime has no employees. All management, administrative and consulting services are provided to Prime by Homestake pursuant to contractual arrangements which are reviewed annually by the audit committee of the Prime Board. Homestake also has agreed to engage the necessary employees and contractors to operate the Eskay Creek and Snip mines on behalf of Prime. During 1997, an average of 86 and 182 people were employed full time to operate the Eskay Creek and Snip mines, respectively; in addition, independent contractors engaged an additional 100 employees at Eskay Creek.

    For further details on the management arrangements in respect of Prime, see "The Arrangement-- Agreements with Homestake."

LEGAL PROCEEDINGS

    The directors and officers of Prime are not aware of any material legal proceedings commenced or contemplated by or against Prime or relating to the business of Prime, except the Inmet litigation in which both Prime and Homestake are defendants. This claim is described in more detail under "Homestake Mining Company--Legal Proceedings."

                            HOMESTAKE MINING COMPANY

BACKGROUND

    Homestake Mining Company is a Delaware corporation incorporated in 1983 as the parent holding company of Homestake Mining Company of California ("Homestake California"), which has been engaged in the gold mining business since 1877. Homestake is one of the largest North American-based gold mining companies with annual production of approximately 2.5 million ounces of gold and reserves of approximately 19.5 million ounces of gold at December 31, 1997. Homestake's operations include mineral exploration, extraction, processing and refining. Gold bullion is Homestake's principal product. Homestake has significant operations in the United States, Canada and Australia. Homestake also has operations in Chile. Homestake is engaged in active exploration projects in the United States, Canada, Australia, Eastern Europe, Argentina, Brazil, Chile and the Andean region of South America.

    Homestake California was founded to develop the Homestake Mine discovered in the Black Hills of the Dakota Territory in 1876. Homestake was predominately a gold mining company until its diversification into uranium mining and production in the early 1950s and into lead and zinc in the 1960s. In 1984, Homestake further diversified into the oil and gas business, principally as a result of the acquisition of Felmont Oil Company. In 1989 and 1990, Homestake disposed of its oil and gas business. In 1990, Homestake closed its last remaining uranium mine and sold its interest in its base metals business.

    In 1975, Homestake made its initial investment in the Kalgoorlie gold district of Western Australia (known as the Golden Mile) when Homestake Gold of Australia Limited ("HGAL") acquired a 48% interest in the Kalgoorlie Mining Associates partnership. In 1987, Homestake sold 20% of its shares of HGAL to the public. Subsequently, HGAL increased its interest in Kalgoorlie Mining Associates to 50% and acquired a 50% interest in adjacent joint ventures and properties. In late 1995 and early 1996, Homestake acquired the HGAL shares that it did not then own.

    In 1989, Homestake joined with two partners in the development of a major sulfur discovery, Main Pass 299, in the Gulf of Mexico.

    In 1992, Homestake acquired International Corona Corporation, a large Canadian gold producer, subsequently renamed Homestake Canada Inc. As a result of that transaction, Homestake acquired its 50% interests in the Williams and David Bell mines and also acquired interests in Prime and Stikine Resources Limited, the owners of the Eskay Creek property. Prime and Stikine were subsequently combined and, through HCI, Homestake now owns 50.6% of Prime.

    In April 1998, Homestake acquired Plutonic Resources Limited ("Plutonic"), the third largest Australian gold mining company. As a result of that transaction, Homestake acquired five operating mines in Western Australia and a large number of exploration tenement holdings in Australia, principally in Western Australia where some of the most significant discoveries in Australia have taken place over the past 20 years.

    Homestake's gold hedging policy provides for the use of forward sales contracts for up to 30% of expected annual gold production for each of the following ten years at prices in excess of certain targeted prices and the use of combinations of put and call option contracts to establish minimum floor prices while allowing participation in future increases in the price of gold.

    Gold sales for the six months ended June 30, 1998 include 450,000 ounces at an average price of US$325 per ounce under this program. At June 30, 1998 Homestake owned put options for 450,000 ounces of gold exercisable during 1998 at a price of US$325 per ounce. Homestake also had written call options outstanding for 450,000 ounces of gold exercisable during 1998 at a price of US$325 per ounce and owned call options for 450,000 ounces of gold exercisable during 1998 at a price of US$336 per ounce.

    During the six months ended June 30, 1998, Homestake delivered or financially settled 60,000 ounces of its North American gold production at an average price of US$396 per ounce under forward sales contracts. At June 30, 1998, Homestake had committed 520,000 ounces of its future North American gold production for sale through the year 2003 at an average price of US$438 per ounce under forward sales contracts. Homestake also owned put options for 30,000 ounces of gold exercisable during 2000 at a price of US$350 per ounce and had written call options outstanding for 15,000 ounces of gold exercisable during 2000 at an average price of US$395 per ounce.

    During the six months ended June 30, 1998, Homestake delivered or financially settled 178,900 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at an average price of US$339 (A$524) per ounce. During June 1998, Homestake closed out and financially settled one million ounces of its Australian dollar denominated forward gold contracts. The gain of US$5 million realized on this was deferred and will be recorded in income as the originally designated production is delivered. At June 30, 1998, Homestake had remaining commitments for 210,000 ounces of its future Australian dollar denominated forward gold contracts at an average price of US$320 (A$526) per ounce.

    The estimated liquidation value of Homestake's hedging position at June 30, 1998 was approximately US$56.9 million. This does not include the Prime silver hedging position discussed below.


    In August 1998, Homestake entered into a series of Australian dollar denominated put and call options, which provide a floor price of US$323 (A$510) per ounce and a ceiling price of US$335
(A$530) for 120,000 ounces of gold expected to be produced in Australia during 1999 and a floor price of US$338 (A$535) per ounce and a ceiling price of US$345 (A$545) for 120,000 ounces of gold expected to be produced in Australia during 2000. In addition, Homestake entered into Australian dollar denominated forward gold contracts for 120,000 ounces of gold expected to be produced in Australia during 2001 at a price of US$354 (A$560) per ounce. US dollar amounts referred to in this paragraph are translated based on the October 16, 1998 exchange rate of A$1.00=US$0.6327.


    In February 1998, Prime adopted a gold and silver hedging policy that provides for the use of forward sales contracts for up to 40% of each of the following five year's expected annual gold and silver production at prices in excess of certain targeted prices. At June 30, 1998 Prime had forward sales contracts outstanding for approximately 7.2 million ounces of silver during the period between 1999 through 2001 at an average price of US$6.28 per ounce.

SIGNIFICANT 1998 DEVELOPMENTS


    In January 1998, Homestake began a major restructuring of operations at the Homestake mine to reduce operating costs. The new operating plan contemplates reduction of underground mine production to approximately 150,000 to 180,000 ounces per year, a major reduction in the level of employment and a complete reorganization of the methods of operation. To begin implementing the plan, Homestake suspended underground mining while it completed the final details of the new operating plan and readied the underground mine to begin operating on the restructured basis. The new operating plan involves closing parts of the mine and concentrating on the best ore bodies on substantially fewer production levels in order to reduce continuing infrastructure and other operating costs. Although the new plan reduces proven and probable gold reserves by 1.5 million ounces (before taking account of 1997 production), the improved per ounce operating margin on the remaining reserves is expected to increase the mine's future total cash flow significantly.



    Underground crews commenced returning to work on a phased basis at the end of March 1998. The final underground work force is approximately one-half of the size of the underground work force prior to the shutdown. Mining in the Open Cut ceased in September 1998. Open Cut stockpiles will continue to be processed through the first quarter of 1999. Milling and other surface operations also are being reduced to accommodate the reduced size of the operations.


    Homestake acquired Plutonic in April 1998. Following the completion of Homestake's acquisition of Plutonic, Plutonic's office in Sydney was closed and administrative functions were moved to Homestake's office in Perth. Homestake's and Plutonic's principal exploration functions were also consolidated in a single office in Perth. Mining and development continue at the Plutonic, Darlot/Centenary and Lawlers mines. Operations at the Mt Morgans mine ceased in September 1998, but active exploration continues in the vicinity of the mine. Stockpile processing will continue at the Peak Hill mine until June 1999, and active exploration continues in the vicinity of the mine.


    On October 2, 1998 Homestake announced that it planned to record nonrecurring charges totaling approximately US$167 million after tax (US$188 million pretax) in the 1998 third quarter. The most significant charges relate to the carrying values of the Homestake mine in South Dakota and the Mt Charlotte mine in Western Australia.



    At the Homestake mine efforts are continuing to implement a revised operating plan to reduce cash costs to US$280 per ounce by the end of 1999. However, due to continuing low gold prices, Homestake will use a gold price of US$325 per ounce for determining its gold reserves at the end of 1998. On that basis, Homestake does not expect to recover its remaining investment in property, plant and equipment at this mine. The total amount of the write-down will be approximately US$76 million pretax, which will reduce the carrying value of the mine to zero. In addition, Homestake will record a provision for estimated environmental and related reclamation costs of US$35 million pretax. These adjustments will have no impact on current efforts at the Homestake mine to reduce production costs to the target level of US$280 per ounce.



    On September 15, 1998 Homestake and its joint venture partner, Normandy Mining Limited, announced a revised operating plan at their jointly owned Mt Charlotte mine. The mine has experienced a downturn in economic performance and an accelerated level of ground movement. The new plan provides for a restricted level of mining in low-risk areas of the mine. Homestake will record a pretax charge of US$38 million for severance, unrecovered capital and other costs related to the operation. This will reduce Homestake's carrying value for the Mt Charlotte mine to zero.



    Homestake also plans to reduce the carrying values of its investments in certain mining properties and marketable securities by approximately US$28 million before tax, including approximately US$20 million related to Homestake's 81% owned Lachlan Resources, which was acquired as part of the Plutonic Resources transaction in April 1998. Other miscellaneous charges and adjustments will total approximately US$11 million before tax.



    In addition to the foregoing nonrecurring charges, during the third quarter Homestake will report approximately US$17 million pretax in losses, primarily mark-to-market adjustments, on its foreign currency protection program due to the decline in the values of the Australian and Canadian dollars in relation to the United States dollar.



    Preliminary financial results for Homestake for the 1998 third quarter are as follows:



Revenues..................................................  US$183 million
                                                            US$(182)
Net loss..................................................  million
Net loss per share........................................  US$(0.86)



    Homestake expects to release 1998 third quarter results on or about October 26, 1998.


STATISTICAL SUMMARY

    The information in the following table is a summary of certain 1997 and 1996 statistical information regarding ownership of gold mines, production costs, reserves and mineralized material of Homestake's significant properties. The ownership interests and production amounts shown are Homestake's interests without reduction for minority interests. Reserves and mineralized material are Homestake's interest after reduction for minority interests. Mineralized material is reported in short tons of 2,000 pounds (equivalent to 0.9071 metric tons). The statistical information included in the table is derived from studies, analyses and other information prepared by or for, or available to, Homestake. Information contained in the table reflects the acquisition of Plutonic.

                                                                                                       PRODUCTION COSTS PER
                                                             GOLD PRODUCTION                                 OUNCE (1)
                                            --------------------------------------------------   ---------------------------------
                                              TONS
                                INTEREST    PROCESSED      GRADE      RECOVERY       OUNCES      OPERATING     OTHER       NON-
                                    %       (MILLIONS)   (OZ/TON)         %         PRODUCED     CASH (C)    CASH (D)    CASH (E)
----------------------------------------------------------------------------------------------------------------------------------
1997
UNITED STATES
 ..................................................................................................................................
Homestake                            100         2.6         0.163          94        397,299        $306        $  4        $ 47
Round Mountain (2)                    25        12.1         0.015          75        119,959         210          16          49
Ruby Hill (3)                        100         0.3        --           --            16,629       --          --          --
McLaughlin                           100         2.7         0.075          58        118,491         247           7         120
Pinson (4)(5)                         50         0.6         0.046          86         25,829         334          10          54
Marigold (5)                          33         0.9         0.028          95         24,547         239          28          34

CANADA
 ..................................................................................................................................
Eskay Creek (6)(7)                   100         0.1         3.661          95        417,303         155           2          35
Williams                              50         1.3         0.160          95        201,098         222           7          40
David Bell (8)                        50         0.3         0.397          96        101,313         184          10          45
Snip (6)(9)                          100         0.2         0.780          92        115,644         213       --            115

AUSTRALIA
 ..................................................................................................................................
Kalgoorlie                            50         6.6         0.072          89        425,914         259       --             55
Plutonic                             100         3.4         0.094          88        274,608         234       --             70
Darlot/Centenary                     100         0.6         0.114          95         65,153         320       --             29
Lawlers                              100         0.5         0.178          96         87,481         260       --             25
Mt Morgans                            80         1.0         0.093          88         73,588         374           6          85
Peak Hill                             67         0.7         0.069          97         33,104         269       --            151
Other Projects                     --          --           --           --           --            --          --          --

CHILE
 ..................................................................................................................................
Agua de la Falda (10)                100         0.3         0.172          65         31,417         213       --             82
 ..................................................................................................................................
Total Production (11)                                                               2,544,325        $242        $  4        $ 57
Minority Interests (12)                                                              (278,670)
 ..................................................................................................................................
Homestakes' Share of Gold
Production                                                                          2,265,655
----------------------------------------------------------------------------------------------------------------------------------
1996
UNITED STATES
 ..................................................................................................................................
Homestake                            100         2.6         0.166          95        407,322        $293        $ 11        $ 35
Round Mountain (2)                    25        10.2         0.017          71        102,744         230          26          61
Ruby Hill (3)                        100       --           --           --           --            --          --          --
McLaughlin                           100         2.5         0.096          77        185,458         242           8         123
Pinson (4) (5)                        50         0.3         0.051          79         12,098         355          14          63
Marigold (5)                          33         1.0         0.029          93         24,485         231          36          46

CANADA
 ..................................................................................................................................
Eskay Creek (6) (7)                  100         0.1         3.382          95        372,279         167           3          43
Williams                              50         1.3         0.167          95        205,519         214           8          39
David Bell (8)                        50         0.3         0.476          96        109,098         161          11          45
Nickel Plate                         100         1.1         0.078          81         70,199         347       --             46
Snip (6) (9)                         100         0.1         0.799          92        101,827         190       --            151
George Lake / Back River (13)         74       --           --           --           --            --          --          --

AUSTRALIA
 ..................................................................................................................................
Kalgoorlie                            50         6.4         0.067          88        368,816         291       --             60
Plutonic                             100         2.2         0.105          80        183,691         276       --             44
Darlot / Centenary                   100         0.6         0.120          95         62,757         345       --             52
Lawlers                              100         0.7         0.082          90         50,603         417       --             33
Mt Morgans                            80         1.0         0.088          92         75,067         341       --            125
Peak Hill                             67         0.8         0.117          98         60,380         163       --            133
Other Projects

CHILE
 ..................................................................................................................................
Agua de la Falda (10)                100       --           --           --           --            --          --          --
 ..................................................................................................................................
Total Production (11)                                                               2,417,930        $255        $  6        $ 62
Minority Interests (12)                                                              (234,208)
 ..................................................................................................................................
Homestake's Share of Gold
Production                                                                          2,183,722
----------------------------------------------------------------------------------------------------------------------------------
Eskay Creek--Silver 1997
                    1996
----------------------------------------------------------------------------------------------------------------------------------

             RESERVES (A)                 MINERALIZED MATERIAL(B)
---------------------------------------
                             CONTAINED    ------------------------
   TONS          GRADE        OUNCES         TONS         GRADE
(MILLIONS)     (OZ/TON)     (THOUSANDS)   (MILLIONS)     (OZ/TON)
------------------------------------------------------------------

 .................................................................
      13.6         0.205         2,786          18.5        0.170
     100.3         0.018         1,759          35.6        0.016
       7.0         0.098           687           7.2        0.073
      13.9         0.061           845        --           --
       0.9         0.073            65        --           --
       5.1         0.033           168        --           --
 .................................................................
       0.8         1.693         1,281           0.2        0.587
      16.5         0.150         2,465           4.1        0.119
       2.6         0.312           804        --           --
       0.1         0.678            80        --            0.751
 .................................................................
      89.7         0.066         5,924         102.6        0.071
       5.2         0.108           567          26.7        0.222
       9.4         0.163         1,556           4.0        0.123
       1.9         0.134           252           3.8        0.117
       3.8         0.023            91        --           --
       0.5         0.044            24        --           --
                                                 6.6        0.105
 .................................................................
       0.7         0.167           110           7.7        0.160
 .................................................................
     272.0                      19,464         217.0
 .................................................................

------------------------------------------------------------------

 .................................................................
      23.8         0.196         4,662          24.0        0.173
     119.2         0.019         2,263          26.5        0.015
       7.6         0.099           755           9.2        0.067
      16.6         0.063         1,048        --           --
       1.3         0.072            92        --           --
       6.0         0.034           203        --           --
 .................................................................
       0.7         1.732         1,224           0.1        0.541
      17.7         0.146         2,585           4.3        0.121
       3.0         0.288           871        --           --
    --            --            --            --           --
       0.2         0.722           135        --            0.555
    --            --            --               2.6        0.322
 .................................................................
      98.3         0.066         6,446          82.9        0.073
      10.2         0.111         1,127          28.2        0.219
       3.3         0.143           468           8.5        0.169
       1.5         0.137           212           2.8        0.105
       5.1         0.047           245           1.0        0.114
       1.2         0.053            65           1.6        0.073
       0.3         0.277            70           0.5        0.230
 .................................................................
       0.5         0.181            95           3.0        0.158
 .................................................................
     316.5                      22,566         195.2
 .................................................................
------------------------------------------------------------------
       0.8          78.3        59,208           0.2        11.97
       0.7          79.3        56,070           0.1        31.62
------------------------------------------------------------------

DEFINITIONS:
(a) A proven and probable RESERVE is that part of a mineral deposit which could be extracted or produced economically and legally at the time of the reserve determination.
(b) MINERALIZED MATERIAL is gold-bearing material that has been physically delineated by one or more of a number of methods including drilling, underground work, surface trenching and other types of sampling. This material has been found to contain a sufficient amount of mineralization of an average grade of metal or metals to have economic potential that warrants further exploration evaluation. While this material is not currently or may never be classified as reserves, it is reported as mineralized material only if the potential exists for reclassification into the reserves category. This material has established geologic continuity, but cannot be classified in the reserves category until final technical, economic and legal factors have been determined and the project containing the material has been approved for development.
(c) OPERATING CASH COSTS are costs directly related to the physical activities of producing gold; includes mining, milling, third-party smelting, and in-mine drilling expenditures that are related to production.
(d) OTHER CASH COSTS are costs that are not directly related to, but may result from, gold production; includes production taxes and royalties.
(e) NONCASH COSTS are costs that typically are accounted for ratably over the life of an operation; includes depreciation, depletion and final reclamation. Noncash costs do not include amortization of additions to property resulting from SFAS 109 deferred tax purchase accounting adjustments, as these additions did not involve any economic resources of the Company.

NOTES:
 (1) Homestake reports per ounce production costs in accordance with the "Gold Institute Production Cost Standard."
 (2) Recovery relates to the reusable pad at the Round Mountain mine.
 (3) The Ruby Hill mine commenced commercial production effective January 1, 1998 Costs associated with gold produced during 1997 have been excluded from cost per ounce calculations.
 (4) Homestake increased its interest in the Pinson mine to 50% in December
     1996.
 (5) Recovery relates to ore milled at the Pinson and Marigold mines.
 (6) The Eskay Creek and (effective April 1996) Snip mines are owned 100% by Prime. Homestake owns 50.6% of Prime. The ownership interests and production amounts shown are Homestake's consolidated interests without reduction for minority interests. Production amounts include ounces contained in ore or concentrates sold to smelters. Reserves and mineralized material are Homestake's interest after reduction for the 49.4% minority interests in Prime.
 (7) Gold and silver are accounted for as co-products at Eskay Creek. Silver production is converted into gold equivalent using the ratio of the gold market price to the silver market price. For the years ended December 31, 1997 and 1996, the ratio was 68.2 and 74.9 ounces of silver equals one ounce of gold production, respectively. Reserves and mineralized material relate to gold only. Silver reserves and mineralized material are shown at the bottom of the chart.
 (8) Ounces produced include 11,331 and 11,362 ounces of gold production from the Quarter Claim in 1997 and 1996, respectively. Reserves include a 25% net profits interests in Quarter Claim.
 (9) Prime purchased the remaining 60% interest in the Snip mine in April 1996.
 (10) The Agua de la Falda mine, which commenced commercial production in April 1997, is owned 100% by Agua de la Falda, S.A. ("Agua"). Homestake owns 51% of Agua. The ownership interest and production amounts shown are Homestake's consolidated interest without reduction for minority interests. Reserves and mineralized material are Homestake's interest after reduction for the 49% minority interests in Agua.
 (11) Includes 14,441 ounces and 17,313 ounces of gold produced at the Bellevue project in Western Australia during 1997 and 1996, respectively, and 507 ounces and 8,274 ounces of gold produced at the El Hueso mine in Chile during 1997 and 1996, respectively.
 (12) Includes minority interests' 49.4% share of Prime's production in 1997 and 1996 and 49% share of Agua's production in 1997.
 (13) Homestake completed the sale of its interests in the George Lake and Black River joint ventures in 1997.

    The following tables show gold production statistics, total cash costs per ounce and total costs per ounce for the six months ended June 30, 1998 and 1997.

                                GOLD PRODUCTION

                                                                           SIX MONTHS ENDED JUNE 30,
                                                  ----------------------------------------------------------------------------
                                                                  1998                                   1997
                                                  -------------------------------------  -------------------------------------
                                                     TONS        AVERAGE      OUNCES        TONS        AVERAGE      OUNCES
                                          %        PROCESSED      GRADE      PRODUCED     PROCESSED      GRADE      PRODUCED
                                      INTEREST    (THOUSANDS)   (OZ/TON)    (THOUSANDS)  (THOUSANDS)   (OZ/TON)    (THOUSANDS)
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
UNITED STATES
Homestake..........................         100        1,066        0.146        146.4        1,275        0.167        204.3
Ruby Hill..........................         100          687        0.100         61.0       --           --           --
McLaughlin.........................         100        1,399        0.081         64.9        1,326        0.077         62.5
Round Mountain.....................          25        6,788        0.016         69.5        5,719        0.016         60.6
Pinson.............................          50          495        0.038         10.9          299        0.049         12.6
Marigold...........................          33          512        0.029         12.2          431        0.032         14.3

CANADA
Eskay Creek(1,2)...................         100           81        3.488        271.1           63        3.451        195.5
Williams...........................          50          687        0.147         95.6          643        0.154         94.2
David Bell.........................          50          124        0.344         41.1          118        0.390         43.8
Quarter Claim......................          25       --           --              5.6       --           --              5.6
Snip(3)............................         100           79        0.705         50.5           83        0.793         59.5

AUSTRALIA
Kalgoorlie.........................          50        3,199        0.070        198.9        3,472        0.072        215.3
Plutonic...........................         100        1,656        0.078        112.0        1,683        0.094        135.0
Darlot/Centenary...................         100          380        0.085         30.3          270        0.114         29.5
Lawlers............................         100          313        0.208         62.4          230        0.130         28.2
Mt Morgans.........................          80          456        0.088         34.6          397        0.092         36.6
Peak Hill..........................          67          231        0.056         12.6          237        0.079         18.4

CHILE
Agua de la Falda...................         100          148        0.198         23.7          100        0.154          8.3

TOTAL PRODUCTION(4)................                                            1,303.3                                1,237.2
MINORITY INTERESTS.................                                             (170.5)                                (130.1)

HOMESTAKE'S SHARE..................                                            1,132.8                                1,107.1

------------------------

(1) Ounces produced are expressed on a gold equivalent basis and in the 1998 period include 143,400 (110,900 in 1997) ounces of gold and 6.3 million (6 million in 1997) ounces of silver contained in ore and concentrates sold to smelters in the year-to-date period.

(2) Tons processed and average grade at Eskay Creek relate to tons of ore mined at the average gold equivalent grade during the period. During the period, 81,000 (63,100 in 1997) tons of ore grading 1.931 (2.018 in 1997) ounces of gold and 76.8 (102.0 in 1997) ounces of silver per ton were mined.

(3) Includes ounces of gold contained in dore and concentrates.

(4) Includes 12,500 ounces of gold produced at the Bellevue project in Western Australia, and 500 ounces produced at the El Hueso mine in Chile during the 1997 period.

                                COSTS PER OUNCE

                                                     CASH COSTS           TOTAL COSTS
                                                  (US DOLLARS PER       (US DOLLARS PER
                                                       OUNCE)                OUNCE)
                                                --------------------  --------------------
                                                        SIX MONTHS ENDED JUNE 30,
                                                ------------------------------------------
                                                  1998       1997       1998       1997
                                                ---------  ---------  ---------  ---------
UNITED STATES
Homestake.....................................  $     250  $     323  $     306  $     367
Ruby Hill.....................................        126     --            241     --
McLaughlin....................................        216        249        338        366
Round Mountain................................        200        219        251        270
Pinson........................................        374        342        409        406
Marigold......................................        253        243        271        274

CANADA
Eskay Creek(1)................................  $     127  $     161  $     158  $     194
Williams......................................        226        251        264        293
David Bell....................................        206        203        248        249
Quarter Claim.................................        170        174        172        175
Snip(1).......................................        213        210        348        327

AUSTRALIA
Kalgoorlie....................................        239        276        295        332
Plutonic......................................        256        243        336        298
Darlot/Centenary..............................        312        322        347        345
Lawlers.......................................        195        238        217        259
Mt Morgans....................................        227        386        257        565
Peak Hill.....................................        278        245        296        428

CHILE
Agua de la Falda..............................        202        203        289        287

WEIGHTED AVERAGE..............................  $     207  $     256  $     263  $     315

------------------------

(1) For comparison purposes, total cash costs per ounce include estimated third-party costs incurred by smelter owners and others to produce marketable gold and silver.

BUSINESS AND PROPERTY DESCRIPTION

    UNITED STATES GOLD OPERATIONS

    Homestake conducts operations at the Homestake mine in the Black Hills of South Dakota, at the Ruby Hill mine in Nevada, at the McLaughlin mine in northern California and at the 50% owned Pinson mine in north central Nevada. In addition, Homestake owns a 25% interest in the Round Mountain mine in central Nevada and a 33.3% interest in the Marigold mine in north central Nevada. The Company's principal exploration office is in Reno, Nevada.

    HOMESTAKE MINE

    The Homestake gold mine is located in Lawrence County in and near Lead, South Dakota. The mine has been in operation since 1876. Homestake owns 100% of the operation. Paved public roads provide access to the operation.

    The Homestake mine properties cover approximately 11,700 acres, of which approximately 8,200 acres are owned in fee and the remainder are held as unpatented mining claims. All mining is conducted on owned property.

    The Homestake mine is comprised of underground and open-pit (the "Open Cut") mining operations, an ore processing plant, final product refinery, a waste-water treatment plant, and tailings disposal facilities. The underground mine is serviced by two 5,000-foot vertical shafts from the surface connecting with internal shafts which provide hoisting and services to the 8,000-foot level. Ore from underground is hoisted to the surface, crushed and transported to the nearby processing plant. Open Cut ore is crushed and transported more than a mile to the processing plant by an enclosed conveyor. The 7,400 tons-per-day ("TPD") capacity processing plant recovers gold through a combination of gravity, carbon-in-pulp ("CIP") and vat leaching processes. Recycled process water is pumped through a series of carbon columns to recover residual gold in solution. The refinery produces 0.997 fine gold bullion. Process tails are used for underground fill or are deposited in a tailings impoundment facility three miles from the plant.

    The first phase of a major tailings dam lift expansion commenced in 1996. Construction of an interim raise of eleven feet was completed in 1997 at a cost of approximately US$11.8 million, and construction of an additional nine foot lift will be completed in 1998 at a cost of approximately US$3 million. The expansion will provide tailings storage capacity sufficient to hold projected mining activity through the year 2002, and additional flood storage capacity. Facilities and equipment at this operation continue to be upgraded, and during 1997 capital expenditures totaled approximately US$16 million, principally for the tailings dam lift and electrical facilities upgrades. The facilities and equipment are generally in good operating condition, but the basic mine and major facilities have been in service for many years and are less efficient than mines and facilities developed more recently.

    Untreated water for use in the mine's facilities is obtained from local watersheds under Homestake mine water rights and potable water is purchased from the Lead/Deadwood Sanitation District. Approximately 80% of the electric power consumption is purchased under contract from Black Hills Corporation and the remainder is provided by Homestake-owned hydroelectric facilities.

    During 1997, certain Open Cut assets were deemed to be impaired and were written down, resulting in a pre-tax charge of US$12.8 million. Open Cut mining was completed in September 1998. Open Cut ore stockpiles will continue to be processed through the first quarter of 1999.


    As underground mining has progressed into the lower levels of the Homestake mine, the remaining higher-grade ore deposits have become narrower, less continuous and more difficult to mine, resulting in higher costs. On January 26, 1998, in response to increasing costs for the underground mine and the low gold price, Homestake began a major restructuring of operations at the Homestake mine with the objective of reducing costs significantly, so as to position the mine to continue operating for many additional years. The plan provides for a substantial reduction in annual production, a major reduction in the level of employment and a complete reorganization of the methods of operation. The new operating plan also involves closing parts of the mine and concentrating on substantially fewer production levels in order to reduce continuing infrastructure and other operating costs.


    To most effectively implement the new operating plan, Homestake suspended underground mining while it completed the final details of the plan and readied the underground mine to begin operating on the restructured basis. During the shutdown period, the mill processed ore from the Open Cut at an accelerated rate.


    The new operating plan contemplates that upon completion of the restructuring of the mine, production will be reduced to a rate of approximately 150,000 to 180,000 ounces per year by the beginning of 1999, and that the total cash cost for the underground mine will be reduced from in excess of US$335 per ounce in 1997 to approximately US$280 per ounce by the end of 1999. The plan also contemplates that Homestake will invest up to US$30 million by the end of 1999. Before taking into account the proposed

Arrangement with Prime, successful implementation of the restructuring would reduce Homestake's weighted average cash costs by approximately US$8 per ounce by the end of 1999. Underground crews commenced returning to work on a limited basis on March 26, 1998, and the remaining underground work force returned to work on a phased basis. The final underground work force is approximately one-half the size of the underground work force prior to the shutdown. Milling and other surface operations are also being reduced to accommodate the reduced size of the operations. Substantial development work is continuing in order to prepare the mine to operate under the new operating plan, and production is continuing to increase each month. Homestake expects to make a decision on whether to proceed with the majority of the US$30 million in capital expenditures during the first half of 1999. The decision will be based on the mine's performance during the remainder of 1998 and the first part of 1999.



    Although the new operating plan reduced proven and probable gold reserves by
1.5 million ounces (before taking account of 1997 production), the improved per ounce operating margin on the remaining reserves is expected to increase the mine's future total cash flow.



    On October 2, 1998, Homestake announced that it would use an assumed price of US$325 per ounce for determining its gold reserves at the end of 1998. On that basis Homestake does not expect to recover its remaining investment in property, plant and equipment at the Homestake mine. The total amount of the write-down is approximately US$76 million pretax, reducing the carrying value of the mine to zero. In addition, Homestake will record a provision for estimated environmental and related reclamation costs of US$35 million pretax. These adjustments will have no impact on the effort to reduce cash production costs at the Homestake mine to US$280 per ounce.


    Hourly employees at the Homestake mine are represented by the United Steelworkers of America. A new five-year contract was signed in May 1998.


    During 1997, the mine operated in compliance with its environmental permits, except that in November 1997, the mine had one reportable spill of tailings into Whitewood Creek. In July 1998, the mine had a reportable spill into Whitewood Creek that resulted from the erosion and failure of an underground portion of the sand back-fill system. The Homestake mine is under no regulatory orders of any kind mandating specific environmental expenditures.


    No royalties are payable on production from the Homestake mine. The State of South Dakota imposes a severance tax of 10% of net profits from the sale of gold produced in the state, plus US$4 per ounce of gold sold when the price of gold is US$499 per ounce or less, increasing by US$1 per ounce for each US$100 increment or part thereof in excess of US$499 per ounce.

                                    GEOLOGY

    The Homestake mine is the largest known iron formation hosted gold deposit. In its 122-year life, the mine has produced in excess of 39 million ounces of gold. The Homestake gold deposit is Proterozoic in age (approximately 1.9 billion years). Mineralization is generally stratabound within the Homestake Formation, which is a quartz-veined, sulfide-rich sedimentary sequence that has been complexly deformed by tight folding, faulting and shearing. Ten southeast-plunging fold structures, locally called ledges, have produced gold ore over a vertical extent of more than 8,000 feet.

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES

                                                                               1997       1996
                                                                             ---------  ---------
UNDERGROUND:
  Tons of ore (000)........................................................     11,900     19,764
  Ounces of gold per ton...................................................      0.220      0.220
  Contained ounces of gold (000)...........................................      2,620      4,345

OPEN CUT:
  Tons of ore (000)........................................................      1,674      3,990
  Ounces of gold per ton...................................................      0.099      0.079
  Contained ounces of gold (000)...........................................        166        317

TOTAL:
  Tons of ore (000)........................................................     13,574     23,754
  Ounces of gold per ton...................................................      0.205      0.196
  Contained ounces of gold (000)...........................................      2,786      4,662

                                 OPERATING DATA

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000):
    Underground.........................................................      1,359      1,376
    Open Cut............................................................      1,894      1,683
  Ore grade mined (oz. gold/ton):
    Underground.........................................................      0.195      0.211
    Open Cut............................................................      0.123      0.115
  Open Cut stripping ratio (waste:ore)..................................      2.3:1      4.9:1
  Tons of ore milled (000)..............................................      2,578      2,566
  Mill feed ore grade (oz. gold/ton)....................................      0.163      0.166
  Mill recovery (%).....................................................         94         95
  Gold recovered (000 ozs.).............................................        397        407

COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   306  US$   293
  Other cash costs......................................................          4         11
  Noncash costs.........................................................         47         35
                                                                          ---------  ---------
  Total production costs................................................  US$   357  US$   339

    ROUND MOUNTAIN MINE

    The Round Mountain gold mine is an open-pit mine located in Nye County, Nevada, about 60 miles north of Tonopah. Homestake owns a 25% interest in the mine. Echo Bay Mines Ltd. owns a 50% interest and is the operator. The remaining 25% interest is owned by Case, Pomeroy & Company, Inc. The mine has been in operation since 1977. Paved public roads provide access to the operations.

    The Round Mountain properties cover approximately 24,968 acres of land, of which 645 acres are privately owned, 405 acres are under patent application, and the remainder are held under unpatented mining claims. Approximately 73% of the total reserves are located on the privately-owned land.

    Most of the ore is heap leached, and the remainder, consisting of higher-grade sulfide ore, is milled in the recently completed mill. Ore is heap leached using two methods. The higher-grade oxide ore is crushed and processed on reusable heap-leach pads for 100 to 150 days and then hauled to dedicated pads and releached. Lower grade, uncrushed run-of-mine oxide ore is heap leached on dedicated pads along with previously leached ore from the reusable pad.

    The reusable pad processing facilities consist of a gyratory crusher, an intermediate ore storage and a reclamation system, secondary and tertiary cone crushers and screens, a conveyor system used to transport ore to two asphalt leach pads, and a solution pumping system. The reusable pads have a total capacity of approximately three million tons. The separate, dedicated heap-leach pads and solution pumping system, covering an area of 24.2 million square feet, have the capacity to process 195 million tons of ore. Construction of an additional 7.8 million square foot dedicated pad facility and solution pumping system was completed in February 1998 at a cost of approximately US$13.5 million (Homestake's share-- US$3.4 million). This expansion will be sufficient for mining and processing activity through mid-1999. It is anticipated that the dedicated pad facilities will be expanded to approximately 51.2 million square feet and 485 million tons over the life of the project. During 1997, total ore processed averaged 134,300 TPD, the reusable heap-leach pads processed 26,600 TPD and the balance was processed on the dedicated pads. The average ore and waste mining rate was 197,200 TPD, and the total mining rate, including stockpiles, was 265,000 TPD.

    The gravity mill for processing higher-grade sulfide ores was completed ahead of schedule in October 1997 and under budget at a cost of US$62.2 million (Homestake's share--US$15.5 million). The mill provides higher gold recoveries than otherwise would be obtained by crushing and leaching the higher-grade sulfide ores on the reusable pad. The mill has a capacity to process 8,000 tons per day of sulfide ore. Mill tailings are impounded at a newly constructed tailings facility.

    Water is supplied from company-owned wells on the property and from water reclaimed from tailings dams. Power is purchased under contract from Sierra Pacific Power Company.


    During the third quarter of 1997, a new Round Mountain mining plan was approved. This new plan was the result of an intensive re-engineering effort and resulted in moderately lower ore tons but significantly lower waste tons to be mined. Specifically, the new plan provides for a decrease in the ore reserves of approximately 1,261,000 ounces (100% basis) at December 31, 1997 (before taking account of 1997 production) and a decrease in total mining requirements of 260 million tons. The combined effect of these changes is expected to increase the mine's cash flow and profitability and to reduce total cash costs. The new schedule and pit design required the movement of a number of shops and other facilities during 1998. Construction of the new facilities and demolition of the old facilities cost approximately US$15.5 million (Homestake's share--US$3.9 million) and was substantially completed during the third quarter of 1998.


    Homestake's share of total 1997 gold production from the Round Mountain mine was 119,959 ounces at a total cash cost of US$226 per ounce, compared to 102,744 ounces at a total cash cost of US$256 in 1996. The higher 1997 production is a result of improved mining efficiency, higher grades and recoveries from the reusable pads, and an increase in the volume of ore placed on the dedicated pad. Gold production from gravity treatment of high-grade ores declined to 1,799 ounces (Homestake's share) in 1997 compared to 3,137 ounces in 1996. Homestake's share of production in the first half of 1998 was 69,500 ounces at a total cash cost of US$200 per ounce compared to 60,600 ounces at a total cash cost of US$219 in the first half of 1997. The improved results reflect the benefit of the new milling facility and the new mining plan.

    Pit water discharges began to exceed the permitted levels for arsenic during 1997. A new pit dewatering system has since been designed that utilizes pit water within the operation, and eliminates pit water discharges outside of the property. During 1997, one minor air quality citation was issued by the Nevada Bureau of Air Quality for fugitive dust emissions. During 1998, the mine had six spills of leach solutions. None of the contamination escaped from the property. The contaminated soil was removed and placed on the leach pad. Measures have been taken to prevent further spills. Otherwise, during 1997 and the first half of 1998 the mine operated in compliance with its permits.

    All Round Mountain mine production is subject to a royalty determined by a complex formula based on the price of gold. The royalties range from approximately 3.5% of gold revenues at prices of US$320 per ounce of gold to approximately 6.4% of gold revenues at prices of US$440 per ounce of gold or more. During 1997, the royalties averaged 3.78% of revenues.

                                    GEOLOGY

    The Round Mountain ore body straddles the margin of a volcanic caldera complex. Gold-bearing hydrothermal fluids were transported along major structural conduits created by the volcano's collapse and associated faulting. These ascending fluids deposited gold in permeable zones along a broad northwest trend. Primary gold mineralization at Round Mountain occurs as electrum, a natural gold/silver alloy, in association with quartz, adularia and pyrite. Narrow fractures in shear zones host higher-grade mineralization while porous sites within the volcanic rocks host the disseminated mineralization. Economic gold mineralization is found in both the volcanic and surrounding sedimentary rocks as well as overlying alluvial placers. The oblong open-pit mine is over a mile at its longest dimension and currently more than 1,200 feet from the highest working level to the bottom of the pit.

    Homestake has a 25% share of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
Tons of ore (000).......................................................    401,325    476,509
Ounces of gold per ton..................................................      0.018      0.019
Contained ounces of gold (000)..........................................      7,037      9,050

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................     32,726     31,947
  Stripping ratio (waste:ore)...........................................      1.2:1      0.8:1
  Tons of ore crushed (000).............................................      9,757      9,894
  Tons of ore processed (000)...........................................     48,496     40,867
  Weighted average ore grade placed on the pads (oz. gold/ton)..........      0.015      0.017
  Leach recovery--reusable pads (%).....................................         75         66
  Gold recovered (000 ozs.).............................................        480        411

HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   210  US$   230
  Other cash costs......................................................         16         26
  Noncash costs.........................................................         49         61
                                                                          ---------  ---------
  Total production costs................................................  US$   275  US$   317

    RUBY HILL MINE

    The Ruby Hill mine is located one mile northwest of Eureka, Nevada. Homestake owns 100% of the operation. Access to the property is by a 1.5 mile gravel road from U.S. Highway 50.

    The Ruby Hill properties consist of approximately 24,831 acres, of which 23,386 acres are unpatented mining claims and 1,445 acres are privately owned.

    Exploration activities have resulted in the discovery of several mineralized zones. A positive feasibility study on the West Archimedes deposit was completed during the fourth quarter of 1995, and construction of a mine, heap-leach pads and a mill facility commenced in early 1997 and was completed in December 1997. Total capital cost, including the pre-stripping of the overlying alluvium, was approximately US$64.7 million.

    The operation utilizes conventional open-pit mining methods and heap leaching. High-grade ore is ground in a ball mill, leached and filtered, and then combined with the crushed low-grade ore in a rotating agglomeration drum prior to being placed on the leach pad. The feasibility study estimated that the mine would produce an average of 105,000 ounces of gold per year over its six-year life at a total cash cost of approximately US$140 per ounce. The mine, which poured its first gold on November 6, 1997, produced 16,629 ounces of gold during 1997. The mine commenced commercial production effective January 1, 1998 and is budgeted to produce 110,000 ounces in 1998 at a total cash cost of US$128 per ounce and a total cost of US$247 per ounce. Through June 30, 1998, the mine produced 61,028 ounces of gold at a total cash cost of US$126 per ounce and a total cost of US$241 per ounce.

    Water is available from on-site wells and power is available from Mount Wheeler Power Company.

    A production royalty of 3% of net smelter returns is payable on production over 500,000 ounces of gold.

                                    GEOLOGY

    The West Archimedes gold mineralization is hosted primarily within brecciated jasperoid and decalcified limestones of the uppermost Goodwin and Antelope Valley units of the Ordovician Pogonip Group. The micron-size gold is finely disseminated and the ore body is entirely oxidized. Exploration and delineation drilling are continuing on several surface targets within the Ruby Hill claim block.

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                                 1997       1996
                                                                               ---------  ---------
Tons of ore (000)............................................................      7,028      7,616
Ounces of gold per ton.......................................................      0.098      0.099
Contained ounces of gold (000)...............................................        687        755

    MCLAUGHLIN MINE

    The McLaughlin gold mine is located at the junction of Lake, Napa and Yolo Counties in northern California. The McLaughlin mine commenced operation in 1985 and is 100% owned by Homestake. Access to the property is by paved road.

    The McLaughlin mine properties cover approximately 16,200 acres. Approximately 15,100 acres are owned and approximately 950 acres are leased. The Company holds seven unpatented mining claims and six millsite claims covering the remaining property.


    Mining was completed in June 1996 and ore is now sourced exclusively from lower-grade stockpiles which were built up over the life of the mine. The autoclave and flotation circuits were decommissioned following the completion of mining of high-grade ores. The plant now operates as a direct-cyanidation circuit utilizing cyanide leaching followed by CIP circuits, pressure stripping and electrowinning. Total mill capacity is approximately 8,000 TPD. In 1996, the embankment at the tailings impoundment was raised, increasing the impoundment's capacity to allow for the treatment of all but the lowest-grade ore remaining in the stockpiles. A final tailings dam lift, currently scheduled to be completed in 1998 at an estimated cost of US$1.7 million, will allow for the processing of the then remaining ore. Facilities are modern and in good operating condition.

    The majority of process water is recycled from the tailings pond. Additional water is obtained from the Company's reservoir in Yolo County, which has approximately four years of storage capacity. Electric power is purchased under interruptible tariff from Pacific Gas and Electric Company.

    Gold production, which is expected to continue through approximately 2002, has declined significantly due to the completion of mining and exhaustion of high-grade ores. Processing costs also have declined significantly due to the shutdown of the higher cost autoclave and flotation circuits, allowing economic treatment of the lower-grade stockpiled ore. During 1996, Homestake entered into long term hedging contracts to ensure recovery of the remaining investment and to cover remaining reclamation costs.

    During 1997 and the first half of 1998, the mine operated in compliance with its environmental permits.

    McLaughlin mine royalties are equivalent to approximately 2% of revenues.

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES

                                                                               1997       1996
                                                                             ---------  ---------
STOCKPILED:
  Tons of ore (000)........................................................     13,908     16,627
  Ounces of gold per ton...................................................      0.061      0.063
  Contained ounces of gold (000)...........................................        845      1,048

                                 OPERATING DATA

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................     --            826
  Stripping ratio (waste:ore)...........................................     --            4:1
  Tons of ore milled (000)..............................................      2,719      2,485
  Mill feed ore grade (oz. gold/ton)....................................      0.075      0.096
  Mill recovery (%).....................................................         58         77
  Gold recovered (000 ozs.).............................................        118        185

COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   247  US$   242
  Other cash costs......................................................          7          8
  Noncash costs.........................................................        120        123
                                                                          ---------  ---------
  Total production costs................................................  US$   374  US$   373

    PINSON MINE

    The Pinson gold mine is located in Humboldt County approximately 30 miles northeast of Winnemucca, Nevada. Homestake has a 50% interest in the Pinson Partnership and is the operator of the Pinson mine. Barrick Gold Corporation ("Barrick") owns the remaining interest. The mine has operated since 1981. Access to the property is by paved and gravel roads.

    The Pinson properties consist of approximately 36,615 acres of which 11,511 acres are held under leases, the terms of which are sufficient to allow for the mining of all known reserves. The remaining land is comprised of 21,800 acres of unpatented mining claims and 3,303 acres of primarily fee lands. New leases have been negotiated for portions of the property where the leases were scheduled to expire by the year 2000. Homestake and Barrick are conducting an extensive deep drilling exploration program on the Pinson properties.

    Mining is conducted by conventional open-pit methods in several different areas. The mine has both heap-leaching and conventional milling facilities. Total material mined averaged approximately 32,510 TPD in 1997. The mill has a capacity of 1,550 TPD using both CIP and CIL methods. In 1997, 73% of total gold production was from milled ore. The facilities are in good condition. In February 1998, milling was suspended and all ore currently is processed by heap leaching.

    Additional ore has been discovered in the existing pits that will extend the life of current operations until the end of 2001. A contractor will be employed during the second half of 1998 to assist in pre-stripping of overburden. Additional capital expenditures for the extended operations are estimated at US$5.5 million (100% basis).

    Water is supplied from on-site wells and power is purchased from Sierra Pacific Power Company.

    During 1997 and the first half of 1998, the mine operated in compliance with all of its environmental permits.

    Production royalties averaging 3.5% of net smelter returns are currently payable on the principal producing areas of the property. Overall, the underlying property ownership is complex, requiring special arrangements with respect to the commingling of ore from various locations.

    Homestake's share of production from the Pinson mine was 25,829 ounces of gold in 1997 compared to 12,098 ounces in 1996.

    As a result of lower gold prices, in the third quarter of 1997 Homestake reviewed its carrying value of the Pinson mine. Based on its evaluation of the property at a US$325 gold price, Homestake wrote down the carrying value of its investment in the Pinson mine to zero. However, Homestake believes the Pinson property has good exploration potential, and plans to continue with its exploration program for portions of the property.

    During 1998, Homestake and Barrick plan to spend US$3 million collectively to explore for high-grade mineralized zones at depth.

                                    GEOLOGY

    The Pinson deposit includes more than six zones of mineralization largely hosted in carbonate rocks and calcareous siltstones of the Ordovician Comus Formation. Ore bodies consist of disseminations of micron-size gold peripheral to faults in favorable stratigraphy. High-grade stringer zones have been identified and are the subject of continuing investigations.

    Homestake has a 50% share of the following reserves:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                                 1997       1996
                                                                               ---------  ---------
Tons of ore (000)............................................................      1,783      2,563
Ounces of gold per ton.......................................................      0.073      0.072
Contained ounces of gold (000)...............................................        131        184

    Operating data is presented below on a 100% basis. In December 1996, Homestake increased its interest to 50%. Prior to December 1996, Homestake had a 26.25% share of the following amounts:

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................      1,263      1,257
  Stripping ratio (waste:ore)...........................................      8.2:1      6.1:1
  Tons of ore milled (000)..............................................        550        549
  Ore grade milled (oz. gold/ton).......................................      0.076      0.077
  Mill recovery (%).....................................................         86         79
  Tons of ore leached (000).............................................        712        669
  Ore grade leached (oz. gold/ton)......................................      0.023      0.030
  Gold recovered (000 ozs.).............................................         52         42

HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   334  US$   355
  Other cash costs......................................................         10         14
  Noncash costs.........................................................         54         63
                                                                          ---------  ---------
  Total production costs................................................  US$   398  US$   432

    MARIGOLD MINE

    The Marigold gold mine is located in Humboldt County approximately 40 miles southeast of Winnemucca, Nevada. Homestake owns a 33.3% interest in the Marigold partnership. Rayrock Mines, Inc. owns the remaining interest and is the operator. The mine has operated since 1989. Access to the property is via a five-mile long gravel road.

    The property consists of approximately 3,920 acres of unpatented mining claims and 14,920 acres held under leases which remain in effect as long as the mine continues production.

    Mining is conducted by conventional open-pit methods. Ore is processed by heap leaching and milling methods. Mill-grade ore is stockpiled and periodically processed through the mill to maximize gold recovery. Milling operations are intermittent. Mine facilities are in good condition.

    Water is supplied from on-site wells and power is purchased from Sierra Pacific Power Company.

    During 1997 and the first half of 1998, the mine operated in compliance with all its environmental permits.

    Production royalties are paid to two lease holders in amounts of 5% of net smelter returns and 3.5% of net profits.

    Homestake's share of production from the Marigold mine was 24,547 ounces of gold in 1997 compared to 24,485 ounces in 1996.

                                    GEOLOGY

    Gold mineralization at the Marigold mine is hosted largely in the Permian Antler Formation and the Ordovician Valmy Formation and are associated with broad bands of silicification and local decalcification. Both stratigraphy and structure control the geometry of the mineralized zones. The ore bodies are sediment-hosted, disseminated deposits of micron-size gold, and are entirely oxidized.

Homestake has a 33.3% share of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                               1997       1996
                                                                             ---------  ---------
  Tons of ore (000)........................................................     15,288     18,068
  Ounces of gold per ton...................................................      0.033      0.034
  Contained ounces of gold (000)...........................................        504        610

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................      2,583      2,882
  Stripping ratio (waste:ore)...........................................      3.3:1      2.9:1
  Tons of ore milled (000)..............................................        387        428
  Ore grade milled (oz. gold/ton).......................................      0.082      0.086
  Mill recovery (%).....................................................         95         93
  Tons of ore leached (000).............................................      2,290      2,491
  Ore grade leached (oz. gold/ton)......................................      0.019      0.019
  Gold recovered (000 ozs.).............................................         74         73
HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   239  US$   231
  Other cash costs......................................................         28         36
  Noncash costs.........................................................         34         46
                                                                          ---------  ---------
  Total production costs................................................  US$   301  US$   313

    CANADA

    Homestake has a 50.6% interest in Prime, which owns the Eskay Creek and Snip mines in northwestern British Columbia. Homestake also has a 50% interest in the Williams and David Bell mines in the Hemlo Gold Camp in Ontario and a 25% net profits interest in the Quarter Claim adjacent to the David Bell mine. During 1996, mining was completed at Homestake's Nickel Plate mine in south central British Columbia.

    Homestake conducts exploration and investigates mineral acquisition and development opportunities throughout Canada. Canadian activities are managed from an office in Vancouver, British Columbia.

    ESKAY CREEK AND SNIP MINES

    See "Prime Resources Group Inc." for information about the Eskay Creek and Snip mines.

    WILLIAMS MINE


    The Williams gold mine is located in the Hemlo Gold Camp 217 miles east of Thunder Bay, Ontario, adjacent to the TransCanada Highway. The mine is operated by Williams Operating Corporation ("WOC") with its own personnel. Each of Homestake and Teck Corporation ("Teck") owns a 50% interest in the mine and in WOC. The mine commenced operations in 1985.


    The property consists of 11 mining claims covering approximately 380 acres and one Crown mining lease. Homestake and Teck are required to provide funds equally to WOC for all costs incurred to operate the mine. Homestake and Teck have mutual rights of first refusal over each other's interest in the Williams mine and shares of WOC.


    The Williams mine is an underground operation which is accessible by a 4,300-foot shaft. The mine utilizes the longhole, open-stope mining method with cemented and uncemented rock backfill. In addition, up to 1,400 TPD of lower-grade ore is recovered from a nearby open pit. Waste rock from the open pit is used for backfill in the underground operations. The rated capacity of the mill is 7,000 TPD. It operated at 7,277 TPD during 1997 with gold recovery at 94.9%. The Williams and David Bell mines share a tailings basin facility located approximately two miles from the mill. Cyanidation and the CIP process are used to recover gold. Water from the tailings basin is treated in an effluent treatment plant prior to discharge. Both mines recycle mill make-up water from the tailings pond. The facilities and equipment are modern and in good condition.


    Fresh water for the property is supplied from Cedar Creek and power is purchased from Ontario Hydro via a long-term contract. Propane for heating mine air and surface facilities is purchased under contract.

    During 1997, ore was mined primarily from the Block 3 and Block 4 zones. Ground stability problems were experienced during the year limiting access to high-grade stopes. However, by increasing output from the open pit and other areas of the mine, ounces produced were as predicted. Ground conditions will continue to be a concern, but increased use of ground support technology and careful stope scheduling should help mitigate future problems.

    The mine will continue to operate at the average ore reserve grade for the remaining life of the operation. Approximately 43% of the ounces mined in 1997 were replaced with reserve additions in the Block 3 zone and lower "C" zone.

    During 1997, under an agreement with Franco Nevada Ltd. ("Franco"), a drift was driven, at Franco's expense, from the Williams property onto Franco's adjacent property to carry out an underground exploration program. The agreement gives WOC a right of first proposal for any mineralization which Franco may discover during its exploration activity. During 1997 Franco conducted approximately 33,000 feet of exploration drilling from the Franco drift.

    During 1997, the mine had five minor spills. All incidents were properly reported and corrective action was taken immediately. No citations have been issued and none are expected. With these exceptions, during 1997 and the first half of 1998, the mine operated in compliance with all environmental permits.

    The owned property is subject to three net smelter royalties totaling a net effective rate of 2.08% and the Crown mining lease is subject to a net smelter royalty of 0.75%.


    Homestake's share of production was 201,098 ounces in 1997 at a total cash cost of US$229 compared to 205,519 ounces in 1996 at a total cash cost of US$222. Homestake's share of production for the first half of 1998 was 95,600 ounces at a total cash cost of US$226 per ounce, compared to 94,200 ounces at a total cash cost of US$251 per ounce for the first half of 1997. Improved results during the first half of 1998 reflect improved ground conditions and lower underground development costs.


                                    GEOLOGY

    The Hemlo Gold Camp occurs within the east-west striking Heron Bay belt of metamorphosed Archean aged rocks (3.5 billion years). The steeply dipping ore bodies lie along the contact between overlying metasedimentary rocks and underlying volcanic rocks. Gold mineralization is hosted primarily by a fine-grained feldspar porphyry unit and is associated with pyrite, barite and molybdenite.

    Homestake has a 50% share of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                1997       1996
                                                              ---------  ---------
  Tons of ore (000).........................................     32,926     35,449
  Ounces of gold per ton....................................      0.150      0.146
  Contained ounces of gold (000)............................      4,929      5,169

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore milled (000)..............................................      2,656      2,583
  Mill feed ore grade (oz. gold/ton)....................................      0.160      0.167
  Mill recovery (%).....................................................         95         95
  Gold recovered (000 ozs.).............................................        402        411
HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   222  US$   214
  Other cash costs......................................................          7          8
  Noncash costs.........................................................         40         39
                                                                          ---------  ---------
  Total production costs................................................  US$   269  US$   261

    DAVID BELL MINE


    The David Bell gold mine is located in the Hemlo Gold Camp. The mine is operated by the Teck-Corona Operating Corporation ("TCOC") with TCOC personnel. Each of Homestake and Teck owns a 50% interest in the mine and in TCOC. The mine commenced operations in 1985.


    The mine is located on the same ore trend as the Williams mine. The property consists of approximately 640 acres held under two freehold patents. Homestake and Teck are required to provide funds equally to TCOC for all costs incurred to operate the mine. Homestake and Teck have mutual rights of first refusal over each other's interest in the David Bell mine and shares of TCOC. Each of Homestake and Teck has a 50% interest in efforts to explore and develop mineral properties within approximately two miles of the David Bell property.


    The David Bell mine is an underground operation which is accessible by a 3,819-foot shaft. Production is from stopes using longhole mining methods, with cement, tailings, sand and waste rock utilized as backfill. Mill throughput was 1,297 TPD in 1997. Cyanidation, CIP and gravity processes are used to recover gold. The facilities and equipment are modern and in good condition.


    In September 1998, TCOC announced that, subject to completion of a detailed engineering study confirming positive economics, beginning in mid-1999, ore from the David Bell mine will be processed in the Williams mine mill and milling operations at the David Bell mine will be discontinued. The inital studies indicate that closure of the David Bell mill is not expected to result in decreased production from the mines, and is expected to significantly decrease future David Bell mine costs.

    Water and power supplies are the same as those at the Williams mine. Treated reclaimed process water is used to service the underground operations.

    The average width of ore at the David Bell mine is decreasing as mining progresses away from the central core of the ore body. In an effort to optimize ore extraction and to minimize development costs, stoping of narrow-width ore by longitudinal longhole retreat continued during the year. Production in 1997 decreased by 6% compared to 1996 primarily as a result of processing lower grade ore. The 1997 ore grade declined, approaching average life-of-mine reserve grade. This trend has continued in 1998 and is expected to continue in the future.

    Approximately 42% of the ounces mined in 1997 have been replaced with ore reserve additions despite a 28% increase in the cut-off ore grade.


    The hourly work force at David Bell is unionized and the collective bargaining agreement with the United Steel Workers of America is in effect through October 1998. Negotiations with the union are continuing.


    In December 1997, the mine had a minor propane emission. The incident was properly reported and corrective action was taken immediately. No citation was issued and none is expected. Except as noted, during 1997 and the first half of 1998, the mine operated in compliance with all of its environmental permits.

    The property is subject to a 3% net smelter return royalty.


    Homestake's share of production at the David Bell mine was 89,982 ounces in 1997 at a total cash cost of US$194 per ounce, compared to 97,736 ounces in 1996 at a total cash cost of US$172. Homestake's share of production for the first half of 1998 was 41,100 ounces at a total cash cost of US$206 per ounce as compared to 43,800 ounces at a total cash cost of US$203 in the first half of 1997.


                                    GEOLOGY

    See "Williams Mine--Geology."

    Homestake has a 50% share of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                             1997       1996
                                                           ---------  ---------
  Tons of ore (000)......................................      4,785      5,574
  Ounces of gold per ton.................................      0.316      0.291
  Contained ounces of gold (000).........................      1,512      1,621

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore milled (000)..............................................        473        427
  Mill feed ore grade (oz. gold/ton)....................................      0.397      0.476
  Mill recovery (%).....................................................         96         96
  Gold recovered (000 ozs.).............................................        180        195

HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   184  US$   161
  Other cash costs......................................................         10         11
  Noncash costs.........................................................         45         45
                                                                          ---------  ---------
  Total production costs................................................  US$   239  US$   217

    QUARTER CLAIM

    The Quarter Claim constitutes approximately one-fourth of a mining claim, which was originally part of the David Bell property, and was optioned to and subsequently acquired by Battle Mountain Gold Company ("Battle Mountain") in 1982. Battle Mountain developed a shaft on the Quarter Claim and reserved hoisting and milling capacity of 500 TPD at its mill to process any ore found on the Quarter Claim. Homestake has a 25% net profits interest in all ore recovered from the Quarter Claim. The net profits interest is based on a deemed production rate, deemed production costs and the market price of gold. Until deemed cumulative production from January 1, 1995 is equal to 95% of the estimated reserves as of January 1, 1995, the deemed production rate is based upon committed throughput of 500 TPD multiplied by (a) the average ore grade of the remaining Quarter Claim reserves, and (b) a recovery factor. Thereafter, Homestake's interest is reduced to a 20% net profits interest calculated on actual production.

    Homestake's share of production at the Quarter Claim was 11,331 ounces in 1997 compared to 11,362 ounces in 1996.

                                    GEOLOGY

    See "Williams Mine--Geology."

    Homestake has a 25% share of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                             1997       1996
                                                           ---------  ---------
  Tons of ore (000)......................................        747        930
  Ounces of gold per ton.................................      0.258      0.258
  Contained ounces of gold (000).........................        193        240

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore milled (000)..............................................        183        183
  Mill feed ore grade (oz. gold/ton)....................................      0.257      0.257
  Mill recovery (%).....................................................         96         96
  Gold recovered (000 ozs.).............................................         45         45
HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   162  US$   156
  Other cash costs......................................................         10         12
  Noncash costs.........................................................          1          1
                                                                          ---------  ---------
  Total production costs................................................  US$   173  US$   169

    NICKEL PLATE MINE


    Mining and ore processing at the Nickel Plate mine, located near Hedley, British Columbia, was completed in 1996. Reclamation of the property, in accordance with a plan filed with British Columbia's regulatory agencies, is in progress. At the end of 1997, approximately 79% of the total land affected by mining activities had been reclaimed. Reclamation work includes sloping, covering with soil, and seeding all rock dumps. It also includes treating all water in the tailings impoundment prior to release into the environment. Treatment of water in the tailings impoundment commenced immediately after cessation of production in October 1996. It is anticipated that treatment will be completed by mid-1999. Placement of a cover on the dried portions of the tailings has commenced and should be completed by the end of 1999.

When the water treatment is complete, the plant will be removed and the 80 acre plant site will be reclaimed. During 1997, the property operated in compliance with all of its environmental permits.

    AUSTRALIA

    In April 1998, Homestake acquired Plutonic Resources Limited, the third largest gold mining company in Australia. Homestake operations in Australia are conducted through Plutonic and HGAL. Homestake owns 50% of Australia's largest gold mining operations, the surface and underground operations at Kalgoorlie. Homestake also owns and operates the Plutonic, Darlot/Centenary and Lawlers mines, owns 66 2/3% of the Peak Hill mine (operated by North Ltd.), and owns 80% of and operates the Mt Morgans mine. All of the operating mines are located in Western Australia. Homestake also explores for gold throughout Australia, principally in Western Australia. Australian activities are managed from the Homestake office in Perth, Western Australia.

    KALGOORLIE OPERATIONS


    The Kalgoorlie operations are located 340 miles northeast of Perth, Western Australia on 164 state leases and licenses covering approximately 30,000 acres adjacent to the town of Kalgoorlie. Access to the operations is by paved road. The mineral leases were granted for a term of 21 years on conditions covering rental, royalties, expenditure conditions and reporting. They are renewable in the final year. Homestake acquired its interest in the original Kalgoorlie Mining Associates joint venture in 1976. Mining operations in the Kalgoorlie region date back to 1893.


    Homestake owns a 50% interest in the Kalgoorlie operations. Subsidiaries of Normandy Mining Limited ("Normandy") own the other 50% interest. Homestake and Normandy jointly own and control KCGM, which manages the operations under the direction of a joint management committee. Prior to June 1996, Homestake and Normandy each paid 50% of the costs but under certain circumstances Normandy was entitled to more than 50% of the production from one area of the Super Pit (the "Disproportionate Share"). In June 1996, Homestake purchased Normandy's rights under the Disproportionate Share and Homestake now shares equally with Normandy in all gold produced at the Kalgoorlie operations.

    The Kalgoorlie operation is comprised of two mines, the Super Pit open-pit mine and the Mt Charlotte underground gold mine. Ore from both of these operations is treated at the Fimiston mill. Two smaller facilities, the Mt Percy and Croesus mills were closed in 1997. The Croesus mill has been demolished and the Mt Percy mill has been mothballed. Sulfide concentrates produced at the Fimiston mill are roasted at the Gidji roaster, located 12 miles north of the main Kalgoorlie operations, prior to final processing at the Fimiston mill. The facilities and equipment at the Kalgoorlie operations are in good condition.


    Ore from the Mt Charlotte mine is conveyed to the Fimiston mill by an open conveyor. Fresh water is supplied under allocation from the state water system and is piped 340 miles from Perth. Remaining process water requirements are satisfied using salt water taken from wells and the underground mine. Until September 1996, power was purchased under a number of agreements with the state power authority. Power now is provided under a power supply agreement with Normandy Power Pty Ltd, a company associated with Normandy.


    During 1996, the Kalgoorlie operations had a solutions spill at one of its tailings ponds. The spill was reported in a timely manner and remediated. During 1997, the operations were cited for the 1996 spill and paid a fine of A$2,000. During 1997, there was also one instance where KCGM monitoring equipment determined that sulfur dioxide levels in the Kalgoorlie area exceeded air quality limits. KCGM reported the reading to the Department of Environmental Protection ("DEP"). The DEP subsequently filed a charge against KCGM alleging that KCGM was the source of the excess and that it was a breach of license. KCGM filed a not guilty plea. The matter is scheduled for a November 1998 court hearing. Disposition of this matter is not expected to result in any material adverse consequences. With this possible exception, during 1997 and the first half of 1998 the mine operations were in compliance with all environmental permits.

    Homestake's share of gold production from the consolidated Kalgoorlie operations was 425,914 ounces in 1997 compared to 368,816 ounces in 1996. Total cash costs per ounce in 1997 were US$263 compared to US$291 in 1996. Cash costs were lower in 1997 compared to 1996 primarily due to higher grades, higher tonnage processed and lower milling costs, partially offset by higher mining costs. In addition, there was a 5% decline in the average value of the Australian dollar compared to the US dollar. Homestake's share of gold production for the first half of 1998 was 198,900 ounces at a total cash cost of US$239 per ounce, compared to 215,300 ounces in the first half of 1997 at a total cash cost of US$276. The reduction in cash costs is due primarily to a decline in the Australian/US dollar exchange rate.

    Beginning July 1, 1998, a gold royalty is payable to the State of Western Australia at a rate of 1.25% on the realized value of gold produced, increasing to 2.5% on July 1, 2000. Realized value is based on the spot price of gold. During the period July 1, 2000 through June 30, 2005, the royalty rate is subject to adjustment to 1.25% during calendar quarters when the spot gold price is less than A$450 per ounce. There are no other royalties currently payable on production from the Kalgoorlie mines.

    There are a number of native title claims relating to the area of the Kalgoorlie operations, but the validity of those claims has not been determined. See "Risk Factors."

    SUPER PIT. This large open-pit mine is located along the "Golden Mile" ore bodies previously mined from underground. Contractors are employed to conduct the open-pit mining operations, ore and concentrate haulage and some specialized services. The open-pit mining contract expires in February 1999. KCGM is currently considering changing to owner mining.

    In 1997, 75.9 million tons of material were mined containing 10.8 million tons of ore, compared to 78.5 million tons of material mined containing 11.8 million tons of ore in 1996. HGAL's share of Super Pit gold production was 343,644 ounces in 1997 and 305,837 ounces in 1996. The increase in production in 1997 primarily was due to increases in throughput, grade and recoveries.


    MT CHARLOTTE. This underground mine uses bulk mining methods and large conventional diesel powered loaders and trucks. The main production level is 3,200 feet below surface. Ore is crushed underground with primary crushers before being hoisted to the surface and conveyed to the Fimiston mill. In 1997, a 1.6 mile decline was constructed from surface at the northern end of the Super Pit to access from underground the upper level remnants of the Mt Charlotte orebody and the recently delineated northern orebody. The decline was completed ahead of schedule and below budget. HGAL's share of the decline's cost was approximately US$2.6 million.


    In 1997, 1.9 million tons of ore were mined from Mt Charlotte compared to
1.7 million tons of ore mined in 1996. HGAL's share of gold production was 81,160 ounces in 1997 and 61,024 ounces in 1996. Ore production and mill throughput increased by 13% at Mt Charlotte during 1997 due to ore available from mass blasts that allowed greater flexibility for production.


    On September 15, 1998, Homestake and Normandy announced that a revised mining plan would be implemented for the Mt Charlotte underground mine. The decision was reached following an evaluation of economic factors and an accelerated level of ground movement in the mine. Following recent ground movement, a panel of rock mechanics experts concluded that mining could be conducted safely by restricting mining to low risk areas of the mine. The new mine plan contemplates extraction of approximately 1.5 million tons of ore over the next twelve months. Performance of the mine will be monitored during this time to determine whether the operation will continue beyond that period. As a result of the new operating plan, approximately 50% of the Mt Charlotte employees will be laid off. Homestake will record a charge of US$26.5 million (US$38 million pretax) during the third quarter of 1998 for severance, unrecovered capital and other costs. This will reduce Homestake's carrying value for the Mt Charlotte mine to zero. In order to offset the loss of ore from Mt Charlotte, ore production from the Super Pit will be increased. The Fimiston mill will be modified to increase the capacity to process Super Pit sulfide ore.

Ore reserves at Mt Charlotte will be evaluated as a result of the new mining plan. The reduction in reserves and the amount of reserves that will be reclassified as mineralized material has not yet been determined. At December 31, 1997, Homestake's 50% share of reserves at the Mt Charlotte mine was 537,000 ounces and Homestake's share of mineralized material was 6,860,000 tons at a grade of 0.088 ounces per ton.


    MT PERCY. The Mt Percy open cuts were mined to their planned economic depth in July 1992, at which time mining ceased. Previously stockpiled low-grade Mt Percy ore was blended with non-refractory ore from the Super Pit and treated in the Mt Percy mill until it was shut down in June 1997. HGAL's share of Mt Percy gold production was 1,110 ounces in 1997 and 1,955 ounces in 1996.

    MILLS. The Fimiston mill is a 35,000-TPD mill with CIP leaching and refractory sulfide flotation circuits. Approximately US$90 million (100% basis) was spent during 1995 and 1994 on an expansion program at the Fimiston mill, including a 5,000-TPD free-milling sulfide circuit to treat Mt Charlotte ore. Additional capital expenditures (100% basis) of US$4.2 million in 1997 and US$4.4 million in 1996 were incurred for efficiency improvements at the mill. The increased capacity improved the mill's efficiency and replaced the capacity of the Oroya mill, which was dismantled in 1995 to allow for further planned expansion of the Super Pit. The Fimiston mill processed 11.2 million tons of ore in 1997 and 10.9 million tons in 1996. During June 1998, cracks were discovered in the girth gear of the Fimiston SAG mill. Temporary repairs have been made and the SAG mill currently is being limited to 90% of rated power. A temporary replacement gear is expected to be available in January 1999 and a permanent replacement is expected to be available in May 1999. Insurers under property and business interruption insurance policies have acknowledged liability and the extent of recovery is now being determined. Possible claims against the contractor that constructed the SAG mill also are under investigation. Steps are also being taken to maintain normal throughput, which will, however, increase milling costs to some extent.

    The Gidji roaster complex, which comprises two roasters and a CIP circuit, processes all sulfide concentrates produced at the Fimiston mill. The Gidji roaster processed 0.3 million tons of concentrate in 1997 and 0.2 million tons in 1996.

    The Mt Percy mill, a 2,500-TPD mill with a CIP circuit, was mothballed in June 1997.

                                    GEOLOGY

    The ore deposits mined in the Kalgoorlie Goldfields occur within an intensely mineralized shear zone system in dolerite host rocks, within the Norseman-Wiluna greenstone belt which is part of the Yilgarn Block of Western Australia. The rocks are of Archaen age. The favorable structural, metamorphic and lithologic setting in conjunction with hydrothermal activity controlled gold mineralization. During its history of operations since 1893, in excess of 48 million ounces of gold have been produced from the Kalgoorlie properties at depths of up to 4,000 feet from high-grade lodes and adjacent disseminated mineralization in the Golden Mile Dolerite, and from the large stockwork zones which characterize the Mt Charlotte and Reward (underground) ore bodies.

    HGAL has a 50% share (subject to the Disproportionate Share prior to June
1996) of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                              1997       1996
                                                            ---------  ---------
  Tons of ore (000).......................................    179,346    196,589
  Ounces of gold per ton..................................      0.066      0.066
  Contained ounces of gold (000)..........................     11,847     12,892

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
SUPER PIT:
  Tons of ore mined (000)...............................................     10,844     11,836
  Stripping ratio (waste:ore)...........................................      6.0:1      5.6:1
  Tons of ore milled (000)..............................................     11,183     10,926
  Mill feed ore grade (oz. gold/ton)....................................      0.069      0.065
  Mill recovery (%).....................................................         88         87
  Gold recovered (000 ozs.).............................................        687        612
MT PERCY:
  Tons of stockpiled ore milled (000)...................................        105        200
  Mill feed ore grade (oz. gold/ton)....................................      0.025      0.025
  Mill recovery (%).....................................................         83         83
  Gold recovered (000 ozs.).............................................          2          4
MT CHARLOTTE:
  Tons of ore mined (000)...............................................      1,919      1,694
  Tons of ore milled (000)..............................................      1,931      1,707
  Mill feed ore grade (oz. gold/ton)....................................      0.091      0.079
  Mill recovery (%).....................................................         92         91
  Gold recovered (000 ozs.).............................................        163        122
COMBINED PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................     12,763     13,530
  Tons of ore milled (000)..............................................     13,219     12,833
  Mill feed ore grade (oz. gold/ton)....................................      0.072      0.067
  Mill recovery (%).....................................................         89         88
  Gold recovered (000 ozs.).............................................        852        738
HOMESTAKE'S CONSOLIDATED COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   259  US$   291
  Noncash costs.........................................................         55         60
                                                                          ---------  ---------
  Total production costs................................................  US$   314  US$   351

    PLUTONIC MINE

    The Plutonic mine, 100% owned by Homestake, is located 110 miles north-east of Meekatharra, Western Australia, approximately 8 miles from the Great Northern Highway. Tenement holdings (25 mining leases and two prospecting licences) total 46,100 acres. Homestake also holds the pastoral lease on which the mine is located.

    The Main Pit and the underground workings are located on three mining leases of a group of nine mining leases which are not subject to any non-government royalty. However, 16 mining leases to the east of the Main Pit which contain a relatively small proportion of the mine's overall reserves and mineralized material are subject to a royalty based on tonnage and grade.

    The mine commenced production in August 1990 and is operated on a fly-in fly-out basis by approximately 139 staff employees and 275 contractor personnel working on a two weeks on and one week off roster. Underground mining is performed by contractors with technical supervision and control provided by Homestake employees. All mining is by mechanized trackless systems.

    The primary mining area has been transformed from an open pit to an underground operation, as the Main Pit was mined out in 1997. Initial underground development commenced early in 1995 and by the end of 1997 approximately 18 miles of development had been completed. Capital expenditures of approximately A$32.5 million during 1997 on mine development included three development declines, one ventilation decline and underground pre-production. Underground production for 1997 was approximately 550,000 tons of ore.

    The Main Pit was the predominant ore source from the commencement of operations until its depletion in December 1997. Primary ore is now sourced from the underground operation and from extensive primary ore and laterite stockpiles built-up as the Main Pit was mined. Oxide ore is derived from the Perch and Salmon Pits located on the Freshwater tenements. Production from a new laterite and oxide ore pit is expected to begin in the fourth quarter of 1998. Open pit mining with selective mining techniques is undertaken by a mining contractor utilizing one 110 ton excavator and a fleet of 95-ton trucks.

    The underground mine consists of three main working areas, extending to a depth of 1,400 feet below the surface. The working areas are accessed by two separate declines. Mining methods vary depending on the particular working area and include development and uphole retreat open stoping and flat dip room and pillar mining. Most areas do not require back filling. Ore is hauled to the surface by 45-ton trucks.

    The Plutonic mine mineralization consists of multiple discrete lodes. Extensive mineralized material has been defined by wide spaced surface drilling but detailed drilling from underground development openings is required for conversion of the mineralized material to reserves. Underground access to the largest zone of mineralization was achieved by decline only in late 1997. Extensive drilling to define the extent of the lode structure has somewhat delayed development in this area, although production has now begun. Definition drilling continues in several areas of the mine to define reserves and facilitate mine planning.

    The mill and treatment facility was upgraded in 1994 and 1997, and now has a total annual capacity to treat approximately 3.3 million tons of ore per year, including approximately 1.98 million tons of primary ore and 1.32 million tons of oxide ore in separate circuits. Both the oxide and sulfide circuits use crushing, grinding and cyanidation in CIL leach tanks prior to gold recovery. Oxide ore circuit recovery is approximately 95%. Primary ore circuit recovery ranges from 83% to 96% depending on the ore source and mineralogy.


    Potable quality process water is sourced from two well fields with most coming from wells located approximately 7.5 miles from the mine.


    In 1997, a gas-fired power station with a rated station capacity of 19MW was put into operation on site at a cost of A$21.7 million. Purchased gas is provided via a 12.5 mile lateral line from the Goldfields Gas Transmission pipeline. The change will provide power cost savings.

    All plant and equipment is modern and in good condition.


    In 1997, the mine was notified by the DEP of non-compliance under four of its license conditions. All issues were related to inadequate record keeping and monitoring. During 1998, the Plutonic mine employed an environmental officer to manage its environmental compliance programs. All non-compliance issues have been corrected. With these exceptions, during 1997 and the first half of 1998 the mine operated in compliance with all environmental permits. In August 1998 a tailings water return line failed and leaked tailings return water. The line was repaired and no environmental impact was caused by the leak. Also in August 1998, during inspection of the tailings storage facilities, leakage from the facility was detected along the toe of the structure. A cut-off trench was installed to collect the water and a pump system was installed to return the water to the tailings facility.


    Production for 1997 was 274,608 ounces at a total cash cost of US$234 per ounce compared to 1996 production of 183,688 ounces at a total cost of US$276 per ounce. The increased production was due primarily to the first full year's operation of the expanded mill and treatment plant, with the balance due to the higher grades derived from the Main Pit and increased production of high grade underground ore. Production in the first half of 1998 was 112,000 ounces of gold at a total cash cost of US$256 per ounce, compared to the production in the first half of 1997 of 135,000 ounces of gold at a total cash cost of US$243 per ounce. Lode structures in the Northwest extension were flatter and less continuous than expected, making mining more difficult. However, drilling has defined higher-grade lode structures in areas where production began in the third quarter.

                                    GEOLOGY

    Gold lodes occur predominantly within mafic volcanics in an Archaean sequence of ultramafic volcanics, mafic volcanics and sediments. The sequence in the immediate mine area consists of upper and lower ultramafic volcanic units separated by a dominantly mafic volcanic unit. Gold mineralization occurs within multiple, sub-parallel, north-west striking lodes, which generally dip in a north-east direction. The lodes are hosted mainly by the mafic volcanic unit. Lodes range from three to thirty-five feet thick and display good continuity often for several hundred feet. Gold is associated with sulphides, particularly arsenopyrite and pyrrhotite.

                   YEAR END PROVEN AND PROBABLE ORE RESERVES

                                                                                1997       1996
                                                                              ---------  ---------
Tons of ore (000)...........................................................      5,250     10,153
Ounces of gold per ton......................................................      0.108      0.111
Contained ounces of gold (000)..............................................        567      1,127

                                 OPERATING DATA


                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................      3,280      3,509
  Ore grade mined (oz. gold/ton)........................................      0.106      0.096
  Open pit stripping ratio (waste:ore)..................................        5:3       11:2
  Tons of ore milled (000)..............................................      3,388      2,217
  Mill feed ore grade (oz. gold/ton)....................................      0.094      0.105
  Mill recovery (%).....................................................       87.7       80.1
  Gold recovered (000 ozs.).............................................      274.6      183.7
COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   234  US$   276
  Noncash costs.........................................................         70         44
                                                                          ---------  ---------
  Total production costs................................................  US$   304  US$   320


    DARLOT/CENTENARY MINE

    The Darlot/Centenary mine is located 70 miles north of Leonora, Western Australia. Homestake's property covers an extensive gold field discovered more than 100 years ago.

    Modern mining, including development of the Darlot Pit, commenced in 1988. Mining in the Darlot Pit was completed in 1995 and the mine is now an entirely underground operation. The mine is a fly-in fly-out operation with about 63 staff employees and 120 contractor personnel working two weeks on and one week off rotations.

    The Darlot/Centenary mine encompasses an area of approximately 34,200 acres, consisting of 16 mining leases, 32 prospecting licences and one exploration licence. The tenements are held either 100% by Homestake or in two joint ventures. Darlot and Centenary orebodies are within a 100% owned mining lease located on a pastoral lease which is held by Homestake. The mining lease was granted in 1988 for 21 years and is renewable. With the exception of a production royalty on one lease, which has no known reserves or mineralized material, no non-government royalties are payable on production from any of the Darlot and Centenary tenements.

    Mining of the Darlot orebody utilizes mechanized trackless equipment. Access is via a decline from a portal in the Darlot Pit approximately 375 feet below the natural surface. During the second quarter of 1996, the mine successfully completed the transition to a full-scale underground operation. The workings now extend to about 725 feet below the surface with mining taking place in four different sub-lode systems within the main Darlot structure. Stoping of the Darlot lodes is by a mixture of room and pillar mining in the thinner sections of the deposit, generally using longhole blastholes, while sub-level open stoping techniques are utilized in the thicker sections. Backfilling is not required. Mining of the Darlot lodes is expected to be completed in mid-1999.

    In August 1996, a vertical exploration drillhole intersected the Centenary deposit, an undiscovered gold mineralized zone of substantial thickness about three-fourths of a mile from the Darlot deposit. Follow-up holes confirmed this discovery and showed the Centenary deposit to be of appreciable lateral extent. The grade, thickness and continuity of the Centenary mineralization indicate a capacity to support a substantial, low cost, underground mining operation. Mine planning and evaluation have indicated that the Centenary deposit is amenable to low cost bulk stoping, and that there is minimal groundwater. Additionally, the Centenary mineralization is free milling, as is the Darlot lode.

    Access to Centenary is via an extension of the Darlot decline which intersects the Centenary deposit approximately 1,100 feet below the surface. A raise bored ventilation shaft recently was commissioned, completing the Centenary ventilation circuit and also providing emergency egress for the mine. Work has started on a second decline for access to and ventilation of the deeper load structures. Initial orebody development and in-fill diamond drilling is in process but has been delayed by a change of mining contractors. Sub-level stoping of the thick central section of the Centenary deposit began near the end of the third quarter of 1998. The thinner extremities of the deposit are suitable for sub-level open stoping or room and pillar stoping similar to that successfully utilized at Darlot.


    The treatment plant consists of a three stage crushing circuit (which is not owned by Homestake), primary and secondary ball mills, carbon-in-pulp leaching, adsorption and gold recovery circuits. Both Darlot and Centenary ores are free milling with recovery rates of approximately 95%. Coarse gold, which is about 50% of the total production, is recovered within a gravity circuit. Ore capacity is approximately 700,000 tons per annum. The treatment plant is in good condition.



    Two new generators were commissioned in early 1998. Together with other Homestake-owned facilities, these generators provide all power to the site.



    Water is available from wells five miles from the treatment plant.



    Production in 1997 was 65,153 ounces at a total cash cost of US$320 per ounce, compared to the 1996 level of 62,757 ounces at a total cost of US$345 per ounce. Production in the first half of 1998 was 30,300 ounces of gold at a total cash cost of US$312 per ounce as compared to 29,500 ounces of gold at a total cash cost of US$322 per ounce in the first half of 1997.



    In 1997, three small tailing spills occurred, but all remained within containment and were not reportable to the DEP. The fine ore stockpile has emitted excess dust on occasion. A telescopic chute will be installed on the discharge to the fine ore stockpile to rectify this problem. A minor tailings storage facility seepage is being collected in cut-off drains and returned to the storage facility as required under the conditions of permit. With these exceptions, during 1997 and the first half of 1998 the mine operated in compliance with all environmental permits. In 1998, an environmental officer was engaged to manage environmental compliance for Darlot.


                                    GEOLOGY

    Darlot is situated within an Archaean sequence of mostly intrusive and extrusive mafic rocks, and occurs within a corridor of north-northwest trending structures. The Darlot orebody is a shear-hosted, gold-mineralized, quartz vein system about one mile long. The structure is continuous along strike with mineralization open down dip indicating potential for depth extensions.

    The Centenary orebody is a large, structurally controlled, quartz vein hosted gold deposit. The lode, which extends for more than three-fourths of a mile, varies from 15 to more than 160 feet in thickness. The full extent of the lode is not yet known.

                   YEAR END PROVEN AND PROBABLE ORE RESERVES

                                                                            1997       1996
                                                                          ---------  ---------
Tons of ore (000).......................................................      9,546      3,272
Ounces of gold per ton..................................................      0.163      0.143
Contained ounces of gold (000)..........................................      1,556        468

                                        OPERATING DATA


                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)                                                       516        462
  Ore grade mined (oz. gold/ton)........................................       0.10       0.09
  Tons of ore milled (000)..............................................        551        504
  Mill feed ore grade (oz. gold/ton)....................................      0.114      0.120
  Mill recovery (%).....................................................         95         95
  Gold recovered (000 ozs.).............................................       65.2       62.8
COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   320  US$   345
  Noncash costs.........................................................         29         52
                                                                          ---------  ---------
  Total production costs................................................  US$   349  US$   397

    LAWLERS MINE

    The Lawlers mine is located 75 miles north-west of Leonora, Western Australia. Homestake has a 100% interest in the 100-year-old mine, which was reopened in 1986. The mine is a fly-in fly-out operation with about 69 staff employees and 104 contractor personnel working on a two weeks on and one week off or six weeks on, one week off rotation.

    The Lawlers mine property consists of two groups of contiguous tenements totaling approximately 68,800 acres and consisting of three exploration licences, 89 prospecting licences and 13 mining leases. All tenements are owned 100% by Homestake. Mining leases vary in date of grant and expiry. One mining lease from which production is currently derived was granted by the Western Australian Government after January 1, 1994. See "Risk Factors--Risk of Native Title Claims." No non-government royalties are payable on production.

    During 1997 production was principally derived from the New Holland Pit where mining is conducted by a contractor operating a 110 ton excavator and a fleet of 95-ton trucks, under the supervision of Homestake personnel.

    Recently, Homestake began underground contract mining of the New Holland South downward extension of the orebody. Initially mining is by decline on-ore development, and later will be by room and pillar stoping. During the fourth quarter of 1997, open pit mining of the Fairyland deposit commenced. Ore haulage from the New Holland and Fairyland Pits, which are remote from the treatment plant, is by 110-ton trucks, also provided and operated by contractors. Work has begun on a second decline to access the deeper lode structure of the New Holland South Zone.

    The treatment plant is capable of treating approximately 550,000 to 770,000 tons per annum of oxide, transition and primary ore, depending on the blend. Three stage crushing is followed by single stage milling through two parallel ball mills. The grinding circuit incorporates a gravity circuit for the recovery of coarse gold. The slurry is then transferred to a conventional carbon-in-pulp circuit. The gravity component is typically 40%, with total gold recovery in the range of 90 to 95% depending on ore source. The plant is adequate for its current level of operations but will need to be upgraded to process the expected increase in production from the property. Power is supplied by contract diesel generators. Good quality process water is available from wells 10 miles northeast of the plant.



    Drilling conducted during 1997 and 1998 delineated sufficient ore resources to justify the development of an exploration decline among downward ore extensions from the Genesis Pit.



    In October 1998, Homestake announced the results of a continuing exploration program along the Glasgow Lass Trend, which includes the New Holland, Genesis and Hidden Secret pits. The drilling results verify continuity of mineralization along the Glasgow Lass Trend and Homestake expects that there will be a significant increase in reserves and mineralized material at Lawlers as the drilling continues in the area.



    Lawlers has devoted significant effort to correcting earlier environmental issues, which predated Homestake's acquisition of Plutonic. A previous backlog of waste dump and tailings storage facility rehabilitation has been brought up to date. A contaminated groundwater plume exists southwest of the tailing dams. As required under the permit, monitoring bores pump the contaminated water back into the tailing facility. A contaminated area of soils exists on the site from dust that has blown off the tailings facility over the years. A remediation plan is currently being developed to collect the impacted surface soil and prevent further contamination. During 1998, an environmental officer has been employed to manage the environmental compliance program at both Lawlers and Darlot. Lawlers has had an environmental dust issue mainly from a small section of the tailings storage facility. A dust management strategy has been developed and actions are being taken to reduce the dust emissions from all major sources at the mine, including the tailings storage facility. Except as noted, the Lawlers mine now is believed to be in compliance with applicable requirements.



    Production in 1997 was 87,481 ounces at a total cash cost of US$260 per ounce, plus a further 14,441 ounces derived by processing ore from the Bellevue mine. This compares to production of 50,603 ounces from Lawlers at a total cash cost of US$417 per ounce, and 17,313 ounces from Bellevue in 1996. The increased production in 1997 was due almost entirely to the high grade ore sourced from the New Holland pit during the year. Production from the Lawlers mine in the first half of 1998 was well in excess of expectations at 62,400 ounces at a total cash cost of US$195 per ounce, as compared to 28,200 ounces in the first half of 1997 at a total cash cost of US$238 per ounce. Ore grades and recovery rates are higher than anticipated.


                                    GEOLOGY

    Gold ore is derived from two distinct geological domains--a western sedimentary domain (New Holland) and an eastern mafic/ultramafic volcanic domain (Fairyland).

    The western area deposits are high grade ladder quartz veins within sandstone units enclosed in finer grained sediments. Exploration involves deep, close-spaced drilling to locate high grade, shallow plunging ore shoots within the favorable rock unit. The eastern domain is part of the nickeliferous Agnew-Mt Keith-Yakabindie-Honeymoon Well sequence which hosts major nickel deposits north of Lawlers.

                   YEAR END PROVEN AND PROBABLE ORE RESERVES

                                                                            1997       1996
                                                                          ---------  ---------
Tons of ore (000).......................................................      1,897      1,547
Ounces of gold per ton..................................................      0.134      0.137
Contained ounces of gold (000)..........................................        252        212

                                 OPERATING DATA

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................        896        667
  Ore grade mined (oz. gold/ton)........................................      0.111      0.090
  Open pit stripping ratio (waste:ore)..................................       6:55      23:27
  Tons of ore milled (000)..............................................        515        690
  Mill feed ore grade (oz. gold/ton)....................................      0.178      0.082
  Mill recovery (%).....................................................         96         90
  Gold recovered (000 ozs.).............................................       87.5       50.6
COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   260  US$   417
  Noncash costs.........................................................         25         33
                                                                          ---------  ---------
  Total production costs................................................  US$   285  US$   450

    MT MORGANS MINE

    The Mt Morgans mine is located 30 miles west of Laverton, Western Australia. The Mt Morgans goldfield has been operated intermittently since 1896 and has produced in excess of 1.2 million ounces. The property is operated on a fly-in fly-out basis with about 27 staff employees and 74 contractor personnel working a two weeks on and one week off rotation.

    The Mt Morgans operation, which is jointly owned by Homestake (80%) and Abednego Nickel Limited (20%), is operated on a joint venture basis by the Mt Morgans Joint Venture ("MMJV"). Homestake manages all mining and exploration activities on behalf of the MMJV. All known economic mineralization is on tenements owned by the MMJV which has interests of various types in four joint venture properties within an area of influence surrounding the MMJV-owned properties.

    The MMJV holds six exploration licences, 117 prospecting licences and 27 mining leases totaling approximately 113,700 acres. Principal mining leases were all granted prior to January 1, 1994.


    Mining has ceased and processing of stockpiles will continue until the last quarter of 1998. Active exploration continues on the property, and recent exploration results in the Just-in-Case target area continue to be very promising.


    The treatment plant, capable of treating 1.1 million tons per annum of hard rock, consists of a primary crusher, open stockpile, SAG mill, pebble crusher and secondary ball mill grinding circuit, followed by a conventional carbon-in-pulp leach/adsorption section. Metallurgical recovery at Mt Morgans ranged from 85% to 90%. The plant will require upgrading if significant amounts of new ore are discovered.


    Power is supplied by diesel generators owned by the MMJV, while process water is sourced from wells located five miles from the plant. The power station underwent a major upgrade in late 1996.


    Production in 1997 was 91,985 ounces (100% basis) which is similar to the 1996 production.

    In 1997, a leak occurred in the wall of the tailings storage facility. An external containment dam was constructed to contain all discharge, the facility was decommissioned and tailings are now contained in a depleted open pit. A contaminated groundwater plume from this deactivated tailing storage facility exists. However, monitoring bores contain the plume and are returning the water to compliance levels by pumping the contaminated water back into the tailings facility.

    During 1998, a tailings spill occurred that discharged beyond containment and was reportable to the DEP. A remediation program was approved by the DEP and is now progressing to remove all contamination from the spill.

    Except for the foregoing, the mine operated in compliance with applicable requirements in 1997 and the first half of 1998. In 1997 the site was awarded a Golden Gecko Certificate of Merit for Environmental Excellence by the Western Australia Department of Minerals and Energy.

    The Mt Morgans mine will be closed and decommissioned beginning in the fourth quarter of 1998. The final closure plan is being finalized for approval by regulatory agencies.

                                    GEOLOGY

    Most production has come from lodes in intensely folded Archaean banded iron formation, which are hosted in an Archaean sequence of ultramatic volcanics and sediment.

    Homestake has an 80% share of the following amounts:

                   YEAR END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
Tons of ore (000).......................................................      4,744      6,355
Ounces of gold per ton..................................................      0.023      0.047
Contained ounces of gold (000)..........................................        114        306

                          OPERATING DATA (100% BASIS)

                                                                            1997       1996
                                                                          ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...............................................        580      1,429
  Ore grade mined (oz. gold/ton)........................................      0.038      0.097
  Tons of ore milled (000)..............................................      1,037        976
  Mill feed ore grade (oz. gold/ton)....................................      0.093      0.088
  Mill recovery (%).....................................................         88         92
  Gold recovered (000 ozs.).............................................         92       93.8
HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs..................................................  US$   374  US$   341
  Other cash costs......................................................          6     --
  Noncash costs.........................................................         85        125
                                                                          ---------  ---------
  Total production costs................................................  US$   465  US$   466

    PEAK HILL MINE

    The Peak Hill mine is situated 80 miles north of Meekatharra, Western Australia.

    The Peak Hill gold field is more than 100 years old, but modern operations commenced only in 1988.

    The Peak Hill operation is owned by a joint venture (Homestake 66.67%, North Limited 33.33%) and managed by North Limited. Exploration of the joint venture's tenements is managed by Homestake which also has extensive non-joint venture exploration interests in the region surrounding the Peak Hill mine.

    The mine is a fly-in fly-out operation with approximately 20 staff employees and 11 contractor personnel working a two weeks on and one week off roster.

    The Peak Hill tenements which are owned by the Homestake-North joint venture are two exploration licences, 41 prospecting licences and 18 mining leases totaling approximately 44,200 acres. Homestake, either by itself or in joint ventures, has interests in surrounding tenements. In all, Homestake has thirteen projects in the Peak Hill District (8 joint ventures) totaling approximately 137,800 acres in 101 tenements.

    Open pit mining at the Harmony Pit, located 6 miles west of the plant, was completed in November 1997. Processing of stockpiled ore is expected to continue until September 1999, and Homestake is actively engaged in exploration in the vicinity of the mine.

    The plant has a capacity of 660,000 tons per annum of soft oxide ore. Hard primary ore is blended or fine crushed to maintain this rate. There is a SAG/ball mill grinding circuit with a conventional carbon-in-pulp and pressure Zadra elution circuit. The gold recovery has varied from 93% to 98% over the past ten years.


    Power is generated by diesel generators. Good quality water is available from wells seven miles northeast of the plant.


    The Peak Hill mine has a contaminated groundwater plume from the tailings storage facility. Contaminated water is collected and pumped back to the tailings facility to improve water quality. In other respects, during 1997 and the first half of 1998, the operation was in compliance with all environmental requirements.

                                    GEOLOGY

    Gold mineralization occurs as multiple lodes within altered Proterozoic mafic volcanics. Weathering extends to 100 meters beneath a well-developed laterite profile.

    Homestake has a 66 2/3% share of the following amounts:

                   YEAR END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                                1997       1996
                                                                              ---------  ---------
Tons of ore (000)...........................................................        799      1,800
Ounces of gold per ton......................................................      0.044      0.053
Contained ounces of gold (000)..............................................       35.8       97.8

                                   OPERATING DATA (100% BASIS)


                                                                                1997       1996
                                                                              ---------  ---------
PRODUCTION STATISTICS:
  Tons of ore mined (000)...................................................        390      1,403
  Ore grade mined (oz. gold/ton)............................................      0.083      0.091
  Tons of ore milled (000)..................................................        730        790
  Mill feed ore grade (oz. gold/ton)........................................      0.069      0.117
  Mill recovery (%).........................................................         97         98
  Gold recovered (000 ozs.).................................................       49.7       90.7


HOMESTAKE'S COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs...................................     US$269     US$163
  Noncash costs..........................................        151        133
                                                           ---------  ---------
  Total production costs.................................     US$420     US$296

    BELLEVUE OPERATION


    The Bellevue property is located 110 miles north of Leonora and 75 miles south of Wiluna, Western Australia. The property was placed on care and maintenance in April 1997 following 10 years of modern underground and open pit production. The area has been mined since 1896, producing approximately 750,000 ounces of gold, mostly in recent years. The property is 100% owned by Homestake.


    The Bellevue tenements comprise nine mining leases, eight prospecting licences and two exploration licences. Four mining leases were granted prior to January 1, 1994.

    Treatment at Bellevue ceased in August 1996. Ore produced after August 1996 was trucked to the nearby Lawlers plant for treatment. Mining was completed in April 1997 at which time the operation was placed on care and maintenance.

    The Bellevue property is prospective for both gold and nickel mineralization. Homestake has an agreement with its 81% owned subsidiary, Lachlan Resources, NL, under which Lachlan has acquired the rights to non-gold mineralization on 23 of the Bellevue tenements subject to a 25% net profits interest to Homestake.

    At the time of closure in mid-1997, all rehabilitation was up to date with open pit dumps contoured and the filled No. 1 tailings storage facility has been capped. The partially filled No. 2 tailings storage facility has not been capped pending further exploration and a decision on permanent mine closure.

    MEEKATHARRA OPERATION

    Operations at Meekatharra's Paddys Flat mining camp ceased in October 1995 after 100 years of intermittant gold production. Historic and recent production totalled nearly two million ounces of gold with a further one million ounces remaining in mineralized material. Although the tenements have been extensively explored, the potential remains for further discoveries of small to medium size shallower deposits and larger deeper deposits amenable to underground exploitation. Drilling of deeper targets will commence shortly.

    The infrastructure required to re-establish production at Meekatharra is largely in place. However, the crushing and grinding circuit has been relocated.

    All access to open pits has been blocked and all rock waste dumps have been rehabilitated, which involved contouring and seeding with native vegetation.

    LACHLAN RESOURCES NL

    Homestake holds 81.2% of Lachlan Resources NL, a publicly traded company in Australia. Lachlan has interests in and is exploring a number of base metal properties in Australia. Homestake manages Lachlan's business.

    CHILE

    Homestake conducts exploration programs throughout Chile. Homestake's office is in Santiago, Chile.

    In July 1996, Homestake and Corporacion Nacional del Cobre Chile, a state-owned mining company in Chile ("Codelco"), formed a new company, Agua de la Falda S.A. ("La Falda"), to explore near Homestake's former El Hueso mine in northern Chile. Homestake and Codelco contributed property interests in the area to the new company. In addition, Codelco contributed the existing El Hueso plant which had been under lease to Homestake. Homestake owns 51% of the corporation and Codelco owns the remaining 49% interest in La Falda.

    La Falda holds mining properties covering approximately 8,336 acres. Included within those properties is the new Agua de la Falda mine that was developed, and is operated by La Falda, to mine the 187,000 ounces of oxide reserves discovered on the property by Homestake. The Agua de la Falda mine is located approximately three miles northeast of the former El Hueso mine, in the Maricunga District of Chile about 600 miles north of Santiago at an elevation of approximately 12,500 feet. Access to the property is by 14 miles of dirt road.

    Construction of facilities and underground mine development for the Agua de la Falda mine commenced in late 1996. Construction was completed ahead of schedule and below budget at a total cost of approximately US$6.5 million. Mining commenced in January 1997 and gold production began in April 1997. The operation utilizes both room-and-pillar and post-pillar underground mining methods. The existing El Hueso facility is used to heap leach the Agua de la Falda ore using the Merrill Crowe process to recover the gold from solution. Production in 1997 was 31,417 ounces. Production is expected to average 40,000 to 45,000 ounces annually during 1998 through 2001.

    Water and power is purchased from Codelco.

    Exploration drilling conducted in 1997 encountered an additional oxide ore zone, adding 300,000 tons at a grade of 0.18 ounces of gold per ton to proven and probable reserves. This additional ore will be mined through the La Falda mine.

    No royalties are payable on the production from the current Agua de la Falda reserves. However, any ores which may be extracted from the northern area of the property are subject to royalty payment of 1.5% of net smelter returns on production of over one million ounces.


    Drilling and metallurgical testing continues on the much larger Jeronimo deposit, where to date approximately 15 million tons of unoxidized mineralized material (100% basis), at an average grade of 0.160 ounces per ton, have been outlined. Metallugical testwork is underway to develop an economic treatment method. A decline has been completed to access the deeper sulfide ore to obtain a large sample of the ore for large scale metallurgical testing.


    In February 1995, the El Hueso mine closed as reserves were depleted. Reclamation of the El Hueso mine site continued during 1997. There is little flora or fauna present in the Maricunga District, and no water sources are located nearby. Nonetheless, continued environmental monitoring will be carried out for a period of time.

                                    GEOLOGY

    The La Falda property is located within the Potrerillos porphyry copper district and comprises Mesozoic marine sediments that have been overlain by Tertiary volcanics and intruded by Tertiary porphyries. Gold mineralization has been mined historically in sediments and volcanics but the Agua de la Falda and Jeronimo deposits are hosted largely by a single, permeable, gently dipping carbonate unit.

    Homestake has a 51% share of the following amounts:

                   YEAR-END PROVEN AND PROBABLE ORE RESERVES
                                  (100% BASIS)

                                                                                 1997       1996
                                                                               ---------  ---------
Tons of ore (000)............................................................      1,290      1,032
Ounces of gold per ton.......................................................      0.167      0.181
Contained ounces of gold (000)...............................................        215        187

                          OPERATING DATA (100% BASIS)

                                                                                       1997
                                                                                     ---------
PRODUCTION STATISTICS:
  Tons of ore leached (000)........................................................        281
  Ore grade (oz. gold/ton).........................................................      0.172
  Recovery (%).....................................................................         65
  Gold recovered (000 ozs.)........................................................         31

COST PER OUNCE OF GOLD PRODUCED:
  Cash operating costs.............................................................  US$   213
  Noncash costs....................................................................         82
                                                                                     ---------
    Total production costs.........................................................  US$   295

    BULGARIA


    In November 1997, Homestake entered into amended agreements with Navan Resources Plc, an Irish public company ("Navan"), regarding the Chelopech gold-copper mine and related processing facilities and exploration activities in Bulgaria. Under the agreements, Homestake purchased for US$12 million a 20% interest in Navan Bulgarian Mining BV, a Netherlands company ("Navan BV") and a subsidiary of Navan. Navan BV owns a 68% interest in Bimak AD, the Bulgarian company that owns the ore processing facilities adjacent to the Chelopech mine and that has the exclusive right to purchase ore from Chelopech EAD, the Bulgarian government-owned company that mines the Chelopech ore under the supervision of Bimak AD. In September 1998, Homestake completed its evaluation of the Chelopech mine and concluded that the project did not warrant Homestake participation under current economic conditions. As a result, Homestake exercised its right to terminate its participation in Navan BV and the Chelopech mine project. In connection with the termination, Navan BV returned to Homestake approximately US$11 million of Homestake's investment that had not been expended prior to termination of Homestake participation. Also in connection with that termination, Homestake loaned to Navan US$500,000 and has agreed to lend to Navan up to an additional US$1 million for Navan's use in connection with Navan's proposed purchase of a 75% interest in Chelopech EAD and privatization of the Chelopech mine. Navan has agreed to seek shareholder approval to give Homestake the option to convert the loans into Navan Ordinary Shares.



    During November 1997, Homestake bought a 32% interest in Navan's Bulgarian exploration projects for US$4 million. The agreement, as amended in October 1998, gives Homestake the right to invest up to an additional US$4 million in the exploration program during the period ending November 2002, which would result in Homestake owning a 50% interest in the exploration program. Homestake has the right to terminate its investment obligation at any time and either limit its investment (and percentage participation) to the level in existence at the time of termination or to transfer its interest to Navan. Also in October 1998, Homestake became the operator of the Bulgarian exploration program.


    SULFUR

    Homestake owns an undivided 16.7% interest in the Main Pass 299 sulfur deposit, which at December 31, 1997 contained proven recoverable reserves of approximately 64.3 million long tons of sulfur. Freeport-McMoRan Sulphur Inc. ("FMS") owns the remaining 83.3% of the deposit and is the operator under a joint operating agreement.

    The sulfur deposit is located in the Gulf of Mexico approximately 36 miles east of Venice, Louisiana, in water approximately 210 feet deep. The deposit is approximately 1,500 feet below the sea floor. A royalty of 12.5% of the wellhead value is payable under the terms of the federal sulfur leases.

    The operating agreement provides that each participant pays its share of capital and operating costs, and has the right to take its share of production in kind in proportion to its undivided interest.

    The sulfur deposit is being mined using the Frasch process, a method of extraction which injects high-temperature sea water to liquefy the sulfur, which is then pumped to surface. Initial sulfur production commenced in 1992 and full sulfur production levels of 5,500 TPD were reached in December 1993. Sulfur production averaged 5,200 TPD during 1997, down from 5,500 TPD in 1996. The reduction was a planned response to a weakening sulfur market. Based on current reserve estimates, projected costs and prices, annual production (100% basis) is expected to average two million long tons over a remaining reserve life currently in excess of 30 years.

    FMS filters, blends, markets and delivers Homestake's share of sulfur production under an agreement having an initial term of ten years from commencement of production in 1992. Homestake can terminate the agreement by giving FMS two years' notice.

    Homestake's realized sales price for sulfur is a blend of various market prices, including the Tampa market, and is net of a 2.625% marketing fee.


    In the third quarter of 1997, due to a prolonged period of low sulfur prices and Homestake's current assessment of estimated future cash flows, Homestake wrote off its entire remaining US$107.8 million investment in the Main Pass 299 sulfur mine. As a result, Homestake's carrying value of the Main Pass 299 sulfur mine was reduced to zero effective September 30, 1997.


    During sulfur exploration, oil and gas were discovered overlying the sulfur deposit. In 1990, the participants acquired the oil and gas rights from Chevron USA Inc.

    The federal oil and gas lease requires a 16.7% royalty payment based on wellhead value. In addition, Chevron retained the right to share in the proceeds of future production should the price or volume realized exceed those which were used by the parties as the basis for determining the purchase price.

    Oil and gas production, which peaked during 1992, is expected to continue to decline over the next few years. Oil production (100% basis) totaled 3.3 million barrels in 1997 compared to 3.9 million barrels in 1996. Homestake's share of remaining recoverable oil reserves at December 31, 1997 is estimated to be 1.1 million barrels after adjusting for the federal royalty and future production due to Chevron. The remaining carrying value of Homestake's investment in the Main Pass 299 oil and gas property was US$3.8 million at December 31, 1997.

    Homestake has a 16.7% share of the following amounts:

                    YEAR-END PROVEN AND RECOVERABLE RESERVES
                                  (100% BASIS)

                                                                               1997       1996
                                                                             ---------  ---------
Tons of sulfur (000).......................................................     64,287     66,182
Barrels of oil (000).......................................................      8,738     12,751

                       PRODUCTION STATISTICS (100% BASIS)

                                                                                 1997       1996
                                                                               ---------  ---------
Tons of sulfur (000).........................................................      1,894      1,950
Barrels of oil (000).........................................................      3,298      3,900

                           HOMESTAKE'S PER UNIT DATA

                                                                              1997       1996
                                                                            ---------  ---------
AVERAGE SALES REALIZATION:
  Per ton of sulfur.......................................................  US$    59  US$    60
  Per barrel of oil.......................................................         18         19

PRODUCTION COSTS:
  Sulfur cash operating costs per ton.....................................  US$    66  US$    57
  Sulfur noncash costs per ton............................................          8         11
                                                                            ---------  ---------
    Total production costs................................................  US$    74  US$    68

  Oil cash operating costs per barrel.....................................  US$    10  US$     5
  Oil noncash costs per barrel............................................          7          7
                                                                            ---------  ---------
    Total production costs................................................  US$    17  US$    12

MINERAL EXPLORATION AND DEVELOPMENT

    Total exploration expenses, including in-mine grass roots exploration at Homestake's operating mines, were US$65.2 million in 1997 and US$67.4 million in 1996. The 1997 expenditures do not include US$7 million of capitalized development drilling mainly at Centenary. Expenses related to the in-mine definition drilling at Homestake's operating mines totaled an additional US$4 million in 1997 and US$5 million in 1996. In-mine definition drilling expenses are included in the individual mine property operating expenses and cost per ounce calculations.

    Homestake expects to spend approximately US$58 million for exploration in 1998. Approximately 30% is allocated to North America and 50% is being spent in Australia. Homestake plans to continue to focus on its best prospects, particularly the Australian properties recently acquired by Homestake through its acquisition of Plutonic and the immediate vicinity of the Eskay Creek mine.

    UNITED STATES

    United States exploration expenses totaled approximately US$13.9 million in 1997 and US$11.9 million in 1996. Domestic exploration expenses in 1998 are budgeted to be US$10.3 million.


    Exploration of a deep sulfide gold system beneath the Ruby Hill open pit established that the mineralization occurs in two zones of altered carbonate rocks. Delineation drilling of the East Archimedes deposit completed in 1997 indicates mineralization of 7.2 million tons at an average grade of 0.073 ounces of gold per ton. Evaluation and testing of this deposit continues in 1998. Exploration plans for 1998 include several wide-spaced deep holes to search for larger concentrations of higher-grade mineralization and the testing of additional shallow targets to search for more oxide reserves. Exploration expenditures totaled US$2.4 million during 1997 and US$1.7 million of work is planned for 1998.


    At the Pinson property, 50% owned by each of Homestake and Barrick and managed by Homestake, 1997 expenditures totaled US$4.8 million (100% basis), including US$1.4 million (100% basis) of in-mine target drilling. Drilling of deep target zones in 1997 yielded several holes of possible interest that are being followed up in 1998. Homestake has budgeted US$1.5 million for its share of 1998 exploration expenditures.


    Drill testing in the old Pioche mining district of eastern Nevada was disappointing and drilling has ceased.


    In-mine target exploration at the Round Mountain mine (25% owned by Homestake) expanded in 1997, and Homestake's share of expenditures was US$0.5 million. A similar level of expenditures is underway for 1998.

    At the Homestake mine, exploration for new targets within the mine has resumed, and two areas of prospective iron formation have been selected for test drilling. Total expenditures for new target testing and in-mine resource drilling in 1997 were US$1.9 million. Expenditures for 1998 are estimated at US$1.1 million.

    INTERNATIONAL

    Homestake conducts gold exploration in a number of countries outside of the United States. International exploration expenses totaled approximately US$51.3 million in 1997 and US$55.5 million in 1996, and US$47.1 million of expenses are planned for 1998.

    In Canada, Homestake's exploration is conducted jointly with Prime (Homestake 51%, Prime 49%). The agreement renews automatically on an annual basis unless either party terminates by giving six months' prior notice. This venture excludes properties in the vicinity of Prime's and Homestake's existing operations, such as Prime's Eskay Creek and Snip properties and Homestake's Hemlo properties. Prime has a 100% interest in exploration in the vicinity of the Eskay Creek and Snip mines, and Homestake has a 100% interest in exploration in the vicinity of the Williams and David Bell mines.

    At Eskay Creek, surface and in-mine target drilling in 1997 discovered additional mineralization outside the existing reserves and mineralized material. At the northern end of the 21B orebody, two down-plunge exploration holes encountered significant gold intercepts. These intercepts will be followed up with future underground drilling. In mid-1997 an exploration agreement was signed on the Corey property, located 8 miles south of the Eskay Creek mine and covering similar geology. The 1997 exploration program for the Eskay Creek district totaled US$3.6 million, and 1998 expenditures are budgeted at US$3.5 million.

    Homestake explores for gold in several geologic belts in the Andes, with emphasis on northern Chile, northern Argentina and central Peru. In Chile, gold production commenced in 1997 from the oxide portion of the Jeronimo deposit on the Agua de la Falda property. Drilling and metallurgical testing continues on the much larger, refractory portion of the Jeronimo deposit where, to date, approximately 15 million tons of unoxidized mineralized material, at an average grade of 0.16 ounces of gold per ton, has been outlined. Metallurgical testwork is underway to develop an economic treatment method. Drill testing of several other targets is ongoing. Exploration expenditures on the property were US$2 million in 1997 and are budgeted to be similar in 1998.


    In the northern part of South America, exploration in Venezuela and French Guiana was disappointing, and has been discontinued. Homestake has acquired a large land package in northern Brazil in a poorly explored gold belt, which is Homestake's exploration focus in Brazil for 1998. Total exploration expenditures for the northern part of South America were US$8.4 million in 1997 and are budgeted to decrease to US$2.2 million in 1998.


    Homestake explores for gold in several areas of Australia. During 1997, a discovery of poly-metallic mineralization was made at the Kundip project in the southern part of Western Australia. The project is at an early stage and work is continuing to identify additional soil anomolies for drill testing. Exploration expenditures in Australia, including Homestake's 50% share of exploration expenditures at Kalgoorlie, were US$27.5 million in 1997 and are budgeted at US$28 million for 1998. With Homestake's acquisition of Plutonic in April 1998, a substantially larger portion of Homestake's exploration budget will be spent in Australia over the next few years. This will include major programs at promising exploration projects such as the Twin Hills joint venture in Central Queensland and around existing operations, particularly at the Darlot/Centenary, Lawlers, Mt Morgans and Plutonic mines.

    Exploration potential in the extensive properties surrounding the Plutonic mine is very good. The lode system is open in several directions, and exploration drilling is underway to test for both shallow oxide deposits and deeper sulfide mineralization. A program in the Centenary East area at the Darlot/Centenary mine was begun in the second quarter of 1998 seeking to extend mineralization at depth. An exploration program is underway at Peak Hill to test for deeper, high grade extensions down dip from the main pit. A comprehensive exploration program is underway to drill test several targets on the Mt Morgans tenements and to assess the significance of some recent ore-grade intercepts in the Just-in Case target area. Recent diamond drilling has returned encouraging results. At Lawlers, in addition to the results described above in respect of the Glasgow Lass Trend, a drilling program at Leviathan North has defined a strong mineralized trend with a strike length of 4,000 feet, also with encouraging results.



    During 1997, Homestake significantly increased its involvement and commitment in Eastern Europe. Homestake acquired a 32% interest in Navan's Bulgarian exploration projects for US$4 million. Over the period ending November 2002, Homestake has the right to fund up to US$4 million of exploration expenditure which, if fully funded, will give Homestake a 50% interest in the projects. Effective October 1998, Homestake became the operator of the Bulgarian exploration program. Homestake is also exploring several concessions in western Poland with FX Energy Inc. and investigating other properties in Hungary and Romania. Expenditures were US$1.4 million in 1997 and are budgeted to increase to US$4.2 million in 1998.


INFORMATION ON RESERVES

    GOLD


    The proven and probable gold ore reserves stated in this Supplement reflect estimated quantities and grades of gold in in-situ deposits and in stockpiles of mined material that Homestake believes can be recovered and sold at prices sufficient to recover the estimated future cash costs of production and remaining investment. The estimates of cash costs of production are based on current and projected costs. Estimated mining dilution has been factored into the reserve calculation. Homestake used a price of US$325 per ounce of gold in its mine-by-mine evaluation of short-lived properties and a price of US$350 per ounce of gold for its other gold mining properties at December 31, 1997. Homestake used a price of US$375 per ounce of gold in calculating reserves at December 31, 1996. In evaluating reserves at December 31, 1998, Homestake expects to use an assumed price of US$325 per ounce of gold for both short-lived and other operations and an assumed price of US$5 per ounce of silver.


    SILVER


    The proven and probable silver ore reserves have been calculated on the same basis as gold ore reserves, except that silver reserves at December 31, 1997 and 1996 are (and at December 31, 1998, will be) based on an assumed price of US$5 per ounce.


    SULFUR

    Homestake's proven sulfur reserves represent the quantity of sulfur in the Main Pass 299 deposit for which geological, engineering and marketing data give reasonable assurance of recovery and sale under projected economic and operating conditions. As noted above, in the third quarter of 1997, Homestake wrote down its investment in the Main Pass 299 sulfur assets to zero.

    OIL

    Homestake's proved oil reserves at Main Pass 299 are the estimated quantity of crude oil and condensate which geological and engineering data give reasonable assurance of recovery and sale under projected operating conditions at prices sufficient to cover the estimated future cash costs of production and the remaining investment. The estimate is based on limited reservoir and engineering data.

    ESTIMATION OF RESERVES

    Gold and silver reserves are estimated for each of the properties operated by Homestake based upon factors relevant to each deposit. Gold ore reserves for those properties not operated by Homestake are based on reserve information provided to Homestake by the operator. Homestake has reviewed but has not independently confirmed the information provided by these operators.

    The sulfur and oil reserves at Main Pass 299 are based on information provided by the operator. Homestake reviewed the initial reserve data with independent consultants. Homestake has reviewed subsequent adjustments to these reserves but has not independently confirmed the reserve adjustments provided by the operator.

    OTHER INFORMATION

    Ore reserves are reported as general indicators of the life of mineral deposits. Changes in reserves generally reflect (i) efforts to develop additional reserves; (ii) depletion of existing reserves through production;
(iii) actual mining experience; and (iv) price forecasts. Grades of ore actually processed from time to time may be different from stated reserve grades because of geologic variation in different areas mined, mining dilution, losses in processing and other factors. Recovery rates vary with the metallurgical and other characteristics and grade of ore processed.

    Neither reserves nor projections of future operations should be interpreted as assurances of the economic life of mineral deposits or of the profitability of future operations.

ENVIRONMENTAL MATTERS

    GENERAL

    Homestake has a policy of conducting extensive environmental audits of its operations in order to minimize the impact of its operations on the environment and to monitor compliance with applicable environmental laws and regulations. A committee of the Homestake Board oversees the establishment and implementation of environmental policy. Environmental audits are conducted on a regular basis with the objective of auditing each operation at least once every three years.

    Homestake has made significant capital expenditures to minimize the effects of its operations on the environment. Capital expenditures primarily are for the purchase or development of environmental monitoring equipment and containment of tailings and waste rock. In 1997, these expenditures totaled approximately US$18 million compared to US$7 million in 1996. Homestake estimates that during 1998 capital expenditures for such purposes will be approximately US$7 million and that during the five years ending December 31, 2002, such capital expenditures will be approximately US$20 million.

    Homestake also incurs significant operating costs in order to protect the environment. Operating costs include current reclamation costs, costs for environmental monitoring and studies to identify and quantify environmental impacts, if any, and accruals for future reclamation expenditures. Such additional costs totaled approximately US$30 million in 1997, compared with approximately US$18 million in 1996, not including related depreciation expense of US$2 million and US$3 million, respectively. Homestake estimates that environmental and related operating and depreciation costs in 1998 will be approximately US$18 million and US$3 million, respectively. The above amounts exclude expenditures related to the Company's discontinued uranium operations.

    Under applicable law and the terms of permits under which Homestake operates, Homestake is required to reclaim land disturbed by its operations. In the mining industry, most reclamation work takes place after mining and related operations terminate. With respect to nonoperating properties, Homestake believes that it has fully provided for all remediation liabilities and for estimated reclamation and site restoration costs. Homestake's provisions are evaluated regularly and adjusted when necessary. At September 30, 1997, Homestake determined that it was necessary to increase the reclamation accruals at certain of its nonoperating properties including the Sante Fe mine in Nevada, the Nickel Plate mine in Canada and the Grants uranium complex in New Mexico to reflect revised estimates, changed conditions and more stringent future reclamation requirements. Accordingly, a charge of US$29.1 million was recorded at that time. In October 1998, Homestake recorded an additional provision for estimated environmental and reclamation costs at the Homestake mine in the amount of US$35 million. Homestake charges reclamation costs incurred in connection with its exploration activities as expenses in the year in which incurred. For mining operations, Homestake provides for final reclamation on a units-of-production basis over the individual operating mine lives. In addition, Homestake has adopted a policy of conducting reclamation concurrently with mining operations where practical. As a result, an increasing amount of reclamation is being conducted simultaneously with mining. At December 31, 1997, Homestake had accrued a total of US$92 million for future reclamation and related costs.


    Homestake's operations are conducted under permits issued by regulatory agencies. Many permits require periodic renewal or review of their conditions. Homestake cannot predict whether it will be able to renew such permits or whether material changes in permit conditions will be imposed.

    RCRA

    The United States Environmental Protection Agency ("EPA") has not yet issued final regulations for management of mining wastes under the United States Resource Conservation and Recovery Act ("RCRA"). The ultimate effects and costs of compliance with RCRA cannot be estimated at this time.

    CERCLA

    The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") imposes heavy liabilities on any person who is responsible for an actual or threatened release of any hazardous substance, including liability for oversight costs incurred by the EPA. Legislative proposals and congressional hearings for CERCLA reauthorization have occurred in 1994 through 1997. CERCLA reauthorization is expected to be enacted in 1998.

    WHITEWOOD CREEK


    Mining companies operating in the Black Hills of South Dakota, including Homestake, placed mine tailings in Whitewood Creek in Western South Dakota beginning in the nineteenth century. Some tailings placed in Whitewood Creek eventually flowed downstream. Placement of mine tailings into Whitewood Creek was authorized by the laws of the United States, the Dakota territory and the State of South Dakota, and Whitewood Creek was later specifically designated by the State of South Dakota as a disposal stream for mine tailings and for the disposal of raw sewage and other municipal waste. Consequently, all mine tailings placed by Homestake in Whitewood Creek were placed there with the consent and encouragement of the State of South Dakota and the United States government and in compliance with applicable laws. In response to changes in legal requirements, Homestake ceased the placement of mine tailings into Whitewood Creek in 1977 and for more than 20 years the Homestake mine has impounded all mine tailings that are not redeposited in the mine.


    In 1983, the EPA designated an 18-mile stretch of Whitewood Creek and adjacent land as a superfund site and placed it on the National Priorities List ("NPL") under CERCLA. The EPA asserted that the discharges of tailings by mining companies, including Homestake, contaminated the soil and stream bed. During the period from 1982 through 1990, extensive studies of the superfund site were conducted at Homestake's expense to identify any public health and environmental issues related to the site and appropriate remedial action. In August 1990, Homestake signed a consent decree with the EPA in UNITED STATES OF AMERICA V. HOMESTAKE MINING COMPANY OF CALIFORNIA, U.S. Dist. Ct., W.D.S.D., Civ. Action

No. 90-5101. Under the consent decree, Homestake conducted remedial work at its expense and also reimbursed the EPA for its oversight costs. Remedial field work was completed in 1993. The decree also provided for the three counties in which the property is located to enact institutional controls which would limit the future use of the property included within the area of the superfund site. Institutional controls were adopted in all three counties. In addition, Homestake offered to purchase all properties along Whitewood Creek that were affected by the institutional controls. Approximately US$3 million has been spent to date to acquire property along Whitewood Creek and the Company estimates that the total cost for purchasing all of the remaining affected property would be an additional US$3 million. These costs are expensed as and when incurred.

    The consent decree was terminated by the court on January 10, 1996. The Whitewood Creek site was deleted from the NPL on August 13, 1996. In the deletion notice, the EPA stated that "EPA, in consultation with the State of South Dakota, have determined that the Site poses no significant threat to public health or the environment." Whitewood Creek now supports a thriving trout fishery and the adjacent area provides significant wildlife habitat for a number of species, as well as water and grazing for cattle and other farm animals.

    In July 1997, Homestake received a letter from the United States Fish and Wildlife Service and the Cheyenne River Sioux Tribe stating that the Department of the Interior intended to file suit against Homestake to recover alleged natural resource damages and assessment costs under CERCLA and the Clean Water Act with respect to alleged releases of hazardous substances at Whitewood Creek. Homestake agreed to a limited waiver of statutes of limitations until November 25, 1997, to facilitate settlement discussion.

    On September 25, 1997 the State of South Dakota filed an action against Homestake, STATE OF SOUTH DAKOTA V. HOMESTAKE MINING COMPANY OF CALIFORNIA, U.S. Dist. Ct., W.D.S.D., Civ. Action No. 97-5078. The action relates to the same general matter which is the subject of the above referenced letter--placement of mine tailings in Whitewood Creek. In the complaint, the State of South Dakota alleged that Homestake disposed of mine tailings in Whitewood Creek and that such disposal resulted in injuries to natural resources in Whitewood Creek and downstream in the Belle Fourche River, the Cheyenne River and Lake Oahe on the Missouri River (the "NRD Site"). The complaint also alleged that the State of South Dakota incurred assessment costs. The State of South Dakota claims that it is a trustee authorized under CERCLA to bring such action. The complaint also contained a pendent state law claim, alleging that the tailings placed in Whitewood Creek constitute a continuing public nuisance in and around the NRD Site downstream from Whitewood Creek. The complaint asks for abatement of the nuisance, damages in an unascertained amount, costs and interest.

    In its answer to the state complaint, Homestake denied that there has been any continuing damage to natural resources or nuisance caused by Homestake as a result of the placement of tailings in Whitewood Creek. Among other defenses, it is also the position of Homestake that as a result of the State of South Dakota's ownership of Whitewood Creek and designation of Whitewood Creek as an authorized disposal site under state authority, the State of South Dakota was and is the owner and operator of the waste disposal facility and is responsible for all past and future damages and any continuing nuisance resulting therefrom. Homestake has also counterclaimed against the State of South Dakota seeking cost recoupment, contribution and indemnity from the State of South Dakota, in its capacity as an owner and operator of a disposal facility, and for expenses previously incurred and to be incurred in the future with respect to Whitewood Creek and downstream areas.

    On November 25, 1997, the United States government and the Cheyenne River Sioux Tribe (the "Federal Trustees") filed an action against Homestake, UNITED STATES OF AMERICA ET AL. V. HOMESTAKE MINING COMPANY OF CALIFORNIA, U.S. Dist. Ct, W.D.S.D., Civ. Action No. 97-5100. This action relates to the matters referenced in the letter described above and which are the subject of the federal cause of action brought by the State of South Dakota, described above, with respect to the NRD Site. The complaint seeks response costs and damages in unspecified amounts, costs and attorneys fees.

    In its answer to the complaint by the Federal Trustees, Homestake denied that there has been any continuing damage to natural resources. Among other defenses, it is also the position of Homestake that the United States government approved and authorized deposit of tailings in Whitewood Creek, including designation of Whitewood Creek as a disposal site under federal authority, and is therefore responsible for any past and future damages, and that the matters at issue have been previously litigated and are the subject of a prior final judgment between Homestake and the United States government. Homestake has also counterclaimed against the Federal Trustees seeking cost recoupment, contribution and indemnity.

    In the opinion of Homestake, there is no basis for the claims by the State of South Dakota or by the federal government and the Cheyenne River Sioux Tribe. Homestake is also of the opinion that it has valid defenses and counterclaims against the State of South Dakota, the United States government and the Cheyenne River Sioux Tribe, as well as potential counterclaims and crossclaims against other governmental entities and agencies, and other persons who participated in ownership and/or operation or otherwise encouraged use of Whitewood Creek as a waste disposal site, who disposed of waste in the NRD Site, or who have owned property or otherwise conducted activity within the NRD Site which may have contributed to any alleged damage. Homestake does not believe that resolution of these matters will have a material adverse effect on its business or financial condition or results of operations.


    Homestake, the State of South Dakota, the Federal Trustees and the Cheyenne River Sioux Tribe are engaged in settlement discussion with respect to these actions. If settlement is not achieved, Homestake intends to vigorously defend these actions and to seek cost recoupment, contribution and indemnity from the State of South Dakota, federal, state and other government entities and agencies, and other persons who participated in ownership and/or operation or otherwise encouraged use of Whitewood Creek as a waste disposal site, who disposed of waste in Whitewood Creek or its receiving waters, or who have owned property or otherwise conducted activities which may have contributed to any alleged damage in the NRD Site.


    GRANTS TAILINGS

    Homestake's closed uranium mill site near Grants, New Mexico is listed on the NPL. The EPA asserted that leachate from the tailings contaminated a shallow aquifer used by some of the residents in adjacent residential subdivisions. Homestake paid the cost of extending the municipal water supply to the subdivisions. Homestake also has operated a water injection and collection system since 1976 that has significantly improved the quality of the aquifer. The estimated costs of continued remediation are included in the accrued reclamation liability. Homestake has settled with the EPA concerning its oversight costs for this site. Homestake signed a Consent Decree with the EPA related to the ground water issues and an Administrative Order on Consent ("AOC") for radon studies of the adjacent subdivisions. The radon studies in the subdivisions determined that there was no contamination or impact. The work required by the Consent Decree and AOC has been completed and both have been terminated.

    Under Nuclear Regulatory Commission ("NRC") regulations, the decommissioning of the uranium mill tailings facilities is in accordance with the provisions of the facility's license. The facility license sets the closure of the two tailings impoundments as 2004 and 2013, subject to extension under certain circumstances. The NRC and EPA signed a Memorandum of Understanding in 1993 which has established the NRC as the oversight and enforcement agency for decommissioning and reclamation of the site. Mill decommissioning was completed in 1994 and final closure of the Grants large tailings site is scheduled for completion in 2003. During 1997, Homestake incurred approximately US$3 million of reclamation expenditures at the Grants facility and an additional US$3.7 million is planned to be expended during 1998.

    Title X of the Energy Policy Act of 1992 (the "Energy Policy Act") and subsequent amendments to the Energy Policy Act authorized appropriations of $335 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for by-product material (primarily tailings) generated by certain licensees as an incident of uranium sales to the federal government. Reimbursement is subject to compliance with regulations of the Department of Energy ("DOE"), which were issued in 1994. Pursuant to the Energy Policy Act, the DOE is responsible for 51.2% of the past and future costs of reclaiming the Grants site in accordance with NRC license requirements. Through June 30, 1998 Homestake has received US$26 million from the DOE and the balance sheet at June 30, 1998 includes an additional receivable of US$6.3 million for the DOE's share of reclamation expenditures made by Homestake through 1997. Homestake believes that its share of the estimated remaining cost of reclaiming the Grants facility is fully provided in the financial statements at December 31, 1997.

    In 1983, the State of New Mexico filed claims against Homestake for natural resource damages resulting from the Grants site. The State has taken no action to pursue the claims.

    LEAD

    Prior to May 1986, Homestake Lead Company of Missouri ("HLCM"), a wholly-owned subsidiary of Homestake, was a joint venturer and partner with subsidiaries of AMAX, Inc. ("AMAX") in the production of lead metal and lead concentrates in Missouri. In May 1986, HLCM acquired AMAX's interest in the Missouri facilities and operations and agreed to assume certain limited liabilities of AMAX in connection with the Missouri facilities. In June 1991, HLCM and AMAX were notified of a potential claim by the Jackson County, Mississippi Port Authority for contamination of soil and water alleged to have resulted from storage and shipment of lead dross at the Port of Pascagoula prior to May 1986. Since that time, a number of other lead producers and former lead producers have also been so notified. The Port of Pascagoula is taking primary responsibility for conducting an investigation of the site, but the Port of Pascagoula also has made claims for reimbursement against customers whose material was stored at and shipped through the site. As a result of subsequent investigations conducted by Homestake and others, Homestake believes that most of the material at the Pascagoula site, as well as the material primarily responsible for any contamination, is lead concentrate. Based on a review of shipping records to date, less than half of the lead concentrate shipped through the Port of Pascagoula was produced and sold for the account of Homestake. The State of Mississippi Department of Environmental Quality is reviewing the investigation efforts and remediation plans that are being developed by the Port Authority. Based on information currently available, Homestake believes the remediation costs should not exceed US$1 million. Homestake's position is that the Port Authority is primarily responsible for the cost of remediation as owner of the property and as lessor with the ability to control the activities of the stevedoring company, and also because the Port Authority contributed to the contamination by moving stored material from a storage building and depositing it on the ground. Homestake believes that any future costs it may incur in connection with this matter will not be material.

    FOREIGN OPERATIONS


    Except for the instances described above in respect of the individual properties, Homestake believes that its foreign operations comply with applicable laws, regulations and permit conditions and has no knowledge of any significant environmental liability or contingent liability resulting from its foreign operations. Homestake expects that environmental constraints in foreign countries will become increasingly strict.

    CUSTOMERS

    Sales to individual customers exceeding 10% of Homestake's consolidated revenues are stated below. Homestake believes that the loss of any of these customers would not have a material adverse impact on Homestake because of the active worldwide market for gold.

                                                                           1997        1996
                                                                        ----------  ----------
                                                                          (US$ IN THOUSANDS)
Customer A............................................................  $  143,000  $  117,000
        B.............................................................     104,500      42,700
        C.............................................................     100,000     129,000
        D.............................................................      96,200     140,400

EMPLOYEES

    The number of full-time employees (excluding contractors' employees) at June 30, 1998 of Homestake and its subsidiaries was:


Homestake mine(1).....................................................................        405
McLaughlin mine.......................................................................        104
Ruby Hill mine........................................................................         92
Santa Fe mine.........................................................................          1
Nickel Plate mine.....................................................................         12
Eskay Creek mine......................................................................        100
Snip mine.............................................................................        167
Plutonic mine.........................................................................        145
Darlot/Centenary mine.................................................................         68
Lawlers mine..........................................................................         62
Agua de la Falda mine(1)..............................................................         46
El Hueso mine.........................................................................          2
United States corporate staff and other...............................................         79
Canada exploration and corporate staff................................................         31
Australian exploration and corporate staff............................................        150
United States exploration staff.......................................................         23
Uranium...............................................................................          8
Chile exploration and corporate staff.................................................         22
                                                                                        ---------
  Total...............................................................................      1,517

    The number of full-time employees (excluding contractors' employees) at June 30, 1998 in jointly-owned operations in which Homestake participates was:

Kalgoorlie Consolidated Gold Mines Pty Ltd(1).........................................        505
Williams Operating Corporation........................................................        598
Round Mountain mine...................................................................        676
Teck-Corona Operating Corporation(1)..................................................        250
Pinson Mining Company.................................................................         84
Marigold Mining Company...............................................................         87
Main Pass 299.........................................................................        139
Mt Morgans mine.......................................................................         32
Peak Hill mine........................................................................         20
                                                                                        ---------
  Total...............................................................................      2,391

------------------------

(1) Operations where a portion of the employees are represented by a labor union.


    Labor relations at all locations are believed to be good. A new five year collective bargaining agreement was signed at Lead in May 1998. The union contract at David Bell will expire in October 1998. Negotiations are underway.


LEGAL PROCEEDINGS

    Certain environmental proceedings in which Homestake or its subsidiaries are or may become parties are discussed under the caption "--Environmental Matters."

    In October 1997, HCI and Prime entered into an agreement with Inmet Mining Corporation ("Inmet") to purchase (HCI as to 51% and Prime as to 49%) the Troilus mine in Quebec for US$110 million plus working capital. In December 1997, HCI and Prime terminated the agreement after determining that, on the basis of due diligence studies, conditions to closing the arrangement would not be satisfied. On February 23, 1998, Inmet filed suit against Prime and HCI in the British Columbia Supreme Court, disputing the termination of the agreement, and alleging that Prime and HCI had breached the agreement. Inmet seeks specific performance or, in the alternative, equitable damages. Prime and Homestake believe that the agreement with Inmet was terminated properly by Prime and HCI and that the action by Inmet is without merit. Prime and Homestake intend to defend this action vigorously.

    Homestake and its subsidiaries are defendants in various legal actions in the ordinary course of business. In the opinion of management, such matters will be resolved without material adverse effect on the Homestake's financial condition, results of operations or cash flow.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared by Homestake to illustrate the estimated effects of the proposed acquisition of the shares of Prime not presently owned by Homestake pursuant to the Arrangement. The Arrangement will be accounted for as a purchase under U.S. GAAP. The Pro Forma Condensed Consolidated Financial Statements include a Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 assuming the Arrangement occurred as of that date, and Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1998 and the year ended December 31, 1997, assuming that the Arrangement occurred as of the beginning of each period.


    If the Arrangement is approved by the Prime Shareholders and the British Columbia Supreme Court, and if the Homestake Stockholders adopt the Restated Certificate, Prime Shareholders (other than HCI) who do not exercise Dissent Rights will have the option to receive 0.74 of a share of Homestake Common Stock or 0.74 of an HCI Exchangeable Share for each Prime Common Share. Each HCI Exchangeable Share is exchangeable at any time for one share of Homestake Common Stock and has essentially the same rights as one share of Homestake Common Stock.



    The Pro Forma Condensed Consolidated Financial Statements are presented utilizing the purchase method of accounting whereby the cost of acquiring the 49.4% of Prime not already owned by Homestake is determined by the value of the shares of Homestake Common Stock issuable in the transaction or in exchange for HCI Exchangeable Shares, plus the direct costs associated with the Arrangement, which are estimated to be approximately US$5 million. All amounts in the Pro Forma Condensed Consolidated Financial Statements are stated in US dollars.



    The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Homestake Consolidated Financial Statements, including the notes thereto, prepared in accordance with U.S. GAAP, which are included in Appendix J to the Supplement, and "Homestake Mining Company-- Significant 1998 Developments." The Pro Forma Condensed Consolidated Financial Statements also include pro forma adjustments which are based on available information and certain assumptions that management of Homestake believes are reasonable in the circumstances. Such pro forma adjustments reflect the effects of the acquisition of all of the Prime Shares not already owned by Homestake for either Homestake Common Stock or HCI Exchangeable Shares. Each HCI Exchangeable Share will have dividend and voting rights equivalent to those of one share of Homestake Common Stock and will be exchangeable for one share of Homestake Common Stock at any time at the option of the holder. Therefore, the value of an HCI Exchangeable Share is expected to be equivalent to the value of a share of Homestake Common Stock and, for the purpose of these Pro Forma Condensed Consolidated Financial Statements, any HCI Exchangeable Shares to be issued have been reflected as shares of Homestake Common Stock.



    THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN IF THE ARRANGEMENT HAD OCCURRED AT THE BEGINNING OF THE PERIODS OR TO PROJECT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                            HOMESTAKE MINING COMPANY
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                (DOLLAR AMOUNTS ARE IN THOUSANDS OF US DOLLARS)

                                                                        HOMESTAKE       PRO FORMA
                                                                        HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                       ------------  ---------------  ------------
                                                      ASSETS

Current assets
  Cash and equivalents...............................................  $    134,219  $    (5,000)(A)  $    129,219
  Short-term investments.............................................       149,699                        149,699
  Receivables........................................................        48,711                         48,711
  Inventories........................................................        83,431                         83,431
  Deferred income and mining taxes...................................        26,465                         26,465
  Other..............................................................         7,669                          7,669
                                                                       ------------  ---------------  ------------
    Total current assets.............................................       450,194       (5,000)          445,194
                                                                       ------------  ---------------  ------------
Property, plant and equipment--net...................................       932,734      350,701(A)      1,283,435
                                                                       ------------  ---------------  ------------

Investments and other assets
  Noncurrent investments.............................................        33,054                         33,054
  Other assets.......................................................        89,479                         89,479
                                                                       ------------  ---------------  ------------
    Total investments and other assets...............................       122,533                        122,533
                                                                       ------------  ---------------  ------------
                                                                       $  1,505,461  $   345,701      $  1,851,162
                                                                       ------------  ---------------  ------------
                                                                       ------------  ---------------  ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities..................................................  $    142,436                   $    142,436
                                                                       ------------                   ------------
Long-term liabilities
  Long-term debt.....................................................       356,069                        356,069
  Other long-term obligations........................................       143,871                        143,871
                                                                       ------------                   ------------
    Total long-term liabilities......................................       499,940                        499,940
                                                                       ------------                   ------------
Deferred income and mining taxes.....................................       146,105  $   115,647(A)        261,752
                                                                       ------------  ---------------  ------------
Minority interests in consolidated subsidiaries......................       112,232      (99,946)(A)        12,286
                                                                       ------------  ---------------  ------------
Shareholders' equity.................................................       604,748      330,000(A)        934,748
                                                                       ------------  ---------------  ------------
                                                                       $  1,505,461  $   345,701      $  1,851,162
                                                                       ------------  ---------------  ------------
                                                                       ------------  ---------------  ------------

------------------------

(A) Assuming the issuance of 27,811,000 shares of Homestake Common Stock valued at $330,000 plus acquisition and related costs of $5,000, to reflect the acquisition of the 37,583,000 Prime Common Shares that Homestake does not presently own. Accordingly, the total pro forma acquisition cost is $335,000 compared to the book value for the Prime minority interests of $99,946. As discussed below, it is Homestake's opinion that substantially all of the purchase price in excess of the net book value of the Prime minority interests is attributable to the Eskay Creek mineral property interests held by

    Prime. The excess purchase price paid over the net book value of assets acquired and related deferred taxes is allocated as follows:

Total Purchase Price.............................................  $ 335,000
Net Book Value of Prime Minority Interests at June 30, 1998......     99,946
                                                                   ---------
Excess of Purchase Price Paid over Net Book Value of Assets
  Acquired Attributed to Eskay Creek Mineral Properties..........    235,054

Increase in Eskay Creek Mineral Properties Due to the Recognition
  of the Deferred Tax Consequences of Differences Between the
  Assigned Values and Tax Bases of the Net Assets Acquired.......    115,647
                                                                   ---------
Total Increase in Property, Plant and Equipment..................    350,701

Increase in Deferred Taxes.......................................   (115,647)
                                                                   ---------
Excess of Purchase Price Paid over Net Book Value of Assets
  Acquired.......................................................  $ 235,054
                                                                   ---------
                                                                   ---------

    With the exception of property, plant and equipment, the assets and liabilities of Prime included in Homestake's consolidated financial statements consist primarily of working capital items, the carrying values of which are substantially at fair market value. Homestake has allocated the excess purchase price to the Eskay Creek mineral properties. Homestake made this allocation based on the analysis undertaken in connection with its decision to acquire the additional 49.4% of Prime, Homestake's experience in ownership and operation at Eskay Creek and other mines, and the history of the Eskay Creek property and the identification and development of mineral deposits and their conversion to ore reserves. This analysis indicated that $50,000 ($74,600 including the increase related to deferred taxes) of the purchase price allocated to mineral properties is attributable to Eskay Creek mineral exploration properties and the remainder is attributable to Eskay Creek reserves.

    The final allocation of the purchase price will be made when the Arrangement is completed and when Homestake completes its annual detailed analysis of reserves as of December 31, 1998. However, management does not expect the final actual allocation of the purchase price to be materially different from the pro forma balance sheet.

                            HOMESTAKE MINING COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

   (DOLLAR AMOUNTS ARE IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                           HOMESTAKE      PRO FORMA
                                                                          HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                          -----------  ---------------  -----------
Revenues
  Product sales.........................................................   $ 416,824                     $ 416,824
  Interest income.......................................................       9,477   $     (150)(A)        9,327
  Other income..........................................................     (14,799)                      (14,799)
                                                                          -----------  ---------------  -----------
                                                                             411,502         (150)         411,352
                                                                          -----------  ---------------  -----------
Costs and Expenses
  Production costs......................................................     278,306                       278,306
  Depreciation, depletion and amortization..............................      73,492       19,448(B)        92,940
  Administrative and general expense....................................      23,837                        23,837
  Exploration expense...................................................      21,806                        21,806
  Interest expense......................................................      10,328                        10,328
  Write-downs and other unusual charges.................................      11,784                        11,784
  Business combination and integration costs............................      20,710                        20,710
  Other expense.........................................................         798                           798
                                                                          -----------  ---------------  -----------
                                                                             441,061       19,448          460,509
                                                                          -----------  ---------------  -----------

Loss Before Taxes and Minority Interests................................     (29,559)     (19,598)         (49,157)
Income and Mining Taxes.................................................      (2,342)       6,443(C)         4,101
Minority Interests......................................................      (5,616)       7,084(D)         1,468
                                                                          -----------  ---------------  -----------
Net Loss................................................................   $ (37,517)  $   (6,071)       $ (43,588)
                                                                          -----------  ---------------  -----------
                                                                          -----------  ---------------  -----------
Net Loss Per Share--Basic and Diluted...................................   $   (0.18)                    $   (0.18)
                                                                          -----------                   -----------
                                                                          -----------                   -----------
Average Shares Used in the Computation (thousands)......................     210,860       27,811          238,671
                                                                          -----------  ---------------  -----------
                                                                          -----------  ---------------  -----------

------------------------

(A) To eliminate interest income, based on an average earnings rate of approximately 6% per annum, in respect of the assumed cash component of the Prime purchase price in the amount of $5,000.

(B) To record amortization of the excess purchase price paid over the net book value of assets acquired, using the units-of-production method, as follows:

            (TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER OUNCE AMOUNT)

1)         Excess purchase price allocated to proven and probable
           reserves.......................................................  $ 276,101
                                                                            ---------
2)         Estimate of equivalent payable ounces of gold based on the estimate of 4,051 equivalent ounces contained in Eskay Creek
           reserves and an estimated recovery rate of 95%.................      3,848
                                                                            ---------
3)         Estimate of recoverable ounces attributed to minority interests
           (49.4% of (2)).................................................      1,901
                                                                            ---------
4)         Amortization rate per ounce ((1) divided by (3))...............  $  145.24
5)         Equivalent ounces of gold produced at Eskay Creek during the
           six months ended June 30, 1998.................................      271.1
                                                                            ---------
6)         Minority interests' share of year-to-date June 1998 Eskay Creek
           gold production (49.4% of (5)).................................      133.9
                                                                            ---------
7)         Pro forma amortization adjustment ((4) times (6))..............  $  19,448

(C) To record the tax effects of adjustments (A) and (B) above.

(D) To eliminate the minority interests' share of Prime's earnings.

                            HOMESTAKE MINING COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

   (DOLLAR AMOUNTS ARE IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                          HOMESTAKE     PRO FORMA
                                                                          HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                         ------------  -----------  ------------
Revenues
  Product sales........................................................  $    890,449               $    890,449
  Interest income......................................................        17,320   $    (300)(A)       17,020
  Gain on termination of Santa Fe merger...............................        62,925                     62,925
  Other income.........................................................           721                        721
                                                                         ------------  -----------  ------------
                                                                              971,415        (300)       971,115
                                                                         ------------  -----------  ------------
Costs and Expenses
  Production costs.....................................................       627,639                    627,639
  Depreciation, depletion and amortization.............................       162,781      29,934(B)      192,715
  Administrative and general expense...................................        48,905                     48,905
  Exploration expense..................................................        65,238                     65,238
  Interest expense.....................................................        20,756                     20,756
  Write-downs and other unusual charges................................       285,315                    285,315
  Other expense........................................................         6,836                      6,836
                                                                         ------------  -----------  ------------
                                                                            1,217,470      29,934      1,247,404
                                                                         ------------  -----------  ------------

Loss Before Taxes and Minority Interests...............................      (246,055)    (30,234)      (276,289)
Income and Mining Taxes................................................        19,458       9,931(C)       29,389
Minority Interests.....................................................        (4,009)     11,756(D)        7,747
                                                                         ------------  -----------  ------------
Net Loss...............................................................  $   (230,606)  $  (8,547)  $   (239,153)
                                                                         ------------  -----------  ------------
                                                                         ------------  -----------  ------------
Net Loss Per Share--Basic and Diluted..................................  $      (1.10)              $      (1.00)
                                                                         ------------               ------------
                                                                         ------------               ------------
Average Shares Used in the Computation (thousands).....................       210,537      27,811        238,348
                                                                         ------------  -----------  ------------
                                                                         ------------  -----------  ------------

------------------------

(A) To eliminate interest income, based on an average earnings rate of approximately 6% per annum, in respect of the assumed cash component of the Prime purchase price in the amount of $5,000.

(B) To record amortization of the excess purchase price paid over the net book value of assets acquired, using the units-of-production method, as follows:

            (TABULAR AMOUNTS ARE IN THOUSANDS, EXCEPT PER OUNCE AMOUNT)

1)         Excess purchase price allocated to proven and probable
             reserves....................................................  $ 276,101
                                                                           ---------
2)         Estimate of equivalent payable ounces of gold based on the estimate of 4,051 equivalent ounces contained in Eskay Creek
             reserves and an estimated recovery rate of 95%..............      3,848
                                                                           ---------
3)         Estimate of recoverable ounces attributed to minority
             interests (49.4% of (2))....................................      1,901
                                                                           ---------
4)         Amortization rate per ounce ((1) divided by (3))..............  $  145.24
5)         Equivalent ounces of gold produced at Eskay Creek during
             1997........................................................      417.3
6)         Minority interests' share of 1997 Eskay Creek gold production
             (49.4% of (5))..............................................      206.1
                                                                           ---------
7)         Pro forma amortization adjustment ((4) times (6)).............  $  29,934

(C) To record the tax effects of adjustments (A) and (B) above.

(D) To eliminate the minority interests' share of Prime's earnings.

                           COMPARATIVE PER SHARE DATA

    The following table presents Homestake's and Prime's historical per share data and Homestake's pro forma per share data for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma data gives effect to the Arrangement and accounts for the Arrangement as a purchase, based upon the Prime Financial Statements, the Homestake Consolidated Financial Statements and the Unaudited Pro Forma Condensed Consolidated Financial Statements.


    The information presented below should be read in conjunction with (i) the Prime Financial Statements, including the notes thereto, which are set forth in Appendix I, (ii) the Homestake Consolidated Financial Statements, including the notes thereto, which are set forth in Appendix J, (iii) the Unaudited Pro Forma Condensed Consolidated Financial Statements, which are included elsewhere in this Supplement, and (iv) "Homestake Mining Company--Significant 1998 Developments."


                                                                                  FOR THE               FOR THE
                                                                             SIX MONTHS ENDED         YEAR ENDED
                                                                               JUNE 30, 1998       DECEMBER 31, 1997
                                                                           ---------------------  -------------------
HISTORICAL:
  Per share of Homestake Common Stock:
  (Prepared in accordance with U.S. GAAP; amounts in US dollars)
    Book value(1)........................................................        $    2.86             $    3.24
    Cash dividends.......................................................             0.05                  0.15
    Net loss(2)..........................................................            (0.18)                (1.10)
  Per Prime Common Share:
  (Prepared in accordance with Canadian GAAP; amounts in Canadian dollars)
    Book value(1)........................................................        $    4.34             $    4.12
    Cash dividends.......................................................             0.04                  0.08
    Net income(2)........................................................             0.26                  0.40
  Per Prime Common Share:
  (Prepared in accordance with U.S. GAAP; amounts in Canadian dollars)
    Book value(1)........................................................        $    3.91             $    3.67
    Cash dividends.......................................................             0.04                  0.08
    Net income(2)........................................................             0.27                  0.43

PRO FORMA:
  Per share of Homestake Common Stock:
  (Prepared in accordance with U.S. GAAP; amounts in US dollars)
    Book value(1)........................................................        $    3.91             $    4.25
    Cash dividends.......................................................             0.05                  0.15
    Net loss(2)..........................................................            (0.18)                (1.00)
  Per Prime Common Share equivalent(3)
  (Prepared in accordance with U.S. GAAP; amounts in US dollars)
    Book value(1)........................................................        $    2.89             $    3.14
    Cash dividends.......................................................             0.04                  0.11
    Net loss(2)..........................................................            (0.13)                (0.74)

--------------------------

(1) Book value per share is shareholders' equity divided by common shares outstanding at June 30, 1998 and December 31, 1997.

(2) Basic and diluted earnings per share.

(3) Pro forma per Prime Common Share equivalent information reflects the pro forma per share of Homestake Common Stock amount multiplied by the Exchange Ratio of 0.74 shares of Homestake Common Stock for each Prime Common Share.

                              HOMESTAKE MANAGEMENT

DIRECTORS

    The following persons are the directors of Homestake and are expected to serve as directors of Homestake following the Effective Date.


                                AGE AT SEPTEMBER     DIRECTOR
DIRECTOR                            30, 1998           SINCE                     BIOGRAPHICAL INFORMATION
-----------------------------  -------------------  -----------  ---------------------------------------------------------
Gerhard Ammann (1)...........              54             1998   Mr. Ammann, a chartered accountant, has been a partner
                                                                 with Mandataria Revision, Ltd. (consulting firm) since
                                                                 1988.


M. Norman Anderson........             67            1992   Mr. Anderson is President of Norman Anderson &
                                                            Associates Ltd (mining consultants). Mr. Anderson
                                                            was a director of HCI from 1987 to 1993, and was
                                                            the Chairman of the Board of Directors of HCI from
                                                            February 1991 to July 1992, when Homestake acquired
                                                            the outstanding voting shares of HCI. He is a
                                                            director of Prime, Solv-ex Corporation (tar sands
                                                            processing), Finning International (construction
                                                            equipment sales and service), Buenaventura S.A.
                                                            (gold and silver mining) and The Toronto Dominion
                                                            Bank.

Richard R. Burt...........             51            1997   Mr. Burt has been the Chairman of IEP Advisors,
                                                            Inc. (strategic and financial advisory services)
                                                            since June 1993. He is also Chairman of Powerhouse
                                                            Technologies, Inc. (gaming software design) and
                                                            Weirton Steel Company (integrated steel producer).
                                                            From April 1991 to June 1993, he was a partner in
                                                            McKinsey & Company (management consultants). Mr.
                                                            Burt was the United States Ambassador to the
                                                            Federal Republic of Germany from 1985 to 1989. He
                                                            is a director of Archer Daniels Midland Company
                                                            (processing and sales of agricultural commodities)
                                                            and Hollinger International Inc. (publishing).

Robert H. Clark, Jr.......             57            1984   Mr. Clark has been Chief Executive Officer since
                                                            1993, President since 1983, and a director since
                                                            1968, of Case, Pomeroy & Company, Inc. (mining, oil
                                                            and gas, real estate). Mr. Clark is a director of
                                                            FINOVA Group Inc. (financial services).

--------------------------

(1) Mr. Ammann was proposed as a director by August von Finck, Homestake's largest stockholder, and was elected to the Homestake Board on September 25, 1998.

                            AGE AT SEPTEMBER    DIRECTOR
DIRECTOR                        30, 1998          SINCE                  BIOGRAPHICAL INFORMATION
--------------------------  -----------------  -----------  ---------------------------------------------------
G. Robert Durham.............              69             1990   In May 1996, Mr. Durham retired as Chairman of the Board,
                                                                 Chief Executive Officer and a director of Walter
                                                                 Industries, Inc. (building materials, home building,
                                                                 mortgage financing and natural resources development). He
                                                                 was Chief Executive Officer and a director of Walter
                                                                 Industries, Inc. from June 1991, and Chairman from
                                                                 October 1995, until his retirement. He was also President
                                                                 from June 1991 until October 1995. Mr. Durham was
                                                                 Chairman of the Board and President of Phelps Dodge
                                                                 Corporation (mining) from 1987 to 1989 and President and
                                                                 Chief Operating Officer from 1985 to 1987, and he held
                                                                 other executive positions with Phelps Dodge Corporation
                                                                 or affiliated corporations beginning in 1977. He is a
                                                                 director of FINOVA Group Inc. (financial services), and
                                                                 Amphenol Corp. (manufacturer of electronic connectors and
                                                                 coaxial cables), and a trustee of Mutual Life Insurance
                                                                 Company of New York.

Douglas W. Fuerstenau........              69             1977   Mr. Fuerstenau has been a Professor of Metallurgy,
                                                                 Department of Materials Science and Mineral Engineering,
                                                                 University of California, Berkeley from 1959 to 1992. He
                                                                 was P. Malozemoff Professor of Mineral Engineering from
                                                                 1987 to 1993, and has been a professor emeritus since
                                                                 1993 and has been a professor in the Graduate School
                                                                 since July 1994.

Paul McClintock..............              49             1998   Mr. McClintock has been a director of McClintock
                                                                 Associates Pty. Limited (investment banking) since 1985.
                                                                 He was the chairman of Plutonic from 1996 until April
                                                                 1998, when Homestake acquired Plutonic. He is a director
                                                                 of Ashton Mining Limited (diamond mining) and Tower
                                                                 Australia Limited (life insurance and financial
                                                                 services).

John Neerhout, Jr............              67             1989   Mr. Neerhout has been the Managing Director of Union
                                                                 Railways Limited (rail transportation) since April 1997,
                                                                 and a director of London and Continental Railways Ltd.
                                                                 since March 1997. He has been a director of The Energy
                                                                 Group PLC (gas and coal production, power generation and
                                                                 sales) since February 1997. Mr. Neerhout retired as
                                                                 Executive Vice President of Bechtel Group Inc.
                                                                 (engineering and construction) in October 1996, a
                                                                 position he held since 1986. Mr. Neerhout was also a
                                                                 director of and held executive positions with Bechtel
                                                                 Group Inc. and other of its affiliated companies prior to
                                                                 his retirement.

                                AGE AT SEPTEMBER     DIRECTOR
DIRECTOR                            30, 1998           SINCE                     BIOGRAPHICAL INFORMATION
-----------------------------  -------------------  -----------  ---------------------------------------------------------
Peter J. Neff................              59             1998   Mr. Neff currently serves as a consultant to Rhone-
                                                                 Poulenc Inc. (chemicals and pharmaceuticals). He joined
                                                                 Rhone-Poulenc in 1987 as President and Chief Operating
                                                                 Officer and was elected Chief Executive Officer in 1991
                                                                 and served as President and Chief Executive Officer until
                                                                 his retirement in December 1997. Mr. Neff is a director
                                                                 of UST Inc. (tobacco and wine manufacturer and
                                                                 distributor) and Envirogen, Inc. (environmental services)
                                                                 and is Chairman of the Board of Trustees of Rider
                                                                 University.

Stuart T. Peeler.............              68             1981   Mr. Peeler has been a petroleum industry consultant since
                                                                 1989. From 1982 until 1988 he was Chairman of the Board
                                                                 and Chief Executive Officer of Statex Petroleum, Inc.
                                                                 (oil and gas production). He is a director of CalMat
                                                                 Company (aggregates, asphalt, and property development),
                                                                 Chieftain International, Inc. (oil and gas exploration
                                                                 and production) and Chieftain International Funding Corp.
                                                                 (financial services).

Carol A. Rae.................              52             1995   Ms. Rae has been the President and Chief Executive
                                                                 Officer of Integrated Media and Marketing, LLC (producer
                                                                 of educational video and multimedia products) since 1995,
                                                                 and the President of MedVal Technologies International,
                                                                 Inc. (manufacturer of orthopedic splints) since 1984. She
                                                                 has been a member of the Board of Directors of the U.S.
                                                                 Chamber of Commerce since 1994. She was Senior Vice
                                                                 President and General Manager of the Refractive Division
                                                                 of Chiron Vision Corporation (manufacturer of ophthalmic
                                                                 intraocular lenses) from 1994 until 1995 and Senior Vice
                                                                 President of Government Affairs of Chiron Vision from
                                                                 1995 until 1997. She was President and Chief Executive
                                                                 Officer of Magnum Diamond Corporation (manufacturer of
                                                                 surgical instruments) from 1989 to 1995.

Jack E. Thompson.............              48             1994   Mr. Thompson has been the Chairman since July 1998, the
                                                                 Chief Executive Officer since May 1996, and President and
                                                                 a director of Homestake since August 1994. He was
                                                                 Executive Vice President--Canada of Homestake and
                                                                 President and Chief Executive Officer of Prime and HCI
                                                                 from July 1992 until August 1994. He was President of
                                                                 Homestake Mineral Development Company and of North
                                                                 American Metals Corp. (gold mining) from 1988 until 1992.

Jeffrey L. Zelms.............              54             1997   Mr. Zelms has been the President since 1986 and the Chief
                                                                 Executive Officer since 1992 of the Doe Run Company
                                                                 (lead, zinc and copper mining, lead fabrication and
                                                                 recycling). He is a director of the Phoenix Textile
                                                                 Corporation (linen supplier for the health industry).

EXECUTIVE OFFICERS

    The executive officers of Homestake, their ages at September 30, 1998, their business experiences and principal occupations during the last five years and their business backgrounds are as follows. All are expected to be the executive officers of Homestake following the Effective Date.

    Jack E. Thompson--Chairman since July 1998, Chief Executive Officer since May 1996 and President since August 1994, age 48. He was Chief Operating Officer of Homestake from August 1994 until May 1996, and from August 1994 to June 1995, he was also Chairman of Prime. He was Executive Vice President, Canada of Homestake and President of Prime from 1992 through August 1994. He also was President of North American Metals Corp. from 1988 until 1993. He is a mining engineer with over 27 years of experience in mining and mine management.

    Gene G. Elam--Vice President, Finance and Chief Financial Officer since September 1990, age 59. Before joining Homestake, he was Senior Vice President, Administrative Services of Pacific Gas and Electric Company from April 1989 through August 1990, and Vice President and Controller of Pacific Gas and Electric Company from January 1987 to March 1989. He was President and Chief Executive Officer of The Pacific Lumber Company from 1982 to 1986, President in 1980 and 1981, and Chief Financial Officer from 1972 until 1980. He is a certified public accountant with over 36 years of experience in accounting and finance.

    Lee A. Graber--Vice President, Corporate Development since 1983, age 51. From 1980 to 1983, he was Manager, Corporate Development and Planning. He has over 27 years of experience in finance and corporate development.

    Wayne Kirk--Vice President, General Counsel and Secretary since September 1992, age 55. He was a partner in Thelen, Marrin, Johnson & Bridges from 1976 to 1992. He has practiced law for more than 29 years.

    Gregory A. Lang--Vice President, U.S. and International Operations since August 1998, age 43. He was Vice President, Development from March 1997 until August 1998. He was Vice President of Homestake International Minerals Limited from June 1996 until March 1997, and was General Manager, Project Development from January 1996 until June 1996 as well as General Manager of the Ruby Hill project from October 1994 through June 1996. He was General Manager of the Nickel Plate mine from 1993 until October 1994. He joined Homestake in 1992 as Resident Manager of the Santa Fe mine, a position he had held with International Corona Corporation since 1988. He is a mining engineer with over 20 years of experience in mining and mine management.

    Gillyeard J. Leathley--Senior Vice President, Operations since July 1997, age 61. He was acting President and Chief Executive Officer of Prime from February until April 1998. He was Vice President, Operations of Homestake from May 1995 until July 1997. He joined Homestake in 1992 as Vice President, Canadian Operations. Prior to joining Homestake, he was Senior Vice President, Operations for International Corona Corporation from 1986 to September 1992. He has over 40 years of experience in mining and mine management.

    Donald W. T. Lewis--Vice President, Evaluations since March 1997, age 40. He was Director, North American Exploration/Evaluations from January 1996 until March 1997. He joined Homestake in 1992 as Director, Project Generation. Prior to joining Homestake he was Exploration Manager--Western Canada for International Corona Corporation from 1989 until 1992. He is a geologist with more than 18 years of professional experience.

    William F. Lindqvist--Vice President, Exploration since August 1995, age 56. He rejoined Homestake from Newcrest Mining Company, where he was Executive General Manager, Exploration. He was Vice President, Exploration at Homestake from 1990 to 1992. He is a geologist with more than 27 years of professional experience.


    Stephen A. Orr--Vice President, Investor Relations since August 1998, age
43. He was Vice President, U.S. Operations from December 1996 until August 1998, General Manager of the Homestake mine from January 1995 until December 1996, and Operations Manager of the Homestake mine from 1993 to 1995 and Manager, Mine Engineering of the Homestake mine from 1992 to 1993. He was a Financial Analyst in the Corporate Finance Department from 1990 to 1992. He has been with Homestake since 1981 and has over 20 years of experience in mining and mine management.

    David W. Peat--Vice President and Controller since December 1995, age 46. He was Controller of Homestake from 1992 through November 1995. Prior to joining Homestake in 1992, he was Vice President, Controller for International Corona Corporation. He is a chartered accountant with over 21 years of accounting and finance experience.

    Walter T. Segsworth--Vice President, Canada since April 1998, age 49. He also has been President and Chief Executive Officer of HCI and President, Chief Executive Officer and Director of Prime since April 1998. Prior to joining Homestake and Prime, he was President, Chief Executive Officer and director of Westmin Resources Limited in Vancouver until it was acquired in early 1998. Before joining Westmin in 1990 he was employed by Noranda Limited in a number of positions of increasing responsibility. He is a mining engineer with more than 25 years of professional experience.


    Richard A. Tastula--Vice President, Australia since August 1995, age 55. He has been Managing Director of Homestake Gold of Australia Limited since 1993, and was Director of Operations from 1991 to 1993. For 23 years prior to that time, he held various positions with Western Mining Corporation. He became Managing Director of Plutonic in April 1998 when Homestake acquired Plutonic. He also became Managing Director of Lachlan Resources NL, 81% owned by Homestake, in May 1998. He has over 32 years of experience in mining and mine management.


    Michael L. Carroll--Treasurer since April 1997, age 45. He has been with Homestake since 1991, originally as Director of Taxes. Prior to joining Homestake he was Assistant Vice President of Bond International Gold Inc. Before joining Bond, he was Director of Taxes for St. Joe Minerals Corporation. He has over 20 years of accounting, finance and tax experience.

                        HOMESTAKE EXECUTIVE COMPENSATION

     ALL DOLLAR AMOUNTS IN THIS SECTION ARE IN US DOLLARS, UNLESS OTHERWISE
                                   INDICATED.

COMPENSATION OF DIRECTORS

    An Outside Director currently receives an annual cash retainer of $16,000, and each Outside Director who is chairman of a committee of the Homestake Board receives an additional annual cash retainer of $2,000. The Homestake Board recently amended the directors' compensation program to increase meeting attendance fees to $1,000 for each Homestake Board and committee meeting. Attendance fees are payable to Outside Directors and also to employee directors. The Homestake Board recently also approved an additional fee of $1,500 payable each time an Outside Director who is resident on another continent travels to North America to attend Homestake Board or committee meetings.

    Outside Directors are entitled to defer compensation under Homestake's Deferred Compensation Plan in an amount not less than $2,000 per year nor more than 100% of compensation for the year. Amounts deferred are credited with interest in an amount equivalent to (i) 120% of the monthly Moody's Corporate Bond Yield Average as published by Moody's Investors Service, Inc. and (ii) such additional amount as the Compensation Committee of the Homestake Board determines to be appropriate.

    Under the Homestake Stock Option and Share Rights Plan--1996 (the "1996 Plan"), share rights automatically are granted to Outside Directors. For each year that the 1996 Plan is in effect, on the eighth business day after Homestake's annual earnings for the preceding year are released, each Outside Director in office on that date is granted share rights entitling him or her to receive Homestake Common Stock for no consideration, which stock is distributable on the date he or she ceases to serve as a director. The number of shares covered by each annual share rights grant is calculated by dividing 10 percent of the compensation received for services as a director of Homestake for the preceding calendar year by the average fair market value of one share of Homestake Common Stock for the third through seventh business day following release of Homestake's earnings for the preceding calendar year. Share rights are canceled if an individual ceases to serve as a director within three years of the date of grant other than by reason of death, disability, retirement at mandatory retirement age for directors, or termination within one year following a Change of Control as defined in the 1996 Plan. For 1997, a total of 3,775 share rights were granted under the 1996 Plan. No director was credited with more than 493 share rights for 1997.

    Homestake has a retirement plan for qualifying Outside Directors ("Directors' Retirement Plan"). Under the Directors' Retirement Plan, Outside Directors who do not have a fully vested interest under any tax-qualified Homestake retirement plan are eligible to receive benefits. The retirement benefit payable is an amount equal to the annual retainer payable to Outside Directors at the date of retirement (presently $16,000 per year) multiplied by the number of years such retiring director was a qualifying Outside Director. The retirement benefit is payable in monthly installments over the number of months the retiring Outside Director served as a qualifying Outside Director, beginning on the later of retirement or attaining age 70 (later of retirement or age 65 in the case of a qualifying Outside Director who has served at least 10 years). Benefits payable to a participant who dies prior to completion of payout are payable to the participant's spouse.


    In addition, subject to the approval of the Homestake Stockholders, the Homestake Board has adopted the 1998 Outside Directors' Stock Compensation Plan (the "Plan"). Under the Plan, the annual retainer payable to Outside Directors will be paid 50% in cash and 50% in Homestake Common Stock. An Outside Director may elect to take some or all of the cash portion of the retainer in Homestake Common Stock and will receive an additional 25% increase in the number of shares of Homestake Common Stock payable in lieu of the cash portion of the retainer. The Plan also provides for a one-time share rights grant of 2,000 shares of Homestake Common Stock when an Outside Director joins the Homestake Board, and an annual share rights grant of 1,000 shares to Outside Directors. Once the Plan is effective, no additional share rights may be granted under the 1996 Plan. The Plan provides for the issuance of a maximum of 250,000 shares of Homestake Common Stock.


    Prime pays directors who are not employees of Homestake or its subsidiaries an annual retainer of C$10,000 per year, C$1,000 for each meeting of the Prime Board or any committee which they attend in person, and C$750 for telephone meetings. Prime pays directors who are employees of Homestake or its subsidiaries C$1,000 for meetings attended in person and C$750 for telephone meetings. M. Norman Anderson, an Outside Director of Homestake and Prime, received C$21,500 in directors fees from Prime for 1997.

    In May 1996, upon Harry M. Conger's retirement as Chief Executive Officer of Homestake, Homestake entered into a consulting agreement with Mr. Conger under which he agreed to act as a consultant to the Board and the Chief Executive Officer of Homestake for one year, subject to renewal for an additional year. The consulting agreement was renewed in 1997 at the request of Homestake for an additional year. Mr. Conger agreed to provide at least 500 hours of consulting services, including continuing to act as a director and nonexecutive Chairman of the Board. Mr. Conger was paid a total of $150,000 per year, which was in lieu of any other payments, including directors fees, that would otherwise have been payable to him for his services as a director. Homestake also agreed to provide Mr. Conger office facilities. For the year 1997, Mr. Conger received a total of $151,500 in compensation ($1,500 was 1996 compensation paid to Mr. Conger in 1997) and $20,945 in office facilities expense reimbursement. Mr. Conger retired as a director in July 1998 and this consulting agreement was terminated.

    In July 1992, Homestake entered into a consulting agreement with Stuart T. Peeler under which Mr. Peeler provides advisory services to Homestake with respect to its investment in the Main Pass 299 oil and sulphur project in the Gulf of Mexico. The agreement is terminable by either party on 30 days' notice. Mr. Peeler receives compensation at a rate of $1,000 for each day of service under the agreement. For 1997, Homestake paid $11,844 to Mr. Peeler under the agreement.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table discloses, for the years indicated, compensation received by Homestake's executive officers named therein (the "Named Executive Officers") for the fiscal years ended December 31, 1997, 1996 and 1995. Such officers served as Chief Executive Officer or were among the four most highly compensated executive officers (other than the Chief Executive Officer) for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                                   -----------------------------------------
                                                                                            AWARDS
                                                    ANNUAL COMPENSATION            ------------------------      PAYOUTS
                                          ---------------------------------------  RESTRICTED   SECURITIES   ---------------
          NAME AND                                                OTHER ANNUAL     STOCK AWARD  UNDERLYING        LTIP
     PRINCIPAL POSITION          YEAR      SALARY      BONUS     COMPENSATION(1)     ($)(2)     OPTIONS(#)     PAYOUTS ($)
-----------------------------  ---------  ---------  ---------  -----------------  -----------  -----------  ---------------
Jack E. Thompson.............       1997  $ 475,000  $ 142,500      $  18,778(4)    $ 475,950(5)    133,400     $       0
  President and Chief                                                                 136,810(7)
  Executive Officer(3)                                                                213,738(8)
                                    1996    422,452    225,000         25,212(9)                    56,100              0
                                    1995    336,000     68,000         29,146(10)                   31,100              0

Gene G. Elam.................       1997    283,000     98,900          5,213(11)     178,125(5)     57,100             0
  Vice President, Finance and                                                          44,250(7)
  Chief Financial Officer                                                              22,501(8)
                                    1996    272,000     95,700         24,167(13)                   17,900              0
                                    1995    261,000     41,000          8,150(14)                   16,100              0

Wayne Kirk...................       1997    354,000    138,700          5,076(15)     223,725(5)     71,300             0
  Vice President, General                                                              31,738(7)
  Counsel and Corporate                                                                15,000(8)
  Secretary
                                    1996    340,000    121,400          1,110(17)                   22,300              0
                                    1995    326,000     52,000              0                       20,100              0

Gillyeard J. Leathley........       1997    223,606     76,800         19,556(19)     136,800(5)     43,600             0
  Senior Vice President,                                                               14,371(7)
  Operations(18)                                                                       45,000(8)
                                    1996    208,000     71,700         18,995(21)                   15,400              0
                                    1995    198,088     30,000         49,571(22)                   21,500              0

William F. Lindqvist.........       1997    233,000     93,800         13,615(24)     146,775(5)     47,000             0
  Vice President,                   1996    224,000     77,300         19,731(26)                   16,500              0
  Exploration(23)                   1995     91,667     12,000        125,525(27)                   30,000              0


          NAME AND               ALL OTHER
     PRINCIPAL POSITION        COMPENSATION
-----------------------------  -------------
Jack E. Thompson.............    $  15,874(6)
  President and Chief
  Executive Officer(3)
                                    12,044
                                     9,174
Gene G. Elam.................       13,906(12)
  Vice President, Finance and
  Chief Financial Officer
                                    11,546
                                     9,010
Wayne Kirk...................       12,790(16)
  Vice President, General
  Counsel and Corporate
  Secretary
                                    10,908
                                     9,010
Gillyeard J. Leathley........       14,975(20)
  Senior Vice President,
  Operations(18)
                                    10,438
                                    10,655
William F. Lindqvist.........       13,926(25)
  Vice President,                   10,916
  Exploration(23)                    3,663

------------------------

 (1) In accordance with the rules of the SEC, Homestake is not required to report the value of personal benefits for any year unless the aggregate dollar value exceeds the lesser of 10 percent of the executive officer's salary and bonus or $50,000.

 (2) In March 1997, the Compensation Committee adopted three restricted stock programs (described in notes 5, 7 and 8 below) for the members of Homestake's senior management as a further means of aligning management's long-term interests with the interests of Homestake's shareholders, as a means of providing additional incentives and to encourage members of senior management to increase their ownership in Homestake and to remain with Homestake.

 (3) Mr. Thompson served as President and Chief Operating Officer until May 1996, when he was appointed President and Chief Executive Officer.

 (4)  Consists of $1,178 (financial planning) and $17,600 (directors' fees).

 (5) Value at date of grant of restricted stock granted under the Performance Based Program. Under the Performance Based Program, the Compensation Committee grants restricted stock to members of the senior management which vest over time and which vest depending on achievement of performance goals over the life of the Performance Based Stock Rights. The employees must continue to be employed on the vesting date.

 (6) Consists of $9,500 (matching contribution to savings plan), $2,223 (imputed income on split dollar life insurance), $2,254 (tax gross-up related to split dollar life insurance), $838 (reimbursement for spousal travel, expense and tax gross-up) and $1,059 (above market component of interest paid on deferred compensation plan).

 (7) Value at date of grant of restricted stock granted under the Matching Stock Award Program. Under the Matching Stock Award Program, the Compensation Committee grants restricted stock to senior managers on the basis of one restricted share for each three shares owned by the senior managers that are "enrolled" by the senior manager. The enrolled shares must be held for five years and the employee must continue to be employed on the vesting date for the matching shares to vest.

 (8) Value at date of grant of restricted stock granted under the Bonus Stock Program. Under the Bonus Stock Program, the Compensation Committee provides senior managers with an opportunity to exchange a portion of their annual cash bonuses for awards of restricted stock. The shares awarded are equal to 150% of the cash foregone, and the shares vest over time. The employee must continue to be employed on the vesting dates to receive the shares. If not, the unvested shares and cash foregone are forfeited.

 (9)  Consists of $6,012 (financial planning) and $19,200 (directors' fees).

 (10) Consists of $17,500 (directors' fees), $11,030 (financial planning) and $616 (tax gross-up for payment made in connection with the sale of Mr. Thompson's Canadian residence in 1994).

 (11) Consists of $880 (financial planning) and $4,333 (directors' fees paid by publicly held subsidiary).

 (12) Consists of $9,500 (matching contribution to savings plan), $1,459 (imputed income on split dollar life insurance), $1,480 (tax gross-up related to split dollar life insurance), $884 (reimbursement for spousal travel, expense and tax gross-up) and $583 (above market component of interest paid on deferred compensation plan).

 (13) Consists of $1,620 (financial planning) and $22,547 (directors' fees paid by publicly held subsidiary).

 (14) Consists of $7,200 (directors' fees paid by publicly held subsidiary) and $950 (financial planning).

 (15)  Directors' fees paid by publicly held subsidiary.

 (16) Consists of $9,500 (matching contribution to savings plan), $1,204 (imputed income on split dollar life insurance), $1,221 (tax gross-up related to split dollar life insurance), $768 (reimbursement for spousal travel, expense and tax gross-up) and $97 (above market component of interest paid on deferred compensation plan).

 (17)  Directors' fees paid by publicly held subsidiary.

 (18) Mr. Leathley served as Vice President, Canadian Operations, during a portion of 1995 and was a Canadian resident. Accordingly, a portion of Mr. Leathley's 1995 Annual Compensation and All Other Compensation was paid in Canadian dollars. The conversion rate used to convert such amounts was 0.7324. Mr. Leathley became Vice President, Operations, of Homestake in May 1995.

 (19) Consists of $5,021 (financial planning), $4,535 (directors' fees paid by publicly held subsidiary) and $10,000 (forgiveness of relocation loan).

 (20) Consists of $9,500 (matching contribution to savings plan), $1,221 (imputed income on split dollar life insurance), $1,168 (tax gross-up related to split dollar life insurance), $823 (reimbursement for spousal travel, expense and tax gross-up), $1,790 (above market component of interest paid on deferred compensation plan) and $473 (interest in Canadian retirement account).

 (21) Consists of $4,967 (financial planning), $563 (directors' fees paid by publicly held subsidiary), $10,000 (forgiveness of relocation loan) and $3,465 (tax gross-up related to relocation expenses).

 (22) Consists of $717 (premiums paid on life and accidental death and dismemberment policy), $39,600 (relocation expenses paid by or on behalf of Mr. Leathley) and $9,254 (tax gross-up for relocation expenses). In connection with his appointment as Vice President, Operations, Mr. Leathley relocated from Canada to the San Francisco area.

 (23)  Mr. Lindqvist became an employee of Homestake on June 30, 1995.

 (24) Consists of $3,615 (financial planning) and $10,000 (forgiveness of relocation loan).

 (25) Consists of $9,500 (matching contribution to savings plan), $881 (imputed income on split dollar life insurance), $973 (tax gross-up related to split dollar life insurance) and $2,572 (above market component of interest paid on deferred compensation plan).

 (26) Consists of $6,497 (financial planning), $10,000 (forgiveness of relocation loan) and $3,234 (tax gross-up related to relocation expenses).

 (27) Consists of $91,394 (relocation expenses for move from Australia to the San Francisco area) and $34,131 (tax gross-up related to relocation expenses).

    Under Homestake's Deferred Compensation Plan, directors, officers and other key employees selected by the Compensation Committee are permitted to defer income. Under Homestake's Deferred Compensation Plan, participants may elect to defer each year an amount not less than $2,000 nor more than 100% of compensation. Amounts deferred are credited with interest in an amount equivalent to (i) 120% of the monthly Moody's Corporate Bond Yield Average as published by Moody's Investors Service, Inc. and (ii) such additional amount as the Compensation Committee determines to be appropriate.

STOCK OPTION PLANS

    OPTIONS GRANTED

    The following table sets forth certain information with respect to options to acquire Homestake Common Stock that were granted during 1997 to each Named Executive Officer under Homestake's stock option plans.

                             OPTION GRANTS IN 1997

                                                                                                      POTENTIAL REALIZABLE
                                              NO. OF      % OF TOTAL                                    VALUE AT ASSUMED
                                            SECURITIES      OPTIONS                                  ANNUAL RATES OF STOCK
                                            UNDERLYING    GRANTED TO    EXERCISE                       PRICE APPRECIATION
                                              OPTIONS      EMPLOYEES     OR BASE                        FOR OPTION TERM
                                              GRANTED      IN FISCAL      PRICE      EXPIRATION     ------------------------
NAME                                            (1)          YEAR        ($/SH)         DATE          5%(2)        10%(2)
------------------------------------------  -----------  -------------  ---------  ---------------  ----------  ------------
Jack E. Thompson..........................      64,500          8.12%   $  15.225  Feb. 19, 2007    $  672,740  $  1,652,905
                                                68,900          8.68       14.900  April 4, 2007       621,780     1,598,176
Gene G. Elam..............................      20,500          2.58       15.225  Feb. 19, 2007       213,816       525,342
                                                36,600          4.61       14.900  April 4, 2007       330,292       848,958
Wayne Kirk................................      25,600          3.22       15.225  Feb. 19, 2007       267,010       656,037
                                                45,700          5.75       14.900  April 4, 2007       412,414     1,060,039
Gillyeard J. Leathley.....................      17,600          2.22       15.225  Feb. 19, 2007       183,569       451,025
                                                26,000          3.27       14.900  April 4, 2007       234,634       603,085
William F. Lindqvist......................      19,000          2.39       15.225  Feb. 19, 2007       198,172       486,902
                                                28,000          3.53       14.900  April 4, 2007       252,683       649,477

------------------------

(1) Granted at fair market value. Granted on February 19, 1997 and April 4, 1997 and vesting in 25 percent increments on the first through fourth anniversaries of the grant date. Vesting of options is accelerated in specified circumstances, including upon certain reorganizations and the commencement of certain tender offers.

(2) Compounded annually.

    OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information with respect to options exercised during 1997 by each Named Executive Officer and option values at 1997 year end.

                      AGGREGATED OPTION EXERCISES IN 1997
                       AND OPTION VALUES AT 1997 YEAR END

                                                                                                             VALUE OF
                                                                                    NO. OF SECURITIES       UNEXERCISED
                                                                                       UNDERLYING          IN-THE-MONEY
                                                                                   UNEXERCISED OPTIONS   OPTIONS AT FISCAL
                                                                 NO. OF SHARES     AT FISCAL YEAR-END        YEAR-END
                                                                   ACQUIRED           EXERCISABLE/         EXERCISABLE/
NAME                                                              ON EXERCISE         UNEXERCISABLE        UNEXERCISABLE
------------------------------------------------------------  -------------------  -------------------  -------------------
Jack E. Thompson............................................               0          119,225/198,450        $     0/0
Gene G. Elam................................................               0            96,675/81,875              0/0
Wayne Kirk..................................................               0           72,950/102,200              0/0
Gillyeard J. Leathley.......................................               0            39,875/68,325              0/0
William F. Lindqvist........................................               0            70,425/69,375              0/0

RETIREMENT PROGRAMS

    HOMESTAKE RETIREMENT PLAN

    In general, all full-time, nonunion U.S. employees of Homestake (approximately 476 persons at December 31, 1997) participate in the Homestake Retirement Plan, a noncontributory defined benefit plan (the "Homestake Retirement Plan").

    Under the Homestake Retirement Plan, participants accrue benefits at the rate of 2% per year of service during the first 25 years and 1/2% for each year of service thereafter. Normal retirement age under the Homestake Retirement Plan is 65. Early retirement, with reduced benefits, is permitted after age 55 with five years of service. The Homestake Retirement Plan is integrated with Social Security. For a participant who retires at age 65 with 25 years of service, the monthly benefit payable will be 50% of the average monthly compensation during the 60 consecutive months of highest compensation (salary and bonus), less one-half of the participant's Social Security benefits. Benefits paid upon retirement are subject to a cost-of-living increase, up to a maximum of 3% per year. Vesting requires five years of service. Homestake makes annual actuarially determined contributions to the Homestake Retirement Plan. Funding contributions are not segregated as to individual employees.

    The following table shows selected estimated annual benefits payable upon retirement at age 65 under the Homestake Retirement Plan for persons having specified years of service and the indicated remuneration. The table includes amounts that may be payable under the Supplemental Retirement Plan described below (the "Homestake SRP"). Amounts shown are calculated on a straight life annuity basis and are shown before deduction for one-half of Social Security benefits. For purposes of the Homestake Retirement Plan and the Homestake SRP, the years of service as of December 31, 1997, for Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson are 7 years, 5 years, 11 years, 5 years and 16 years, respectively. For purposes of these plans, earnings include salary and bonus but exclude directors' fees and other benefits that are included in the Summary Compensation Table.

                           HOMESTAKE RETIREMENT PLAN

AVERAGE ANNUAL
 EARNINGS (60                               YEARS OF SERVICE
  CONSECUTIVE    ----------------------------------------------------------------------
HIGHEST MONTHS)   10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
---------------  ----------  ----------  ----------  ----------  ----------  ----------
15$0,000......   $   30,000  $   45,000  $   60,000  $   75,000  $   78,750  $   82,500
200,000......        40,000      60,000      80,000     100,000     105,000     110,000
250,000......        50,000      75,000     100,000     125,000     131,250     137,500
300,000......        60,000      90,000     120,000     150,000     157,500     165,000
350,000......        70,000     105,000     140,000     175,000     183,750     192,500
400,000......        80,000     120,000     160,000     200,000     210,000     220,000
450,000......        90,000     135,000     180,000     225,000     236,250     247,500
500,000......       100,000     150,000     200,000     250,000     262,500     275,000
550,000......       110,000     165,000     220,000     275,000     288,750     302,500
600,000......       120,000     180,000     240,000     300,000     315,000     330,000

    HOMESTAKE SUPPLEMENTAL RETIREMENT PLAN

    The Code imposes a maximum limit on annual retirement benefits payable under qualified retirement plans. For 1997, that annual limit was $125,000. In addition, the Code limits the amount of annual compensation that may be considered under qualified retirement plans. In 1997, that annual limit was $160,000. Under the Homestake SRP, executive officers and key employees selected by the Compensation Committee will be entitled to a supplemental retirement benefit equal to the difference between the full amount of their pension benefits determined under the Homestake Retirement Plan and the maximum amount permitted to be paid under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code. The Homestake SRP is funded by Homestake contributions into a "rabbi trust." All of the officers identified in the Summary Compensation Table are participants in the Homestake SRP.

    HOMESTAKE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

    Homestake has established the Homestake Executive Supplemental Retirement Plan (the "Homestake ESRP") for executive officers and key employees selected by the Compensation Committee. Under the Homestake ESRP, participants accrue benefits under the following formula. Service credit is determined by multiplying 4 1/3% by years of service, up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. The monthly benefit is reduced by benefits payable under all other Homestake retirement plans (except the Homestake Mining Company Savings Plan) and, commencing at age 65, by one-half of Social Security and comparable foreign social security plan benefits. Retirement is permitted at age 62 after 10 continuous years of service, although a participant who has attained age 55 and 10 years of service may elect early retirement and receive a reduced benefit if approved by the Compensation Committee. The Homestake ESRP is funded by Homestake contributions into a "rabbi trust." The following table shows selected estimated annual benefits payable under the Homestake ESRP, calculated on a straight life annuity basis, assuming retirement at age 62, to persons having the specified years of service and the indicated average earnings before reductions for integration with Social Security and comparable foreign plans, and also before reduction for other Homestake retirement plans (except the Homestake Mining Company Savings
Plan). Payments under the Homestake ESRP are not limited by ERISA or the Code. All of the officers identified in the Homestake Summary Compensation Table are participants in the Homestake ESRP. For purposes of the Homestake ESRP, the years of service as of December 31, 1997, for Messrs. Elam, Kirk, Leathley and Thompson are 11 years, 5 years, 11 years and 15 years, respectively. Mr. Lindqvist was previously employed by Homestake and following Homestake's 1992 acquisition of International Corona Corporation, Mr. Lindqvist was fully vested in his benefits under the Homestake ESRP with 15 years of deemed service. In connection with his reemployment by Homestake in 1995, Homestake agreed to recalculate Mr. Lindqvist's Homestake ESRP benefits based on the 36 consecutive months of highest compensation following the date of reemployment, subject however to his completing five years of service from the date of reemployment, unless his employment is terminated by Homestake for reasons other than cause.

                HOMESTAKE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

AVERAGE ANNUAL
   EARNINGS               YEARS OF SERVICE
(36 CONSECUTIVE  ----------------------------------
HIGHEST MONTHS)   10 YEARS    13 YEARS    15 YEARS
---------------  ----------  ----------  ----------
  $   150,000    $   65,000  $   84,500  $   97,500
      200,000        86,667     112,667     130,000
      250,000       108,333     140,833     162,500
      300,000       130,000     169,000     195,000
      350,000       151,667     197,167     227,500
      400,000       173,333     225,333     260,000
      450,000       195,000     253,500     292,500
      500,000       216,667     281,667     325,000
      550,000       238,333     309,833     357,500
      600,000       260,000     338,000     390,000

SEVERANCE AGREEMENTS

    Homestake has severance agreements with Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson under which they are entitled to benefits in the event of a change of control followed by certain events. A change of control is defined as any of the following events: (i) Homestake is a party to a merger or combination under the terms of which less than 75% of the shares in the resulting company are owned by the shareholders of Homestake immediately preceding such event; (ii) at least 75% of fair market value of Homestake's assets are sold; or (iii) at least 25% in voting power in election of directors of Homestake's capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Exchange Act. Entitlement to benefits arises if within three years following such a change of control, the executive's employment is terminated (other than for cause) or if he elects to terminate his employment following (i) a reduction in salary or certain other benefits, (ii) a change in location of employment, (iii) a change in position, duties, responsibilities or status inconsistent with the executive's prior position or (iv) a reduction in responsibilities, titles, or offices as in effect immediately before such change of control. Benefits payable under the agreements consist of (i) a lump sum cash payment equal to two times the highest annual salary and bonus, including deferred compensation, during the three-year period preceding termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years, (iii) full vesting in Homestake's Executive Supplemental Retirement Plan described above under "Retirement Plans," (iv) continued vesting of stock options, and (v) relocation assistance to the extent not provided by another employer. Benefits payable under the agreements are in lieu of any severance benefits under Homestake's general severance policy.

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total shareholder return on Homestake common stock for the five years ended December 31, 1997, based on the market price of the Homestake Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies included in the Standard & Poor's 500 Index and the Standard & Poor's Gold & Precious Metals Mining Index.

    THE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY HOMESTAKE UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG HOMESTAKE MINING COMPANY, THE S&P 500 INDEX
                AND THE S&P GOLD & PRECIOUS METALS MINING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                           HOMESTAKE          S & P               S & P GOLD
                        DATE                             MINING COMPANY        500         & PRECIOUS METALS MINING
12-92                                                                 $100       $100                              $100
12-93                                                                 $201       $110                              $183
12-94                                                                 $158       $112                              $148
12-95                                                                 $145       $153                              $169
12-96                                                                 $135       $189                              $165
12-97                                                                  $85       $252                              $109
* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

COMPENSATION COMMITTEE REPORT(1)

    The Compensation Committee of the Homestake Board is comprised of five Outside Directors, none of whom is an employee or former employee and none of whom has any consulting or other services arrangement with Homestake. The Compensation Committee is responsible for the development of Homestake's executive compensation policies and the administration of those policies. The Compensation Committee evaluates the performance of management and recommends to the full Homestake Board the compensation level for all officers and key employees. The Compensation Committee also administers Homestake's stock option and other stock based compensation plans and determines the amount of stock options and other stock-based incentives granted to officers and key employees, the Deferred Compensation Plan, the Supplemental Retirement Plan and the Executive Supplemental Retirement Plan.

    Homestake's executive compensation program has the following objectives:

    - Attract and retain key executives critical to the long-term success of Homestake by offering competitive compensation packages.

    - Make a significant portion of compensation variable, rewarding superior performance.

    - Align the interests of Homestake's management with the interests of Homestake's stockholders by developing compensation programs that link compensation directly to increases in shareholder value.

    - Maintain an appropriate balance between base salary and performance-based compensation, with a higher proportion of compensation being performance-based as salary grade increases.

    The basic compensation program consists of both cash and long-term, equity-based compensation. In addition, officers and key employees may participate in Homestake's Savings Plan, which is generally available to all salaried employees and which provides for Homestake matching contributions with employee contributions, and Homestake's Retirement Plan, the Supplemental Retirement Plan, and the Executive Supplemental Retirement Plan. Officers and key employees may also defer income under the Deferred Compensation Plan.

    ANNUAL CASH COMPENSATION. Annual cash compensation consists primarily of a base salary and an annual bonus under Homestake's Bonus Plan. Homestake's objective is to provide a level of compensation that will enable Homestake to offer a competitive compensation package, but one that emphasizes and rewards performance and success. With this objective in mind, Homestake's policy is to pay base salaries that are generally competitive with the median of base salaries paid by comparable companies. The Compensation Committee determines and recommends to the Homestake Board a base salary for each of the officers and key employees, based upon individual performance, level of responsibility, experience and competitive factors. Competitive factors include general compensation levels in other businesses, particularly in the mining industry, in the countries where Homestake has operations. To that end, Homestake, under the direction of the Compensation Committee, participates in several surveys conducted by outside executive compensation consultants. In addition, Homestake conducts a separate annual survey of salary increases in the mining industry. For 1997, this survey included Amax Gold, Barrick Gold, Battle Mountain Gold, BHP, Cyprus, Echo Bay Mines, Hecla Mining, Kennecott, Kinross, Newmont Mining, Phelps Dodge, Placer Dome, Santa Fe Pacific Gold, Teck Mining and TVX. The Compensation Committee uses all of this information in recommending base salary levels, but does not assign specific weight to any particular factor.

    The variable component of annual compensation is paid in the form of an annual bonus. Homestake's Bonus Plan takes into consideration both Homestake's performance and the individual and (where appropriate) the departmental performance for each individual. Under the Bonus Plan, each officer and

------------------------
(1) The Compensation Committee Report shall not be deemed to be incorporated by reference in any filings of Homestake under the Securities Act or the Exchange Act.

key employee is assigned a target bonus amount at the beginning of each year based on the individual's salary grade, ranging from 20% to 50% of base salary. In addition, at the beginning of each year, both (i) Corporate Performance Objectives and (ii) Department and Individual Performance Objectives are established. The relative importance of each of the Corporate Performance Objectives and the Department and Individual Performance Objectives is identified by a weighting percentage assigned to the objective. To determine the recommended bonus, the "performance factor" for each of the Corporate Performance Objectives and the Department and Individual Performance Objectives is multiplied by the weight assigned to each, with the product multiplied by the target bonus amount. If results significantly exceed the Corporate Performance Objective, and the Department and Individual Performance Objectives, it is possible to earn a bonus which is up to two times the target bonus. As a result bonuses payable to particular individuals could equal as much as 40% to 100% of base salary. Based upon this analysis, the Compensation Committee then recommends the bonuses for approval by the Homestake Board.

    For 1997, the Corporate Performance Objectives included (i) improved stock market capitalization per ounce of production relative to that of the S&P Gold and Precious Metals Index (40%), (ii) significant growth in reserves, resources and annual production (30%), (iii) achievement of specified improvements in production, cost targets and environmental, health and safety performance (20%), and (iv) achievement of other specified corporate objectives (10%). Also for 1997, 50% of each Bonus Plan participant's bonus was based on the achievement of the Corporate Performance Objectives, and 50% was based on the achievement of that participant's Department and Individual Performance Objectives. In November 1997, after review of the year's performance by Homestake, the Compensation Committee approved a 120% performance factor in respect of the achievement of the Corporate Performance Objectives. Also in November 1997, the Compensation Committee approved performance factors for achievement of Department and Individual Performance Objectives by Bonus Plan participants ranging from 98% to 150%.

    LONG-TERM, EQUITY-BASED COMPENSATION. Homestake's executive compensation program also provides for equity related compensation. The purpose is to provide officers and key employees with an incentive to continue as employees of Homestake over a long term, and to align their long-range interests with those of the shareholders by providing the opportunity to have a stake in Homestake and to receive share based value which will increase as the value of Homestake's stock increases. The Compensation Committee believes that equity-based compensation programs encourage key employees to maintain a long-term perspective.

    In 1996, the Homestake Stockholders approved the 1996 Plan, which authorizes the issuance of stock options and other stock-based incentives, such as performance based and other types of restricted stock awards.

    For many years, including 1997, Homestake has used stock options to provide equity-based compensation. The Compensation Committee has the authority to determine the recipients of stock option awards, the terms of options, and the number of shares subject to options. The Compensation Committee has limited the grant of stock options to those employees whom the Compensation Committee believes can have a significant influence on Homestake policies and performance. Consequently, in 1997, a total of 52 employees (approximately 3.3% of total Homestake employees) were granted stock options. The Compensation Committee also believes that the number of options granted should be sufficient in amount to provide a strong incentive to increase share value, with the number of options increasing in proportion to the relative potential influence of the employee on overall Homestake performance.

    In the first quarter of each year, the Compensation Committee awards stock options to officers and key employees of Homestake and its subsidiaries. For each optionee, an annual target gain is established based on salary and a subjective evaluation of the perceived impact that the optionee may have on Homestake's success through performance of his or her responsibilities. The number of options awarded in February 1997 was based on a formula that had been in effect for many years. In March 1997, based on the recommendation of Compensation Resource Group, Inc., an executive compensation consulting firm, the

Compensation Committee adopted the Black-Scholes option valuation formula for use in determining the appropriate number of stock options to be granted. The Black-Scholes valuation formula is widely used by publicly held companies in the United States in granting stock options. The Compensation Committee then reexamined the stock option grants that had been made earlier in 1997 and determined that the number of options granted was less than would have been granted had the Black-Scholes valuation formula been used in determining the number of options granted. The Compensation Committee then determined to grant additional options so that the total number of options granted for 1997 would be in accordance with the Black-Scholes option valuation formula.

    The Compensation Committee does not consider the number of outstanding options in determining annual option awards. The exercise price for options generally is determined by averaging the closing prices of Homestake Common Stock on the NYSE for the five trading days preceding the grant date. Stock options generally vest over a four-year period and have a 10-year term. In addition to annual grants in the first quarter of each year, from time to time the Compensation Committee grants additional options to particular individuals in connection with significant promotions of such individuals. Such grants are in recognition of the fact that those persons have been identified as having the potential to have a greater impact on Homestake's future success.

    In March 1997, the Compensation Committee established stock ownership guidelines for the members of Homestake's senior management as a further means of aligning management's long-term interests with the interests of Homestake's Stockholders. The Compensation Committee also determined that in the future it would also use restricted stock grants as a part of Homestake's equity-based compensation system, as a means of providing additional incentives and to encourage members of senior management to increase their ownership in Homestake and to remain with Homestake. Accordingly, in March 1997 the Compensation Committee adopted three restricted stock programs.

    - Under the first program, the Compensation Committee makes restricted stock grants to members of senior management which vest over time and which are dependent on achievement of one or more performance goals including, for example, improvements in earnings per share, increases in the value of Homestake's stock relative to other gold mining companies, and return on shareholders' equity. In 1997, restricted stock grants for a total of 125,400 shares were made to twelve senior managers, under which annual achievement goals were established for each of December 31, 1997, 1998, 1999 and 2000. The annual achievement goals are to close the gap between Homestake's average market capitalization per ounce of production and that average for the companies comprising the S&P Gold and Precious Metals Index by specific amounts each year. The twelve senior managers can earn 25% of the shares subject to the restricted stock grants on each measurement date on which the annual achievement goals are met, plus any shares subject to the restricted stock awards that were not earned at a prior measurement date because the annual achievement goal for that measurement date was not met. The annual achievement goal of December 31, 1997 was not met and none of the performance based restricted stock vested.

    - Under the second program, the Compensation Committee grants matching restricted stock to senior managers on the basis of one restricted share for each three shares owned by the senior managers that are "enrolled" by the senior manager for matching grants. The matching grants vest after a number of years, but only to the extent the senior manager maintains ownership of the "enrolled" shares throughout the vesting period. Matching stock grants were made in 1997 to seven senior managers for a total of 23,587 shares, and those managers are required to hold the enrolled shares and continue in the employment of Homestake for five years in order to qualify and receive the matching stock.

    - Under the third program, the Compensation Committee provides senior managers with an opportunity to exchange a portion of their annual cash bonuses for awards of restricted stock. The restricted stock awards are equal to 1.5 times the amount of the cash bonus to be exchanged, divided by the market value of Homestake's shares on the date of grant. The restricted stock awards vest over a number of years, and the grantees must continue to be employed by Homestake during the vesting period. In 1997, eight senior managers elected to forego $253,700 in cash bonuses in exchange for the award of 33,638 shares of restricted stock. A total of 50% of the shares will vest after one year, an additional 25% after two years, and the remaining 25% after three years, provided that the senior manager continues to be an employee on the vesting date. The senior manager forfeits unvested shares if he or she does not continue to be employed on the relevant vesting dates.


    The Compensation Committee will continue to regularly review Homestake's executive compensation program to ensure that Homestake's program continues to be competitive with those of other companies that compete with Homestake for executive personnel.

    CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION. Evaluation of the Chief Executive Officer's compensation is conducted by the Compensation Committee without the Chief Executive Officer or any other officer being present. In November 1996, after reviewing the proposed levels of 1997 compensation for other mining company executives and also considering Homestake's 1996 performance, the Compensation Committee determined that it would be appropriate for the 1996 base salary for Jack E. Thompson, the Chief Executive Officer, to be increased from an annual rate of $450,000 to $475,000, and that recommendation was accepted by the Homestake Board.

    In November 1996, the Compensation Committee set a target bonus for Mr. Thompson at 50% of his annual base salary, and also determined that one-half of his bonus would be based on the extent of the achievement of the Corporate Performance Objectives and one-half on the extent of the achievement of Mr. Thompson's Individual Performance Objectives. In November 1997, the Compensation Committee made its annual bonus recommendations. As noted above, the Compensation Committee approved a 120% performance factor in respect of the achievement of the 1997 Corporate Performance Objectives. After evaluating the Individual Performance Objectives established for Mr. Thompson in 1996, and after considering his performance during the year, including the leadership ability shown by Mr. Thompson as Chief Executive Officer, the Compensation Committee approved a 120% performance factor in respect of Mr. Thompson's achievement of his Individual Performance Objectives, resulting in a recommended bonus of $285,000. That recommendation was accepted by the Homestake Board.

    OTHER EXECUTIVE OFFICERS' 1997 COMPENSATION. In November 1996, after reviewing the proposed levels of 1997 compensation for other mining company executives and also considering Homestake's 1996 performance, the Compensation Committee determined that it would be appropriate for the 1997 base salary for all executive officers (other than the Chief Executive Officer) to be increased in amounts ranging from 4% to 18.5% of 1996 base salary (including increases attributable to promotions), and that recommendation was accepted by the Homestake Board. In November 1996, the Compensation Committee set target bonuses for executive officers (other than Mr. Thompson) at 25% to 50% of their annual base salaries. The Compensation Committee also determined that one-half of each executive officer's bonus would be based on the achievement of the Corporate Performance Objectives and that one-half of each executive officer's bonus would be based on the achievement of such executive officer's Department and Individual Performance Objectives. In November 1997, the Compensation Committee made its annual bonus recommendations. As noted above, the Compensation Committee approved a 120% performance factor in respect of the achievement of the 1997 Corporate Performance Objectives. Evaluation of the Department and Individual Performance Objectives established for each executive officer in November 1996 was made by Homestake, and the Committee subsequently approved Department and Individual Performance factors for executive officers ranging from 98% to 150%. The resulting bonus recommendations ranged from 109% to 135% of the target bonuses for the executive officers, and those recommendations were accepted by the Homestake Board.

    LIMITATION ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Code limits the deductibility of compensation of the Chief Executive Officer and four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of Homestake's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Compensation Committee should determine that it is appropriate to pay one or more executive officers in excess of the annual maximum deductible amount, the Compensation Committee would expect to recommend such compensation.

May 12, 1998

                                          COMPENSATION COMMITTEE

                                          G. Robert Durham
                                          Douglas W. Fuerstenau
                                          Henry G. Grundstedt
                                          John Neerhout, Jr.
                                          Jeffrey L. Zelms

                     DESCRIPTION OF HOMESTAKE CAPITAL STOCK

    The Homestake Certificate currently authorizes the issuance of 250,000,000 shares of Homestake Common Stock and 10,000,000 shares of Homestake Preferred Stock. After giving effect to adoption of the proposed Restated Certificate, Homestake will be authorized to issue 450,000,000 shares of Homestake Common Stock, 10,000,000 shares of Homestake Preferred Stock (including 4,500,000 shares of Series A Preferred Stock) and one share of Special Voting Stock.

    The information below assumes the Restated Certificate has been adopted and is in effect.

HOMESTAKE COMMON STOCK

    The Homestake Common Stock is listed on the NYSE under the symbol "HM," on the Australian Stock Exchange and on Swiss Stock Exchanges (Basel, Geneva and Zurich). The transfer agent and registrar for Homestake Common Stock is BankBoston N.A.

    Holders of Homestake Common Stock are entitled to one vote per share on all matters requiring their vote. Since Homestake does not have cumulative voting, the record holders of a majority of the votes entitled to be cast in respect of shares represented at a meeting of Homestake Stockholders will be able to elect all directors to be elected at such meeting.

    Holders of Homestake Common Stock are entitled to receive dividends when and as declared by the Homestake Board from funds legally available therefor, subject to the dividend rights of holders of any Homestake Preferred Stock that may be issued in the future.

    The Homestake Common Stock is not redeemable and does not have conversion or pre-emptive rights.

HOMESTAKE PREFERRED STOCK

    Homestake Preferred Stock may be issued in one or more series in the discretion of the Homestake Board, with such voting powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions, as the Homestake Board may in its discretion establish at the time of creation of such series. There currently are no outstanding shares of Homestake Preferred Stock.

SPECIAL VOTING STOCK


    A single share of Special Voting Stock will be authorized for issuance. Except as otherwise required by law or the Restated Certificate, the Special Voting Stock will be entitled to a number of votes equal to the number of HCI Exchangeable Shares outstanding on the applicable record date not owned by Homestake or subsidiaries of Homestake, and may be voted in the election of directors and on all other matters submitted to a vote of the holders of Homestake Common Stock. The holders of Homestake Common Stock and the holder of the Special Voting Stock will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Restated Certificate. In the event of any liquidation, dissolution or winding up of Homestake, the holder of the Special Voting Stock will not be entitled to receive any assets of Homestake available for distribution to its stockholders. The holder of the Special Voting Stock will not be entitled to receive dividends. Pursuant to the Arrangement Agreement, the Special Voting Stock will be issued to the Trustee appointed under the Trust Agreement. See "Mechanics of the Arrangement--Trust Agreement."


    At such time as there are no HCI Exchangeable Shares outstanding (other than shares owned by Homestake or subsidiaries of Homestake), and there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any HCI Exchangeable Shares to any person (other than Homestake or subsidiaries of Homestake), the Special Voting Stock will automatically be redeemed for US$1.00 and thereupon will be deemed retired and cancelled and may not be reissued.

"FAIR PRICE" CHARTER PROVISION

    The Homestake Certificate contains a "Fair Price" provision which applies to mergers and certain other types of business combinations with "Related Persons." The Fair Price provision defines "Related

Person" to include any person who, together with any affiliate or associate, beneficially owns (or within the preceding five years owned) 10% or more of the Homestake Common Stock outstanding or of the voting stock of Homestake outstanding. The Fair Price provision defines "Business Combination" to include mergers, reorganizations, sales of assets, issuances of securities, mortgages, leases, and a variety of transactions that involve the securities or assets of Homestake.

    The Fair Price provision requires that a Business Combination between Homestake and a Related Person meet certain alternative criteria. If none of the alternative criteria are met, such transactions must be approved by (1) not less than 80% of the total voting power of Homestake stock entitled to vote on the matter and (2) not less than 50% of the voting power held by holders other than the Related Person and its affiliates and associates. The alternative criteria, one of which must be met to avoid the special voting requirements, are the following:

        (a) if the Business Combination is approved by the Homestake Board before the Related Person first became a Related Person;

        (b) if the Homestake Board unanimously approves in advance the Related Person becoming a Related Person and the Business Combination is then approved by the Homestake Board after the Related Person became a Related Person;

        (c) if the Business Combination involves solely Homestake and one of its subsidiaries (50% or more of the voting stock of which is owned by Homestake and none of which is owned by a Related Person) and all stockholders are treated equally and receive or retain common stock in the surviving corporation or other party to the Business Combination; or

        (d) if all of the following conditions are satisfied:

           (1) the per share consideration to be received by holders of the Homestake Common Stock in the Business Combination (other than the Related Person) is not less than the higher of (i) the highest per share price paid by such Related Person in acquiring any of the Homestake Common Stock or (ii) a percentage premium over the market price of Homestake Common Stock immediately prior to the announcement of such Business Combination which is at least as high as the percentage premium paid by the Related Person over the market price of the Homestake Common Stock immediately prior to the commencement of the acquisition of Homestake Common Stock by such Related Person, but in no event in excess of two times the highest per share price determined under (i) above;

           (2) after becoming a Related Person and prior to the consummation of such Business Combination, (i) such Related Person must not have acquired any newly issued shares from Homestake (except upon conversion of convertible securities acquired prior to becoming a Related Person or upon compliance with the Fair Price provision or as a result of a pro rata stock dividend or stock split) and (ii) such Related Person must not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Homestake, or made any major change in Homestake's business or equity capital structure; and

           (3) a proxy statement meeting the requirements of the United States federal securities laws must be used for the purpose of soliciting stockholder approval of such Business Combination. The proxy statement must also contain (i) any recommendation as to the advisability of the Business Combination which any continuing or independent or "outside" directors may choose to state, and (ii) the opinion of a reputable national investment banking firm in the United States as to the fairness of the terms of such Business Combination from the point of view of the remaining public stockholders of Homestake. The investment banking firm must be engaged solely on behalf of the public stockholders and must be selected by a majority of any continuing directors and outside directors.

    The Fair Price provision further provides that if there is a Related Person, the Fair Price provision cannot be amended or repealed unless such a change is approved by at least 80% of the total voting power of Homestake stock and also by a majority of the total voting power of Homestake stock held by holders who are independent of the Related Person.

    All of the foregoing could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Homestake, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices, and could therefore have a negative impact on the price of the Homestake Common Stock.

    The Fair Price provision does not apply to the Arrangement.

HOMESTAKE RIGHTS AGREEMENT


    On October 16, 1987, Homestake issued one Homestake Right for each issued and outstanding share of Homestake Common Stock. On October 15, 1997, the Homestake Board amended the Homestake Rights Agreement and extended its expiration date to October 15, 2007. Pursuant to the Homestake Rights Agreement, each share of Homestake Common Stock is accompanied by one Homestake Right. Each Homestake Right entitles the holder thereof to purchase one one-hundredth of a share of Series A Preferred Stock at a price of US$75, subject to adjustment (the "Purchase Price"). Each one one-hundredth of a share of Series A Preferred Stock is equivalent to one share of Homestake Common Stock with respect to voting and is entitled, on a quarterly basis, to the greater of a US$0.10 cash dividend per share or the dividend payable on one share of Homestake Common Stock.


    The Homestake Rights are not exercisable until the "Distribution Date" and will expire on October 15, 2007 (the "Expiration Date"), unless they are earlier redeemed by Homestake. The Distribution Date is defined to be the earlier of (i) such time as Homestake learns that a person or group, together with affiliates or associates, acquired or obtained the right to acquire beneficial ownership of more than 15% of the Homestake Common Stock outstanding and HCI Exchangeable Shares outstanding, considered as a single class (an "Acquiring Person") and
(ii) such date, as may be designated by the Homestake Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for Homestake Common Stock and/or HCI Exchangeable Shares outstanding, if upon consummation such person could be an Acquiring Person.

    Upon a person becoming an Acquiring Person, a holder of a Homestake Right (except Acquiring Persons) may exercise the right by purchasing for the Purchase Price such number of one-hundredths of a share of Series A Preferred Stock equal to the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is one and the denominator of which is 50% of the market value of the Homestake Common Stock on the date on which such person became an Acquiring Person.

    The Homestake Board may, at its option, at any time after a person becomes an Acquiring Person exchange all or part of the then outstanding and exercisable Homestake Rights (other than Homestake Rights held by an Acquiring Person) for consideration per Homestake Right consisting of one-half of the securities that would be otherwise issuable upon the exercise of a Homestake Right, as described above, or Homestake Common Stock having a value equal to the Purchase Price.

    In the event that, following the Distribution Date, Homestake is acquired in any merger or other business combination by an Acquiring Person (or such Acquiring Person is merged into Homestake) or 50% or more of Homestake's assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred to an Acquiring Person and such surviving corporation or Acquiring Person is a publicly traded corporation, each Homestake Right will entitle its holder to purchase for the Purchase Price the number of common shares of the surviving corporation or the Acquiring Person which at the time of the transaction would have a market value of twice the Purchase Price. In the event that the surviving corporation or the Acquiring Person is not a publicly traded corporation, each Homestake Right will entitle its holder to purchase for the Purchase Price, at such holder's option (i) that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

    Any Homestake Rights that are at any time beneficially owned by an Acquiring Person will become null and void and any holder of any such right will be unable to exercise any such right.

    The Homestake Board may redeem the Homestake Rights at any time prior to the earliest of such time as a person becomes an Acquiring Person and the Expiration Date for cash or securities equivalent to US$0.01 per Homestake Right. Until a Homestake Right is exercised, the holder will have no rights as a stockholder of Homestake with respect to the shares purchasable upon exercise of the Homestake Right.

    All of the foregoing could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of Homestake, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices, and could therefore have a negative impact on the price of the Homestake Common Stock.

    The Homestake Rights Agreement does not apply to the Arrangement.

    Each HCI Exchangeable Share will trade with an HCI Right issued under an HCI Rights Agreement. The HCI Rights will entitle their holders to acquire additional HCI Exchangeable Shares at the same price and in the same amounts and circumstances in which holders of Homestake Rights are entitled to acquire Homestake shares.

                        DESCRIPTION OF HCI SHARE CAPITAL

    The share capital of HCI is as summarized below. This summary is qualified in its entirety by reference to the HCI Articles, the HCI Exchangeable Share Provisions (attached as Appendix D to this Supplement) and Schedule 3 to the Arrangement Agreement (attached as Appendix B to this Supplement) and assumes that the modifications to HCI's share capital reflected in those appendices have been made.

HCI EXCHANGEABLE SHARES

    See "The Mechanics of the Arrangement--HCI Exchangeable Shares," "--Retraction, Redemption and Call Rights" and "--Trust Agreement."

HCI COMMON SHARES

    The holders of HCI Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of HCI and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of HCI Common Shares. Subject to the prior rights of the holders of the HCI Exchangeable Shares and any other shares ranking senior to the HCI Common Shares with respect to priority in the payment of dividends, the holders of HCI Common Shares are entitled to receive such dividends as may be declared by the HCI Board of Directors out of funds legally available therefor. Holders of HCI Common Shares are entitled upon any liquidation, dissolution or winding up of HCI, subject to the prior rights of the holders of the HCI Exchangeable Shares and to any other shares ranking senior to the HCI Common Shares, to receive the remaining property and assets of HCI.

    Homestake California owns all of the HCI Common Shares currently outstanding. Following the Effective Date, HCH will own all of the HCI Common Shares outstanding and Homestake California will own all of the shares of HCH outstanding.

HCI PREFERENCE SHARES


    The HCI Third Preference Shares may be issued in one or more series in the discretion of the Board of Directors of HCI with such designation, rights, privileges, restrictions and conditions as the Board of Directors of HCI may in its discretion establish at the time of creation of such series. The HCI Third Preference Shares rank senior to the HCI Common Shares and the HCI Exchangeable Shares with respect to priority in the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding-up of HCI, whether voluntary or involuntary, or any other distribution of the assets of HCI for the purpose of winding-up its affairs. The HCI Third Preference Shares of any series shall also be entitled to such other preferences, not inconsistent with the HCI Articles, over the HCI Common Shares, the HCI Exchangeable Shares and the shares of any other class ranking junior to the HCI Third Preference Shares as may be created by the Board of Directors of HCI.

    The first series of HCI Third Preference Shares consists of 10,000,000 HCI Third Preference Shares designated as HCI Third Preference Shares, Series I. There are 105,500 HCI Third Preference Shares, Series I outstanding with a stated capital of C$55,354,000, all of which are owned by Homestake California. The HCI Third Preference Shares, Series I are non-voting and entitled to receive such non-cumulative dividends as may be declared by the HCI Board of Directors out of funds legally therefor which in any event shall not exceed C$50 per share in any calendar year. The HCI Third Preference Shares, Series I are redeemable at the option of HCI and retractable at the option of their holder at an amount of C$524.68 per share, together with all declared and unpaid dividends. So long as any Third Preference Shares, Series I are outstanding, HCI shall not, without the prior approval of the holders thereof, among other things redeem, purchase or otherwise retire any HCI Common Shares, HCI Exchangeable Shares or other shares ranking junior to the HCI Third Preference Shares, Series I, unless after giving effect to such redemption, purchase or retirement, the realizable value of the assets of HCI would not be less than the sum of the liabilities of HCI plus the amount that would be required to give effect to the rights of holders of shares (other than the HCI Third Preference Shares, Series I) ranking ratably with the HCI Third Preference Shares, Series I, plus the amount required to redeem all HCI Third Preference Shares, Series I, then outstanding.


HCI RIGHTS AGREEMENT


    Each HCI Exchangeable Share issued in the Arrangement will be accompanied by and trade with an associated right pursuant to the HCI Rights Agreement entitling the holder thereof to acquire additional HCI Exchangeable Shares in certain circumstances (including acquisitions by certain persons of beneficial ownership of Homestake Common Stock or HCI Exchangeable Shares in excess of specified percentages or certain tender or exchange offers). The HCI Rights are intended to have characteristics essentially equivalent in economic effect to the Homestake Rights under the Homestake Rights Agreement. The HCI Rights Agreement is attached as Schedule 6 to the Arrangement Agreement, which is attached as Appendix B to this Supplement. For a description of the Homestake Rights, see "Description of Homestake Capital Stock--Homestake Rights Agreement."

          RESALE OF HCI EXCHANGEABLE SHARES AND HOMESTAKE COMMON STOCK
                          RECEIVED IN THE ARRANGEMENT

UNITED STATES


    The issuance of shares of Homestake Common Stock and HCI Exchangeable Shares to Prime Shareholders will not be registered under the Securities Act. Those shares will be issued in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts from the general requirement of registration securities issued in an exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The British Columbia Supreme Court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the Arrangement, including the proposed issuance of HCI Exchangeable Shares and Homestake Common Stock in exchange for Prime Common Shares. A hearing by the British Columbia Supreme Court on the Interim Order was held on October 20, 1998 and, subject to the approval of the Arrangement by the Prime Shareholders at the Prime Special Meeting and the adoption of the Restated Certificate by the Homestake Stockholders, it is expected that the British Columbia Supreme Court will hold a hearing on the fairness of the terms and conditions of the Arrangement on December 2, 1998.


    The HCI Exchangeable Shares and shares of Homestake Common Stock issued in exchange for Prime Common Shares in the Arrangement will be freely transferable under U.S. federal securities laws, except when held by "affiliates" of Prime or Homestake. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, the issuer and may include certain officers and directors of the issuer as well as principal shareholders of the issuer.


    The shares of Homestake Common Stock issuable from time to time in exchange for HCI Exchangeable Shares will be registered under the Securities Act prior to the Effective Date, and will be freely transferable under U.S. federal securities laws, except when held by an "affiliate" of Homestake.


CANADA


    Homestake and HCI have applied for rulings or orders of certain provincial securities regulatory authorities in Canada to exempt the issuance to Prime Shareholders of shares of Homestake Common Stock and the HCI Exchangeable Shares and certain related transactions from the prospectus and registration requirements of applicable securities legislation. Application has also been made to permit resale of those shares in such provinces without substantive restriction by a shareholder other than a "control person," provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. Applicable Canadian securities legislation provides a rebuttable presumption that a person or company is a control person in relation to an issuer where the person or company alone or in combination with others holds more than 20 percent of the outstanding voting securities of the issuer.


    Homestake and HCI have also applied for rulings or orders of certain provincial securities regulatory authorities in Canada to permit the issuance on an exempt basis of Homestake Common Stock to holders of HCI Exchangeable Shares, and to permit the resale of Homestake Common Stock by such holders on the same terms as set out above.

ONGOING HCI OBLIGATIONS


    Upon completion of the Arrangement, HCI will be a reporting issuer in certain Canadian provinces. Application has been made for certain exemptions from statutory financial and other reporting requirements. After the Effective Date and subject to HCI receiving these exemptions, insiders of HCI will be exempt from the requirement to file reports with respect to trades of HCI securities in those Canadian provinces where an exemption is obtained on the condition that Homestake files with the relevant provincial securities regulatory authorities copies of certain of its reports filed with the SEC and HCI will be exempt from statutory and other financial reporting requirments on the condition that holders of HCI Exchangeable Shares receive annual reports, proxy statements and other disclosure materials that are sent to holders of Homestake Common Stock.



    A similar exemption will be requested from the SEC.

                    TAX CONSIDERATIONS TO PRIME SHAREHOLDERS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS TO PRIME SHAREHOLDERS

    In the opinion of Lawson Lundell Lawson & McIntosh, counsel for Prime, and Osler, Hoskin & Harcourt, counsel for HCI, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Canadian Tax Act to Prime Shareholders as a result of the Arrangement.

    This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder (the "Regulations") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary also takes into account the proposed amendments to the Canadian Tax Act and the Regulations publically announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No assurances can be given that subsequent changes in law or administrative policy will not affect or modify the opinions expressed herein.

    THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO EACH PRIME SHAREHOLDER WILL VARY ACCORDING TO EACH PRIME SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PRIME SHAREHOLDER. ACCORDINGLY, PRIME SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT IN THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

    For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Homestake Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time that such amounts arise.

    PRIME SHAREHOLDERS RESIDENT IN CANADA

    The following portion of the summary is applicable only to Prime Shareholders who, for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, and at all relevant times, are resident or deemed to be resident in Canada, hold their Prime Common Shares and will hold their HCI Exchangeable Shares or Homestake Common Stock as capital property and deal at arm's length with Prime, HCI, Homestake and HCH. This summary does not apply to a shareholder with respect to whom Homestake is or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10 percent of the Prime Common Shares.


    Prime Common Shares, HCI Exchangeable Shares and Homestake Common Stock will generally be considered to be capital property to a holder thereof provided that the holder does not hold any such shares in the course of carrying on a business of buying and selling shares and has not acquired such shares in a transaction considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Prime Common Shares and HCI Exchangeable Shares as capital property and in respect of which a Tax Election, as defined below, has not been made, may be entitled to have them treated as capital property by making the election provided by subsection 39(4) of the Canadian Tax Act. In addition, the mark-to-market rules contained in the Canadian Tax Act relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their Prime

Common Shares, HCI Exchangeable Shares or Homestake Common Stock as capital property for the purposes of the Canadian Tax Act. PRIME SHAREHOLDERS THAT ARE FINANCIAL INSTITUTIONS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE APPLICATION OF THE MARK-TO-MARKET RULES.

    TRANSFER OF PRIME COMMON SHARES TO HCH FOR HOMESTAKE COMMON STOCK

    A Prime Shareholder who transfers Prime Common Shares to HCH in exchange for Homestake Common Stock pursuant to the Arrangement will be considered to have disposed of such Prime Common Shares for proceeds of disposition equal to the fair market value, at the Effective Date, of the Homestake Common Stock received by such holder on the exchange plus the amount of any cash received in lieu of fractional shares. A Prime Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such Prime Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the shareholder's adjusted cost base of such Prime Common Shares.

    The general tax treatment of capital gains and losses is discussed below under the heading "Capital Gains and Losses."

    The cost of the Homestake Common Stock acquired by a Prime Shareholder on a disposition of Prime Common Shares to HCH will be the fair market value of such Homestake Common Stock at the Effective Date. The cost of any such Homestake Common Stock will be averaged with the adjusted cost base of any other Homestake Common Stock held by the Prime Shareholder immediately before that time for the purposes of determining the holder's adjusted cost base of the holder's Homestake Common Stock.

    TRANSFER OF PRIME COMMON SHARES TO HCI FOR HCI EXCHANGEABLE SHARES

    A Prime Shareholder who exchanges his or her Prime Common Shares for HCI Exchangeable Shares pursuant to the Arrangement will generally be considered to have:

    (i) disposed of such Prime Common Shares for proceeds of disposition equal to the aggregate fair market value at the Effective Date of the HCI Exchangeable Shares, the Ancillary Rights and the HCI Rights received on the exchange plus the amount of any cash received in lieu of fractional shares, less the fair market value at the Effective Date of the Call Rights; and

    (ii) granted the Call Rights to Homestake and HCH for consideration equal to the fair market value at the Effective Date of the Call Rights.

    Prime Shareholders who are resident in Canada for the purposes of the Canadian Tax Act and who are not tax-exempt for the purposes of Part I of the Canadian Tax Act ("Eligible Holders") or, in the case of a Prime Shareholder which is a partnership, where one or more members of the partnership is an Eligible Holder, will be entitled to make a joint election with HCI under subsection 85(1) or 85(2), as applicable, of the Canadian Tax Act which may result in the deferral of capital gains otherwise arising under (i) above. See commentary under the heading "Tax Elections" below.

    To the extent that a subsection 85(1) or 85(2) election is not made in respect of the exchange of Prime Common Shares for HCI Exchangeable Shares, Prime Shareholders will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Prime Common Shares exchanged. In these circumstances, the aggregate cost of the HCI Exchangeable Shares, the Ancillary Rights and the HCI Rights acquired by a Prime Shareholder on the disposition of Prime Common Shares to HCI will be an amount equal to such proceeds of disposition. Prime Shareholders will be required to allocate this aggregate cost between the HCI Exchangeable Shares, the Ancillary Rights and the HCI Rights on a reasonable basis.

    For the purposes of determining the tax implications of (i) above, Prime Shareholders will be required to determine the fair market value of the Ancillary Rights and the HCI Rights on a reasonable basis. Prime is of the view, and has advised counsel, that the Ancillary Rights and the HCI Rights granted pursuant to the Arrangement will have only nominal fair market value. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. It is possible that Revenue Canada could take the position that the Ancillary Rights and the HCI Rights have a fair market value in excess of a nominal amount.

    For the purposes of determining the tax implications of (i) and (ii) above, Prime Shareholders will be required to determine the fair market value of the Call Rights granted to Homestake and HCH. Prime is of the view, and has advised counsel, that the Call Rights granted pursuant to the Arrangement will have only nominal fair market value. Counsel expresses no opinion as to the appropriateness or accuracy of this valuation. Prime's view as to the valuation of the Call Rights is not binding upon Revenue Canada. Provided that Prime's valuation with respect to the Call Rights is correct, the granting of the Call Rights to Homestake and HCH will not result in any material adverse income tax consequences to Prime Shareholders. However, should Revenue Canada challenge this valuation, and ultimately succeed in establishing that the Call Rights have a fair market value in excess of a nominal amount, Prime Shareholders will realize a capital gain in an amount equal to the fair market value of the Call Rights.

    The general tax treatment of capital gains and losses is discussed below under the heading "Capital Gains and Losses."

    CAPITAL GAINS AND LOSSES

    A Prime Shareholder's taxable capital gain (or allowable capital loss) from the disposition of Prime Common Shares, HCI Exchangeable Shares or Homestake Common Stock will be equal to three-quarters of the amount of the shareholder's capital gain (or capital loss) in respect of such disposition. A Prime Shareholder must include any such taxable capital gain in income for the taxation year of disposition, and may, subject to the detailed provisions of the Canadian Tax Act, deduct any such allowable capital loss from taxable capital gains in the year in which such allowable capital loss is realized. Subject to the detailed rules contained in the Canadian Tax Act, any remaining allowable capital loss may generally be applied to reduce net taxable capital gains realized by the holder in the three preceding taxation years or in any subsequent taxation year.

    If the holder of a share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns shares.

    Capital gains realized by an individual may be subject to alternative minimum tax under the Canadian Tax Act depending on the individual's circumstances.

    Prime Shareholders that are "Canadian-controlled private corporations" (as defined in the Canadian Tax Act) may be liable to pay an additional 6 2/3% refundable tax in respect of taxable capital gains realized.

    TAX ELECTIONS

    HCI will make a joint election under subsection 85(1) or subsection 85(2), as applicable, of the Canadian Tax Act with any Prime Shareholder who is an Eligible Holder or, in the case of a partnership, where one or more members of the Partnership is an Eligible Holder, as a result of which the holder may be entitled to obtain a full or partial tax-deferred rollover on the disposition of the holder's Prime Common Shares to HCI pursuant to the Arrangement. The joint election allows the holder to elect an amount which will be treated for the purposes of the Canadian Tax Act as the holder's proceeds of disposition in respect of such Prime Common Shares. The elected amount will be determined by each holder who makes such a joint election, subject to the limitations under the Canadian Tax Act described generally below. The elected amount cannot be (i) less than the greater of the adjusted cost base to such holder of such Prime Common Shares and the aggregate of the fair market value of the Ancillary Rights and the HCI Rights received on the exchange and the amount of any cash received in lieu of fractional shares (the "Non-share Consideration"), or (ii) more than the aggregate fair market value of such Prime Common Shares. The cost of the HCI Exchangeable Shares acquired on such exchange will be the difference between the amount elected and the aggregate fair market value of the Non-share Consideration received by the Prime Shareholder on the exchange. A capital gain (or capital loss) will be realized by a holder to the extent that the proceeds of disposition (I.E., the elected amount) of the Prime Common Shares, net of any reasonable costs associated with the disposition, exceed (or are less than) the adjusted cost base to the holder of such Prime Common Shares. A Prime Shareholder will be required to include in income any such capital gain or capital loss in the manner and subject to the rules described above under the heading "Capital Gains and Losses." The cost of the Ancillary Rights and the HCI Rights received will equal the fair market value thereof at the Effective Date. The comments above under the heading "Transfer of Prime Common Shares to HCI for HCI Exchangeable Shares" apply equally in respect of determining the fair market value of the Ancillary Rights and the HCI Rights for the purpose of arriving at the appropriate elected amount.


    Prime Shareholders who wish to make an election under subsection 85(1) or subsection 85(2) of the Canadian Tax Act (a "Tax Election") must duly complete and forward to HCI by registered mail a package of documents described below (a "Tax Election Filing Package") in the manner and within the time set out below. A Prime Shareholder interested in obtaining a Tax Election Filing Package should so indicate on the Letter of Transmittal. The Tax Election Filing Package will include copies of the relevant election forms and a letter authorizing HCI to file the Tax Election on behalf of the Prime Shareholder. Alternatively, the Tax Election forms may be obtained directly from Revenue Canada.


    Certain provincial or territorial jurisdictions may require that a separate joint election be filed for provincial or territorial income tax purposes. HCI will also make a joint election with a provincial or territorial Prime Shareholder under provisions of any relevant provincial or territorial income tax legislation with similar effect to subsection 85(1) or subsection 85(2) of the Canadian Tax Act. PRIME SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE WHETHER SEPARATE ELECTION FORMS MUST BE FILED WITH ANY PROVINCIAL OR TERRITORIAL TAXING AUTHORITY. It will be the responsibility of each Prime Shareholder who wishes to make such an election to obtain the necessary provincial or territorial election forms and to submit such forms to HCI.


    A duly completed Tax Election Filing Package together with any required supporting schedules must be signed and forwarded by a Prime Shareholder to HCI within 90 days of the Effective Date. HCI will execute any properly completed Tax Election contained in a Tax Election Filing Package and, if so directed by a Prime shareholder, will forward such Tax Election by mail within 30 days after the receipt thereof by HCI to Revenue Canada with a copy to the Prime Shareholder. Alternatively, Prime Shareholders may direct HCI to return the signed election forms directly to them. In order for Revenue Canada to accept a Tax Election without a late filing penalty being paid by a Prime Shareholder, the Tax Election, duly completed and executed by both the Prime Shareholder and HCI, must be received by Revenue Canada on or before the day that is the earlier of June 30, 1999 and the date on or before which the Prime Shareholder is required to file an income tax return for the taxation year in which the Arrangement is completed (I.E., April 30, 1999 in the case of Prime Shareholders who are individuals).


    HCI will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any Tax Election, nor will HCI be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly file a Tax Election in the prescribed form and manner and within the time prescribed in the Canadian Tax Act (except with respect to any failure by HCI to file a properly completed Tax Election Filing Package within 30 days of its being received by HCI).

    PRIME SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF THE RECOGNITION OF A CAPITAL GAIN AS A RESULT OF THE TRANSFER OF PRIME COMMON SHARES TO HCI. A

HOLDER WHO DOES NOT MAKE A VALID ELECTION UNDER SUBSECTION 85(1) OR 85(2), AS APPLICABLE, OF THE CANADIAN TAX ACT MAY REALIZE A TAXABLE CAPITAL GAIN.

    DIVIDENDS

    (A) HCI EXCHANGEABLE SHARES

    A shareholder who is an individual will be required to include in income dividends received or deemed to be received on the HCI Exchangeable Shares, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

    Subject to the discussion below as to the denial of the dividend deduction, in the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the HCI Exchangeable Shares will be included in computing the corporation's income and will generally be deductible in computing its taxable income. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities.

    In the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if either:

    (i) the specified financial institution did not acquire the HCI Exchangeable Shares in the ordinary course of the business carried on by such institution; or

    (ii) at the time of the receipt of the dividend by the specified financial institution, the HCI Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding HCI Exchangeable Shares.

    A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the HCI Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

    If HCI or any other person with whom HCI does not deal at arm's length is a specified financial institution at a point in time that a dividend is paid on an HCI Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income. This denial of the dividend deduction for a corporate shareholder will not in any event apply if, at the time a dividend is received or deemed to be received, the HCI Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), Homestake and HCH are "related" to HCI for the purposes of the Canadian Tax Act and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10 percent of the issued and outstanding HCI Exchangeable Shares.

    The HCI Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, HCI will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the HCI Exchangeable Shares and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under
Part I of the Canadian Tax Act.

    In the event that the IRS imposes U.S. withholding tax with respect to dividends paid on the HCI Exchangeable Shares as set out in "--Certain United States Federal Tax Considerations to Prime Shareholders--Dividends on Exchangeable Shares," it is unlikely that a Canadian resident holder of HCI Exchangeable Shares will be entitled to a foreign tax credit in Canada with respect to such U.S. withholding tax.

    (B) HOMESTAKE COMMON STOCK

    Dividends on Homestake Common Stock will be required to be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A holder that is a corporation will include such dividends in computing its taxable income. A holder that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax paid in respect of such dividends (see commentary under the heading "Certain United States Federal Tax Considerations to Prime Shareholders") will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

    REDEMPTION OR EXCHANGE OF HCI EXCHANGEABLE SHARES

    A Prime Shareholder will be considered under the Canadian Tax Act to have disposed of HCI Exchangeable Shares on (i) a redemption (including pursuant to a Retraction Request) of such HCI Exchangeable Shares by HCI, or (ii) an acquisition of such HCI Exchangeable Shares by Homestake or HCH pursuant to the Call Rights. The Canadian federal income tax consequences of such a disposition are significantly different for the holder depending on whether the event giving rise to the disposition is a redemption by HCI or an acquisition by Homestake or HCH. A Prime Shareholder who exercises the right to require redemption of an HCI Exchangeable Share by giving a Retraction Request cannot control whether the HCI Exchangeable Share will be acquired by Homestake or HCH under the Retraction Call Right or redeemed by HCI; however, the holder will be notified if the Retraction Call Right will not be exercised in which case the holder may cancel the Retraction Request and retain the HCI Exchangeable Share.

    On the redemption (including pursuant to a Retraction Request) of an HCI Exchangeable Share by HCI, the holder of an HCI Exchangeable Share will be deemed to have received a taxable dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of the Homestake Common Stock received by the holder from HCI on the redemption plus the amount of any accrued but unpaid dividends on the HCI Exchangeable Share) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the HCI Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment described above under the heading "Dividends-HCI Exchangeable Shares". On the redemption, the holder of an HCI Exchangeable Share will also be considered to have disposed of the HCI Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. A holder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the HCI Exchangeable Share exceeds (or is less than) such proceeds of disposition. The general tax treatment of capital gains and capital losses is discussed above under the heading "Capital Gains and Capital Losses." In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

    On the exchange of an HCI Exchangeable Share by the holder thereof with Homestake or HCH for Homestake Common Stock such holder will be considered to have disposed of the HCI Exchangeable Share for proceeds of disposition equal to the fair market value at that time of the Homestake Common Stock received on such exchange plus the Additional Amount in respect of such HCI Exchangeable Share. Such holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the HCI Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the HCI Exchangeable Share. The general tax treatment of capital gains and capital losses is discussed above under the heading "Capital Gains and Losses."

    The cost of Homestake Common Stock received on the redemption of an HCI Exchangeable Share by HCI will be equal to the fair market value of the Homestake Common Stock received on the redemption. The cost of Homestake Common Stock received on the exchange of an HCI Exchangeable Share with Homestake or HCH will be equal to the fair market value of the Homestake Common Stock received on the exchange. The cost of any such Homestake Common Stock will be averaged with the adjusted cost base of any other Homestake Common Stock held by the Prime Shareholder immediately before that time for the purposes of determining the holder's adjusted cost base of the holder's Homestake Common Stock.

    DISPOSITION OF HOMESTAKE COMMON STOCK

    A disposition or deemed disposition of Homestake Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of Homestake Common Stock. The general tax treatment of capital gains and capital losses is discussed above under the heading "Capital Gains and Losses."

    ELIGIBILITY FOR INVESTMENT

    Homestake has indicated to counsel that HCI has applied for listing of the HCI Exchangeable Shares on the TSE, and that Homestake intends to use its best efforts to cause HCI to maintain such listing. Homestake has also indicated that it will maintain the listing of Homestake Common Stock on the NYSE or another prescribed exchange.

    QUALIFIED INVESTMENTS. Provided the HCI Exchangeable Shares and the Homestake Common Stock are listed on a prescribed stock exchange (which currently includes the TSE and the NYSE), such securities, the Ancillary Rights, the HCI Rights and the Homestake Rights will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

    FOREIGN PROPERTY. Provided the HCI Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and HCI continues to maintain a substantial presence in Canada, the HCI Exchangeable Shares and the HCI Rights will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. HCI will be considered to have a substantial presence in Canada if it satisfies certain tests contained in the Canadian Tax Act including certain asset tests or if it maintains an office in Canada and HCI or a corporation controlled by it employs more than five employees in Canada full time in the active conduct of a business, other than an investment activity or a business carried on directly or indirectly through a partnership of which the corporation is not a majority interest partner. Homestake has informed counsel that following the Arrangement, HCI will satisfy this substantial presence test and expects that HCI will continue to satisfy the test.

    The Homestake Common Stock, the Homestake Rights and the Ancillary Rights will be foreign property under the Canadian Tax Act.

    DISSENTING SHAREHOLDERS

    A Dissenting Shareholder will be considered to have realized a deemed dividend and a capital gain (or capital loss) based on the fair market value of the consideration received for its Prime Common Shares, computed as generally described above in the case of a redemption of an HCI Exchangeable Share by HCI for Homestake Common Stock under "Redemption or Exchange of HCI Exchangeable Shares". Dissenting Shareholders should consult their own tax advisors in respect of the treatment of such deemed dividends. Additional income tax considerations may be relevant to Dissenting Shareholders who fail to perfect or withdraw their claims pursuant to the Dissent Right.

    Interest awarded to a Dissenting Shareholder by a court will be included in the Dissenting Shareholder's income for purposes of the Canadian Tax Act.

    SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of the summary is applicable only to Prime Shareholders who, for purposes of the Canadian Tax Act or any relevant bilateral treaty, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Prime Common Shares or will hold HCI Exchangeable Shares or Homestake Common Stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada and, in the case of a holder who carries on an insurance business in Canada and elsewhere, whose shares are not "designated insurance property" as defined in the Proposed Amendments and are not effectively connected with an insurance business carried on in Canada at any time (a "Non-Resident Shareholder").

    Generally, Prime Common Shares, HCI Exchangeable Shares and Homestake Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the NYSE), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and none of the holder, persons with whom the holder does not deal at arm's length or the holder together with such persons owned (or had under option) at any time during the immediately preceding five year period, 25 percent or more of the issued shares of any class or series of the capital stock of Prime, HCI or Homestake, as the case may be. In certain circumstances, Prime Common Shares held by a Non-Resident Shareholder may be deemed to be "taxable Canadian property" where such shares were acquired as part of a tax-deferred reorganization. HCI has applied for the listing of the HCI Exchangeable Shares on the TSE and Homestake has indicated that it intends to use its best efforts to cause HCI to maintain such listing. Homestake has indicated that it will maintain the listing of Homestake Common Stock on the NYSE or another prescribed stock exchange.

    HCI will not make joint elections under subsection 85(1) or subsection 85(2) of the Canadian Tax Act with Non-Resident Holders.

    A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act on the exchange of Prime Common Shares for HCI Exchangeable Shares, on the exchange of an HCI Exchangeable Share for Homestake Common Stock (except to the extent the exchange results in a redemption of an HCI Exchangeable Share) or on the sale or other disposition of an HCI Exchangeable Share or Homestake Common Stock. A holder whose HCI Exchangeable Shares are redeemed (either under HCI's redemption right or pursuant to a Retraction Request) will be deemed to receive a dividend as described above for shareholders resident in Canada under "Redemption or Exchange of HCI Exchangeable Shares". The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

    Dividends paid or deemed to be paid on the HCI Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25 percent, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Tax Treaty the rate is generally reduced to 15 percent in respect of dividends paid to a person who is the beneficial owner of such shares and who is resident in the United States for purposes of the Tax Treaty.

    A Dissenting Shareholder will be considered to have realized a deemed dividend computed as generally described above in the case of shareholders resident in Canada under "Dissenting Shareholders". The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described immediately above. Additional income tax considerations may be relevant to dissenting Prime Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent. An award of interest to a Dissenting Shareholder who is a Non-Resident Shareholder will be subject to a non-resident withholding tax under the Canadian Tax Act at a rate of 25%, although such rate may be reduced under the provisions of any income tax treaty in force between Canada and the country of residence of the Non-Resident Shareholder. This withholding rate is reduced to 10% under the Tax Treaty for Dissenting Shareholders resident in the United States.


UNITED STATES FEDERAL TAX CONSIDERATIONS TO PRIME SHAREHOLDERS



    The following summary of the principal United States federal income tax considerations generally applicable to a United States Holder (as defined below) arising from and relating to the Arrangement, including the receipt and ownership of HCI Exchangeable Shares and Homestake Common Stock, represents the opinion of Thelen Reid & Priest LLP, United States counsel to Homestake, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto.


    As used herein, a United States Holder is a Prime Shareholder who is a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source or a trust whose administration is subject to the primary supervision of a United States court and which has one or more fiduciaries who are United States persons and who have the authority to control all substantial decisions of the trust. However, as used herein, United States Holder excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar and Prime Shareholders who hold Prime Common Shares as part of a straddle, wash sale, hedging or conversion transaction. United States Holders who do not maintain a substantial presence, permanent home or habitual abode in the United States or who do not maintain closer personal and economic relationships with the United States than with any other country (other than Canada) may be unable to benefit from the provisions of the Tax Treaty described herein. Such holders should consult their own tax advisors concerning the availability of Tax Treaty benefits. This summary is limited to United States Holders who hold Prime Common Shares as capital assets.

    This summary is based on United States federal income tax law in effect as of the date of this Supplement. No statutory, judicial or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the HCI Exchangeable Shares, the Ancillary Rights granted to the Prime Shareholders and the Call Rights. Consequently, as discussed more fully below, some aspects of the United States federal income tax treatment of the Arrangement, including the receipt and ownership of HCI Exchangeable Shares and the exchange of HCI Exchangeable Shares for shares of Homestake Common Stock, are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "IRS") regarding the tax consequences of any of the transactions described herein.

    This summary does not address aspects of United States taxation other than United States federal income taxation under the United States Internal Revenue Code of 1986, as amended, nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States Holder in light of the United States Holder's particular circumstances. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the HCI Exchangeable Shares or shares of Homestake Common Stock.

    THE FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO EACH PRIME SHAREHOLDER WILL VARY ACCORDING TO EACH PRIME SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PRIME SHAREHOLDER. ACCORDINGLY, PRIME SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT IN THEIR PARTICULAR CIRCUMSTANCES.

    CHARACTERIZATION OF THE ARRANGEMENT FOR UNITED STATES FEDERAL INCOME TAX
     PURPOSES

    There is no direct authority addressing the proper treatment of the Arrangement for United States federal income tax purposes and therefore the conclusions contained in the discussion below are subject to significant uncertainty. There can be no assurance that the IRS would not challenge the characterization of the Arrangement discussed below, or that, in the event of a challenge, a court would not agree with the IRS.

    RECEIPT OF HCI EXCHANGEABLE SHARES OR HOMESTAKE COMMON STOCK

    Prime Shareholders that participate in the Arrangement will be entitled to elect to receive (i) HCI Exchangeable Shares and Ancillary Rights (and may be deemed to grant certain of the Call Rights) or (ii) Homestake Common Stock in exchange for their Prime Common Shares.

    The exchange of Prime Common Shares for HCI Exchangeable Shares and Ancillary Rights or for Homestake Common Stock pursuant to the Arrangement will be a taxable exchange for United States federal income tax purposes. Consequently, United States Holders will recognize gain or loss equal to the difference between (i) the sum of the fair market value of HCI Exchangeable Shares and Ancillary Rights or Homestake Common Stock and the amount of cash received in lieu of a fractional share interest and (ii) the tax basis of the Prime Common Shares surrendered. Such gain or loss will be long-term capital gain or loss if the Prime Common Shares exchanged have been held for more than one year at the time of the exchange. Any long-term capital gain recognized by an individual United States Holder would be subject to tax at a maximum rate of 20%. The tax basis of the HCI Exchangeable Shares and Ancillary Rights or Homestake Common Stock received by a United States Holder generally should be equal to their fair market value on the date of the exchange. The holding period of HCI Exchangeable Shares or Homestake Common Stock in the hands of a United States Holder should begin on the day following the date of the exchange.

    Prime believes that the Ancillary Rights received and any Call Rights deemed to be granted by Prime Shareholders pursuant to the Arrangement Agreement and the Arrangement generally will have only nominal value and, therefore, that their receipt or grant, as the case may be, should not result in any material United States federal income tax consequences, although the value of such rights could vary depending on the circumstance of a particular Prime Shareholder. Further, the exchange of certain of the Call Rights for the Ancillary Rights may not be taxable to United States Holders because United States Holders and Homestake may be deemed to have granted purchase options to each other, which grants would not generally be treated as taxable events for United States federal income tax purposes. It is possible, however, that the IRS could take the position that the Ancillary Rights and the Call Rights have greater than nominal value and that the grants of such rights are taxable events. In such event, the receipt of the Ancillary Rights and the grant of certain of the Call Rights could generate taxable gain or loss. Such gain or loss would generally be capital gain or loss. United States Holders should consult their tax advisors with respect to the potential tax consequences of the receipt of the Ancillary Rights pursuant to the Arrangement.

    EXCHANGE OF HCI EXCHANGEABLE SHARES FOR HOMESTAKE COMMON STOCK

    A United States Holder that exchanges HCI Exchangeable Shares for shares of Homestake Common Stock generally will recognize gain or loss on such exchange. Such gain or loss will be equal to the difference between the fair market value of the shares of Homestake Common Stock at the time of the exchange and the United States Holder's tax basis in the HCI Exchangeable Shares surrendered. The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the HCI Exchangeable Shares, ordinary income may be recognized. Such gain or loss will be long-term capital gain or loss if the HCI Exchangeable Shares have been held for more than one year at the time of the exchange. Long-term capital gains recognized by a United States Holder who is an individual are taxed at rates not in excess of 20%. A United States Holder will have a tax basis in the shares of Homestake Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such stock will begin on the day after the exchange.


    Under certain limited circumstances, an exchange by a United States Holder of HCI Exchangeable Shares for Homestake Common Stock may be characterized as a tax-free exchange. In order for an exchange to be tax-free, certain requirements must be satisfied as of the date of the exchange. Whether such requirements can be satisfied will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted at the date hereof.


    Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. In computing the limitations, gain realized on the exchange of HCI Exchangeable Shares will be United States source income. However, a United States Holder resident in the United States may be able to rely on the Tax Treaty to treat the gain on the exchange as sourced in Canada. Under proposed United States Treasury regulations, any loss realized by a United States Holder would be allocated against foreign source income and would thus reduce the United States Holder's ability to claim foreign tax credits. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

    DISTRIBUTIONS ON THE HCI EXCHANGEABLE SHARES

    A United States Holder of HCI Exchangeable Shares generally will be required to include in gross income as ordinary income dividends paid on the HCI Exchangeable Shares to the extent paid out of the earnings and profits of HCI, as determined under United States federal income tax principles. Such dividends paid in Canadian dollars, inclusive of any Canadian withholding taxes paid by HCI on such dividends, will be includable in the income of a United States Holder in a United States dollar amount calculated by reference to the exchange rate in effect on the date the dividends are distributed. If Canadian dollars are converted into US dollars on the day they are received, United States Holders should generally not be required to recognize foreign currency gain or loss. United States Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Canadian dollars received which are not converted into US dollars on the date of receipt. Provided that a United States Holder is entitled to the benefits of the current Tax Treaty, such dividends will be subject to Canadian withholding tax at a maximum rate of 15 percent. A United States Holder who is entitled to the benefits of the current Tax Treaty should generally be entitled either to credit the Canadian withholding tax against the holder's United States federal income tax liability or to deduct the Canadian withholding tax in determining the holder's United States taxable income. The amount of the foreign tax credit allowable to a United States Holder with respect to the dividends is subject to complex limitations. For the purpose of such limitations, dividends should be treated as foreign source passive income.

    DISSENTERS

    A United States Holder who exercises such holder's right to dissent from the Arrangement should recognize gain or loss on the exchange of such holder's Prime Common Shares for cash in an amount equal to the difference between the amount of cash received (other than amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and such holder's basis in the Prime Common Shares. Such gain or loss will be long-term capital gain or loss if the Prime Common Shares have been held for more than one year at the Effective Date.


    TAXABLE DISPOSITION OF HCI EXCHANGEABLE SHARES



    A United States Holder who disposes of HCI Exchangeable Shares in a taxable transaction will recognize gain or loss on such disposition. Such gain or loss will be equal to the difference between the fair market value of the net proceeds of disposition and the United States Holder's tax basis in the HCI Exchangeable Shares surrendered. Assuming that HCI was not a PFIC (as defined below) at any time during the holding period of the United States Holder, such gain or loss will be long-term capital gain or loss if the HCI Exchangeable Shares sold have been held for more than one year at the time of the disposition. Any long-term capital gain recognized by an individual United States Holder would be subject to tax at a maximum rate of 20%.


    PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

    For United States federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income.

    A United States Holder who receives an "excess distribution" with respect to the shares of a PFIC or who sells such shares at a gain and who did not elect to treat the PFIC as a "qualified electing fund" will be taxed on such distribution or gain at the highest rates applicable to ordinary income, and such tax will be increased by an interest charge calculated by reference to the period during which the United States Holder held the PFIC stock.

    While there can be no assurance with respect to the classification of Prime as a PFIC, Prime believes that it was not a PFIC during its taxable years ending prior to consummation of the Arrangement. However, in connection with the transactions contemplated herein, no opinion will be rendered regarding Prime's status as a PFIC. After the consummation of the Arrangement, Homestake and HCI intend to endeavor to cause HCI to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. After the Arrangement, HCI intends to monitor its status regularly, and promptly following the end of each taxable year, HCI will endeavor to notify United States Holders of HCI Exchangeable Shares if it believes that HCI was a PFIC for that taxable year.

    Since Homestake and Prime believe that Prime is not and has not been a PFIC, and since Homestake cannot be a PFIC because it is a domestic corporation, a United States Holder who elects to receive Homestake Common Stock in the Arrangement should not be affected by the PFIC rules.

    Because the United States federal income tax consequences to United States Holders under the PFIC provisions are significant and complex, United States Holders who intend to elect to receive HCI Exchangeable Shares (rather than Homestake Common Stock) in the Arrangement are urged to discuss those consequences with their tax advisors.

    DISTRIBUTIONS ON HOMESTAKE COMMON STOCK

    A United States Holder of Homestake Common Stock will be required to include in gross income as ordinary income any dividends paid on such stock to the extent paid out of the earnings and profits of Homestake, as determined under United States federal income tax principles. Distributions on Homestake Common Stock in excess of such earnings and profits will be treated as a tax-free return of capital to the extent of the United States Holder's adjusted tax basis for such shares and, to the extent in excess of adjusted tax basis, as capital gain. Dividends on Homestake Common Stock should qualify for the dividends received deduction applicable to United States corporations.


    TAXABLE DISPOSITION OF HOMESTAKE COMMON STOCK



    A United States Holder who disposes of Homestake Common Stock in a taxable transaction will recognize gain or loss on such disposition. Such gain or loss will be equal to the difference between the fair market value of the net proceeds of disposition and the United States Holder's tax basis in the Homestake Common Stock surrendered. Such gain or loss will be long-term capital gain or loss if the Homestake Common Stock sold have been held for more than one year at the time of the disposition. Any long-term capital gain recognized by an individual United States Holder would be subject to tax at a maximum rate of 20%.


    SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

    The following summary is applicable to a non-United States Holder. As used herein, a non-United States Holder is a Prime Shareholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, Prime Shareholders who hold Prime Common Shares as part of a straddle, wash sale, hedging or conversion transaction, and Prime Shareholders who ceased to be citizens or permanent residents of the United States with a principal purpose of avoiding United States taxation. A non-United States Holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This summary is limited to non-United States Holders who hold Prime Common Shares as capital assets and who will hold HCI Exchangeable Shares and shares of Homestake Common Stock as capital assets.

    DIVIDENDS ON EXCHANGEABLE SHARES

    Dividends paid by HCI to a non-United States Holder with respect to the HCI Exchangeable Shares should not be subject to United States withholding tax, and HCI and Homestake do not intend that HCI or Homestake will withhold any amounts in respect of such tax from such dividends. The IRS may, however, assert that United States withholding tax is payable with respect to dividends paid on the HCI Exchangeable Shares to non-United States Holders. As a result, non-United States Holders of HCI Exchangeable Shares could be subject to United States withholding tax at a rate of 30%. The withholding rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence. Under the Tax Treaty, a maximum rate of 15% applies to dividends paid to residents of Canada.

    DIVIDENDS ON HOMESTAKE COMMON STOCK

    Dividends received by a non-United States Holder with respect to Homestake Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States and, if a tax treaty applies, are not attributable to a United States permanent establishment of the non-United

States Holder, generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15 percent, generally, on dividends paid to residents of Canada under the Tax Treaty).

    INTERESTS IN U.S. REAL PROPERTY; DISPOSITIONS OF SHARES

    United States federal income tax is imposed on gains realized by non-United States Holders from the disposition of interests in real property located in the United States, including an interest in a United States corporation that is, or has been during certain periods preceding the disposition, a "United States real property holding corporation" (a "USRPI"). Because HCI Exchangeable Shares are convertible into shares of Homestake, a United States corporation, the HCI Exchangeable Shares would be considered a USRPI if Homestake is or becomes a United States real property holding corporation. Homestake has determined that it is not a United States real property holding corporation and is not likely to become one in the foreseeable future. If, contrary to expectations, Homestake were to become a United States real property holding corporation in the future, a non-United States Holder who owned more than 5% of the outstanding shares of Homestake Common Stock (counting both shares of Homestake Common Stock owned directly and such shares that the holder could acquire by the exchange of HCI Exchangeable Shares) would be subject to United States federal income taxation at ordinary income rates on any gain realized on a disposition of such Homestake Common Stock or HCI Exchangeable Shares. Complex rules may apply for purposes of determining whether a non-United States Holder owns more than 5% of the outstanding Homestake Common Stock. Non-United States Holders who believe that they may become greater than 5% shareholders of Homestake, directly or through the ownership of HCI Exchangeable Shares, are particularly urged to consult their own tax advisors concerning the possible U.S. tax consequences to them if Homestake were to become a USRPI.

    Subject to the discussion of interests in U.S. real property above, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the receipt of the HCI Exchangeable Shares in exchange for Prime Common Shares, on the sale or exchange of the HCI Exchangeable Shares, or on the sale or exchange of shares of Homestake Common Stock, unless (i) such gain is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States, or (ii) the non-United States Holder is an individual who holds the Prime Common Shares, the HCI Exchangeable Shares or the Homestake Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

    UNITED STATES FEDERAL ESTATE TAX

    Homestake Common Stock will be deemed to be a United States asset for purposes of United States federal estate tax law and, therefore, Homestake Common Stock held by an individual non-United States Holder at the time of his or her death will generally be subject to the United States federal estate tax, except as may otherwise be provided by an applicable tax or estate tax treaty with the United States.

    The HCI Exchangeable Shares should not be considered United States situs assets for purposes of United States federal estate tax law. However, as there is no direct authority addressing the proper treatment of the HCI Exchangeable Shares for United States federal estate tax purposes, this conclusion is subject to uncertainty, and there can be no assurance that the IRS would not take a contrary position.

    The Tax Treaty provides that United States federal estate tax paid by a resident of Canada will generally be allowed as a deduction from the amount of any Canadian tax otherwise payable by the individual for the year in which the individual died on the total of (a) any income, profits or gains of the individual arising in the United States in that year and (b) where the value at the time of the individual's death of the individual's entire gross estate wherever situated exceeds US$1.2 million, any income, profits or gains of the individual for that year from property situated in the United States at that time. This summary does not purport to be a complete description of all of the provisions of the Tax Treaty that may affect the taxation of Canadian residents. Non-United States Holders should consult their tax advisors as to the tax consequences to them of the Tax Treaty or another applicable tax or estate tax treaty with the United States.

                  PRINCIPAL HOLDERS OF HOMESTAKE COMMON STOCK

OWNERSHIP OF COMMON STOCK BY HOMESTAKE'S MANAGEMENT


    The following table shows: (i) as of September 30, 1998 the number of shares of Homestake Common Stock owned by directors and the five highest paid executive officers for the year ended December 31, 1997, and all directors and executive officers as a group, (ii) the number of shares of Homestake Common Stock which such persons have the right to acquire within 60 days of September 30, 1998 but do not actually own and (iii) the total number of shares of Homestake Common Stock which such persons own and have the right to acquire within 60 days of September 30, 1998. This includes shares held in Homestake's Savings Plan for the accounts of executive officers and directors share rights granted under the 1996 Plan and Homestake's Stock Option and Share Rights Plan--1988, which entitle Outside Directors to receive shares on the date of ceasing to serve as a director. Other than Mr. Clark (see footnote 2 below), no director or executive officer beneficially owns greater than 1 percent of the total number of shares of Homestake Common Stock outstanding. The total number of shares of Homestake Common Stock beneficially owned by all directors and executive officers as a group represent approximately 3.52% of the 211,203,217 shares of Homestake Common Stock outstanding as of September 30, 1998, which includes shares held by Case, Pomeroy & Company, Inc. (described in footnote 2 below), and the shares which the identified persons have the right to acquire but do not own.



                                                         NUMBER OF SHARES         RIGHT TO
                                                       BENEFICIALLY OWNED AS   ACQUIRE SHARES    TOTAL NUMBER OF
                                                      OF SEPTEMBER 30, 1998,   WITHIN 60 DAYS        SHARES
                                                        EXCLUDING RIGHT TO      OF SEPTEMBER      BENEFICIALLY
NAME                                                     ACQUIRE SHARES(1)        30, 1998            OWNED
----------------------------------------------------  -----------------------  ---------------  -----------------
Gerhard Ammann......................................              3,000                    0             3,000
M. Norman Anderson..................................              2,529                6,686             9,215
Richard R. Burt.....................................                  0                   84                84
Robert H. Clark, Jr.(2).............................          6,448,776                2,334         6,451,110
G. Robert Durham....................................             10,000                1,943            11,943
Douglas W. Fuerstenau...............................              1,478                2,367             3,845
Paul McClintock(3)..................................             12,230                    0            12,230
John Neerhout, Jr...................................              3,000                1,889             4,889
Peter J. Neff.......................................              1,800                    0             1,800
Stuart T. Peeler(4).................................             10,000                2,503            12,503
Carol A. Rae........................................                500                  810             1,310
Jack E. Thompson....................................             52,046              191,247           243,293
Jeffrey L. Zelms....................................                 50                  131               181
Gene G. Elam........................................             12,338              123,744           136,132
Wayne Kirk(5).......................................              9,363              106,163           115,526
Gillyeard J. Leathley...............................              3,888               64,414            68,302
William F. Lindqvist................................              1,226               91,300            92,526
All Directors and Executive Officers as a Group (25
  persons)..........................................          6,608,959              851,236         7,460,195


------------------------

(1) In some instances voting and investment power is shared with the spouse of the identified person.


(2) Includes 13,000 shares owned by Mr. Clark's spouse. Also includes 6,411,776 shares owned by Case, Pomeroy & Company, Inc. Mr. Clark is the President and Chief Executive Officer and, with family members, is a principal shareholder of Case, Pomeroy & Company, Inc. The shares beneficially owned by Mr. Clark represent approximately 3.05% of the 211,203,217 shares of Homestake Common Stock outstanding as of September 30, 1998.


(3) Includes 10,530 shares owned by a corporation of which Mr. McClintock is the sole shareholder.

(4) Includes 3,200 shares owned by a corporation of which Mr. Peeler is the sole shareholder.


(5) Includes 416 shares held of record by two of Mr. Kirk's children. Mr. Kirk disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF HOMESTAKE


    As of October 20, 1998, there were two holders known to Homestake to own beneficially five percent or more of the Homestake Common Stock outstanding:



                                                        AMOUNT AND NATURE
                                                          OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNERSHIP       PERCENT OF CLASS(1)
-----------------------------------------------------  -------------------  -------------------
August von Finck ....................................        30,000,000(2)            14.2%
  Pacellistrasse 4
  80333 Munich, Germany
Malaysia Mining Corporation Berhad ..................        18,583,011(3)             8.8%
  32nd Floor, Menora PNB
  201A Jalan Tun Razak
  50400 Kuala Lumpur
  Malaysia


------------------------


(1) As of October 20, 1998, 211,210,972 shares of Homestake Common Stock were outstanding.



(2) The amount and nature of Mr. von Finck's beneficial ownership is based upon information provided to Homestake pursuant to a Schedule 13D filed on behalf of Mr. von Finck on September 30, 1998.



(3) The amount and nature of Malaysia Mining's beneficial ownership is based upon information provided to Homestake by Malaysia Mining on October 5, 1998.



    Mr. August von Finck, Homestake's largest stockholder, proposed that Gerhard Ammann become a director of Homestake, and on September 25, 1998, Mr. Ammann was elected to the Homestake Board. Mr. von Finck and Homestake are currently in negotiations concerning an agreement pursuant to which, among other things, (a) Homestake would permit Mr. von Finck, subject to certain conditions, to acquire more than 15% of the issued and outstanding shares of Homestake Common Stock without triggering the provisions of the Homestake Rights Agreement and (b) a second nominee of Mr. von Finck would become a director of Homestake.

                    PRINCIPAL HOLDERS OF PRIME COMMON SHARES


    As of September 30, 1998, there were two holders known to Prime to own beneficially five percent or more of the Prime Common Shares outstanding.


                                                        AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP   PERCENT OF CLASS
-----------------------------------------------------  ----------------------  -----------------
Homestake Canada Inc.(1) ............................          38,491,008               50.6%
  1055 West Georgia Street
  Vancouver, British Columbia
  CANADA V6E 3P3
Ontario Teachers' Pension ...........................           3,945,100                5.2%
  Plan Board(2)
  5650 Yonge Street, Suite 300
  North York, Ontario
  CANADA M2M 4H5

------------------------

(1) HCI is a wholly-owned subsidiary of Homestake California, which in turn is a wholly-owned subsidiary of Homestake. The address of both Homestake California and Homestake is 650 California Street, San Francisco, California 94108.

(2) The amount and nature of the ownership of Prime Common Shares by Ontario Teachers' Pension Plan Board ("Teachers") is based upon information provided to Prime by Teachers pursuant to a Schedule 13G filed by Teachers on February 13, 1998.


    In addition, (i) each of the four Prime Outside Directors (Messrs. Anderson, Lenzner, Little and Scott) holds options to acquire 5,000 Prime Common Shares at a price of C$8.50 per share and options to acquire 5,000 Prime Common Shares at a price of C$9.55 per share (all of which are vested or will vest pursuant to the Arrangement), (ii) Mr. Anderson owns 2,000 Prime Common Shares, and Mr. Scott owns 1,000 Prime Common Shares and (iii) two executive officers of Homestake who also are directors of Prime own Prime Common Shares: Gene G. Elam owns 500 Prime Common Shares and Wayne Kirk owns 1,000 Prime Common Shares.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    At the Effective Date, holders of Prime Common Shares will receive HCI Exchangeable Shares or shares of Homestake Common Stock in exchange for their Prime Common Shares. In addition, holders of HCI Exchangeable Shares may receive shares of Homestake Common Stock in exchange therefor in various circumstances contemplated by the HCI Exchangeable Share Provisions.

    Prime is a company incorporated under the Company Act. HCI is a corporation incorporated under the OBCA. Homestake is a corporation incorporated under the DGCL.

    While the rights and privileges of shareholders of a British Columbia company are, in many instances, comparable to those of shareholders of an Ontario corporation and of stockholders of a Delaware corporation, there are certain differences. The principal differences, described below, arise from differences among British Columbia, Ontario and Delaware law, among the Company Act, the OBCA and the DGCL and among the Prime Memorandum and the Prime Articles, the HCI Articles and HCI By-laws and the Restated Certificate and Homestake By-laws. The information below assumes that any amendments to the foregoing charter documents contemplated in connection with the Arrangement have been made and are in effect.

VOTE REQUIRED FOR ORDINARY TRANSACTIONS; QUORUM

    Under the Company Act and the Prime Articles, a quorum for a general meeting of shareholders of Prime is two shareholders, in person or represented by proxy. Business which is not deemed special business by the Prime Articles must be approved by a majority of the shares present or represented by proxy at a general meeting. Matters which are not deemed special business include the consideration of financial statements, fixing the number of directors, the election of directors, the appointment of the auditor, the fixing of the remuneration of the auditor and such other business as by the Prime Articles or the Company Act may be transacted at a general meeting without prior notice thereof being given to the shareholders or any business which is brought under consideration by the report of the directors.

    Under the OBCA, matters which are deemed not to require approval by special resolution by the OBCA or the articles or by-laws and are questions proposed for the consideration of the shareholders generally must be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at a shareholders' meeting. The OBCA provides that unless the by-laws of a corporation otherwise provide, the holders of a majority of shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum.


    Under the DGCL and the Homestake By-laws, matters requiring stockholder approval generally must be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. However, matters such as amendments to the certificate of incorporation, and extraordinary transactions such as mergers and sales of all or substantially all of the assets generally require approval of a majority of the outstanding shares, as discussed below.


    With respect to the election of Homestake directors, the nominees receiving the highest number of votes are elected. Directors of Homestake are elected for a term of three years, with approximately one-third of the directors elected each year.

    Under the DGCL, a corporation's certificate of incorporation and by-laws may specify the number of shares necessary to constitute a quorum at any meeting of shareholders; provided, however, that a quorum may not consist of less than one-third of the shares entitled to vote at the meeting. The Homestake By-laws provide that, in general, the presence in person or by proxy of the holders of a majority of the total voting power of Homestake then outstanding at any meeting will constitute a quorum for the transaction of business.

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

    The Company Act requires that various extraordinary corporate transactions, such as arrangements, amalgamations, sales, leases or other dispositions of all or substantially all of a company's undertaking or changes of corporate jurisdiction, must be approved by a special resolution. Under the Company Act, a special resolution is a resolution passed by not less than a majority of 75% of the votes cast by the shareholders of a company who vote in person or by proxy at a meeting called for that purpose with appropriate notice. In addition, where the extraordinary corporate action being considered is an arrangement or amalgamation, the approval of the British Columbia Supreme Court is required.

    The OBCA provides that certain extraordinary corporate actions, such as certain amalgamations, changes of corporate jurisdiction and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. Under the OBCA, a special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

    A merger of two or more corporations into a single constituent corporation (a "merger"), the consolidation of two or more corporations into a new corporation formed by the consolidation (a "consolidation"), or the dissolution or sale of all or substantially all the assets of a corporation, in any case involving Homestake, will be governed, at least in part, by the DGCL. Under the DGCL, in addition to the requisite board of directors approval, a merger or consolidation generally requires the adoption of the agreement by the stockholders of each constituent corporation by the affirmative vote of a majority of the outstanding stock of each such corporation entitled to vote thereon. Unless specifically required in a corporation's certificate of incorporation, no vote of stockholders of a constituent corporation surviving a merger is necessary if (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of such constituent corporation outstanding prior to the merger remains an identical outstanding or treasury share of the surviving corporation immediately after the merger and (iii) the shares of common stock of the surviving corporation to be issued pursuant to the merger (together with any such shares issuable upon conversion of other shares, securities or obligations issued pursuant to the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger. (The Restated Certificate does not require stockholder approval in these circumstances.) Approval of stockholders generally is not required for the issuance of common stock under the DGCL but the NYSE Listing Rules require stockholder approval if the issuance equals 20% or more of the common or voting stock of the corporation outstanding immediately prior to the issuance. (However, stockholder approval is required to amend the Restated Certificate to, INTER ALIA, increase Homestake's authorized capital stock.) Where the corporation owns at least 90% of the outstanding stock of each class of stock of another corporation, stockholder approval is not required under the DGCL from either corporation to merge the subsidiary corporation into the parent provided that such merger is permitted by the jurisdiction of incorporation of each constituent corporation.

    The Restated Certificate contains a "Fair Price" provision which applies to mergers, reorganizations, sales of assets and a variety of other transactions. See "Description of Homestake Capital Stock--"Fair Price" Charter Provision." The Homestake Rights Agreement and the HCI Rights Agreement also may affect such transactions. See "Description of Homestake Capital Stock--Homestake Rights Agreement" and "Description of HCI Share Capital--HCI Rights Agreement."

TRANSACTIONS INVOLVING SHAREHOLDERS, OFFICERS OR DIRECTORS

    BUSINESS COMBINATIONS WITH SHAREHOLDERS

    The Company Act provides that a compromise or arrangement involving the exchange of shares by a shareholder of a reporting company for property, money or other securities of the company or for property, money or securities of another corporation is not binding on such shareholder unless it is approved not only by 75% of the votes of the holders of shares present and voting either in person or by proxy at a meeting convened to approve the compromise or arrangement (as is required under the Company Act for any compromise or arrangement), but also by a majority of votes cast by shareholders of the company other than votes cast by affiliates of the company and certain other interested persons.

    The OBCA contains comparable provisions requiring preparation of an independent valuation and approval by the minority shareholders of the corporation, by either a simple majority or two-thirds of the votes cast, depending upon the circumstances with respect to business combinations. In addition, policies of certain Canadian securities regulatory authorities, including Policy 9.1 and Policy Q-27, contain requirements regarding "related party transactions." A related party transaction means, generally, any transaction by which the issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and Policy Q-27 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

    Policy 9.1 and Policy Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction and, subject to certain exemptions, the preparation by an independent valuer of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 and Policy Q-27 also require, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction.

    In the case of Homestake, with certain exceptions described below, the DGCL prohibits a "business combination" between the corporation and an "interested stockholder" within three years following the time that the stockholder became an "interested stockholder." An "interested stockholder" is generally one who, directly or indirectly, beneficially owns 15% or more of the voting shares outstanding. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain arrangements that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

        (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the time the stockholder became an interested stockholder;

        (ii) the interested stockholder acquired at least 85% of the voting shares outstanding of the corporation in the transaction in which the stockholder became an interested stockholder excluding, in determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

       (iii) at or subsequent to the time that the interested stockholder became such, the business combination is approved by the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting.

    As noted above, the Restated Certificate contains a "Fair Price" provision which will apply to business combinations between Homestake and "related persons." See "Description of Homestake Capital Stock--

"Fair Price" Charter Provisions." The Homestake Rights Agreement and the HCI Rights Agreement will also apply to certain business combinations. See "Description of Homestake Capital Stock--Homestake Rights Agreement" and "Description of HCI Share Capital--HCI Rights Agreement."

    TRANSACTIONS WITH INTERESTED DIRECTORS OR OFFICERS

    Under the Company Act and the Prime Articles, after full disclosure by a director who has any direct or indirect interest in a proposed contract or transaction with a company of the nature and extent of such interest, either (a) a majority of the directors must approve the proposed contract or transaction (with the interested director abstaining from voting but, if such approval is obtained at a meeting of directors, counted toward a quorum); or (b) the shareholders must approve by special resolution the contract or transaction, which must be fair and reasonable to the company at the time it was entered into. Otherwise, (a) although the proposed contract or transaction is not invalid solely by reason of the interest in it of the interested director, the British Columbia Supreme Court may, on application of the company or any interested person, set aside the contract or transaction or enjoin the company from entering into it or make any other order it sees fit, and (b) the interested director must account to the company for any profit made as a consequence of the company entering into or performing the proposed contract or transaction. Under the Company Act, an officer of a company is required to disclose in writing any office or property whereby duties or interests might be created in conflict with his or her duties as an officer of the company.

    Under the OBCA, contracts or transactions in which a director or officer has an interest are not invalid because of such interest provided that the director or officer who is party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors the nature and extent of his or her interest.

    Where a contract or transaction that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders is proposed, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

    A director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit or gain realized from any such contract or transaction by reason only of his or her holding the office of director or officer or by reason only of his or her vote being counted toward a quorum at a meeting of directors. The contract or transaction, if it was reasonable and fair to the corporation at the time it was approved, is not by reason only of the director's or officer's interest therein void or voidable, where (a) the contract or transaction is confirmed or approved by special resolution at a meeting of the shareholders duly called for that purpose; and
(b) the nature and extent of the director's or officer's interest in the contract or transaction are disclosed in the information circular prepared for the shareholders' meeting.

    Where a director or officer of a corporation fails to disclose his or her interest in a material contract or transaction, the corporation or a shareholder of the corporation, or, in the case of an offering corporation, the OSC may apply to the court for an order setting aside the contract or transaction and directing that the director or officer account to the corporation for any profit or gain realized.

    Section 144 of the DGCL provides that a contract or transaction ("transaction") between a Delaware corporation and one or more of its directors or officers (an "interested person"), or an entity in which such person is an officer or director or has a financial interest, is not void or voidable solely because of such interest, or solely because such interested person is present at or participates in a board or committee meeting approving the transaction or solely because such interested person's votes are counted for such purposes if:

        (i) the material facts of the relationship or interest and the transaction are disclosed or are known to the board or committee and the board or committee in good faith authorizes the transaction by a majority of the disinterested directors even though the disinterested directors are less than a quorum;

        (ii) the material facts of the relationship or interest and the transaction are disclosed or are known to, and the transaction is approved in good faith by, the stockholders; or

       (iii) the transaction is fair as to the corporation at the time it is authorized, approved or ratified.

DISSENTERS' RIGHTS

    Under the Company Act and the Prime Articles, the Prime Shareholders have the right to dissent from certain corporate acts, including (a) certain amendments to the Prime Memorandum or the Prime Articles, (b) a change of Prime's corporate jurisdiction, (c) various forms of corporate reorganizations involving Prime, or (d) a sale, lease or other disposition of all or substantially all of Prime's undertaking. Upon the due exercise by any shareholder of such right, such shareholder is entitled to require Prime to purchase his or her shares for their fair value. Although the Company Act does not provide a statutory dissent right in respect of arrangements, Prime Shareholders have been granted dissent rights under the Arrangement. See "The Arrangement--Dissenters' Rights."

    The OBCA provides that the shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Such matters include: (a) an amendment to its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (b) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (c) any amalgamation with another corporation (other than certain affiliated corporations); (d) a change of corporate jurisdiction; (e) the sale, lease or exchange of all or substantially all its property other than in the ordinary course of business;
(f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (g) certain amendments to the articles of a corporation which require a separate class or series vote. A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

    The DGCL generally entitles a stockholder who has neither voted in favor of a merger or consolidation or consented thereto in writing to exercise appraisal rights upon a merger or consolidation of the corporation if the stockholder complies with certain procedural requirements. Exercise of appraisal rights entitles the holder of shares for which appraisal rights have been duly perfected to have such shares appraised by the Delaware Court of Chancery and to receive payment of the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, as determined by such court.

    Unless specified in the corporation's certificate of incorporation, the DGCL does not provide dissenters appraisal rights for stockholders of a corporation that engages in:

        (i) a sale of all or substantially all its assets;

        (ii) an amendment to its certificate of incorporation; or

       (iii) a merger or consolidation where (A) the agreement of merger or consolidation does not require holders to accept for their shares anything other than shares of the surviving or resulting corporation, shares of any other corporation listed on a national securities exchange in the United

    States, designated as a national market system security on an interdealer quotation system by the NASD or held by more than 2,000 stockholders, cash in lieu of fractional shares or any combination thereof and (B) either:

            (1) the shares of the corporation's capital stock held by the stockholder, at the record date fixed to determine the stockholders entitled to notice of and to vote at the meeting of stockholders to act upon the agreement, were listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; or

            (2) the corporation is to survive the merger or consolidation and the approval of its stockholders is not required because each share of stock of the corporation outstanding immediately prior to the merger will remain an identical outstanding or treasury share of the surviving corporation immediately after the merger and the merger or consolidation agreement does not amend the surviving corporation's certificate of incorporation and does not provide for the issue of common shares of the survivor in excess of 20% of such survivor's shares issued and outstanding immediately prior to the merger or consolidation.

    The Restated Certificate does not provide dissenters appraisal rights in such circumstances.

    Because Homestake Common Stock is listed on the NYSE (a national securities exchange) and the Restated Certificate does not provide otherwise, Homestake Stockholders would not have dissenters appraisal rights in the event that Homestake is a constituent corporation to a merger or consolidation and the consideration payable to Homestake Stockholders for their shares meets the requirement described in (iii) (A) above.

DIRECTOR LIABILITY

    The Company Act imposes joint and several personal liability upon directors of a company who vote for or consent to any resolution authorizing certain corporate actions including the acquisition by the company of its own shares if it is insolvent or would thereby be rendered insolvent, the payment by the company of a commission or discount in excess of 25% on a sale of its shares, the payment by the company of dividends if it is insolvent or would thereby be rendered insolvent, the provision by the company of prohibited financial assistance, or the payment by the company of an indemnity in certain circumstances, subject in all such cases to certain limited defenses. The Company Act provides that such liability is in addition to and not in derogation of any liability imposed on a director by any other legislation, regulation or rule of law.

    The OBCA imposes joint and several personal liability upon directors who vote for or consent to a resolution authorizing actions that are in violation of provisions of the OBCA relating to the issuance of shares, financial assistance, the purchase, redemption or other acquisition of shares, the commissions paid on the sale of shares, the payment of dividends, the payment of a director's indemnity or payments made to a shareholder. The OBCA further provides that a director cannot contract out of this liability.

    The Restated Certificate contains a provision, permitted by the DGCL, limiting the personal monetary liability of directors for breach of fiduciary duties as a director. The DGCL and the Restated Certificate provide that such a provision shall not eliminate or limit liability:

        (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;

        (ii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the DGCL;

       (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

        (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION AND INSURANCE


    Under the Prime Articles, subject to the provisions of the Company Act, Prime must indemnify directors and former directors, and may indemnify directors and former directors of a corporation of which Prime is or was a shareholder, and their heirs and personal representatives, against all expenses incurred, including an amount paid in settling an action or satisfying a judgment in an action or proceeding to which they are made a party by reason of being or having been directors of Prime or such corporation. Under the Prime Articles, subject to the provisions of the Company Act, Prime may indemnify officers, employees or agents of Prime or of any corporation of which Prime is or was a shareholder against all costs, charges and expenses incurred resulting from such person acting as an officer, employee or agent of Prime or of such corporation (provided that Prime is required to indemnify its Secretary and any Assistant Secretary in certain circumstances from certain costs, charges and expenses incurred by them). The Company Act provides that a company may, with the approval of the British Columbia Supreme Court, indemnify a current or former director or officer of a company, or a corporation of which the company is or was a shareholder, in respect of a civil, criminal or administrative action or proceeding to which such director or officer was made a party by reason of being or having been a director or officer, if (a) the director or officer acted honestly and in good faith with a view to the best interests of the company and
(b) in the case of a criminal or administrative action or proceeding, such director or officer had reasonable grounds for believing that the impugned conduct was lawful. The Prime Articles provide that the failure of a director or officer to comply with the provisions of the Company Act, the Prime Memorandum or the Prime Articles will not invalidate the indemnity provided under the Prime Articles.


    Under the Prime Articles, Prime may purchase insurance for the benefit of any director, officer, employee or agent of Prime or of any corporation of which Prime is or was a shareholder, and their heirs and personal representatives, against any liability incurred by such person acting as such director, officer, employee or agent.


    Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (an "Indemnifiable Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds to believe that his conduct was lawful.



    Under the OBCA, a corporation may also, with the approval of the court, indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he fulfills the conditions set out in clauses (a) and (b) above. In any event, an Indemnifiable Person is entitled to indemnity from the corporation in respect of all costs, charges, and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or the body corporate, if the Indemnifiable Person was substantially successful on the merits in his defense of the action or proceeding and fulfills the conditions set out in clauses (a) and (b) above. The HCI By-laws require indemnification to the full extent authorized by the OBCA.


    The OBCA also permits a corporation to purchase and maintain insurance on behalf of directors and officers, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor against liability incurred by the person in his capacity as a director or an officer, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation.



    The DGCL permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits, or proceedings in which an officer, director, employee or agent is a party by reason of the fact that he is or was such a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity or enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in respect of any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) and is not permitted even for such expenses if such person has been adjudged liable to the corporation, unless the Delaware Court of Chancery or the court in which the action or suit was brought determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Under the Homestake By-laws, Homestake must indemnify directors and officers to the fullest extent permitted by law.


    The DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as such whether or not the corporation would have the power to indemnify such persons against such liabilities. Homestake has purchased such insurance. The DGCL further provides that the statutory provisions regarding indemnification are not exclusive of any right which may exist under any by-law, agreement, vote of stockholders or independent directors, or otherwise.

EXAMINATION OF CORPORATE RECORDS

    Under the Company Act, shareholders of a company are entitled to examine, and take extracts without charge from, certain of the company's records, including its certificate of incorporation, its memorandum and articles and all amendments thereto, minutes of all shareholders' meetings, all contracts pursuant to which the company issued shares for a consideration other than cash, all documents filed by the company with and certificates issued to it by the Registrar, every audited financial statement of the company and its subsidiaries and every prospectus, takeover bid circular and information circular issued by the company or any subsidiary during the preceding 10 years. In addition, any person is entitled, upon payment of a reasonable fee, to a list of the shareholders of a company on delivering to the company or its agent an affidavit stating that the list is required for corporate purposes. "Corporate purposes" is defined to mean any effort to influence the voting of shareholders at any meeting, to acquire or sell shares or debentures of the company or to effect an amalgamation or reorganization of the company.

    Under the OBCA, shareholders of a corporation, their agents and legal representatives may examine the articles of the corporation, by-laws of the corporation, minutes of meetings and resolutions of shareholders, a register of directors and a securities register during the usual business hours of the corporation, and may take extracts free of charge. A shareholder of a corporation is entitled, without charge on request, to one copy of any unanimous shareholders' agreement.

    Under the DGCL, stockholders of record have the right for any proper purpose to inspect, upon written demand under oath stating the purpose for such inspection, the corporation's stock ledger, list of stockholders, and its other books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person's interest as a stockholder.

DIRECTOR QUALIFICATIONS

    Under the Company Act, a reporting company must have a minimum of three directors. A majority of the directors must be ordinarily resident in Canada and at least one director must be ordinarily resident in British Columbia.

    A majority of the directors of an OBCA corporation must be resident Canadians but where a corporation has only one or two directors, that director or one of the two directors, as the case may be, must be a resident Canadian. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded must not be officers or employees of the corporation or any of its affiliates. The foregoing provisions will apply to HCI.

    The DGCL does not have any residency or other director qualification requirements.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the Company Act, the shareholders of a company may remove a director by special resolution and, by ordinary resolution passed by a simple majority of votes cast, appoint a new director to serve in the removed director's place. The Company Act provides that any casual vacancies on a company's board of directors may be filled by action of the directors remaining in office. In addition, under the Company Act, if the number of directors of a company is reduced below the necessary quorum for directors, the remaining directors may act for the purpose of filling the vacancies up to the quorum, or of calling a general meeting of shareholders, but for no other purpose.

    The shareholders of an OBCA corporation such as HCI may, by resolution passed by a majority of the votes cast thereon at a meeting of shareholders called for that purpose, remove any director before the expiration of such director's term of office and may elect any qualified person in such director's stead for the remainder of such director's term. Generally, under the OBCA, if a vacancy should occur in the board of directors, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the vacating director's term. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy. In addition, if the articles of a corporation so provide, the directors may increase the number of directors within the range provided in the articles and may fill the vacancies thereby created for a term expiring not later than the next annual meeting of shareholders provided that the total number of directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

    Under the DGCL, in the case of a corporation whose board of directors is classified (such as the Homestake Board), the stockholders of the corporation may remove a director only for cause (unless the certificate of incorporation otherwise provides), by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. Since the Homestake Board is classified and the Restated Certificate does not vary the for cause removal requirement, Homestake directors may be removed only for cause. The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation or by-laws, vacancies and newly-created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Since the Restated Certificate essentially mirrors the foregoing provision of the DGCL, the Homestake directors have the authority to fill vacancies and newly-created directorships by a majority of the directors then in office, although less than a quorum.

SPECIAL MEETING OF STOCKHOLDERS

    The Company Act provides that the holders of 5% of the issued shares of a company with a right to vote may requisition the directors of the company to call an extraordinary general meeting of shareholders of the company. The Prime Articles further provide that the directors may convene an extraordinary meeting whenever they think fit and that the directors shall convene an extraordinary meeting when the Company Act requires.

    The OBCA provides that the board of directors or the holders of not less than 5% of the issued shares of the corporation, that carry the right to vote at a meeting sought to be held, may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

    Under the DGCL, a special meeting may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or by-laws. The Restated Certificate provides that special meetings of the stockholders for any purpose may be called at any time only by the board of directors, the Chairman of the board of directors, the President, a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as provided in a resolution of the board of directors or in the Homestake By-laws, include the power to call such meeting, or by stockholders having not less than 75% of the total voting power of all outstanding shares of stock of Homestake.

AMENDMENTS TO CHARTER DOCUMENTS

    Under the Company Act, a company's memorandum or articles may generally be amended only with the approval of the shareholders of the company (in certain circumstances, by a special resolution); provided, however, that (a) if rights attached to a class or series of shares are prejudiced, a separate resolution of 75% of the votes cast by the holders of that class or series may be required,
(b) alteration of the memorandum as to part only of the issued shares of a class or series requires the consent of the holders of 75% of the shares of such class or series not to be changed, and (c) if the articles authorize the board of directors to fix the number of shares in a series of a class of shares, to determine the designation of the shares and to create, define and attach special rights and restrictions to the shares of each series of a class of shares, the directors may amend the memorandum or articles as necessary in this regard. The Prime Articles authorize the Prime Board to take such actions.

    The OBCA provides that any amendment to articles of a corporation generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Unless the articles or by-laws of an OBCA corporation otherwise provide, the OBCA provides that directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

    The DGCL provides that, in addition to approval thereof by a corporation's board of directors, the vote of holders of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless a greater proportion is otherwise specified in the corporation's certificate of incorporation. The Restated Certificate does not alter this requirement (other than as set forth in Article SIXTEEN of the Restated Certificate). The DGCL further provides that the holders of shares of a class shall be entitled to vote on a proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class (unless such vote is denied in the charter), change the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Article SIXTEEN of the Restated Certificate provides that Articles FOURTEEN and FIFTEEN (relating to the "Fair Price" provision in the Restated Certificate) as well as Article SIXTEEN of the Restated Certificate may not be amended if there is then a "Related Person" unless such amendment is approved
(i) by not less than 80% of the total voting power of Homestake and (ii) by a majority of the total voting power of Homestake other than a Related Person (and any affiliates and associates thereof). See "Description of Homestake Capital Stock--"Fair Price" Charter Provision."

OPPRESSION REMEDY

    The Company Act contains an oppression remedy pursuant to which a beneficial or registered shareholder of a company, or any other person determined by the British Columbia Supreme Court to be a proper person for such purpose, may apply to the British Columbia Supreme Court for an order on the basis that: (a) the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to one or more shareholders; or (b) some act of the company has been done, or is threatened, or that some resolution of the shareholders has been passed or is proposed, that is unfairly prejudicial to one or more shareholders. On any such application, the British Columbia Supreme Court may make any such interim or final order as it considers appropriate.

    The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant (as defined below) or by the OSC in the case of a corporation whose securities are publicly traded, that: (a) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (b) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or (c) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant means
(i) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (ii) a director or officer or a former director or officer of a corporation or of any of its affiliates; or (iii) any other person who, in the discretion of the court, is a proper person to make such application.

    Because of the breadth of conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

    The DGCL does not contain an oppression remedy.

FIDUCIARY DUTIES OF DIRECTORS

    Under the Company Act, the directors of a company must act honestly and in good faith with a view to the best interests of the company and are required to exercise the care, diligence and skill of a reasonably prudent person.

    Directors of corporations incorporated under the OBCA have fiduciary obligations to the corporation. Pursuant to these fiduciary obligations, the directors must act in accordance with duties of due care and loyalty. The duty of loyalty requires directors of an Ontario corporation to act honestly and in good faith with a view to the best interest of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

    Directors of corporations organized under the DGCL have fiduciary obligations to the corporation and to its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with duties of due care and loyalty. Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner to inform themselves, prior to making a business decision, of material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self interest, and in a manner which the directors reasonably believe to be in the best interest of the corporation.

DERIVATIVE ACTIONS

    The Company Act entitles a shareholder or director of a company, or any other proper person as determined by the British Columbia Supreme Court, to initiate legal proceedings in the name of the company to enforce a duty or right owed to the company or to obtain monetary damages for breach of such right or duty, whether the right or duty arises under the Company Act or otherwise. A derivative action requires the approval of the British Columbia Supreme Court, which will not be granted unless the British Columbia Supreme Court is satisfied that (a) the complainant has made reasonable efforts to cause the directors of the company to commence or diligently prosecute or defend the action; (b) the complainant is acting in good faith; (c) it appears to be in the interests of the company that the action be brought or defended; and (d) the complainant, if a shareholder, was a shareholder at the time of the transaction or other event giving rise to the cause of action. A complainant is not required to give security for costs in a derivative action.

    Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or a subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the OBCA, no action may be brought and no intervention in an action may be made unless the complainant gives 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice. The OBCA provides that the court in a derivative action may make any order it thinks fit.

    Under the DGCL, subject to making a prior demand therefor on the board of directors (unless such demand is excused), shareholders may bring derivative actions against officers and directors of the corporation for breach of their fiduciary duty to the corporation and its shareholders or for other misconduct, so long as the shareholder was a shareholder of the corporation at the time of the conduct in question or he or she obtained the stock thereafter by operation of law.

                            INDEPENDENT ACCOUNTANTS


    Prime's financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this document, have been audited by Price-waterhouseCoopers (formerly known as Coopers & Lybrand), chartered accountants, as stated in their reports appearing herein.


    Homestake's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this document, have been audited by PricewaterhouseCoopers LLP (formerly known as Coopers & Lybrand L.L.P.), independent accountants, as stated in their report appearing herein.

    Representatives of PricewaterhouseCoopers are expected to be present at the Homestake Special Meeting and the Prime Special Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS


    Canadian federal income tax considerations of the Arrangement will be passed upon for Prime by Lawson Lundell Lawson & McIntosh, Vancouver, British Columbia and will be passed upon for HCI by Osler, Hoskin & Harcourt, Toronto, Ontario, and United States federal income tax considerations of the Arrangement will be passed upon for Homestake by Thelen Reid & Priest LLP, San Francisco, California.


                             AVAILABLE INFORMATION

    Homestake files annual, quarterly and current reports, proxy statements and other information with the SEC. Prime is a "foreign private issuer" and as such, Prime files annual and periodic reports with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Homestake public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site operated by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Homestake may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Prime may be inspected at the offices of Amex, 86 Trinity Place, New York, New York 10006.

                                   APPENDIX A

                                    GLOSSARY

                                      AND

                              CERTAIN MEASUREMENTS

                                    GLOSSARY

    Unless the context otherwise requires, the following terms have the following meanings when used in this Supplement:

    "A$" means Australian dollars.

    "Additional Amount" means, with respect to each HCI Exchangeable Share, an amount equal to the full amount of all declared and unpaid dividends and other distributions, if any, on such HCI Exchangeable Share and all dividends and other distributions, if any, declared on a share of Homestake Common Stock that have not been declared on each HCI Exchangeable Share, in each case with a record date prior to the effective date of any exchange of HCI Exchangeable Shares for shares of Homestake Common Stock by a holder.

    "Amex" means the American Stock Exchange, Inc.

    "Ancillary Rights" means any and all rights granted by Homestake to holders of HCI Exchangeable Shares in connection with the Arrangement (including the Voting Rights and the Exchange Rights).

    "Arrangement" means an arrangement under the provisions of section 252 of the Company Act on the terms and conditions set forth in the Plan of Arrangement and any amendment or variation thereto made in accordance with the terms of the Arrangement Agreement pursuant to which the outstanding Prime Common Shares (other than those held by Prime Shareholders who validly dissent and those held indirectly by Homestake) are exchanged for HCI Exchangeable Shares or shares of Homestake Common Stock.

    "Arrangement Agreement" means the Arrangement Agreement by and between Homestake, Prime, HCI and HCH dated as of September 28, 1998, a copy of which is attached to this Supplement as Appendix B.

    "Arrangement Resolution" means the special resolution of Prime Shareholders approving the Arrangement in the form set out in Appendix F to this Supplement.

    "BCSC" means the British Columbia Securities Commission.

    "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday, on which banks are open for business in each of Toronto, Vancouver and San Francisco.

    "C$" means Canadian dollars.

    "Call Rights" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

    "Canadian Dollar Equivalent" means the product obtained by multiplying the relevant US dollar amount by the noon spot exchange rate on such date for US dollars expressed in Canadian dollars as reported by the Bank of Canada.

    "Canadian GAAP" means generally accepted accounting principles in Canada.

    "Canadian Tax Act" means the Income Tax Act (Canada), as amended.

    "Code" means the United States Internal Revenue Code of 1986, as amended.

    "Company Act" means the Company Act (British Columbia), as amended.

    "Current Market Price" has the meaning set forth in Section 1.1 of the HCI Exchangeable Share Provisions.

    "DGCL" means the General Corporation Law of the State of Delaware, as amended.

    "Dissent Notice" means a written objection to the Arrangement sent by a Prime Shareholder to Prime as described under "The Arrangement--Dissenters' Rights--Prime."


    "Dissent Procedures" means the dissent procedures set out in section 4 of the Plan of Arrangement and described under "The Arrangement--Dissenters' Rights--Prime."


    "Dissent Right" means the right to dissent in respect of the Arrangement granted by Prime to Prime Shareholders pursuant to the terms of the Interim Order and the Plan of Arrangement as described under "The
Arrangement--Dissenters' Rights--Prime."


    "Dissenting Shareholder" means a Prime Shareholder who dissents in respect of the Arrangement in accordance with the Dissent Procedures.


    "Dissenting Shares" means Prime Common Shares in respect of which the Dissent Right is exercised by Dissenting Shareholders;


    "Effective Date" means the date on which the Arrangement becomes effective, being the date on which the Registrar of Companies for British Columbia accepts for filing a certified copy of the Final Order.

    "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Exchange Rate" means the noon buying rate in New York City as certified for customs purposes by the Federal Reserve Bank of New York for cable transfers in Canadian dollars expressed in US dollars, or the inverse thereof, as the case may be.

    "Exchange Ratio" means 0.74, being the number of HCI Exchangeable Shares or shares of Homestake Common Stock for which each Prime Common Share is exchanged under the Arrangement.

    "Exchange Rights" means the optional exchange right granted to the Trustee for the use and benefit of the holders of the HCI Exchangeable Shares pursuant to the Trust Agreement to require Homestake to exchange HCI Exchangeable Shares for shares of Homestake Common Stock, plus the Additional Amount, upon the occurrence of an HCI Insolvency Event.

    "Fairness Opinion" means the opinion as to the fairness from a financial point of view of the terms of the Arrangement to the Prime Minority Shareholders prepared by RBCDS in accordance with Policy 9.1 and Policy Q-27 as described under "The Arrangement--Prime Special Committee" and "--RBCDS Valuation and Fairness Opinion."


    "Final Order" means the final order of the British Columbia Supreme Court made in connection with the approval of the Arrangement, as such order may be amended or modified by the highest court to which an appeal may be applied for.



    "HCH" means Homestake Canada Holdings Company, a Nova Scotia unlimited liability corporation and a wholly-owned subsidiary of Homestake California, which will own all of the HCI Common Shares and HCI Third Preference Shares, Series I.


    "HCI" means Homestake Canada Inc., an Ontario corporation, and, upon the amalgamation of Prime and HCI as described under "The Arrangement--Homestake After the Arrangement," the company resulting from such amalgamation.

    "HCI Articles" means HCI's articles of incorporation, as amended.

    "HCI By-laws" means the by-laws of HCI, as amended from time to time.

    "HCI Common Shares" means the Common Shares of HCI.

    "HCI Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the HCI Exchangeable Shares, which are attached as Appendix D to this Supplement.


    "HCI Exchangeable Shares" means the Exchangeable Shares of HCI having rights, privileges, restrictions and conditions set forth in the HCI Exchangeable Share Provisions.

    "HCI Insolvency Event" means the institution by HCI of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of HCI to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by HCI to contest in good faith any such proceedings commenced in respect of HCI within 15 days of becoming aware thereof, or the consent by HCI to the filing of any such petition or to the appointment of a receiver, or the making by HCI of a general assignment for the benefit of creditors, or the admission in writing by HCI of its inability to pay its debts generally as they become due, or HCI not being permitted, pursuant to solvency requirements of applicable law or the provisions of Section 6.01 of the Rights, Privileges, Conditions and Restrictions attaching to the HCI Third Preference Shares, Series 1, to redeem any HCI Exchangeable Shares pursuant to the HCI Exchangeable Share Provisions.

    "HCI Rights" means the rights entitling the holders thereof to purchase or receive HCI Exchangeable Shares in certain circumstances pursuant to the HCI Rights Agreement.


    "HCI Rights Agreement" means the Rights Agreement to be entered into among HCI, Homestake and Montreal Trust Company of Canada, as Rights Agent, and attached as Schedule 6 to the Arrangement Agreement.



    "HCI Third Preference Shares" means the Third Preference Shares of HCI.


    "HGAL" means Homestake Gold of Australia Limited, a South Australia corporation and a wholly-owned subsidiary of Homestake.

    "Homestake" or the "Company" means Homestake Mining Company, a Delaware corporation, and, where the context so requires, Homestake and its subsidiaries and predecessor entities.

    "Homestake Board" means the Board of Directors of Homestake.

    "Homestake By-laws" means Homestake's by-laws, as amended from time to time.

    "Homestake California" means Homestake Mining Company of California, a California corporation and a wholly-owned subsidiary of Homestake.

    "Homestake Certificate" means the certificate of incorporation of Homestake as amended and restated through the date of this Supplement.

    "Homestake Common Stock" means the common stock, $1.00 par value, of Homestake.

    "Homestake Consolidated Financial Statements" means the consolidated financial statements of Homestake set forth in Appendix J.


    "Homestake Equivalent Dividends" means (i) in the case of a cash dividend or distribution declared on the shares of Homestake Common Stock, the Canadian dollar equivalent of such cash dividend or distribution calculated on the date such dividend or distribution was declared; (ii) in the case of a stock dividend or a distribution declared on the shares of Homestake Common Stock to be paid in shares of Homestake Common Stock, such number of HCI Exchangeable Shares for each Exchangeable Share held as is equal to the number of shares of Homestake Common Stock to be paid on each share of Homestake Common Stock; or (iii) in the case of a dividend or distribution declared on the shares of Homestake Common Stock to be paid in property other than cash or shares of Homestake Common Stock, the economic equivalent (as determined by the Board of Directors of HCI) of the dividend or distribution paid in respect of each share of Homestake Common Stock.

    "Homestake Liquidation Event" means (i) any determination by the Homestake Board to institute voluntary liquidation, dissolution or winding up proceedings with respect to Homestake or to effect any other distribution of assets of Homestake among its stockholders for the purpose of winding up its affairs or
(ii) receipt by Homestake of notice of, or Homestake otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Homestake or to effect any other distribution of assets of Homestake among its stockholders for the purpose of winding up its affairs.

    "Homestake Preferred Stock" means the preferred stock, $1.00 par value, of Homestake.


    "Homestake Record Date" means October 20, 1998, the record date for the Homestake Special Meeting.


    "Homestake Rights" means the rights to purchase or receive Homestake Preferred Stock or Homestake Common Stock in certain circumstances pursuant to the Homestake Rights Agreement.

    "Homestake Rights Agreement" means the Rights Agreement dated October 16, 1987, and amended as of October 15, 1997, between Homestake and BankBoston N.A., as Rights Agent.

    "Homestake Special Meeting" means the meeting of Homestake Stockholders to consider and vote on the proposal to adopt the Restated Certificate and to approve the Outside Directors' Stock Compensation Plan.

    "Homestake Stockholders" means the holders of Homestake Common Stock.


    "Interim Order" means the interim order of the British Columbia Supreme Court dated October 20, 1998 providing for the calling and holding of the Prime Special Meeting and other procedural matters, a copy of which is attached hereto in Appendix G.


    "IRS" means the United States Internal Revenue Service.


    "Letter of Transmittal" means the Letter of Transmittal and Election Form delivered to the Prime Shareholders (other than HCI) which, when duly completed and returned with a certificate representing Prime Common Shares, will enable a shareholder to exchange such certificate for a certificate representing HCI Exchangeable Shares or Homestake Common Stock.


    "Liquidation Call Right" means the overriding right of Homestake and HCH, in the event of a proposed liquidation, dissolution or winding up of HCI, to purchase all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares held by Homestake or any subsidiary) from the holders thereof on the effective date of any such liquidation, dissolution or winding up in exchange for shares of Homestake Common Stock, plus the Additional Amount, pursuant to the HCI Exchangeable Share Provisions.

    "Material Adverse Effect" has the meaning assigned to it in section 1.2 of the Arrangement Agreement.


    "Notice of Application for Final Order" means the notice of the hearing to be held by the British Columbia Supreme Court to consider the application of Prime for the Final Order, a copy of which is attached hereto as Appendix G.


    "NYSE" means the New York Stock Exchange, Inc.

    "OBCA" means the Ontario Business Corporations Act.


    "Optional Redemption Date" means any date established by the Board of Directors of HCI for the redemption of HCI Exchangeable Shares pursuant to the HCI Exchangeable Share Provisions, as described in "Mechanics of the Arrangement--HCI Exchangeable Shares" provided that such date may not be earlier than December 31, 2008 unless there are less than 1,390,000 HCI Exchangeable Shares outstanding (subject to adjustment to give effect to subdivisions, consolidations, combinations, or similar transactions in respect of the HCI Exchangeable Shares) held by holders other than Homestake and its subsidiaries.

    "Outside Director" means a director who is not an employee of the entity for which he serves as director or an employee of any parent, subsidiary or other affiliate of such entity.

    "OSC" means the Ontario Securities Commission.

    "Plan of Arrangement" means the plan of arrangement proposed under section 252 of the Company Act substantially in the form attached hereto as Appendix C, as amended, modified or supplemented from time to time in accordance with its terms.

    "Plutonic" means Plutonic Resources Limited, a New South Wales corporation acquired by Homestake in April 1998.

    "Policy 9.1" means Policy 9.1 of the OSC.

    "Policy Q-27" means Policy Q-27 of the Quebec Commission.

    "Prime" means Prime Resources Group Inc., a company incorporated under the laws of the Province of British Columbia.

    "Prime Articles" means the articles of Prime, as amended from time to time.

    "Prime Board" means the Board of Directors of Prime.

    "Prime Board of Director Options" means the options to acquire an aggregate of 40,000 Prime Common Shares held by M. Norman Anderson, Graham H. Scott, Alan
J. Lenczner and J. Douglas Little.

    "Prime Common Shares" means the common shares without par value of Prime.

    "Prime Financial Statements" means the financial statements of Prime set forth in Appendix I.


    "Prime Information Circular" means the management information circular of Prime dated October 26, 1998 relating to the Prime Special Meeting.


    "Prime Memorandum" means the memorandum of Prime, as amended from time to time.


    "Prime Minority Shareholders" means holders of Prime Common Shares other than HCI and other than, to the knowledge of Prime, Homestake, HCI and HCH and any of their respective directors and senior officers after reasonable inquiry:
(i) any person or company which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the control of Homestake; (ii) any person or company in respect of which a person or company referred to in clause (i) above, alone or in combination with others, holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (iii) any person or company in respect of which Homestake, HCH or HCI alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (iv) any person or company who beneficially owns, directly or indirectly, voting securities of Homestake or who exercises control or direction over voting securities of Homestake or a combination or who exercises control or direction over voting securities of Homestake or a combination of both carrying more than 10% of the voting rights carried by any class of voting securities of Homestake for the time being outstanding; (v) any director or senior officer of Prime, Homestake, HCI or HCH or any other companies referred to in items (i) to (iv) above (other than a director or senior officer of Prime, who is independent from Homestake, HCH or HCI for purposes of qualifying to serve as a member of the special committee of the board of directors of Prime); (vi) any person or company acting jointly or in concert with any of the foregoing; or
(vii) any affiliate (as such term is defined in the Securities Act (Ontario) or Securities Act (Quebec)) of any of the foregoing.


    "Prime Outside Director Plan" means the Director's Stock Option Plan of Prime amended as of May 22, 1997.


    "Prime Shareholders" means the holders of the Prime Common Shares.

    "Prime Special Committee" means the special committee of independent directors of Prime appointed by the Prime Board on May 27, 1998. The members of the Prime Special Committee are Alan J. Lenczner, J. Douglas Little and Graham
H. Scott (Chairman).

    "Prime Special Meeting" means the extraordinary general meeting of Prime Shareholders to be held to consider and vote upon the Arrangement Resolution.

    "Quebec Commission" means the COMMISSION DES VALEURS MOBILIERES DU QUEBEC.

    "RBCDS" means RBC Dominion Securities Inc., financial advisor to the Prime Special Committee.


    "Redemption Call Right" means the overriding right of Homestake and HCH to purchase all of the outstanding HCI Exchangeable Shares (other than HCI Exchangeable Shares held by Homestake or its subsidiaries) from the holders thereof on the date fixed for redemption thereof in exchange for shares of Homestake Common Stock, plus the Additional Amount.


    "Registrar" means the Registrar of Companies for British Columbia.

    "Restated Certificate" means the Homestake Certificate, restated to (i) increase the authorized number of shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares, (ii) increase the authorized number of shares of Series A Preferred Stock from 2,500,000 to 4,500,000 shares, (iii) create one share of Special Voting Stock, and (iv) make certain technical changes, primarily to reflect the existence of the Special Voting Stock.

    "Retraction Call Right" means the overriding right of Homestake and HCH, in the event of a proposed retraction of HCI Exchangeable Shares by a holder thereof, to purchase from such holder on the Retraction Date all of the HCI Exchangeable Shares tendered for redemption in exchange for shares of Homestake Common Stock, plus the Additional Amount.

    "Retraction Date" means a date, determined by a holder of HCI Exchangeable Shares, on which such holder can effect a redemption of such HCI Exchangeable Shares as further set out in the HCI Exchangeable Share Provisions.

    "Retraction Request" means a duly executed notice of retraction given by a holder of HCI Exchangeable Shares in the form of Schedule A to the HCI Exchangeable Share Provisions, or in such other form as may be acceptable to HCI.

    "Revenue Canada" means Revenue Canada, Customs, Excise and Taxation.

    "Roscoe Postle" means Roscoe Postle Associates Inc., technical advisor to the Prime Special Committee.

    "Roscoe Postle Reports" means the two reports, each dated July 28, 1998, prepared by Roscoe Postle as described under "The Arrangement--Reports of Prime Special Committee Technical Advisor."

    "SBC Warburg" means SBC Warburg Dillon Read Inc. and its Canadian affiliate, Bunting Warburg Inc.

    "SEC" means the United States Securities and Exchange Commission.

    "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Series A Preferred Stock" means the Series A Participating Cumulative Preferred Stock, $1.00 par value, of Homestake.

    "Special Voting Stock" means the one share of special voting stock, par value US$1.00, of Homestake, which will be issued by Homestake to the Trustee pursuant to the Trust Agreement.

    "Tax Election" means an election under subsection 85(1) or subsection 85(2) of the Canadian Tax Act.


    "Tax Election Filing Package" means the package described under "Tax Considerations to Prime Shareholders--Canadian Federal Income Tax Considerations to Prime Shareholders--Tax Elections."


    "Tax Treaty" means the Income Tax Treaty between Canada and the United States that entered into force August 16, 1984, as amended, as in effect on the date of this Supplement.


    "Trust Agreement" means the Voting, Support and Exchange Trust Agreement to be entered into among HCI, Homestake and the Trustee, substantially in the form of Appendix E to this Supplement.



    "Trustee" means Montreal Trust Company of Canada, or any successor thereto, pursuant to the Trust Agreement.


    "TSE" means The Toronto Stock Exchange.


    "Unaudited Pro Forma Condensed Consolidated Financial Statements" means the financial statements, included in this Supplement, prepared by Homestake to illustrate the estimated effects of the Arrangement.


    "US$" or "$" means United States dollars.

    "U.S. GAAP" means generally accepted accounting principles in the United States.


    "Valuation" means the valuation of Prime and of the Homestake Common Stock and HCI Exchangeable Shares to be issued as consideration in exchange for Prime Common Shares under the Arrangement, prepared by RBCDS in accordance with Policy
9.1 and Policy Q-27 as described under "The Arrangement--Prime Special Committee" and "--RBCDS Valuation and Fairness Opinion."


    "Voting Rights" means the rights of the holders of HCI Exchangeable Shares other than Homestake and certain subsidiaries of Homestake to direct the votes attached to the Special Voting Stock in accordance with the Trust Agreement.

    "VSE" means the Vancouver Stock Exchange.


    "1998 Outside Directors' Stock Compensation Plan" means the 1998 Outside Directors' Stock Compensation Plan to be submitted for the approval of the Homestake Stockholders at the Homestake Special Meeting.

                              CERTAIN MEASUREMENTS

    An "acre" equals 0.405 hectares.

    A "centimeter" or "cm" equals 0.3937 inches.

    A "foot" equals .3048 meters.

    A "gram" or "gramme" equals 0.032 ounces (troy).

    A "hectare" equals 2.47 acres.

    A "kilogram" equals 2.2046 pounds.

    A "kilometer" or "km" equals 0.62 miles.

    A "long ton" refers to a long ton of 2,240 pounds or 1.016 tonnes.

    A "meter" or "m" equals 39.37 inches.

    A "mile" equals 1.609 kilometers.

    An "ounce" is a troy ounce, which equals 31.1 grams.

    A "pound" equals 0.454 kilograms.

    A "short ton" refers to a short ton of 2,000 pounds or 0.907 tonnes.

    A "square kilometer" equals 0.3861 square miles.

    A "square mile" equals 2.590 square kilometers.

    A "tonne" refers to a metric ton of 1,000 kilograms, 2,204.6 pounds or 1.102 short tons.

    "TPD" refers to short tons per day.

                                   APPENDIX B
                             ARRANGEMENT AGREEMENT


---------------------------------------------------------

               PRIME RESOURCES GROUP INC., a company incorporated under the laws of British Columbia

               (hereafter referred to as "Prime")

                                     -and -

               HOMESTAKE CANADA INC., a corporation incorporated under the laws of Ontario

               (hereafter referred to as "Homestake Canada")

                                     -and -

               HOMESTAKE CANADA HOLDINGS COMPANY, an unlimited liability company incorporated under the laws of Nova Scotia

               (hereafter referred to as "Holdco")

                                     -and -

               HOMESTAKE MINING COMPANY, a corporation
               incorporated under the laws of the State of Delaware

               (hereafter referred to as "Homestake")

--------------------------------------------------------------------------------

                             ARRANGEMENT AGREEMENT

--------------------------------------------------------------------------------

                 (This page has been left blank intentionally.)

                               TABLE OF CONTENTS


ARTICLE 1
INTERPRETATION....................................................   B-5
 1.1  Definitions.................................................   B-5
 1.2  Material Adverse Effect.....................................   B-8
 1.3  Headings and References.....................................   B-8
 1.4  Date for Any Action.........................................   B-8
 1.5  Entire Agreement............................................   B-8
 1.6  Currency....................................................   B-8
 1.7  Time........................................................   B-8
 1.8  Construction................................................   B-8
 1.9  Schedules and Exhibits......................................   B-9

ARTICLE 2
THE ARRANGEMENT AND RELATED MATTERS...............................   B-9
 2.1  Interim Order...............................................   B-9
 2.2  Final Order.................................................   B-9
 2.3  Approval....................................................   B-9
 2.4  Arrangement.................................................   B-9
 2.5  Ancillary Matters...........................................  B-10
 2.6  Dissenting Shares...........................................  B-10
 2.7  Adjustments for Capital Changes.............................  B-10
 2.8  Prime Board of Director Options.............................  B-11
 2.9  Other Effects of the Arrangement............................  B-11
 2.10 Prime Information Circular and Homestake Proxy Statement....  B-11

ARTICLE 3
REPRESENTATIONS AND WARRANTIES....................................  B-12
 3.1  Representations and Warranties of Prime.....................  B-12
 3.2  Representations and Warranties of Homestake Canada..........  B-13
 3.3  Representations and Warranties of Holdco....................  B-14
 3.4  Representations and Warranties of Homestake.................  B-14

ARTICLE 4
COVENANTS.........................................................  B-17
 4.1  Covenants of Prime..........................................  B-17
 4.2  Covenants of Homestake, Homestake Canada and Holdco.........  B-18
 4.3  Cooperation, Consents and Approvals.........................  B-19
 4.4  Notification................................................  B-19
 4.5  Court Proceedings...........................................  B-19

ARTICLE 5
CONDITIONS PRECEDENT..............................................  B-19
 5.1  Mutual Conditions Precedent.................................  B-19
 5.2  Conditions Precedent to the Obligations of Prime............  B-20
 5.3  Conditions Precedent to the Obligations of Homestake,
        Homestake Canada and Holdco...............................  B-21

ARTICLE 6
AMENDMENT.........................................................  B-21
 6.1  Amendment...................................................  B-21

ARTICLE 7
TERMINATION OF AGREEMENT..........................................  B-22
 7.1  Termination.................................................  B-22
 7.2  Notice of Termination.......................................  B-22
 7.3  Effect of Termination.......................................  B-22

ARTICLE 8
GENERAL...........................................................  B-23
 8.1  Nonsurvival of Representations and Warranties...............  B-23
 8.2  Notices.....................................................  B-23
 8.3  Expenses....................................................  B-24
 8.4  Severability................................................  B-24
 8.5  Counterparts................................................  B-24
 8.6  Governing Law...............................................  B-24
 8.7  Further Assurances..........................................  B-24
 8.8  Assignment..................................................  B-24
 8.9  Enforcement.................................................  B-24



Schedule 1 --  Plan of Arrangement....................................................       B-26
Schedule 2 --  Homestake Canada Exchangeable Share Terms..............................       B-27
Schedule 3 --  New Homestake Canada Common Shares.....................................       B-28
Schedule 4 --  Voting, Support and Exchange Trust Agreement...........................       B-30
Schedule 5 --  Homestake Charter Changes..............................................       B-31
Schedule 6 --  Homestake Canada Rights Agreement......................................       B-43
Schedule 7 --  Homestake Rights Agreement, as proposed to be amended..................       B-66

THIS ARRANGEMENT AGREEMENT made as of the 28th day of September, 1998.

AMONG:

               PRIME RESOURCES GROUP INC., a company incorporated under the laws of British Columbia

               (hereafter referred to as "Prime")

                                     -and -

               HOMESTAKE CANADA INC., a corporation incorporated under the laws of Ontario

               (hereafter referred to as "Homestake Canada")

                                     -and -

               HOMESTAKE CANADA HOLDINGS COMPANY, an unlimited liability company incorporated under the laws of Nova Scotia

               (hereafter referred to as "Holdco")

                                     -and -

               HOMESTAKE MINING COMPANY, a corporation
               incorporated under the laws of the State of Delaware

               (hereafter referred to as "Homestake")

    WHEREAS Prime intends to propose to its shareholders an arrangement under section 252 of the Company Act (British Columbia) on the terms and conditions of the Plan of Arrangement attached as Schedule 1;

    AND WHEREAS the parties hereto have entered into this Agreement setting out the terms and conditions on which the Arrangement will be carried out;

    NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

    1.1 DEFINITIONS --In this Agreement, unless there is something in the subject matter or context inconsistent herewith, the following terms shall have the following meanings:

    "ACT" means the COMPANY ACT (British Columbia);

    "AGREEMENT" means this Arrangement Agreement, including the Plan of Arrangement;

    "ARRANGEMENT" means an arrangement under the provisions of section 252 of the Act on the terms and conditions set forth in the Plan of Arrangement and any amendment or variation thereto made in accordance with the terms thereof;

    "ARRANGEMENT RESOLUTION" means the special resolution of the holders of Prime Common Shares approving the Arrangement at the Prime Meeting;

    "BCSC" means the British Columbia Securities Commission;

    "BUSINESS DAY" means a day, other than a Saturday, a Sunday or a statutory holiday, when banks are generally open in each of Vancouver, British Columbia, Toronto, Ontario and San Francisco, California for the transaction of banking business;

    "COURT" means the Supreme Court of British Columbia;

    "DISCLOSURE LETTER" means the disclosure letter of Homestake of even date herewith;

    "DISSENTING SHARES" shall have the meaning set forth in Section 2.6;

    "EFFECTIVE DATE" means the date on which the Registrar accepts a certified copy of the Final Order for filing;

    "EFFECTIVE TIME" means 12.01 a.m., Vancouver time, on the Effective Date;

    "EXCHANGE ACT" means the SECURITIES EXCHANGE ACT OF 1934, as amended, of the United States;

    "EXCHANGE RATIO" means 0.74 Homestake Canada Exchangeable Shares or 0.74 shares of Homestake Common Stock, as the case may be, exchanged for one Prime Common Share under the Arrangement;

    "FINAL ORDER" means the final order of the Court made in connection with the approval of the Arrangement, as such order may be amended or modified by the highest court to which an appeal may be applied for;

    "FORM S-3" shall have the meaning set forth in Section 2.10(a);

    "FORM S-4" shall have the meaning set forth in Section 2.10(a);

    "HOMESTAKE ASSOCIATED RIGHT" means the rights, if any, as defined in the Homestake Rights Agreement, as the same may hereafter be amended, varied, revised or extended in accordance with the terms thereof;

    "HOMESTAKE CANADA ASSOCIATED RIGHT" means the rights, if any, as defined in the Homestake Canada Rights Agreement, as the same may hereafter be amended, varied, revised or extended in accordance with the terms thereof;

    "HOMESTAKE CANADA EXCHANGEABLE SHARES" means shares of Homestake Canada having rights, privileges, restrictions and conditions substantially as set forth in Schedule 2 to this Agreement;

    "HOMESTAKE CANADA RIGHTS AGREEMENT" means the agreement set forth in
Schedule 6 to this Agreement;

    "HOMESTAKE CHARTER CHANGES" means the amendment and restatement of the Restated Certificate of Incorporation of Homestake, as set forth in Schedule 5 to this Agreement;

    "HOMESTAKE COMMON STOCK" means shares of common stock, par value US$1.00 per share, of Homestake;

    "HOMESTAKE MEETING" means the meeting of the stockholders of Homestake to approve the adoption of the Homestake Charter Changes;

    "HOMESTAKE PROXY STATEMENT" means a proxy statement, including any supplement attached thereto, issued by Homestake in relation to the approval of the adoption of the Homestake Charter Changes;

    "HOMESTAKE RIGHTS AGREEMENT" means the Homestake Rights Agreement dated as of October 16, 1987, as amended, between Homestake and Bank Boston NA, as proposed to be further amended as set forth in Schedule 7 to this Agreement;

    "HOMESTAKE SEC DOCUMENT" means any report, schedule, form, statement, registration statement, definitive proxy statement or other document filed by Homestake with the SEC;

    "HOMESTAKE SPECIAL VOTING STOCK" means the Special Voting Stock, par value US$1.00 per share, of Homestake, of which one share will be issued by Homestake to and deposited with the Trustee pursuant to the Voting, Support and Exchange Trust Agreement set forth in Schedule 4 to this Agreement;

    "HOMESTAKE SUBSIDIARY" means each corporation or joint venture (other than Prime) in which Homestake beneficially owns or controls, directly or indirectly, more than 50% of the equity, voting rights, profits interest, capital or similar interest, where the fair market value of Homestake's interest in such entity, as of the date of this Agreement, is greater than US$25,000,000;

    "INTERIM ORDER" means the interim order of the Court providing for the calling and holding of the Prime Meeting and other procedural matters following the application contemplated in Section 2.1;

    "LETTER OF TRANSMITTAL" means the letter of acceptance and transmittal to be forwarded by Prime to holders of Prime Common Shares with the Prime Information Circular or such other equivalent form of letter of acceptance and transmittal acceptable to Prime and Homestake acting reasonably;

    "MINORITY SHAREHOLDERS" means holders of Prime Common Shares other than Homestake Canada and other than, to the knowledge of Prime, Homestake, Holdco and Homestake Canada and any of their respective directors and senior officers after reasonable inquiry: (i) any person or company which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the control of Homestake;
(ii) any person or company in respect of which a person or company referred to in clause (i) above, alone or in combination with others, holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (iii) any person or company in respect of which Homestake, Holdco or Homestake Canada alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (iv) any person or company who beneficially owns, directly or indirectly, voting securities of Prime or Homestake or who exercises control or direction over voting securities of Prime or Homestake or a combination of both carrying more than 10% of the voting rights carried by any class of voting securities of Prime or Homestake for the time being outstanding; (v) any director or senior officer of Prime, Homestake, Holdco or Homestake Canada or any other companies referred to in items (i) to (iv) above (other than a director or senior officer of Prime, who is independent from Homestake, Holdco or Homestake Canada for purposes of qualifying to serve as a member of the special committee of the board of directors of Prime); (vi) any person or company acting jointly or in concert with any of the foregoing; or (vii) any affiliate (as such term is defined in the SECURITIES ACT (Ontario) or SECURITIES ACT (Quebec)), of any of the foregoing;

    "1933 ACT" mans the SECURITIES ACT OF 1933, as amended, of the United
States;

    "OSC" means the Ontario Securities Commission;

    "PLAN OF ARRANGEMENT" means the Plan of Arrangement set out in Schedule 1 and any amendment thereto or variation thereof;

    "PRIME BOARD OF DIRECTOR OPTIONS" means the options to acquire 40,000 Prime Common Shares held by directors of Prime and outstanding as at the date hereof;

    "PRIME COMMON SHARES" means the common shares without par value of Prime;

    "PRIME MEETING" means the extraordinary general meeting of shareholders of Prime (including any adjournment thereof) to be held to consider and, if deemed advisable, to approve the Arrangement;

    "PRIME INFORMATION CIRCULAR" shall have the meaning as set forth in Section 2.10;

    "PRIME OUTSIDE DIRECTOR'S OPTION PLAN" means the option plan for the outside directors of Prime entitled "Director's Stock Option Plan" dated as of May 22, 1997;

    "PRIME SEC DOCUMENT" means any report, schedule, form, statement, registration statement, definitive proxy statement or other document filed by Prime with the SEC;

    "REGISTRAR" means the registrar of companies appointed under section 320 of the Act;

    "SEC" means the Securities and Exchange Commission of the United States;

    "TAXES" means all Federal, provincial, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto;

    "TAX RETURNS" means all Federal, provincial, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes;

    "TRUSTEE" means Montreal Trust Company of Canada; and

    "VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT" means the agreement set forth in Schedule 4 to this Agreement.

    1.2 MATERIAL ADVERSE EFFECT --In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of such entity or group of entities, taken as a whole. In this Agreement, the term "Material Adverse Effect" used with respect to a party means any event, change or effect that is, or is reasonably likely to be, adverse, in a material way, to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations or prospects of such party and its subsidiaries, taken as a whole, but shall not include or be deemed to result from any change in the market value of Homestake Common Stock or Prime Common Shares or any adverse effect resulting from changes in general economic conditions or conditions generally affecting gold or silver prices.

    1.3 HEADINGS AND REFERENCES --The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise specified, references to Articles, Sections and Schedules are to Articles and Sections of, and Schedules to, this Agreement.

    1.4 DATE FOR ANY ACTION --If any date on which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

    1.5 ENTIRE AGREEMENT --This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior arrangements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

    1.6 CURRENCY --All references to cash or currency in this Agreement are to Canadian dollars unless otherwise indicated.

    1.7 TIME --Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia.

    1.8  CONSTRUCTION  --In this Agreement:

    (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

    (b) the word "including" shall mean "including without limitation"; and

    (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided.

    1.9 SCHEDULES AND EXHIBITS --The following Schedules are attached hereto and form part of this Agreement:

Schedule 1 --  Plan of Arrangement
Schedule 2 --  Homestake Canada Exchangeable Share Terms
Schedule 3 --  New Homestake Canada Common Shares
Schedule 4 --  Voting, Support and Exchange Trust Agreement
Schedule 5 --  Homestake Charter Changes
Schedule 6 --  Homestake Canada Rights Agreement
Schedule 7 --  Homestake Rights Agreement, as proposed to be amended

                                   ARTICLE 2

                      THE ARRANGEMENT AND RELATED MATTERS

    2.1 INTERIM ORDER --As soon as practicable, but in any event not later than March 1, 1999, and subject to compliance with the terms and conditions herein, Prime shall apply to the Court pursuant to section 252 of the Act for the Interim Order.

    2.2 FINAL ORDER --If the Arrangement is approved at the Prime Meeting in accordance with the Interim Order, Prime will take, as soon as reasonably possible, the necessary steps to submit the Arrangement to the Court and apply for a Final Order in such fashion as the Court may direct approving the Arrangement, subject to the satisfaction, waiver or release of the conditions set forth in Article 5. If the Final Order is obtained, subject to the satisfaction, waiver or release of the conditions set forth in

    Article 5, Prime will, in consultation with Homestake, file a certified copy of the Final Order for acceptance by the Registrar to give effect to the Arrangement pursuant to section 252 of the Act.

    2.3 APPROVAL --The Interim Order sought by Prime shall provide that, for the purpose of the Prime Meeting, the requisite majority for the approval of the Arrangement by the shareholders of Prime shall be:

    (a) seventy-five percent (75%) of the votes cast by the holders of Prime Common Shares who vote in respect of the Arrangement Resolution; and

    (b) two-thirds (66 2/3%) of the votes cast by the Minority Shareholders who vote in respect of the Arrangement Resolution.

    2.4 ARRANGEMENT --Pursuant to the Arrangement the following transactions shall occur and shall be deemed to occur on the Effective Date in the following order without any further act or formality:

    (a) The Prime Common Shares, other than the Prime Common Shares held by (i) Homestake Canada; (ii) holders who elect the direct exchange option for Homestake Common Stock described in Section 2.4(b); and (iii) holders who have exercised their rights of dissent in accordance with Article 4 of the Plan of Arrangement (and who ultimately are entitled to be paid fair value for such shares), will be acquired by Homestake Canada in exchange for Homestake Canada Exchangeable Shares at the Exchange Ratio. No fractional Homestake Canada Exchangeable Shares will be delivered. In lieu thereof, each holder of a Prime Common Share who would otherwise be entitled to receive a fraction of a Homestake Canada Exchangeable Share shall be paid by Homestake Canada an amount determined in accordance with the Plan of Arrangement;

    (b) the Prime Common Shares held by holders who so elect in the Letter of Transmittal will be acquired by Holdco in exchange for Homestake Common Stock at the Exchange Ratio. No fractional shares of Homestake Common Stock will be delivered. In lieu thereof, each holder of a Prime Common Share who would otherwise be entitled to receive a fraction of a share of

       Homestake Common Stock shall be paid by Holdco an amount determined in accordance with the Plan of Arrangement;

    (c) upon the exchanges referred to in Sections 2.4(a) or (b) above, each holder of Prime Common Shares whose shares have been so exchanged shall cease to be a holder of Prime Common Shares, shall have its name removed from the register of members of Prime and shall become the holder of a number of duly issued and fully paid Homestake Canada Exchangeable Shares or duly issued and fully paid shares of Homestake Common Stock, as the case may be, determined in accordance with Sections 2.4(a) or (b) above, and the name of such holder receiving at least one Homestake Canada Exchangeable Share or one share of Homestake Common Stock, as the case may be, shall be added to the register of holders of Homestake Canada Exchangeable Shares or Homestake Common Stock, as the case may be; and

    (d) upon the exchanges referred to in Sections 2.4(a) or (b) above, each holder of Prime Common Shares whose shares have been so exchanged for (i) Homestake Canada Exchangeable Shares shall also receive one Homestake Canada Associated Right with each Homestake Canada Exchangeable Share received or (ii) shares of Homestake Common Stock shall also receive one Homestake Associated Right with each share of Homestake Common Stock received.

    2.5  ANCILLARY MATTERS  --On or before the Effective Date:

    (a) Homestake, Homestake Canada and the Trustee shall execute and deliver the Voting, Support and Exchange Trust Agreement;

    (b) Homestake shall file with the Delaware Secretary of State the Homestake Charter Changes;

    (c) Homestake shall amend the Homestake Rights Agreement in the form set forth in Schedule 7;

    (d) Homestake Canada shall adopt the Homestake Canada Rights Agreement; and

    (e) the articles of incorporation of Homestake Canada shall be amended to provide for:

        (i) the authorization of an unlimited number of Homestake Canada Exchangeable Shares; and

        (ii) the replacement of the rights, privileges, restrictions and conditions attaching to the common shares of Homestake Canada with those set forth in Schedule 3 to this Agreement.

    2.6 DISSENTING SHARES --Holders of Prime Common Shares may exercise rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement (shares held by such holders referred to as "Dissenting Shares"). Prime shall give Homestake:

    (a) prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to the right of dissent and received by Prime; and

    (b) the opportunity to participate in all negotiations and proceedings with respect to such rights. Prime shall not, except with the prior written consent of Homestake or as contemplated by the Plan of Arrangement, voluntarily make any payment with respect to any such rights or offer to settle or settle any such rights.

    2.7 ADJUSTMENTS FOR CAPITAL CHANGES --If, prior to the Effective Date, Homestake or Prime recapitalizes through a subdivision of any of its outstanding shares into a greater number of shares or a consolidation of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes any of its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on any of its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the Exchange Ratio will be adjusted appropriately so as to maintain the relative proportionate interests of the holders of Prime Common Shares and Homestake Common Stock as set out in the Plan of Arrangement.

    2.8 PRIME BOARD OF DIRECTOR OPTIONS --As of the Effective Time, the Prime Board of Directors Options shall be terminated in accordance with the provisions of Sections 7.5 and 7.6 of the Prime Outside Director's Option Plan.

    2.9 OTHER EFFECTS OF THE ARRANGEMENT --At the Effective Date: (a) the memorandum and articles of Prime immediately prior to the Effective Time will continue as the memorandum and articles of Prime, subject to later amendment;
(b) each Prime Common Share outstanding immediately prior to the Effective Date, other than Dissenting Shares, will be exchanged as provided in Sections 2.4(a) and (b); and (c) the Arrangement will, from and after the Effective Date, have all of the effects provided by applicable law, including, without limitation, the Act.

    2.10  PRIME INFORMATION CIRCULAR AND HOMESTAKE PROXY STATEMENT--

    (a) As soon as practicable after execution of this Agreement, Prime, in consultation with Homestake, taking into account Homestake's comments thereon and subject to Homestake's approval, such approval limited solely to ensuring that the final text of the document complies with all applicable laws, shall prepare a management information circular with respect to the Prime Meeting (such circular, including any supplement attached thereto, being hereinafter referred to as the "Prime Information Circular"). If either Homestake or Homestake Canada determines on the advice of its counsel that the issue of the Homestake Canada Exchangeable Shares or the Homestake Common Stock pursuant to the Arrangement is required to be registered under the 1933 Act, then Homestake Canada and Homestake shall file with the SEC a joint registration statement on Form S-4 (or other applicable form) ("Form S-4"), and the Prime Information Circular shall also constitute the prospectus of Homestake Canada and Homestake with respect to such issue, and shall be included in the registration statement. Notwithstanding anything in this Agreement to the contrary, Homestake Canada and Homestake shall be under no obligation to file a joint registration statement if Homestake Canada and Homestake shall have determined on the advice of their counsel that the issue of the Homestake Canada Exchangeable Shares and Homestake Common Stock pursuant to the Arrangement is exempt from the registration requirements of Section 5 of the 1933 Act by virtue of Section 3(a)(10) thereof. If Homestake determines on the advice of its counsel that it is necessary to file a registration statement in order to register the Homestake Common Stock to be issued from time to time after the Effective Date upon exchange of the Homestake Canada Exchangeable Shares, then Homestake shall file a registration statement on Form S-3 (or other applicable form) ("Form S-3") with the SEC and use its reasonable best efforts to maintain the effectiveness of such registration for such period as such Homestake Canada Exchangeable Shares remain outstanding, and Homestake shall use all reasonable efforts to cause such registration statement to become and remain effective. Notwithstanding anything herein to the contrary, Homestake shall be under no obligation to file the registration statement if it shall have determined on the advice of its counsel that the issue of Homestake Common Stock upon exchange of the Homestake Canada Exchangeable Shares after the Effective Date is exempt from the registration requirements of Section 5 of the 1933 Act by virtue of
       Section 3(a)(9) thereof. In all circumstances, Homestake and Homestake Canada shall make all such filings and otherwise comply with all applicable requirements, in connection with all issues of Homestake Common Stock and Homestake Canada Exchangable Shares contemplated hereby.

    (b) As soon as practicable after execution of this Agreement, Homestake shall prepare the Homestake Proxy Statement.

    (c) Each party shall promptly furnish to the other parties all information concerning such party and its shareholders as may be reasonably required in connection with any action contemplated by this Section 2.10. The Prime Information Circular and, if required, the registration statements referenced in Section 2.10(a), and the Homestake Proxy Statement shall comply in all material respects with all applicable requirements of law. Each of Homestake, Homestake Canada and Prime will notify the other promptly of the receipt of any comments from the OSC, BCSC, other Canadian securities commissions, the SEC or its staff and of any request by the OSC, BCSC, other Canadian securities commissions, the SEC or its staff for amendments or supplements to the Prime Information Circular, the Form S-4, the Form S-3 or the Homestake Proxy Statement or for additional information, and will supply the other with copies of all correspondence with the OSC, BCSC, other Canadian securities commissions, the SEC or its staff with respect to the Prime Information Circular, the Form S-4, the Form S-3 or the Homestake Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Prime Information Circular, the Form S-4, the Form S-3 or the Homestake Proxy Statement, Homestake and Homestake Canada or Prime, as the case may be, shall promptly inform the others of such occurrence and cooperate in filing with the OSC, BCSC, other Canadian securities commissions, the SEC or its staff, and/or mailing to shareholders of Prime or Homestake, such amendment or supplement.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF PRIME --Prime hereby represents and warrants to Homestake, Holdco and Homestake Canada that:

    (a) Prime is a company duly incorporated and validly subsisting under the laws of the Province of British Columbia;

    (b) the board of directors of Prime has duly authorized the execution and delivery of this Agreement and the transactions contemplated by this Agreement;

    (c) the execution and delivery of this Agreement does not, and the Arrangement will not, result in a breach or violation of any term or provision of Prime's memorandum or articles;

    (d) the authorized capital of Prime consists of 400,000,000 Prime Common Shares and 300,000,000 preference shares without par value of which not more than 76,073,913 Prime Common Shares (and up to an additional 40,000 Prime Common Shares which may be issuable under the Prime Outside Director's Option Plan) will be issued and outstanding on the Effective Date;

    (e) since December 31, 1996, Prime has filed all forms, reports and documents with the BCSC required to be filed by it pursuant to the SECURITIES ACT (British Columbia) and the regulations promulgated thereunder, the comparable statutes and regulations of all other Canadian provinces, and the applicable policies and rules of the BCSC and all other Canadian provincial securities regulatory authorities having jurisdiction. None of the forms, reports or documents filed by Prime with the BCSC, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

    (f) Prime has filed each Prime SEC Document which Prime was required to file with the SEC since December 31, 1996. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Prime SEC Documents (including all schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Prime SEC Documents complied when filed in all material respects with the then applicable requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder;

    (g) no information supplied or to be supplied by Prime for inclusion in the Prime Information Circular or the Homestake Proxy Statement (and, if filed, the Form S-4) will, at the time the Prime Information Circular is mailed to the shareholders of Prime and at the time of the Prime Meeting (and, if filed, at the time the Form S-4 is declared effective) or at the time the Homestake Proxy Statement is mailed to the stockholders of Homestake and at the time of the Homestake Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prime Information Circular will comply as to form in all material respects with the provisions of applicable Canadian securities laws and the rules and regulations promulgated thereunder;

    (h) Prime is not insolvent within the meaning of the Act; and

    (i) no waivers, consents or approvals are required to be obtained from parties to agreements, leases and other contracts to which Prime is a party in order to give effect to the Arrangement other than such waivers, consents and approvals which have been or will be obtained prior to the Effective Date.

    3.2 REPRESENTATIONS AND WARRANTIES OF HOMESTAKE CANADA --Homestake Canada hereby represents and warrants to Prime that:

    (a) Homestake Canada is a corporation duly incorporated and validly subsisting under the laws of Ontario;

    (b) at the Effective Time, the authorized capital of Homestake Canada will consist of an unlimited number of Common Shares, an unlimited number of Homestake Canada Exchangable Shares and an unlimited number of third preference shares of which 10,000,000 have been designated as Series 1 and no such shares are outstanding at the date hereof other than as are described in the Disclosure Letter;

    (c) all necessary corporate action has been taken on the part of Homestake Canada in order to authorize the execution and delivery of this Agreement by Homestake Canada and all necessary corporate action has been taken or will be taken prior to the Effective Date on the part of Homestake Canada in order to authorize the consummation by Homestake Canada of the transactions contemplated by this Agreement, including, without limitation, the issuance of the Homestake Canada Exchangeable Shares and Homestake Canada has all necessary corporate power and capacity to enter into this Agreement and to consummate the transactions contemplated herein;

    (d) the execution and delivery of this Agreement does not, and the completion of the Arrangement will not, result in a breach or violation of any term or provision of Homestake Canada's articles of incorporation or by-laws;

    (e) no waivers, consents or approvals are required to be obtained from parties to agreements, leases and other contracts to which Homestake Canada is a party in order to give effect to the Arrangement other than such waivers, consents and approvals which have been or will be obtained prior to the Effective Date; and

    (f) upon the issuance of the Homestake Canada Exchangeable Shares under the Arrangement, as contemplated by this Agreement, such Homestake Canada Exchangeable Shares will be outstanding as duly and validly issued and fully paid and non-assessable.

    3.3 REPRESENTATIONS AND WARRANTIES OF HOLDCO --Holdco hereby represents and warrants to Prime, that:

    (a) Holdco is an unlimited liability company organized and validly subsisting under the laws of Nova Scotia;

    (b) all necessary corporate action has been taken on the part of Holdco in order to authorize the execution and delivery of this Agreement by Holdco and all necessary corporate action has been taken or will be taken prior to the Effective Date on the part of Holdco in order to authorize the consummation by Holdco of the transactions contemplated by this Agreement and Holdco has all necessary corporate power and capacity to enter into this Agreement and to consummate the transactions contemplated herein;

    (c) the execution and delivery of the Agreement does not, and the Arrangement will not, result in any breach or violation of any term or provision of Holdco's memorandum of incorporation or by-laws; and

    (d) no waivers, consents or approvals are required to be obtained from parties to agreements, leases and other contracts to which Holdco is a party in order to give effect to the Arrangement, other than such waivers, consents and approvals which have been or will be obtained prior to the Effective Date.

    3.4 REPRESENTATIONS AND WARRANTIES OF HOMESTAKE --Homestake hereby represents and warrants to Prime, that:

    (a) Homestake and each Homestake Subsidiary is a corporation or joint venture duly incorporated or formed, as the case may be, and duly organized and validly existing under its respective jurisdiction of incorporation or formation and each of Homestake and each Homestake Subsidiary has all necessary power and capacity to own its assets and to carry on business as presently conducted, and, but for the approval of the Homestake Charter Changes, Homestake has all necessary corporate power and capacity to enter into this Agreement and consummate the transactions contemplated herein;

    (b) other than as disclosed in the Disclosure Letter, Homestake is the beneficial owner of all of the issued and outstanding shares or other interests of each Homestake Subsidiary, and is the beneficial owner of the shares or other interests described in the Disclosure Letter in respect of those Homestake Subsidiaries where Homestake does not own all of the issued and outstanding shares or other interests;

    (c) the board of directors of Homestake has duly authorized the execution and delivery of this Agreement and the transactions contemplated by this Agreement;

    (d) the execution and delivery of this Agreement does not, and, assuming the effectiveness of the Homestake Charter Changes, the completion of the Arrangement will not, result in a breach or violation of any term or provision of Homestake's Restated Certificate of Incorporation or by-laws;

    (e) as of the date of this Agreement, Homestake's authorized capital consists of 250,000,000 shares of Homestake Common Stock and 10,000,000 shares of preferred stock (par value US$1.00 per share) of which 2,500,000 have been designated as "Series A" preferred shares. The issued capital of Homestake as at September 24,1998 is as set forth in the Disclosure Letter. As of the date of this Agreement, the number of shares of Homestake Common Stock which have been reserved for issuance in connection with options, warrants, conversion privileges or other rights, agreements, arrangements or other commitments obligating Homestake to issue or sell any shares of Homestake Common Stock or securities or obligations convertible into or exchangable for any shares of Homestake Common Stock is as set forth in the Disclosure Letter;

    (f) upon issuance of the Homestake Common Stock under the Arrangement and as contemplated by this Agreement, such shares of Homestake Common Stock will be outstanding as duly and validly issued and fully paid and non-assessable;

    (g) Homestake has filed each Homestake SEC Document which Homestake was required to file with the SEC since December 31, 1996. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Homestake SEC Documents (including all schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Homestake SEC Documents complied when filed in all material respects with the then applicable requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder;

    (h) none of the information supplied or to be supplied by Homestake to Prime for inclusion in the Prime Information Circular will, at the time the Prime Information Circular is mailed to the shareholders of Prime and at the time of the Prime Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

    (i) no waivers, consents or approvals are required to be obtained from parties to agreements, leases and other contracts to which Homestake is a party in order to give effect to the Arrangement other than such waivers, consents and approvals which have been, or will be, obtained prior to the Effective Time;

    (j) except as disclosed in the Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Homestake, threatened against Homestake or any Homestake Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon Homestake, and there is no judgment, decree, injunction, rule or order of any applicable governmental or other regulatory authority or arbitrator with jurisdiction over Homestake or any Homestake Subsidiary outstanding against Homestake or any Homestake Subsidiary causing, or which insofar as reasonably can be foreseen, in the future would have, a Material Adverse Effect upon Homestake;

    (k) except as disclosed in the Disclosure Letter, since December 31, 1997, to the date of this Agreement, Homestake has conducted its business only in the ordinary course and there has not been, since such date, any event, change or effect that has had or could reasonably be expected to have a Material Adverse Effect upon Homestake;

    (l) Except as disclosed in the Disclosure Letter:

        (i) there is no material environmental liability, nor factors likely to give rise to any material environmental liability, affecting any of the material properties of Homestake or any Homestake Subsidiary apart from those disclosed in any Homestake SEC Document or in the Disclosure Letter that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon Homestake; and

        (ii) neither Homestake nor any Homestake Subsidiary has materially violated or materially infringed any environmental law now in effect nor has any such entity materially violated or materially infringed any then current environmental law as applied at that time, other than such violations or infringements that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect upon Homestake;

    (m) each of Homestake and each Homestake Subsidiary has good and marketable title, applying customary standards in the mining industry, to its operating properties and properties with proven and probable ore reserves (other than property as to which the applicable entity is a lessee, in which case it has a valid leasehold interest), except for such defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Homestake;

    (n) the proven and probable reserves of Homestake as set forth in its Annual Report on Form 10-K for the year ended December 31, 1997 were prepared in accordance with accepted engineering practices and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such reserves in documents filed with the SEC;

    (o) each of Homestake and each Homestake Subsidiary has its assets insured against loss or damages as is appropriate to its business and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, and such insurance coverages will be continued in full force and effect to and including the Effective Date other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected to have a Material Adverse Effect on Homestake;

    (p) no consent, approval, order or authorization of, or registration, declaration or filing with, any applicable federal, state, provincial, local or foreign governmental or other regulatory authority with jurisdiction over Homestake or any Homestake Subsidiary (a "Governmental Authority") is required to be obtained by Homestake or any of the Homestake Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or the Plan of Arrangement or those consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained, would not prevent or delay the consummation of the Arrangement or otherwise prevent Homestake from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on Homestake;

    (q) except as disclosed in the Disclosure Letter, each of Homestake and each Homestake Subsidiary has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make, which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Homestake;

    (r) the financial statements of Homestake included in any Homestake SEC Document complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the
       SEC) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Homestake and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as disclosed in any Homestake SEC Document or in the Disclosure Letter, neither Homestake nor any of the Homestake Subsidiaries has any liabilities, accrued, contingent or otherwise, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Homestake;

    (s) Homestake and the Homestake Subsidiaries have complied, in the conduct of their respective businesses, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except where the failure to comply would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Homestake. Homestake has not been notified by any Governmental Authority of any investigation with respect to Homestake or any Homestake Subsidiary that is pending or threatened, nor has any Governmental Authority notified Homestake of such entity's intention to commence or to conduct any investigation that would be reasonably likely to have a Material Adverse Effect on Homestake;

    (t) (i) Homestake and each Homestake Subsidiary have timely filed (or have had timely filed on their behalf) or will timely file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time other than those Tax Returns the failure of which to file has not had and could not reasonably be expected to have a Material Adverse Effect upon Homestake;

        (ii) all such Tax Returns are, or will be at the time of filing, true, complete and correct in all respects other than in circumstances where the failure of such Tax Returns to be true, complete and correct in all respects has not had and could not reasonably be expected to have a Material Adverse Effect upon Homestake;

       (iii) Homestake and each Homestake Subsidiary have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time, except where the failure to pay or establish adequate accruals has not had and could not reasonably be expected to have a Material Adverse Effect upon Homestake; and

        (iv) except as set forth in the Disclosure Letter, no deficiencies for any Taxes have been proposed, asserted or assessed against Homestake or any Homestake Subsidiary other than those Taxes the proposal or assertion of, or the assessment against, have not had and could not reasonably be expected to have a Material Adverse Effect upon Homestake, and no requests for waivers of the time to assess any such material Taxes are pending; and

    (u) except as disclosed in any Homestake SEC Document filed prior to the date of this Agreement, to Homestake's knowledge, neither it nor any Homestake Subsidiary is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Homestake or any Homestake Subsidiary under, any contract or agreement to which Homestake or any Homestake Subsidiary is a party and which would, if terminated due to such default, have, insofar as can reasonably be foreseen, a Material Adverse Effect upon Homestake.

                                   ARTICLE 4

                                   COVENANTS

    4.1 COVENANTS OF PRIME --During the period from the date of this Agreement to the Effective Date, Prime shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the

Effective Date, except as expressly contemplated by this Agreement and the Plan of Arrangement or as otherwise approved in writing by Homestake, Prime shall not:

    (a) enter into any transaction or perform any act which might interfere with or be inconsistent with the successful completion of the Arrangement or which would render inaccurate any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were references to such later date;

    (b) take or fail to take any action within its reasonable control which would result in a condition precedent to the Arrangement not being satisfied;

    (c) other than with respect to options to purchase up to 40,000 Prime Common Shares which may be issuable under the Prime Outside Director's Option Plan, allot or issue any shares, or enter into or have outstanding any subscriptions, warrants, options or other agreements or commitments obligating it to issue any shares;

    (d) declare, set aside or pay any dividends (other than in the normal course) on, or make any other distributions in respect of, any of its shares of capital stock;

    (e) subdivide, consolidate or reclassify any of its shares of capital stock or issue or authorize the issue of any other securities in its capital stock in respect of, in lieu of or in substitution for shares of its capital stock;

    (f) purchase, redeem or otherwise acquire any shares of capital stock of Prime or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than as required in connection with the exercise of Prime Board of Director Options;

    (g) amend its memorandum or articles; or

    (h) authorize any of, or commit or agree to take any of, the foregoing actions.

    4.2 COVENANTS OF HOMESTAKE, HOMESTAKE CANADA AND HOLDCO --During the period from the date of this Agreement to the Effective Date, each of Homestake, Homestake Canada and Holdco will carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, except as contemplated in this Agreement and the Plan of Arrangement, during the period from the date of this Agreement until the Effective Date, each of Homestake, Holdco and Homestake Canada agrees, except with the prior written agreement of Prime, that:

    (a) it will not enter into any transaction or perform any act that would reasonably be expected to interfere with or be inconsistent with the successful completion of the Arrangement or which would render inaccurate any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were references to such later date;

    (b) it will use all reasonable efforts (i) to cause the Homestake Canada Exchangeable Shares issuable pursuant to the Arrangement to have been conditionally approved for listing on The Toronto Stock Exchange by the Effective Date, or, in the event that the distribution requirements of The Toronto Stock Exchange cannot be met, on another Canadian stock exchange listed in Section 3200 of the Regulation made under the INCOME TAX ACT (Canada); and (ii) to cause the shares of Homestake Common Stock issuable pursuant to the Arrangement, including through the exchange of the Homestake Canada Exchangeable Shares from time to time, to have been approved for listing on the New York Stock Exchange, by the Effective Date subject to notice of issuance; and

    (c) it will not take or fail to take any action within its control (other than an action or a failure to take any action on the part of Prime which is undertaken or failed to be undertaken in the situation where the representatives of Homestake, Homestake Canada or Holdco on the Board of Directors of Prime did not participate in such decision) which would result in a condition precedent to the Arrangement not being satisfied.

    4.3 COOPERATION, CONSENTS AND APPROVALS --Each party will cooperate and use their respective reasonable efforts to:

    (a) obtain, before the Effective Date, all authorizations, waivers, exemptions, consents, orders and other approvals from domestic or foreign courts, governmental or regulatory agencies, boards, commissions or other authorities, shareholders and third parties as are necessary for the consummation of the transactions contemplated hereby; and

    (b) satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary or advisable under applicable laws and regulations to permit the completion of the Arrangement in accordance with the provisions of this Agreement and the Plan of Arrangement.

Each party will vigorously defend or cause to be defended any lawsuits or other legal proceedings brought against it challenging this Agreement or the completion of the Arrangement.

    4.4 NOTIFICATION --Each party will promptly notify the other if any of the representations and warranties made by it in this Agreement ceases to be true, accurate and complete in any material respect and of any failure to comply in any material respect with any of its obligations hereunder.

    4.5 COURT PROCEEDINGS --Prime shall permit Homestake to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement prior to the service and filing of that material and will give reasonable consideration to such comments. In addition, Prime will not object to counsel to Homestake or Homestake Canada making such submissions on the hearing of the motion of the Interim Order and the application for the Final Order as such counsel deems appropriate provided that Prime is advised of the nature of any submissions not reasonably contemplated in the material to be filed with the Court prior to the hearing. Prime shall also provide counsel to Homestake on a timely basis with copies of any notice of appearance and evidence served on Prime or its counsel in respect of the application for the Final Order or any appeal therefrom.

                                   ARTICLE 5

                              CONDITIONS PRECEDENT

    5.1 MUTUAL CONDITIONS PRECEDENT --The obligations of each party to complete the Arrangement are subject to the fulfilment or mutual waiver by the parties on or before the Effective Date of the following conditions:

    (a) the Interim Order shall have been obtained in form and substance satisfactory to each of the parties, acting reasonably;

    (b) the Arrangement, with or without amendment, shall have been approved at the Prime Meeting by the requisite majorities of Prime shareholders, as provided in the Interim Order;

    (c) the Final Order shall have been obtained in form and substance satisfactory to each of the parties, acting reasonably;

    (d) the Form S-3 and Form S-4, if filed, shall have been declared effective under the 1933 Act and shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Prime Information Circular shall on the Effective Date not be subject to any similar proceedings commenced or threatened by the SEC, the BCSC or other relevant Canadian securities regulatory authorities;

    (e) no order or decree of any domestic or foreign court, tribunal, governmental agency or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or authority shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Arrangement or the transactions contemplated thereby;

    (f) there shall not exist any prohibition at law against the completion of the Arrangement;

    (g) this Agreement shall not have been terminated pursuant to the provisions hereof;

    (h) the adoption of the Homestake Charter Changes shall have been approved by the Homestake stockholders; and

    (i) Prime, Homestake Canada, Holdco and Homestake shall be satisfied, acting reasonably, that all regulatory filings have been made, rulings and orders obtained and other proceedings taken so that the Homestake Canada Exchangeable Shares and the shares of Homestake Common Stock issuable as contemplated hereby will be issued and distributed in accordance with, or on the basis of exemptions from, the registration and prospectus requirements of applicable United States and Canadian securities laws and that such Homestake Canada Exchangeable Shares and shares of Homestake Common Stock will be "freely tradeable" in Canada by the Prime shareholders to whom they are issued or delivered, subject to restrictions on the sale of securities by "control persons" and other customary restrictions under such laws and the shares of Homestake Common Stock will be "freely tradeable" in the United States by the Prime shareholders to whom they are issued or delivered subject to restrictions applicable to trades by affiliates and other customary restrictions under applicable United States and state securities laws.

    5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PRIME --The obligations of Prime hereunder are subject to the fulfilment or satisfaction on or before the Effective Date of each of the following conditions (which are for the sole benefit of Prime and may be waived by it in its sole discretion):

    (a) the representations and warranties of Homestake Canada, Holdco and Homestake set forth in Sections 3.2, 3.3 and 3.4, respectively, shall be true and accurate when made and on and as of the Effective Date with the same force and effect as if they had been made at the Effective Date except to the extent that the failure of such representations and warranties to be true and accurate has not had and would not be reasonably likely to have a Material Adverse Effect on Homestake, and Prime shall receive a certificate to such effect executed by a Vice-President or the Chief Financial Officer of Homestake on behalf of Homestake;

    (b) Homestake shall have amended the Homestake Rights Agreement as set forth in Schedule 7 and Homestake Canada shall have adopted the Homestake Canada Rights Agreement;

    (c) each of Homestake, Homestake Canada and Holdco shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement and the Plan of Arrangement on or before the Effective Date, and Prime shall receive a certificate to such effect signed by a Vice President or the Chief Financial Officer of Homestake on behalf of Homestake;

    (d) the Homestake Canada Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on The Toronto Stock Exchange subject to satisfaction of customary conditions or, in the event that the distribution requirements of The Toronto Stock Exchange cannot be met, on another Canadian stock exchange listed in
       Section 3200 of the Regulation made under the Income Tax Act (Canada), and the shares of Homestake Common Stock issuable pursuant to the Arrangement, including through the exchange of the Homestake

       Canada Exchangeable Shares from time to time, shall have been approved for listing on the New York Stock Exchange, subject to notice of issuance;

    (e) since the date of this Agreement and other than as discussed in the Disclosure Letter, there shall not have been one or more events or changes that has had or would be reasonably likely to have a Material Adverse Effect on Homestake and neither Homestake, nor any of its subsidiaries, shall have taken any action which would have a Material Adverse Effect on Homestake; and

    (f) Prime shall have received opinions addressed to it, satisfactory to it, acting reasonably, from counsel to Homestake Canada and Homestake to the effect that the Homestake Canada Exchangeable Shares and the shares of Homestake Common Stock issuable as contemplated hereby, respectively, will, when issued, be duly and validly issued and outstanding as fully paid and non-assessable.

    5.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HOMESTAKE, HOMESTAKE CANADA AND HOLDCO The obligations of Homestake, Homestake Canada and Holdco hereunder are subject to the fulfilment or satisfaction on or before the Effective Date, of each of the following conditions (which are for the sole benefit of Homestake, Homestake Canada and Holdco and may be waived by them in their sole discretion):

    (a) the representations and warranties of Prime set forth in Section 3.1 shall be true and accurate when made and on and as of the Effective Date with the same force and effect as if they had been made at the Effective Date except to the extent that the failure of such representations and warranties to be true and accurate (i) is the result of action taken by Homestake or Homestake Canada in respect of the affairs of Prime; or (ii) has not had and would not be reasonably likely to have a Material Adverse Effect on Prime, and Homestake shall receive a certificate to such effect executed by a Vice President or the Chief Financial Officer of Prime on behalf of Prime;

    (b) Prime shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement and the Plan of Arrangement on or before the Effective Date, and Homestake, Homestake Canada and Holdco shall receive a certificate to such effect signed by a Vice President or the Chief Financial Officer of Prime on behalf of Prime;

    (c) since the date of this Agreement, there shall not have been one or more events or changes that has had or would be reasonably likely to have a Material Adverse Effect on Prime and neither Prime, nor any of its subsidiaries, shall have taken any action which would have a Material Adverse Effect on Prime; and

    (d) there shall be no more than 3,758,291 Dissenting Shares in the aggregate.

                                   ARTICLE 6

                                   AMENDMENT

    6.1 AMENDMENT --This Agreement may, at any time and from time to time before or after the holding of the Prime Meeting but not later than the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitations:

    (a) change the time for performance of any of the obligations or acts of the parties hereunder;

    (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant to this Agreement; or

    (c) waive compliance with or modify any of the conditions precedent contained herein provided that no such amendment shall decrease the number of Homestake Canada Exchangeable Shares or shares of Homestake Common Stock to be received by the shareholders of Prime in exchange for each Prime Common Share pursuant to the Arrangement without the approval of such shareholders in the same manner as required for the approval of the Arrangement or in such other manner as may be ordered by the Court.

                                   ARTICLE 7

                            TERMINATION OF AGREEMENT

    7.1 TERMINATION --This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Arrangement by the shareholders of Prime or the approval of the adoption of the Homestake Charter Changes by the stockholders of Homestake:

    (a) by mutual agreement;

    (b) by Prime, if there has been a breach by Homestake, Holdco or Homestake Canada of any representation, warranty, covenant, or agreement set forth in this Agreement on the part of Homestake, Holdco or Homestake Canada, or if any representation or warranty of Homestake, Holdco or Homestake Canada shall have become untrue, in either case which has or is reasonably likely to have a Material Adverse Effect on Homestake, and which Homestake, Holdco or Homestake Canada fails to cure within 15 Business Days after written notice thereof from Prime (except that no cure period shall be provided for a breach by Homestake, Holdco or Homestake Canada which by its nature cannot be cured);

    (c) by Homestake, Homestake Canada or Holdco if there has been a breach by Prime of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Prime or if any representation or warranty of Prime shall have become untrue, in either case other than as a result of action taken by Homestake or Homestake Canada in respect of Prime, which has or is reasonably likely to have a Material Adverse Effect on Prime and which Prime fails to cure within 15 Business Days after written notice thereof from Homestake (except that no cure period shall be provided for a breach by Prime which by its nature cannot be cured);

    (d) by any party (provided that such party is not then in breach of this Agreement) if the shareholders of Prime do not approve the Arrangement by the requisite majorities at the Prime Meeting or the stockholders of Homestake do not approve the adoption of the Homestake Charter Changes;

    (e) by either Prime or Homestake, if all the conditions for completing the Arrangement shall not have been satisfied or waived on or before 5:00 p.m. on March 1, 1999 other than as a result of a breach of this Agreement by the terminating party; and

    (f) by any party, if a permanent injunction or other order by any U.S. or Canadian federal, provincial or state court shall have been issued and shall have become final and non-appealable which would (i) make illegal or otherwise restrain or prohibit the consummation of the Arrangement;
       (ii) prohibit the ownership or operation by Homestake, Homestake Canada or Holdco of all of the business or assets of Prime; or (iii) compel Homestake, Homestake Canada or Holdco to dispose of or hold separate all or any material portion of the business or assets of Prime.

    7.2  NOTICE OF TERMINATION  --Any termination of this Agreement under
Section 7.1 above will be effective upon the delivery of written notice by the terminating party to the other parties hereto.

    7.3 EFFECT OF TERMINATION --In the case of any termination of this Agreement as provided in this Article 7 this Agreement shall be of no further force and effect (except as provided in Article 8), and nothing herein shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 8

                                    GENERAL

    8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES --None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date of the Arrangement. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date of the Arrangement.

    8.2 NOTICES --Any notice which a party may desire to give or serve upon another party shall be in writing and may be delivered, sent by facsimile transmission or mailed by prepaid registered mail, return receipt requested, to the following addresses:

(a) in the case of Prime:

       1055 West Georgia Street
       Suite 1100
       Vancouver, British Columbia
       V6E 3P3
       Attention: Walter Segsworth

       Facsimile No: (604) 687-3984

    with a copy to:

       Lawson Lundell Lawson & McIntosh
       1600-925 West Georgia Street
       Vancouver, British Columbia
       V6C 3L2

       Attention: A.W. Ryan
       Facsimile No.: (604) 669-1620

(b) in the case of Homestake, Holdco and Homestake Canada:

       c/o Homestake Mining Company
       650 California Street
       San Francisco, CA, 94108-2788

       Attention: Wayne Kirk
       Facsimile No.: (415) 397-0952

    with a copy to:

       Osler, Hoskin & Harcourt
       Suite 6600
       First Canadian Place
       100 King Street West
       Toronto, Ontario
       M5X 1B8

       Attention: H.B. (Clay) Horner
       Facsimile No.: (416) 862-6666

or to such other addresses as the party to or upon whom notice is to be given or served has communicated to the other parties by notice given or served in the manner provided for in this section. In the case of delivery, notice shall be deemed to be given on the date of delivery, in the case of facsimile transmission, notice shall be deemed to be given on the next Business Day after the date of receipt of such transmission, and in the case of mailing, notice shall be deemed to be given on the third Business Day after such mailing.

    8.3 EXPENSES --Each of Homestake, Homestake Canada and Holdco shall pay its own costs incurred in connection with the Arrangement. Prime shall pay its own costs incurred in connection with the Arrangement except that if the Arrangement is not completed and this Agreement has not been terminated in accordance with the provisions of Section 7.1(c), Homestake Canada shall reimburse Prime for its out-of-pocket expenses incurred in connection with the Arrangement. In all circumstances Homestake Canada shall reimburse Prime for the costs of the valuation and fairness opinion provided by RBC Dominion Securities Inc. and the costs of the reserve review and audit work and other services rendered by Roscoe Postle Associates Inc.

    8.4 SEVERABILITY --If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    8.5 COUNTERPARTS --This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    8.6 GOVERNING LAW --This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

    8.7 FURTHER ASSURANCES --Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    8.8 ASSIGNMENT --Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    8.9 ENFORCEMENT --The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached . It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of Canada located in the province of British Columbia, this being in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.


                                          PRIME RESOURCES GROUP INC.



                                By:  /s/ J. DOUGLAS LITTLE
                                     -----------------------------------------
                                     Name: J. Douglas Little
                                     Title: DIRECTOR

                                By:  /s/ GEOFFREY A. BURNS
                                     -----------------------------------------
                                     Name: Geoffrey A. Burns
                                     Title: CHIEF FINANCIAL OFFICER



                                          HOMESTAKE CANADA INC.



                                By:  /s/ GENE G. ELAM
                                     -----------------------------------------
                                     Name: Gene G. Elam
                                     Title: VICE PRESIDENT

                                By:  /s/ GEOFFREY A. BURNS
                                     -----------------------------------------
                                     Name: Geoffrey A. Burns
                                     Title: CONTROLLER



                                          HOMESTAKE CANADA HOLDINGS COMPANY



                                By:  /s/ WAYNE KIRK
                                     -----------------------------------------
                                     Name: Wayne Kirk
                                     Title: VICE PRESIDENT AND SECRETARY



                                          HOMESTAKE MINING COMPANY



                                By:  /s/ WAYNE KIRK
                                     -----------------------------------------
                                     Name: Wayne Kirk
                                     Title: VICE PRESIDENT, GENERAL COUNSEL AND
                                     SECRETARY

                                   SCHEDULE 1
                              PLAN OF ARRANGEMENT
                     THE PLAN OF ARRANGEMENT IS ATTACHED AS
                         APPENDIX C TO THIS SUPPLEMENT

                                   SCHEDULE 2
                         HOMESTAKE CANADA EXCHANGEABLE
                                  SHARE TERMS
                       THE HOMESTAKE CANADA EXCHANGEABLE
                                SHARE TERMS ARE
                   ATTACHED AS APPENDIX D TO THIS SUPPLEMENT

                                   SCHEDULE 3
                       NEW HOMESTAKE CANADA COMMON SHARES

                                   SCHEDULE 3

           to the Arrangement Agreement made as of September 28, 1998 among Prime Resources Group Inc., Homestake Canada Inc.,
         Homestake Canada Holdings Company and Homestake Mining Company

                             HOMESTAKE CANADA INC.

                        PROVISIONS IN ARTICLES RE RIGHTS
                        AND PRIVILEGES OF COMMON SHARES

1.1 DIVIDENDS

    Subject to the prior rights of the holders of the Exchangeable Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends that the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

2.1 DISSOLUTION

    In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up, the holders of the Common Shares shall be entitled to participate rateably in any distribution of the assets of the Corporation for the purposes of winding up its affairs.

3.1 VOTING RIGHTS

    The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation, and shall have one vote for each Common Share held at all meetings of the shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

                                   SCHEDULE 4
                              VOTING, SUPPORT AND
                            EXCHANGE TRUST AGREEMENT
              THE VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT IS
                   ATTACHED AS APPENDIX E TO THIS SUPPLEMENT

                                   SCHEDULE 5
                           HOMESTAKE CHARTER CHANGES

--------------------------------------------------------------------------------
FOR EDGAR FILING, LANGUAGE THAT WILL BE ADDED IS PRECEDED BY A "{" AND FOLLOWED BY A "}". LANGUAGE THAT WILL BE ELIMINATED IS PRECEDED BY A "<#>" AND FOLLOWED BY A "</#>".
--------------------------------------------------------------------------------


                                   SCHEDULE 5



           to the Arrangement Agreement made as of September 28, 1998 among Prime Resources Group Inc., Homestake Canada Inc.,
         Homestake Canada Holdings Company and Homestake Mining Company


                            HOMESTAKE MINING COMPANY

    (Material presented in bold italics type reflects a proposed addition to be effected by the Restated Certificate. Material through which a line has been drawn reflects a proposed deletion.)


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            HOMESTAKE MINING COMPANY


    In accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, HOMESTAKE MINING COMPANY does hereby amend and restate its RESTATED Certificate of Incorporation. HOMESTAKE MINING COMPANY was incorporated under the name HOMESTAKE MINING CORPORATION, and the original Certificate of Incorporation was filed with the Secretary of State on November 28, 1983. This Restated Certificate of Incorporation was duly adopted by the Stockholders and the Board of Directors of the Company in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as amended.

    The text of the Restated Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

    ONE: The name of this corporation is

                           HOMESTAKE MINING COMPANY.

TWO: The address of the registered office of the Company in the State of Delaware is <#>100 West Tenth</#> {1209 ORANGE Street}, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

    THREE: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOUR: The total number of shares of all classes of stock which the Company is authorized to issue is <#>260,000,000</#> {460,000,001} shares. Of these, 250,000,000 450,000,000 shares shall be shares of common stock and the par value of each such share shall be $1.00 ("Common Stock"), <#>and</#> 10,000,000 shares shall be shares of preferred stock and the par value of each such share shall be $1.00 ("Preferred Stock"), {AND ONE SHARE SHALL BE A SHARE OF SPECIAL VOTING STOCK WITH CERTAIN VOTING RIGHTS AND THE PAR VALUE OF SUCH SHARE SHALL BE $1.00 ("SPECIAL VOTING STOCK").} The aggregate par value of all shares is
<#>260,000,000</#> {$460,000,001}.

    The number of shares of Preferred Stock authorized by this Article FOUR may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the <#>Common</#> {TOTAL VOTING POWER OF ALL OUTSTANDING SHARES OF THE COMMON STOCK AND SPECIAL VOTING} Stock of the Company and, subject to any limitation imposed in any resolution adopted by the Board of Directors providing for the issue of any particular series of Preferred Stock, the holders of Preferred Stock shall not be entitled to vote upon any such increase or decrease.

    {THE RECORD HOLDER OF THE SPECIAL VOTING STOCK SHALL NOT BE ENTITLED TO RECEIVE ANY DIVIDENDS OR OTHER DISTRIBUTIONS OR TO RECEIVE OR PARTICIPATE IN ANY DISTRIBUTION OF ASSETS UPON ANY VOLUNTARY OR INVOLUNTARY LIQUIDATION, DISSOLUTION OR WINDING UP OF THE COMPANY. EXCEPT AS OTHERWISE REQUIRED BY APPLICABLE LAW, AT EACH ANNUAL OR SPECIAL

MEETING OF STOCKHOLDERS OF THE COMPANY THE RECORD HOLDER OF THE SPECIAL VOTING STOCK SHALL BE ENTITLED TO VOTE ON ALL MATTERS SUBMITTED TO A VOTE OF THE HOLDERS OF THE COMMON STOCK, VOTING TOGETHER WITH THE HOLDERS OF THE COMMON STOCK AS A SINGLE CLASS (EXCEPT AS OTHERWISE PROVIDED HEREIN OR BY APPLICABLE
LAW), AND THE RECORD HOLDER OF THE SPECIAL VOTING STOCK SHALL BE ENTITLED TO CAST ON ANY SUCH MATTER A NUMBER OF VOTES EQUAL TO THE NUMBER OF EXCHANGEABLE SHARES ("EXCHANGEABLE SHARES") OF HOMESTAKE CANADA INC. AND ITS SUCCESSORS AT LAW, WHETHER BY MERGER, AMALGAMATION OR OTHERWISE, OUTSTANDING AS OF THE RECORD DATE FOR SUCH ANNUAL OR SPECIAL MEETING OF STOCKHOLDERS, WHICH ARE NOT OWNED BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY. AT SUCH TIME AS NO EXCHANGEABLE SHARES (OTHER THAN EXCHANGEABLE SHARES OWNED BY THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY) SHALL BE OUTSTANDING AND THERE ARE NO SHARES OF STOCK, DEBT, OPTIONS OR OTHER AGREEMENTS WHICH COULD GIVE RISE TO THE ISSUANCE OF ANY EXCHANGEABLE SHARES TO ANY PERSON (OTHER THAN THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY), THE SHARE OF SPECIAL VOTING STOCK SHALL AUTOMATICALLY BE REDEEMED FOR $1.00, AND UPON ANY SUCH REDEMPTION OR OTHER PURCHASE OR ACQUISITION OF THE SPECIAL VOTING STOCK BY THE COMPANY THE SHARE OF SPECIAL VOTING STOCK SHALL BE DEEMED RETIRED AND CANCELED AND MAY NOT BE REISSUED.}

    FIVE: The Board of Directors shall have the authority, subject to limitations prescribed by law and the provisions of this Article FIVE, to determine and provide for the issuance of Preferred Stock in one or more series and to establish or alter the number of shares to be included in each such series, and to fix the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of the shares of each such series of Preferred Stock.

    The Board of Directors shall have the authority, subject to the limitations stated in any resolution or resolutions originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock.

    The authority of the Board of Directors with respect to each series shall include, but not be limited to, the authority to determine, by resolution or resolutions providing for the issue of shares of each series, the following: (1) the number of shares in and distinctive designation of each series; (2) the dividend rate on each series and whether dividends shall be cumulative; (3) the voting rights, if any, of the shares of each series in addition to those required by law, including the number of votes per share and any rights of the shares of each series to vote as a separate class in connection with any specified transaction or item of business; (4) whether each series shall have conversion privileges and, if so, the terms and conditions of such conversion;
(5) whether the shares of each series shall be redeemable and, if so, the terms and conditions of such redemption; (6) the rights of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company;
(7) whether each series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof; and (8) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series.

                            ------------------------

    DESIGNATION OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SUCH SERIES OF PREFERED STOCK.

    SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

    Section 1. DESIGNATION AND NUMBER OF SHARES. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"). The par value of each share of the Series A Preferred Stock shall be $1.00. The number of shares <#>initially</#> constituting the Series A Preferred Stock shall be <#>2,500,000</#> {4,500,000}; PROVIDED HOWEVER, that if more than a total of <#>2,500,000</#> {4,500,000} shares of Series A Preferred Stock shall be issuable upon the exercise of Rights issued pursuant to the Rights Agreement dated as of October 16, 1987, as amended, (the "Rights

Agreement"), the Board of Directors of the <#>Corporation</#> {COMPANY}, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued be increased (to the extent that <#>the</#> {THIS RESTATED} Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

    Section 2.  DIVIDENDS OR DISTRIBUTIONS.

    (a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock not by its terms ranking on a parity with, or junior to, the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the <#>Corporation</#> {COMPANY} legally available therefor, (1) quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, of $10 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the <#>Corporation</#> {COMPANY} shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the
<#>Corporation</#> {COMPANY} shall simultaneously pay or make on each outstanding share of Series A Preferred Stock a dividend or distribution in like kind of the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 100; PROVIDED, HOWEVER, that if at any time after November 2, 1987, the
<#>Corporation</#> {COMPANY} shall (i) declare or pay any dividend on the Common
Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and PROVIDED FURTHER, that if at any time after November 2, 1987, the <#>Corporation</#> {COMPANY} shall issue any shares of its capital stock in a reclassification or change of the outstanding shares of Common Stock (including any such reclassification or change in connection with a merger in which the <#>Corporation</#> {COMPANY} is the surviving corporation), then in each such event the Formula Number shall be appropriately adjusted to reflect such reclassification or change.

    (b) The <#>Corporation</#> {COMPANY} shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment

Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

    (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; PROVIDED, HOWEVER, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the first Quarterly Dividend Payment, shall be calculated as if cumulative from and after the March 1, June 1, September 1 or December 1, as the case may be, next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

    (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

    (e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

    Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:


    (a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock <#>or stockholders generally</#> are entitled to vote, multiplied by the maximum number of votes which the holders of the Common Stock <#>or stockholders generally</#> then have with respect to such matter.


    (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the
<#>Corporation</#> {COMPANY} and on all other matters submitted to a vote of stockholders of the <#>Corporation</#> {COMPANY}.

    (c) If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the
<#>Corporation</#> {COMPANY} shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the <#>Corporation</#> {COMPANY}, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the <#>Corporation</#> {COMPANY}, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this
Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

    (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

    Section 4.  CERTAIN RESTRICTIONS.

    (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the <#>Corporation</#> {COMPANY} shall not

        (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

        (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation {COMPANY} may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the <#>Corporation</#> {COMPANY} ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock: or

        (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

    (b) The <#>Corporation</#> {COMPANY} shall not permit any subsidiary of the
<#>Corporation</#> {COMPANY} to purchase or otherwise acquire for consideration any shares of stock of the <#>Corporation</#> {COMPANY} unless the
<#>Corporation</#> {COMPANY} could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

    Section 5. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the <#>Corporation</#> {COMPANY}, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $75 per share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

    Section 6. CONSOLIDATION, MERGER, ETC. In case the <#>Corporation</#> {COMPANY} shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed.

    Section 7.  NO REDEMPTION; NO SINKING FUND.
    (a) The shares of Series A Preferred Stock shall not be subject to redemption by the <#>Corporation</#> {COMPANY} or at the option of any holder of Series A Preferred Stock; {PROVIDED, HOWEVER}, that the <#>Corporation</#> {COMPANY} may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

    (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

    Section 8. RANKING. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the <#>Corporation</#> {COMPANY}, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

    Section 9. FRACTIONAL SHARES. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is not smaller than one one-hundredth (l/l00th) of a share or any integral multiple of such fraction. In lieu of fractional shares, the <#>Corporation</#> {COMPANY}, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to issue certificates evidencing such authorized fraction of a share of Series A Preferred Stock or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the <#>Corporation</#> {COMPANY} and a depository selected by the <#>Corporation</#> {COMPANY}, provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Preferred Stock.

    Section 10. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the <#>Corporation</#> {COMPANY} in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article FIVE <#>of the Certificate of Incorporation</#> {HEREOF}.

    Section 11. AMENDMENT. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A

Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class.

                            ------------------------

    SIX: No holder of shares of stock of any class of the Company shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the Company or of any new or additional authorized stock of the Company of any class whatsoever, or of any issue of securities of the Company convertible into stock, whether such stock or securities be issued for money or for a consideration other than money or by way of dividend, but any such unissued stock or such new or additional authorized stock or such securities convertible into stock may be issued and disposed of to such persons, firms, corporations and associations, and upon such terms as may be deemed advisable by the Board of Directors without offering to stockholders then of record or any class of stockholders any thereof upon any terms.

    SEVEN: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the by-laws of the Company.

    EIGHT: The number of directors of the Company shall be fixed from time to time by a by-law or amendment thereof duly adopted by the Board of Directors or by the stockholders, or except as may be set forth in a certificate filed under
Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof.


    NINE: The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, as nearly equal in number of directors as possible, with the term of office of the directors of one class expiring each year. Each director shall be elected to serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected<#>; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the first annual meeting of stockholders next following the end of the calendar year 1984, the directors first elected to Class II shall serve for a term ending on the date of the second annual meeting of stockholders next following the end of the calendar year 1984, and the directors first elected to Class III shall serve for a term ending on the date of the third annual meeting of stockholders next following the end of the calendar year 1984.</#>


    In the event of any change in the authorized number of directors, the Board of Directors shall apportion any newly created directorships to, or reduce the number of directorships in, such class or classes as shall, so far as possible, equalize the number of directors in each class. If, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, any newly created directorships may be allocated to more than one class, the Board of Directors shall allocate them to the classes the terms of office of which are due to expire at the latest date following such allocation.

    Notwithstanding any of the foregoing, each director shall serve for a term continuing until the annual meeting of stockholders at which the term of the class to which he was elected expires and until his successor is elected and qualified or until his earlier death, resignation or removal.

    Any vacancies in the Board of Directors for any reason, including any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum; and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified.

    The provisions of this Article NINE shall be subject to the provisions of a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof.

    TEN: Except as may be set forth in a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof, a director may be removed from office only for cause, and only by the affirmative vote of the holders of a majority of <#>shares</#> {THE TOTAL VOTING POWER OF ALL OUTSTANDING SHARES OF STOCK OF THE COMPANY} entitled to vote at an election of directors and who would be entitled to vote for the election of a director to fill the vacancy created by such removal.

    ELEVEN: Elections of directors shall be by written ballot unless the by-laws of the Company shall otherwise provide.

    TWELVE: No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

    THIRTEEN: Special meetings of the stockholders of the Company for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board of Directors, the President, a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the by-laws of the Company, include the power to call such meeting, or by stockholders having not less than seventy-five percent (75%) of the total voting power of all outstanding shares of stock of the Company, and such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Restated Certificate of Incorporation or any amendment thereto, or any certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof, then such special meeting may also be called by such person or persons in the manner, at the times and for the purposes so specified.

    FOURTEEN: Except as may be set forth in a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware pursuant to Article FIVE hereof requiring a specified percentage of the voting power of any series of Preferred Stock created pursuant thereto, the approval or authorization of any "Business Combination" (as defined in Article FIFTEEN hereof) of the Company with any "Related Person" (as defined in Article FIFTEEN hereof) (i) shall require the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all outstanding shares of stock of the Company having the right to vote in respect of such Business Combination, and (ii) also shall require the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of stock so entitled to vote held by stockholders other than such Related Person and its Affiliates and Associates (as defined in Article FIFTEEN hereof); provided, however, that the voting requirements provided by clauses (i) and (ii) above shall not be applicable if:

        (A) The Business Combination was approved by the Board of Directors of the Company prior to the time the Related Person in question first became a Related Person; or

        (B) The Business Combination was approved by the Board of Directors of the Company after the time the Related Person in question first became a Related Person, but only if such Related Person obtained the unanimous approval of the Board of Directors of the Company to his becoming a Related Person, which approval was obtained prior to his becoming a Related Person; or

        (C) The Business Combination is solely between the Company and another corporation, fifty percent (50%) or more of the voting stock of which is owned by the Company and none of which is owned by a Related Person, provided that each stockholder of the Company receives the same type of consideration in such transaction as every other stockholder of the same class in proportion to his stockholdings and each holder of Common Stock of the Company receives or retains Common Stock in the surviving corporation or in any other corporation which is a party to such Business Combination; or

        (D) All of the following conditions are satisfied:

           (1) The cash or fair market value of the property, securities or "Other Consideration To Be Received" (as defined in Article FIFTEEN hereof) per share by holders of Common Stock of the Company in the Business Combination is not less than the higher of (i) the highest per share price (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees) paid by such Related Person in acquiring any of its holdings of Common Stock of the Company or (ii) an amount which bears the same or a greater percentage relationship to the market price of the Common Stock of the Company immediately prior to the announcement of such Business Combination as the highest per share price determined in (i) above bears to the market price of the Common Stock of the Company immediately prior to the commencement of acquisition of the Common Stock of the Company by such Related Person, but in no event in excess of two times the highest per share price determined in (i) above;

           (2) After becoming a Related Person and prior to the consummation of such Business Combination, (i) such Related Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Company (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or upon compliance with the provisions of this Article FOURTEEN or as a result of a pro rata stock dividend or stock split or other recapitalization) and
       (ii) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company, or made any major changes in the business or equity capital structure of the Company; and


           (3) A proxy statement meeting the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, whether or not the Company is then subject to such requirements, shall be mailed to the stockholders of the Company for the purpose of soliciting stockholder approval of such Business Combination and shall contain, prominently displayed (i) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any Outside Directors, may choose to state, and (ii) the opinion of a reputable national investment banking firm as to the fairness (or not) of the terms of such Business Combination, from the point of view of the stockholders of the Company who are not Related Persons or their Affiliates or Associates (such investment banking firm to be engaged solely on behalf of the stockholders who are not Related Persons or their Affiliates or Associates, to be paid a reasonable fee for its services by the Company upon receipt of such opinion, to be an investment banking firm which has not previously been associated with any such Related Person and, if there are then any such directors, to be elected by a majority of the Continuing Directors and Outside Directors (as defined in Article FIFTEEN hereof)).


    FIFTEEN: As used in this Restated Certificate of Incorporation, the terms hereafter defined shall have the following meanings:

        (A) The terms "Affiliate" and "Affiliated with" shall mean, with respect to a specific Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

        (B) The term "Associate" shall mean, when used to indicate a relationship with any Person, (1) any corporation, partnership, association or other organization (other than the Company or a majority-owned subsidiary of the Company) of which such Person is an officer, partner or, directly or indirectly, Beneficial Owner of ten percent (10%) or more of any class of equity securities or other beneficial or voting interest, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (4) any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate of such Person serves as investment adviser.

        (C) A Person shall be considered the "Beneficial Owner" of any shares or other beneficial or voting interest (whether or not owned of record):

           (1) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares or interests and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares or interests;

           (2) Which such Person or Affiliate or Associate of such Person has
       (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

           (3) Which are Beneficially Owned within the meaning of (1) or (2) of this definition by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Company or any subsidiary of the Company or acquiring, holding or disposing of all or any Substantial Part of the assets or business of the Company or a subsidiary of the Company.

For the purpose only of determining whether a Person is the Beneficial Owner of a percentage of outstanding shares of the Company specified in this Restated Certificate of Incorporation, such shares shall be deemed to include any shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this definition.

        (D) The term "Business Combination" shall mean (1) any merger or consolidation of the Company or a subsidiary of the Company with or into a Related Person, (2) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, in a single transaction or series of related transactions, of all or any Substantial Part of the assets of the Company (including, without limitation, any voting securities of a subsidiary) or of a subsidiary of the Company to a Related Person, (3) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company, (4) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, in a single transaction or series of related transactions, of all or any Substantial Part of the assets of a Related Person to the Company or a subsidiary of the Company, (5) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person, (6) the acquisition by the Company or a subsidiary of the Company of any securities of a Related Person, (7) any reclassification of Common Stock of the Company, or any recapitalization involving Common Stock of the Company, consummated within five (5) years after a Related Person becomes a Related Person, (8) any liquidation or dissolution of the Company proposed, directly or indirectly, by or on behalf of a Related Person, (9) any merger or consolidation of the Company proposed, directly or indirectly, by or on behalf of Related Person, unless the surviving or consolidated corporation, as the case may be, has provisions in its certificate of incorporation substantially identical to Articles FOURTEEN, FIFTEEN and SIXTEEN hereof, or (10) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination. A Business Combination with a Person shall be deemed to be a Business Combination with a Related Person if such Person is a Related Person at any of the following times: (i) the date any definitive agreement relating to a Business Combination is entered into or amended;
    (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination; and (iii) immediately prior to the consummation of a Business Combination.

        (E) The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Company immediately prior to the time that any Related Person involved in the proposed Business Combination first became a Related Person.

        (F) The term "Other Consideration To Be Received" shall include, without limitation, shares of stock of the Company retained by any of its stockholders other than a Related Person or its Affiliates or Associates in the event of a Business Combination with such Related Person in which the Company is the surviving entity.

        (G) The term "Outside Director" shall mean a director who is not (1) an officer or employee of the Company or any relative of an officer or employee, (2) a Related Person or an officer, director, employee, Associate or Affiliate of a Related Person, or a relative of any of the foregoing, or
    (3) a Person having a direct or indirect material business relationship with the Company.

        (H) The term "Person" shall mean any person, partnership, corporation, group or other entity (other than the Company, any subsidiary of the Company, or a trustee holding stock for the benefit of any of the employees of the Company or its subsidiaries, pursuant to one or more employee benefit plans or arrangements, but only in such capacity). When two or more persons act as a partnership, limited partnership, syndicate, joint venture, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, joint venture, association or group shall be deemed a "Person."

        (I) The term "Related Person" shall mean any Person which, together with any Affiliate or Associate, is the Beneficial Owner of ten percent (10%) or more of the outstanding Common Stock of the Company or of the outstanding voting stock of the Company or any Person which, together with any Affiliate or Associate, was at any time within the five (5) years preceding the date for such determination the Beneficial Owner of ten percent (10%) or more of the then outstanding Common Stock of the Company or of the outstanding voting stock of the Company.

        (J) The term "Substantial Part" shall mean more than ten percent (10%) of the total assets of the individual, corporation, partnership or other person or entity in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

    SIXTEEN: The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FOURTEEN, FIFTEEN and this SIXTEEN may not be amended, altered, changed or repealed in any respect if there is then a Related Person unless such amendment, alteration, change or repeal is approved (i) by the affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of the Company and (ii) also by the affirmative vote of the holders of not less than a majority of the total voting power of the Company other than a Related Person and any Affiliates and Associates of such a Related Person.

    SEVENTEEN: No director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. Any repeal or modification of the preceding sentence by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

    IN WITNESS WHEREOF, HOMESTAKE MINING COMPANY has caused this Restated Certificate of Incorporation to be signed by <#>Harry M. Conger</#>, {JACK E. THOMPSON, ITS CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER}, and attested by
<#>Howard C. Harvey</#> {WAYNE KIRK}, its Secretary, this <#>8th day of May,
1984</#> {  DAY OF     , 1998}.

                                HOMESTAKE MINING COMPANY

                                By
                                     -----------------------------------------
                                     <#>Harry M. Conger</#> {JACK E. THOMPSON}
                                     <#>Chairman of the Board and President</#>
                                      {CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER}


  ATTEST:

       -----------------------------------------
          <#>Howard C. Harvey</#> {WAYNE KIRK}
                       Secretary
  By

                                   SCHEDULE 6
                       HOMESTAKE CANADA RIGHTS AGREEMENT

                                   SCHEDULE 6



           to the Arrangement Agreement made as of September 28, 1998 among Prime Resources Group Inc., Homestake Canada Inc.,
         Homestake Canada Holdings Company and Homestake Mining Company


                           RIGHTS AGREEMENT dated as of   -  , 1998 (the "Rights
                   Agreement"), among HOMESTAKE CANADA INC., an Ontario corporation (the "Company"), HOMESTAKE MINING COMPANY, a Delaware corporation ("HMC"), and MONTREAL TRUST COMPANY OF CANADA, as Rights Agent (the "Rights Agent").

    WHEREAS, the Board of Directors of the Company has authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 12(a)) for each Exchangeable Share of the Company (the "Exchangeable Shares") issued, or disposed of out of treasury shares, between the Effective Date (including the Exchangeable Shares issued on the Effective
Date) and the Distribution Date (as these terms are hereinafter defined) and, in certain circumstances, after the Distribution Date, each Right initially representing the right to purchase one Exchangeable Share upon the terms and subject to the conditions hereinafter set forth (the "Rights"); and


    WHEREAS, as provided in the Arrangement Agreement dated as of September 28, 1998 (the "Arrangement Agreement"), among Prime Resources Group Inc., a British Columbia corporation ("Prime"), Homestake Canada Holdings Company, a Nova Scotia unlimited liability company ("Holdco"), HMC and the Company, the Rights are intended to provide rights to acquire additional Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the HMC Rights (as hereinafter defined) confer the right to acquire shares of HMC Common Stock (as hereinafter defined) or preferred stock of HMC that is essentially the economic equivalent of HMC Common Stock (or in certain circumstances other securities);


    NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company, HMC and the Rights Agent agree as follows:

    SECTION 1. CERTAIN DEFINITIONS. For purposes of this Rights Agreement, the following terms have the meanings indicated:

        "ACQUIRING PERSON" shall have the meaning ascribed to that term in the HMC Rights Agreement.

        "AFFILIATE" and "ASSOCIATE", when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement.

        "ARRANGEMENT AGREEMENT" shall have the meaning set forth in the second introductory paragraph of this Rights Agreement.

        A Person shall be deemed the "BENEFICIAL OWNER" of, and shall be deemed to "BENEFICIALLY OWN", and shall be deemed to have "BENEFICIAL OWNERSHIP" of, any securities:

    (i) which such Person or any of such Person's Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

    (ii) which such Person or any of such Person's Affiliates or Associates has
(A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), rights (other than the Rights or the HMC Rights), warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed under this clause (A) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder, or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); PROVIDED, HOWEVER, that a Person shall not be deemed under this clause (B) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any security if (1) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Exchangeable Shares pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) the beneficial ownership of such security is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

    (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii)(B) of this definition) or disposing of any securities of the Company or of HMC.

        Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own" or to have "Beneficial Ownership" of, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company or with HMC. Any Person who owns Exchangeable Shares shall be deemed to beneficially own the maximum number of Common Shares issuable to such holder upon the exchange or retraction of all such Exchangeable Shares at the measurement date.

        "BOOK VALUE", when used with reference to Common Shares issued by any Person, shall mean the amount of equity of such Person applicable to each Common Share, determined (i) in accordance with generally accepted accounting principles in effect in the jurisdiction in which such Person is incorporated and on the date as of which such Book Value is to be determined, (ii) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and (iii) after giving effect to (A) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights or the HMC Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (B) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (C) any other agreement, arrangement or understanding (written or oral), or transaction or other action contemplated prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.

        "BUSINESS COMBINATION" shall have the meaning ascribed to that term in the HMC Rights Agreement.

        "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

        "CLOSE OF BUSINESS" on any given date shall mean 5:00 p.m., New York City time, on such date; PROVIDED, HOWEVER, that, if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.

        "COMMON SHARES", when used with reference to the Company prior to a Business Combination, shall mean the Exchangeable Shares of the Company or any other shares of capital stock of the Company or of HMC into which the Exchangeable Shares shall be reclassified or changed or exchanged. "Common Shares", when used with reference to any Person (other than the Company prior to a Business Combination), shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a maximum amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; PROVIDED, HOWEVER, that, if at any time there shall be more than one such class or series of capital stock or equity interests of such Person, "Common Shares" of such Person shall include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time unless any such class or series is identical to another such class except for voting power, in which case "Common Shares" shall include such higher voting class in place of such lower voting class.

        "COMPANY" shall have the meaning set forth in the heading of this Rights Agreement; PROVIDED, HOWEVER, that if there is a Business Combination, "Company" shall have the meaning set forth in Section 11(c)(III).

        The term "CONTROL" with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

        "DISTRIBUTION DATE" shall have the meaning ascribed to that term in the HMC Rights Agreement.

        "EFFECTIVE DATE" shall have the meaning ascribed to that term in the Arrangement Agreement.

        "EXCHANGEABLE SHARES" shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 of the United States, as in effect on the date in question, unless otherwise specifically provided.

        "EXCHANGE CONSIDERATION" shall have the meaning set forth in Section 11(b)(I).

        "EXPIRATION DATE" shall have the meaning set forth in Section 7(a).

        "HMC" shall have the meaning set forth in the heading of this Rights Agreement.

        "HMC COMMON SHARES" shall mean the "Common Shares" as defined in the HMC Rights Agreement.

        "HMC COMMON STOCK" shall mean the shares of Common Stock of HMC, par value US$1.00 per share.

        "HMC RIGHTS" shall mean the "Rights" as defined in the HMC Rights Agreement.

        "HMC RIGHTS AGREEMENT" shall mean the Rights Agreement dated as of October 16, 1987, between HMC and BankBoston N.A., a national banking association, as Rights Agent, as amended from time to time.

        "MAJOR PART", when used with reference to the assets of the Company and its Subsidiaries as of any date, shall mean assets (i) having a fair market value aggregating 50% or more of the total fair market value of all the assets of the Company and its Subsidiaries (taken as a whole) as of the date in question, (ii) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of the Company and its Subsidiaries (taken as a whole) as would be shown on a consolidated or combined balance sheet of the Company and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (iii) accounting for 50% or more of the total amount of earnings before interest, taxes, depreciation and amortization or of the revenues of the Company and its Subsidiaries (taken as a whole) as would be shown on, or derived from, a consolidated or combined statement of income or operations of the Company and its Subsidiaries for the period of 12 months ending on the last day of the Company's monthly accounting period next preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect under which the Company prepares its financial statements.

        "MARKET VALUE", when used with reference to Common Shares of an issuer on any date, shall be deemed to be the average of the daily closing prices, per share, of such Common Shares for the period which is the shorter of (1) 30 consecutive Trading Days immediately prior to the date in question or (2) the number of consecutive Trading Days beginning on the Trading Day immediately after the date of the first public announcement of the event requiring a determination of the Market Value and ending on the Trading Day immediately prior to the record date of such event; PROVIDED, HOWEVER, that, in the event that the Market Value of such Common Shares is to be determined in whole or in part during a period following the announcement by the issuer of such Common Shares of any action of the type described in Section 12(a) that would require an adjustment thereunder, then, and in each such case, the Market Value of such Common Shares shall be appropriately adjusted to reflect the effect of such action on the market price of such Common Shares. The closing price for each Trading Day shall be the closing price quoted on the principal United States securities exchange registered under the Exchange Act (or any recognized foreign stock exchange) on which such securities are listed, or, if such securities are not listed on any such exchange, the closing price quoted on The Nasdaq Stock Market (or any recognized foreign over-the-counter market) or, if such securities are not so quoted, the average of the closing bid and asked quotations with respect to a share of such securities on any National Association of Securities Dealers, Inc. quotations system or such other system then in use, or if no such quotations are available, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities selected by the Board of Directors of the Company. If on any such Trading Day no market maker is making a market in such securities, the closing price of such securities on such Trading Day shall be deemed to be the fair value of such securities as determined in good faith by the Board of Directors of the Company acting by a vote of those directors whose approval would be required to redeem the Rights under Section 24 (whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent, the holders of Rights and all other Persons).

        "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        "PRINCIPAL PARTY" shall mean the Surviving Person in a Business Combination; PROVIDED, HOWEVER, that, if such Surviving Person is a direct or indirect Subsidiary of any other Person, "Principal Party" shall mean the Person which is the ultimate parent of such Surviving Person and which is not itself a Subsidiary of another Person. In the event ultimate control of such Surviving Person is shared by two or more Persons, "Principal Party" shall mean that Person that is immediately controlled by such two or more Persons.

        "PURCHASE PRICE" with respect to each Right shall mean US$75, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

        "REDEMPTION DATE" shall have the meaning set forth in Section 24(a).

        "REDEMPTION PRICE" with respect to each Right shall mean US$.01, as such amount may from time to time be adjusted in accordance with Section 12. All references herein to the Redemption Price shall mean the Redemption Price as in effect at the time in question.

        "REGISTERED COMMON SHARES" shall mean Common Shares which are, as of the date of consummation of a Business Combination, and have continuously been for the 12 months immediately preceding such date, registered under Section 12 of the Exchange Act.

        "RIGHT CERTIFICATE" shall mean a certificate evidencing a Right in substantially the form attached as Exhibit A.

        "RIGHTS" shall mean the rights to purchase Exchangeable Shares (or other securities) as provided in this Rights Agreement.

        "SECURITIES ACT" shall mean the Securities Act of 1933 of the United States, as in effect on the date in question, unless otherwise specifically provided.

        "SUBSIDIARY" shall mean a Person, at least a majority of the total outstanding voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)) of which is owned, directly or indirectly, by another Person or by one or more other Subsidiaries of such other Person or by such other Person and one or more other Subsidiaries of such other Person.

        "SURVIVING PERSON" shall have the meaning ascribed to that term in the HMC Rights Agreement.

        "TRADING DAY" shall mean a day on which the principal United States securities exchange registered under the Exchange Act (or principal recognized foreign stock exchange, as the case may be) on which any securities or Rights, as the case may be, are listed or admitted to trading is open for the transaction of business or, if the securities or Rights in question are not listed or admitted to trading on any United States securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

    SECTION 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable upon notice to the Rights Agent (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents). In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

    SECTION 3. ISSUE OF RIGHTS AND RIGHT CERTIFICATES. (a) One Right shall be associated with each Exchangeable Share outstanding on the Effective Date, each additional Exchangeable Share that shall become outstanding between the Effective Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date and each additional Exchangeable Share with which Rights are issued after the Distribution Date but prior to the earlier of the Redemption Date or the Expiration Date as provided in Section 23; PROVIDED, HOWEVER, that, if the number of outstanding Rights are combined into a smaller number of outstanding Rights pursuant to Section 12(a), the appropriate fractional Right determined pursuant to such Section shall thereafter be associated with each such Exchangeable Share.

    (b) Until the Distribution Date (x) the Rights will be evidenced by the certificates for Exchangeable Shares registered in the names of the holders thereof and not by separate Right Certificates and (y) the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of Exchangeable Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, postage-prepaid mail, to each record holder of Exchangeable Shares as of the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one whole Right for each Exchangeable Share (or for the number of Exchangeable Shares with which one whole Right is then associated if the number of Rights per Exchangeable Share held by such record holder has been adjusted in accordance with the proviso in Section 3(a)). If the number of Rights associated with each Exchangeable Share has been adjusted in accordance with the proviso in Section 3(a), at the time of distribution of the Right Certificates the Company may make any necessary and appropriate rounding adjustments so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with Section 15(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

    (c) With respect to any certificate for Exchangeable Shares, until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, the Rights associated with the Exchangeable Shares represented by any such certificate shall be evidenced by such certificate alone, the registered holders of the Exchangeable Shares shall also be the registered holders of the associated Rights and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Exchangeable Shares represented thereby.

    (d) Certificates issued for Exchangeable Shares (including, without limitation, upon transfer or exchange of outstanding Exchangeable Shares) prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date, shall have printed on, written on or otherwise affixed to them the following legend:


    This certificate also evidences and entitles the holder hereof to certain
Rights as set forth in a Rights Agreement dated as of   -  , 1998 (as amended
from time to time, the "Rights Agreement"), among Homestake Canada Inc., Homestake Mining Company and Montreal Trust Company of Canada, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Homestake Canada Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Homestake Canada Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights issued to or held by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) or by any subsequent holder of such Rights may become null and void.


    Notwithstanding this Section 3(d), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights.

    SECTION 4. FORM OF RIGHT CERTIFICATES. The Right Certificates (and the form of election to purchase and form of assignment to be printed on the reverse side thereof) shall be in substantially the form set forth as Exhibit A and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Sections 7, 11 and 23, the Right Certificates, whenever issued, shall be dated as of the Distribution Date, and on their face shall entitle the holders thereof to purchase such number of Exchangeable Shares as shall be set forth therein for the Purchase Price set forth therein, subject to adjustment from time to time as herein provided.

    SECTION 5. EXECUTION, COUNTERSIGNATURE AND REGISTRATION. (a) The Right Certificates shall be executed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Treasurer or any Vice President (whether preceded by any additional title) of the Company, either manually or by facsimile signature, and have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary, an Assistant Secretary or a

Vice President (whether preceded by any additional title, provided that such Vice President shall not have also executed the Right Certificates) of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid or obligatory for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such an officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such an officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of execution of this Rights Agreement any such person was not such an officer of the Company.

    (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

    SECTION 6. TRANSFER, SPLIT-UP, COMBINATION AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN RIGHT CERTIFICATES; UNCERTIFICATED RIGHTS. (a) Subject to the provisions of Sections 7(e) and 15, at any time after the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Expiration Date, any Right Certificate or Right Certificates may be transferred, split-up, combined or exchanged for another Right Certificate or Right Certificates representing, in the aggregate, the same number of Rights as the Right Certificate or Right Certificates surrendered then represented. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent and shall surrender the Right Certificate or Right Certificates to be transferred, split-up, combined or exchanged at the designated office of the Rights Agent; PROVIDED, HOWEVER, that neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any Right Certificate surrendered for transfer until the registered holder shall have completed and signed the certification contained in the form of assignment on the reverse side of such Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Sections 7(e) and 15, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment by the holders of Rights of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

    (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancelation of the Right Certificate if mutilated, the Company will make a new Right Certificate of like tenor and deliver such new Right Certificate to the Rights Agent for delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

    (c) Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

    SECTION 7.  EXERCISE OF RIGHTS; EXPIRATION DATE OF RIGHTS.  (a) Subject to
Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on October 15, 2007 (the Close of Business on such date being the "Expiration Date"), (ii) the exchange of such Right pursuant to Section 11(b)(I) or (iii) the Redemption Date, one Exchangeable Share, subject to adjustment from time to time as provided in Sections 11 and 12.


    (b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Exchangeable Share as to which the Rights are exercised and an amount equal to any applicable transfer tax payable by the holder of the Right Certificate in accordance with the second sentence of
Section 9(d), at or prior to the earlier of (i) the Expiration Date, (ii) the exchange of such Rights pursuant to Section 11(b)(I) or (iii) the Redemption Date.



    (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Exchangeable Shares to be purchased together with an amount equal to any applicable transfer tax payable by the holder of the Right Certificate in accordance with the second sentence of Section 9(d), in lawful money of the United States of America, in cash or by certified check or money order payable to the order of the Company, the Rights Agent shall thereupon (i) promptly requisition from any transfer agent of the Exchangeable Shares (or make available, if the Rights Agent is the transfer agent) certificates for the number of Exchangeable Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, (ii) when appropriate, promptly requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 15, (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.


    (d) In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 15.

    (e) Notwithstanding anything in this Rights Agreement to the contrary, any Rights that are at any time beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person shall become null and void and nontransferable, and any holder of any such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

    (f) Notwithstanding anything in this Rights Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of any Right Certificates upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

    (g) Upon the request of HMC, the Company may temporarily suspend, for a period of time not to exceed 90 calendar days after the Distribution Date, the exercisability of the Rights in order for the Company and HMC to prepare and file a joint registration statement under the blue sky or securities laws of the United States or Canada, any state or provincial authority or such other jurisdiction as may be necessary or appropriate, on an appropriate form, with respect to the Exchangeable Shares purchasable upon exercise of the Rights and permit such registration statement to become effective; PROVIDED, HOWEVER, that no such suspension shall remain effective after, and the Rights shall without any further action by the Company or any other Person become exercisable immediately upon, the effectiveness of such registration statement. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision herein to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification under the blue sky or securities laws of the United States or Canada, any state or provincial authority or any such other appropriate jurisdiction shall not have been obtained or the exercise of the Rights shall not be permitted under applicable law.

    SECTION 8. CANCELATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered or presented for the purpose of exercise, transfer, split-up, combination or exchange shall, and any Right Certificate representing Rights that have become null and void and nontransferable pursuant to Section 7(e) surrendered or presented for any purpose shall, if surrendered or presented to the Company or to any of its agents, be delivered to the Rights Agent for cancelation or in canceled form, or, if surrendered or presented to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Agreement. The Company shall deliver to the Rights Agent for cancelation and retirement, and the Rights Agent shall so cancel and retire, any Right Certificate purchased or acquired by the Company. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

    SECTION 9. RESERVATION AND AVAILABILITY OF EXCHANGEABLE SHARES. (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Exchangeable Shares or any authorized and issued Exchangeable Shares held in its treasury, free from preemptive rights or any right of first refusal, a number of Exchangeable Shares sufficient to permit the exercise in full of all outstanding Rights.

    (b) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Exchangeable Shares delivered upon exercise or exchange of Rights shall, at the time of delivery of the certificates for such Exchangeable Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

    (c) So long as the Exchangeable Shares issuable upon the exercise or exchange of Rights are to be listed on any securities exchange, the Company covenants and agrees to use its best efforts to cause, from and after such time as the Rights become exercisable or exchangeable, all Exchangeable Shares reserved for such issuance to be listed on such securities exchange upon official notice of issuance upon such exercise or exchange.

    (d) The Company further covenants and agrees that it will pay when due and payable any and all United States and Canadian federal, state and provincial transfer taxes and charges which may be payable in respect of the issuance or delivery of Right Certificates or of any Exchangeable Shares upon the exercise or exchange of the Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or in respect of the issuance or delivery of certificates for the Exchangeable Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or exchange or to issue or deliver any certificates for Exchangeable Shares upon the exercise or exchange of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

    SECTION 10. EXCHANGEABLE SHARES RECORD DATE. Each Person in whose name any certificate for Exchangeable Shares is issued upon the exercise or exchange of Rights shall for all purposes be deemed to have become the holder of record of the Exchangeable Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of any Purchase Price (and any applicable transfer taxes) was made; PROVIDED, HOWEVER, that, if the date of such surrender and payment is a date upon which the transfer books of the Company for the Exchangeable Shares are closed, such Person shall be deemed to have become the record holder of such Exchangeable Shares on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company for the Exchangeable Shares are open.

    SECTION 11. ADJUSTMENTS IN RIGHTS AFTER THERE IS AN ACQUIRING PERSON; EXCHANGE OF RIGHTS FOR SHARES; BUSINESS COMBINATIONS. (a) Upon any adjustment in the HMC Rights pursuant to Section 11(a) of the HMC Rights Agreement, each holder of a Right, except as provided in Section 7(e) is made, shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Exchangeable Shares as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Exchangeable Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the HMC Common Shares on the date on which such Person became an Acquiring Person. As soon as practicable after any adjustment in the HMC Rights pursuant to Section 11(a) of the HMC Rights Agreement (provided the Company is not required to make the exchange contemplated by Section 11(b)(I) for all outstanding Rights), the Company covenants and agrees to use its best efforts to:

        (I) work with HMC to prepare and file a joint registration statement under the Securities Act, on an appropriate form, with respect to the Exchangeable Shares purchasable upon exercise of the Rights and the HMC Common Stock into which such Exchangeable Shares may be exchanged;

       (II) cause such registration statement to become effective as soon as practicable after such filing;

       (III) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; and

       (IV) qualify or register the Exchangeable Shares purchasable upon exercise of the Rights under the blue sky or securities laws of the United States or Canada, any state or provincial authority or such other jurisdictions as may be necessary or appropriate.

  (b)(I) Simultaneously with the action by the Board of Directors of HMC to exercise its option to exchange the HMC Rights pursuant to Section 11(b)(I) of the HMC Rights Agreement, the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) shall be automatically and mandatorily exchanged in the same proportion and under the same terms and conditions as the HMC Rights were exchanged pursuant to Section 11(b)(I) of the HMC Rights Agreement (the consideration issuable per Right pursuant to this Section 11(b)(I) being the "Exchange Consideration"). If all the Rights are exchanged for Exchange Consideration pursuant to this Section 11(b)(I) prior to the physical distribution of the Rights Certificates, the Company may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

   (II) The exchange of any Rights pursuant to Section 11(b)(I) shall be irrevocable and, immediately upon such exchange and without any notice, the right to exercise any such Right pursuant to Section 11(a) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section 11(c)(I). The Company shall promptly give public notice of any such exchange; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights.

  (c)(I) In the event that, following a Distribution Date, a Business Combination is consummated, each holder of a Right, except as provided in
Section 7(e), shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, the securities specified below (or, at such holder's option, the securities specified in Section 11(a)):

        (A) If the Principal Party in such Business Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Registered Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value as of the time of exercise thereof equal to the result obtained by multiplying the Purchase Price by two;

        (B) If the Principal Party involved in such Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, at the election of the holder of such Right at the time of the exercise thereof, any of:


           (1) such number of Common Shares of the Surviving Person in such Business Combination, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two;



           (2) such number of Common Shares of the Principal Party in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination), free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two; or



           (3) if the Principal Party in such Business Combination is an Affiliate of one or more Persons that has Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value on the date of such Business Combination equal to the result obtained by multiplying the Purchase Price by two.


   (II) HMC shall not consummate any Business Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in this Section 11(c), shall have sufficient authorized Common Shares that have not been issued or reserved for issuance (and which shall, when issued upon exercise thereof in accordance with this Rights Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof) to permit the exercise in full of the Rights in accordance with this Section 11(c) and unless prior thereto:

        (i) a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, shall be effective under the Securities Act;

        (ii) a prospectus has been qualified or an exemption from any prospectus qualification requirement shall be available with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights with all relevant Canadian securities law authorities; and

        (iii) HMC, the Company and each such issuer shall have:

           (A) executed and delivered to the Rights Agent a supplemental agreement providing for the assumption by such issuer of the obligations set forth in this Section 11(c) (including the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with the terms set forth in Sections 11(c)(I) and 11(c)(III)) and further providing that such issuer, at its own expense, will use its best efforts to:

               (1) cause a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

               (2) qualify or register the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of each relevant Canadian province and such other jurisdictions as may be necessary or appropriate; and

               (3) list the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights on each securities exchange on which the Exchangeable Shares were listed prior to the consummation of the Business Combination or, if the Exchangeable Shares were not listed on a securities exchange prior to the consummation of the Business Combination, on a United States securities exchange (or recognized foreign stock exchange, as the case may be);

           (B) furnished to the Rights Agent a written opinion of independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

           (C) filed with the Rights Agent a certificate of a nationally recognized firm of independent accountants setting forth the number of Common Shares of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

       (III) After consummation of any Business Combination and subject to the provisions of Section 11(c)(II), (i) each issuer of Common Shares for which Rights may be exercised as set forth in this Section 11(c) shall be liable for, and shall assume, by virtue of such Business Combination, all the obligations and duties of the Company pursuant to this Rights Agreement,
    (ii) the term "Company" shall thereafter be deemed to refer to such issuer,
    (iii) each such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions hereof (including the provisions of Sections 11(a) and 11(c)) shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights, and (iv) the number of Common Shares of each such issuer thereafter receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the provisions of Sections 7, 9 and 10 with respect to the Exchangeable Shares shall apply, as nearly as reasonably may be, on like terms to any such Common Shares.

    SECTION 12. CERTAIN ADJUSTMENTS. (a) To preserve the actual or potential economic value of the Rights, if at any time after the date of this Rights Agreement there shall be any change in the Exchangeable Shares, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Exchangeable Shares (other than distribution of the Rights or regular quarterly cash dividends) or otherwise, then, in each such event the Board of Directors of the Company shall make such appropriate adjustments in the number of Exchangeable Shares (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and Redemption Price in effect at such time and the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Exchangeable Share) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event.

    (b) If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Exchangeable Shares, thereafter the number of such securities so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the provisions of Sections 7, 9 and 10 with respect to the Exchangeable Shares shall apply, as nearly as reasonably may be, on like terms to any such other securities.

    (c) All Rights originally issued by the Company subsequent to any adjustment made to the amount of Exchangeable Shares or other securities relating to a Right shall evidence the right to purchase, for the Purchase Price, the adjusted number and kind of securities purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.


    (d) Irrespective of any adjustment or change in the Purchase Price or the number of Exchangeable Shares or number or kind of other securities issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the terms that were expressed in the initial Right Certificates issued hereunder.


    (e) In any case in which action taken pursuant to Section 12(a) requires that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Exchangeable Shares and/or other securities, if any, issuable upon such exercise over and above the Exchangeable Shares and/or other securities, if any, issuable before giving effect to such adjustment; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional securities upon the occurrence of the event requiring such adjustment.

    SECTION 13. CERTIFICATE OF ADJUSTMENT. Whenever an adjustment is made as provided in Section 11 or 12, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Exchangeable Shares a copy of such certificate and
(c) mail a brief summary thereof to each holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) in accordance with
Section 25. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

    SECTION 14. ADDITIONAL COVENANTS. (a) Notwithstanding any other provision of this Rights Agreement, no adjustment to the number of Exchangeable Shares (or fractions of a share) or other securities for which a Right is exercisable or the number of Rights outstanding or associated with each Common Share or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Sections 11 and 12, unless the terms of this Rights Agreement are amended so as to preserve such benefits.

    (b) Each of HMC and the Company covenants and agrees that, after the Distribution Date, except as permitted by Section 26, it will not take (or permit any Subsidiary of HMC to take) any action if at the time such action is taken it is intended or reasonably foreseeable that such action will reduce or otherwise limit the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and
12. Any action taken by the Company during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 14(b) from and after the Distribution Date. HMC shall not consummate any Business Combination if any issuer of Common Shares for which Rights may be exercised after such Business Combination in accordance with Section 11(c) shall have taken or contemplated taking any action that reduces or otherwise limits the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12.

    SECTION 15. FRACTIONAL RIGHTS AND FRACTIONAL SHARES. (a) The Company may, but shall not be required to, issue fractions of Rights or distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights (as determined pursuant to the second and third sentences of the definition of Market Value contained in
Section 1) for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable.

    (b) The Company may, but shall not be required to, issue fractions of Exchangeable Shares upon exercise of the Rights or distribute certificates which evidence fractional Exchangeable Shares. In lieu of fractional Exchangeable Shares, the Company may elect to (i) utilize a depository arrangement as provided by the terms of the Exchangeable Shares or (ii) in the case of a fraction of an Exchangeable Share, pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Exchangeable Share, if any are outstanding and publicly traded (or the current market value of one Common Share if the Exchangeable Shares are not outstanding and publicly traded). For purposes of this Section 15(b), the current market value of an Exchangeable Share shall be the closing price of a HMC Common Share (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date of such exercise. If, as a result of an adjustment made pursuant to
Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Exchangeable Shares, the provisions of this Section 15(b) shall apply, as nearly as reasonably may be, on like terms to such other securities.


    (c) The Company may, but shall not be required to, issue fractions of Exchangeable Shares upon exchange of Rights pursuant to Section 11(b), or to distribute certificates that evidence fractional Exchangeable Shares. In lieu of such fractional Exchangeable Shares, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Exchangeable Shares would otherwise be issuable an amount in cash equal to the same fraction of the current Market Value of one HMC Common Share as of the date on which a Person became an Acquiring Person.


    (d) Any holder of Rights by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right except as provided in this Section 15.

    SECTION 16. RIGHTS OF ACTION. (a) All rights of action in respect of this Rights Agreement are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Exchangeable Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Rights Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Rights Agreement and shall be entitled to specific performance of the obligations of any Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Rights Agreement.

    (b) Any holder of Rights who prevails in an action to enforce the provisions of this Rights Agreement shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred in such action.


    SECTION 17. TRANSFER AND OWNERSHIP OF RIGHTS AND RIGHT CERTIFICATES. (a) Prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Exchangeable Shares and the Right associated with each Exchangeable Share shall be automatically transferred upon the transfer of each Exchangeable Share.


    (b) After the Distribution Date, the Right Certificates will be transferable, subject to Section 7(e), only on the registry books of the Rights Agent if surren-dered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer.


    (c) The Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Exchangeable Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated certificate for Exchangeable Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.


    SECTION 18. RIGHT CERTIFICATE HOLDER NOT DEEMED A STOCKHOLDER. No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or be deemed, for any purpose, the holder of the Exchangeable Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or HMC, including, without limitation, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

    SECTION 19. CONCERNING THE RIGHTS AGENT. (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable counsel fees and expenses and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder, including any taxes or governmental charges imposed as a result of the action taken by it hereunder (other than any taxes on the fees payable to it).

    (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Rights Agreement in reliance upon any Right Certificate or certificate for the Exchangeable Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, opinion, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

    SECTION 20. MERGER OR CONSOLIDATION OR CHANGE OF RIGHTS AGENT. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; PROVIDED, HOWEVER, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 22. In case, at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

    (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

    SECTION 21. DUTIES OF RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Rights Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates (or, prior to the Distribution Date, of the Exchangeable Shares), by their acceptance thereof, shall be bound:

    (a) The Rights Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such opinion.

    (b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person) be proved or established by the Company prior to taking, refraining from taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, a Vice President (whether preceded by any additional title), the Treasurer or the Secretary of the Company and delivered to the Rights Agent or by the directors of the Company whose vote would be sufficient to redeem the Rights under Section 24. Such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate. In the event any such certificate signed by such directors is inconsistent with any other such certificate, the certificate signed by such directors shall control.

    (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or wilful misconduct.

    (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

    (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Rights Agreement or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of
Section 11 or 12 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Exchangeable Shares to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any Exchangeable Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

    (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Agreement.

    (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President (whether preceded by any additional title), the Secretary or the Treasurer of the Company or from the directors of the Company whose vote would be sufficient to redeem the Rights under Section 24, and to apply to such officers or directors for advice and instructions in connection with its duties and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officers or directors or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

    (h) The Rights Agent and any stockholder, director, officer, employee or affiliate of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

    (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

    (j) The Company agrees to indemnify and to hold the Rights Agent harmless against any loss, liability, damage or expense (including reasonable fees and expenses of legal counsel) which the Rights Agent may incur in connection with this Rights Agreement; PROVIDED, HOWEVER, that the Rights Agent shall not be indemnified or held harmless with respect to any such loss, liability, damage or expense incurred by the Rights Agent as a result of, or arising out of, its own negligence, bad faith or wilful misconduct. If any action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a "Proceeding") in respect of which indemnity may be sought is brought or asserted against the Rights Agent, the Rights Agent shall promptly (and in no event more than ten (10) days after receipt of written notice of such Proceeding) notify the Company of such Proceeding. The failure of the Rights Agent to so notify the Company shall not impair the Rights Agent's ability to seek indemnification from the Company (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Company's ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Rights Agent, the Company shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in (b) below or there are no other defenses available to the Rights Agent as specified in (d) below, to assume the defense thereof with counsel reasonably satisfactory to the Rights Agent (in which case all attorney's fees and expenses shall be borne by the Company and the Company shall in good faith defend the Rights Agent). The Rights Agent shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Rights Agent unless (a) the Company agrees in writing to pay such fees and expenses, (b) the Rights Agent shall have reasonably and in good faith concluded that there is a conflict of interest between the Company and the Rights Agent in the conduct of the defense of such action, (c) the Company fails, within ten
(10) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Rights Agent or (d) there are legal defenses available to the Rights Agent that are different from or are in addition to those available to the Company. No compromise or settlement of such Proceeding may be effected by either party without the other party's consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which consent shall not be unreasonably withheld. The Company shall have no obligation to indemnify and hold harmless the Rights Agent from any loss, expense or liability incurred by the Rights Agent as a result of a default judgment entered against the Rights Agent unless such judgment was entered after the Company agreed, in writing, to assume the defense of such Proceeding. The provisions of this Section 21(j) shall survive expiration of the Rights and the termination of this Agreement.

    (k) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Right Certificates shall furnish the Rights Agent with security and indemnity to its satisfaction for any costs and expenses which may be incurred.

    (l) The Rights Agent shall not be liable for failure to perform any duties except as specifically set forth herein and no implied covenants or obligations shall be read into this Agreement against the Rights Agent, whose duties and obligations are ministerial and shall be determined solely by the express provisions hereof.

    SECTION 22. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Exchangeable Shares by registered or certified mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Exchangeable Shares by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) (who shall, with such notice, submit his Right Certificate or, prior to the Distribution Date, the certificate representing his Exchangeable Shares, for inspection by the Company), then the Rights Agent or the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Exchangeable Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Exchangeable Shares). Failure to give any notice provided for in this Section 22, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.


    SECTION 23.  ISSUANCE OF ADDITIONAL RIGHTS AND RIGHT
CERTIFICATES. Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Rights Agreement. In addition, in connection with the issuance or sale of Exchangeable Shares following the Distribution Date and prior to the earlier of the Redemption Date, the exchange of Rights pursuant to
Section 11(b)(I) and the Expiration Date, the Company (a) shall, with respect to Exchangeable Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exer-cise, conversion or exchange of securities, notes or debentures issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax conse-quences to the Company or the Person to whom such Right Certificate would be issued, (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof and (iii) no such Right Certificate shall be issued to an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

    SECTION 24. REDEMPTION AND TERMINATION. (a) The Board of Directors of the Company shall, simultaneously with any order by the Board of Directors of HMC pursuant to Section 24 of the HMC Rights Agreement, order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), and the Company, at its option, may pay the Redemption Price either in cash or Exchangeable Shares or other securities of the Company deemed by the Board of Directors of the Company, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

    (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within 10 Business Days after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Exchangeable Shares. Each such notice of redemption will state the method by which payment of the Redemption Price will be made. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder of Rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.


    SECTION 25. NOTICES. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:


    Homestake Mining Company
    650 California Street
    San Francisco, CA 94108-2788

    Attn: General Counsel


    with a copy to:
    Homestake Canada Inc.
    1100-1055 West Georgia Street
    Vancouver, British Columbia, Canada V6E 3P3



    Attn: Vice President, Finance


    Subject to the provisions of Section 22, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:


    Montreal Trust Company
    510 Burrard Street
    Vancouver, British Columbia, Canada V6C 3B9



    Attn: Client Servicing Officer


    Notices or demands authorized by this Rights Agreement to be given or made by the Company or the Rights Agent to any holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Exchangeable Shares.

    SECTION 26. SUPPLEMENTS AND AMENDMENTS. At any time prior to the Distribution Date and subject to clause (a) of the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the definition of "Acquiring Person" and the time during which the Rights may be redeemed pursuant to Section 24) without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Any supplement or amendment to this Rights Agreement duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. The Rights Agent shall receive prompt written notice from the Company of any amendment hereunder. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, (a) the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this Section 26 which alters the Rights Agent's rights or duties, (b) if any provision of the HMC Rights Agreement is supplemented or amended, the Company shall supplement or amend this Rights Agreement as soon as practicable in substantially the same manner (unless such supplement or amendment shall be in violation of the laws of the Province of Ontario or the federal laws of Canada applicable therein) and (c) except pursuant to clause (b) above, no provision of this Rights Agreement shall be supplemented or amended (except to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any provision of the HMC Rights Agreement or the laws of the Province of Ontario and the federal laws of Canada applicable therein).

    SECTION 27. SUCCESSORS. All the covenants and provisions of this Rights Agreement by or for the benefit of the Company, HMC or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

    SECTION 28. BENEFITS OF RIGHTS AGREEMENT; DETERMINATIONS AND ACTIONS BY THE BOARD OF DIRECTORS, ETC. (a) Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, HMC, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Exchangeable Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, HMC, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Exchangeable Shares).

    (b) Except as explicitly otherwise provided in this Rights Agreement, the Board of Directors of the Company shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Rights Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend or not amend this Rights Agreement and whether or not there is an Acquiring Person).

    SECTION 29. SEVERABILITY. If any term, provision, covenant or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    SECTION 30. GOVERNING LAW. THIS RIGHTS AGREEMENT AND EACH RIGHT CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE PROVINCE OF ONTARIO AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE,

PROVIDED, HOWEVER, THAT THE RIGHTS AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    SECTION 31. COUNTERPARTS; EFFECTIVENESS. This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Rights Agreement shall be effective as of the Close of Business on the date hereof.

    SECTION 32. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Rights Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed as of the day and year first above written.

                              HOMESTAKE CANADA INC.,

                              by
                                      ------------------------
                                      Name:
                                      Title:

                              HOMESTAKE MINING COMPANY,

                              by
                                      ------------------------
                                      Name:
                                      Title:

                              MONTREAL TRUST COMPANY,
                              as Rights Agent,

                              by
                                      ------------------------
                                      Name:
                                      Title:

                                   SCHEDULE 7
                           HOMESTAKE RIGHTS AGREEMENT
                          (AS PROPOSED TO BE AMENDED)

                                   SCHEDULE 7



           to the Arrangement Agreement made as of September 28, 1998 among Prime Resources Group Inc., Homestake Canada Inc.,
         Homestake Canada Holdings Company and Homestake Mining Company



        AMENDMENT NO. 2, dated as of   -  , 1998, to the Rights Agreement dated
    as of October 16, 1987, and amended as of October 15, 1997 (as amended, the "Rights Agreement"), between HOMESTAKE MINING COMPANY, a Delaware corporation (the "Company"), and BANKBOSTON N.A., a national banking association, as successor to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking corporation, as Rights Agent (the "Rights Agent").


    WHEREAS the Board of Directors of Homestake Canada Inc., an Ontario corporation ("HCI"), has authorized the issuance of one right (as such number may be adjusted from time to time) for each Exchangeable Share of HCI (the "HCI Exchangeable Shares"), each right initially representing the right to purchase one HCI Exchangeable Share (the "HCI Rights");


    WHEREAS, as provided in the Arrangement Agreement dated as of September 28, 1998, among Prime Resources Group Inc., Homestake Canada Holdings Company, the Company and HCI (the "Arrangement Agreement"), the HCI Rights are intended to provide rights to acquire additional HCI Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the rights issued under the Rights Agreement confer the right to acquire shares of common stock of the Company or preferred stock of the Company that is essentially the economic equivalent of common stock of the Company (or in certain circumstances other securities); and


    WHEREAS pursuant to Section 26 of the Rights Agreement the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

    NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Rights Agent agree as follows:

                                   ARTICLE I
                       AMENDMENTS TO THE RIGHTS AGREEMENT

    SECTION 1.01. The definitions of "Acquiring Person", "Beneficial Owner" and "Book Value" in Section 1 of the Rights Agreement are hereby amended, effective as of the date of this Amendment, by deleting the text of such definitions in their entireties and by replacing each of them with the following:

    "ACQUIRING PERSON" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of Common Shares representing more than 15% of the aggregate number of Common Shares and HCI Exchangeable Shares then outstanding but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares or HCI Exchangeable Shares for or pursuant to the terms of any such employee benefit or compensation plan, (b) the holder of the Homestake Special Voting Stock or (c) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares or HCI Exchangeable Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or HCI Exchangeable Shares or
(ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 15% of the aggregate number of Common Shares and HCI Exchangeable Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company or HCI that are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (c)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause
(c)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares and HCI Exchangeable Shares to 15% or less by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares or HCI Exchangeable Shares or any combination thereof so exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (c)(ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24.

    A Person shall be deemed the "BENEFICIAL OWNER" of, and shall be deemed to "BENEFICIALLY OWN", and shall be deemed to have "BENEFICIAL OWNERSHIP" of, any securities:

        (i) which such Person or any of such Person's Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

        (ii) which such Person or any of such Person's Affiliates or Associates has: (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exchange or retraction of HCI Exchangeable Shares, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights or the HCI Rights), warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed under this clause (A) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder; or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); PROVIDED, HOWEVER, that a Person shall not be deemed under this clause (B) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any security if (1) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Stock or HCI Exchangeable Shares pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) the beneficial ownership of such security is not also then reportable on
    Schedule 13D under the Exchange Act (or any comparable or successor report); or

        (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in clause (ii)(B) of this definition) or disposing of any securities of the Company or of HCI.

Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own" or to have "Beneficial Ownership" of, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company or with HCI.

    "BOOK VALUE", when used with reference to Common Shares issued by any Person, shall mean the amount of equity of such Person applicable to each Common Share, determined (i) in accordance with generally accepted accounting principles in effect in the jurisdiction in which such Person is incorporated and on the date as of which such Book Value is to be determined, (ii) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and
(iii) after giving effect to (A) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights or the HCI Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (B) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (C) any other agreement, arrangement or understanding (written or oral), or transaction or other action contemplated prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.

    SECTION 1.02. Section 1 of the Rights Agreement is hereby amended, effective as of the date of this Amendment, by adding the text of the following definitions:


    "ARRANGEMENT AGREEMENT" shall mean the arrangement agreement dated as of September 28, 1998, among Prime Resources Group Inc., Homestake Canada Holdings Company, the Company and HCI.


    "HCI" shall mean Homestake Canada Inc., an Ontario corporation.

    "HCI EXCHANGEABLE SHARES" shall mean the Exchangeable Shares of HCI having the rights, privileges, restrictions and conditions substantially set forth in
Schedule 2 to the Arrangement Agreement.

    "HCI RIGHTS" shall mean the rights to purchase HCI Exchangeable Shares (or other securities) as provided in the HCI Rights Agreement.

    "HCI RIGHTS AGREEMENT" shall mean the Rights Agreement dated as of   -  ,
1998, between HCI and Montreal Trust Company of Canada, as Rights Agent, as amended from time to time.

    "HOMESTAKE SPECIAL VOTING STOCK" shall mean the Special Voting Stock of the Company, par value $1.00, initially issued by the Company to and deposited with Montreal Trust Company of Canada, as Trustee.

                                   ARTICLE II
                                 MISCELLANEOUS

    SECTION 2.01. Except to the extent amended by or inconsistent with this Amendment No. 2, the Company and the Rights Agent hereby ratify and reconfirm the Rights Agreement in its entirety.

    SECTION 2.02. This Amendment No. 2 may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

    SECTION 2.03. THIS AMENDMENT NO. 2 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, PROVIDED, HOWEVER, THAT THE RIGHTS AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.


                                                  HOMESTAKE MINING COMPANY,

                                                  By: ---------------------------------------
                                                                Name: Wayne Kirk
                                                   Title: VICE PRESIDENT, CORPORATE SECRETARY
                                                              AND GENERAL COUNSEL

                                                  BANKBOSTON N.A., AS RIGHTS AGENT,

                                                  By: ---------------------------------------
                                                                     Name:
                                                                     Title:

        AMENDMENT NO. 1, dated as of October 15, 1997, to the Rights Agreement (the "Rights Agreement") dated as of October 16, 1987, between HOMESTAKE MINING COMPANY, a Delaware corporation (the "Company"), and BANKBOSTON N.A., a national banking association, as successor to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking corporation, as Rights Agent (the "Rights Agent").


    WHEREAS the rights issued under the Rights Agreement are currently scheduled to expire on November 2, 1997, and the Board of Directors of the Company wishes to extend the expiration date of such rights; and

    WHEREAS pursuant to Section 27 of the Rights Agreement the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

    NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Rights Agent agree as follows:

    SECTION 1.01 AMENDMENT TO THE RIGHTS AGREEMENT. The Rights Agreement is hereby amended, effective as the date of this Amendment, by deleting the text of the Rights Agreement, beginning at Section 1 thereof, in its entirety and by replacing it with the following:

    SECTION 1. CERTAIN DEFINITIONS. For purposes of this Rights Agreement, the following terms have the meanings indicated:

    "ACQUIRING PERSON" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common Shares then outstanding but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan or (b) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur. Notwithstanding clause (b)(ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 15% or less by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 24.

    "AFFILIATE" and "ASSOCIATE", when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement.

    A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own", and shall be deemed to have "Beneficial Ownership" of, any securities:

        (i) which such Person or any of such Person's Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

        (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; PROVIDED, HOWEVER, that a Person shall not be deemed under this clause (A) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder, or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); PROVIDED, HOWEVER, that a Person shall not be deemed under this clause (B) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any security if (1) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Stock pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) the beneficial ownership of such security is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

       (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii)(B) of this definition) or disposing of any securities of the Company.

    Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own" or to have "Beneficial Ownership" of, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company.

    "BOOK VALUE", when used with reference to Common Shares issued by any Person, shall mean the amount of equity of such Person applicable to each Common Share, determined (i) in accordance with generally accepted accounting principles in effect on the date as of which such Book Value is to be determined, (ii) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and (iii) after giving effect to (A) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (B) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (C) any other agreement, arrangement or understanding (written or oral), or transaction or other action contemplated prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.

    "BUSINESS COMBINATION" shall have the meaning set forth in Section 11(c)(I).

    "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

    "CERTIFICATE OF DESIGNATION" shall mean the Certificate of Designation of Series A Participating Cumulative Preferred Stock setting forth the powers, preferences, rights, qualifications, limitations and restrictions of such series of Preferred Stock of the Company, a copy of which is attached as Exhibit A.

    "CLOSE OF BUSINESS" on any given date shall mean 5:00 p.m., New York City time, on such date; PROVIDED, HOWEVER, that, if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.

    "COMMON SHARES", when used with reference to the Company prior to a Business Combination, shall mean the shares of Common Stock of the Company or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed. "Common Shares", when used with reference to any Person (other than the Company prior to a Business Combination), shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a maximum amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; PROVIDED, HOWEVER, that, if at any time there shall be more than one such class or series of capital stock or equity interests of such Person, "Common Shares" of such Person shall include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time unless any such class or series is identical to another such class except for voting power, in which case "Common Shares" shall include such higher voting class in place of such lower voting class.

    "COMMON STOCK" shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

    "COMPANY" shall have the meaning set forth in the heading of this Rights Agreement; PROVIDED, HOWEVER, that if there is a Business Combination, "Company" shall have the meaning set forth in Section 11(c)(III).

    The term "CONTROL" with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

    "DISTRIBUTION DATE" shall have the meaning set forth in Section 3(b).

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided.

    "EXCHANGE CONSIDERATION" shall have the meaning set forth in Section
11(b)(I).

    "EXPIRATION DATE" shall have the meaning set forth in Section 7(a).

    "MAJOR PART", when used with reference to the assets of the Company and its Subsidiaries as of any date, shall mean assets (i) having a fair market value aggregating 50% or more of the total fair market value of all the assets of the Company and its Subsidiaries (taken as a whole) as of the date in question, (ii) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of the Company and its Subsidiaries (taken as a whole) as would be shown on a consolidated or combined balance sheet of the Company and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (iii) accounting for 50% or more of the total amount of earnings before interest, taxes, depreciation and amortization or of the revenues of the Company and its Subsidiaries (taken as a whole) as would be shown on, or derived from, a consolidated or combined statement of income or operations of the Company and its Subsidiaries for the period of 12 months ending on the last day of the Company's monthly accounting period next preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect.

    "MARKET VALUE", when used with reference to Common Shares on any date, shall be deemed to be the average of the daily closing prices, per share, of such Common Shares for the period which is the shorter of (1) 30 consecutive Trading Days immediately prior to the date in question or (2) the number of consecutive Trading Days beginning on the Trading Day immediately after the date of the first public announcement of the event requiring a determination of the Market Value and ending on the Trading Day immediately prior to the record date of such event; PROVIDED, HOWEVER, that, in the event that the Market Value of such Common Shares is to be determined in whole or in part during a period following the announcement by the issuer of such Common Shares of any action of the type described in Section 12(a) that would require an adjustment thereunder, then, and in each such case, the Market Value of such Common Shares shall be appropriately adjusted to reflect the effect of such action on the market price of such Common Shares. The closing price for each Trading Day shall be the closing price quoted on the principal United States securities exchange registered under the Exchange Act (or any recognized foreign stock exchange) on which such securities are listed, or, if such securities are not listed on any such exchange, the closing price quoted on The Nasdaq Stock Market or, if such securities are not so quoted, the average of the closing bid and asked quotations with respect to a share of such securities on any National Association of Securities Dealers, Inc. quotations system or such other system then in use, or if no such quotations are available, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities selected by the Board of Directors of the Company. If on any such Trading Day no market maker is making a market in such securities, the closing price of such securities on such Trading Day shall be deemed to be the fair value of such securities as determined in good faith by the Board of Directors of the Company acting by a vote of those directors whose approval would be required to redeem the Rights under Section 24 (whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent, the holders of Rights and all other Persons); PROVIDED, HOWEVER, that for the purpose of determining the closing price of the Preferred Shares for any Trading Day on which there is no such market maker for the Preferred Shares the closing price on such Trading Day shall be deemed to be the Formula Number (as defined in the Certificate of Designation) times the closing price of the Common Shares of the Company on such Trading Day.

    "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

    "PREFERRED SHARES" shall have the meaning set forth in the introductory paragraph of this Rights Agreement. Any reference in this Rights Agreement to Preferred Shares shall be deemed to include any authorized fraction of a Preferred Share, unless the context otherwise requires.

    "PRINCIPAL PARTY" shall mean the Surviving Person in a Business Combination; PROVIDED, HOWEVER, that, if such Surviving Person is a direct or indirect Subsidiary of any other Person, "Principal Party" shall mean the Person which is the ultimate parent of such Surviving Person and which is not itself a Subsidiary of another Person. In the event ultimate control of such Surviving Person is shared by two or more Persons, "Principal Party" shall mean that Person that is immediately controlled by such two or more Persons.

    "PURCHASE PRICE" with respect to each Right shall mean $75, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

    "RECORD DATE" shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

    "REDEMPTION DATE" shall have the meaning set forth in Section 24(a).

    "REDEMPTION PRICE" with respect to each Right shall mean $.01, as such amount may from time to time be adjusted in accordance with Section 12. All references herein to the Redemption Price shall mean the Redemption Price as in effect at the time in question.

    "REGISTERED COMMON SHARES" shall mean Common Shares which are, as of the date of consummation of a Business Combination, and have continuously been for the 12 months immediately preceding such date, registered under Section 12 of the Exchange Act.

    "RIGHT CERTIFICATE" shall mean a certificate evidencing a Right in substantially the form attached as Exhibit B.

    "RIGHTS" shall mean the rights to purchase Preferred Shares (or other securities) as provided in this Rights Agreement.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as in effect on the date in question, unless otherwise specifically provided.

    "SUBSIDIARY" shall mean a Person, at least a majority of the total outstanding voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)) of which is owned, directly or indirectly, by another Person or by one or more other Subsidiaries of such other Person or by such other Person and one or more other Subsidiaries of such other Person.

    "SURVIVING PERSON" shall mean (1) the Person which is the continuing or surviving Person in a consolidation or merger specified in Section 11(c)(I)(i) or 11(c)(I)(ii) or (2) the Person to which the Major Part of the assets of the Company and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in a transaction specified in Section 11(c)(I)(iii); PROVIDED, HOWEVER, that, if the Major Part of the assets of the Company and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in one or more related transactions specified in Section 11(c)(I)(iii) to more than one Person, the "Surviving Person" in such case shall mean the Person that acquired assets of the Company and/or its Subsidiaries with the greatest fair market value in such transaction or transactions.

    "TRADING DAY" shall mean a day on which the principal national securities exchange (or principal recognized foreign stock exchange, as the case may be) on which any securities or Rights, as the case may be, are listed or admitted to trading is open for the transaction of business or, if the securities or Rights in question are not listed or admitted to trading on any national securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

    SECTION 2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable upon notice to the Rights Agent (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents). In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

    SECTION 3. ISSUE OF RIGHTS AND RIGHT CERTIFICATES. (a) One Right shall be associated with each Common Share outstanding on the Record Date, each additional Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date and each additional Common Share with which Rights are issued after the Distribution Date but prior to the earlier of the Redemption Date or the Expiration Date as provided in Section 23; provided, however, that, if the number of outstanding Rights are combined into a smaller number of outstanding Rights pursuant to Section 12(a), the appropriate fractional Right determined pursuant to such Section shall thereafter be associated with each such Common Share.

    (b) Until the earlier of (i) such time as the Company learns that a Person has become an Acquiring Person or (ii) the Close of Business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of more than 15% of the outstanding Common Shares (the Close of Business on the earlier of such dates being the "Distribution Date"),
(x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not by separate Right Certificates and (y) the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one whole Right for each Common Share (or for the number of Common Shares with which one whole Right is then associated if the number of Rights per Common Share held by such record holder has been adjusted in accordance with the proviso in Section 3(a)). If the number of Rights associated with each Common Share has been adjusted in accordance with the proviso in Section 3(a), at the time of distribution of the Right Certificates the Company may make any necessary and appropriate rounding adjustments so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with Section 15(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

    (c) With respect to any certificate for Common Shares, until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, the Rights associated with the Common Shares represented by any such certificate shall be evidenced by such certificate alone, the registered holders of the Common Shares shall also be the registered holders of the associated Rights and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

    (d) Certificates issued for Common Shares after the Record Date (including, without limitation, upon transfer or exchange of outstanding Common Shares), but prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date, shall have printed on, written on or otherwise affixed to them the following legend:

        This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of October 16, 1987 (as amended, the "Rights Agreement"), between Homestake Mining Company and BankBoston N.A., a national banking association, as successor to Bank of America National Trust and Savings Association, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Homestake Mining Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Homestake Mining Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights issued to or held by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) or by any subsequent holder of such Rights may become null and void.

    Notwithstanding this paragraph (d), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights.

    SECTION 4. FORM OF RIGHT CERTIFICATES. The Right Certificates (and the form of election to purchase and form of assignment to be printed on the reverse side thereof) shall be in substantially the form set forth as Exhibit B and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Sections 7, 11 and 23, the Right Certificates, whenever issued, shall be dated as of the Distribution Date, and on their face shall entitle the holders thereof to purchase such number of Preferred Shares as shall be set forth therein for the Purchase Price set forth therein, subject to adjustment from time to time as herein provided.

    SECTION 5. EXECUTION, COUNTERSIGNATURE AND REGISTRATION. (a) The Right Certificates shall be executed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Treasurer or any Vice President (whether preceded by any additional title) of the Company, either manually or by facsimile signature, and have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary, an Assistant Secretary or a Vice President (whether preceded by any additional title, provided that such Vice President shall not have also executed the Right Certificates) of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid or obligatory for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such an officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such an officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of execution of this Rights Agreement any such person was not such an officer of the Company.

    (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

    SECTION 6. TRANSFER, SPLIT-UP, COMBINATION AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN RIGHT CERTIFICATES; UNCERTIFICATED RIGHTS. (a) Subject to the provisions of Sections 7(e) and 15, at any time after the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Expiration Date, any Right Certificate or Right Certificates may be transferred, split-up, combined or exchanged for another Right Certificate or Right Certificates representing, in the aggregate, the same number of Rights as the Right Certificate or Right Certificates surrendered then represented. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent and shall surrender the Right Certificate or Right Certificates to be transferred, split- up, combined or exchanged at the designated office of the Rights Agent; PROVIDED, HOWEVER, that neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any Right Certificate surrendered for transfer until the registered holder shall have completed and signed the certification contained in the form of assignment on the reverse side of such Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Sections 7(e) and 15, countersign and deliver to the Person entitled thereto a Right

Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment by the holders of Rights of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

    (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancelation of the Right Certificate if mutilated, the Company will make a new Right Certificate of like tenor and deliver such new Right Certificate to the Rights Agent for delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

    (c) Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

    SECTION 7.  EXERCISE OF RIGHTS; EXPIRATION DATE OF RIGHTS.  (a) Subject to
Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on October 15, 2007 (the Close of Business on such date being the "Expiration Date"), or (ii) the Redemption Date, one one-hundredth (1/100th) of a Preferred Share, subject to adjustment from time to time as provided in Sections 11 and 12.

    (b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth (1/100th) of a Preferred Share as to which the Rights are exercised, at or prior to the earlier of (i) the Expiration Date or (ii) the Redemption Date.

    (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Preferred Shares to be purchased together with an amount equal to any applicable transfer tax, in lawful money of the United States of America, in cash or by certified check or money order payable to the order of the Company, the Rights Agent shall thereupon (i) either (A) promptly requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent) certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests or (B) if the Company shall have elected to deposit the Preferred Shares with a depositary agent under a depositary arrangement, promptly requisition from the depositary agent depositary receipts representing the number of one one-hundredths (1/100ths) of a Preferred Share to be purchased (in which case certificates for the Preferred Shares to be represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with all such requests, (ii) when appropriate, promptly requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 15, (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

    (d) In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 15.

    (e) Notwithstanding anything in this Rights Agreement to the contrary, any Rights that are at any time beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person shall become null and void and nontransferable, and any holder of any such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

    (f) Notwithstanding anything in this Rights Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of any Right Certificates upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

    (g) The Company may temporarily suspend, for a period of time not to exceed 90 calendar days after the Distribution Date, the exercisability of the Rights in order to prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Preferred Shares purchasable upon exercise of the Rights and permit such registration statement to become effective; PROVIDED, HOWEVER, that no such suspension shall remain effective after, and the Rights shall without any further action by the Company or any other Person become exercisable immediately upon, the effectiveness of such registration statement. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision herein to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification under the blue sky or securities laws of such jurisdiction shall not have been obtained or the exercise of the Rights shall not be permitted under applicable law.

    SECTION 8. CANCELATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered or presented for the purpose of exercise, transfer, split-up, combination or exchange shall, and any Right Certificate representing Rights that have become null and void and nontransferable pursuant to Section 7(e) surrendered or presented for any purpose shall, if surrendered or presented to the Company or to any of its agents, be delivered to the Rights Agent for cancelation or in canceled form, or, if surrendered or presented to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Agreement. The Company shall deliver to the Rights Agent for cancelation and retirement, and the Rights Agent shall so cancel and retire, any Right Certificate purchased or acquired by the Company. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

    SECTION 9. RESERVATION AND AVAILABILITY OF PREFERRED SHARES. (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any authorized and issued Preferred Shares held in its treasury, free from preemptive rights or any right of first refusal, a number of Preferred Shares sufficient to permit the exercise in full of all outstanding Rights.

    (b) In the event that there shall not be sufficient Preferred Shares issued but not outstanding or authorized but unissued to permit the exercise or exchange of Rights in accordance with Section 11, the Company covenants and agrees that it will take all such action as may be necessary to authorize additional Preferred Shares for issuance upon the exercise or exchange of Rights pursuant to Section 11; PROVIDED, HOWEVER, that if the Company is unable to cause the authorization of additional Preferred Shares, then the Company shall, or in lieu of seeking any such authorization, the Company may, to the extent necessary and permitted by applicable law and any agreements or instruments in effect prior to the Distribution Date to which it is a party, (A) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor, (B) upon due exercise of a Right and payment of the

Purchase Price for each Preferred Share as to which such Right is exercised, issue equity securities having a value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company or (C) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, distribute a combination of Preferred Shares, cash and/or other equity and/or debt securities having an aggregate value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company. To the extent that any legal or contractual restrictions (pursuant to agreements or instruments in effect prior to the Distribution Date to which it is party) prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such payments are being made all amounts which are not then restricted on a pro rata basis as such payments become permissible under such legal or contractual restrictions until such payments have been paid in full.

    (c) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise or exchange of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

    (d) So long as the Preferred Shares issuable upon the exercise or exchange of Rights are to be listed on any national securities exchange, the Company covenants and agrees to use its best efforts to cause, from and after such time as the Rights become exercisable or exchangeable, all Preferred Shares reserved for such issuance to be listed on such securities exchange upon official notice of issuance upon such exercise or exchange.

    (e) The Company further covenants and agrees that it will pay when due and payable any and all Federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of Right Certificates or of any Preferred Shares or Common Shares or other securities upon the exercise or exchange of the Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or in respect of the issuance or delivery of certificates for the Preferred Shares or Common Shares or other securities, as the case may be, in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or exchange or to issue or deliver any certificates for Preferred Shares or Common Shares or other securities, as the case may be, upon the exercise or exchange of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

    SECTION 10. PREFERRED SHARES RECORD DATE. Each Person in whose name any certificate for Preferred Shares or Common Shares or other securities is issued upon the exercise or exchange of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares or Common Shares or other securities, as the case may be, represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of any Purchase Price (and any applicable transfer taxes) was made; PROVIDED, HOWEVER, that, if the date of such surrender and payment is a date upon which the transfer books of the Company for the Preferred Shares or Common Shares or other securities, as the case may be, are closed, such Person shall be deemed to have become the record holder of such Preferred Shares or Common Shares or other securities, as the case may be, on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company for the Preferred Shares or Common Shares or other securities, as the case may be, are open.

    SECTION 11. ADJUSTMENTS IN RIGHTS AFTER THERE IS AN ACQUIRING PERSON; EXCHANGE OF RIGHTS FOR SHARES; BUSINESS COMBINATIONS. (a) Upon a Person becoming an Acquiring Person, proper provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of one one-hundredths (1/100ths) of a Preferred Share as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of one one-hundredths (1/100ths) of a Preferred Share for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date on which such Person became an Acquiring Person. As soon as practicable after a Person becomes an Acquiring Person (provided the Company shall not have elected to make the exchange permitted by Section 11(b)(I) for all outstanding Rights), the Company covenants and agrees to use its best efforts to:

        (I) prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Preferred Shares purchasable upon exercise of the Rights;

       (II) cause such registration statement to become effective as soon as practicable after such filing;

       (III) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; and

       (IV) qualify or register the Preferred Shares purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate.

    (b)(I) The Board of Directors of the Company may, at its option, at any time after a Person becomes an Acquiring Person, mandatorily exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) for consideration per Right consisting of either one-half of the securities that would be issuable at such time upon the exercise of one Right in accordance with Section 11(a) or, if applicable, Section 9(b)(B) or (C) or, if applicable, the cash consideration specified in Section 9(b)(A) (the consideration issuable per Right pursuant to this Section 11(b)(I) being the "Exchange Consideration"). The Board of Directors of the Company may, at its option, issue, in substitution for Preferred Shares, Common Shares in an amount per Preferred Share equal to the Formula Number (as defined in the Certificate of Designation) if there are sufficient Common Shares issued but not outstanding or authorized but unissued. If the Board of Directors of the Company elects to exchange all the Rights for Exchange Consideration pursuant to this Section 11(b)(I) prior to the physical distribution of the Rights Certificates, the Corporation may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

    (II) Any action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to Section 11(b)(I) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right pursuant to Section 11(a) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section 11(c)(I). The Company shall promptly give public notice of any such exchange; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights.

    (c)(I) In the event that, following a Distribution Date, directly or indirectly, any transactions specified in the following clause (i), (ii) or
(iii) of this Section 11(c) (each such transaction being a "Business Combination") shall be consummated:

        (i) the Company shall consolidate with, or merge with and into, any Acquiring Person or any Affiliate or Associate of an Acquiring Person;

        (ii) any Acquiring Person or any Affiliate or Associate of an Acquiring Person shall merge with and into the Company and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for capital stock or other securities of the Company or of any Acquiring Person or Affiliate or Associate of an Acquiring Person or cash or any other property; or

       (iii) the Company shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its Subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the Major Part of the assets of the Company and its Subsidiaries (taken as a whole) to any Acquiring Person or any Affiliate or Associate of an Acquiring Person,

then, in each such case, proper provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, the securities specified below (or, at such holder's option, the securities specified in Section 11(a)):

        (A) If the Principal Party in such Business Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Registered Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value as of the time of exercise thereof equal to the result obtained by multiplying the Purchase Price by two;

        (B) If the Principal Party involved in such Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, at the election of the holder of such Right at the time of the exercise thereof, any of:

           (1) such number of Common Shares of the Surviving Person in such Business Combination as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two;

           (2) such number of Common Shares of the Principal Party in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination) as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two; or

           (3) if the Principal Party in such Business Combination is an Affiliate of one or more Persons that has Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination as shall have an aggregate Market Value on the date of such Business Combination equal to the result obtained by multiplying the Purchase Price by two.

    (II) The Company shall not consummate any Business Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in this
Section 11(c), shall have sufficient authorized Common Shares that have not been issued or reserved for issuance (and which shall, when issued upon exercise thereof in accordance with this Rights Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof) to permit the exercise in full of the Rights in accordance with this Section 11(c) and unless prior thereto:

        (i) a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, shall be effective under the Securities Act; and

        (ii) the Company and each such issuer shall have:

           (A) executed and delivered to the Rights Agent a supplemental agreement providing for the assumption by such issuer of the obligations set forth in this Section 11(c) (including the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with the terms set forth in Sections 11(c)(I) and 11(c)(III)) and further providing that such issuer, at its own expense, will use its best efforts to:

               (1) cause a registration statement under the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

               (2) qualify or register the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate; and

               (3) list the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights on each national securities exchange on which the Common Shares were listed prior to the consummation of the Business Combination or, if the Common Shares were not listed on a national securities exchange prior to the consummation of the Business Combination, on a national securities exchange;

           (B) furnished to the Rights Agent a written opinion of independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

           (C) filed with the Rights Agent a certificate of a nationally recognized firm of independent accountants setting forth the number of Common Shares of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

    (III) After consummation of any Business Combination and subject to the provisions of Section 11(c)(II), (i) each issuer of Common Shares for which Rights may be exercised as set forth in this Section 11(c) shall be liable for, and shall assume, by virtue of such Business Combination, all the obligations and duties of the Company pursuant to this Rights Agreement, (ii) the term "Company" shall thereafter be deemed to refer to such issuer, (iii) each such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions hereof (including the provisions of Sections 11(a) and 11(c)) shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights, and (iv) the number of Common Shares of each such issuer thereafter receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the provisions of
Section 7, 9 and 10 with respect to the Preferred Shares shall apply, as nearly as reasonably may be, on like terms to any such Common Shares.

    SECTION 12. CERTAIN ADJUSTMENTS. (a) To preserve the actual or potential economic value of the Rights, if at any time after the date of this Rights Agreement there shall be any change in the Common Shares or the Preferred Shares, whether by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares or Preferred Shares, as the case may be (other than distribution of the Rights or regular quarterly cash dividends) or otherwise, then, in each such event the Board of Directors of the Company shall make such appropriate adjustments in the number of Preferred Shares (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and Redemption Price in effect at such time and the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Common Share) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event.

    (b) If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Shares, thereafter the number of such securities so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the provisions of Sections 7, 9 and 10 with respect to the Preferred Shares shall apply, as nearly as reasonably may be, on like terms to any such other securities.

    (c) All Rights originally issued by the Company subsequent to any adjustment made to the amount of Preferred Shares or other securities relating to a Right shall evidence the right to purchase, for the Purchase Price, the adjusted number and kind of securities purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

    (d) Irrespective of any adjustment or change in the Purchase Price or the number of Preferred Shares or number or kind of other securities issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the terms that expressed in the initial Right Certificates issued were hereunder.

    (e) In any case in which action taken pursuant to Section 12(a) requires that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Preferred Shares and/ or other securities, if any, issuable upon such exercise over and above the Preferred Shares and/or other securities, if any, issuable before giving effect to such adjustment; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional securities upon the occurrence of the event requiring such adjustment.

    SECTION 13. CERTIFICATE OF ADJUSTMENT. Whenever an adjustment is made as provided in Section 11 or 12, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) in accordance with Section 25. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

    SECTION 14. ADDITIONAL COVENANTS. (a) Notwithstanding any other provision of this Rights Agreement, no adjustment to the number of Preferred Shares (or fractions of a share) or other securities for which a Right is exer-cisable or the number of Rights outstanding or associated with each Common Share or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Sections 11 and 12, unless the terms of this Rights Agreement are amended so as to preserve such benefits.

    (b) The Company covenants and agrees that, after the Distribution Date, except as permitted by Section 26, it will not take (or permit any Subsidiary of the Company to take) any action if at the time such action is taken it is intended or reasonably foreseeable that such action will reduce or otherwise limit the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12. Any action taken by the Company during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 14(b) from and after the Distribution Date. The Company shall not consummate any Business Combination if any issuer of Common Shares for which Rights may be exercised after such Business Combination in accordance with Section 11(c) shall have taken or contemplated taking any action that reduces or otherwise limits the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12.

    SECTION 15. FRACTIONAL RIGHTS AND FRACTIONAL SHARES. (a) The Company may, but shall not be required to, issue fractions of Rights or distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights (as determined pursuant to the second and third sentences of the definition of Market Value contained in
Section 1) for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable.

    (b) The Company may, but shall not be required to, issue fractions of Preferred Shares upon exercise of the Rights or distribute certificates which evidence fractional Preferred Shares. In lieu of fractional Preferred Shares, the Company may elect to (i) utilize a depository arrangement as provided by the terms of the Preferred Shares or (ii) in the case of a fraction of a Preferred Share (other than one one-hundredth (1/100th) of a Preferred Share or any integral multiple thereof), pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share, if any are outstanding and publicly traded (or the Formula Number times the current market value of one Common Share if the Preferred Shares are not outstanding and publicly traded). For purposes of this Section 15(b), the current market value of a Preferred Share (or Common Share) shall be the closing price of a Preferred Share (or Common Share) (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date of such exercise. If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Shares, the provisions of this Section 15(b) shall apply, as nearly as reasonably may be, on like terms to such other securities.

    (c) The Company may, but shall not be required to, issue fractions of Common Shares upon exchange of Rights pursuant to Section 11(b), or to distribute certificates that evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company may pay to the registered holders of the Right Certificates with regard to that such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current Market Value of one Common Share as of the date on which a Person became an Acquiring Person.

    (d) Any holder of Rights by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right except as provided in this Section 15.

    SECTION 16. RIGHTS OF ACTION. (a) All rights of action in respect of this Rights Agreement are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares) may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Rights Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Rights Agreement and shall be entitled to specific performance of the obligations of any

Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Rights Agreement.

    (b) Any holder of Rights who prevails in an action to enforce the provisions of this Rights Agreement shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred in such action.

    SECTION 17. TRANSFER AND OWNERSHIP OF RIGHTS AND RIGHT CERTIFICATES. (a) Prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares and the Right associated with each Common Share shall be automatically transferred upon the transfer of each Common Share.

    (b) After the Distribution Date, the Right Certificates will be transferable, subject to Section 7(e), only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer.

    (c) The Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated certificate for Common Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

    SECTION 18. RIGHT CERTIFICATE HOLDER NOT DEEMED A STOCKHOLDER. No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or be deemed, for any purpose, the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company, including, without limitation, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

    SECTION 19. CONCERNING THE RIGHTS AGENT. (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable counsel fees and expenses and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder, including any taxes or governmental charges imposed as a result of the action taken by it hereunder (other than any taxes on the fees payable to it).

    (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Rights Agreement in reliance upon any Right Certificate or certificate for the Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, opinion, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

    SECTION 20. MERGER OR CONSOLIDATION OR CHANGE OF RIGHTS AGENT. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; PROVIDED, HOWEVER, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 22. In case, at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

    (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

    SECTION 21. DUTIES OF RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Rights Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certifi-cates (or, prior to the Distribution Date, of the Common Shares), by their acceptance thereof, shall be bound:

    (a) The Rights Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such opinion.

    (b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person) be proved or established by the Company prior to taking, refraining from taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, a Vice President (whether preceded by any additional title), the Treasurer or the Secretary of the Company and delivered to the Rights Agent or by the directors of the Company whose vote would be sufficient to redeem the Rights under Section 24. Such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate. In the event any such certificate signed by such directors is inconsistent with any other such certificate, the certificate signed by such directors shall control.

    (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or wilful misconduct.

    (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

    (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Rights Agreement or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or 12 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or Common Shares to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any Preferred Shares or Common Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

    (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Rights Agreement.

    (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President (whether preceded by any additional title), the Secretary or the Treasurer of the Company or from the directors of the Company whose vote would be sufficient to redeem the Rights under Section 24, and to apply to such officers or directors for advice and instructions in connection with its duties and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officers or directors or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

    (h) The Rights Agent and any stockholder, director, officer, employee or affiliate of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

    (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

    (j) The Company agrees to indemnify and to hold the Rights Agent harmless against any loss, liability, damage or expense (including reasonable fees and expenses of legal counsel) which the Rights Agent may incur in connection with this Rights Agreement; PROVIDED, HOWEVER, that the Rights Agent shall not be indemnified or held harmless with respect to any such loss, liability, damage or expense incurred by the Rights Agent as a result of, or arising out of, its own negligence, bad faith or wilful misconduct. If any action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a "Proceeding") in respect of which indemnity may be sought is brought or asserted against the Rights Agent, the Rights Agent shall promptly (and in no event more than ten (10) days after receipt of written notice of such Proceeding) notify the Company of such Proceeding. The failure of the Rights

Agent to so notify the Company shall not impair the Rights Agent's ability to seek indemnification from the Company (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Company's ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Rights Agent, the Company shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in (b) below or there are no other defenses available to the Rights Agent as specified in (d) below, to assume the defense thereof with counsel reasonably satisfactory to the Rights Agent (in which case all attorney's fees and expenses shall be borne by the Company and the Company shall in good faith defend the Rights Agent). The Rights Agent shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Rights Agent unless (a) the Company agrees in writing to pay such fees and expenses, (b) the Rights Agent shall have reasonably and in good faith concluded that there is a conflict of interest between the Company and the Rights Agent in the conduct of the defense of such action, (c) the Company fails, within ten (10) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Rights Agent or (d) there are legal defenses available to the Rights Agent that are different from or are in addition to those available to the Company. No compromise or settlement of such Proceeding may be effected by either party without the other party's consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which consent shall not be unreasonably withheld. The Company shall have no obligation to indemnify and hold harmless the Rights Agent from any loss, expense or liability incurred by the Rights Agent as a result of a default judgment entered against the Rights Agent unless such judgment was entered after the Company agreed, in writing, to assume the defense of such Proceeding.

    The provisions of this Section 21(j) shall survive expiration of the Rights and the termination of this Agreement.

    (k) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Right Certificates shall furnish the Rights Agent with security and indemnity to its satisfaction for any costs and expenses which may be incurred.

    (l) The Rights Agent shall not be liable for failure to perform any duties except as specifically set forth herein and no implied covenants or obligations shall be read into this Agreement against the Rights Agent, whose duties and obligations are ministerial and shall be determined solely by the express provisions hereof.

    SECTION 22. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) (who shall, with such notice, submit his Right Certificate or, prior to the Distribution Date, the certificate representing his Common Shares, for inspection by the Company), then the Rights Agent or the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to conduct a stock transfer or corporate trust business in the State of New York), in good standing, having a principal office in the State of New York, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000; PROVIDED that the principal transfer agent for the Common Shares shall in any event be qualified to be the Rights Agent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares). Failure to give any notice provided for in this Section 22, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

    SECTION 23.  ISSUANCE OF ADDITIONAL RIGHTS AND RIGHT
CERTIFICATES. Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Rights Agreement. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date and the Expiration Date, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; PROVIDED, HOWEVER, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued, (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof and
(iii) no such Right Certificate shall be issued to an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

    SECTION 24. REDEMPTION AND TERMINATION. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) such time as a Person becomes an Acquiring Person and (ii) the Expiration Date, order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), and the Company, at its option, may pay the Redemption Price either in cash or Common Shares or other securities of the Company deemed by the Board of Directors of the Company, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

    (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within 10 Business Days after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Each such notice of redemption will state the method by which payment of the Redemption Price will be made. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder of Rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.

    SECTION 25. NOTICES. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

       Homestake Mining Company
       650 California Street
       San Francisco, CA 94108-2788
       Attn: General Counsel

Subject to the provisions of Section 22, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

       BankBoston N.A.
       450 Tasso Street
       Suite 250
       Palo Alto, CA 94301

Notices or demands authorized by this Rights Agreement to be given or made by the Company or the Rights Agent to any holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares.

    SECTION 26. SUPPLEMENTS AND AMENDMENTS. At any time prior to the Distribution Date and subject to the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the definition of "Acquiring Person", the time during which the Rights may be redeemed pursuant to Section 24 or any provision of the Certificate of Designation) without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Any supplement or amendment to this Rights Agreement duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. The Rights Agent shall receive prompt written notice from the Company of any amendment hereunder. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this
Section 26 which alters the Rights Agent's rights or duties.

    SECTION 27. SUCCESSORS. All the covenants and provisions of this Rights Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

    SECTION 28. BENEFITS OF RIGHTS AGREEMENT; DETERMINATIONS AND ACTIONS BY THE BOARD OF DIRECTORS, ETC. (a) Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares).

    (b) Except as explicitly otherwise provided in this Rights Agreement, the Board of Directors of the Company shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Rights Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend this Rights Agreement and whether there is an Acquiring Person).

    (c) Nothing contained in this Rights Agreement shall be deemed to be in derogation of the obligation of the Board of Directors of the Company to exercise its fiduciary duty. Without limiting the foregoing, nothing contained herein shall be construed to suggest or imply that the Board of Directors shall not be entitled to reject any tender offer, or to recommend that holders of Common Shares reject any tender offer or other acquisition proposal, or to take any other action (including, without limitation, the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative offers or other proposals) with respect to any tender offer or other acquisition proposal that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duty.

    SECTION 29. SEVERABILITY. If any term, provision, covenant or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    SECTION 30. GOVERNING LAW. THIS RIGHTS AGREEMENT AND EACH RIGHT CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, PROVIDED, HOWEVER, THAT THE RIGHTS AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

    SECTION 31. COUNTERPARTS; EFFECTIVENESS. This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Rights Agreement shall be effective as of the Close of Business on the date hereof.

    SECTION 32. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Rights Agreement.

    SECTION 1.02 AMENDMENT TO EXHIBIT B. Exhibit B to the Rights Agreement is hereby amended, effective as of the date of this Agreement, by deleting it in its entirety and by replacing it with Exhibit B attached hereto.

    SECTION 1.03 AMENDMENT TO EXHIBIT C. Exhibit C to the Rights Agreement is hereby deleted in its entirety.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first above written.

                                HOMESTAKE MINING COMPANY,

                                By:                /s/ WAYNE KIRK
                                     -----------------------------------------
                                                  Name: Wayne Kirk
                                     Title: VICE PRESIDENT, CORPORATE SECRETARY
                                                AND GENERAL COUNSEL

                                BANKBOSTON N.A., AS RIGHTS AGENT,

                                By:           /s/ GEOFFREY D. ANDERSON
                                     -----------------------------------------
                                             Name: Geoffrey D. Anderson
                                                  Title: DIRECTOR

                                   APPENDIX C

                              PLAN OF ARRANGEMENT

                     PLAN OF ARRANGEMENT UNDER SECTION 252
                     OF THE COMPANY ACT (BRITISH COLUMBIA)


                                   ARTICLE 1
                                 INTERPRETATION

1.1  DEFINITIONS--In this Plan of Arrangement:

    (a) "ARRANGEMENT" means an arrangement under the provisions of Section 252 of the COMPANY ACT, on the terms and conditions set forth in this Plan of Arrangement and any amendment or variation thereto made in accordance with the terms of the Arrangement Agreement;

    (b) "ARRANGEMENT AGREEMENT" means the Arrangement Agreement made as of September 28, 1998, among Prime, Homestake Canada, Holdco and Homestake to which this Plan of Arrangement is attached as Schedule 1;

    (c) "BUSINESS DAY" means a day, other than a Saturday, a Sunday or a statutory holiday, when banks are generally open in each of Vancouver, British Columbia, Toronto, Ontario, and San Francisco, California for the transaction of banking business;

    (d) "COMPANY ACT" means the Company ACT (British Columbia);

    (e) "COURT" means the Supreme Court of British Columbia;

    (f) "DISSENT PROCEDURES" means the procedures to be complied with by a Dissenting Shareholder to properly exercise the Dissent Right as provided in Article 4;

    (g) "DISSENTING SHAREHOLDER" means each Prime Common Shareholder that has delivered a valid Notice of Dissent pursuant to Article 4;

    (h) "DISSENT RIGHT" means the rights of dissent as provided in Article 4;

    (i) "EFFECTIVE DATE" means the date on which the Registrar accepts a certified copy of the Final Order for filing;

    (j) "EXCHANGE RATIO" means 0.74 Homestake Canada Exchangeable Shares or 0.74 shares of Homestake Common Stock, as the case may be, exchanged for one Prime Common Share under the Arrangement;

    (k) "EXCHANGEABLE SHARES" means shares of Homestake Canada having rights, privileges, restrictions and conditions substantially as set forth in
       Schedule 2 to the Arrangement Agreement;

    (l) "FINAL ORDER" means the final order of the Court made in connection with the approval of the Arrangement following the application therefor contemplated by Section 2.2 of the Arrangement Agreement;

    (m) "HOLDCO" means Homestake Canada Holdings Company, an unlimited liability company incorporated under the laws of the Province of Nova Scotia;

    (n) "HOMESTAKE" means Homestake Mining Company, a corporation incorporated under the laws of the State of Delaware;

    (o) "HOMESTAKE CANADA" means Homestake Canada Inc., a corporation incorporated under the laws of the Province of Ontario;

    (p) "HOMESTAKE CANADA RIGHTS AGREEMENT" means the agreement set forth in
       Schedule 6 to the Arrangement Agreement;

    (q) "HOMESTAKE COMMON STOCK" means shares of common stock, par value US$1.00 per share, of Homestake;

    (r) "ITA" means the INCOME TAX ACT (Canada);

    (s) "INTERIM ORDER" means the interim order of the Court providing for the calling and holding of the Prime Meeting and other procedural matters following the application therefor contemplated by Section 2.1 of the Arrangement Agreement;

    (t) "LETTER OF TRANSMITTAL" means the letter of acceptance and transmittal to be forwarded by Prime to holders of Prime Common Shares with the management information circular for the Prime Meeting or such other equivalent form of letter of acceptance and transmittal acceptable to Prime and Homestake acting reasonably;

    (u) "NOTICE OF APPROVAL" has the meaning prescribed in Section 4.5;

    (v) "NOTICE OF DISSENT" means the written notice of a holder of Prime Common Shares stating his, her or its intent to exercise his, her or its Dissent Right;

    (w) "PLAN OF ARRANGEMENT", "HEREOF", "HEREIN", "HEREUNDER",and similar expressions refer to this Plan of Arrangement and not any particular Article, Section or other portion hereof;

    (x) "PRIME" means Prime Resources Group Inc., a company incorporated under the laws of the Province of British Columbia;

    (y) "PRIME COMMON SHAREHOLDERS" means holders of Prime Common Shares other than Homestake Canada;

    (z) "PRIME COMMON SHARES" means common shares in the capital of Prime;

    (aa) "PRIME MEETING" means the extraordinary general meeting of the shareholders of Prime (including any adjournment thereof) to be held to consider and, if deemed advisable, to approve the Arrangement;

    (bb) "REGISTRAR" means the registrar of companies appointed under Section 320 of the Company Act; and

    (cc) "TRANSFER AGENT" means Montreal Trust Company of Canada at its principal offices in Vancouver and Toronto.

1.2 HEADINGS AND REFERENCES--The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and Sections are to Articles and Sections of this Plan of Arrangement.

1.3 NUMBER AND GENDER--Unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.4 DATE FOR ANY ACTION--If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 CURRENCY--Unless otherwise indicated, all references to cash or currency in this Plan of Arrangement are to Canadian dollars.

1.6 TIME--Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia.

1.7  CONSTRUCTION--In this Agreement:

    (a) the word "including" shall mean "including without limitation"; and

    (b) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided.

                                   ARTICLE 2
                              PLAN OF ARRANGEMENT

2.1 ARRANGEMENT--This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2 EFFECTIVE--This Plan of Arrangement will, upon the acceptance for filing of a certified copy of the Final Order by the Registrar, become effective in the sequence set out in Section 3.1 (except as otherwise provided) and be binding from and after 12:01(a.m.) on the Effective Date.

2.3 EXCEPTION--The implementation of this Plan of Arrangement is expressly subject to the fulfilment and/or waiver (by the relevant parties) of the conditions precedent set out in the Arrangement Agreement.

                                   ARTICLE 3
                                THE ARRANGEMENT

3.1  THE ARRANGEMENT--On the Effective Date, subject to the provisions of
Section 3.2 and Section 3.3, the following will occur and will be deemed to occur in the following order without any further act or formality:

    (a) The Prime Common Shares, other than the Prime Common Shares held by (i) Homestake Canada; (ii) holders who elect the direct exchange option for Homestake Common Stock described in Section 3.1(b); and (iii) holders who have exercised their Dissent Right (and who ultimately are entitled to be paid fair value for such shares) will be acquired by Homestake Canada in exchange for Exchangeable Shares at the Exchange Ratio.

    (b) The Prime Common Shares held by holders who so elect in the Letter of Transmittal will be acquired by Holdco in exchange for Homestake Common Stock at the Exchange Ratio.

    (c) With respect to each Prime Common Share transferred pursuant to the provisions of Sections 3.1(a) and (b):

       (i) the holder thereof shall cease to be a holder of Prime Common Shares and such holder shall be removed from the register of members of Prime with respect to such shares;

       (ii) where the Prime Common Shareholder elects to transfer Prime Common Shares as described in Section 3.1(b), Holdco shall be deemed to be the transferee of such Prime Common Shares and shall be entered in the register of members of Prime as the holder thereof; and

       (iii) in all other circumstances Homestake Canada shall be deemed to be the transferee of such Prime Common Shares and shall be entered in the register of members of Prime as the holder thereof.

3.2 FRACTIONAL SHARES--Notwithstanding the foregoing, if the aggregate number of Exchangeable Shares or shares of Homestake Common Stock issuable to any Prime Common Shareholder, pursuant to Section 3.1(a) or Section 3.1(b), respectively, includes a fraction of an Exchangeable Share or a share of Homestake Common Stock, as the case may be, no fractional Exchangeable Share or fractional share of Homestake Common Stock will be issued to such Prime Common Shareholder and such holder shall receive, in lieu of such fractional share, a payment paid by cheque (i) from Homestake Canada in Canadian dollars in respect of holders entitled to receive Exchangeable Shares, or (ii) from Holdco in US dollars in respect of holders entitled to receive shares of Homestake Common Stock, equal, in each case, to the amount (or the equivalent amount expressed in Canadian dollars in the case of a payment for a fractional share in Canadian dollars based on the noon spot exchange rate for US dollars expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such day for US dollars as may be deemed by the Board of Directors of Holdco to be appropriate for such purpose, on the last day of the applicable five-day trading period) obtained by multiplying such fraction by the average of the last reported sale prices of Homestake Common Stock on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source), for the five trading days immediately preceding the Effective Date.

3.3 ACQUISITION OF COMMON SHARES OF DISSENTING HOLDERS--Each Prime Common Share of a holder who sent to Prime a Notice of Dissent prior to the Prime Meeting in accordance with Article 4 below, as modified by the Interim Order or the Final Order, shall be, and shall be deemed to be, transferred to Prime for cancellation and cancelled contemporaneously with the acquisition by Homestake Canada of Prime Common Shares pursuant to Section 3.1(a) and such holder shall thereupon have no rights or entitlements with respect to those Prime Common Shares except as provided in Article 4.

3.4 INCOME TAX ELECTION--Holders of Prime Common Shares who are residents of Canada for the purposes of the ITA, other than any such holder who is exempt from tax under the ITA, ("Eligible Holders") and who have elected to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, in the case of a partnership, where one or more of its partners is an Eligible Holder, pursuant to subsection 85(2) of the ITA (and the analogous provisions of provincial income tax law) with respect to the transfer of their Prime Common Shares to Homestake Canada by providing two signed copies of the necessary election forms to Homestake Canada within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA (or applicable provincial income tax law), the forms will, within 30 days after receipt by Homestake Canada, be signed by Homestake Canada and either (a) returned to such holders of Prime Common Shares for filing with Revenue Canada (or the applicable provincial taxing authority) or (b) in the case where a holder provides written authorization to Homestake Canada (in the form provided by Homestake Canada) together with such forms, filed by Homestake Canada on behalf of the holder with Revenue Canada (or the applicable provincial taxing authority).

3.5 CERTIFICATE OF CONTINGENT ENTITLEMENT TO RIGHTS--Every Exchangeable Share issued on the Effective Date shall have attached thereto or imprinted thereon a non-detachable certificate of contingent entitlement to obtain Exchangeable Share purchase rights in accordance with the Homestake Canada Rights Agreement.

3.6 SPECIFIED AMOUNT--The specified amount, for the purposes of subSection 191(4) of the ITA, for each Exchangeable Share received pursuant to the exchange described in Section 3.1(a) shall be such amount as shall be determined by Homestake and designated in writing to Prime prior to the Effective Date.

                                   ARTICLE 4
                               RIGHTS OF DISSENT

4.1 GRANT OF RIGHTS OF DISSENT--Notwithstanding Section 3.1, holders of Prime Common Shares may exercise a Dissent Right in connection with the Arrangement pursuant to the Interim Order and this Article 4.

4.2 DISSENT PROCEDURES--A holder of Prime Common Shares who wishes to exercise his, her or its Dissent Right must give a Notice of Dissent to Prime by delivering such Notice of Dissent to Prime or mailing it to Prime by registered mail, at its head office at 1055 West Georgia Street, Suite 1100, Vancouver, British Columbia, V6E 3P3, marked to the attention of the Corporate Secretary, in all cases so that it is received by Prime not later than forty-eight (48) hours before the Prime Meeting. To be valid, a Notice of Dissent must:

    (a) state that the Prime Common Shareholder is exercising his, her or its Dissent Right; and

    (b) specify the number of Prime Common Shares in respect of which such Prime Common Shareholder is exercising his, her or its Dissent Right.

4.3 RIGHT TO VOTE--The giving of a Notice of Dissent does not deprive a Prime Common Shareholder of his, her or its right to vote at the Prime Meeting on the special resolution approving the Arrangement. A vote against the special resolution or the execution or exercise of a proxy requiring a vote against the special resolution does not constitute a Notice of Dissent.

4.4 DISSENT RIGHT AVAILABILITY--A Prime Common Shareholder is not entitled to exercise a Dissent Right with respect to such Prime Common Shares as such shareholder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote), in favour of the special resolution approving the Arrangement. A Prime Common Shareholder is entitled to exercise a Dissent Right with respect to all or certain of his, her or its Prime Common Shares provided that such shareholder does not vote (or instructs or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxy holder to vote) such shares in respect of which such shareholder is seeking to exercise a Dissent Right in favor of the special resolution approving the Arrangement. A Prime Common Shareholder, however, may vote as a proxy for a shareholder whose proxy required an affirmative vote, without affecting his, her or its right to exercise the Dissent Right in respect of his, her or its Prime Common Shares.

4.5 NOTICE OF APPROVAL--If the special resolution approving the Arrangement is duly passed, Prime will, within ten (10) days after such special resolution is duly passed, give each Dissenting Shareholder notice that the special resolution has been duly passed (a "Notice of Approval").

4.6 EXERCISE OF DISSENT RIGHT--On receiving a Notice of Approval in accordance with Section 4.5, a Dissenting Shareholder is entitled to require Prime to purchase all of the Prime Common Shares in respect of which the Notice of Dissent was given by delivering to Prime at the address specified in Section 4.2 within five (5) days after Prime gives the Notice of Approval in accordance with
Section 4.5:

    (a) a notice that he, she or it requires Prime to purchase all of the Prime Common Shares in respect of which the Notice of Dissent was given; and

    (b) the share certificates representing all the Prime Common Shares in respect of which the Notice of Dissent was given, and thereupon the Dissenting Shareholder is bound to sell those Prime Common Shares to Prime and Prime is bound to purchase them.

4.7 FAIR VALUE--The price to be paid to a Dissenting Shareholder for his, her or its Prime Common Shares will be their fair value as determined in accordance with Section 4.8 as of the day before the date on which the special resolution referred to in Section 4.4 was duly passed and every Dissenting Shareholder who has complied with Section 4.6 will be paid the same price per Prime Common Share.

4.8 DETERMINATION OF FAIR VALUE--If the Arrangement becomes effective, Prime will be required to determine the fair value per share of the Prime Common Shares and to make a written offer to pay such amount to the Dissenting Shareholder. If such offer is not made by Prime or accepted by the Dissenting Shareholder within thirty (30) days after the Effective Date, Prime may apply to the Court to fix the fair value per share of the Prime Common Shares. There is no obligation on Prime to apply to the Court. If Prime fails to make such an application, a Dissenting Shareholder has the right to so apply within a further twenty (20) days. If an application is made by either party, the Dissenting Shareholder will be entitled to be paid the amount fixed by the Court.

4.9  APPLICATION TO THE COURT--On an application to the Court under Section 4.8:

    (a) all Dissenting Shareholders whose Prime Common Shares have not been purchased by Prime will be joined as parties and will be bound by the decision of the Court; and

    (b) Prime will notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his, her or its right to be heard in person or by counsel.

4.10 POWER OF THE COURT--On an application to the Court under Section 4.8, the Court will fix a fair value per share for the Prime Common Shares of all Dissenting Shareholders.

4.11 NOTICE--Any notice required to be given by Prime or a Dissenting Shareholder to the other in connection with the exercise of the Dissent Right will be deemed to have been given and received, if delivered, on the day of delivery, or, if mailed, on the earlier of the date of receipt and the fifth Business Day after the day of mailing, or, if sent by telecopier or other similar form of transmission, on the first Business Day after the date of transmittal.

4.12  PROCEDURES--A holder of Prime Common Shares who:

    (a) properly exercises the Dissent Right by complying with all of the Dissent Procedures required to be complied with by a Dissenting Shareholder, will

       (i) be bound by the provisions of this Article 4;

       (ii) be deemed not to have participated in the Arrangement;

       (iii) as of the Effective Date cease to have any rights as a Prime Common Shareholder other than the right to be paid the fair value of the Prime Common Shares held by him, her or it by Prime in accordance with the Dissent Procedures, or

    (b) seeks to exercise the Dissent Right, but:

       (i) who for any reason does not properly fulfil each of the Dissent Procedures required to be completed by a Dissenting Shareholder; or

       (ii) subsequent to giving his, her or its Notice of Dissent, acts inconsistently with such dissent, will be deemed to have participated in the Arrangement on the same basis as each non-dissenting Prime Common Shareholder and will be issued, as of the Effective Date, such Exchangeable Shares as he, she or it is entitled to on the basis determined in accordance with SubSection 3.1(a) and a cash payment in lieu of any fractional Exchangeable Shares, as determined in accordance with Section 3.2.

                                   ARTICLE 5
                             CASH AND CERTIFICATES

5.1  RIGHTS TO PAYMENT AND SHARE CERTIFICATES--

    (a) Subject to Section 5.2, as soon as practicable following the Effective Date where a Prime Common Shareholder has delivered to the Transfer Agent a duly completed Letter of Transmittal and the certificates representing such holder's Prime Common Shares, Prime will cause the Transfer Agent to either:

       (i) forward or cause to be forwarded by first class mail to the Prime Common Shareholder at the address specified in the Letter of Transmittal,

       (ii) if requested by the Prime Common Shareholder in the Letter of Transmittal, make available at the principal offices of the Transfer Agent in Vancouver and Toronto for pick-up by the Prime Common Shareholder, or

       (iii) if the Letter of Transmittal neither specifies an address nor contains a request as described in Section 5.1(a)(ii), forward or cause to be forwarded to the Prime Common Shareholder at the address of the holder as shown on the register of members maintained by Prime, a certificate representing the number of Exchangeable Shares or shares of Homestake Common Stock (rounded down to the nearest whole number) required to be delivered to such Prime Common Shareholder pursuant to the provisions hereof, a cheque for any dividends or distributions with respect thereto payable pursuant to
           Section 5.1(d), and a cheque for any cash amount in lieu of a fractional Exchangeable Share or share of Homestake Common Stock payable pursuant to Section 3.2, and the certificates so surrendered shall be cancelled.

    (b) As soon as practicable following the Effective Date, where a Prime Common Shareholder has not delivered a duly completed Letter of Transmittal and certificates representing Prime Common Shares contemplated by Section 5.1(a) (including, without limitation, where no election is specified in a delivered Letter of Transmittal) and has not exercised the Dissent Right in accordance with Section 4.2, Prime will cause the Transfer Agent to make available at the principal office of the Transfer Agent in Vancouver certificates representing the Exchangeable Shares and any cash amount in lieu of a fractional Exchangeable Share required to be delivered to such Prime Common Shareholder pursuant to the provisions hereof upon presentation of the certificates evidencing the Prime Common Shares held by such Prime Common Shareholder.

    (c) Homestake Canada and Holdco shall provide the Transfer Agent with sufficient funds and certificates representing the Exchangeable Shares and shares of Homestake Common Stock to fulfill their respective requirements pursuant to Sections 3.1 and 3.2, prior to the filing of the Final Order with the Registrar and Homestake shall cause Homestake Canada and Holdco to take such actions. No interest will accrue or be paid by any of Prime, Homestake, Homestake Canada, Holdco or the Transfer Agent on the consideration for the Prime Common Shares acquired pursuant to the Arrangement, regardless of any delay in making such payment.

    (d) No dividends or other distributions declared or made after the Effective Date with respect to Exchangeable Shares or shares of Homestake Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate that, immediately prior to the Effective Date, represented outstanding Prime Common Shares and no cash payment in lieu of any fractional share shall be paid to any such holder pursuant to Section 3.2, unless and until such certificate shall be surrendered in accordance with this Section 5.1. Subject to applicable law at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the registered holder of a certificate representing whole Exchangeable Shares or shares of Homestake Common Stock (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or share of Homestake Common Stock to which such holder is entitled pursuant to
       Section 3.2, (ii) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole Exchangeable Shares or shares of Homestake Common Stock and
       (iii) the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Exchangeable Shares or shares of Homestake Common Stock.

5.2 PAYMENT REGISTRATION--Unless otherwise directed by the Letter of Transmittal, the certificates representing the Exchangeable Shares and the shares of Homestake Common Stock referred to in Section 5.1 will be issued in the name of the registered holder of the Prime Common Shares acquired. In the event of a transfer of ownership of Prime Common Shares that is not registered in the transfer records of Prime, a certificate representing the proper number of Exchangeable Shares or shares of Homestake Common Stock may be issued to the transferee if the certificate representing such Prime Common Shares is presented to the Transfer Agent accompanied by all documents required by the Transfer Agent and Homestake Canada or Holdco, as the case may be, to evidence and effect such transfer.

5.3 ILLEGALITY OF DELIVERY OF SHARES--Notwithstanding the foregoing, if Homestake concludes that it would be contrary to applicable law to issue Exchangeable Shares or shares of Homestake Common Stock pursuant to the Arrangement to a person that is not a resident of Canada or the United States of America, the Homestake Common Stock that otherwise would be issued to that person, if such person had elected to receive Homestake Common Stock in accordance with Section 3.1(b), will be issued and delivered to the Transfer Agent for sale by the Transfer Agent on behalf of that person. The Homestake Common Stock so delivered will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Transfer Agent determines in its sole discretion. The Transfer Agent shall not be obligated to seek or obtain a minimum price for any of the shares of Homestake Common Stock sold by it. Each such person will receive a pro rata share of the cash proceeds from the sale of the shares of Homestake Common Stock sold by the Transfer Agent (less commissions, other reasonable expenses incurred in connection with the sale of the shares of Homestake Common Stock and any amount withheld in respect of Canadian taxes) in lieu of the shares of Homestake Common Stock. The net proceeds will be remitted in the same manner as other payments pursuant to this
Article 5. None of Prime, Homestake, Homestake Canada, Holdco or the Transfer Agent will be liable for any loss arising out of any such sales.

5.4 LOST, STOLEN OR DESTROYED SHARE CERTIFICATES--If any certificate, which immediately prior to the Effective Date represented outstanding Prime Common Shares that were transferred pursuant to Sections 3.1(a) or (b), has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Transfer Agent will issue in exchange for such lost, stolen or destroyed certificate, a certificate representing Exchangeable Shares or shares of Homestake Common Stock (and a cheque for any dividends or distributions with respect thereto pursuant to Section 5.1(d) and any cash for a fractional Exchangeable Share or share of Homestake Common Stock pursuant to Section 3.2) deliverable in respect thereof. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom a certificate representing Exchangeable Shares or shares of Homestake Common Stock is to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Homestake, Prime, Homestake Canada, Holdco and the Transfer Agent in such sum as Homestake, Prime, Homestake Canada and Holdco may direct or otherwise indemnify Homestake, Prime, Homestake Canada, Holdco and the Transfer Agent in a manner satisfactory to them against any claim that may be made against Homestake, Prime, Homestake Canada, Holdco or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5 EXTINGUISHMENT OF RIGHTS--Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Date represented outstanding Prime Common Shares that were exchanged pursuant to Sections 3.1(a) or (b) and has not been surrendered with all other instruments required by Section 5.1 on or prior to the sixth anniversary of the Effective Date (or immediately prior to such earlier date pursuant to any applicable abandoned property, escheat or similar law) shall cease to represent a claim or interest of any kind or nature as a shareholder of Prime or its successor at law. On such date, the Exchangeable Shares or shares of Homestake Common Stock to which the former registered holder of such certificate was ultimately entitled shall be deemed to have been surrendered to Prime together with all entitlements to dividends, distributions and cash for fractional interests thereon held for such former registered holder for no consideration.

5.6 RIGHTS AFTER EFFECTIVE DATE--Subject to Article 4, Section 5.1 and Section 5.5, at and after the Effective Date, any certificate formerly representing Prime Common Shares will represent only the right to receive Exchangeable Shares or shares of Homestake Common Stock, and cash in lieu of fractions thereof and dividends with respect thereto, in accordance with this Plan of Arrangement.

                                   ARTICLE 6
                                   AMENDMENT

6.1 PLAN OF ARRANGEMENT AMENDMENT--Prime reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement must be contained in a written document that is (a) agreed to by Homestake, Homestake Canada and Holdco, (b) if made prior to or at the Prime Meeting, approved by the persons voting at the Prime Meeting, subject to the Interim Order; and (c) if made following the Prime Meeting, but prior to the Final Order, approved by the Court.

                                   APPENDIX D

                       HCI EXCHANGEABLE SHARE PROVISIONS

                             HOMESTAKE CANADA INC.
                              EXCHANGEABLE SHARES


                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

    In these Exchangeable Share Provisions, unless something in the subject matter or context is inconsistent therewith:

    "ARRANGEMENT" means the arrangement contemplated by the Arrangement Agreement and the Plan of Arrangement.

    "ARRANGEMENT AGREEMENT" means the agreement among Prime Resources Group Inc., Homestake, Holdco and the Corporation, made as of September 28, 1998, as the same may be amended, providing for, among other things, the Arrangement.

    "AUTOMATIC EXCHANGE RIGHT" has the meaning set out in Section 5.3(2).

    "BOARD OF DIRECTORS" means the board of directors of the Corporation.

    "BUSINESS DAY" means a day, other than a Saturday, a Sunday or a statutory holiday, when banks are generally open in each of San Francisco, California, Toronto, Ontario and Vancouver, British Columbia for the transaction of banking business.

    "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the official noon spot exchange rate on such date for such foreign currency as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency as may be deemed by the Board of Directors to be appropriate for such purpose.

    "COMMON SHARES" means the Common Shares of the Corporation.

    "CORPORATION" means Homestake Canada Inc., a corporation existing under the laws of the Province of Ontario, and any successor corporation.

    "CURRENT MARKET PRICE" means, in respect of a share of Homestake Common Stock on any date, the Canadian Dollar Equivalent of the average closing sales price of a share of Homestake Common Stock for the five consecutive trading days ending not more than five trading days before such date on the New York Stock Exchange or, if the shares of Homestake Common Stock are not then listed on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the shares of Homestake Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of shares of Homestake Common Stock during such period is inadequate to create a market that reflects the fair market value of a share of Homestake Common Stock, then the Current Market Price of a share of Homestake Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

    "DIVIDEND AMOUNT" means an amount equal to the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share plus the amount of all dividends and distributions declared on a share of Homestake Common Stock in respect of which no dividend or distribution has been declared on each Exchangeable Share in accordance with Section 3.1, in each case with a record date prior to the effective date of the exchange of Exchangeable Shares for shares of Homestake Common Stock hereunder.

    "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions set forth herein.

    "EXCHANGEABLE SHARES" means the Exchangeable Shares of the Corporation to which are attached the Exchangeable Share Provisions.

    "EXCHANGE RIGHT" has the meaning set out in Section 5.1 of the Voting, Support and Exchange Trust Agreement.

    "HOLDCO" means Homestake Canada Holdings Company, an unlimited liability company incorporated under the laws of Nova Scotia.

    "HOMESTAKE" means Homestake Mining Company, a corporation existing under the laws of the State of Delaware, and any successor corporation.

    "HOMESTAKE CALL NOTICE" has the meaning set out in Section 6.2(2).

    "HOMESTAKE COMMON STOCK" means the shares of common stock of Homestake, par value US$1.00 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not Homestake shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting, such shares.

    "HOMESTAKE DIVIDEND DECLARATION DATE" means the date on which the board of directors of Homestake declares any dividend on the shares of Homestake Common Stock.

    "HOMESTAKE LIQUIDATION EVENT" has the meaning set out in Section 5.3(1).

    "HOMESTAKE LIQUIDATION EVENT EFFECTIVE DATE" has the meaning set out in
Section 5.3(3).

    "INSOLVENCY EVENT" has the meaning set out in Section 1.1 of the Voting, Support and Exchange Trust Agreement;

    "LCR EXERCISING PARTY" has the meaning set out in Section 5.2(1).

    "LIQUIDATION AMOUNT" has the meaning set out in Section 5.1(1).

    "LIQUIDATION CALL PURCHASE PRICE" has the meaning set out in Section 5.2(1).

    "LIQUIDATION CALL RIGHT" has the meaning set out in Section 5.2(1).

    "LIQUIDATION DATE" has the meaning set out in Section 5.1(1).

    "OBCA" means the Business Corporations Act (Ontario), as amended.

    "OPTIONAL REDEMPTION DATE" means a date, if any, established by the Board of Directors for the redemption of Exchangeable Shares pursuant to Section 7.1 hereof, provided that such date shall not be earlier than December 31, 2008 unless there are less than 1,390,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Homestake and its Subsidiaries and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares).

    "PLAN OF ARRANGEMENT" means the plan of arrangement contemplated in the Arrangement Agreement.

    "RCR EXERCISING PARTY" has the meaning set out in Section 6.2(1) and Section 7.2(1).

    "REDEMPTION CALL PURCHASE PRICE" has the meaning set out in Section 7.2(1).

    "REDEMPTION CALL RIGHT" has the meaning set out in Section 7.2(1).

    "REDEMPTION PRICE" has the meaning set out in Section 7.1(1).

    "RETRACTED SHARES" has the meaning set out in Section 6.1(1).

    "RETRACTION CALL PURCHASE PRICE" has the meaning set out in Section 6.2(1).

    "RETRACTION CALL RIGHT" has the meaning set out in Section 6.2(1).

    "RETRACTION DATE" has the meaning set out in Section 6.1(1).

    "RETRACTION PRICE" has the meaning set out in Section 6.1(1).

    "RETRACTION REQUEST" has the meaning set out in Section 6.1(1).

    "SUBSIDIARY" means, when used with reference to Homestake, any corporation more than 50% of the outstanding stock of which, by vote or by value, is owned, directly or indirectly, by Homestake, by one or more other Subsidiaries of Homestake, or by Homestake and one or more other Subsidiaries of Homestake.

    "TRANSFER AGENT" means Montreal Trust Company of Canada, a corporation existing under the laws of Canada, or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

    "TRUSTEE" means Montreal Trust Company of Canada, a corporation existing under the laws of Canada, and any successor trustee appointed under the Voting, Support and Exchange Trust Agreement.

    "TRUST ESTATE" has the meaning set out in Section 1.1 of the Voting, Support and Exchange Trust Agreement.

1.2 SECTIONS AND HEADINGS

    The division of these Exchangeable Share Provisions into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of these Exchangeable Share Provisions. Unless otherwise indicated, any reference in these Exchangeable Share Provisions to an article or section refers to the specified article or section of these Exchangeable Share Provisions.

1.3 NUMBER, GENDER AND PERSONS

    In these Exchangeable Share Provisions, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4 PAYMENTS

    All payments to be made hereunder shall be made without interest and less any tax required by law to be deducted and withheld.

                                   ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

2.1 RANKING

    The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends as and to the extent provided in Article 3 and with respect to any return of capital or any distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs as and to the extent provided in Article 5.

                                   ARTICLE 3
                                   DIVIDENDS

3.1 DIVIDENDS

    A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Homestake Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend or distribution declared on the shares of Homestake Common Stock, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent on the Homestake Dividend Declaration Date of the cash dividend or distribution declared on each share of Homestake Common Stock, (b) in the case of a stock dividend or distribution declared on the shares of Homestake Common Stock to be paid in the shares of Homestake Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Homestake Common Stock to be paid on each share of Homestake Common Stock or (c) in the case of a dividend or distribution declared on the shares of Homestake Common Stock to be paid in property other than cash or shares of Homestake Common Stock, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 6.7 of the Voting, Support and Exchange Trust Agreement) the type and amount of property declared as a dividend or distribution on each share of Homestake Common Stock. Such dividends shall be paid out of the assets of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares or other securities of the Corporation.

3.2 PAYMENT OF DIVIDENDS

    Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends or distributions contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends or other distribution of Exchangeable Shares contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution of Exchangeable Shares represented thereby. Such other type and amount of property in respect of any dividends or distributions contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend or distribution represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend or distribution was payable.

3.3 RECORD AND PAYMENT DATES

    The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Section 3.1 hereof shall be the same as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the shares of Homestake Common Stock.

3.4 PARTIAL PAYMENT

    If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section 3.1 hereof the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient money or other assets properly applicable to the payment of such dividends or distributions.

3.5 LIMIT TO ENTITLEMENT

    Except as provided in this Article 3, the holders of the Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

                                   ARTICLE 4
                              CERTAIN RESTRICTIONS

4.1 CERTAIN RESTRICTIONS

(1) Except as provided in Section 4.1(2), so long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 hereof:

    (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or such other shares ranking junior to the Exchangeable Shares, as the case may be;

    (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

    (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

    (d) issue any shares other than (i) Exchangeable Shares, (ii) Common Shares and (iii) any other shares not ranking superior to the Exchangeable Shares.

(2) The restrictions in Sections 4.1(1)(a), 4.1(1)(b) and 4.1(1)(c) shall not apply if all dividends and distributions on the outstanding Exchangeable Shares corresponding to dividends and distributions declared to date on the Homestake Common Stock shall have been declared on the Exchangeable Shares and the Corporation shall have sufficient assets, funds and other property available to enable the due and punctual payment in accordance with applicable law of such dividends in accordance with these provisions.

                                   ARTICLE 5
                                  LIQUIDATION

5.1 PARTICIPATION UPON LIQUIDATION, DISSOLUTION OR WINDING UP OF THE CORPORATION

(1) Subject to applicable law and the due exercise by Homestake or Holdco of a Liquidation Call Right, in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding up (the "Liquidation Date"), before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one share of Homestake Common Stock, plus (b) the Dividend Amount, if any (collectively, the "Liquidation Amount").

(2) In the case of a distribution on Exchangeable Shares under this Section 5.1, on or promptly after the Liquidation Date, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the aggregate Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the aggregate number of shares of Homestake Common Stock deliverable by the Corporation to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the aggregate Liquidation Amount payable to such holder. On or before the Liquidation Date, the Corporation shall deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon such deposit being made, the rights of the holders of Exchangeable Shares as such shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions and any interest allowed on such deposit shall belong to the Corporation. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the shares of Homestake Common Stock delivered to them.

(3) After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount pursuant to this
    Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

5.2 LIQUIDATION CALL RIGHTS

(1) Subject to the limitations set forth in Section 5.2(2), Homestake and Holdco shall each have the overriding right (a "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding up of the Corporation pursuant to Section 5.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date (other than Homestake and any Subsidiary) all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of Homestake or Holdco is exercising such right (the "LCR Exercising Party") of an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by causing to be delivered to such holder one share of Homestake Common Stock, plus

    (b) the Dividend Amount, if any (collectively, the "Liquidation Call Purchase Price"). In the event of the exercise of a Liquidation Call Right, each holder of Exchangeable Shares (other than Homestake and any Subsidiary) shall be obligated to sell all the Exchangeable Shares held by such holder to the LCR Exercising Party on the Liquidation Date on payment by the LCR Exercising Party to the holder of the Liquidation Call Purchase Price for each such share.

(2) Holdco shall only be entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Homestake has not exercised its Liquidation Call Right. In order to exercise its Liquidation Call Right, an LCR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Corporation of its intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Liquidation Call Right has been exercised (such notice to specify the LCR Exercising Party) forthwith after the expiry of the date by which the same may be exercised, such form of notice to be provided by Homestake to the Transfer Agent. If an LCR Exercising Party duly exercises its Liquidation Call Right and completes the purchase of Exchangeable Shares pursuant thereto in accordance with this
    Section 5.2(2) and Section 5.2(3) respectively, all obligations of the Corporation under Section 5.1 shall terminate and on the Liquidation Date such LCR Exercising Party will purchase and the holders of Exchangeable Shares (other than Homestake and any Subsidiary) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(3) For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Liquidation Call Right, the LCR Exercising Party shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, certificates representing the total number of shares of Homestake Common Stock deliverable by, or at the direction of, the LCR Exercising Party (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the portion of the total Liquidation Call Purchase Price payable by the delivery of shares of Homestake Common Stock and a cheque in the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price; any interest allowed on such deposit shall belong to the LCR Exercising Party. Provided that the total Liquidation Call Purchase Price for all Exchangeable Shares has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares (other than Homestake and any Subsidiary) will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by the LCR Exercising Party, upon presentation and surrender by the holder of Exchangeable Shares of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the shares of Homestake Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the LCR Exercising Party shall deliver to such holder, a certificate representing the shares of Homestake Common Stock to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder's proportionate part of the total Liquidation Call Purchase Price. If neither Homestake nor Holdco exercises its Liquidation Call Right in the manner described above, on the Liquidation Date the holders of Exchangeable Shares shall be entitled to receive in exchange therefor the liquidation price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding up of the Corporation pursuant to Section 5.1 hereof.

5.3 AUTOMATIC EXCHANGE ON LIQUIDATION OF HOMESTAKE

(1) Homestake shall give the Transfer Agent written notice of each of the following events (each a "Homestake Liquidation Event") at the time set forth below:

    (a) in the event of any determination by the board of directors of Homestake to institute voluntary liquidation, dissolution or winding up proceedings with respect to Homestake or to effect any other distribution of assets of Homestake among its stockholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

    (b) immediately, upon the earlier of (i) receipt by Homestake of notice of and (ii) Homestake otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Homestake or to effect any other distribution of assets of Homestake among its stockholders for the purpose of winding up its affairs.

(2) Immediately following receipt by the Transfer Agent from Homestake of notice of any Homestake Liquidation Event contemplated by Section 5.3(1)(a) or 5.3(1)(b), the Transfer Agent will give notice thereof to the holders of Exchangeable Shares. Such notice shall be provided by Homestake to the Transfer Agent and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of Homestake Common Stock provided for in Section 5.3(4) (the "Automatic Exchange Right").

(3) In order that the holders of Exchangeable Shares (other than Homestake and any Subsidiary) will be able to participate on a PRO RATA basis with the holders of Homestake Common Stock in the distribution of assets of Homestake in connection with a Homestake Liquidation Event, on the fifth Business Day prior to the effective date (the "Homestake Liquidation Event Effective Date") of a Homestake Liquidation Event all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Homestake and any Subsidiary) shall be automatically exchanged for shares of Homestake Common Stock. To effect such automatic exchange, Homestake shall purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Homestake Liquidation Event Effective Date and held by a holder of Exchangeable Shares (other than Homestake and any of its Subsidiaries), and each such holder shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the fifth Business Day prior to the Homestake Liquidation Event Effective Date, which shall be satisfied in full by Homestake delivering to such holder one share of Homestake Common Stock, plus (b) the Dividend Amount, if any.

(4) On the fifth Business Day prior to the Homestake Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Homestake Common Stock shall be deemed to have occurred, and each holder of Exchangeable Shares (other than Homestake and any Subsidiary) shall be deemed to have transferred to Homestake all of such holder's right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares at such time as Homestake shall deliver or cause to be delivered to the Transfer Agent, for delivery to such holders, the certificates representing the number of shares of Homestake Common Stock deliverable upon the automatic exchange of Exchangeable Shares for Homestake Common Stock (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, security interest or adverse claim) and a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares; interest on such deposit shall belong to Homestake. Concurrently with each such holder ceasing to be a holder of Exchangeable Shares, such holder shall be considered and deemed for all purposes to be the holder of the shares of Homestake Common Stock delivered to it, or to the Transfer Agent on its behalf, pursuant to the automatic exchange of Exchangeable Shares for Homestake Common Stock and the certificates held by such holder previously representing the Exchangeable Shares exchanged by such holder with Homestake pursuant to such automatic exchange shall thereafter be deemed to represent the shares of Homestake Common Stock delivered to such holder by Homestake pursuant to such automatic exchange. Upon the request of any such former holder of Exchangeable Shares and the surrender by such holder of Exchangeable Share certificates deemed to represent shares of Homestake Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Homestake may reasonably require, the Transfer Agent shall deliver or cause to be delivered to such holder certificates representing the shares of Homestake Common Stock of which such holder is the holder and a cheque in payment of the remaining portion, if any, of the aggregate purchase price therefor.

                                   ARTICLE 6
                         RETRACTION AT OPTION OF HOLDER

6.1 RETRACTION AT OPTION OF HOLDER

(1) Subject to applicable law, the due exercise by either Homestake or Holdco of a Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, a holder of Exchangeable Shares shall be entitled at any time to require the Corporation to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Corporation (the "Retraction Date"), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one share of Homestake Common Stock for each Exchangeable Share presented and surrendered by the holder, plus
    (b) the Dividend Amount, if any (collectively, the "Retraction Price"). To effect a redemption under this Section 6.1, the holder must present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate representing the Exchangeable Shares that the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate (the "Retracted Shares") redeemed by the Corporation.

(2) In the case of a redemption of Exchangeable Shares under this Section 6.1, upon receipt by the Corporation or the Transfer Agent in a manner specified in Section 6.1(1) hereof of a certificate representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Corporation shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of Homestake Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the portion of the Retraction Price payable by the delivery of shares of Homestake Common Stock and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the aggregate Retraction Price to which such holder is entitled and such delivery of such certificate and cheque on behalf of the Corporation by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

(3) On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the aggregate Retraction Price for such Retracted Shares, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation shall thereafter be considered and deemed for all purposes to be a holder of the shares of Homestake Common Stock delivered to such holder.

(4) Notwithstanding any other provision of this Section 6.1, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements, other provisions of applicable law or Section 6.1 of the Rights, Privileges, Conditions and Restrictions attaching to the third preference shares, Series 1 of the Corporation. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and neither Homestake nor Holdco shall have exercised its Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to the next whole number of shares) as would not be contrary to such requirements, or provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements, other provisions of applicable law or Section 6.1 of the Rights, Privileges, Conditions and Restrictions attaching to the third preference shares, Series 1 of the Corporation and more than one holder has delivered a Retraction Request, the Corporation shall redeem Retracted Shares in accordance with Section 6.1(2) on a PRO RATA basis and shall issue to each such holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.1(2) hereof. If the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5) and neither Homestake nor Holdco shall have exercised its Retraction Call Right in respect of any such Retracted Shares, an Insolvency Event (as defined in the Voting, Support and Exchange Trust Agreement) shall, to the extent it has not theretofore occurred, be deemed thereupon to have occurred and the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.1(2) as a result of solvency requirements, other provisions of applicable law or Section 6.1 of the Rights, Privileges, Conditions and Restrictions attaching to the third preference shares, Series 1 of the Corporation shall be deemed by giving the Retraction Request to have exercised its Exchange Right (as defined in the Voting, Support and Exchange Trust Agreement) so as to require Homestake to purchase the unredeemed Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Homestake to such holder of the purchase price for each such Retracted Share, all as more specifically provided in the Voting, Support and Exchange Trust Agreement.

(5) A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void.

6.2 RETRACTION CALL RIGHTS

(1) In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6.1 and subject to the limitations set forth in
    Section 6.2(2), Homestake and Holdco shall each have the overriding right (a "Retraction Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section 6.1 to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by whichever of Homestake or Holdco is exercising such right (the "RCR Exercising Party") of an amount per share equal to the Retraction Call Purchase Price. In the event of the exercise of a Retraction Call Right, a holder of Exchangeable Shares who has delivered a Retraction Request shall be obligated to sell all the Retracted Shares to the RCR Exercising Party on the Retraction Date on payment by the RCR Exercising Party of an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the RCR Exercising Party causing to be delivered to such holder one share of Homestake Common Stock for each Exchangeable Share presented and surrendered by the holder, plus (b) the Dividend Amount, if any (collectively, the "Retraction Call Purchase Price").

(2) Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Homestake and Holdco thereof. For greater certainty, Holdco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Homestake has not exercised its Retraction Call Right. In order to exercise its Retraction Call Right, the RCR Exercising Party must notify the Corporation in writing of its determination to do so (a "Homestake Call Notice") within two Business Days of notification to such RCR Exercising Party by the Corporation of the receipt by the Corporation of the Retraction Request. If either Homestake or Holdco so notifies the Corporation within such two Business Day period, the Corporation shall notify the holder as soon as possible thereafter as to the exercise of a Retraction Call Right (such notice to specify the RCR Exercising Party). If either Homestake or Holdco delivers a Homestake Call Notice within such two Business Day period and duly exercises its Retraction Call Right and completes the purchase of Exchangeable Shares pursuant thereto in accordance with this Section 6.2(2) and Section 6.2(3), respectively, the obligation of the Corporation to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the RCR Exercising Party shall purchase from such holder and such holder shall sell to the RCR Exercising Party on the Retraction Date the Retracted Shares for the aggregate Retraction Call Purchase Price therefor. For the purposes of completing a purchase pursuant to a Retraction Call Right, the RCR Exercising Party shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing the number of shares of Homestake Common Stock to which such holder is entitled and a cheque in the amount of the remaining portion, if any, of the aggregate Retraction Call Purchase Price to which such holder is entitled. Provided that the aggregate Retraction Call Purchase Price has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither Homestake nor Holdco delivers a Homestake Call Notice within such two Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Section 6.1.

(3) For the purpose of completing a purchase of Exchangeable Shares pursuant to the exercise of a Retraction Call Right, the RCR Exercising Party shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of Homestake Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the portion of the aggregrate Retraction Call Purchase Price payable by the delivery of shares of Homestake Common Stock and a cheque of the RCR Exercising Party payable at par at any branch of the bankers of Homestake, Holdco or of the Corporation in Canada in payment of the remaining portion, if any, of the aggregate Retraction Call Purchase Price to which such holder is entitled and such delivery of such certificate and cheque on behalf of the RCR Exercising Party by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Purchase Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation.

(4) On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the aggregate Retraction Call Purchase Price therefor unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Call Purchase Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by the RCR Exercising Party shall thereafter be considered and deemed for all purposes to be a holder of the shares of Homestake Common Stock delivered to such holder.

                                   ARTICLE 7
                         REDEMPTION BY THE CORPORATION

7.1 REDEMPTION BY THE CORPORATION

(1) Subject to applicable law and the due exercise by either Homestake or Holdco of a Redemption Call Right, the Corporation shall on any Optional Redemption Date redeem all of the then outstanding Exchangeable Shares for an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to such Optional Redemption Date, which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares one share of Homestake Common Stock for each Exchangeable Share held by such holder, plus (b) the Dividend Amount, if any (collectively, the "Redemption Price"). If either Homestake or Holdco exercises a Redemption Call Right and all of the then outstanding Exchangeable Shares other than the Exchangeable Shares held by Homestake or any Subsidiary are purchased pursuant to Section 7.2, the remaining outstanding Exchangeable Shares continue to be redeemable by the Corporation on a subsequent Optional Redemption Date pursuant to the provisions of this Section 7.1.

(2) In case of a redemption of Exchangeable Shares under this Section 7.1, the Corporation shall, at least 120 days before any Optional Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Homestake or Holdco under its Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, such Optional Redemption Date and, if applicable, particulars of the Redemption Call Right.

(3) On or after any Optional Redemption Date and subject to the exercise by Homestake or Holdco of a Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the aggregate Redemption Price for Exchangeable Shares held by a holder shall be made by delivery to such holder, at the address of such holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, of a certificate representing the aggregate number of shares of Homestake Common Stock deliverable by the Corporation to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of such aggregate Redemption Price. On and after any Optional Redemption Date, the holders of the Exchangeable Shares called for redemption shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price for all Exchangeable Shares being redeemed, unless payment of the aggregate Redemption Price deliverable to a holder for Exchangeable Shares shall not be made upon the presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected until the aggregate Redemption Price deliverable to such holder has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest allowed on such deposit shall belong to the Corporation. Provided that such total Redemption Price has been so deposited prior to any Optional Redemption Date, on and after such Optional Redemption Date, the Exchangeable Shares shall be redeemed and the rights of the holders thereof after such Optional Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Homestake Common Stock delivered to them.

7.2 REDEMPTION CALL RIGHTS.

(1) Subject to the limitations set forth in Section 7.2(2), Homestake and Holdco shall each have the overriding right (a "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section 7.1 to purchase from all but not less than all of the holders of Exchangeable Shares (other than Homestake and any Subsidiary) on the last Business Day prior to the Optional Redemption Date in respect of which the Redemption Call Right is exercised all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of Homestake or Holdco is exercising such right (the "RCR Exercising Party") of an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to such Optional Redemption Date, which shall be satisfied in full by causing to be delivered to such holder one share of Homestake Common Stock plus (b) the Dividend Amount, if any (collectively, the "Redemption Call Purchase Price"). In the event of the exercise of a Redemption Call Right, each holder of Exchangeable Shares (other than Homestake and any Subsidiary) shall be obligated to sell all the Exchangeable Shares held by such holder to the RCR Exercising Party on the last Business Day prior to such Optional Redemption Date on payment by the RCR Exercising Party to such holder of the Redemption Call Purchase Price for each such share.

(2) Holdco shall only be entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Homestake has not exercised its Redemption Call Right. In order to exercise its Redemption Call Right, an RCR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Corporation of its intention to exercise such right at least 125 days before an Optional Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Redemption Call Right has been exercised (such notice to specify the RCR Exercising Party) forthwith after the expiry of the date by which the same may be exercised, such form of notice to be provided by Homestake to the Transfer Agent. If an RCR Exercising Party duly exercises its Redemption Call Right and completes the purchase of Exchangeable Shares pursuant thereto in accordance with this
    Section 7.2(2) and Section 7.2(3), respectively, the right of the Corporation to redeem any Exchangeable Shares pursuant to Section 7.1 on such Optional Redemption Date shall terminate at such time and on the last Business Day prior to such Optional Redemption Date such RCR Exercising Party will purchase and the holders of Exchangeable Shares (other than Homestake and any Subsidiary) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(3) For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Redemption Call Right, the RCR Exercising Party shall deposit, or cause to be deposited, with the Transfer Agent, on or before the last Business Day prior to the Optional Redemption Date, certificates representing the total number of shares of Homestake Common Stock deliverable by the RCR Exercising Party in connection with such purchase (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the portion of the total Redemption Call Purchase Price payable by the delivery of shares of Homestake Common Stock and a cheque in the amount of the remaining portion, if any, of the total Redemption Call Purchase Price for all such Exchangeable Shares being purchased; interest allowed on such deposit shall belong to the RCR Exercising Party. Provided that the total Redemption Call Purchase Price has been so deposited with the Transfer Agent, on and after such Optional Redemption Date the rights of each holder of Exchangeable Shares (other than Homestake and any Subsidiary) will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by the RCR Exercising Party upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the last Business Day prior to such Optional Redemption Date be considered and deemed for all purposes to be the holder of the shares of Homestake Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the RCR Exercising Party shall deliver to such holder, a certificate representing the shares of Homestake Common Stock to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder's proportionate part of the total Redemption Call Purchase Price. If neither Homestake nor Holdco exercises the Redemption Call Right in the manner described above, on the Optional Redemption Date a holder of Exchangeable Shares shall be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Section 7.1.

                                   ARTICLE 8
                                 VOTING RIGHTS

8.1  Except as required by applicable law and the provisions of Sections 9.1,
10.1 and 11.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                   ARTICLE 9
                             AMENDMENT AND APPROVAL

9.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

9.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of a least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that such approval must be given also by the affirmative vote of holders of not less than two-thirds of the Exchangeable Shares represented in person or by proxy at the meeting excluding Exchangeable Shares beneficially owned by Homestake or any of its Subsidiaries. If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution at such meeting by the affirmative vote of not less than two-thirds of the votes cast on such resolution shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 10
                            RECIPROCAL CHANGES, ETC.
                      IN RESPECT OF HOMESTAKE COMMON STOCK

10.1 (1) Each holder of an Exchangeable Share acknowledges that the Voting, Support and Exchange Trust Agreement provides, in part, that Homestake will not, except as provided in the Voting, Support and Exchange Trust Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2:

           (a) issue or distribute shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Homestake Common Stock) to the holders of all or substantially all of the then outstanding shares of Homestake Common

               Stock by way of stock dividend or other distribution, other than an issue of shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Homestake Common Stock) to holders of shares of Homestake Common Stock who exercise an option to receive dividends in shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Homestake Common Stock) in lieu of receiving cash dividends;

       (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Homestake Common Stock entitling them to subscribe for or to purchase shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Homestake Common Stock); or

       (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of Homestake Common Stock (i) shares or securities of Homestake of any class other than Homestake Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Homestake Common Stock), (ii) rights, options or warrants other than those referred to in Section 10.1(1)(b), (iii) evidences of indebtedness of Homestake or (iv) assets of Homestake;

    unless the same or the economic equivalent (on a per share basis) of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

    (2) Each holder of an Exchangeable Share acknowledges that the Voting, Support and Exchange Trust Agreement further provides, in part, that Homestake will not, except as provided in the Voting, Support and Exchange Trust Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2:

       (a) subdivide, redivide or change the then outstanding shares of Homestake Common Stock into a greater number of shares of Homestake Common Stock; or

       (b) reduce, combine or consolidate or change the then outstanding shares of Homestake Common Stock into a lesser number of shares of Homestake Common Stock; or

       (c) reclassify or otherwise change the shares of Homestake Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the Homestake Common Stock;

    unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

    The Voting, Support and Exchange Trust Agreement further provides, in part, that the aforesaid provisions of the Voting, Support and Exchange Trust Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2.

                                   ARTICLE 11
                  ACTIONS BY THE CORPORATION UNDER THE VOTING,
                      SUPPORT AND EXCHANGE TRUST AGREEMENT

11.1 The Corporation shall take all such action and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Homestake with all provisions of the Voting, Support and Exchange Trust Agreement applicable to the Corporation and Homestake, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

11.2 The Corporation shall not agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Voting, Support and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

    (a) adding to the covenants of the other party or parties to such agreement for the protection of the holders of Exchangeable Shares or the Corporation provided that the Board of Directors shall be of the opinion, after consultation with counsel, that the addition of such covenants or parties to such agreement will not be prejudicial to the interests of the holders of Exchangeable Shares;

    (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

    (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purposes of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of Exchangeable Shares.

                                   ARTICLE 12
                                     LEGEND

12.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the provisions of the Plan of Arrangement and the Voting, Support and Exchange Trust Agreement (including the provisions with respect to the call rights, voting rights and exchange rights thereunder).

                                   ARTICLE 13
                                    NOTICES

13.1 Subject to applicable law, any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

13.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding up of the Corporation or any retraction or redemption of Exchangeable Shares or any purchase thereof as a result of the exercise of any Retraction Call Right, Redemption Call Right or Liquidation Call Right shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

13.3 Subject to applicable law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

                                   SCHEDULE A
                              NOTICE OF RETRACTION

To the Corporation, Homestake and Holdco
c/o Montreal Trust Company of Canada

    This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the Exchangeable Share(s) of the Corporation represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

    The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem on the Retraction Date (being the fifth Business Day after the date upon which this notice is received by the Corporation) in accordance with Article 6 of the Share Provisions:

    all share(s) represented by this certificate; or

    less than all the share(s) represented by this certificate, in which case, the undersigned desires to have the Corporation redeem on the Retraction Date Exchangeable Shares.

    The undersigned acknowledges the Retraction Call Right of Homestake and, in certain circumstances, Holdco, to purchase all but not less than all the Retracted Shares from the undersigned and that this notice shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Homestake or Holdco, as the case may be, in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price per Retracted Share and on the other terms and conditions set out in Section 6.2 of the Share Provisions. If neither Homestake nor Holdco determines to exercise its Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This notice of retraction, and offer to sell the Retracted Shares to Homestake or Holdco, may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

    The undersigned acknowledges and agrees that if, as a result of solvency requirements or other provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, an Insolvency Event (as defined in the Voting, Support and Exchange Trust Agreement) shall, to the extent it shall not theretofore have occurred, be deemed thereupon to have occurred, and the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting, Support and Exchange Trust Agreement) so as to require Homestake to purchase the unredeemed Retracted Shares.

    The undersigned hereby represents and warrants to the Corporation, Homestake and Holdco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation, Homestake or Holdco, as the case may be, free and clear of all liens, claims and encumbrances.


____________________________   ____________________________   ____________________________
           (Date)               (Signature of Shareholder)      (Guarantee of Signature)


    Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of Transfer Agent in Toronto, failing which the securities and any cheque will be mailed to the last address of the shareholder as it appears on the register.

    Note: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent and the Corporation may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto. The securities and any cheque resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and cheque resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed, all exigible transfer taxes are paid and the signature of the registered holder is guaranteed by a Canadian chartered bank or trust company, member of a recognized stock exchange in Canada or member of the Securities Transfer Association Medallion (STAMP) Program.


____________________________                   Date: ____________________________
Name of Person in Whose Name Securities
and Cheque Are To Be Registered, Issued
or Delivered (please print)

____________________________                   ____________________________
Street Address or P.O. Box                     Signature of Registered Holder

____________________________                   ____________________________
City--Province and Postal Code                 Signature Guaranteed by


Note: If the notice of retraction is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such shares.


    U.S. Residents/Citizens must provide their Taxpayer Identification Number here: ____________________________

                                   APPENDIX E

                  VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

--------------------------------------------------------------------------------


               HOMESTAKE MINING COMPANY, a corporation existing under the laws of the State of Delaware
               ("Homestake")


                                     -and-

               HOMESTAKE CANADA INC., a corporation existing under the laws of the Province of Ontario ("HCI")

                                     -and-

               MONTREAL TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (the "Trustee")

--------------------------------------------------------------------------------

                  VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

--------------------------------------------------------------------------------

                 (This page has been left blank intentionally.)

                               TABLE OF CONTENTS


                                                                                           PAGE NO.
                                                                                           --------
ARTICLE 1
     DEFINITIONS AND INTERPRETATION......................................................     E-7
      1.1 Definitions.....................................................................    E-7
      1.2 Interpretation Not Affected by Headings, etc....................................    E-9
      1.3 Number, Gender and Persons......................................................    E-9
      1.4 Date for Any Action.............................................................    E-9
      1.5 Payments........................................................................    E-9

ARTICLE 2
     TRUST...............................................................................     E-9
      2.1 Establishment of Trust..........................................................    E-9

ARTICLE 3
     VOTING SHARE........................................................................    E-10
      3.1 Issue and Ownership of Voting Share.............................................   E-10
      3.2 Legended Share Certificate......................................................   E-10
      3.3 Safekeeping of Certificate......................................................   E-10

ARTICLE 4
     EXERCISE OF VOTING RIGHTS...........................................................    E-10
      4.1 Voting Rights...................................................................   E-10
      4.2 Number of Votes.................................................................   E-10
      4.3 Mailings to Shareholders........................................................   E-11
      4.4 Copies of Stockholder Information...............................................   E-11
      4.5 Other Materials.................................................................   E-12
      4.6 List of Persons Entitled to Vote................................................   E-12
      4.7 Entitlement to Direct Votes.....................................................   E-12
      4.8 Voting by Trustee, and Attendance of Trustee Representative, at Meeting.........   E-12
      4.9 Distribution of Written Materials...............................................   E-13
      4.10 Termination of Voting Rights....................................................   E-13

ARTICLE 5
     EXCHANGE RIGHT AND HOMESTAKE SUPPORT................................................    E-14
      5.1 Grant and Ownership of the Exchange Right.......................................   E-14
      5.2 Legended Share Certificate......................................................   E-14
      5.3 General Exercise of Exchange Right..............................................   E-14
      5.4 Purchase Price..................................................................   E-14
      5.5 Exercise Instructions...........................................................   E-14
      5.6 Delivery of Homestake Common Stock; Effect of Exercise..........................   E-15
      5.7 Exercise of Exchange Right Subsequent to Retraction.............................   E-15
      5.8 Stamp or other Transfer Taxes...................................................   E-16
      5.9 Notice of Insolvency Event......................................................   E-16
      5.10 Homestake Support of Holdco.....................................................   E-16
      5.11 Call Rights.....................................................................   E-16

                                                                                           PAGE NO.
                                                                                           --------
ARTICLE 6
     COVENANTS, REPRESENTATIONS AND WARRANTIES...........................................    E-17
      6.1 Covenants of Homestake Regarding Exchangeable Shares............................   E-17
      6.2 Segregation of Funds............................................................   E-17
      6.3 Certain Representations.........................................................   E-18
      6.4 Notification of Certain Events..................................................   E-18
      6.5 Delivery of Shares of Homestake Common Stock....................................   E-18
      6.6 Qualification of Shares of Homestake Common Stock...............................   E-18
      6.7 Economic Equivalence............................................................   E-19
      6.8 Tender Offers, etc..............................................................   E-21
      6.9 Ownership of Outstanding Shares.................................................   E-21
      6.10 Homestake Not to Vote Exchangeable Shares.......................................   E-21
      6.11 Due Performance.................................................................   E-22

ARTICLE 7
     CONCERNING THE TRUSTEE..............................................................    E-22
      7.1 Powers and Duties of the Trustee................................................   E-22
      7.2 No Conflict of Interest.........................................................   E-23
      7.3 Dealings with Transfer Agents, Registrars, etc..................................   E-23
      7.4 Books and Records...............................................................   E-23
      7.5 Income Tax Returns and Reports..................................................   E-24
      7.6 Indemnification Prior to Certain Actions by Trustee.............................   E-24
      7.7 Actions by Non-Affiliated Holders...............................................   E-24
      7.8 Reliance upon Declarations......................................................   E-24
      7.9 Evidence and Authority to Trustee...............................................   E-24
      7.10 Experts, Advisers and Agents....................................................   E-25
      7.11 Investment of Money Held by Trustee.............................................   E-25
      7.12 Trustee Not Required to Give Security...........................................   E-26
      7.13 Trustee Not Bound to Act on HCI's Request.......................................   E-26
      7.14 Authority to Carry on Business..................................................   E-26
      7.15 Conflicting Claims..............................................................   E-26
      7.16 Acceptance of Trust.............................................................   E-26

ARTICLE 8
     COMPENSATION........................................................................    E-27
      8.1 Fees and Expenses of the Trustee................................................   E-27

ARTICLE 9
     INDEMNIFICATION AND LIMITATION OF LIABILITY.........................................    E-27
      9.1 Indemnification of the Trustee..................................................   E-27
      9.2 Limitation of Liability.........................................................   E-27

ARTICLE 10
    CHANGE OF TRUSTEE....................................................................    E-28
     10.1 Resignation.....................................................................   E-28
     10.2 Removal.........................................................................   E-28
     10.3 Successor Trustee...............................................................   E-28
     10.4 Notice of Successor Trustee.....................................................   E-28

                                                                                           PAGE NO.
                                                                                           --------
ARTICLE 11
    HOMESTAKE SUCCESSORS.................................................................    E-28
     11.1 Certain Requirements in Respect of Combination, etc.............................   E-28
     11.2 Vesting of Powers in Successor..................................................   E-29
     11.3 Wholly-Owned Subsidiaries.......................................................   E-29

ARTICLE 12
    AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS.........................................    E-29
     12.1 Amendments, Modifications, etc..................................................   E-29
     12.2 Ministerial Amendments..........................................................   E-29
     12.3 Meeting to Consider Amendments..................................................   E-30
     12.4 Changes in Capital of Homestake and HCI.........................................   E-30
     12.5 Execution of Supplemental Trust Agreements......................................   E-30

ARTICLE 13
    TERMINATION..........................................................................    E-30
     13.1 Term............................................................................   E-30
     13.2 Survival of Agreement...........................................................   E-30

ARTICLE 14
    GENERAL..............................................................................    E-31
     14.1 Severability....................................................................   E-31
     14.2 Enurement.......................................................................   E-31
     14.3 Notices to Parties..............................................................   E-31
     14.4 Notice of Non-Affiliated Holders................................................   E-31
     14.5 Risk of Payments by Post........................................................   E-31
     14.6 Counterparts....................................................................   E-32
     14.7 Jurisdiction....................................................................   E-32
     14.8 Attornment......................................................................   E-32

                  VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

    AGREEMENT made as of the     day of     , 1998

    AMONG:

               HOMESTAKE MINING COMPANY, a corporation existing under the laws of the State of Delaware
               ("Homestake")

                                     -and-

               HOMESTAKE CANADA INC., a corporation existing under the laws of the Province of Ontario ("HCI")

                                     -and-

               MONTREAL TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (the "Trustee")

    WHEREAS pursuant to an arrangement agreement dated as of September 28, 1998 among Homestake, HCI, Holdco (as hereinafter defined), and Prime Resources Group Inc. ("Prime") (such agreement as it may be amended or restated is hereinafter referred to as the "Arrangement Agreement"), Homestake, HCI, Holdco and Prime agreed that on the Effective Date (as defined in the Arrangement Agreement), Homestake, HCI, and a Canadian trust company would execute and deliver a Voting, Support and Exchange Trust Agreement substantially in the form set forth in
Schedule 4 to the Arrangement Agreement;

    AND WHEREAS, pursuant to an arrangement (the "Arrangement") effected pursuant to Section 252 of the COMPANY ACT ("British Columbia"), each issued and outstanding Common Share of Prime (a "Prime Common Share"), other than Prime Common Shares held by HCI or by holders who duly exercised their rights of dissent, was exchanged at the option of its holder for 0.74 issued and outstanding Exchangeable Shares of HCI (the "Exchangeable Shares") or 0.74 issued and outstanding shares of Common Stock of Homestake, par value US$1.00 per share (the "Homestake Common Stock");

    AND WHEREAS, HCI may issue additional Exchangeable Shares in the future other than in connection with the Arrangement;

    AND WHEREAS Homestake is to grant to and in favour of Non-Affiliated Holders (as hereinafter defined) of Exchangeable Shares the right, in the circumstances set forth herein, to require Homestake to purchase from each Non-Affiliated Holder all or any part of the Exchangeable Shares held by the Non-Affiliated Holder;

    AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in Homestake shall be exercisable by Non-Affiliated Holders of Exchangeable Shares by and through the Trustee, which will hold legal title to the Voting Share (as hereinafter defined) to which voting rights attach for the benefit of Non-Affiliated Holders, and whereby the rights to require Homestake to purchase Exchangeable Shares from the Non-Affiliated Holders shall be exercisable by Non-Affiliated Holders of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of Non-Affiliated Holders;

    AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby Homestake will be able to take certain actions and make certain payments and to deliver or cause to be delivered shares of Homestake Common Stock (as hereinafter defined) in satisfaction of the obligations of Homestake under the Exchangeable Share Provisions (as hereinafter defined) and this trust agreement and Homestake will take certain actions such that if Holdco seeks to exercise its rights under the Exchangeable Share Provisions, it will only do so if it will be able to make certain payments and cause to be delivered shares of Homestake Common Stock in satisfaction of the obligations of Holdco under the Exchangeable Share Provisions;

    AND WHEREAS these recitals and any statements of fact in this trust agreement are made by Homestake and HCI and not by the Trustee;

    NOW THEREFORE, in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS: In this trust agreement, unless something in the subject matter or content is inconsistent therewith:

    "APPLICABLE LAWS" has the meaning set out in Section 6.6 hereof.

    "ARRANGEMENT" has the meaning set out in the recitals hereto.

    "ARRANGEMENT AGREEMENT" has the meaning set out in the recitals hereto.

    "AUTOMATIC EXCHANGE RIGHTS" means the automatic exchange of shares of Homestake Common Stock for Exchangeable Shares pursuant to Section 5.3 of the Exchangeable Share Provisions.

    "BOARD OF DIRECTORS" means the board of directors of HCI.

    "BUSINESS DAY" means a day, other than a Saturday, a Sunday or a statutory holiday, when banks are generally open in each of San Francisco, California, Toronto, Ontario and Vancouver, British Columbia for the transaction of banking business.

    "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the official noon spot exchange rate on such date for such foreign currency as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency as may be deemed by the Board of Directors to be appropriate for such purpose.

    "CURRENT MARKET PRICE" means, in respect of a share of Homestake Common Stock on any date, the Canadian Dollar Equivalent of the average closing sales price of shares of Homestake Common Stock during a period of five consecutive trading days ending not more than five trading days before such date on the New York Stock Exchange or, if the shares of Homestake Common Stock are not then listed on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the shares of Homestake Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Homestake Common Stock during such period is inadequate to create a market that reflects the fair market value of the Homestake Common Stock, then the Current Market Price of a share of Homestake Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

    "DIVIDEND AMOUNT" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

    "EFFECTIVE DATE" has the meaning set out in Section 1.1 of the Plan of Arrangement.

    "EXCHANGE RIGHT" has the meaning set out in Section 5.1 hereof.

    "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

    "EXCHANGEABLE SHARES" has the meaning set out in the recitals hereto.

    "HCI BOARD OF DIRECTORS" means the board of directors of HCI.

    "HOLDCO" means Homestake Canada Holdings Company, an unlimited liability company incorporated under the laws of Nova Scotia.

    "HOMESTAKE BOARD OF DIRECTORS" means the board of directors of Homestake.

    "HOMESTAKE COMMON STOCK" means the shares of common stock of Homestake, par value US $1.00 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not Homestake shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares, pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction, affecting such shares.

    "HOMESTAKE CONSENT" has the meaning set out in Section 4.2 hereof.

    "HOMESTAKE MEETING" has the meaning set out in Section 4.2 hereof.

    "HOMESTAKE SUCCESSOR" has the meaning set out in Section 11.1 hereof.

    "INSOLVENCY EVENT" means the institution by HCI of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of HCI to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), and the failure by HCI to contest in good faith any such proceedings commenced in respect of HCI within 15 days of becoming aware thereof, or the consent by HCI to the filing of any such petition or to the appointment of a receiver, or the making by HCI of a general assignment for the benefit of creditors, or the admission in writing by HCI of its inability to pay its debts generally as they become due, or HCI not being permitted, pursuant to solvency requirements or other provisions of applicable law or the provisions of Section 6.01 of the Rights, Privileges, Conditions and Restrictions attaching to the third preference shares, Series 1 of HCI, to redeem any Retracted Shares pursuant to
Section 6.1 of the Exchangeable Share Provisions.

    "LIQUIDATION AMOUNT" has the meaning set out in Section 5.1(1) of the Exchangeable Share Provisions.

    "LIQUIDATION CALL RIGHT" has the meaning set out in Section 5.2(1) of the Exchangeable Share Provisions.

    "LIST" has the meaning set out in Section 4.6 hereof.

    "NON-AFFILIATED HOLDER VOTES" has the meaning set out in Section 4.2 hereof.

    "NON-AFFILIATED HOLDERS", when used in Article 3 or Article 4 or otherwise with respect to the right to vote or direct the vote to be cast by the holder of the Voting Shares, means the registered holders of Exchangeable Shares other than Homestake and its Subsidiaries.

    "OFFER" has the meaning set out in Section 6.8 hereof.

    "OFFICER'S CERTIFICATE" means, with respect to Homestake or HCI, as the case may be, a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice-President or any other senior officer of Homestake or HCI, as the case may be.

    "PLAN OF ARRANGEMENT" means the plan of arrangement of Prime providing for the Arrangement.

    "PRIME COMMON SHARES" has the meaning set out in the recitals hereto.

    "REDEMPTION CALL RIGHT" has the meaning set out in Section 7.2(1) of the Exchangeable Share Provisions.

    "REDEMPTION PRICE" has the meaning set out in Section 7.1(1) of the Exchangeable Share Provisions.

    "RETRACTED SHARES" has the meaning set out in Section 5.7 hereof.

    "RETRACTION CALL RIGHT" has the meaning set out in Section 6.2(1) of the Exchangeable Share Provisions.

    "RETRACTION PRICE" has the meaning set out in Section 6.1(1) of the Exchangeable Share Provisions.

    "SUBSIDIARY" of Homestake means any corporation more than 50% of the outstanding stock of which, by vote or value, is owned, directly or indirectly, by Homestake, by one or more other Subsidiaries of Homestake or by Homestake and one or more other Subsidiaries of Homestake.

    "TRANSFER AGENT" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

    "TRUST" means the trust created by this trust agreement.

    "TRUST ESTATE" means the Voting Share, any other securities, the Exchange Right and any money or other rights or assets that may be held by the Trustee from time to time pursuant to this trust agreement.

    "TRUSTEE" means Montreal Trust Company of Canada and, subject to the provisions of Article 10 hereof, includes any successor trustee or permitted assigns.

    "VOTING RIGHTS" means the voting rights attached to the Voting Share as described in this trust agreement.

    "VOTING SHARE" means the one share of Special Voting Stock of Homestake, par value US$1.00, issued by Homestake to and deposited with the Trustee, which entitles the holder of record to exercise the Voting Rights.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this trust agreement into articles and Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this trust agreement. Unless otherwise indicated, any reference in this trust agreement to an article or Section refers to the specified article or Section of this trust agreement.

1.3 NUMBER, GENDER AND PERSONS. In this trust agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entitles of any kind.

1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this trust agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5 PAYMENTS. All payments to be made hereunder will be made without interest and less any tax required by law to be deducted and withheld.

                                   ARTICLE 2
                                     TRUST

2.1 ESTABLISHMENT OF TRUST. One of the purposes of this trust agreement is to create the Trust for the benefit of the Non-Affiliated Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right in order to enable the Trustee to exercise such right and will hold the other rights granted in or resulting from the Trustee being a party to this trust agreement in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Non-Affiliated Holders as provided in this trust agreement.

                                   ARTICLE 3
                                  VOTING SHARE

3.1 ISSUE AND OWNERSHIP OF VOTING SHARE. Simultaneously with the execution and delivery of this trust agreement, Homestake will issue to and deposit with the Trustee the Voting Share to be hereafter held at all times of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Non-Affiliated Holders, in accordance with the provisions of this trust agreement. Homestake hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Non-Affiliated Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by Homestake to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

    (a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Non-Affiliated Holders in accordance with the provisions of this trust agreement; and

    (b) except as specifically authorized by this trust agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share, and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which the Trust is created pursuant to this trust agreement.

3.2 LEGENDED SHARE CERTIFICATE. HCI will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Non-Affiliated Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by a Non-Affiliated Holder.

3.3 SAFEKEEPING OF CERTIFICATE. The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

                                   ARTICLE 4
                           EXERCISE OF VOTING RIGHTS

4.1 VOTING RIGHTS. The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to give consent or to vote in person or by proxy on any matter, question or proposition whatsoever that may come before the stockholders of Homestake at a Homestake Meeting or in connection with a Homestake Consent. The Voting Rights shall be and shall remain vested in and exercised by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Non-Affiliated Holders entitled to instruct the Trustee as to the voting thereof at the time at which the Homestake Consent is sought or the Homestake Meeting is held. To the extent that no instructions are received from a Non-Affiliated Holder with respect to the Voting Rights the exercise of which such Non-Affiliated Holder is entitled to instruct the Trustee in respect of, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2 NUMBER OF VOTES. With respect to all meetings of stockholders of Homestake at which holders of shares of Homestake Common Stock are entitled to vote (a "Homestake Meeting") and with respect to all written consents sought from the holders of shares of Homestake Common Stock (a "Homestake Consent"), each Non-Affiliated Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, one vote for each Exchangeable Share owned of record by such Non-Affiliated Holder on the record date established by Homestake or by applicable law for such Homestake Meeting or Homestake Consent, as the case may be (the "Non-Affiliated Holder Votes") in respect of each matter, question or proposition to be voted on at such Homestake Meeting or to be consented to in connection with such Homestake Consent.

4.3 MAILINGS TO SHAREHOLDERS. With respect to each Homestake Meeting and Homestake Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner that Homestake utilizes in communications to holders of Homestake Common Stock, subject to the Trustee being advised in writing of such method and its ability to provide this method of communication) to each of the Non-Affiliated Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by Homestake to its stockholders:

    (a) a copy of such notice, together with any proxy or information statement and related materials to be provided to stockholders of Homestake;

    (b) a statement that such Non-Affiliated Holder is entitled, subject to the provisions of Section 4.7 hereof, to instruct the Trustee as to the exercise of the Non-Affiliated Holder Votes with respect to such Homestake Meeting or Homestake Consent, as the case may be, or, pursuant and subject to Section 4.7 hereof, to attend such Homestake Meeting and to exercise personally the Non-Affiliated Holder Votes thereat;

    (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

       (i) a proxy to such Non-Affiliated Holder or its designee to exercise personally such holder's Non-Affiliated Holder Votes; or

       (ii) a proxy to a designated agent or other representative of the management of Homestake to exercise such Non-Affiliated Holder Votes;

    (d) a statement that if no such instructions are received from the Non-Affiliated Holder, the Non-Affiliated Holder Votes to which such Non-Affiliated Holder is entitled will not be exercised;

    (e) a form of direction whereby the Non-Affiliated Holder may so direct and instruct the Trustee as contemplated herein; and

    (f) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Homestake Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

The materials referred to above are to be provided by Homestake to the Trustee, and but for the materials referenced in paragraph (a) shall be subject to review and comment by the Trustee. For the purpose of determining Non-Affiliated Holder Votes to which a Non-Affiliated Holder is entitled in respect of any such Homestake Meeting or Homestake Consent, the number of Exchangeable Shares owned of record by the Non-Affiliated Holder shall be determined at the close of business on the record date established by Homestake or by applicable law for purposes of determining the stockholders entitled to vote at such Homestake Meeting or to give written consent in connection with such Homestake Consent. Homestake will notify the Trustee in writing of any decision of the board of directors of Homestake with respect to the calling of any such Homestake Meeting or the seeking of any such Homestake Consent and the setting of a record date and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4 COPIES OF STOCKHOLDER INFORMATION. Homestake will deliver to the Trustee copies of all proxy materials (including notices of Homestake Meetings but excluding proxies to vote shares of Homestake Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed to holders of Homestake Common Stock, in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Non-Affiliated Holder at the same time as such materials are first sent to holders of Homestake Common Stock. The Trustee will mail or otherwise send to each Non-Affiliated Holder, at the expense of Homestake, copies of all such materials (and all materials specifically directed to the Non-Affiliated Holders or to the Trustee for the benefit of the Non-Affiliated Holders by Homestake) received by the Trustee from Homestake at the same time as such materials are first sent to holders of Homestake Common Stock. The Trustee will make copies of all such materials available for inspection by any Non-Affiliated Holder at the Trustee's principal office in the cities of Toronto and Vancouver.

4.5 OTHER MATERIALS. Immediately after receipt by Homestake of any material to be sent or given generally to the holders of Homestake Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Homestake shall use reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided to the Trustee or sent directly to Non-Affiliated Holders by such third party) to each Non-Affiliated Holder as soon as practicable thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Non-Affiliated Holder, at the expense of Homestake, copies of all such materials received by the Trustee from Homestake. The Trustee will also make copies of all such materials available for inspection by any Non-Affiliated Holder at the Trustee's principal office in the cities of Toronto and Vancouver.

4.6 LIST OF PERSONS ENTITLED TO VOTE. HCI shall, (a) prior to each annual, general and special Homestake Meeting or the seeking of any Homestake Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Non-Affiliated Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Non-Affiliated Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Homestake Meeting or a Homestake Consent, at the close of business on the record date established by Homestake or pursuant to applicable law for determining the holders of Homestake Common Stock entitled to receive notice of and/or to vote at such Homestake Meeting or to give consent in connection with such Homestake Consent. Each such List shall be delivered to the Trustee promptly after receipt by HCI of such request or the record date for such meeting or seeking of consent, as the case may be, and, in any event, within sufficient time as to enable the Trustee to perform its obligations under this trust agreement. Homestake agrees to give HCI written notice (witah a copy to the Trustee) of the calling of any Homestake Meeting or the seeking of any Homestake Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable HCI to perform its obligations under this Section 4.6.

4.7 ENTITLEMENT TO DIRECT VOTES. Any Non-Affiliated Holder named in a List prepared in connection with any Homestake Meeting or any Homestake Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 hereof with respect to the exercise of the Non-Affiliated Holder Votes to which such Non-Affiliated Holder is entitled or (b) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Non-Affiliated Holder Votes as to which such Non-Affiliated Holder is entitled to instruct the Trustee.

4.8 VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE REPRESENTATIVE, AT MEETING.

(1) In connection with each Homestake Meeting and Homestake Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Non-Affiliated Holder pursuant to Section 4.3 hereof, the Non-Affiliated Holder Votes as to which such Non-Affiliated Holder is entitled to instruct the Trustee (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Non-Affiliated Holder prior to the time and date fixed by it for receipt of such instructions in the statement given by the Trustee to the Non-Affiliated Holder pursuant to
    Section 4.3 hereof.

(2) For each Homestake Meeting, the Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Non-Affiliated Holder who is entitled to exercise Non-Affiliated Holder Votes in respect of such meeting to attend such meeting. Upon submission by a Non-Affiliated Holder (or its designee) of identification satisfactory to the Trustee's representatives, and at the Non-Affiliated Holder's request, such representatives shall sign and deliver to such Non-Affiliated Holder (or its designee) a proxy to exercise personally the Non-Affiliated Holder Votes as to which such Non-Affiliated Holder is otherwise entitled hereunder to direct the vote at such Homestake Meeting, if such Non-Affiliated Holder either (i) has not previously given the Trustee instructions pursuant to
    Section 4.3 hereof in respect of such meeting, or (ii) submits to the Trustee's representatives written revocation of any such previous instructions. At such meeting, the Non-Affiliated Holder exercising such Non-Affiliated Holder Votes shall have the same right as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9 DISTRIBUTION OF WRITTEN MATERIALS. Any written materials to be distributed by the Trustee to the Non-Affiliated Holders pursuant to this trust agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as Homestake utilizes in communications to holders of Homestake Common Stock, subject to the Trustee being advised in writing of such method of communication and its ability to provide same) to each Non-Affiliated Holder at its address as shown on the share register of HCI. HCI shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

    (a) current lists of the Non-Affiliated Holders; and

    (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this trust agreement;

The materials referred to above are to be provided by Homestake to the Trustee, but shall be subject to review and comment by the Trustee.

4.10 TERMINATION OF VOTING RIGHTS. All the rights of a Non-Affiliated Holder with respect to the Non-Affiliated Holder Votes exercisable in respect of the Exchangeable Shares held by such Non-Affiliated Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Non-Affiliated Holder Votes, shall be deemed to be surrendered by the Non-Affiliated Holder to Homestake and such Non-Affiliated Holder Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such Non-Affiliated Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Non-Affiliated Holder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of Homestake Common Stock, as specified in
Article 5 hereof, or upon the redemption of Exchangeable Shares pursuant to
Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding up of HCI pursuant to
Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Homestake or Holdco pursuant to the exercise by Homestake or Holdco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right (unless in any case HCI, Homestake or Holdco shall not have delivered the requisite shares of Homestake Common Stock and cheque, if any, deliverable in exchange therefor to the Transfer Agent or the Trustee for delivery to the Non-Affiliated Holders), in any such case whether occurring before or after the applicable record date for the Homestake Consent or Homestake Meeting in question.

                                   ARTICLE 5
                      EXCHANGE RIGHT AND HOMESTAKE SUPPORT

5.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. Homestake hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Non-Affiliated Holders the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Homestake to purchase from each Non-Affiliated Holder all or any part of the Exchangeable Shares held by the Non-Affiliated Holder, all in accordance with the provisions of this trust agreement. Homestake hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Non-Affiliated Holders, of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right by Homestake to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right, provided that the Trustee shall:

    (a) hold the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Non-Affiliated Holders in accordance with the provisions of this trust agreement; and

    (b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, and the Trustee shall not exercise such right for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.

5.2 LEGENDED SHARE CERTIFICATE. HCI will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Non-Affiliated Holders of their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Non-Affiliated Holder.

5.3 GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Non-Affiliated Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Non-Affiliated Holder with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4 PURCHASE PRICE. The purchase price payable by Homestake for each Exchangeable Share to be purchased by Homestake under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a share of Homestake Common Stock on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by causing to be delivered to such holder one share of Homestake Common Stock plus (b) the Dividend Amount, if any. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Homestake delivering or causing to be delivered to the Trustee, on behalf of the relevant Non-Affiliated Holder, one share of Homestake Common Stock and a cheque for the balance, if any, of the purchase price.

5.5 EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Non-Affiliated Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Non-Affiliated Holder on the books of HCI. To cause the exercise of the Exchange Right by the Trustee, the Non-Affiliated Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Vancouver, British Columbia or at such other places in Canada as the Trustee may from time to time designate by written notice to the Non-Affiliated Holders, the certificates representing the Exchangeable Shares which such Non-Affiliated Holder desires Homestake to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BUSINESS CORPORATIONS ACT (Ontario) and the by-laws of HCI and such additional documents and instruments as the Trustee and HCI may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Non-Affiliated Holder thereby instructs the Trustee to exercise the Exchange Right so as to require Homestake to purchase from the Non-Affiliated Holder the number of Exchangeable Shares specified therein, (ii) that such Non-Affiliated Holder has good title to and owns all such Exchangeable Shares to be acquired by Homestake free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing Homestake Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, HCI and Homestake of payment) of the taxes (if any) payable as contemplated by Section
5.8 of this trust agreement. If only a portion of the Exchangeable Shares represented by any certificate delivered to the Trustee are to be purchased by Homestake under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of HCI.

5.6 DELIVERY OF HOMESTAKE COMMON STOCK; EFFECT OF EXERCISE. Promptly after receipt of the certificates representing the Exchangeable Shares that a Non-Affiliated Holder desires Homestake to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right and payment of taxes payable as contemplated by Section 5.8, if any, or evidence thereof), duly endorsed for transfer to Homestake, the Trustee shall notify Homestake and HCI of its receipt of the same, which notice to Homestake and HCI shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Homestake shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Non-Affiliated Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Non-Affiliated Holder), a certificate for the number of shares of Homestake Common Stock deliverable in connection with such exercise of the Exchange Right (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, security interest or adverse claim) and a cheque for the balance, if any, of the purchase price therefor; provided, however, that no such delivery shall be made unless and until the Non-Affiliated Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, HCI and Homestake of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this trust agreement. Immediately upon the giving of notice by the Trustee to Homestake and HCI of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Non-Affiliated Holder of such Exchangeable Shares shall be deemed to have transferred to Homestake all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless the requisite number of shares of Homestake Common Stock (together with a cheque for the balance, if any, of the total purchase price therefor) is not delivered by Homestake to the Trustee, for delivery to such Non-Affiliated Holder (or to such other persons, if any, properly designated by such Non-Affiliated Holder), within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Non-Affiliated Holder shall remain unaffected until such shares of Homestake Common Stock are so delivered by Homestake and any such cheque is so delivered and paid. Concurrently with the closing of the transaction of purchase and sale contemplated by the Exchange Right, such Non-Affiliated Holder shall be considered and deemed for all purposes to be the holder of the shares of Homestake Common Stock delivered to it pursuant to the Exchange Right.

5.7 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Non-Affiliated Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require HCI to redeem any or all of the Exchangeable Shares held by the Non-Affiliated Holder (the "Retracted Shares") and is notified by HCI pursuant to Section 6.1(4) of the Exchangeable Share Provisions that HCI will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from HCI and provided that neither Homestake nor Holdco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Non-Affiliated Holder shall not have revoked the retraction request delivered by the Non-Affiliated Holder to HCI pursuant to Section 6.1(5) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Non-Affiliated Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that HCI is unable to redeem. In any such event, HCI hereby agrees with the Trustee and in favour of the Non-Affiliated Holder immediately to notify the Trustee of such prohibition against HCI redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Non-Affiliated Holder to HCI or to the Transfer Agent (including without limitation a copy of the retraction request delivered pursuant to Section 6.1(1) of the Exchangeable Shares Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that HCI is not permitted to redeem and will require Homestake to purchase such shares in accordance with the provisions of this Article 5.

5.8 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to Homestake pursuant to the Exchange Right, the share certificate or certificates representing the Homestake Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Non-Affiliated Holder of the Exchangeable Shares so sold or in such names as such Non-Affiliated Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Non-Affiliated Holder (a) shall pay (and neither Homestake, HCI nor the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Non-Affiliated Holder or (b) shall have established to the satisfaction of the Trustee, Homestake and HCI that such taxes, if any, have been paid.

5.9 NOTICE OF INSOLVENCY EVENT. Immediately upon the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, HCI and Homestake shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from HCI or Homestake or from any other person of the occurrence of an Insolvency Event, the Trustee will mail to each Non-Affiliated Holder, at the expense of Homestake, a notice of such Insolvency Event in the form provided by Homestake, which notice shall contain a brief statement of the right of the Non-Affiliated Holders with respect to the Exchange Right.

5.10 HOMESTAKE SUPPORT OF HOLDCO. Homestake will act to ensure that Holdco will exercise its rights under the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right only in circumstances where Holdco is able to perform in accordance with applicable law, its obligations with respect to the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, including without limitation, the delivery of Homestake Common Stock to the holders of Exchangeable Shares in accordance with the Plan of Arrangement including the Exchangeable Share Provisions. All shares of Homestake Common Stock delivered to or to the order of a former holder of surrendered Exchangeable Shares shall be duly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien claim, encumbrance, security interest or adverse claim.

5.11 CALL RIGHTS. The Liquidation Call Right, the Redemption Call Right, the Retraction Call Right and the Automatic Exchange Right are hereby agreed, acknowledged and confirmed, and it is agreed and acknowledged that such rights are granted in part in consideration of the obligations of Homestake under this trust agreement.

                                   ARTICLE 6
                   COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1 COVENANTS OF HOMESTAKE REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding Homestake will:

    (a) not declare or pay any dividend on the Homestake Common Stock unless (i) HCI will have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares and (ii) HCI shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares;

    (b) advise HCI sufficiently in advance of the declaration by Homestake of any dividend on the Homestake Common Stock and take all such other actions as are necessary, in cooperation with HCI, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Homestake Common Stock and that such dividend on the Exchangeable Shares shall correspond with any requirements of the stock exchange(s) on which the Exchangeable Shares are listed;

    (c) ensure that the record date for determining shareholders entitled to receive any dividend declared on the Homestake Common Stock is not less than 10 Business Days after the declaration date for such dividend or such shorter period within which applicable law may be complied with;

    (d) take all such actions and do all such things as are necessary or desirable to enable and permit HCI, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding up of HCI, including without limitation all such actions and all such things as are necessary or desirable to enable and permit HCI to cause to be delivered shares of Homestake Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

    (e) take all such actions and do all such things as are necessary or desirable to enable and permit HCI, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit HCI to cause to be delivered shares of Homestake Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions as the case may be;

    (f) use its best efforts to enable HCI to maintain the listing of the Exchangeable Shares on The Toronto Stock Exchange or another stock exchange in Canada prescribed under Section 3200 of the Regulation under the INCOME TAX ACT (Canada); and

    (g) not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of HCI nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of HCI.

6.2 SEGREGATION OF FUNDS. Homestake will cause HCI to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such other assets as is necessary to enable HCI to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of Non-Affiliated Holders from time to time of the Exchangeable Shares, and to use such funds and other assets so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable.

6.3 CERTAIN REPRESENTATIONS. Homestake hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available for issuance hereunder or under the Exchangable Share Provisions, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Homestake Common Stock (or other shares or securities into which the Homestake Common Stock may be reclassified or changed as contemplated by Section 6.7 hereof) (i) as is equal to the sum of (x) the number of Exchangeable Shares issued and outstanding from time to time and
(y) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit each of HCI, Homestake and Holdco to meet its obligations hereunder and under the Exchangeable Share Provisions.

6.4 NOTIFICATION OF CERTAIN EVENTS. In order to assist Homestake to comply with its obligations hereunder, HCI will give Homestake notice of each of the following events at the time set forth below:

    (a) in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding up proceedings with respect to HCI or to effect any other distribution of the assets of HCI among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

    (b) immediately, upon the earlier of (i) receipt by HCI of notice of, and
       (ii) HCI otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of HCI or to effect any other distribution of the assets of HCI among its shareholders for the purpose of winding up its affairs;

    (c) immediately, upon receipt by HCI of a Retraction Request (as defined in the Exchangeable Share Provisions);

    (d) at least 130 days prior to any Optional Redemption Date determined by the Board of Directors in accordance with the Exchangeable Share Provisions; and

    (e) as soon as practicable upon the issuance by HCI of any Exchangeable Shares or rights to acquire Exchangeable Shares.

6.5 DELIVERY OF SHARES OF HOMESTAKE COMMON STOCK. Upon notice of any event that requires HCI to cause to be delivered shares of Homestake Common Stock to any holder of Exchangeable Shares, Homestake shall, in any manner deemed appropriate by it, provide such shares or cause such shares to be provided to HCI, which shall forthwith deliver the requisite shares of Homestake Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares as HCI shall direct. All such shares of Homestake Common Stock shall be duly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

6.6 QUALIFICATION OF SHARES OF HOMESTAKE COMMON STOCK. Homestake covenants that if any shares of Homestake Common Stock (or other shares or securities into which Homestake Common Stock may be reclassified or changed as contemplated by
Section 6.7 hereof) to be issued and delivered hereunder, the Exchangeable Share Provisions or the Exchange Right require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Homestake Common Stock may be reclassified or changed as contemplated by Section 6.7 hereof) may be issued and delivered by Homestake to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Homestake for purposes of Canadian federal or provincial securities law or an "affiliate" of Homestake or, prior to the Effective Date, of Prime for purposes of United States federal or state securities law), Homestake will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of Homestake Common Stock (or other shares or securities into which Homestake Common Stock may be reclassified or changed as contemplated by Section 6.7 hereof) to be and remain duly registered, qualified or approved. Homestake represents and warrants that it has in good faith taken all actions and done all things necessary under Applicable Laws as they exist on the date hereof to cause the shares of Homestake Common Stock (or other shares or securities into which Homestake Common Stock may be reclassified or changed as contemplated by Section
6.7 hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Plan of Arrangement, the Exchangeable Share Provisions or the Exchange Right, to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of Homestake for the purposes of Canadian federal and provincial securities law or an "affiliate" of Homestake or, prior to the Effective Date, of Prime for the purposes of United States federal or state securities law). Homestake will in good faith expeditiously take all such actions and do all such things necessary to cause all shares of Homestake Common Stock (or other shares or securities into which Homestake Common Stock may be reclassified or changed as contemplated by Section 6.7 hereof) to be delivered hereunder, including for greater certainty, pursuant to the Plan of Arrangement, the Exchangeable Share Provisions or the Exchange Right, to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which other outstanding shares of Homestake Common Stock are listed, quoted or posted for trading at such time. Homestake will in good faith expeditiously take all such action and do all such things as are necessary to cause all Exchangeable Shares to be listed and posted for trading on a stock exchange in Canada prescribed under the INCOME TAX ACT (Canada).

6.7  ECONOMIC EQUIVALENCE.

    (1) Homestake will not without the prior approval of HCI and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share Provisions:

       (a) issue or distribute shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Homestake Common Stock) to the holders of all or substantially all of the then outstanding Homestake Common Stock by way of stock dividend or other distribution, other than an issue of shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Homestake Common Stock) to holders of shares of Homestake Common Stock who exercise an option to receive dividends in Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Homestake Common Stock) in lieu of receiving cash dividends;

       (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Homestake Common Stock entitling them to subscribe for or to purchase shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Homestake Common Stock); or

       (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of Homestake Common Stock (i) shares or securities of Homestake of any class other than Homestake Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Homestake Common Stock), (ii) rights, options or warrants other than those referred to in Section 6.7(1)(b) above, (iii) evidences of indebtedness of Homestake or (iv) assets of Homestake;

       unless (x) HCI is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (y) HCI shall issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

    (2) Homestake will not without the prior approval of HCI and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share Provisions:

       (a) subdivide, redivide or change the then outstanding shares of Homestake Common Stock into a greater number of shares of Homestake Common Stock; or

       (b) reduce, combine or consolidate or change the then outstanding shares of Homestake Common Stock into a lesser number of shares of Homestake Common Stock; or

       (c) reclassify or otherwise change the shares of Homestake Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Homestake Common Stock;

       unless (x) HCI is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares and (y) the same or an economically equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

    (3) Homestake will ensure that the record date for any event referred to in
       Section 6.7(1) or 6.7(2) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by Homestake (with simultaneous notice thereof to be given by Homestake to HCI).

    (4) The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in Section 6.7(1) or 6.7(2) and each such determination shall be conclusive and binding on Homestake. In making each such determination, the following factors shall, without excluding other factors determined by the board to be relevant, be considered by the Board of Directors:

       (a) in the case of any stock dividend or other distribution payable in shares of Homestake Common Stock, the number of such shares issued in proportion to the number of shares of Homestake Common Stock previously outstanding;

       (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Homestake Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Homestake Common Stock), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of a share of Homestake Common Stock;

       (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Homestake of any class other than Homestake Common Stock, any rights, options or warrants other than those referred to in Section 6.7(4)(b) above, any evidences of indebtedness of Homestake or any assets of Homestake), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Homestake Common Stock and the current market value (as determined by the Board of Directors in the manner above contemplated) of a share of Homestake Common Stock;

       (d) in the case of any subdivision, redivision or change of the then outstanding shares of Homestake Common Stock into a greater number of shares of Homestake Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of Homestake Common Stock into a lesser number of shares of Homestake Common Stock or any amalgamation, merger, reorganization or other transaction affecting Homestake Common Stock, the effect thereof upon the then outstanding shares of Homestake Common Stock; and

       (e) in all such cases, the general taxation consequences in Canada of the relevant event to holders of Exchangable Shares in Canada to the extent that such consequences may differ from the taxation consequences to holders of shares of Homestake Common Stock in Canada (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangable Shares).

    For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than five consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market that reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the Board of Directors shall be conclusive and binding on Homestake.

6.8 TENDER OFFERS, ETC. In the event that a tender offer, share exchange offer, issuer bid, take- over bid or similar transaction with respect to Homestake Common Stock (each, an "Offer") is proposed by Homestake or is proposed to Homestake or its shareholders and is recommended by the Board of Directors of Homestake, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Homestake, Homestake will use reasonable efforts (to the extent, in the case of an Offer by a third party, within its control) expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of Homestake Common Stock, without discrimination. Homestake may discharge this obligation by ensuring that holders of Exchangeable Shares may participate in all such Offers by means of retraction of Exchangeable Shares as against HCI which shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer.

6.9 OWNERSHIP OF OUTSTANDING SHARES. Without the prior approval of HCI and the prior approval of the Non-Affiliated Holders given in accordance with Section
9.2 of the Exchangeable Share Provisions, Homestake covenants and agrees that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Homestake, Holdco or any of their Subsidiaries, Homestake will be and remain the direct or indirect beneficial owner of at least 50.1% of all issued and outstanding securities of HCI carrying or otherwise entitled to voting rights in any circumstances, other than the Exchangeable Shares.

6.10 HOMESTAKE NOT TO VOTE EXCHANGEABLE SHARES. Homestake covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by Homestake and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Homestake further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the BUSINESS CORPORATIONS ACT (Ontario) (or any successor or other corporate statute by which HCI may in the future be governed) with respect to any Exchangeable Shares held by it or by its direct or indirect Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

6.11 DUE PERFORMANCE. On and after the Effective Date of the Plan of Arrangement, Homestake shall duly and timely perform all of its obligations provided for in the Plan of Arrangement including any obligations that may arise upon the exercise of rights by any holder of Exchangeable Shares, or Homestake under the Exchangeable Share Provisions. Homestake shall be responsible for the due performance of all of Holdco's obligations hereunder and under the Plan of Arrangement including the Exchangeable Share Provisions, except that in respect of the rights of Holdco under the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, Homestake's obligation shall be limited to acting to ensure that Holdco will exercise its rights under the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right only in circumstances where Holdco is able to duly and timely perform in accordance with applicable law its obligations with respect to the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right.

                                   ARTICLE 7
                             CONCERNING THE TRUSTEE

7.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this trust agreement, in its capacity as trustee of the Trust, shall include:

    (a) receipt and deposit of the Voting Share from Homestake as trustee for and on behalf of the Non-Affiliated Holders in accordance with the provisions of this trust agreement;

    (b) granting proxies and distributing materials to Non-Affiliated Holders as provided in this trust agreement;

    (c) exercising the voting rights of the Voting Share in accordance with the provisions of this trust agreement;

    (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from Homestake as trustee for and on behalf of the Non-Affiliated Holders in accordance with the provisions of this trust agreement;

    (e) exercising the Exchange Right in accordance with the provisions of this trust agreement, and in connection therewith receiving from Non-Affiliated Holders Exchangeable Shares and other requisite documents and distributing to such Non-Affiliated Holders the shares of Homestake Common Stock and cheques, if any, to which such Non-Affiliated Holders are entitled upon the exercise of the Exchange Right;

    (f) holding title to the Trust Estate;

    (g) investing any money forming, from time to time, a part of the Trust Estate as provided in this trust agreement;

    (h) taking action at the direction of a Non-Affiliated Holder to enforce the obligations of HCI and/or Homestake under this trust agreement; and

    (i) taking such other actions and doing such other things as are specifically provided in this trust agreement.

In the exercise of such rights, powers and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this trust agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this trust agreement. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Non-Affiliated Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notice shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this trust agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2 NO CONFLICT OF INTEREST. The Trustee represents to HCI and Homestake that at the date of execution and delivery of this trust agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10 hereof. If, notwithstanding the foregoing provisions of this Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this trust agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the Ontario Court (General Division) for an order that the Trustee be replaced as trustee hereunder.

7.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. HCI and Homestake irrevocably authorize the Trustee, from time to time, to:

    (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Homestake Common Stock; and

    (b) requisition, from time to time, from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this trust agreement. Homestake covenants that it will supply, and will cause Holdco to supply, the Trustee, or the Transfer Agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Homestake Common Stock hereunder, under the Plan of Arrangement, under the Exchangeable Share Provisions and under any other security or commitment given to the Non-Affiliated Holders pursuant thereto, in each case pursuant to the provisions hereof, of the Plan of Arrangement or of the Exchangeable Share Provisions or otherwise.

7.4 BOOKS AND RECORDS. The Trustee shall keep available for inspection by Homestake and HCI, at the Trustee's principal office in Vancouver, British Columbia, correct and complete books and records of account relating to the Trustee's actions under this trust agreement, including without limitation all information relating to mailings and instructions to and from Non-Affiliated Holders and all transactions pursuant to the Voting Rights and the Exchange Right for the term of this Agreement. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to Homestake and HCI a brief report, dated as of the preceding December 31, with respect to: (a) the property and funds comprising the Trust Estate as of that date; (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Non-Affiliated Holders in consideration of the issue and delivery by Homestake of shares of Homestake Common Stock in connection with the Exchange Right, during the calendar year ended on such date; and (c) all other actions taken by the Trustee in the performance of its duties under this trust agreement which it had not previously reported.

7.5 INCOME TAX RETURNS AND REPORTS. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. If required by the Trustee, Homestake shall retain such experts as may be required for the purposes of providing such advice and assistance.

7.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this trust agreement at the request, order or direction of any Non-Affiliated Holder upon such Non-Affiliated Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities that may be incurred by the Trustee therein or thereby, provided that no Non-Affiliated Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4 hereof and with respect to the Exchange Right pursuant to Article 5 hereof, subject to the provisions of Section 7.15 hereof. None of the provisions contained in this trust agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

7.7 ACTIONS BY NON-AFFILIATED HOLDERS. No Non-Affiliated Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this trust agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Non-Affiliated Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 7.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Non-Affiliated Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Non-Affiliated Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Non-Affiliated Holders.

7.8 RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of Section 7.9 hereof, if applicable, and with any other applicable provisions of this trust agreement.

7.9 EVIDENCE AND AUTHORITY TO TRUSTEE. HCI and/or Homestake shall furnish to the Trustee evidence of compliance with the conditions provided for in this trust agreement relating to any action or step required or permitted to be taken by HCI and/or Homestake or the Trustee under this trust agreement or as a result of any obligation imposed under this trust agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of HCI and/or Homestake forthwith if and when:

    (a) such evidence is required by any other Section of this trust agreement to be furnished to the Trustee in accordance with the terms of this
       Section 7.9; or

    (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this trust agreement, gives HCI and/or Homestake written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of HCI and/or Homestake or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this trust agreement. Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by such person, provided that if such report or opinion is furnished by a director, officer or employee of HCI and/or Homestake it shall be in the form of an Officer's Certificate or a statutory declaration. Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this trust agreement shall include a statement by the person giving the evidence:

    (a) declaring that such person has read and understands the provisions of this trust agreement relating to the condition in question; and

    (b) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

7.10  EXPERTS, ADVISERS AND AGENTS.  The Trustee may:

    (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by HCI and/or Homestake or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

    (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

7.11 INVESTMENT OF MONEY HELD BY TRUSTEE. Unless otherwise provided in this trust agreement, any money held by or on behalf of the Trustee which under the terms of this trust agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust money, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such money on the written direction of HCI. Pending the investment of any money as hereinbefore provided, such money may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of HCI, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this trust agreement or otherwise in respect of the premises.

7.13 TRUSTEE NOT BOUND TO ACT ON HCI'S REQUEST. Except as in this trust agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of HCI and/or Homestake or of the directors thereof until a written copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy believed by the Trustee to be genuine.

7.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to HCI and Homestake that at the date of execution and delivery by it of this trust agreement it is authorized to carry on the business of a trust company in the Province of Ontario but if, notwithstanding the provisions of this Section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this trust agreement and the Voting Rights, the Exchange Right and the other rights granted in or resulting from the Trustee being a party to this trust agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

7.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Non-Affiliated Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Non-Affiliated Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, the Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

    (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

    (b) all differences with respect to the Voting Rights, Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety, bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

7.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this trust agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Non-Affiliated Holders, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8
                                  COMPENSATION

8.1 FEES AND EXPENSES OF THE TRUSTEE. Homestake and HCI jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this trust agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this trust agreement; provided that Homestake and HCI shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or wilful misconduct or for any matter in respect of which the provisions of Section 7.6 entitle the Trustee to funding, security and indemnity from any Non-Affiliated Holder.

                                   ARTICLE 9
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 INDEMNIFICATION OF THE TRUSTEE. Homestake and HCI jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this trust agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this trust agreement, or any written or oral instructions delivered to the Trustee by Homestake or HCI pursuant hereto. In no case shall Homestake or HCI be liable under this indemnity for any claim against any of the Indemnified Parties if such claim is incurred or suffered by reason of or as a result of the fraud, negligence, wilful misconduct or bad faith of an Indemnified Party and unless Homestake and HCI shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii), below, Homestake and HCI shall be entitled to participate at their own expense in the defense and, if Homestake or HCI so elect at any time after receipt of such notice, any of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Homestake or HCI, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and Homestake or HCI and the Trustee shall have been advised by counsel acceptable to Homestake or HCI that there may one or more legal defenses available to the Trustee that are different from or in addition to those available to Homestake or HCI and that an actual or potential conflict of interest exists (in which case Homestake and HCI shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of one counsel for the Trustee). Such indemnification shall survive the resignation or removal of the Trustee and the termination of this trust agreement.

9.2 LIMITATION OF LIABILITY. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this trust agreement, except to the extent that such loss is attributable to the fraud, negligence, wilful misconduct or bad faith on the part of the Trustee.

                                   ARTICLE 10
                               CHANGE OF TRUSTEE

10.1 RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Homestake and HCI specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless Homestake and HCI otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Homestake and HCI shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the Ontario Court (General Division) upon application of one or more of the parties hereto.

10.2 REMOVAL. The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days' prior notice by written instrument executed by Homestake and HCI, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this trust agreement shall execute, acknowledge and deliver to Homestake and HCI and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this trust agreement, with like effect as if originally named as trustee in this trust agreement. However, on the written request of Homestake and HCI or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this trust agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Homestake and HCI and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, Homestake and HCI shall cause to be mailed notice of the succession of such trustee hereunder to each Non-Affiliated Holder specified in a List. If Homestake or HCI shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Homestake and HCI.

                                   ARTICLE 11
                              HOMESTAKE SUCCESSORS

11.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. Homestake shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

    (a) such other person or continuing corporation (the "Homestake Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this trust agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, are reasonably necessary or advisable to evidence the assumption by the Homestake Successor of liability for all money payable and property deliverable hereunder and the covenant of such Homestake

       Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Homestake under this trust agreement; and

    (b) such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Non-Affiliated Holders hereunder.

11.2 VESTING OF POWERS IN SUCCESSOR. Whenever the conditions of Section 11.1 hereof have been duly observed and performed, if required by Section 11.1 hereof, the Trustee, the Homestake Successor and HCI shall execute and deliver the supplemental trust agreement provided for in Article 12 hereof and thereupon the Homestake Successor shall possess and from time to time may exercise each and every right and power of Homestake under this trust agreement in the name of Homestake or otherwise and any act or proceeding by any provision of this trust agreement required to be done or performed by the Board of Directors of Homestake or any officers of Homestake may be done and performed with like force and effect by the directors or officers of such Homestake Successor.

11.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned Subsidiary of Homestake with or into Homestake or the winding up, liquidation or dissolution of any wholly-owned Subsidiary of Homestake. In addition, nothing herein shall be construed as preventing the amalgamation or merger of Prime with, and or into HCI, or the winding up, liquidation or dissolution of Prime.

                                   ARTICLE 12
                  AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1 AMENDMENTS, MODIFICATIONS, ETC. This trust agreement may not be amended or modified except by an agreement in writing executed by HCI, Homestake and the Trustee and approved by the Non-Affiliated Holders in accordance with Section
9.2 of the Exchangeable Share Provisions. This trust agreement shall apply in respect of any issuance of additional Exchangeable Shares in one or more transactions or financings which, for greater certainty, may be unrelated to the Arrangement or the transactions contemplated thereby.

12.2 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of Section 12.1 hereof, the parties to this trust agreement may in writing, at any time and from time to time, without the approval of the Non-Affiliated Holders, amend or modify this trust agreement for the purposes of:

    (a) adding to the covenants of any or all of the parties hereto for the protection of the Non-Affiliated Holders hereunder;

    (b) making such amendments or modifications not inconsistent with this trust agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors and the Board of Directors of Homestake and in the opinion of the Trustee, having in mind the best interests of the Non-Affiliated Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Non-Affiliated Holders as a whole; or

    (c) making such changes or corrections which, on the advice of counsel to HCI, Homestake and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each of the Trustee, the Board of Directors and the Board of Directors of Homestake shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Non-Affiliated Holders as a whole.

12.3 MEETING TO CONSIDER AMENDMENTS. HCI, at the request of Homestake, shall call a meeting or meetings of the Non-Affiliated Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of HCI, the Exchangeable Share Provisions and all applicable laws.

12.4 CHANGES IN CAPITAL OF HOMESTAKE AND HCI. At all times after the occurrence of any event effected pursuant to Section 6.7 or Section 6.8 or
Section 11.1 of this trust agreement, as a result of which either Homestake Common Stock or the Exchangeable Shares or both are in any way changed, this trust agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which Homestake Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5 EXECUTION OF SUPPLEMENTAL TRUST AGREEMENTS. No amendment to or modification or waiver of any of the provisions of this trust agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time HCI, Homestake and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

    (a) evidencing the succession of Homestake Successors to Homestake and the covenants of and obligations assumed by each such Homestake Successor in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

    (b) making any additions to, deletions from or alterations of the provisions of this trust agreement or the Voting Rights or the Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Non-Affiliated Holders as a whole or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Homestake, HCI, the Trustee or this trust agreement; and

    (c) for any other purposes not inconsistent with the provisions of this trust agreement, including without limitation to make or evidence any amendment or modification to this trust agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and the Non-Affiliated Holders as a whole will not be prejudiced thereby.

                                   ARTICLE 13
                                  TERMINATION

13.1 TERM. The Trust created by this trust agreement shall continue until the earliest to occur of the following events:

    (a) no outstanding Exchangeable Shares are held by any Non-Affiliated
       Holder;

    (b) each of HCI and Homestake elects in writing to terminate the Trust and such termination is approved by the Non-Affiliated Holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions; and

    (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2 SURVIVAL OF AGREEMENT. This trust agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by any Non-Affiliated Holder; provided, however, that the provisions of Articles 8 and 9 hereof shall survive any such termination of this trust agreement.

                                   ARTICLE 14
                                    GENERAL

14.1 SEVERABILITY. If any provision of this trust agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this trust agreement shall not in any way be affected or impaired thereby and this trust agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2 ENUREMENT. This trust agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Non-Affiliated Holders.

14.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

    (a) if to Homestake at:

           Homestake Mining Company
           650 California Street
           SAN FRANCISCO CA 94108

    (b) if to HCI at:

           c/o Homestake Mining Company
           650 California Street
           SAN FRANCISCO, CA 94108

    (c) if to the Trustee at:

           Montreal Trust Company
           510 Burrard Street
           VANCOUVER BC V6C 3B9

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the next Business Day after the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4 NOTICE OF NON-AFFILIATED HOLDERS. Any and all notices to be given and any documents to be sent to any Non-Affiliated Holder may be given or sent to the address of such holder shown on the register of holders of Exchangeable Shares in any manner permitted by the BUSINESS CORPORATIONS ACT (Ontario) from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such Act, the provisions of which Act shall apply MUTATIS MUTANDIS to notices or documents as aforesaid sent to such holders.

14.5 RISK OF PAYMENTS BY POST. Whenever payments are to be made or documents are to be sent to any Non-Affiliated Holder by the Trustee or by HCI, Homestake or by such Non-Affiliated Holder to the Trustee or to Homestake or HCI, the making of such payment or sending of such document sent through the post or by courier shall be at the risk of HCI, in the case of payments made or documents sent by the Trustee or HCI or Homestake and the Non-Affiliated Holder, in the case of payments made or documents sent by the Non-Affiliated Holder.

14.6 COUNTERPARTS. This trust agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.7 JURISDICTION. This trust agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.8 ATTORNMENT. Homestake agrees that any action or proceeding arising out of or relating to this trust agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any final and unappealable judgment of the said courts and hereby appoints HCI at its registered office in the Province of Ontario as its attorney for service of process.

    IN WITNESS WHEREOF, the parties hereto have caused this trust agreement to be duly executed as of the date first above written.

                                HOMESTAKE MINING COMPANY

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                HOMESTAKE CANADA INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                MONTREAL TRUST COMPANY OF CANADA

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                   APPENDIX F

                             ARRANGEMENT RESOLUTION

                             ARRANGEMENT RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:


1. the Arrangement between Prime Resources Group Inc. ("Prime") and its members on the terms and conditions set out in the Plan of Arrangement attached as
    Schedule 1 to the Arrangement Agreement (the "Arrangement Agreement") among Prime, Homestake Mining Company, Homestake Canada Inc. and Homestake Canada Holdings Company, made as of September 28, 1998, a copy of which Arrangement Agreement is attached as Appendix B to the Management Information Circular of Prime dated October 23, 1998, be and the same is hereby approved and that the Arrangement Agreement be and the same is hereby ratified, confirmed and approved;


2. the board of directors of Prime be and is hereby authorized to revoke this resolution before it is acted upon without further approval of the members of Prime; and

3. any officer or director of Prime is hereby authorized and directed for and on behalf of Prime to execute, whether under the corporate seal of Prime or otherwise, and deliver all such documents, and to perform and do all such other acts and things, as in the opinion of such officer or director may be necessary or desirable in order to implement the Arrangement or otherwise to give effect to this resolution or the matters contemplated thereby or by the Arrangement Agreement.

                                   APPENDIX G

                                 INTERIM ORDER
                                      AND
                     NOTICE OF APPLICATION FOR FINAL ORDER

                                 INTERIM ORDER


                                                                     NO. A982746
                                                              VANCOUVER REGISTRY


                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                IN THE MATTER OF SECTION 252 OF THE COMPANY ACT,
                     R.S.B.C. 1996, CHAPTER 62, AS AMENDED

                                      AND

                        IN THE MATTER OF AN ARRANGEMENT

                                    BETWEEN

                           PRIME RESOURCES GROUP INC.

                                      AND

                                  ITS MEMBERS

                                     ORDER


BEFORE MASTER DONALDSON)    TUESDAY, THE 20TH DAY OF OCTOBER, 1998



                                )


    THE EX PARTE APPLICATION of the Petitioner, Prime Resources Group Inc., for an interim order coming on for hearing on this date at Vancouver, British Columbia and upon hearing S. Bradley Armstrong, counsel for the Petitioner;


    AND UPON READING the Petition and the Affidavit of Walter T. Segsworth sworn the 16th day of October, 1998 and filed herein and the Affidavit of Wayne Kirk sworn the 16th day of October, 1998 and filed herein;


    THIS COURT makes the following Order (the "Interim Order") pursuant to Sections 203 and 252(2) of the COMPANY ACT and Rules 10, 12 and 13 of the Rules of Court;


    THIS COURT ORDERS that the Petitioner be at liberty to convene an extraordinary general meeting (the "Meeting") of its members (the "Members") to be held in the East Plaza Ballroom, Hyatt Regency Hotel, 655 Burrard Street, Vancouver, British Columbia, on Tuesday, December 1, 1998 at 3:00 p.m. (Vancouver time), to consider and, if deemed advisable, to pass, with or without amendment, a resolution to approve an arrangement (the "Arrangement") substantially in the form of Exhibit "A" to the Affidavit of Walter T. Segsworth filed in these proceedings, which Arrangement is proposed to be made between the Petitioner and the Members, and to transact such other business as may properly come before the Meeting;


    THIS COURT FURTHER ORDERS that good and sufficient notice of the Meeting for all purposes will be given by the Petitioner by mailing, by prepaid, ordinary mail, at least 21 days prior to the date of the Meeting (excluding the date of mailing and excluding the date of the Meeting), the following materials:

    (a) the Notice of Extraordinary General Meeting;

    (b) the Management Information Circular;


    (c) the Letter of Transmittal and Election Form; and


    (d) the form of proxy

(collectively referred to as the "Meeting Materials"), in substantially the form attached to the Affidavit of Walter T. Segsworth filed in these proceedings, with such amendments as counsel may advise are necessary or desirable (provided that such amendments are not inconsistent with this Interim Order), to the following persons:



    (a) the Members at the registered addresses as they may appear on the register of Members of the Petitioner as at the close of business on October 20, 1998; and


    (b) the directors and auditor of the Petitioner;

    THIS COURT FURTHER ORDERS that the accidental omission to give notice of the Meeting to or the non-receipt of such notice by one or more of the persons specified in the previous paragraph shall not invalidate any resolution passed or proceedings taken at the Meeting;


    THIS COURT FURTHER ORDERS that the Petitioner shall include with the Meeting Materials a copy of this Interim Order and a Notice of Application for Final Order in substantially the form attached as the Annex to this Interim Order and service of the Notice of Application for Final Order shall be deemed to be effected on the fifth day following the day on which such notice is mailed to the Members, whether those Members reside within the jurisdiction of British Columbia or within another jurisdiction, and the Petitioner shall not be required to serve copies of the Petition, any Affidavit filed in support, any further order made in these proceedings, or any other documents filed by or on behalf of the Petioners in these proceedings, except upon written request as specified in the Notice of Application for Final Order;



    THIS COURT FURTHER ORDERS that the Meeting shall be called, held and conducted in accordance with the provisions of this Interim Order, the Articles of the Petitioner and the COMPANY ACT;


    THIS COURT FURTHER ORDERS that the Meeting may be adjourned for any reason upon approval of the Chair of the Meeting and, if the Meeting is adjourned, it shall be reconvened at a place and time to be designated by the Chair of the Meeting on a date which is not more than 30 days thereafter;


    THIS COURT FURTHER ORDERS that the Members of the Petitioner shall be granted the rights of dissent in connection with the Arrangement as provided in the Plan of Arrangement attached as Schedule 1 to the Arrangement Agreement attached as Appendix B to the Management Information Circular;



    THIS COURT FURTHER ORDERS that the only persons entitled to receive notice of or to attend the Meeting shall be the holders of Common Shares of the Petitioner as at October 20, 1998 and its directors and auditor and that the only persons entitled to be represented and to vote at the Meeting shall be the registered holders of Common Shares of the Petitioner as of October 20, 1998;


    THIS COURT FURTHER ORDERS that the vote required to pass the resolution to approve the Arrangement shall be the affirmative vote of:


    (a) 75% of the votes cast by the holders of the Common Shares of the Petitioner in person or by proxy at the Meeting; and



    (b) not less than two-thirds (66 2/3%) of the votes cast by the Prime Minority Shareholders, as such term is defined in the Management Information Circular, in person or by proxy at the Meeting;



    THIS COURT FURTHER ORDERS that the application for the Final Order be set for hearing at 9:45 a.m. on Wednesday, the 2nd day of December, 1998 before the presiding Judge in Chambers;


    THIS COURT FURTHER ORDERS that any Member of the Petitioner has the right to appear (either in person or by the Member's solicitor) and make submissions at the hearing of the application for the Final Order provided that such Member shall file an Appearance in the form prescribed by the Rules of Court of the Supreme Court of British Columbia with this Court and deliver a copy of the filed Appearance together with a copy of all materials upon which the Member intends to rely on at the application for the Final Order, to the solicitors for the Petitioner at their address for delivery set out in the Petition, on or before 4:00 p.m. on Thursday, November 26, 1998 or as the Court may otherwise direct;


    THIS COURT FURTHER ORDERS that compliance with Rule 65 in relation to the hearing of the application for a Final Order is not required;


    THIS COURT FURTHER ORDERS that if the hearing of the application for the Final Order is adjourned only those persons who have filed and delivered an Appearance in accordance with this Interim Order need be served and provided with notice of the adjourned hearing date;



    AND THIS COURT FURTHER ORDERS that the Petitioner and its Members shall, and hereby do, have liberty to apply to vary this Interim Order or for such further Order or Orders as may be appropriate.


                                          BY THE COURT
                                          DISTRICT REGISTRAR

APPROVED AS TO FORM:

--------------------------------------
Counsel for the Petitioners

                                     ANNEX


                     NOTICE OF APPLICATION FOR FINAL ORDER


                                                                     NO. A982746
                                                              VANCOUVER REGISTRY


                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                IN THE MATTER OF SECTION 252 OF THE COMPANY ACT,

                     R.S.B.C. 1996, CHAPTER 62, AS AMENDED

                                      AND

                        IN THE MATTER OF AN ARRANGEMENT

                                    BETWEEN

                           PRIME RESOURCES GROUP INC.

                                      AND

                                  ITS MEMBERS

                             NOTICE OF APPLICATION


    NOTICE IS HEREBY GIVEN that a Petition has been filed by Prime Resources Group Inc. in the Supreme Court of British Columbia for sanction and approval of an Arrangement pursuant to an Arrangement Agreement by and between the Petitioner, Homestake Mining Company, Homestake Canada Inc. and Homestake Canada Holdings Company made as of September 28, 1998, pursuant to section 252 of the COMPANY ACT, R.S.B.C. 1996, c. 62, as amended;



    AND NOTICE IS FURTHER GIVEN that the Supreme Court of British Columbia has given directions by means of an Interim Order, dated the 20th day of October, 1998, as to the calling of a meeting of the members of the Petitioner for the purpose of considering and, if deemed advisable, passing a resolution to approve the Arrangement;



    AND NOTICE IS FURTHER GIVEN that pursuant to the Interim Order aforesaid, the Petition is directed to be heard before the Supreme Court of British Columbia, at the Courthouse, 800 Smithe Street, in the City of Vancouver, on Wednesday, the 2nd day of December, 1998, at the hour of 9:45 o'clock in the forenoon, or so soon thereafter as counsel may be heard, and that, at such hearing of the Petition, the Court will consider, among other things, the fairness of the terms and conditions of the Arrangement.


    Any member of the Petitioner desiring to support or oppose the making of an Order on the said Petition may file an Appearance at any time prior to the time of such hearing, in person or by counsel.


    IF YOU WISH TO BE HEARD AT THE HEARING OF THE PETITION OR WISH TO BE NOTIFIED OF ANY FURTHER PROCEEDINGS, YOU MUST GIVE NOTICE OF YOUR INTENTION by filing a form entitled "Appearance" at the Vancouver Registry of the Supreme Court of British Columbia (the "Registry") on or before 4:00 p.m. on November 26, 1998 and YOU MUST ALSO DELIVER a copy of the "Appearance" to the Petitioner's address for delivery, which is set out below.


    YOU OR YOUR SOLICITOR may file the "Appearance". You may obtain a form of "Appearance" at the Registry.

    The address of the Registry is: 800 Smithe Street, Vancouver, British Columbia V6Z 2E1.

    IF YOU DO NOT FILE AN APPEARANCE and attend either in person or by counsel at the time of such hearing, the Court may approve the Arrangement, as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, all without any further notice to you. If the Arrangement is approved it will significantly affect the rights of the members of the Petitioner.

    A copy of the said Petition and other documents in the proceedings will be furnished to any member of the Petitioner upon request in writing addressed to the solicitors of the Petitioner at their address for delivery set out below.


    The Petitioner's address for delivery is: c/o Lawson Lundell Lawson & McIntosh, 1600-925 West Georgia Street, Vancouver, British Columbia V6C 3L2.
Attention: S. Bradley Armstrong (phone number: (604) 685-3456; fax number: (604) 669-1620).



    DATED at the City of Vancouver, in the Province of British Columbia, this 20th day of October, 1998.


                                          --------------------------------------
                                          Counsel for the Petitioner

                                   APPENDIX H

                         VALUATION AND FAIRNESS OPINION

                    [LETTERHEAD OF RBC DOMINION SECURITIES]

                         VALUATION AND FAIRNESS OPINION

                                                               September 4, 1998

The Special Committee of the Board of Directors
Prime Resources Group Inc.
Suite 1100, 1055 West Georgia Street
Vancouver, B.C.
V6E 3P3

    RBC Dominion Securities Inc. ("RBCDS") understands that Homestake Mining Company ("Homestake") has made a proposal (the "Proposal") to acquire the 49.4% of Prime Resources Group Inc. ("Prime" or the "Company") not already owned by Homestake Canada Inc. ("Homestake Canada"), a wholly owned subsidiary of Homestake. The acquisition will be effected by means of an arrangement (the "Arrangement") under the Company Act (British Columbia). If the Arrangement is completed, holders of Prime common shares (the "Shares") other than Homestake Canada will have the option of exchanging each of their Shares for either: (i)
0.74 of a share of Homestake common stock; or (ii) 0.74 of an exchangeable share issued by Homestake Canada (the "Exchangeable Shares"). Each Exchangeable Share will be exchangeable for one share of Homestake common stock at any time at the option of the holder and will have essentially the same voting, dividend and other rights as one share of Homestake common stock. We understand that an application will be made to list the Exchangeable Shares on The Toronto Stock Exchange and it is expected that the Exchangeable Shares will qualify as Canadian property for investment purposes. The terms of the Arrangement and the Exchangeable Shares will be more fully described in a management information circular (the "Circular") to be prepared by the Company, which will to be sent to all holders of Shares in connection with the Arrangement.

    RBCDS also understands that a committee (the "Special Committee") of the board of directors (the "Board") of the Company who are independent of Homestake has been constituted to consider the Proposal and make recommendations thereon to the Board. RBCDS was instructed by the Special Committee that the Arrangement is a related party transaction within the meaning of the Ontario Securities Commission Policy Statement 9.1 and Quebec Securities Commission Policy Statement Q-27 (collectively, the "Policies"). The Special Committee has retained RBCDS to provide advice and assistance to the Special Committee in evaluating the Proposal, including the preparation and delivery to the Special Committee of a formal valuation of the Shares (the "Valuation") in accordance with the requirements of the Policies and its opinion (the "Fairness Opinion") as to the fairness of the Proposal from a financial point of view to the holders of Shares other than Homestake Canada and certain of its related parties who are excluded from the definition of "minority security holders" in the Policies (the "Minority Shareholders"). The Valuation and Fairness Opinion have been prepared in accordance with the Policies and the guidelines of the Investment Dealers Association of Canada.

ENGAGEMENT

    The Special Committee initially contacted RBCDS regarding a potential advisory assignment on May 29, 1998, and RBCDS was formally engaged by the Special Committee through an agreement between the Company and RBCDS (the "Engagement Agreement") dated as of June 23, 1998. The terms of the Engagement Agreement provide that RBCDS is to be paid $440,000 for the Valuation and Fairness Opinion. In addition, RBCDS is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. Subject to the Engagement Agreement, RBCDS consents to the inclusion of the Valuation and Fairness Opinion in their entirety and a summary thereof in the Circular and a proxy statement to be prepared by Homestake in connection with the Arrangement and to the filing thereof, as necessary, by the Company and Homestake with the securities commissions or similar regulatory authorities in each province of Canada and with the U.S. Securities and Exchange Commission.

RELATIONSHIP WITH INTERESTED PARTIES

    Neither RBCDS nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) (the "Act")) of the Company, Homestake or any of their respective associates or affiliates. RBCDS has not been engaged to provide any financial advisory services, nor has it participated in any financing, involving the Company, Homestake or any of their respective associates or affiliates within the past two years. There are no understandings, agreements or commitments between RBCDS and the Company, Homestake or any of their respective associates or affiliates with respect to any future business dealings. RBCDS may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Homestake or any of their respective associates or affiliates. The compensation of RBCDS under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Valuation or the Fairness Opinion or the successful outcome of the Arrangement.

    RBCDS acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Homestake or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBCDS conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Homestake or the Arrangement.

CREDENTIALS OF RBC DOMINION SECURITIES

    RBCDS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Valuation and the Fairness Opinion expressed herein represent the opinions of RBCDS and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

    In connection with the Valuation and Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

    1. the latest draft of the Homestake proxy statement dated August 21, 1998 (the "Draft Proxy Statement"), including the draft Arrangement Agreement;

    2. audited financial statements of the Company for the three years ended December 31, 1997;

    3. unaudited interim reports of the Company for the quarters ended March 31, 1998 and June 30, 1998;

    4. annual reports of the Company for each of three years ended December 31, 1995, 1996 and 1997;

    5. the Notice of Annual Meeting of Shareholders and Management Information Circulars of the Company for each of the three years ended December 31, 1995, 1996 and 1997;

    6. monthly management reports on the Eskay Creek and Snip mines for 1997 and the eight months ended August 31, 1998;

    7. the internal management budget for the Company and for the Eskay Creek mine for the year ending December 31, 1998;

    8. life of mine plans prepared by management of the Company for the Eskay Creek mine for the years ending 1998 through 2008 and for the Snip mine until planned closure in 1999;

    9.  discussions with senior management of the Company;

    10. discussions with the Company's auditors and legal counsel;

    11. site visits to the Eskay Creek and Snip mines including discussions with mine management and the Company's regional exploration manager;

    12. smelter contracts and discussions with management of the smelters;

    13. public information, including research reports and press releases, relating to the business, operations, financial performance and stock trading history of the Company, Homestake and other selected gold and precious metals companies considered by RBCDS to be relevant;

    14. Roscoe Postle Associates Inc.'s ("Roscoe Postle") reports dated July 28, 1998 on the audit of the reserves and resources at the Eskay Creek mine as well as the valuation of the exploration properties, other than at the Eskay Creek mine, of Prime;

    15. the Management and Administrative Services Agreement dated January 1, 1997 between the Company and Homestake Canada;

    16. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Valuation and Fairness Opinion are based;

    17. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of Homestake as to the completeness and accuracy of the information relating to Homestake upon which we based the valuation of the Consideration (as defined below) and Fairness Opinion;

    18. discussions with senior management of Homestake;

    19. discussions with Homestake's auditors;

    20. public information with respect to transactions of a comparable nature considered by us to be relevant; and

    21. such other corporate, industry and financial market information, investigations and analyses as RBCDS considered necessary or appropriate in the circumstances.

    RBCDS has not, to the best of its knowledge, been denied access by the Company or Homestake to any information requested by RBCDS.

PRIOR VALUATIONS


    The Company has represented to RBCDS that there have not been any prior valuations of the Company or its material assets or its securities in the past twenty-four month period, except certain internal assessments of value prepared by management of Homestake.


    Management of Homestake prepared internal assessments of the value of Prime in March and May 1997 for purposes of its consideration of various options for its investment in Prime, and in May 1998 for the purpose of determining a value of Prime when making an acquisition proposal to the Board of Prime. The assessments were based solely on a Net Asset Value approach and did not consider any market value approaches.

    In the assessments completed in March and May 1997, Homestake used a variety of assumptions, including, among other things, a discount rate of 3%, long-term gold prices and silver prices of US$400 and US$5.50 per ounce respectively, foreign exchange rates of US$/C$ of $0.74 and a tax rate of 50%. Homestake did not attribute any material value to Prime's exploration potential in these assessments. Based on the assessments, Homestake's Net Asset Value of Prime was approximately US$470 million or US$6.18 per share (C$8.35 per share). RBCDS reviewed the assessments but did not rely on it for purposes of the Valuation as they do not reflect current market conditions.

    In the May 1998 assessment, Homestake used the following assumptions in its calculation of Prime's Net Asset Value: long-term gold and silver prices of US$350 and US$5.25 per ounce, respectively; a discount rate of 0%; a tax rate of 51% and a value for 100% of Prime's exploration potential of US$100 million. Based on these assumptions, Homestake calculated a Net Asset Value of Prime of US$8.33 per share. On May 25, 1998 Homestake proposed an exchange ratio of
0.675. Using Homestake's May 22, 1998 common stock trading price of US$12.06, that results in an offer price per Share as of May 22, 1998 of US$8.14.

    RBCDS reviewed the May 1998 assessment but did not rely on it for purposes of the Valuation due to differences in assumptions and methodology between Homestake's approach and our own. RBCDS believes its approach, which incorporates market multiples and Net Asset Value, is a better approach to deriving a fair market value for Prime.

ASSUMPTIONS AND LIMITATIONS

    With the Special Committee's approval and as provided for in the Engagement Agreement, RBCDS has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and Homestake and their respective consultants and advisors (collectively, the "Information"). The Valuation and Fairness Opinion are conditional upon such completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

    Senior officers of the Company have represented to RBCDS in a representation letter, among other things, that: (i) the Information (as defined above) provided orally by, or in the presence of, an officer of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBCDS relating to the Company or any of its subsidiaries or to the Proposal, for the purpose of preparing the Valuation and Fairness Opinion, taken as a whole, was, at the date of preparation, true and accurate in all material respects, and did not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Proposal, or omit to state a material fact in respect of the Company, its subsidiaries or the Proposal necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and (ii) since the dates on which the Information was provided to RBCDS, except as disclosed in writing to RBCDS, or as updated by more current Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any if its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Valuation or Fairness Opinion.

    Senior officers of Homestake have represented to RBCDS in a representation letter, among other things, that: (i) the information provided orally by, or in the presence of, authorized representatives of Homestake or in writing by Homestake or any of its subsidiaries or their respective agents to RBCDS relating to Homestake or any of its subsidiaries or to the Proposal, for the purpose of preparing RBCDS' valuation of the Consideration and Fairness Opinion (the "Homestake Information"), taken as a whole, was, at the date of preparation, true and accurate in all material respects, and did not contain any untrue statement of a material fact in respect of Homestake and its subsidiaries or the Proposal or omit to state a material fact in respect of Homestake and its subsidiaries or the Proposal necessary to make the Homestake Information not misleading in light of the circumstances under which the Homestake Information was made or provided; and (ii) since the dates on which the Homestake Information was provided to RBCDS, except as disclosed to RBCDS, or as updated by more current Homestake Information there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Homestake and its subsidiaries taken as a whole and no material change has occurred relating to Homestake which has not been disclosed and which would reasonably be expected to affect the value of the Homestake Common Shares in any material way.

    In preparing the Valuation and Fairness Opinion, RBCDS has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Draft Proxy Statement with respect to the Company, Homestake and their respective subsidiaries and affiliates and the Arrangement is accurate in all material respects.

    The Valuation and Fairness Opinion are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at September 4, 1998 and the condition and prospects, financial and otherwise, of the Company, Homestake and their respective subsidiaries and affiliates, as they were reflected in the Information and the Homestake Information and as they have been represented to RBCDS in discussions with management of the Company and Homestake. In its analyses and in preparing the Valuation and Fairness Opinion, RBCDS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBCDS or any party involved in the Arrangement.

    The Valuation and Fairness Opinion have been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBCDS. The Valuation and Fairness Opinion are given as of the date hereof and RBCDS disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation or Fairness Opinion which may come or be brought to RBCDS' attention after as of the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuation or Fairness Opinion after the date hereof, RBCDS reserves the right to change, modify or withdraw the Valuation or Fairness Opinion.

    RBCDS believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation or Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Neither the Valuation nor the Fairness Opinion is to be construed as a recommendation to any holder of Shares as to whether to vote in favour of the Arrangement.

OVERVIEW OF THE COMPANY

    Prime is a British Columbia based mining and exploration company with its principal and registered office in Vancouver, British Columbia. Prime is currently operating the 100% owned Eskay Creek gold and silver mine and the 100% owned Snip gold mine. Both mines are underground operations, located in northwestern British Columbia. In addition, Prime is engaged in exploration in other areas of British Columbia as well as in the Yukon, Northwest Territories, and Ontario primarily through a joint venture with Homestake Canada. Prime has no full-time employees and contracts with Homestake Canada for all management and administrative services. There are 76,073,913 Shares outstanding and Homestake Canada is the largest shareholder with approximately 50.6% of the Shares. Five of the eight members of Prime's Board of Directors are officers and directors of Homestake. Prime's shares are listed on The Toronto Stock Exchange, the Vancouver Stock Exchange and the American Stock Exchange under the symbol PRU.

    ESKAY CREEK MINE

    The Eskay Creek mine property consists primarily of five mining leases. The property is located 83 kilometers north of Stewart, British Columbia and hosts a number of mineralized zones, the most prominent being 21B. The ore is refractory and is not generally amenable to conventional gold extraction technologies. As a result, the majority of the ore is sent directly to smelters for processing. Commercial production began in 1995 from the 21B zone at a rate of 250 tonnes per day with ore shipped directly to smelters in eastern Canada and Japan (the direct shipping ore or "DSO"). In January 1998, on-site milling commenced at the rate of 150 tonnes per day to process material contained in other zones that is amenable to concentration through a gravity and flotation circuit (the millable ore).

    As at January 1, 1998 according to the Company's 1997 annual report, proven and probable ore reserves were 1,356,152 tonnes grading 58.06 grams/tonne gold and 2,684 grams/tonne silver and resources were 336,661 tonnes grading 20.12 grams/tonne gold and 411 grams/tonne silver. Reserves, on an ounce basis, are split approximately 85:15 between DSO and millable ore. For the year ended December 31, 1997 the mine shipped 110,190 tonnes grading 67.10 grams/tonne gold and 3,038 grams/tonne silver for payable gold and silver ounces of 244,722 and 11,765,902, respectively. This compares to 1996 shipments of 105,113 tonnes grading 59.72 grams/tonne gold and 3,316 grams/tonne silver for payable gold and silver ounces of 211,276 and 12,054,161, respectively. Total cash costs, including smelter charges were US$157/ounce of gold equivalent in the year ended December 31, 1997 versus US$170/ounce of gold equivalent in 1996. Eskay Creek is one of the highest grade, lowest cost mines in the world. In 1998 the mine is expected by the Company to produce 244,600 ounces of gold and 10,810,469 ounces of silver at an estimated cash cost of US$161 per gold equivalent ounce.

    SNIP MINE

    Located approximately 90 kilometers north of Stewart, British Columbia, the 100% owned Snip mine produces gold in the form of dore and concentrate, the latter shipped to a smelter in Japan. The mine commenced production in January 1991 and, based on the Company's estimate of proven and probable reserves as at January 1, 1998, is expected to close in the first half of 1999. An intensive exploration effort undertaken over the past few years failed to identify enough reserves to continue production. The Company expects production in 1998 to be 100,000 ounces of gold at a cash cost of approximately US$225 per ounce. Reclamation of the mine site and facilities will commence immediately on cessation of production. Reclamation expenditures have been fully budgeted for by management.

OVERVIEW OF HOMESTAKE

    Homestake, a San Francisco based gold mining company, has been mining gold since 1877. Homestake currently has operations in the United States, Canada, Australia and Chile, consisting of ten underground mines and six open-pit mines. Homestake also has extensive gold exploration programs in these countries as well as in Brazil, Bulgaria and Hungary. After giving effect to the acquisition of Plutonic Resources Limited, Homestake had as at January 1, 1998, 19.5 million ounces of gold reserves. Homestake's share of production in 1997 was 2.3 million ounces of gold at an operating cash cost of US$242 per ounce. In April 1998, Homestake completed the acquisition of Plutonic Resources Limited of Australia in exchange for Homestake Common Stock valued at approximately US$770 million. The acquisition of Plutonic added five producing gold mines and doubled the number of exploration programs in Homestake's portfolio.

    Pro forma the acquisition of Plutonic Resources Limited, Homestake had revenues of US$971 million in 1997 and a net loss of US$231 million after writedowns and unusual charges of US$225 million, mostly related to a write-down of its Main Pass sulphur deposit in the Gulf of Mexico. This compares with revenue of US$998 million and net income of US$46 million in 1996. In the first half of 1998 Homestake had revenues of US$412 million and a net loss of US$38 million on gold production of 1.3 million ounces at a cash cost US$207 per ounce. Cash flow from operations was US$64 million. This compares to revenue of US$543 million on gold production of 1.2 million ounces at a cash cost of US$256 per ounce in the first half of 1997. Cash flow from operations was US$110 million in the first half of 1997.

    Homestake's shares are listed on the New York Stock Exchange, Swiss Stock Exchanges (Geneva, Zurich, Basel) and the Australian Stock Exchange. There are 211 million shares of Homestake common stock outstanding and the largest reported shareholders are Mr. August Von Finck at 12.7% and Malaysia Mining Corporation Berhad at 10.5%.

DEFINITION OF FAIR MARKET VALUE

    For purposes of the Valuation, fair market value is defined as the highest price, expressed in terms of money or money's worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm's length, where neither party is under any compulsion to act. RBCDS has not made any downward adjustment to the value of the Shares to reflect the liquidity of the Shares, the effect of the Arrangement or the fact that the Shares held by the Minority Shareholders do not form part of a controlling interest.

VALUATION OF THE SHARES

    In the preparation of the Valuation of Prime, RBCDS used the following methodologies:

    1.  net asset value ("NAV") analysis; and

    2.  an analysis of certain ratios of comparable publicly traded companies.

    Each of the approaches is discussed in detail below.

    RBCDS also reviewed precedent gold and precious metals company transactions, but did not rely on them for the purposes of the Valuation since none of the reviewed transactions were deemed to be truly comparable and the conditions of the gold market at the time of the reviewed transactions were not comparable to the current gold market.

    NET ASSET VALUE METHOD

    RBCDS primarily relied on NAV analysis in determining the fair market value of Prime. The NAV approach allows for the separate assessment of all assets and liabilities in the manner most appropriate to the nature of the particular asset or liability. NAV analysis incorporates the use of discounted cash flow ("DCF") analysis to determine the value of operating assets. Adjustments are made for balance sheet items and the value of non-operating assets or investments. These adjustments are either added to or subtracted from the value of the operating assets to arrive at the NAV for the Company.

    DISCOUNTED CASH FLOW ANALYSIS--OPERATING ASSETS

    DCF analysis was used to value the Eskay Creek and Snip mines and takes into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the two operations. The DCF approach requires that certain assumptions be made regarding, among other things, future cash flows and discount rates applied to those future cash flows. RBCDS determined the discount rate applicable to the projected future cash flows from Prime's operations based on assessment of risk, gold industry norms and other financial and operational attributes specific to the operations.

    PRECIOUS METAL PRICES AND EXCHANGE RATE FORECASTS

    The DCF analysis of Prime's operating assets incorporated gold and silver price forecasts and exchange rate forecasts for the life of the mines. In selecting the appropriate gold and silver prices, RBCDS relied upon price forecasts provided by RBCDS' Global Mining Research department and then compared those against consensus forecasts. Where RBCDS' forecasts were materially inconsistent with consensus, the forecasts were adjusted appropriately. The DCF analysis was based on a gold price of US$296 per ounce in 1998, US$330 per ounce in 1999 and US$340 per ounce thereafter; a silver price of US$5.71 per ounce in 1998, US$6.22 per ounce in 1999 and US$6.29 per ounce thereafter; and a US$/C$ exchange rate of $0.69 in 1998 and $0.71 thereafter.

    ESKAY CREEK MINE--DCF ANALYSIS

    Future cash flows generated by the Eskay Creek mine were based on a life of mine plan, which has been produced by Prime management. This life of mine plan was used as the base case in the Valuation and also formed the basis for an expanded or upside case. The audit of the ore reserves by Roscoe Postle confirmed that the life of mine plan accurately reflects the reserves and resources at Eskay Creek.

    In addition to the metal prices and exchange rates outlined above, the following major assumptions were used in performing a DCF analysis on the Eskay Creek mine:

    1. The life of mine plan assumes that 100% of the proven and probable ore reserves and 60% of the resource as at January 1, 1998 are mined. For the Valuation, 100% of the resource is assumed to be mined reflecting historical conversion/addition of resources to reserves. Based on the current mining rate of 145,200 tonnes per year, the reserves and resources result in a mine life of approximately 11 years.

    2. Production over the remaining life of the mine of 2.5 million ounces of gold and 112.7 million ounces of silver at an operating cash cost of US$154 per ounce gold equivalent.

    3. An upside case was based on the life of mine plan but with marginally higher production reflecting potential capacity increases for both the DSO and millable ore. DSO production was increased by 20% and millable ore production was increased by 10%. This upside case reflects discussions with Prime management as to the suitability of the assumptions as well as with management of the smelters to determine their ability to accept increased shipments from the Eskay Creek mine.

    4. The future cash flows from Eskay Creek in both the base and upside cases were discounted at a real discount rate of 5.0%. This discount rate reflects the relatively low risk inherent with the Eskay Creek operation based on its three and a half year operating history, low cash costs and that approximately 95% of the contained ounces are in the proven and probable category. RBCDS also believes it is a rate representative of that used by financial and industry participants in evaluating assets of this nature.

    Based on the above, RBCDS has assessed a pretax value for Eskay Creek at C$849.4 to C$891.3 million.

    RBCDS determined that Prime is fully taxable over the life of the Eskay Creek mine and Homestake Canada's management have represented that there are no material tax pools which may be applied against Prime's income upon completion of the Arrangement. The present values of the cash taxes, at a 5% discount rate, are C$451.8 to C$472.3 million under the life of mine plan and the higher production case, respectively. This results in an after tax value for the Eskay Creek mine of C$397.6 to C$419.0. A summary of the base case cash flow forecasts used by RBCDS with respect to the Eskay Creek mine is included in Appendix A.

    SNIP MINE--DCF ANALYSIS

    Based on the current reserves at the Snip mine, the operation is expected to close in the first half of 1999. RBCDS has used management's operating forecasts through to the end of the mine's life including forecast closure/reclamation costs. The cash flows generated by the Snip mine are discounted at a 5.0% real rate. RBCDS has assessed a pretax value for the Snip mine of C$6.3 million. A range was not calculated given the modest impact of the value on the final NAV. A summary of the base case cash flow forecasts used by RBCDS with respect to the Snip mine is included in Appendix B.

    EXPLORATION POTENTIAL--ESKAY CREEK MINE

    In discussions with Eskay Creek mine staff, they have indicated that the exploration potential at the mine site is good and they believe that up to 1,000,000 ounces of gold equivalent could be added to the existing reserve base over the life of the mine. The record of reserve addition and replacement at the Eskay Creek supports this expectation.

    RBCDS has incorporated this potential into the Valuation by considering two scenarios: a low case where only 50% of the 1,000,000 gold equivalent ounces are added and a high case where the entire 1,000,000 gold equivalent ounces are added. We have conservatively capitalized the additional ounces at US$50 per ounce given the low operating costs at Eskay Creek (US$154 per ounce of gold equivalent over the life of the mine) and hence the potential high profit margin of these new ounces given stable gold prices. This results in a value for the exploration potential at Eskay Creek of C$38.3 to C$76.5 million.

    EXPLORATION PROPERTIES

    Prime has a number of exploration properties outside of the Eskay Creek mine. All but two of these properties are being explored on a joint venture basis with Homestake Canada. All of these properties are at the preliminary stage of exploration and do not contain gold reserves. For the purposes of the Valuation, RBCDS relied on Roscoe Postle who were retained by the Special Committee to value the exploration properties. Based on the Roscoe Postle report, RBCDS has attributed a value to Prime's share of the exploration properties of C$5.9 million. The Roscoe Postle report values the exploration properties at C$6.7 million, however, its analysis includes the purchase by Prime of Kenrich Mining Corporation shares related to Prime's obligations on the Corey property. RBCDS has included the Kenrich Mining Corporation shares under investments.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Prime incurs general and administrative ("G&A") expenses of approximately C$2.0 million per year to operate the Eskay Creek and Snip mines. The present value of these G&A expenses over the life of Prime's operations at a 5% discount rate is C$15.6 to C$16.7 million. This amount was deducted in the NAV calculation.

    CASH AND SHORT-TERM INVESTMENTS AND NON-CASH WORKING CAPITAL

    As of June 30, 1998, Prime had cash and short-term investments of C$185.8 million. An additional C$361,000 was included assuming 20,000 options at C$9.55 and 20,000 options at C$8.50 were exercised.

Other balance sheet items include non-cash working capital of C$14.3 million and investments, marked to market, of C$1.0 million. The aggregate value of C$201.5 million was added in the NAV calculation.

    HEDGING GAINS AND LOSSES

    RBCDS has assessed Prime's silver and U.S. dollar hedging programs relative to the forecast silver price (US$5.71 per ounce in 1998, US$6.22 per ounce in 1999 and US$6.29 per ounce thereafter) and foreign exchange rate (US$0.69 in 1998 and US$0.71 thereafter) used in the DCF analysis. The present value of the hedging programs is negative C$2.8 million. This amount was deducted in the NAV calculation.

                            NET ASSET VALUE SUMMARY

                                                                         HIGH(1)      LOW(2)
                                                                        ----------  ----------
                                                                        (C$, THOUSANDS, EXCEPT
                                                                          PER SHARE VALUES)
ASSETS
  Eskay Creek mine(3,4)...............................................  $  418,965  $  397,614
  Snip mine(4)........................................................       6,288       6,288
                                                                        ----------  ----------
  Resource assets.....................................................     425,253     403,902
  Exploration properties..............................................       5,875       5,875
  Investments.........................................................         975         975
  Hedging gains (losses)..............................................      (2,787)     (2,787)
  Cash(5).............................................................     186,185     186,185
  Non-cash working capital............................................      14,315      14,315
                                                                        ----------  ----------
                                                                        $  629,816  $  608,465
                                                                        ----------  ----------
LIABILITIES
  Corporate G & A.....................................................  $   15,611  $   16,662
                                                                        ----------  ----------
NET ASSET VALUE.......................................................  $  614,205  $  591,803
                                                                        ----------  ----------
NAV PER SHARE(6)......................................................  $     8.07  $     7.78
                                                                        ----------  ----------
                                                                        ----------  ----------

------------------------

(1) High = expanded production scenario for Eskay Creek mine

(2) Low = life of mine plan for Eskay Creek mine

(3) Net of cash income and mining taxes

(4) Before corporate G&A

(5) Includes C$361,000 from the exercise of 20,000 options at C$9.55 and 20,000 options at C$8.50

(6) Based on fully-diluted Shares of 76,113,913

    SENSITIVITY ANALYSIS

    In completing our NAV calculation, RBCDS did not rely on any single series of projected cash flows but performed sensitivity analyses on the NAV for both the high and low cases by varying the long-term gold and silver price forecasts and discount rate.

                              SENSITIVITY ANALYSIS

                                                                                   CHANGE
                                                                              IN NAV PER SHARE
                                                                              -----------------
                                                                                    (C$)
LOW CASE
  +US$20 per ounce gold from US$340 to US$360...............................      $    0.26
  +US$0.50 per ounce silver from US$6.29 to US$6.79.........................      $    0.27
  -2.5% in discount rate from 5% to 2.5%....................................      $    0.59

  -US$20 per ounce gold from US$340 to US$320...............................      $   (0.27)
  -US$0.50 per ounce silver from US$6.29 to US$5.79.........................      $   (0.28)
  +2.5% in discount rate from 5% to 7.5%....................................      $   (0.51)

HIGH CASE
  +US$20 per ounce gold from US$340 to US$360...............................      $    0.26
  +US$0.50 per ounce silver from US$6.29 to US$6.79.........................      $    0.27
  -2.5% in discount rate from 5% to 2.5%....................................      $    0.54

  -US$20 per ounce gold from US$340 to US$320...............................      $   (0.27)
  -US$0.50 per ounce silver from US$6.29 to US$5.79.........................      $   (0.28)
  +2.5% in discount rate from 5% to 7.5%....................................      $   (0.47)

    MULTIPLE TO NAV

    Public gold mining companies generally trade at a multiple to their NAV. Therefore, in order to arrive at a fair market value for Prime, an appropriate multiple must be applied to Prime's NAV. Prime is a unique company. Relative to its size and its reliance on one mine for its cash flow, Prime is among the most financially strong North American gold mining companies. Due to its uniqueness, determining appropriate multiples for the Company's financial market statistics is difficult as these multiples are based on comparable or similar companies.

    RBCDS considered a number of factors when determining appropriate multiples for Prime. RBCDS determined that a premium multiple should be used to value the Shares. RBCDS determined that Prime should be assessed based on multiples of senior North American gold producers. In determining the appropriateness of premium multiples for Prime, RBCDS considered the following:

    1. Prime's earnings and cash flow ratios are approximately equivalent to senior North American gold producers;

    2. Prime's market capitalization is approximately twice the largest market capitalization of any of the intermediate North American gold producers;

    3. Prime has significant exposure to silver (on a gold equivalent basis, approximately 35% of reported 1997 production and 37% of reserves as at January 1, 1998). The market is currently valuing primary silver producers significantly higher than senior and intermediate North American gold mining companies;

    4. Prime's reserves and resources are of very high quality with 1997 cash costs for production of US$169 per ounce of gold equivalent and 1998 forecast cash costs of US$161 per ounce. These cash costs are lower than the senior North American gold mining companies and significantly lower than the intermediate North American gold mining companies; and

    5. Prime has historically traded at premium multiples to intermediate North American gold producers, even given its constrained growth prospects.

    The comparable company analysis is presented in Appendix C. On average, excluding outliers, senior North American gold mining companies are trading at a multiple to NAV of 1.48 using a discount rate of 5%.

                            IMPLIED VALUE OF SHARES

                                                                         HIGH        LOW
                                                                      ----------  ----------
IMPLIED VALUE PER SHARE
  NAV per share.....................................................     C$ 8.07     C$ 7.78
  NAV Multiple(1)...................................................        1.48x       1.48x
                                                                      ----------  ----------
                                                                         C$11.90     C$11.46
                                                                      ----------  ----------
ESKAY CREEK EXPLORATION POTENTIAL PER SHARE(2)
  Ounces............................................................   1,000,000     500,000
  Capitalization (US$/ounce)........................................         $50         $50
                                                                      ----------  ----------
                                                                         C$ 1.01     C$ 0.50
                                                                      ----------  ----------
IMPLIED VALUE PER SHARE.............................................     C$12.91     C$11.96
                                                                      ----------  ----------
                                                                      ----------  ----------

------------------------

(1) Based on the average price to NAV of senior North American gold producers over the 30 days to September 4, 1998

(2) Reflects Eskay Creek mine staff's view on the exploration potential at the mine site, as outlined under Exploration Potential--Eskay Creek Mine

    Using the NAV approach with an appropriate market multiple and incorporating the Eskay Creek exploration potential, RBCDS derived a per share value for Prime of C$11.96 to C$12.91.

    COMPARABLE PUBLICLY TRADED COMPANY METHOD

    Due to Prime's aforementioned attributes, RBCDS selected senior publicly traded North American gold mining companies as Prime's peers for the Valuation. Although none of the companies chosen is identical to Prime, on a collective basis they form a comparable group for the reasons outlined above. The companies used in the comparable analysis are: Barrick Gold, Battle Mountain Gold, Kinross Gold, Newmont Mining and Placer Dome.

    The ratios analyzed to derive a value for Prime are:

    1.  Price-to-cash flow;

    2.  enterprise value-to-EBITDA;

    3.  adjusted market capitalization ("AMC") per ounce of annual production;
       and

    4.  AMC per ounce of proven and probable reserves ("Reserves").

    AMC is an estimate of the market value of a company's gold assets and is calculated as follows: market capitalization plus long-term debt, less cash and non-gold assets. A summary of the results (see Appendix C) is presented below.

                            IMPLIED VALUE OF SHARES

                                                   MULTIPLE RANGE        VALUE PER SHARE RANGE
--------------------------------------------  -------------------------  ---------------------
MULTIPLE                                                                         (C$)
  Price-to-Cash Flow........................        8.0x to 9.3x            $7.03 to $9.10
  Enterprise Value-to-EBITDA................        8.6x to 9.2x           $14.75 to $15.62
  AMC per Ounce of Annual Production........    US$1,086 to US$1,273       $13.28 to $16.09
  AMC per Ounce of Reserves.................            US$88                    $9.91

Average(1)..................................                                    $12.28
High........................................                                    $16.09
Low.........................................                                     $7.03

------------------------

(1) Average includes values not shown here; refer to Appendix C for complete list

    Based on the comparable publicly traded company multiples, RBCDS derived a per Share value for Prime of C$7.03 to C$16.09.

    BENEFITS TO HOMESTAKE OF ACQUIRING THE SHARES HELD BY MINORITY SHAREHOLDERS

    In arriving at our Valuation, RBCDS reviewed and considered whether any distinctive material value will accrue to Homestake through the acquisition of the Shares held by the Minority Shareholders as contemplated in the Proposal. Following discussions with Homestake Canada's auditors, RBCDS has concluded that no material benefits would be realized from the earlier use of tax losses (as none are available) or other tax synergies. Prime and Homestake management have also represented that no material benefits would be realized from reduced operating costs, increased revenues, higher asset utilization or other operational or financial benefit. The elimination of public company costs may be the only benefit, however the amount is not material and would in any event be available to any third party purchaser of Prime.

VALUATION CONCLUSION

    RBCDS placed the greatest emphasis on the NAV approach, with secondary emphasis on the comparable publicly traded company approach. Based upon and subject to the foregoing, RBCDS is of the opinion that, as at the date hereof, the fair market value range of the Shares is C$11.00 to C$13.25 per Share.

VALUATION OF THE CONSIDERATION

    Under the Proposal, the Minority Shareholders have the option to receive either: (i) 0.74 of a share of Homestake common stock; or (ii) 0.74 of an Exchangeable Share (see Exchangeable Shares below) (the "Consideration"). In determining the fair market value of the Homestake common stock and the Exchangeable Shares being offered by Homestake to the Minority Shareholders in the Proposal, RBCDS has relied on the market value approach for the following reasons:

    1. Homestake has a substantial market capitalization of US$2.5 billion as at September 4, 1998;

    2. Homestake shares are highly liquid (see table LIQUIDITY OF PRIME AND HOMESTAKE COMMON SHARES below);

    3. Homestake is well known by the stock market and appears to trade on a comparable basis in a manner consistent with other major mining companies; and

    4. The number of shares offered as the Consideration (approximately 27.8 million or 11.6% of the pro forma Homestake common shares outstanding following the Arrangement) would not be expected to cause a material adverse effect on Homestake's share price.

    RBCDS also believes that the market value of the Homestake common stock is an appropriate indicator of the expected fair market value of the Exchangeable Shares.

    In addition, RBCDS is not aware of any material information which has not been publicly disclosed which would reasonably be expected to affect the market price of the Homestake common shares.

                 LIQUIDITY OF PRIME AND HOMESTAKE COMMON SHARES

                                                                                        1998
                                                              1996       1997        (TO MAY 22)
                                                            ---------  ---------  -----------------
PRIME
  Annual Volume (million)(1)..............................       29.6       27.3            7.8
  Percentage of Public Float(2)...........................       78.8%      72.6%          20.8%
  Average Daily Volume (thousand)(3)......................      118.4      109.2           31.2
HOMESTAKE
  Annual Volume (million)(4)..............................      250.6      231.4          124.5
  Percentage of Shares Outstanding(5).....................      118.7%     109.6%          59.0%
  Average Daily Volume (million)(3).......................        1.0       0.93            1.2
Shares Received by Minority Shareholders (million)........       27.8       27.8           27.8
Days Required to Trade Position...........................         28         30             23

------------------------

(1) Toronto, Vancouver and American Stock Exchanges

(2) Public float: 37.6 million shares

(3) Assuming 250 trading days per year

(4) New York Stock Exchange

(5) Shares outstanding: 211.2 million

    Based on the September 4, 1998 closing and the 30 day period to September 4, 1998, RBCDS used a value of US$12.00 and US$10.56, respectively, per Homestake common share in determining the fair market value of the Consideration as shown in the table below.

                       IMPLIED VALUE OF THE CONSIDERATION

                                                                                     IMPLIED VALUE OF
                      AVERAGE HOMESTAKE         AVERAGE         AVERAGE HOMESTAKE           THE
                        CLOSING PRICE      EXCHANGE RATE(1)       CLOSING PRICE      CONSIDERATION(2)
                     -------------------  -------------------  -------------------  -------------------
PERIOD                    (US$    )                                      (C$)
September 4,
  1998.............       $   12.00                 1.52               $18.24            $   13.50
  20 Days(1).......       $   10.55                 1.54               $16.24            $   12.02
  30 Days(1).......       $   10.56                 1.53               $16.16            $   11.96
  60 Days(1).......       $   10.46                 1.50               $15.73            $   11.64
  90 Days(1).......       $   10.74                 1.49               $15.95            $   11.80
  120 Days(1)......       $   10.85                 1.47               $15.95            $   11.81
  180 Days(1)......       $   10.35                 1.46               $15.10            $   11.17

------------------------

(1) Ending September 4, 1998

(2) Based on 0.74 Homestake common shares per Share

    EXCHANGEABLE SHARES

    In order to defer Canadian capital gains tax arising from the receipt of Homestake common stock (a non-Canadian entity) by Canadian holders of the Shares, Homestake Canada (a Canadian entity) will issue Exchangeable Shares. The Exchangeable Shares will have voting and dividend rights equivalent to the rights attached to Homestake common stock. The Exchangeable Shares will be exchangeable into a Homestake common share on a one-for-one basis at any time and are subject to modification or adjustment based on changes in Homestake's capitalization in order to maintain the one-for-one exchange ratio.

    The Exchangeable Shares will remain outstanding until December 31, 2008 after which time they may be redeemed by Homestake or one of its subsidiaries for Homestake common stock. The Exchangeable Shares can also be redeemed by Homestake or one its subsidiaries if there ceases to be greater than approximately 1.4 million Exchangeable Shares outstanding. The Exchangeable Shares will be listed on The Toronto Stock Exchange.

    FAIRNESS CONSIDERATIONS

    In assessing the fairness of the Proposal, from a financial point of view, to the Minority Shareholders, RBCDS principally considered and relied upon the following:

    1.  a comparison of the Valuation to the value of the Consideration, and

    2. a comparison of the premium over recent trading levels of the Shares represented by the value of the Consideration to premiums paid in other transactions in the Canadian market where controlling shareholders successfully acquired publicly traded minority interests.

    COMPARISON OF THE FAIR MARKET VALUE OF PRIME AND THE CONSIDERATION

    The fair market value of the Shares was determined to be in the range of C$11.00 to C$13.25 per Share as described above. The fair market value of the Consideration to be received by the Minority Shareholders under the Proposal of C$13.50 as at September 4, 1998 is above this range but based on the average closing price for the Homestake common shares for the 30 trading days ended September 4, 1998 of C$11.96, it is within this range.

    COMPARABLE RELATED PARTY TRANSACTION PREMIUMS

    Our review of other transactions in the Canadian equity markets where related parties successfully acquired publicly traded minority interests identified 53 such transactions with a value over $10 million over the past five years. Success was defined as acquiring at least one-half of the minority shares outstanding at the time of the transaction. Defining the premium for this purpose as the amount by which the value per share offered under the relevant transaction exceeded the closing price of the shares on their principal trading exchange on the day prior to announcement of the transaction, resulted in premiums as follows:

        PREMIUMS PAID IN CANADIAN GOING PRIVATE TRANSACTIONS: 1993--1998

 HIGHEST    LOWEST      MEAN      MEDIAN
---------  ---------  ---------  ---------
  100%        11%        34%        29%

    The range of premiums paid in the above transactions is very wide. Although every transaction has its own particular circumstances and direct comparison of any single transaction to the Proposal is difficult, RBCDS believes the 53 transactions reviewed, in the aggregate, provide a useful comparison benchmark.

    The implied premiums over the closing price of the Shares on May 22, 1998 (the last trading day prior to the announcement of the Proposal) represented by various implied values of the Consideration under the Proposal are shown in the table below and are within the range of comparable related party transaction premiums.

                        IMPLIED PREMIUMS OF THE PROPOSAL

                                                AVERAGE                    IMPLIED VALUE
                                               HOMESTAKE      AVERAGE         OF THE
                                                CLOSING      EXCHANGE       PROPOSAL(2)        PREMIUM OVER MAY 22,
                                                 PRICE         RATE            (C$)         1998 PRIME CLOSING PRICE(3)
                                              ------------  -----------  -----------------  ---------------------------
PERIOD/DATE
  September 4, 1998.........................    US$12.00     $    1.52       $   13.54                    28.9%
  30 Days(1)................................    US$10.56     $    1.53       $   11.96                    13.9%

------------------------

(1) Ending September 4, 1998 for Homestake and C$/US$ exchange rates.

(2) At 0.74 Homestake common shares per Share.

(3) The May 22, 1998 closing price for the Shares was C$10.50.

    The chart below illustrates that a 0.74 exchange ratio is above the historical Prime-Homestake exchange ratio.

                                    [GRAPH]

FAIRNESS CONCLUSION

    Based upon and subject to the foregoing, RBCDS is of the opinion that, as at the date hereof, the Proposal is fair from a financial point of view to the Minority Shareholders.

Yours very truly,

/s/ RBC DOMINION SECURITIES INC.
RBC DOMINION SECURITIES INC.

           APPENDIX A: ESKAY CREEK MINE--BASE CASE CASH FLOW ANALYSIS

                         1998       1999       2000       2001       2002       2003       2004       2005       2006       2007
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Payable Metal
  (ozs)
  Gold...............    244,600    243,974    244,250    243,422    243,422    240,846    238,242    238,242    237,172    223,105
  Silver.............  10,810,469 10,606,312 10,598,101 10,589,889 10,609,049 10,889,108 11,065,093 11,056,882 11,063,209 9,940,674
  Gold Equivalent....    453,140    443,887    440,315    439,335    439,690    442,295    442,946    442,794    441,841    407,008

(C$ 000)

Gross Revenue........  $ 194,301  $ 206,314  $ 210,855  $ 210,386  $ 210,556  $ 211,803  $ 212,115  $ 212,042  $ 211,586  $ 194,905

Net Smelter Return...  $ 151,821  $ 164,023  $ 167,983  $ 167,211  $ 167,035  $ 167,804  $ 167,694  $ 167,258  $ 166,458  $ 150,041
Operating Costs......  $  53,562  $  51,855  $  52,049  $  52,199  $  51,859  $  52,030  $  52,197  $  52,364  $  52,030  $  51,049
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income.....  $  98,259  $ 112,167  $ 115,935  $ 115,012  $ 115,176  $ 115,774  $ 115,497  $ 114,895  $ 114,428  $  98,993

Noncash Expenses.....  $  17,893  $  17,845  $  17,865  $  17,806  $  17,806  $  17,611  $  17,416  $  17,416  $  17,327  $  17,089
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income Before Tax....  $  80,367  $  94,322  $  98,069  $  97,206  $  97,370  $  98,163  $  98,081  $  97,479  $  97,100  $  81,904

Depreciation.........  $  17,392  $  17,328  $  17,348  $  17,290  $  17,290  $  17,100  $  16,911  $  16,911  $  16,825  $  16,593
Reclamation
  Accrual............  $     501  $     517  $     518  $     516  $     516  $     510  $     505  $     505  $     502  $     495
Working Capital (Inc)
  Dec................  $   9,608  $       0  $       0  $       0  $       0  $       0  $       0  $       0  $       0  $       0
Capital
  Expenditures.......  $  (3,268) $  (1,000) $  (1,000) $  (1,000) $  (1,000) $  (1,000) $  (1,000) $  (1,000) $  (1,000) $  (1,000)
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pre-tax Free Cash
  Flow...............  $ 104,599  $ 111,167  $ 114,935  $ 114,012  $ 114,176  $ 114,774  $ 114,497  $ 113,895  $ 113,428  $  97,993

Income and Mining
  Tax Expense(1).....  $  48,475  $  52,563  $  56,035  $  56,862  $  59,103  $  60,655  $  63,398  $  64,270  $  65,178  $  58,767
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Free Cash Flow.......  $  56,125  $  58,604  $  58,900  $  57,150  $  55,073  $  54,119  $  51,099  $  49,625  $  48,250  $  39,226
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                         2008       2009
                       ---------  ---------
Total Payable Metal
  (ozs)
  Gold...............    124,407     29,610
  Silver.............  4,858,936    657,057
  Gold Equivalent....    214,297     41,765
(C$ 000)
Gross Revenue........  $ 102,621  $  20,000
Net Smelter Return...  $  74,057  $  16,488
Operating Costs......  $  38,583  $  16,246
                       ---------  ---------
Operating Income.....  $  35,474  $     242
Noncash Expenses.....  $  10,451  $   2,858
                       ---------  ---------
Income Before Tax....  $  25,023  $  (2,616)
Depreciation.........  $  10,148  $   2,775
Reclamation
  Accrual............  $     303  $  (6,017)
Working Capital (Inc)
  Dec................  $   3,565  $       0
Capital
  Expenditures.......  $  (1,000) $  (1,000)
                       ---------  ---------
Pre-tax Free Cash
  Flow...............  $  38,039  $  (6,858)
Income and Mining
  Tax Expense(1).....  $  28,715  $       5
                       ---------  ---------
Free Cash Flow.......  $   9,324  $  (6,863)
                       ---------  ---------
                       ---------  ---------

------------------------------

(1) 100% of all taxes

              APPENDIX B: SNIP MINE--BASE CASE CASH FLOW ANALYSIS

                                                                           1998       1999       2000       2001
                                                                         ---------  ---------  ---------  ---------
Total Payable Metal (ozs)
  Gold.................................................................    106,953     35,488     --         --

(C$ 000)

Gross Revenue..........................................................  $  45,860  $  16,494     --         --

Net Smelter Return.....................................................  $  44,301  $  15,967     --         --
Operating Costs........................................................  $  30,285  $  12,579     --         --
                                                                         ---------  ---------  ---------  ---------
Operating Income.......................................................  $  14,016  $   3,388     --         --

Other Expenses.........................................................  $  19,595     --         --         --
                                                                         ---------  ---------  ---------  ---------
Income Before Tax......................................................  $  (5,579) $   3,388     --         --

Depreciation...........................................................  $  18,958     --         --         --
Reclamation accrual....................................................  $     305     --         --         --
Reclamation expense....................................................     --      $  (4,614) $  (1,300) $  (1,300)
Working Capital (Inc) Dec..............................................  $    (626) $   3,816  $    (276)    --
Capital Expenditures...................................................     --         --         --         --
                                                                         ---------  ---------  ---------  ---------
Pre-tax Free Cash Flow.................................................  $  13,058  $   2,590  $  (1,576) $  (1,300)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

                    APPENDIX C: COMPARABLE COMPANY ANALYSIS

(C$ UNLESS OTHERWISE NOTED)

                                 CASH FLOW PER
                                    SHARE(1)                EBITDA(1)                   PRODUCTION(2)
                   SHARES    ----------------------   ----------------------  ---------------------------------
                     O/S      LTM   1998E    1999E     LTM    1998E   1999E     1997        1998E       1999E      P+P RESERVES(2)
                   -------   -----  ------   ------   ------  ------  ------  ---------   ---------   ---------   -----------------
                    (MM)      ($)    ($)      ($)     ($ MM)  ($ MM)  ($ MM)  (000 OZS)   (000 OZS)   (000 OZS)       (000 OZS)
PRIME STATISTICS

Prime
  Resources......   76.1     $1.00  $0.79    $0.88    $116.7  $101.8  $110.4      533         560         479           4,208

                                     PRICE/CASH FLOW         ENT. VALUE/EBITDA             AMC/OZ PRODUCTION
                                  ----------------------   ----------------------  ---------------------------------
                                   LTM   1998E    1999E     LTM    1998E   1999E     1997        1998E       1999E
                                  -----  ------   ------   ------  ------  ------  ---------   ---------   ---------
                                                                                     (US$)       (US$)       (US$)
PRIME MULTIPLES(3)

Prime Resources........           10.9 x  13.9x    12.5x     5.5 x   6.4 x   5.9 x  $  793      $  754      $  881

COMPARABLE
  MULTIPLES(3,4)

Average Senior North
  American Golds.......            9.9 x  10.0x     8.8x     9.5 x  11.2 x   9.7 x  $1,357      $1,187      $1,148
Average (exc.
  outliers)............            9.1 x   9.3x     8.0x     8.6 x   9.2 x   8.7 x  $1,273      $1,086      $1,125
IMPLIED VALUES (C$
  MM)(5)...............           $692   $ 554    $ 535    $1,003  $ 937   $ 958    $1,038      $  930      $  825

  Less: Net Debt (Net
    Cash)..............            n/a     n/a      n/a    $(186 ) $(186 ) $(186 )  $ (186)     $ (186)     $ (186)
  Less: Non-Gold
    Assets.............            n/a     n/a      n/a      n/a     n/a     n/a       n/a         n/a         n/a
                                  -----  ------   ------   ------  ------  ------  ---------   ---------   ---------
IMPLIED EQUITY VALUE...           $692   $ 554    $ 535    $1,118  $1,122  $1,144   $1,224      $1,116      $1,011
                                  -----  ------   ------   ------  ------  ------  ---------   ---------   ---------
                                  -----  ------   ------   ------  ------  ------  ---------   ---------   ---------
  Per Share............           $9.10  $7.28    $7.03    $15.62  $14.75  $15.03   $16.09      $14.67      $13.28
                                  -----  ------   ------   ------  ------  ------  ---------   ---------   ---------
                                  -----  ------   ------   ------  ------  ------  ---------   ---------   ---------
Average.............................................................................................................
High................................................................................................................
Low.................................................................................................................

                             AMC/OZ
                         ---------------
                          P+P RESERVES
                         ---------------
                              (US$)
PRIME MULTIPLES(3)
Prime Resources........      $  100
COMPARABLE
  MULTIPLES(3,4)
Average Senior North
  American Golds.......      $   92
Average (exc.
  outliers)............      $   88
IMPLIED VALUES (C$
  MM)(5)...............      $  568
  Less: Net Debt (Net
    Cash)..............      $ (186)
  Less: Non-Gold
    Assets.............         n/a
                             ------
IMPLIED EQUITY VALUE...      $  754
                             ------
                             ------
  Per Share............      $ 9.91
                             ------
                             ------
Average................      $12.28
High...................      $16.09
Low....................      $ 7.03

------------------------------

(1) RBCDS estimates at US$296/oz gold for 1998, US$330/oz for 1999 and US$340/oz long-term

(2) Gold equivalent

(3) Based on 30 days average share prices and exchange rate to September 4, 1998

(4) Sources: Cash flow and EBITDA estimates from I/B/E/S; production estimates from RBCDS; P+P reserves as reported

(5) C$/US$ exchange rate:    $1.530

(C$ UNLESS OTHERWISE NOTED)

                                                                     PRICE/EARNINGS              PRICE/CASH FLOW
                                                                -------------------------   -------------------------
                                          SHARES       MARKET                                                            PRICE/
                           SHARE PRICE  OUTSTANDING    CAP(1)   LTM   1998E(2)   1999E(2)   LTM   1998E(2)   1999E(2)   NAV(3,4)
                           -----------  -----------   --------  ----  --------   --------   ----  --------   --------   --------
                           30 DAY AVE.     (MM)       (US$ MM)
                           TO SEPT. 4
Prime Resources..........      C$10.94      76.1      $ 544.0   24.0x   34.3x      18.5x    10.9x   13.9x      12.5x       1.4x

Homestake Mining.........       $10.56     211.2      $2,230.0  nmf      nmf        nmf     58.8x   17.6x      14.3x       1.3x

SENIOR NORTH AMERICAN
  GOLDS
Barrick Gold.............       $15.89     375.8      $5,973.3  24.1x   21.2x      18.9x    12.4x   12.1x       9.3x       1.6x
Battle Mountain Gold.....        $4.54     229.8      $1,043.7  nmf      nmf        nmf     15.6x   15.1x      12.6x       3.3x
Kinross Gold.............        $2.41     292.2      $ 703.8   nmf      nmf        nmf     6.9 x    8.0x       7.3x       1.8x
Newmont Mining...........       $17.44     156.5      $2,729.3  12.9x   28.1x      26.0x    6.8 x    7.3x       7.4x       1.1x
Placer Dome..............       $10.10     250.0      $2.524.2  nmf     42.1x      31.6x    7.9 x    7.6x       7.4x       1.3x
AVERAGE SENIOR NORTH
  AMERICAN GOLDS.........                                       18.5X   30.5X      25.5X    9.9 X   10.0X       8.8X       1.8X
AVERAGE (EXC.
  OUTLIERS)..............                                       NMF     28.1X      26.0X    9.1 X    9.3X       8.0X      1.48X

INTERMEDIATE NORTH
  AMERICAN GOLDS

Cambior..................       C$7.18      70.4      $ 330.2   25.1x   33.5x     156.4x    3.6 x    4.2x       4.9x       1.0x
Echo Bay Mines...........       C$2.91     140.6      $ 267.8   nmf      nmf        nmf     19.1x   11.2x       9.1x       nmf
Getchell Gold............       $12.30      30.8      $ 378.8   nmf      nmf       25.6x    nmf     45.6x       9.8x       nmf
Meridian Gold............        $3.53      73.6      $ 259.9   nmf      nmf        nmf     nmf     58.9x      16.1x       1.1x
Royal Oak Mines..........       C$0.85     140.9      $  78.3   nmf      nmf        nmf     nmf      nmf       10.6x       nmf
TVX Gold.................        $1.88     158.4      $ 297.7   nmf      nmf        nmf     3.6 x    5.9x       5.7x       nmf
AVERAGE INTERMEDIATE NORTH AMERICAN GOLDS.....................  25.1X   33.5X      91.0X    8.8 X   25.1X       9.4X       1.0X
AVERAGE (EXC. OUTLIERS).......................................  NMF      NMF        NMF     3.6 X   20.9X       8.8X       NMF
AVERAGE.......................................................  20.7X   31.2X      51.7X    9.5 X   17.6X       9.1X       1.6X
AVERAGE (EXC. OUTLIERS).......................................  24.1X   30.8X      27.7X    8.9 X   14.1X       8.8X       1.4X

                           PRICE/
                            BOOK
                           ------
Prime Resources..........   2.5x
Homestake Mining.........   3.7x
SENIOR NORTH AMERICAN
  GOLDS
Barrick Gold.............   1.7x
Battle Mountain Gold.....   2.1x
Kinross Gold.............   0.8x
Newmont Mining...........   1.7x
Placer Dome..............   1.5x
AVERAGE SENIOR NORTH
  AMERICAN GOLDS.........   1.6X
AVERAGE (EXC.
  OUTLIERS)..............   1.6X
INTERMEDIATE NORTH
  AMERICAN GOLDS
Cambior..................   0.6x
Echo Bay Mines...........   1.8x
Getchell Gold............   1.6x
Meridian Gold............   2.5x
Royal Oak Mines..........   0.4x
TVX Gold.................   0.6x
AVERAGE INTERMEDIATE NORT   1.2X
AVERAGE (EXC. OUTLIERS)..   1.1X
AVERAGE..................   1.4X
AVERAGE (EXC. OUTLIERS)..   1.4X

------------------------------

(1) C$/US$ exchange:    $1.530

(2) I/B/E/S estimated, except Prime which are RBCDS projections

(3) RBCDS estimates at a 5% discount rate and US$296/oz gold for 1998, US$330/oz for 1999 and US$340/oz long-term

(4) Average excluding high Senior multiple only

(US$ UNLESS OTHERWISE NOTED)

                                                                   ENT. VALUE/EBITDA        ENT.VALUE/PRE-EXPL'N CF
                          MARKET      NET        ENT.VALUE/    -------------------------   -------------------------   NET DEBT/
                         CAP.(1)   DEBT(1)(2)   LTM REVENUE    LTM   1998E(3)   1999E(3)   LTM   1998E(4)   1999E(4)   TOTAL CAP.
                         --------  ----------   ------------   ----  --------   --------   ----  --------   --------   ----------
                         (US$ MM)   (US$ MM)
Prime Resources........  $ 544.0    $ (121.5)       3.0x       5.5 x    6.4x       5.9x    8.0 x   10.5x       9.5x        0.0%
Homestake Mining.......  $2,230.0   $  184.4        2.9x       19.5x   19.8x      14.6x    26.7x   13.5x      11.6x        7.6%

SENIOR NORTH AMERICAN
  GOLDS
Barrick Gold...........  $5,973.3   $  141.0        4.8x       10.9x   11.1x      10.2x    11.7x   11.4x       8.9x        2.3%
Battle Mountain Gold...  $1,043.7   $  192.1        3.6x       14.9x   21.7x      16.6x    14.9x   14.6x      12.6x       14.3%
Kinross Gold...........  $ 703.8    $   84.6        1.8x       6.9 x    6.5x       5.8x    7.2 x    8.1x       7.4x        9.6%
Newmont Mining.........  $2,729.3   $1,286.9        2.5x       6.8 x    9.5x       9.4x    8.2 x    8.6x       8.7x       32.0%
Placer Dome............  $2,524.2   $  275.0        2.3x       8.0 x    7.0x       6.4x    7.3 x    7.0x       6.8x        8.9%
AVERAGE SENIOR NORTH
  AMERICAN GOLDS.......                             3.0X       9.5 X   11.2X       9.7X    9.9 X    9.9X       8.9X       13.4%
AVERAGE (EXC.
  OUTLIERS)............                             2.8X       8.6 X    9.2X       8.7X    9.1 X    9.4X       8.3X       10.9%

INTERMEDIATE NORTH
  AMERICAN GOLDS
Cambior................  $ 330.2    $  133.9        1.3x       5.2 x    5.7x       6.7x    5.1 x    5.5x       6.3x       28.8%
Echo Bay Mines.........  $ 267.8    $   34.8        1.1x       6.5 x    9.1x       6.8x    7.9 x    6.3x       5.6x       11.5%
Getchell Gold..........  $ 378.8    $  (18.5)       6.7x       nmf    310.3x      15.4x    nmf     37.5x       9.1x        0.0%
Meridian Gold..........  $ 259.9    $  (51.5)       3.1x       nmf     37.4x      13.8x    9.4 x    7.5x       5.3x        0.0%
Royal Oak Mines........  $  78.3    $  221.5        2.8x       98.5x    nmf       55.4x    nmf    792.4x      22.6x       73.9%
TVX Gold...............  $ 297.7    $  108.3        2.5x       15.0x   12.6x      11.5x    4.2 x    6.4x       6.2x       26.7%
AVERAGE INTERMEDIATE
  NORTH AMERICAN
  GOLDS................                             2.9X       31.3X   75.0X      18.3X    6.7 X  142.6X       9.2X       23.5%
AVERAGE (EXC.
  OUTLIERS)............                             2.4X       10.7X   19.7X      11.9X    6.5 X   14.4X       6.8X       16.8%
AVERAGE................                             3.0X       19.2X   43.1X      14.4X    8.4 X   82.3X       9.0X       18.9%
AVERAGE (EXC.
  OUTLIERS)............                             2.7X       9.9 X   14.4X      10.8X    8.1 X   11.9X       8.0X       14.9%

------------------------------

(1) C$/US$ exchange rate:    $1.530

(2) Total debt (long-term debt, leases, bank debt and convertible debentures) less cash plus minority interest

(3) Earnings estimates (pretax) plus last 12 months interest and depreciation and amortization expenses

(4) I/B/E/S cash flow estimates (except Prime which are RBCDS projections) plus last 12 months exploration expense after tax

(US$ UNLESS OTHERWISE NOTED)

                                                                                                      AMC/OZ PRODUCTION
                                             PRODUCTION(3)
                         ADJUSTED  ---------------------------------       P+P                      ----------------------
                         MC(1)(2)   1997(4)    1998E(5)    1999E(5)    RESERVES(3)   RESOURCE(3)     1997   1998E   1999E
                         --------  ---------   ---------   ---------   -----------   ------------   ------  ------  ------
                         (US$ MM)  (000 OZS)   (000 OZS)   (000 OZS)    (000 OZS)     (000 OZS)     (US$)   (US$)   (US$)
Prime Resources........  $ 422.6       533         560         479        4,208          4,503      $  793  $ 754   $ 881
Homestake Mining.......  $2,298.3    2,266       2,048       2,169       20,233         41,122      $1,014  $1,122  $1,060

SENIOR NORTH AMERICAN
  GOLDS
Barrick Gold...........  $6,114.3    3,048       3,036       3,554       50,318         70,524      $2,006  $2,014  $1,720
Battle Mountain Gold...  $1,127.7      894         876         879       10,458         14,563      $1,262  $1,287  $1,283
Kinross Gold...........  $ 788.3       499       1,188       1,225       10,062         26,831      $1,581  $ 663   $ 643
Newmont Mining.........  $3,863.3    3,957       3,918       3,782       52,700         71,425      $  976  $ 986   $1,021
Placer Dome............  $2,546.2    2,647       2,587       2,380       32,470         53,684      $  962  $ 984   $1,070
AVERAGE SENIOR NORTH
  AMERICAN GOLDS.......                                                                             $1,357  $1,187  $1,148
AVERAGE (EXC.
  OUTLIERS)............                                                                             $1,273  $1,086  $1,125

INTERMEDIATE NORTH
  AMERICAN GOLDS
Cambior................  $ 176.0       520         612         649        7,419         15,279      $  339  $ 288   $ 271
Echo Bay Mines.........  $ 302.6       883         600         595        8,083         10,106      $  343  $ 504   $ 508
Getchell Gold..........  $ 360.2       180         279         500        6,178         12,800      $2,005  $1,291  $ 720
Meridian Gold..........  $ 208.4       203         200         209        2,096          5,337      $1,028  $1,042  $ 997
Royal Oak Mines........  $  92.1       352         306         438        7,016         19,516      $  262  $ 301   $ 210
TVX Gold...............  $ 406.0       395         510         483        6,163         25,023      $1,027  $ 797   $ 841
AVERAGE INTERMEDIATE
  NORTH AMERICAN
  GOLDS................                                                                             $  834  $ 704   $ 591
AVERAGE (EXC.
  OUTLIERS)............                                                                             $  684  $ 661   $ 585
AVERAGE................                                                                             $1,072  $ 923   $ 844
AVERAGE (EXC.
  OUTLIERS)............                                                                             $1,058  $ 873   $ 817

                                  AMC/OZ
                         ------------------------
                             P+P
                           RESERVES     RESOURCE
                         ------------   ---------
                            (US$)         (US$)
Prime Resources........      $100          $94
Homestake Mining.......      $114          $56
SENIOR NORTH AMERICAN
  GOLDS
Barrick Gold...........      $122          $87
Battle Mountain Gold...      $108          $77
Kinross Gold...........      $ 78          $29
Newmont Mining.........      $ 73          $54
Placer Dome............      $ 78          $47
AVERAGE SENIOR NORTH
  AMERICAN GOLDS.......      $ 92          $59
AVERAGE (EXC.
  OUTLIERS)............      $ 88          $60
INTERMEDIATE NORTH
  AMERICAN GOLDS
Cambior................      $ 24          $12
Echo Bay Mines.........      $ 37          $30
Getchell Gold..........      $ 58          $28
Meridian Gold..........      $ 99          $39
Royal Oak Mines........      $ 13          $ 5
TVX Gold...............      $ 66          $16
AVERAGE INTERMEDIATE
  NORTH AMERICAN
  GOLDS................      $ 50          $22
AVERAGE (EXC.
  OUTLIERS)............      $ 46          $21
AVERAGE................      $ 69          $39
AVERAGE (EXC.
  OUTLIERS)............      $ 69          $37

------------------------------

(1) C$/US$ exchange rate:    $1.530

(2) Market capitalization plus net debt (not including minority interest) less non-gold assets

(3) Gold equivalent for Prime, Homestake, Battle Mountain, Kinross, Placer Dome, Echo Bay, Meridian and TVX
        Production--silver: gold=68:1 (Source: 1997 Prime Annual report) Reserves, resource--silver: gold=77:1 (Source: 1997 Prime Annual report)

(4) Homestake restated to include Plutonic

(5) RBCDS estimates

                                   APPENDIX I

                           PRIME RESOURCES GROUP INC.
                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                     INDEX

                                                                                                               PAGE
                                                                                                             ---------
For the Six Months Ended June 30, 1998:

  Management's Discussion and Analysis.....................................................................        I-2

  Condensed Balance Sheets as of June 30, 1998 and December 31, 1997 (Unaudited)...........................        I-8

  Condensed Statements of Income for the Three and Six Months Ended June 30, 1998 and 1997 (Unaudited).....        I-9

  Condensed Statements of Cash Flows for the Three and Six Months Ended June 30, 1998 and 1997
    (Unaudited)............................................................................................       I-10

  Notes to Condensed Financial Statements (Unaudited)......................................................       I-11

For the Years Ended December 31, 1997, 1996 and 1995:

  Management's Discussion and Analysis.....................................................................       I-14

  Independent Auditors' Report.............................................................................       I-21

  Balance Sheets as of December 31, 1997 and 1996..........................................................       I-22

  Statements of Income for the Years Ended December 31, 1997, 1996 and 1995................................       I-23

  Statements of Deficit for the Years Ended December 31, 1997, 1996 and 1995...............................       I-23

  Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995............................       I-24

  Notes to Financial Statements............................................................................       I-25

  Selected Financial Data..................................................................................       I-34

  Selected Five-Year Financial Information.................................................................       I-35

  Selected Financial Information for the Last Eight Quarters...............................................       I-35

                           PRIME RESOURCES GROUP INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
           (UNLESS OTHERWISE NOTED, ALL AMOUNTS IN CANADIAN DOLLARS)

    (UNLESS SPECIFICALLY STATED OTHERWISE, THE FOLLOWING INFORMATION RELATES TO AMOUNTS INCLUDED IN THE FINANCIAL STATEMENTS. PRIME RESOURCES GROUP INC. ("PRIME") REPORTS PER OUNCE PRODUCTION COSTS IN ACCORDANCE WITH THE "GOLD INSTITUTE PRODUCTION COST STANDARD.")

OVERVIEW

    Prime's financial and operating results are derived primarily from precious metal mining and related activities at Prime's Eskay Creek and Snip mines. Both mines continued to be low-cost producers and generated significant cash flows during 1998.

    Prime recorded net income of $8.5 million or $0.11 per share for the second quarter of 1998 compared to $7.6 million or $0.10 per share for the second quarter of 1997.

    Six month 1998 net income of $19.8 million or $0.26 per share compares to six month 1997 net income of $16.6 million or $0.22 per share in the prior year.

    Prime's total production of gold and gold equivalent contained in ore, dore and concentrates increased by 19% to 156,760 ounces in the second quarter of 1998 compared with 132,212 ounces in the second quarter of 1997. Cash costs, which include third-party smelter costs, declined 15% to US$145 per gold equivalent ounce compared with US$171 per ounce in the second quarter of 1997.

    For the first six months, Prime's production of gold and gold equivalent contained in ore, dore and concentrates increased by 26% to 321,620 ounces in 1998 compared with 255,039 ounces in 1997. Cash costs, which include third-party smelter costs, declined 19% to US$141 per gold equivalent ounce compared with US$173 per ounce in 1997.

    In February 1998, Prime adopted a gold and silver hedging policy which provides for the use of forward sales contracts for up to 40% of each of the following five year's expected annual gold and silver production at prices in excess of certain targeted prices. At June 30, 1998, Prime had made forward sales of approximately 7.2 million ounces of silver to be delivered during the period 1999 to 2001 at an average price of US$6.28 per ounce.

    At June 30, 1998, Prime had working capital of $200.1 million, including cash and short-term investments of $185.8 million. With no debt, Prime's financial position is strong.

RESULTS OF OPERATIONS

OPERATIONS

ESKAY CREEK:

    During the second quarter of 1998, the Eskay Creek mine produced ore and concentrates containing 69,978 payable ounces of gold and 3.12 million payable ounces of silver, equal to 129,916 ounces of gold equivalent compared to 56,527 payable ounces of gold and 3.2 million payable ounces of silver, equal to 100,937 gold equivalent ounces in the second quarter of 1997. This increase was due to initial production from the new gravity/flotation mill and 11% higher gold grades in direct ore sales, partially offset by a planned 18% reduction in direct ore shipments. Cash costs, including third-party smelter costs, decreased 15% to US$134 per ounce compared to US$157 per ounce in 1997.

    For the first six months of 1998, the Eskay Creek mine produced ore and concentrates containing 143,418 ounces of gold and 6.3 million payable ounces of silver, equal to 271,084 ounces of gold equivalent compared to 110,864 payable ounces of gold and 6 million payable ounces of silver equal to 195,516 gold equivalent ounces in the first half of 1997. Cash costs, including third-party smelter costs, decreased 21% to US$127 per gold equivalent ounce at Eskay Creek in the first half of 1998 compared to US$161 per gold equivalent ounce in the first half of 1997.

    Increased production, a favorable gold to silver equivalency ratio and a weaker Canadian dollar in relation to the US dollar were the primary reasons for the decline in cash costs during 1998.

    Commercial production from the new 165 ton per day gravity/flotation mill commenced on January 1, 1998. This new facility is performing in accordance with design specifications with slightly better than expected concentration ratios achieved to date. Concentrate sales from this new facility contributed 32,400 ounces of gold and 1 million ounces of silver to reported production during the first half of 1998.

    During the second quarter of 1998, $0.7 million was spent on in-mine exploration at the Eskay Creek mine increasing the year-to-date total in-mine exploration expenditures to $1.1 million. The exploration program consisted of a total of 34,000 feet of diamond drilling, primarily from the extension of the No.5 ramp to test the mineralized material at the north end of the mine.

SNIP:

    During the second quarter of 1998 the Snip mine produced 26,844 ounces of gold, compared to 31,275 ounces in the second quarter of 1997. This decrease primarily was due to 11% lower ore grade in 1998. Cash costs per ounce were lower by 6% at US$203 in 1998 second quarter compared to US$216 in the second quarter of 1997. The primary reasons for the decrease in cash costs in 1998 were lower concentrate transportation costs (which were abnormally high in 1997 due to a campaign to reduce on-site inventories) and a more favorable exchange rate in 1998.

    For the first six months, the Snip mine produced concentrates and ore containing 50,536 ounces of gold in 1998, compared to 59,523 ounces in 1997. Cash costs per ounce were US$213 in 1998 compared to US$210 in 1997.


    Based on January 1, 1998 proven and probable reserves, which were calculated assuming a US$325 gold price, the Snip mine is scheduled to cease production on or about April 30, 1999. Gold prices were below US$325 during the first half of 1998 and if prices do not improve, some of the remaining reserves may not be economic. In light of this, the amortization and depreciation of the remaining capital costs were accelerated during the first half of 1998 such that all these costs will be completely recovered by the end of 1998.


    At Snip, a total of 31,000 feet of diamond drilling was completed and the majority of the planned 1998 exploration program has been concluded. Exploration expenditures were $0.3 million during the first half of 1998. However, no significant mineralization was encountered.

REVENUES

    PRODUCT SALES from dore, concentrate and ore sales in the three and six months ended June 30, 1998 were $53.8 million and $110.5 million, respectively, compared to $52.7 million and $100 million for the three and six months ended June 30, 1997, respectively. Increased gold production and higher silver prices more than offset the decline in the gold prices. Prime's average realized gold price in the first half of 1998 decreased US$52 per ounce to US$295, while the average realized silver price increased US$0.97 per ounce to US$5.87 per ounce compared to the first half of 1997.

    Approximately 38% of Prime's sales revenue in the second quarter of 1998 was attributable to Eskay Creek silver production. The mine produced 3.1 million ounces of silver during the second quarter of 1998 compared to 3.2 million ounces in the second quarter of 1997.

    INTEREST AND OTHER INCOME increased to $2.3 million in the second quarter of 1998 compared to $1.1 million in the second quarter of 1997. In the first six months, interest income was $4.1 million in 1998, compared to $2.1 million in 1997, reflecting higher cash balances and higher interest rates. The average bank prime interest rate in the first half of 1998 was 6.3% compared to 4.8% for the first half of 1997.

COSTS AND EXPENSES

    PRODUCTION COSTS for the first six months were $39.7 million in 1998, compared to $39.5 million in 1997. Total cash costs were US$141 per gold equivalent ounce in the first half of 1998, a decrease of US$32 per ounce from the first half of 1997, reflecting the higher production at the Eskay Creek mine and a weaker Canadian dollar relative to the US dollar.


    DEPRECIATION AND AMORTIZATION amounted to $10.2 million and $19.8 million during the three and six month periods ended June 30, 1998, respectively, compared to $8.6 million and $17 million, respectively, during the same periods in 1997, reflecting higher production, depreciation of the new mill, and the acceleration of depreciation charges at the Snip mine.


    ADMINISTRATIVE AND GENERAL expenses were $1.1 million and $2.5 million during the three and six month periods ended June 30, 1998, respectively, compared to $1 million and $2 million, respectively, during the corresponding periods in 1997. Legal expenses for litigation arising out of the termination of the agreement with Inmet for the Troilus mine were partly responsible for the 1998 increase in administrative and general expenses.

    EXPLORATION expenses for the three and six month periods ended June 30, 1998 were $1.6 million and $2.7 million, respectively, compared to expenses for the same periods in 1997 of $2.6 million and $3.0 million, respectively. The lower expenditures reflect reduced activity at the Snip mine and by the HCI/ Prime exploration joint venture, partially offset by increased drilling in the Eskay Creek region.

    FOREIGN EXCHANGE loss for the second quarter of 1998 amounted to $2.1 million compared to a loss of $0.6 million during the second quarter of 1997. In the first six months, the 1998 loss was $3.7 million compared to a loss of $0.5 million in 1997. The 1998 loss reflects a significantly weaker Canadian dollar in relation to the United States dollar.

    Prime's product sales are generated from the sale of gold and silver and are settled in United States dollars. However, Prime incurs the majority of its operating costs and expenses in Canadian dollars. Recognizing this exposure, Prime has implemented a foreign currency protection program to minimize the effects of a strengthening Canadian dollar. Prime's currency exposure is managed through the use of combination puts and call option contracts which establish minimum and maximum exchange rate ranges, within which United States dollars may be exchanged for Canadian dollars.

    INCOME AND MINING TAXES for the three and six month periods ended June 30, 1998 were $11.5 million and $25.7 million, respectively, compared to $11 million and $23.3 million, respectively, for the same periods in 1997. In the first six months, the 1998 taxes are slightly higher due to higher pretax income, offset by a slightly lower tax rate, 56% during the first half of 1998 compared to 58% during the first half of 1997.

CASH FLOW AND LIQUIDITY

    Prime's cash and short-term investments during the three and six month periods ended June 30, 1998 increased by $25.6 million and $37.6 million, respectively. Cash of $41.6 million was provided by operating activities during the first half of 1998 compares to $5 million for the corresponding period in 1997. Prime paid cash income and mining taxes of $22.2 million during the first half of 1998 (including $4.7 million for the 1997 tax year), compared to $59.4 million during the first half of 1997 (including $35.6 million for the 1996 tax year).

SOURCES OF FUNDS

    Cash flow from operations was $35.9 million in the first half of 1998 compared to $32.5 million for the corresponding period in 1997, reflecting increased production and higher realized silver prices, partially offset by lower gold prices.

USES OF FUNDS

    Additions to resource assets amounted to $1 million during the first half of 1998 compared to $4.1 million in the first half of 1997. In both the 1998 and 1997 period, capital additions primarily were for sustaining capital at the Eskay Creek mine.

CAPITAL RESOURCES

    Prime has no debt, $200.1 million in working capital, including cash and short-term investments of $185.8 million, and a $15 million line of credit with a major Canadian bank. Prime believes that its current working capital balance and cash flows from continuing operations will be more than sufficient to meet Prime's expected future cash requirements.

OTHER MATTERS

    After Prime and HCI terminated an agreement to purchase the Troilus mine from Inmet in December 1997, Inmet commenced litigation in February, 1998. Prime believes the agreement was terminated properly and that the legal action by Inmet is without merit.

    Effective April 13, 1998, Walter T. Segsworth was appointed President and Chief Executive Officer of Prime replacing Ronald D. Parker who resigned in February.

    On September 11, 1998 Prime and Homestake announced that Homestake and the Board of Directors of Prime had reached an agreement (the "Arrangement") for Homestake's acquisition of the 49.4% of Prime held by the public. Under the terms of the Arrangement, Prime shareholders will have the choice of receiving
0.74 Homestake common shares or 0.74 Homestake Canada Inc. ("HCI") exchangeable shares for each Prime share held by them. Each HCI exchangeable share would be exchangeable for one Homestake common share at any time at the option of the holder, and will have dividend and voting rights essentially equivalent to those of one Homestake common share.


    The transaction is to be structured as an arrangement under the British Columbia Company Act. Completion of the Arrangement is subject to approval by the British Columbia Supreme Court and by Prime shareholders, and the Homestake shareholders must vote to adopt a Restated Certificate of Incorporation that, among other things, authorizes the Homestake common shares necessary to effect the Arrangement. A total of 75% of all Prime shares represented at its shareholders' meeting, including the Prime shares owned by HCI, must approve the transaction. In addition, the Arrangement must be approved by two-thirds of the Prime shares present and voting on the Arrangement, excluding shares voted by HCI and certain affiliates. If all necessary approvals are obtained, completion of the Arrangement is expected in early December, 1998.


    The Arrangement would result in the issuance of a total of 27.8 million Homestake common and HCI exchangeable shares in exchange for the 37.6 million Prime shares held by the minority shareholders of Prime.

    In December 1997, the Supreme Court of Canada reaffirmed the existence of aboriginal tribal rights in land in British Columbia used or occupied by their ancestors in 1846. Those rights may vary from limited rights of use up to aboriginal title over land occupied by their ancestors in 1846. The decision did not address how aboriginal rights or title is to be reconciled with property and tenure rights previously sold or granted by the government. The Court did confirm that the extent of the aboriginal rights (including whether the rights rise to the level of "aboriginal title") will depend on, among other things, the extent of prior aboriginal use and occupation. The Court also confirmed that, depending on the nature of the aboriginal rights, consultation with and compensation to (and possibly consent of) aboriginal groups may be required in connection with sales of government land or granting of mining, forestry and other rights to use government owned land. In the future, it can be expected that the granting of mining claims and mining leases may be subject to the determination of aboriginal rights in the affected property, and may involve negotiation of training and employment, community improvement, compensation and other agreements with aboriginal groups having rights in the property. The law in this area is new and developing.

OUTLOOK

    Operating performance for the first six months of 1998 has been better than expected. As a result, Prime is increasing its production target for 1998 to 360,000 ounces of gold and 11.5 million ounces of silver at an average total cash cost of US$150 per gold equivalent ounce.

    Although Prime plans to explore across Canada in 1998, particular emphasis is being placed on the region around Eskay Creek mine, where Prime continued to acquire land through option agreements and staking. The 1998 exploration budget has been set at $6.9 million.

ENVIRONMENTAL

    Prime regularly evaluates its accruals for reclamation and future closing and restoration costs. Prime is providing for these expenses over the lives of its individual operations, using the units-of-production method. Prime has increased the estimate of the aggregate amount of these future costs, plus remediation liabilities, to $12.8 million. At June 30, 1998 Prime had accrued $7.4 million for estimated reclamation, related closure and restoration costs and remediation liabilities.

RISKS

FINANCIAL RISK


    Gold and silver prices are influenced by numerous factors beyond Prime's control, including the rate of inflation, the relative strength of the US dollar versus the Canadian dollar, interest rates, global or regional political or economic crisis, and sales by holders and producers of gold and silver in response to such factors. This supply of gold and silver consists of a combination of mine production and existing stocks of bullion and investment gold and silver held by governments, public and private financial institutions, and individuals. Prime's policy through 1997 had been to sell its production at current prices, and not enter into transactions which would establish a price for the sale of its future gold and silver production. In early 1998, Prime adopted a gold and silver hedging policy under which Prime, in the appropriate circumstances, may enter into forward sales transactions for approximately 40% of its gold or silver production in each of the subsequent five years at prices in excess of certain target prices. However, given the limited nature of the hedging policy that Prime has implemented to date, Prime's profitability remains subject to fluctuations in the spot prices of gold and silver.


OPERATIONAL RISK

    Mining operations involve risk, including risk associated with the variability of product sales prices, mining conditions, the estimation of ore body volume and content, government regulations, and in some cases, claims of aboriginal land title.

    Prime continually assesses the mining risks encountered at each of its operations. It reduces both the likelihood and the potential severity of such risks through its high operational standards, emphasis on employee training and the risk management and loss control programs at both the Eskay Creek and Snip mines. Prime also maintains insurance to cover normal business risks.

YEAR 2000

    Prime is in the process of completing a review of its computer-based information and financial systems and has developed a plan designed to ensure that all of these systems will be Year 2000 compliant. Prime's core financial systems will be upgraded and therefore compliant by the end of 1998.

    Prime is in the process of identifying all microprocessor-controlled devices, including process-monitoring and control systems, in use at the Eskay Creek mine to determine whether they are Year 2000 compliant. While designed to identify all non-compliant systems, this review will focus primarily on those areas where significant business or safety risks exist. Plans to ensure Year 2000 compliance in the higher risk areas will result from the review.

    The Eskay Creek facilities were constructed during 1994 and, as a result, management does not expect to encounter significant concerns. However, a Year 2000 related microprocessor problem that is not identified or remedied at the mine potentially could result in a short-term production disruption.

    Total expenditures for these Year 2000 activities are expected to be less than $0.5 million.

    In addition, Prime will survey all its major suppliers and customers by December 31, 1998 to assess their Year 2000 compliance and, where practical, will make specific contingency plans based on the results of the survey.

                           PRIME RESOURCES GROUP INC.

                      CONDENSED BALANCE SHEETS (UNAUDITED)

             (DOLLAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1998         1997
                                                                                         ----------  ------------
                                                     ASSETS
CURRENT
  Cash and short-term investments......................................................  $  185,824   $  148,236
  Accounts receivable..................................................................      19,675       21,375
  Product inventories..................................................................       8,638        6,247
  Supplies and prepaid expenses........................................................       3,247        3,020
  Investments..........................................................................         159          159
  Advances.............................................................................         607          771
                                                                                         ----------  ------------
                                                                                            218,150      179,808

Investments............................................................................       1,586        1,586
Resource assets........................................................................     175,776      195,699
                                                                                         ----------  ------------
                                                                                         $  395,512   $  377,093
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                                   LIABILITIES

CURRENT
  Accounts payable and accrued liabilities.............................................  $    8,674   $   12,148
  Taxes payable........................................................................       7,926        3,188
  Due to affiliated company............................................................       1,411          711
                                                                                         ----------  ------------
                                                                                             18,011       16,047

Reclamation and mine closure liabilities...............................................       7,435        6,942
Deferred taxes.........................................................................      39,774       40,569
                                                                                         ----------  ------------
                                                                                             65,220       63,558
                                                                                         ----------  ------------

                                              SHAREHOLDERS' EQUITY

Capital stock..........................................................................     346,532      346,532
Deficit................................................................................     (16,240)     (32,997)
                                                                                         ----------  ------------
                                                                                            330,292      313,535
                                                                                         ----------  ------------
                                                                                         $  395,512   $  377,093
                                                                                         ----------  ------------
                                                                                         ----------  ------------


Approved on behalf of the Board



            (signed) Wayne Kirk, Director     (signed) Graham H. Scott, Director

                           PRIME RESOURCES GROUP INC.

                   CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(DOLLAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                       FOR THE                 FOR THE
                                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                       JUNE 30,                JUNE 30,
                                                                ----------------------  ----------------------
                                                                   1998        1997        1998        1997
                                                                ----------  ----------  ----------  ----------
REVENUES
  Product sales...............................................  $   53,806  $   52,695  $  110,463  $   99,984
  Interest and other..........................................       2,265       1,056       4,068       2,115
                                                                ----------  ----------  ----------  ----------
                                                                    56,071      53,751     114,531     102,099
                                                                ----------  ----------  ----------  ----------
COSTS AND EXPENSES
  Production..................................................      20,739      22,226      39,722      39,545
  Depreciation and amortization...............................      10,154       8,616      19,825      16,988
  Administrative and general..................................       1,113         987       2,500       1,957
  Exploration.................................................       1,640       2,568       2,708       2,980
  Foreign exchange loss.......................................       2,057         570       3,736         478
  Interest....................................................         320         135         551         266
                                                                ----------  ----------  ----------  ----------
                                                                    36,023      35,102      69,042      62,214
                                                                ----------  ----------  ----------  ----------
Income before taxes...........................................      20,048      18,649      45,489      39,885

Income and mining taxes
  Current.....................................................     (13,877)    (11,829)    (29,953)    (25,068)
  Deferred....................................................       2,331         786       4,264       1,785
                                                                ----------  ----------  ----------  ----------
NET INCOME FOR THE PERIOD.....................................  $    8,502  $    7,606  $   19,800  $   16,602
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
NET INCOME PER SHARE..........................................  $     0.11  $     0.10  $     0.26  $     0.22
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Average Shares Used in the Computation (thousands)............      76,074      76,074      76,074      76,074
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------

                           PRIME RESOURCES GROUP INC.

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

             (DOLLAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS)

                                                                      FOR THE                 FOR THE
                                                                 THREE MONTHS ENDED    SIX MONTHS ENDED JUNE
                                                                      JUNE 30,                  30,
                                                               ----------------------  ----------------------
                                                                  1998        1997        1998        1997
                                                               ----------  ----------  ----------  ----------
OPERATING ACTIVITIES
  Net income.................................................  $    8,502  $    7,606  $   19,800  $   16,602
  Adjust for non cash items:
    Depreciation and amortization............................      10,154       8,616      19,825      16,988
    Reclamation and mine closure.............................         196         350         493         655
    Deferred taxes...........................................      (2,331)       (786)     (4,264)     (1,785)
                                                               ----------  ----------  ----------  ----------
  Cash flows from operations.................................      16,521      15,786      35,854      32,460

  Net decrease (increase) in noncash working capital:
    Accounts receivable......................................       8,513       7,735       1,700       2,791
    Product inventories......................................        (379)      2,212      (1,342)      1,100
    Supplies and prepaid expenses............................         272         183        (227)        (66)
    Accounts payable and accrued liabilities.................        (569)        170      (3,474)       (354)
    Taxes payable............................................       3,448      (1,145)      8,207     (33,957)
    Due to affiliated company................................       1,034         915         700         570
    Advances (net)...........................................          84       1,177         164       2,462
                                                               ----------  ----------  ----------  ----------
Cash provided by operating activities........................      28,924      27,033      41,582       5,006
                                                               ----------  ----------  ----------  ----------
INVESTMENT ACTIVITIES
  Additions to resource assets (net).........................        (282)     (3,102)       (951)     (4,045)
                                                               ----------  ----------  ----------  ----------
FINANCING ACTIVITIES
  Dividend paid on common shares.............................      (3,043)     (3,043)     (3,043)     (3,043)
                                                               ----------  ----------  ----------  ----------
Increase (decrease) in cash and short-term investments.......      25,599      20,888      37,588      (2,082)

Cash and short-term investments, beginning of period.........     160,225     102,515     148,236     125,485
                                                               ----------  ----------  ----------  ----------
CASH AND SHORT-TERM INVESTMENTS, END OF PERIOD...............  $  185,824  $  123,403  $  185,824  $  123,403
                                                               ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------

                           PRIME RESOURCES GROUP INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
              (DOLLAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS
                EXCEPT PER SHARE AMOUNTS OR AS NOTED OTHERWISE)

1. The condensed financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended December 31, 1997, which include information as to significant accounting policies.

    The information furnished in these condensed financial statements reflects all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods. Such adjustments consist of items of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results for the full year.

2. Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which established trading ranges within which the United States dollar may be exchanged for Canadian dollars by setting minimum and maximum exchange rates.

    At June 30, 1998 the Company had Canadian contracts outstanding as follows:

                           WEIGHTED-AVERAGE EXCHANGE RATES
     AMOUNT COVERED              TO CANADIAN DOLLARS
    (U.S. DOLLARS IN       --------------------------------   EXPIRATION
       THOUSANDS)            PUT OPTIONS     CALL OPTIONS        DATES
-------------------------  ---------------  ---------------  -------------
       $    63,710                 1.40             1.34            1998
            69,830                 1.43             1.37            1999
            48,270                 1.45             1.39            2000
             9,500                 1.47             1.41            2001
          --------
       $   191,310
          --------
          --------

3. In February 1998, the Company adopted a gold and silver hedging policy which provides for the use of forward sales contracts for up to 40% of each of the following five year's expected annual gold and silver production at prices in excess of certain targeted prices. At June 30, 1998 the Company had made forward sales of approximately 7.2 million ounces of silver to be delivered during 1999 through 2001 at an average price of US$6.28 per ounce.

4. Differences between Canadian and United States generally accepted accounting principles.

    Reconciliation of income determined in accordance with generally accepted accounting principles (GAAP) in Canada to income determined under United States GAAP is as follows:

                                                       FOR THE               FOR THE
                                                  THREE MONTHS ENDED     SIX MONTHS ENDED
                                                       JUNE 30,              JUNE 30,
                                                 --------------------  --------------------
                                                   1998       1997       1998       1997
                                                 ---------  ---------  ---------  ---------
Net income based on Canadian GAAP..............  $   8,502  $   7,606  $  19,800  $  16,602

Foreign exchange gain (loss)(a)................     (6,104)       148     (3,172)      (723)
Deferred income and mining taxes(b)............      4,052      1,505      3,895      3,259
                                                 ---------  ---------  ---------  ---------
Net income based on US GAAP....................  $   6,450  $   9,259  $  20,523  $  19,138
                                                 ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------
Net income per share based on US GAAP (basic
  and diluted).................................  $    0.08  $    0.12  $    0.27  $    0.25
                                                 ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------

                           PRIME RESOURCES GROUP INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
              (DOLLAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS OR AS NOTED OTHERWISE) (CONTINUED)

    The cumulative effect of these adjustments on shareholders' equity is as follows:

                                                                             FOR THE
                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                      ----------------------
                                                                         1998        1997
                                                                      ----------  ----------
Shareholder's equity based on Canadian GAAP.........................  $  330,292  $  302,491

Foreign exchange loss(a)............................................      (8,164)       (723)
Deferred income and mining taxes(b).................................     (24,549)    (32,350)
Cumulative investment holding losses(c).............................        (151)        (46)
                                                                      ----------  ----------
Shareholders' equity based on US GAAP...............................  $  297,428  $  269,372
                                                                      ----------  ----------
                                                                      ----------  ----------

------------------------

a)  Foreign Exchange


    Under Canadian GAAP, the options entered into under the Company's foreign currency program meet the criteria for hedge accounting and as a result any gain or loss is deferred and recorded in income over the term of the originally designated hedge transactions. US GAAP requires foreign currency options that are not hedges of existing assets or firm commitments to be marked to market and the resulting changes in market value to be included in income in the periods in which they arise.


b)  Deferred Income and Mining Taxes

    Canadian GAAP requires the use of the deferral method of accounting for income taxes. The annual tax provision is computed on pretax accounting income adjusted for certain permanent differences. The deferred tax charge or credit is the difference between the total tax provision and the taxes actually payable for the current year. The current year deferred tax provision is measured using current year tax rates and is not adjusted for subsequent changes in rates.

    US GAAP requires the use of the liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax changes during the year.

c)  Investments

    Under Canadian GAAP, investments are recorded at cost and are written down when there has been a decline in value which is other than temporary. Under US GAAP, Prime's investments would be classified as available-for-sale investments and would be carried at market value. Unrealized gains and losses on these investments are recorded as a separate component of shareholders' equity except that declines in market value judged to be other than temporary are recognized in determining income.

                           PRIME RESOURCES GROUP INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
              (DOLLAR AMOUNTS ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS OR AS NOTED OTHERWISE) (CONTINUED)

d)  Supplementary United States GAAP disclosures:

    (i) Interest and Income and Mining Taxes Paid

                                                       FOR THE               FOR THE
                                                  THREE MONTHS ENDED     SIX MONTHS ENDED
                                                       JUNE 30,              JUNE 30,
                                                 --------------------  --------------------
                                                   1998       1997       1998       1997
                                                 ---------  ---------  ---------  ---------
Interest paid..................................  $     320  $     135  $     551  $     266
Income and mining taxes paid...................     10,666     13,136     22,222     59,409

    (ii) Cash and Short-term Investments

       Under US GAAP, only investments with maturities of three months or less qualify as cash equivalents. Based on this definition, $142.5 million and $82.4 million of investments at June 30, 1998 and 1997, respectively, which are included in cash and short-term investments would be reported separately as short-term investments.

5. On September 11, 1998 Prime and Homestake announced that Homestake and the Board of Directors of Prime had reached an agreement (the "Arrangement") for Homestake's acquisition of the 49.4% of Prime held by the public. Under the terms of the Arrangement, Prime shareholders will have the choice of receiving 0.74 Homestake common shares or 0.74 Homestake Canada Inc. ("HCI") exchangeable shares for each Prime share held by them. Each HCI exchangeable share would be exchangeable for one Homestake common share at any time at the option of the holder, and will have dividend and voting rights essentially equivalent to those of one Homestake common share.


    The transaction is to be structured as an arrangement under the British Columbia Company Act. Completion of the Arrangement is subject to approval by the British Columbia Supreme Court and by Prime shareholders, and the Homestake shareholders must vote to adopt a Restated Certificate of Incorporation that, among other things, authorizes the Homestake common shares necessary to effect the Arrangement. A total of 75% of all Prime shares represented at its shareholders' meeting, including the Prime shares owned by HCI, must approve the transaction. In addition, the Arrangement must be approved by two-thirds of the Prime shares present and voting on the Arrangement, excluding shares voted by HCI and certain affiliates. If all necessary approvals are obtained, completion of the Arrangement is expected in early December, 1998.


    The Arrangement would result in the issuance of a total of 27.8 million Homestake common and HCI exchangeable shares in exchange for the 37.6 million Prime shares held by the minority shareholders of Prime.

                           PRIME RESOURCES GROUP INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                          YEAR ENDED DECEMBER 31, 1997
           (UNLESS OTHERWISE NOTED, ALL AMOUNTS IN CANADIAN DOLLARS)

OVERVIEW

    (UNLESS SPECIFICALLY STATED OTHERWISE, THE FOLLOWING INFORMATION RELATES TO AMOUNTS INCLUDED IN THE FINANCIAL STATEMENTS. PRIME RESOURCES GROUP INC. ("PRIME") REPORTS PER OUNCE PRODUCTION COSTS IN ACCORDANCE WITH THE "GOLD INSTITUTE PRODUCTION COST STANDARD.")

    Prime's financial and operating results are derived primarily from precious metal mining and related activities at Prime's Eskay Creek and Snip mines. Both mines continued to be low cost producers and generated significant cash flows during 1997, despite significant declines in average realized gold and silver prices.

    Prime's total production of gold and gold equivalent contained in ore, dore and concentrates sold increased to 532,947 ounces during 1997 compared with 474,106 ounces in 1996 and 382,610 ounces in 1995. Total cash costs, which include third-party smelter costs, declined to US$169 per gold equivalent ounce compared with US$174 per ounce in 1996 and 5% US$184 per ounce in 1995.

    Net income in 1997 decreased to $30.7 million or $0.40 per share from net income of $42.1 million or $0.55 per share in 1996 and $36.5 million or $0.48 per share in 1995. The lower 1997 earnings primarily reflect lower realized gold and silver prices, partially offset by increased production and lower per ounce cash production costs. The increase in income in 1996 from 1995 primarily was due to higher production and lower per ounce operating costs, partially offset by increased depreciation and exploration expenses. On April 30, 1996 Prime purchased the 60% interest of the Snip mine that it did not already own.

    Cash flow from operations amounted to $71.6 million in 1997 compared to $84.9 million in 1996 and $92.5 million in 1995.

RESULTS OF OPERATIONS

ESKAY CREEK MINE

    During 1997, the Eskay Creek mine sold 121,465 tons of ore containing 244,700 payable ounces of gold and 11.8 million payable ounces of silver, equivalent to 417,303 ounces of gold, compared to 211,300 ounces of gold and
12.1 million ounces of silver, equivalent to 372,279 ounces of gold in 1996, and 196,500 ounces of gold and 9.9 million ounces of silver, equivalent to 331,300 ounces of gold in 1995. A 12% increase in the gold grade and a decrease in the silver to gold equivalency ratio were the principal factors accounting for the 45,024 ounce increase in production in 1997. A higher silver grade and an increase in shipments were the primary reasons for the increase in production during 1996. During 1997, the majority of the ore continued to be sold under two long-term agreements to smelters in Japan and Canada, augmented by a spot sale to a smelter in the United States. In 1996, two spot sales were made to smelters in the United States and Mexico and in 1995 one spot sale was made to a smelter in Mexico.

    Total cash costs, including third-party smelter costs, decreased to US$157 per gold equivalent ounce compared to US$170 per ounce in 1996 and US$185 per ounce in 1995. Increased production, mining productivity gains, and a planned reduction in underground development were the primary reasons for the decline in cash costs.

    Prime conducted an extensive $4.5 million exploration program at Eskay Creek in 1997. A total of 52,000 feet of surface and underground diamond drilling was completed, and the No. 5 ramp and associated hanging wall exploration drift were extended 2,400 feet to the northeast of the main 21B ore zone towards the NEX and HW zones. The exploration program successfully added 375,500 ounces of gold and 18.1 million ounces of silver to Eskay Creek proven and probable ore reserves before taking into account 1997 production.

    Important to Prime's long-term operating plan for Eskay Creek was the construction of the new gravity/flotation mill. Construction of the mill was completed in November 1997 at a cost of $17 million. The mill, which is expected to increase annual production over the mine's remaining life, will improve the profitability of certain Eskay Creek ore that otherwise would be shipped directly to third-party smelters and upgrade other ore that previously was not economic. As of January 1, 1998 the mill had commenced commercial production and was performing in accordance with design specifications.

    In 1998, direct ore sales are expected to decline to approximately 100,000 tons at gold and silver grades similar to 1997. Supplementing the 1998 direct ship production will be gold and silver concentrates produced from the mill. During 1998, Eskay Creek is targeted to produce ore and concentrates containing 245,000 ounces of gold and 11 million ounces of silver at a total cash cost of US$161 per ounce of gold equivalent. In addition, Prime expects to continue its aggressive exploration efforts in and around the Eskay Creek mine where a $4.9 million program is planned for 1998.

    There are aboriginal claims relating to areas of British Columbia, including a claim by the Tahltan Nation ("Tahltan") to the area that includes the Eskay Creek mine. The nature, extent and validity of such claims have not been determined. (See "Other Business" for further information.) The mine has entered into several service contracts with the Tahltan Nation Development Corporation, and approximately 39% of the employees at the mine are members of the Tahltan. Prime believes that its relations with aboriginal groups, including the Tahltan, are excellent and mutually beneficial. Prime believes that aboriginal claims at Eskay Creek will not have material adverse effect on Prime's operations.

SNIP MINE

    Prime's share of Snip mine gold production, comprised of gold contained in dore and concentrates, was 115,644 ounces in 1997 compared to 101,827 ounces in 1996 and 51,310 ounces in 1995. The 1997 and 1996 increases in production reflect the purchase of the additional 60% interest in the Snip mine in April 1996. On a 100% basis, Snip mine production declined 6% in 1997 compared to 1996 and declined 4% in 1996 compared to 1995.

    As anticipated, total cash costs increased to US$213 per ounce of gold during 1997 compared to US$190 per ounce in 1996 and US$175 per ounce in 1995. By the end of 1997, almost 80% of the ore processed was extracted using more labor-intensive conventional mining methods as compared to 70% at the end of 1996 and 30% at the end of 1995. Amortization and depreciation charges at Snip decreased to US $115 per ounce in 1997 from US $151 in 1996 as a result of the January 1, 1997 upgrade of almost all of Snip's mineralized material to proven and probable reserves. Amortization charges increased to US$151 in 1996 from US$56 in 1995, primarily due to the additional amortization charges resulting from the purchase of the additional interest in the Snip mine.

    During 1997, Prime's $2.5 million surface and underground exploration program failed to intersect additional ore grade mineralization at the Snip mine. A limited underground-drilling program scheduled for the first quarter of 1998 will test the remaining exploration targets. If the program is unsuccessful in identifying additional ore grade material, all exploration efforts will cease.

    Based on January 1, 1998 proven and probable reserves, the Snip mine will cease production on or about April 1, 1999. Gold production is expected to decline to 100,000 ounces in 1998. However, total cash costs are expected to remain near current levels of approximately US$225 per ounce.

REVENUES

PRODUCT SALES

    Revenues from the sale of dore, concentrate and crushed ore in 1997 increased to $207.4 million from $198.7 million in 1996 and $155.9 million in 1995. In 1997, higher gold equivalent production and the draw down and sale of Snip gold concentrate inventory helped offset the decline in gold and silver prices. In 1996, increased gold equivalent production at the Eskay Creek mine and the acquisition of the additional interest in the Snip mine were the primary reasons for the increase in revenue from 1995.

    Gold equivalent ounces sold in 1997 increased to 556,549 compared to 470,189 in 1996 and 382,610 in 1995. During 1997, Prime's average realized gold price decreased by US$57 per ounce to US$331 per ounce, compared with US$388 per ounce in 1996 and US$385 per ounce in 1995, while the average realized silver price decreased by US$0.29 per ounce to US$4.89 per ounce, compared with US $5.18 per ounce in 1996 and US$5.16 per ounce in 1995.

    Approximately one-third of Prime's 1997 revenue was attributable to Eskay Creek silver production. The mine produced 11.8 million ounces of silver in 1997, compared to 12 million ounces produced in 1996 and 10 million ounces produced in 1995. Prime is one of the largest silver producers in the world.

INTEREST AND OTHER

    Prime's cash balance increased to $148.2 million at the end of 1997 from $125.5 million and $69.1 million at the end of 1996 and 1995, respectively. However, interest income declined to $4.8 million in 1997 compared with $5.8 million in 1996. The lower interest income reflects lower interest rates, which declined to 3.5% during 1997 from 4.5 % during 1996 as the Bank of Canada continued to lower the prime rate during much of the year. During 1995, Prime recorded interest income of $2.3 million and the average interest rate was 6.3%.

COSTS AND EXPENSES

PRODUCTION COSTS

    Production costs increased to $86.1 million in 1997 compared to $65.5 million in 1996 and $58.0 million in 1995. The increase in production costs in 1997 was due to the higher production at the Eskay Creek mine, the draw down and sale of Snip mine concentrate inventory, and a full year's ownership of the Snip mine. Excluding the effects of the purchase of the additional interest in the Snip mine, production costs in 1996 were relatively unchanged from 1995.

    On a per equivalent ounce of production basis, total cash costs declined to US$169 in 1997 from US$174 and US$184 per ounce in 1996 and 1995, respectively. The decreases in unit cash costs are due to the production increases at the Eskay Creek mine and weakening of the Canadian dollar in relation to the United States dollar.

DEPRECIATION

    Depreciation and amortization charges increased to $40.6 million in 1997 from $34.5 million in 1996 and $20.6 million in 1995. Higher sales volumes and amortization of the Snip mine purchase price are the primary reasons for the year over year increases in depreciation charges. However, on a per ounce basis, depreciation and amortization charges decreased to US$51 per equivalent ounce in 1997 from US$64 per equivalent ounce in 1996, reflecting the reserve expansions at both the Eskay Creek and Snip mines at December 31, 1996. In 1995, noncash costs were US$42 per equivalent ounce. The increase in the 1996 noncash costs was primarily a result of the Snip mine purchase in April 1996.

    Noncash costs per equivalent ounce in 1998 should be similar to 1997, as additions to proven and probable reserves at Eskay Creek at January 1, 1998 will be offset by depreciation charges associated with the new mill.

ADMINISTRATIVE AND GENERAL

    Administrative and general expenses, which include corporate office and expenses related to the overall management of the business, were $4 million in 1997 compared with $3.1 million in 1996 and $2.4 million in 1995. Costs incurred in connection with the termination of the agreement to purchase the Troilus mine (See "Other Business" for further information) and higher fees associated with Prime's continued participation in World Gold Council and the Silver Institute are the primary reasons for the increased 1997 administrative and general expenses. On a per-equivalent-ounce basis administrative and general expenses were US$5 in 1997 and 1996, remaining significantly lower than the industry average for precious metal mining companies. The increase in the 1996 costs primarily is due to Prime's participation in the World Gold Council and the Silver Institute and increased management costs associated with operating the Snip mine.

    Homestake Canada Inc. ("HCI"), a wholly-owned subsidiary of Homestake Mining Company ("Homestake"), provides all management services under contract. This relationship has allowed Prime to expand its operations and increase its exploration efforts without incurring a significant increase in administrative costs. See note 10 to the financial statements for additional information relating to the services provided by HCI.

EXPLORATION

    Exploration expenditures were $8.7 million in 1997 compared to $8.9 million in 1996 and $2.1 million in 1995. Approximately 53% or $4.5 million of the 1997 exploration expenditures were for programs at and around the Eskay Creek mine, and $2.5 million were for programs at the Snip mine. The balance of the 1997 exploration spending was for Prime's share of joint exploration programs conducted in Ontario, Quebec, Yukon and south central British Columbia with HCI.

    Prime intends to continue to explore in Canada in 1998. Particular emphasis will be placed on the region around the Eskay Creek mine, where Prime continued to expanded its land position during 1997 through agreements (see Cash Flow and Liquidity for information regarding Prime's equity investment in Kenrich Mining Corporation "Kenrich") and staking. Prime's 1998 exploration budget is $6.9 million although additional funds will be made available if success warrants.

FOREIGN EXCHANGE

    Prime's product sales are generated from the sale of gold and silver, which are settled in United States dollars. However, Prime incurs the majority of its operating costs and expenses in Canadian dollars. Recognizing this exposure, Prime has implemented a foreign currency protection program to minimize the effects of a strengthening Canadian dollar. Prime's currency exposure is managed through the use of combinations of put and call option contracts which establish minimum and maximum exchange rate ranges, within which United States dollars may be exchanged for Canadian dollars.

    During 1997, the Canadian dollar weakened significantly in relation to the United States dollar and, as a result, Prime recorded net foreign exchange losses of $2 million in 1997 compared to gains of $67,000 in 1996 and $81,000 in 1995. See note 11a to the financial statements for additional information regarding this program.

WRITE-DOWN OF INVESTMENTS

    Prime reduced the combined carrying value of its investments in Teuton Resources Ltd. and Minvita Enterprises Ltd. by $0.2 million and by $1 million in 1997 and 1996, respectively. These investments had been acquired in 1995. The write-downs reflect the aggregate market values of these investments at December 31 of each year. See note 4 to the financial statements for additional information regarding these investments.

INCOME AND MINING TAXES

    Income and mining taxes were $39.4 million in 1997 compared with $49 million in 1996 and $37.7 million in 1995. The decrease in 1997 income and mining taxes was due to lower earnings, partially offset by an increase in Prime's effective tax rate to 56%. The higher tax rate in 1997 reflects the full utilization in 1996 of prior years' losses, which previously had not been tax benefited. The increase in income and mining taxes in 1996 from 1995 primarily was due to higher pretax earnings. See note 9 to the financial statements for a detailed schedule of income and mining taxes.

    As expected, the amount of income and mining taxes which were paid currently increased in 1997 and 1996 reflecting the exhaustion of the majority of Prime's resource tax pools by the end of 1995.

    Prime anticipates that it will continue to pay cash taxes in 1998 albeit at a slightly lower rate than in 1997.

CASH FLOW AND LIQUIDITY

    During 1997, Prime's cash and short-term investments increased by $22.8 million to $148.2 million. Cash provided by operating activities decreased by approximately $69 million during 1997, reflecting higher cash tax payments. Prime paid cash taxes of $73.9 million in 1997 compared to $8.8 million in 1996. The 1997 tax payments included $36.2 million of payments for the 1996 tax year and the balance was for installments with respect to the estimated liability for the 1997 tax year. Investing activities include additions to resource assets of $21.3 million primarily for the construction of the mill and the purchase of underground equipment at Eskay Creek mine. Financing activities include dividend payments of $6.1 million.

SOURCES OF FUNDS

    Cash flow from operations of $71.6 million in 1997 compares with $84.9 million in 1996 and $92.5 million in 1995. The decrease in 1997 primarily was a result of lower gold and silver prices. The decrease in 1996 primarily was due to an increase in current tax expense.

    Other sources of cash in 1997 include the repayment by a Canadian smelter of $2.3 million of advances, $6.8 million reduction of Snip mine concentrate inventories, and the sale of the Snip mine hovercraft for $1.5 million (net). In 1996 and 1995, the Canadian smelter repaid $5.3 million and $4.4 million, respectively, of the advances made by Prime in 1994 (see note 5 to the financial statements for details on this advance).

USES OF FUNDS

    Additions to resource assets were $21.3 million in 1997 compared to $4.5 million in 1996 and $4.4 million in 1995. The majority additions in 1997 were for the construction of a new $17 million 165-ton per day gravity and flotation mill facility at the Eskay Creek mine to produce high-grade gold and silver concentrates. The balance of 1997 expenditures of $4.3 million was for sustaining capital at the Eskay Creek mine.

    In July 1997, Prime acquired 300,000 common and 1.2 million flow-through shares and 1.5 million share purchase warrants of Kenrich Mining Corporation ("Kenrich") for a total cost of $1.5 million. Kenrich has committed to use a minimum of $1.2 million of these proceeds on exploration and development of a 16,400 acre portion ("Prime Block") of its 100%-owned Corey property located 40 miles south of the Eskay Creek mine. The shares and share purchase warrants were acquired pursuant to a private placement which was the first stage of an option program which gives Prime the exclusive right to earn up to a 70% direct interest in the Prime Block. See note 4 in the financial statements for further information.

    Prime maintained its dividend rate in 1997 and paid semi-annual dividends in June and December of $0.04 per share.

    Effective April 30, 1996, Prime purchased Cominco Ltd.'s (Cominco) 60% interest in the Snip mine for $53.5 million. The purchase price included $7.4 million of working capital and the assumption of $2.3 million of estimated reclamation liabilities. The remaining $48.4 million of the purchase price was allocated to the property and the mineral inventory.

CAPITAL RESOURCES

    Prime has no debt, $163.8 million in working capital, including $148.2 million of cash and short-term investments, and a $15 million line of credit with a major Canadian bank. Prime believes that its current working capital balance and cash flows from continuing operations will be more than sufficient to meet its expected future cash requirements.

OTHER MATTERS


    In October 1997, Prime (49% interest) and HCI (51% interest) entered into an agreement with Inmet Mining Corporation ("Inmet") to purchase the Troilus mine in Quebec for US$110 million plus working capital. In December 1997, Prime and HCI terminated the agreement after determining that, on the basis of due diligence studies, conditions to closing the transaction would not be satisfied. Inmet has advised Prime and HCI that it disputes the termination of the purchase agreement and has commenced litigation in the court of British Columbia with respect to the termination. Prime believes that the agreement with Inmet was terminated properly and that the action by Inmet is without merit.


    In December 1997, the Supreme Court of Canada reaffirmed the existence of aboriginal tribal rights in land in British Columbia. Those rights may vary from limited rights of use up to aboriginal title over land occupied by their ancestors in 1846. The decision did not address how aboriginal rights or title is to be reconciled with property and tenure rights previously sold or granted by the government. The Court did confirm that the extent of the aboriginal rights (including whether the rights rise to the level of "aboriginal title") will depend on, among other things, the extent of prior aboriginal use and occupation. The Court also confirmed that, depending on the nature of the aboriginal rights, consultation with and compensation to (and possibly consent of) aboriginal groups may be required in connection with sales of government land or granting of mining, forestry and other rights to use government owned land. In the future, it can be expected that the granting of mining claims and mining leases may be subject to the determination of aboriginal rights in the affected property, and may involve negotiation of training and employment, community improvement, compensation and other agreements with aboriginal groups having rights in the property. The law in this area is new and developing.

ENVIRONMENTAL

    Prime regularly evaluates its accruals for reclamation and future costs. Prime is providing for these expenses over the lives of its individual operations, using the units-of-production method. Prime has estimated that the aggregate amount of these future costs, plus remediation liabilities, will be $12.2 million. At December 31, 1997 Prime had accrued $6.9 million for estimated reclamation, related closure and restoration costs and remediation liabilities.

RISKS

FINANCIAL RISK


    Gold and silver prices are influenced by numerous factors beyond Prime's control, including the rate of inflation, the relative strength of the US dollar versus the Canadian dollar, interest rates, global or regional political or economic crisis, and sales by holders and producers of gold and silver in response to such factors. This supply of gold and silver consists of a combination of mine production and existing stocks of bullion and investment gold and silver held by governments, public and private financial institutions, and individuals. Prime's policy through 1997 had been to sell its production at current prices, and not enter into transactions which would establish a price for the sale of its future gold and silver production. In early 1998, Prime adopted a gold and silver hedging policy under which Prime, in the appropriate circumstances, may enter into forward sales transactions for approximately 40% of its gold or silver production in each of the subsequent five years at prices in excess of certain target prices. However, given the limited nature of the hedging policy that Prime has implemented to date, Prime's profitability remains subject to fluctuations in the market prices of gold and silver.


OPERATIONAL RISK

    Mining operations involve risk, including risk associated with the variability of product sales prices, mining conditions, the estimation of ore body volume and content, government regulations, and in some cases, claims of aboriginal land title.

    Prime continually assesses the mining risks encountered at each of its operations. It reduces both the likelihood and the potential severity of such risks through its high operational standards, emphasis on employee training and the risk management and loss control programs at both the Snip and Eskay Creek mines. Prime also maintains insurance to cover normal business risks.

YEAR 2000

    Prime is in the process of completing a review of its computer-based information and financial systems and has developed a plan designed to ensure that all of these systems will be Year 2000 compliant. Prime's core financial systems will be upgraded and therefore compliant by the end of 1998.

    Prime is in the process of identifying all microprocessor-controlled devices, including process-monitoring and control systems, in use at the Eskay Creek mine to determine whether they are Year 2000 compliant. While designed to identify all non-compliant systems, this review will focus primarily on those areas where significant business or safety risks exist. Plans to ensure Year 2000 compliance in the higher risk areas will result from the review.

    The Eskay Creek facilities were constructed during 1994 and, as a result, management does not expect to encounter significant concerns. However, a Year 2000 related microprocessor problem that is not identified or remedied at the mine potentially could result in a short-term production disruption.

    Total expenditures for these Year 2000 activities are expected to be less than $0.5 million.

    In addition, Prime will survey all its major suppliers and customers by December 31, 1998 to assess their Year 2000 compliance and, where practical, will make specific contingency plans based on the results of the survey.

                           PRIME RESOURCES GROUP INC.
                          INDEPENDENT AUDITORS' REPORT

To the Directors of Prime Resources Group Inc.

    We have audited the balance sheets of Prime Resources Group Inc. as at December 31, 1997 and 1996 and the statements of income, deficit and cash flows for the three years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Vancouver, British Columbia     /s/ COOPERS & LYBRAND
February 19, 1998                 ------------------------
                                  Chartered Accountants

                           PRIME RESOURCES GROUP INC.

                                 BALANCE SHEETS

               (DOLLAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
ASSETS
Current
  Cash and short-term investments.........................................................  $  148,236  $  125,485
  Accounts receivable.....................................................................      21,375      21,314
  Product inventories (note 3)............................................................       6,247      17,638
  Supplies and prepaid expenses...........................................................       3,020       2,787
  Investments (note 4)....................................................................         159         306
  Advances (note 5).......................................................................         771       3,339
                                                                                            ----------  ----------
                                                                                               179,808     170,869
Investments (note 4)......................................................................       1,586      --
Resource assets (note 6)..................................................................     195,699     210,417
                                                                                            ----------  ----------
                                                                                            $  377,093  $  381,286
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES
Current
  Accounts payable and accrued liabilities................................................  $   12,148  $    8,374
  Taxes payable (note 9)..................................................................       3,188      35,913
  Due to affiliated company...............................................................         711         730
                                                                                            ----------  ----------
                                                                                                16,047      45,017
Reclamation and mine closure liabilities..................................................       6,942       5,710
Deferred taxes (note 9)...................................................................      40,569      41,627
                                                                                            ----------  ----------
                                                                                                63,558      92,354
                                                                                            ----------  ----------
SHAREHOLDERS' EQUITY
Capital stock (note 8)....................................................................     346,532     346,532
Deficit...................................................................................     (32,997)    (57,600)
                                                                                            ----------  ----------
                                                                                               313,535     288,932
                                                                                            ----------  ----------
                                                                                            $  377,093  $  381,286
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                 See accompanying notes to financial statements

Commitments and Contingencies--Notes 11 and 12

Approved on behalf of the Board


           (signed) G.J. Leathley, Director     (signed) M.N. Anderson, Director

                           PRIME RESOURCES GROUP INC.

                              STATEMENTS OF INCOME

  (DOLLAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
REVENUES
  Product sales (note 13)....................................................  $  207,373  $  198,744  $  155,856
  Interest and other.........................................................       4,773       5,843       2,292
                                                                               ----------  ----------  ----------
                                                                                  212,146     204,587     158,148
                                                                               ----------  ----------  ----------
COSTS AND EXPENSES
  Production.................................................................      86,073      65,508      57,949
  Depreciation and amortization..............................................      40,586      34,450      20,647
  Administrative and general.................................................       3,996       3,101       2,475
  Exploration................................................................       8,692       8,852       2,142
  Foreign exchange loss (gain)...............................................       1,961         (67)        (81)
  Interest...................................................................         629         634         798
  Write-down of investments (note 4).........................................         147       1,043      --
                                                                               ----------  ----------  ----------
                                                                                  142,084     113,521      83,930
                                                                               ----------  ----------  ----------
Income before taxes..........................................................      70,062      91,066      74,218
Income and mining taxes (note 9)
  Current....................................................................     (40,431)    (43,286)     (3,236)
  Deferred...................................................................       1,058      (5,728)    (34,468)
                                                                               ----------  ----------  ----------
Net Income...................................................................  $   30,689  $   42,052  $   36,514
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net Income Per Share.........................................................  $     0.40  $     0.55  $     0.48
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Average Shares Used in the Computation (thousands)...........................      76,074      76,074      76,074
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                             STATEMENTS OF DEFICIT

                            (EXPRESSED IN THOUSANDS)

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  -----------
Deficit, January 1...........................................................  $  (57,600) $  (93,566) $  (130,080)
Net income...................................................................      30,689      42,052       36,514
Dividends paid (note 8)......................................................      (6,086)     (6,086)     --
                                                                               ----------  ----------  -----------
Deficit, December 31                                                           $  (32,997) $  (57,600) $   (93,566)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                 See accompanying notes to financial statements

                           PRIME RESOURCES GROUP INC.
                            STATEMENTS OF CASH FLOWS

               (DOLLAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
OPERATING ACTIVITIES
  Net income..................................................................  $   30,689  $   42,052  $   36,514
  Adjust for noncash items:
    Depreciation and amortization.............................................      40,586      34,450      20,647
    Reclamation and mine closure..............................................       1,232       1,620         883
    Deferred taxes............................................................      (1,058)      5,728      34,468
    Write-down of investments.................................................         147       1,043      --
                                                                                ----------  ----------  ----------
  Cash flows from operations..................................................      71,596      84,893      92,512
  Net decrease (increase) in noncash working capital:
    Accounts receivable.......................................................         (61)       (235)    (12,726)
    Product inventories.......................................................       6,810      (3,032)       (909)
    Supplies and prepaid expenses.............................................        (233)       (247)        155
    Accounts payable and accrued liabilities..................................       3,774        (363)        (24)
    Taxes payable.............................................................     (32,725)     35,092         636
    Due to affiliated company.................................................         (19)        200      (8,267)
    Advances--net.............................................................       2,568       4,301       2,661
                                                                                ----------  ----------  ----------
Cash provided by operating activities.........................................      51,710     120,609      74,038
                                                                                ----------  ----------  ----------
INVESTMENT ACTIVITIES
  Additions to resource assets (net)..........................................     (21,287)     (4,570)     (4,376)
  Investments.................................................................      (1,586)        (49)     (1,300)
  Purchase of interest in Snip mine...........................................      --         (53,474)     --
                                                                                ----------  ----------  ----------
Cash used in investment activities............................................     (22,873)    (58,093)     (5,676)
                                                                                ----------  ----------  ----------
FINANCING ACTIVITIES
  Dividends paid..............................................................      (6,086)     (6,086)     --
                                                                                ----------  ----------  ----------
Increase in cash and short-term investments...................................      22,751      56,430      68,362
Cash and short-term investments, January 1....................................     125,485      69,055         693
                                                                                ----------  ----------  ----------
CASH AND SHORT-TERM INVESTMENTS, DECEMBER 31..................................  $  148,236  $  125,485  $   69,055
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                 See accompanying notes to financial statements

                           PRIME RESOURCES GROUP INC.

                         NOTES TO FINANCIAL STATEMENTS

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

1. DESCRIPTION OF BUSINESS

    Prime Resources Group Inc. ("Prime" or the "Company") is engaged in precious metals mining and related activities including exploration, extraction, processing and reclamation. Gold and silver dore, concentrate and ore are produced in Canada and are sold in Canada, Japan and the United States. The Company's principal assets are the Eskay Creek mine located 51 miles north of Stewart, British Columbia and the Snip mine located 56 miles northwest of Stewart, British Columbia.

    As at December 31, 1997, Homestake Canada Inc. ("HCI") owned approximately 50.6% of the common shares of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    These financial statements have been prepared in accordance with accounting principles generally accepted in Canada and are stated in Canadian dollars unless otherwise noted. As described in note 14, accounting principles generally accepted in Canada differ in certain material respects from those that the Company would have followed had these financial statements been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies used in the preparation of these financial statements are as follows:

    A) BASIS OF PREPARATION

    These financial statements include the Company, and the Company's proportionate share of the assets, liabilities and expenses of its undivided interest in the Snip mine joint venture up to April 29, 1996. Effective April 30, 1996 the Company acquired the remaining 60% of the Snip mine joint venture it did not already own and the joint venture was dissolved (note 7).

    B) CASH AND SHORT-TERM INVESTMENTS

    The Company invests its cash and short-term investments in government and corporate securities through major Canadian chartered banks and high quality financial institutions. All short-term investments are highly liquid with a maturity of twelve months or less at the date of purchase. The Company believes that no concentration of credit risk exists with respect to cash and short-term investments.

    C) INVENTORIES

    Product inventories, including gold dore, gold and silver in concentrate, crushed gold and silver ore in transit, stockpiled crushed ore and supplies inventories, are stated at the lower of average cost and net realizable value.

    D) INVESTMENTS

    Investments in resource companies, whose principal business is gold exploration, are carried at cost, except that declines in market value judged to be other than temporary are recognized in determining net income.

    E) RESOURCE ASSETS

    Mining assets are recorded at cost less amounts amortized. Following completion of a favorable feasibility study, development and costs incurred to place new mines in production and to complete major development projects at operating mines are capitalized. If a project is subsequently determined to be

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) uneconomic, a provision for impairment is provided in the period in which the determination is made. Ongoing development costs to maintain current production are expensed as incurred.

    Depreciation and amortization of resource assets is provided by the units-of-production method based on estimated proven and probable ore reserves of the individual mines. Proven and probable ore reserves reflect estimated quantities of economically recoverable ore which can be recovered in the future from known mineral deposits. Such estimates are based on projected costs and prices and are reviewed regularly by the Company. Mobile and other equipment are depreciated by straight-line methods over estimated useful lives of three to ten years.

    Exploration costs are expensed as incurred.

    F) PRODUCT SALES

    Product sales include the sale of ore and concentrates to smelters, net of smelter charges, and the sale of gold dore in the financial markets. Sales are recorded when title passes to the customers.

    The Company records the sale of ore and concentrates based on estimated weights, assays, commodity prices, treatment and penalty charges and foreign exchange rates prevailing at the date when title of a shipment passes. These shipments are subject to final settlement at a future date. Adjustments to these estimates for final quantities and prices are recorded to product sales as determined.

    G) RECLAMATION AND MINE CLOSURE COSTS

    The Company provides for all costs of reclamation and mine closure including employee severance, long-term care and monitoring and maintenance costs principally by the units-of-production method based on estimated proven and probable ore reserves. Reclamation costs and related accrued liabilities, which are estimated based on the Company's interpretation of current environmental and regulatory requirements are regularly updated using undiscounted current costs. However, the Company's estimates of its ultimate reclamation liabilities could change as a result of changes in regulations or cost estimates.

    H) FOREIGN CURRENCY TRANSLATION

    Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange in effect during the period.

    I) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting period. Differences in actual results from prior estimates are taken into account at the time the differences are determined.

    J) FINANCIAL INSTRUMENTS

    The carrying amounts for cash and short-term investments, accounts receivable and accounts payable on the balance sheets approximate fair value.

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

3. PRODUCT INVENTORIES

    Product inventories consist of:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1997       1996
                                                                                   ---------  ---------
Gold and silver concentrate and dore............................................   $   4,139  $  15,420
Crushed gold and silver ore.....................................................       2,108      2,218
                                                                                   ---------  ---------
                                                                                   $   6,247  $  17,638
                                                                                   ---------  ---------
                                                                                   ---------  ---------

4. INVESTMENTS

    In 1997, the Company acquired 300,000 common shares and share purchase warrants and 1.2 million flowthrough common shares and 1.5 million share purchase warrants of Kenrich Mining Corporation ("Kenrich") at a cost of $0.99 per share and $0.01 per warrant. Each warrant entitles the Company to purchase one-half of a common share of Kenrich exercisable in multiples of two, on or before July 31, 1999 at an aggregate price of $1.34 per share. The shares and share purchase warrants were acquired pursuant to a private placement which requires Kenrich to spend $1.2 million on exploration and development of a certain property (the "Corey" property) before July 31, 1999. As a condition of the private placement, Kenrich granted the Company an exclusive option to acquire a direct 51% interest in the Corey property by exercising the warrants, spending $7.3 million on exploration and development work on the property and satisfying other predetermined obligations. The Company may earn up to an additional 19% interest for a maximum 70% interest by incurring an additional $10 million on exploration and development of the Corey property prior to July 31, 2005. At December 31, 1997, $450,000 had been spent on exploration of the Corey property. The market value of the Kenrich shares at December 31, 1997 was $1.0 million.

    In 1995, the Company acquired 245,000 common shares of Teuton Resources Corp. ("Teuton") at $2.64 per share and 171,500 common shares of Minvita Enterprises Ltd. ("Minvita") at $3.79 per share. Of these amounts, 220,500 Teuton shares and 154,350 Minvita shares qualified as flowthrough shares for income tax purposes. These flowthrough shares were acquired pursuant to a private placement; Teuton and Minvita were required to spend 100% of the proceeds of the flowthrough shares on the exploration and development of a certain mineral property. During 1996, the Company acquired an additional 26,950 flowthrough common shares in Teuton for $1.80 per share. On December 31, 1997 the Company wrote down its investments in Teuton and Minvita to an aggregate market value of $0.2 million (market value at December 31, 1996--$0.3 million and December 31, 1995--$0.7 million).

5. ADVANCES

    In 1994, the Company provided a $12.0 million credit facility to a Canadian smelter. Funds advanced under this agreement were used exclusively for the upgrading of the smelter's plant for processing Eskay Creek ore. Repayment of the advances plus accrued interest was based on Eskay Creek ore shipments. The smelter repaid the remaining balance of $2.3 million during 1997 ($5.3 million repaid during 1996 and $4.4 million repaid during 1995).

    The Company has provided a collateralized demand loan to the Tahltan Nation Development Corporation ("TNDC"). The yearly repayment of this loan plus accrued interest is based on the higher of

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

5. ADVANCES (CONTINUED)
$0.2 million or 15% of the value of the work performed by TNDC under contract to the Eskay Creek mine. TNDC repaid $0.2 million during 1997.

6. RESOURCE ASSETS

    Resource assets consist of:

                                                                                    DECEMBER 31,
                                                                              ------------------------
                                                                                 1997         1996
                                                                              -----------  -----------
Eskay Creek mine
  Mining properties and development costs..................................   $   179,174  $   178,265
  Plant and equipment......................................................        53,772       33,396
Snip mine
  Mining properties and development costs..................................        57,401       57,401
  Plant and equipment......................................................        21,307       22,986
                                                                              -----------  -----------
                                                                                  311,654      292,048
Accumulated depreciation and amortization..................................      (115,955)     (81,631)
                                                                              -----------  -----------
                                                                              $   195,699  $   210,417
                                                                              -----------  -----------
                                                                              -----------  -----------

7. ACQUISITION OF SNIP MINE JOINT VENTURE INTEREST


    Effective April 30, 1996, the Company acquired from Cominco Ltd. the remaining 60% interest in the Snip mine it did not already own. The transaction was accounted for by the purchase method. Consideration for the acquisition was comprised of a payment of $53.5 million and a net smelter return royalty payable under certain circumstances (note 11e). The consideration was allocated as follows:


Cash...............................................................................  $   1,456
Working capital (net)..............................................................      5,896
Reclamation and mine closure liabilities...........................................     (2,337)
Mining properties and development costs............................................     36,426
Plant and equipment................................................................     12,033
                                                                                     ---------
                                                                                     $  53,474
                                                                                     ---------
                                                                                     ---------

8. CAPITAL STOCK

    a) Authorized:

        400,000,000 common shares without par value

        300,000,000 preference shares without par value

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

8. CAPITAL STOCK (CONTINUED)
    b) Issued and outstanding:

                                                      YEARS ENDED DECEMBER 31,
                              -------------------------------------------------------------------------
                                       1997                     1996                     1995
                              -----------------------  -----------------------  -----------------------
                               NUMBER OF                NUMBER OF                NUMBER OF
                                SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
                              -----------  ----------  -----------  ----------  -----------  ----------
Common shares..............       76,074   $  346,532      76,074   $  346,532      76,074   $  346,532
                              -----------  ----------  -----------  ----------  -----------  ----------
                              -----------  ----------  -----------  ----------  -----------  ----------

    c) There were 40,000 common share purchase options outstanding at December 31, 1997 (1996-- 20,000 and 1995--nil). The exercise price of the options is equal to the market price of the Company's common shares on the date of the grant and an option's maximum term is ten years. Options vest over a one-year period.

                        EXERCISE PRICE PER
  NUMBER OF SHARES             SHARE            EXPIRY DATES
--------------------  -----------------------  ---------------
         20                  $    9.55                 2006
         20                  $    8.50                 2007

    d) In 1997, the Company declared and paid dividends totaling $0.08 per common share (1996--$0.08 per share and 1995--$nil).

9. INCOME AND MINING TAXES

    Income and mining tax expense (benefit) differed from the amount which would result from applying the combined Canadian federal and provincial statutory tax rate to income before taxes as follows:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Income before taxes..............................................................  $  70,062  $  91,066  $  74,218
                                                                                   ---------  ---------  ---------
Canadian statutory income tax rate...............................................         46%        46%        46%
                                                                                   ---------  ---------  ---------
Income tax based on statutory rates..............................................     32,229     41,890     34,140
Resource allowance...............................................................     (5,619)    (7,499)    (6,148)
Deductible mining taxes..........................................................     (2,002)    (2,315)    (1,800)
Nontaxable income and nondeductible expenses.....................................      4,187      7,706      5,353
Tax benefit of prior years' losses...............................................     --         (3,826)    (6,066)
Other............................................................................       (563)      (346)      (284)
                                                                                   ---------  ---------  ---------
Income taxes.....................................................................     28,232     35,610     25,195
Mining taxes.....................................................................     11,141     13,404     11,879
Capital taxes....................................................................                              630
                                                                                   ---------  ---------  ---------
                                                                                   $  39,373  $  49,014  $  37,704
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    At December 31, 1997, the carrying value of the resource assets totaled $195.7 million, with respect to which the Company has a tax basis of approximately $51.2 million.

    The Company fully utilized its ordinary loss carryforwards during 1996.

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)


10. RELATED PARTY TRANSACTIONS


    a) Prime has no employees, and contracts with HCI to provide all managerial, technical, operating and administrative services. Under terms of this contract, the Company incurred the following:

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
Managerial and administrative fees................................................  $   2,414  $   2,243  $   1,791
Technical services................................................................        503        535        372
Direct operation by HCI personnel
  Eskay Creek mine................................................................      5,746      5,148      4,010
  Snip mine.......................................................................     15,819      7,041     --
                                                                                    ---------  ---------  ---------
                                                                                    $  24,482  $  14,967  $   6,173
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    b) Effective January 1, 1995, the Company and HCI agreed to conduct a joint Canadian exploration program. The Company's interest in the program is 49% and HCI's interest is 51%. During the year, the Company's share of expenditures on this program amounted to $1.7 million ($1.9 million during 1996 and $0.7 million during 1995).

11. FOREIGN CURRENCY AND OTHER COMMITMENTS

    a) Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which establish trading ranges within which the United States dollar may be exchanged for the Canadian dollar by setting minimum and maximum rates. The Company does not require or place collateral for these contracts. However, the Company minimizes its credit risk by dealing with only major international banks and financial institutions. At December 31, 1997, the Company had United States dollar contracts outstanding as follows:

                         WEIGHTED-AVERAGE
                        EXCHANGE RATES TO
  AMOUNT COVERED         CANADIAN DOLLARS
   UNITED STATES     ------------------------
      DOLLARS          MINIMUM      MAXIMUM    EXPIRATION DATES
-------------------  -----------  -----------  -----------------
      127,840            1.3250       1.3893            1998
       38,240            1.3481       1.4047            1999
       25,000            1.3714       1.4335            2000

    b) The Company has entered into various commitments in the ordinary course of business, which include commitments to perform assessment work and other obligations necessary to maintain and protect its mining properties and commitments under federal and provincial environmental health and safety permits.

    c) At December 31, 1997, the Company had a $15 million line of credit with a major Canadian bank which bears interest at the bank's prime rate. Letters of credit for $5.2 million have been issued against this line of credit as collateral for the necessary reclamation permits to operate the Eskay Creek and Snip mines.

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

11. FOREIGN CURRENCY AND OTHER COMMITMENTS (CONTINUED)
    d) The majority of the properties comprising the Eskay Creek mine are subject to a 1% net smelter return royalty. In 1997 the Company paid $1.5 million in royalties (1996--$1.5 million and 1995--$1.3 million).

    e) Under the terms of the April 30, 1996 acquisition of the remaining 60% interest in the Snip mine, the Company is committed to a 5% net smelter royalty on the ounces of gold recovered that are in excess of the known proven and probable reserves and geological resources at the time of acquisition. No amount was payable for the commitment during the year.

12. CONTINGENCIES


    In October 1997, the Company (49% interest) and HCI (51% interest) entered into a letter agreement with Inmet Mining Corporation ("Inmet") to purchase the Troilus mine in Quebec for US $110 million plus working capital. In December 1997, Prime and HCI terminated the agreement after determining that, on the basis of due diligence studies, conditions to closing the transaction would not be satisfied. Inmet has advised the Company and HCI that it is disputing the termination of the purchase agreement, and has commenced legal action with respect to the termination.


    The Company believes that this legal action is without merit and the ultimate resolution will not have a material adverse effect on its financial position or results of operations.

13. EXPORT SALES

    The Company sells dore, gold and silver ore and concentrate to smelters in Canada, Japan and the United States. Sales to these markets were:

                                                                YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Japan....................................................  $   89,680  $   62,824  $   49,466
United States............................................      34,815      29,948      10,308
Other....................................................      --           4,912       2,418
                                                           ----------  ----------  ----------
Total export sales.......................................     124,495      97,684      62,192
Canada...................................................      82,878     101,060      93,664
                                                           ----------  ----------  ----------
                                                           $  207,373  $  198,744  $  155,856
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    Reconciliation of income determined in accordance with generally accepted accounting principles (GAAP) in Canada to income determined under United States GAAP is as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Net income based on Canadian GAAP............................  $  30,689  $  42,052  $  36,514
Foreign exchange loss(a).....................................     (4,992)      (128)       128
Deferred income and mining taxes(b)..........................      7,165      6,366      6,106
                                                               ---------  ---------  ---------
Net income based on US GAAP..................................  $  32,862  $  48,290  $  42,748
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Net income per share based on US GAAP (basic and diluted)....  $    0.43  $    0.63  $    0.56
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The cumulative effect of these adjustments on Shareholders' Equity are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1997        1996        1995
                                                         ----------  ----------  ----------
Shareholders' equity based on Canadian GAAP............  $  313,535  $  288,932  $  252,966
Foreign exchange gain (loss) (a).......................      (4,992)     --             128
Deferred income and mining taxes (b)...................     (28,444)    (35,609)    (41,975)
Cumulative investment holding gain (loss)..............        (786)         24           5
                                                         ----------  ----------  ----------
Shareholders' equity based on US GAAP..................  $  279,313  $  253,347  $  211,124
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

A) FOREIGN EXCHANGE


    Under Canadian GAAP, the options entered into under the Company's foreign currency program meet the criteria for hedge accounting and as a result any gain or loss is deferred and recorded in income over the term of the originally designated hedge transaction. US GAAP requires that foreign currency options which are not hedges of existing assets or firm commitments be marked to market and the resulting changes in market value be included in income in the period they arise.


B) DEFERRED INCOME AND MINING TAXES

    Canadian GAAP requires the use of the deferral method of accounting for income taxes. The annual tax provision is computed on pretax accounting income adjusted for certain permanent differences. The deferred tax charge or credit is the difference between the total tax provision and the taxes actually payable for the current year. The current year deferred tax provision is measured using current year tax rates and is not adjusted for subsequent changes in rates.

    US GAAP requires the use of the liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax changes during the year.

                           PRIME RESOURCES GROUP INC.

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS
                        AND DOLLAR AMOUNTS ARE CANADIAN)

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
C) INVESTMENTS

    Under Canadian GAAP, investments are recorded at cost and are written down when there has been a decline in value which is other than temporary. Under US GAAP, Prime's investments would be classified as available-for-sale investments and would be carried at market value. Unrealized gains and losses on these investments are recorded as a separate component of shareholders' equity except that declines in market value judged to be other than temporary are recognized in determining income.

D) SUPPLEMENTARY UNITED STATES GAAP DISCLOSURES:

(I) INTEREST AND TAXES PAID

    Interest and income and mining taxes paid were as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Interest paid...................................................  $     612  $     634  $     798
Income and mining taxes paid....................................  $  73,900  $   8,800  $   3,400
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    (II) CASH AND SHORT-TERM INVESTMENTS

    Under US GAAP, only investments with maturities of three months or less qualify as cash equivalents. Based on this definition, $128.8 million, $93 million and $16 million at December 31, 1997, 1996 and 1995, respectively, which are included in cash and short-term investments, would be reported separately as short-term investments.

                           PRIME RESOURCES GROUP INC.
                            SELECTED FINANCIAL DATA

SHARE PRICES

    (CANADIAN DOLLARS PER SHARE)

                                                                               YEARS ENDED DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                   1997       1996       1995       1994       1993
                                                                 ---------  ---------  ---------  ---------  ---------
High...........................................................  $   12.50  $  15.125  $  11.375  $  11.375  $    9.25
Low............................................................       6.85       8.75       7.00      8.625       2.00
End............................................................       9.50       9.70      9.375     10.125       9.25

GOLD PRICES(1)

(UNITED STATES DOLLARS PER OUNCE)

                                                                                          YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------------------------
                                                                              1997       1996       1995       1994       1993
                                                                            ---------  ---------  ---------  ---------  ---------
High......................................................................  $     367  $     415  $     396  $     395  $     406
Low.......................................................................        283        367        372        378        326
Average...................................................................        331        388        385        384        360

------------------------

(1) Quoted on the London Metals Exchange.

SILVER PRICES(1)

(UNITED STATES DOLLARS PER OUNCE)

                                                                                       YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------------------------
                                                                           1997       1996       1995       1994       1993
                                                                         ---------  ---------  ---------  ---------  ---------
High...................................................................  $    6.21  $    5.79  $    6.01  $    5.31  $    5.13
Low....................................................................       4.21       4.67       4.25       4.95       4.56
Average................................................................       4.89       5.18       5.16       5.28       4.96

------------------------

(1) Quoted by Handy & Harman.

EXCHANGE RATES

(EXPRESSED IN CANADIAN DOLLARS FOR US $1.00)

                                                                           YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
High.......................................................  $  1.4398  $  1.3860  $  1.4235  $  1.4078  $  1.3443
Low........................................................     1.3357     1.3306     1.3282     1.3103     1.2428
Average....................................................     1.3849     1.3581     1.3723     1.3699     1.2939
End of Year................................................     1.4291     1.3696     1.3652     1.4030     1.3255

                           PRIME RESOURCES GROUP INC.
                  SELECTED FIVE-YEAR FINANCIAL INFORMATION(1)

  (DOLLAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                               DECEMBER 31,
                                                         --------------------------------------------------------
                                                            1997        1996        1995       1994       1993
                                                         ----------  ----------  ----------  ---------  ---------
Revenues...............................................  $  212,146  $  204,587  $  158,148  $  28,626  $  32,792
Net income.............................................      30,689      42,052      36,514      7,136      4,571
Net income per share...................................        0.40        0.55        0.48       0.10       0.06
Total assets...........................................     377,093     381,286     298,994    234,784    170,215
Dividends..............................................       6,086       6,086

------------------------


(1) The above selected financial information is presented on the basis of a consolidation of the accounts of Prime with predecessor companies and, prior to May 1, 1996, includes Prime's 40% share of assets, liabilities, income and expenses of the Snip mine operations. Inter-company transactions have been eliminated.


           SELECTED FINANCIAL INFORMATION FOR THE LAST EIGHT QUARTERS
  (DOLLAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                    FOR THE QUARTERS ENDED
                                             --------------------------------------------------------------------
                                             DECEMBER 31, 1997  SEPTEMBER 30, 1997  JUNE 30, 1997  MARCH 31, 1997
                                             -----------------  ------------------  -------------  --------------
Revenues...................................      $  54,756          $   55,291       $    53,751     $   48,348
Net income.................................          8,744               5,343             7,606          8,996
Net income per share.......................           0.11                0.07              0.10           0.12


                                                                    FOR THE QUARTERS ENDED
                                             --------------------------------------------------------------------
                                             DECEMBER 31, 1996  SEPTEMBER 30, 1996  JUNE 30, 1996  MARCH 31, 1996
                                             -----------------  ------------------  -------------  --------------
Revenues...................................      $  49,700          $   52,059       $    53,284     $   49,544
Net income.................................          9,637               9,010            10,202         13,203
Net income per share.......................           0.13                0.12              0.13           0.17

                                   APPENDIX J

                            HOMESTAKE MINING COMPANY
                       CONSOLIDATED FINANCIAL STATEMENTS
                             AND SUPPLEMENTARY DATA

                                     INDEX


                                                                                                              PAGE
                                                                                                            ---------
For the Six Months Ended June 30, 1998:

  Management's Discussion and Analysis....................................................................        J-2
  Condensed Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997 (Unaudited).............       J-12
  Condensed Statements of Consolidated Operations for the Three and Six Months Ended June 30, 1998 and
    1997 (Unaudited)......................................................................................       J-13
  Condensed Statements of Consolidated Cash Flows for the Six Months Ended June 30, 1998 and 1997
    (Unaudited)...........................................................................................       J-14
  Notes to Condensed Consolidated Financial Statements (Unaudited)........................................       J-15

For the Years Ended December 31, 1997, 1996 and 1995:

  Management's Discussion and Analysis....................................................................       J-24
  Statements of Consolidated Operations for the Years Ended December 31, 1997, 1996 and 1995..............       J-36
  Consolidated Balance Sheets as of December 31, 1997 and 1996............................................       J-37
  Statements of Consolidated Cash Flows for the Years Ended December 31, 1997, 1996 and 1995..............       J-38
  Statements of Consolidated Shareholders' Equity for the Years Ended December 31, 1997, 1996 and 1995....       J-39
  Notes to Consolidated Financial Statements..............................................................       J-40
  Report of Independent Auditors..........................................................................       J-70
  Quarterly Selected Data.................................................................................       J-71
  Five-Year Selected Data.................................................................................       J-72

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
             (ALL AMOUNTS IN US DOLLARS UNLESS OTHERWISE INDICATED)

FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

    (UNLESS SPECIFICALLY STATED OTHERWISE, THE FOLLOWING INFORMATION RELATES TO AMOUNTS INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS WITHOUT REDUCTION FOR MINORITY INTERESTS. INFORMATION FOR PRIOR PERIODS HAS BEEN RESTATED TO INCLUDE PLUTONIC WHICH WAS ACQUIRED ON APRIL 30, 1998. HOMESTAKE REPORTS PER OUNCE PRODUCTION COSTS IN ACCORDANCE WITH THE "GOLD INSTITUTE PRODUCTION COST STANDARD.")

    On April 30, 1998 Homestake completed the acquisition of Plutonic Resources Limited ("Plutonic"), an Australian gold producer, by issuing 64.4 million shares with a market value of approximately $770 million. Homestake issued 63.9 million shares in exchange for all Plutonic fully paid ordinary shares outstanding based on an exchange ratio of 0.34 Homestake common shares for each Plutonic fully paid ordinary share, and 0.5 million Homestake common shares for the Plutonic partly paid shares and options outstanding. The business combination has been accounted for as a pooling of interests, and accordingly, Homestake's consolidated financial statements have been restated to include Plutonic for all prior periods.

                             RESULTS OF OPERATIONS

    Homestake recorded a net loss of $30.9 million or $0.15 per share during the second quarter of 1998 compared to a net loss of $64.9 million or $0.31 per share during the second quarter of 1997. The 1998 second quarter loss includes charges of $15 million ($17.9 million pretax) or $0.07 per share for business combination and integration costs related to the Plutonic acquisition and $2.6 million ($2.9 million pretax) or $0.02 per share for write-downs of exploration properties. Results for the 1997 second quarter include write-downs of $50 million ($65.1 million pretax) or $0.24 per share taken primarily at the Mt Morgans mine and the Meekatharra exploration property.

    Excluding the effect of nonrecurring items, Homestake incurred a net loss of $13.3 million or $0.06 per share in the 1998 second quarter compared to a net loss of $14.9 million or $0.07 per share in the 1997 second quarter. The improved results reflect a substantial decline in cash costs, higher production and reduced exploration expenditures. These factors were offset in part by a significant decline in the gold price, higher mark-to-market losses on foreign currency exchange contracts, and increased depreciation, depletion and amortization expenses primarily due to higher sales volumes.

    Gold production in the second quarter of 1998 was 656,600 ounces compared to 626,700 ounces produced in the second quarter of 1997. During the second quarter of 1998, sales of equivalent ounces of gold increased by 14% to 693,800 ounces compared to 610,900 ounces in the second quarter of 1997. However, gold and ore sales revenue decreased to $210.7 million during the three months ended June 30, 1998 from $214.4 million in the corresponding prior year period due to a decline in the average price of gold. Homestake's average realized price declined to $316 per equivalent ounce of gold in the second quarter of 1998 from $362 per equivalent ounce realized in the comparative 1997 period.

    In January 1998, Homestake began a major restructuring of operations at the Homestake mine in order to reduce operating costs. Homestake suspended underground mining for approximately 60 days while it completed the final details of the new operating plan and readied the underground mine to begin operating on the restructured basis. Open Cut ore stockpiles continued to be processed through the mill at an accelerated rate while the underground operations were suspended. The new mine plan specifically is designed to improve the grade of ore recovered through the increased use of mechanized cut-and-fill mining methods. When fully implemented, the plan will reflect a reorganization of underground activities and a significant reduction in work force that will generate considerable cost savings and will increase the mine's future total earnings and cash flow. Homestake expects to invest up to $30 million by the end of 1999 in the restructuring process to purchase equipment, and upgrade facilities and infrastructure. Once the new operating plan is fully implemented by the end of 1999, annual gold production is expected to be between 150,000 and 180,000 ounces. Total cash costs for the underground operations are projected to decline to $280 per ounce from the 1997 levels of approximately $335 per ounce. Underground crews returned to work on a limited basis on March 26, 1998, and the remaining underground work force, about one-half of the size of the pre-shutdown force, returned on a phased basis through April 1998. Substantial development work is ongoing to prepare the mine to operate under the new operating plan, and production is increasing each month.

    Domestic gold production increased slightly to 182,600 ounces during the second quarter of 1998 from 174,600 ounces during the second quarter of 1997. The increase primarily is due to the commencement of production at the new Ruby Hill mine in Nevada, offset by the temporary suspension of mining in the underground operations at the Homestake mine. The Ruby Hill mine, which commenced commercial production effective January 1, 1998, produced 30,400 ounces of gold at a cash cost $123 per ounce during the second quarter of 1998. The mine continues to exceed initial projections due to processing 12% more tons than planned and to a higher gold recovery rate. At the HOMESTAKE MINE, gold production during the second quarter of 1998 declined by 28% to 70,400 ounces compared to 97,900 ounces during the second quarter of 1997. During the temporary shut down, the mill processed an increased volume of lower-grade ore from the lower-cost Open Cut operations. The increased volume of Open Cut ore reduced the mine's average cash costs to $256 per ounce during the 1998 second quarter from $330 per ounce in the 1997 second quarter. At the MCLAUGHLIN MINE, production increased to 34,800 ounces during the second quarter of 1998 from 30,900 ounces during the prior year's second quarter due to a combination of higher ore grades and an increase in mill throughput. These factors together with lower unit operating and maintenance costs resulted in a significant reduction in cash costs to $201 per ounce in 1998 from $254 per ounce in the second quarter of 1997. Homestake's share of production at the ROUND MOUNTAIN MINE increased by 4,000 ounces to 36,500 ounces during the second quarter of 1998 from 32,500 ounces produced during the second quarter of 1997. The higher production primarily is due to production from the new 8,000 tons-per-day mill which was commissioned in late 1997. The new mill, which was constructed to process higher-grade ores, produced 6,200 ounces (Homestake's share) during the quarter. Cash costs at Round Mountain declined to $194 per ounce in the 1998 second quarter from $204 per ounce in the 1997 second quarter due to cost savings associated with the new mining plan instituted in 1997. The new pit design has led to a lower stripping ratio that has reduced unit costs and capital requirements, substantially improving earnings and cash flow over the life of the operation.

    Total foreign gold production during the three months ended June 30, 1998 increased 21,900 ounces or 5% to 474,000 equivalent ounces over the comparable period for the prior year. This increase in production primarily is due to a significant increase in production at the Eskay Creek and Williams mines in Canada and at the Lawlers mine in Australia.


    Production at the ESKAY CREEK MINE increased to 130,000 gold equivalent ounces during the second quarter of 1998 from 100,900 gold equivalent ounces during the second quarter of 1997. Although the gold grade has been consistently above projections this year, most of the production increase can be attributed to a lower silver/gold equivalency ratio and the excellent performance from the gravity/flotation mill installed in December 1997 to process lower-grade ore. Cash costs (including third-party smelter costs) were $134 per equivalent ounce in the 1998 second quarter compared to $157 per equivalent ounce in the 1997 second quarter. Homestake's share of production from the WILLIAMS MINE was 50,900 ounces of gold at a cash cost of $209 per ounce during the second quarter of 1998 compared to 42,800 ounces at a cash cost of $272 per ounce during the second quarter of 1997. The higher production was attributable to an increase in tons milled and an increase in the ore grade. The significant decline in cash cost resulted from increased production, improved ground conditions and lower underground development costs. Homestake's share of production from the DAVID BELL MINE was 22,900 ounces at a cash cost of $180 per ounce during the second quarter of 1998 compared to 20,800 ounces at a cash cost of $213 per ounce during the second quarter of 1997 due to an increase in tons milled. Homestake's share of production at the SNIP MINE decreased to 26,800 ounces in the 1998 second quarter from 31,300 ounces in the 1997 second quarter. The decline in production reflect the mining of lower-grade ore. However, costs still declined as the impact of the lower ore grade was more than offset by lower mining and service costs. Overall Canadian operations cash cost also benefited from a four percent decline in the average Canadian/U.S. dollar exchange rate between the second quarters of 1998 and 1997.

    HGAL's share of production at the Kalgoorlie operations in Western Australia totaled 104,800 ounces in the second quarter of 1998 compared to 107,000 ounces in the second quarter of 1997. A small decline in mill throughput due to a planned relining of the SAG mill and an unscheduled shutdown to inspect and repair damage to the mill girth gear was offset by the mining of higher-grade ore from the Super Pit. Cash costs in 1998 declined to $219 per ounce from $279 per ounce in 1997, attributable to lower costs and the decline in value of the Australian dollar in relation to the U.S. dollar.

    In the second quarter of 1998, gold production at the PLUTONIC mine dropped to 55,700 ounces at a cash cost of $247 per ounce compared to 73,900 ounces at a cash cost of $218 per ounce in the prior year's second quarter. Plutonic is mainly an underground operation as the open pit was mined out in 1997. Mill feed from underground operations was somewhat below expectations in the last quarter as lode structures in the NW Extension were flatter and less continuous than anticipated, making mining more difficult. However, current drilling already has succeeded in defining higher-grade lode structures in areas where production will commence in the third quarter.

    Gold production for the latest quarter at the DARLOT/CENTENARY mine declined to 14,700 ounces in 1998 from 16,100 ounces in the 1997 quarter as ore was sourced predominantly from the lower-grade Darlot orebody. Consequently, cash costs increased to $289 per ounce in 1998 from $271 per ounce in 1997. Development of the low-cost, high-grade Centenary deposit has been delayed somewhat as a result of a change in mining contractors. Initial production from the Centenary deposit is expected to take place by the end of the third quarter.

    For the second quarter of 1998, production from the LAWLERS mine increased to 30,800 ounces compared to 18,500 ounces in the comparable period of the previous year. Ore grades, particularly from the New Holland South underground zone, and the recovery rate from the gravity circuit both have been higher than anticipated. As a result, cash costs declined to $203 per ounce compared to $232 per ounce in 1997. Work has commenced on a second decline to access the deeper lode structures of the New Holland South zone.

    Homestake's 80% share of gold production from the MT MORGANS mine was 15,100 ounces in the latest quarter at a cash cost of $222 per ounce compared to 16,500 ounces at a cost of $411 per ounce in the comparable 1997 quarter. Cash costs declined substantially despite the drop in production due to higher than expected ore grades and recoveries from stockpiled ore. The Mt Morgans mine is scheduled to cease operations in September 1998. However, recent exploration results have been very promising, and could result in extending the life of the mine if additional ore is located.

    Overall Australian operations cash costs per ounce also benefited from an eighteen percent decline in the average Australian/U.S. dollar exchange rate between the second quarters of 1998 and 1997.

    At the LA FALDA mine in Chile, second quarter 1998 gold production increased to 12,700 ounces compared to 8,300 ounces in 1997 primarily due to higher recoveries. Cash costs declined to $191 per ounce from $203 per ounce. At present, oxide ore is being mined and heap leached while metallurgical work continues on the much larger, predominantly unoxidized Jeronimo orebody. Recent tests of bio-oxidation techniques have been encouraging and testing to determine the best method for extracting gold from the ore will continue. A decline is being developed to access the deeper sulfide ore so that a large sample of this ore can be obtained for metallurgical testing.

    Homestake's consolidated total cash costs per ounce decreased 26 percent to $201 in the 1998 second quarter compared to $254 in the 1997 second quarter. Approximately $21 per ounce of this decline is attributable to the lower Australian and Canadian dollar exchange rates.

    For the six months ended June 30, 1998, Homestake recorded a net loss of $37.5 million or $0.18 per share compared to a net loss of $16.6 million or $0.08 per share in 1997. The net loss for the first half of the 1998 includes $17.7 million ($20.7 million pretax) or $0.08 per share for business combination and integration costs related to the acquisition of Plutonic, $5.9 million ($8.9 million pretax) or $0.03 per share in restructuring costs relating to the Homestake mine, and $2.6 million ($2.9 million pretax) or $0.02 per share for write-downs of exploration properties. The net loss for the first six months of 1997 includes gains of $47.2 million ($62.9 million pretax) or $0.22 per share from the break-up fee received from Santa Fe Pacific Gold Corporation ("Santa Fe") upon termination of Homestake's merger agreement with Santa Fe and $8.1 million ($13.5 million pretax) or $0.04 per share from the sale of joint venture interests in two mining properties in the Northwest Territories of Canada, and an after-tax loss of $50 million ($65.1 million pretax) or $0.24 per share primarily related to the write-downs at the Mt Morgans mine and the Meekatharra exploration property.

    Year-to-date revenues from gold and ore sales totaled $405 million during the first six months of 1998 compared to $442.2 million during the first six months of 1997, reflecting significantly lower average realized prices partially offset by increased sales volumes. During the first half of 1998, 1,332,500 equivalent ounces of gold were sold at an average realized price of $316 per ounce compared to sales of 1,231,900 equivalent ounces of gold sold at an average realized price of $364 per ounce during the first half of 1997. The increased sales volumes primarily are due to increases in production.

    Homestake's share of revenues from the MAIN PASS 299 OPERATION in the Gulf of Mexico declined to $5.7 million during the second quarter of 1998 from $6.8 million in the second quarter of 1997, and operating losses were $1 million during the second quarter compared to losses of $0.4 million during the 1997 second quarter. Sulfur sales increased to 77,900 long tons during the 1998 second quarter from 76,700 long tons during the 1997 second quarter. However, the average realized sulfur price declined to $58 per ton during the 1998 second quarter compared to $60 per ton during the second quarter of the previous year. Oil sales also declined due to a 29% decrease in production and a 31% decrease in the average oil price per barrel. Year-to-date 1998 revenues from the Main Pass 299 operations decreased to $11.8 million compared to year-to-date 1997 revenues of $13.8 million, and year-to-date 1998 operating losses were $1.7 million compared to losses of $1 million for the year-to-date 1997 period. The 1998 results reflect lower oil prices and sales volumes, offset by lower depreciation charges following the write down of the sulfur assets at September 30, 1997.

    Homestake's gold hedging policy provides for the use of forward sales contracts for up to 30% of each of the following ten year's expected annual gold production at prices in excess of certain targeted prices, and the use of combinations of put and call option contracts to establish minimum floor prices while allowing participation in future increases in the price of gold. In 1997, Homestake entered into a series of put and call options which provide a floor price of $325 per ounce for 900,000 ounces of 1998 production while allowing for full participation in any increase in the price of gold above $336 per ounce. Gold sales for the three and six months ended June 30, 1998 includes 225,000 and 450,000 ounces, respectively, at an average price of $325 per ounce under this program. At June 30, 1998 Homestake owned put options for 450,000 ounces of gold exercisable during 1998 at a price of $325 per ounce. Homestake also had written call options outstanding for 450,000 ounces of gold exercisable during 1998 at a price of $325 per ounce and owned call options for 450,000 ounces of gold exercisable during 1998 at a price of $336 per ounce.


    During the three and six months ended June 30, 1998 Homestake delivered or financially settled 55,900 and 178,900 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at average prices of $372 and $339 per ounce, respectively. During the three and six months ended June 30, 1997 Homestake delivered 124,300 and 265,150 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at average prices for both periods of $429 per ounce. During June 1998, Homestake closed out and financially settled one million ounces of its Australian dollar-denominated forward gold contracts. The gain of $5 million realized on this transaction was deferred and will be recorded in income as the originally designated production is delivered. At June 30,

1998 Homestake had remaining commitments for 210,000 ounces of its future Australian dollar denominated forward gold contracts at an average price of $320 (A$526) per ounce.

    During the three and six months ended June 30, 1998 Homestake delivered or financially settled 30,000 and 60,000 ounces of its North American gold production at average prices of $398 and $396 per ounce, respectively, and during the three and six months ended June 30, 1997 Homestake delivered or financially settled 30,000 and 60,000 ounces of its North American gold production at average prices of $383 and $381 per ounce, respectively. At June 30, 1998 Homestake had committed 520,000 ounces of its future North American gold production for sale through the year 2003 at an average price of $438 per ounce under forward sales contracts. Homestake also owned put options for 30,000 ounces of gold exercisable during 2000 at a price of $350 per ounce and had written call options outstanding for 15,000 ounces of gold exercisable during 2000 at an average price of $395 per ounce.

    Homestake's hedging activities increased revenues by approximately $13 million and $27 million in the three and six months ended June 30, 1998, respectively, and by approximately $14 million and $29 million in the three and six months ended June 30, 1997, respectively. The estimated liquidation value of Homestake's hedging position at June 30, 1998 was approximately $56.9 million.

    In February 1998, Prime adopted a gold and silver hedging policy which provides for the use of forward sales contracts for up to 40% of each of the following five year's expected annual gold and silver production at prices in excess of certain targeted prices. At June 30, 1998 Prime had forward sales outstanding for approximately 7.2 million ounces of silver during the period 1999 through 2001 at an average price of $6.28 per ounce.

    A significant portion of Homestake's operating expenses is incurred in Australian and Canadian currencies. Homestake's profitability is impacted by fluctuations in these currencies' exchange rates relative to the United States dollar. Under Homestake's foreign currency protection program, Homestake has entered into a series of foreign currency option contracts which establish trading ranges within which the United States dollar may be exchanged for Australian and Canadian dollars. At June 30, 1998 Homestake had a recorded net unrealized loss of $28.9 million on open contracts under this program.

    OTHER INCOME for the six months ended June 30, 1998 includes foreign currency exchange losses of $25.4 million and gains on sales of Rabbi Trust investments of $4.3 million. Other income in 1997 includes a $13.5 million gain on sale of the George Lake/Back River joint venture interests and a net foreign currency exchange losses of $6.9 million.

    DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE increased to $37.4 million in the second quarter of 1998 compared to $34 million during the 1997 second quarter reflecting the higher gold production, offset by reduced depreciation charges following the asset write-downs during 1997.

    EXPLORATION EXPENSE for the three and six months ended June 30, 1998 was $11.5 million and $21.8 million, respectively, compared to $18.1 million and $30.1 million of the respective three and six months periods ended June 30, 1997. Homestake expects to spend approximately $58 million during 1998 on exploration projects, of which 50% is expected to be spent in Australia and 30% in North America.

    INCOME AND MINING TAX EXPENSE for the six months ended June 30, 1998 was $2.3 million compared to $31 million for the six months ended June 30, 1997. The decrease in tax expense primarily reflects taxes of $15.7 million provided during 1997 on the break-up fee received from Santa Fe upon termination of Homestake's merger agreement with Santa Fe. For the first half of 1998, the consolidated effective tax rate was a negative 8%, reflecting the geographic mix of pretax income and losses. The tax benefits related to losses incurred in the United States and Australia were more than offset by a tax expense recorded with respect to the Canadian earnings. Homestake's consolidated effective income and mining tax rate will fluctuate depending on the geographical mix of pretax income.

    MINORITY INTERESTS in the income of consolidated subsidiaries increased during the first six months of 1998 to $5.6 million from $4.9 million during the first six months of 1997. The increase in minority interests primarily is attributable to higher earnings at the Eskay Creek mine which is owned by Prime Resources Group Inc., a 50.6%-owned subsidiary of Homestake.

    The following chart details Homestake's gold production and total cash costs per ounce by location, and consolidated revenue and production costs per ounce.


                                                                          PRODUCTION
                                                          ------------------------------------------
                                                           THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                JUNE 30,              JUNE 30,
                                                          --------------------  --------------------
                                                            1998       1997       1998       1997
                                                          ---------  ---------  ---------  ---------
                                                                    (OUNCES IN THOUSANDS)
Mine (Percentage interest)
Homestake (100).........................................       70.4       97.9      146.4      204.3
Ruby Hill (100).........................................       30.4     --           61.0     --
McLaughlin (100)........................................       34.8       30.9       64.9       62.5
Round Mountain (25).....................................       36.5       32.5       69.5       60.6
Pinson (50).............................................        4.5        6.2       10.9       12.6
Marigold (33)...........................................        6.0        7.1       12.2       14.3
                                                          ---------  ---------  ---------  ---------
  Total United States...................................      182.6      174.6      364.9      354.3

Eskay Creek (100)(1)....................................      130.0      100.9      271.1      195.5
Williams (50)...........................................       50.9       42.8       95.6       94.2
David Bell (50).........................................       22.9       20.8       41.1       43.8
Quarter Claim (25)......................................        2.8        2.8        5.6        5.6
Snip (100)(2)...........................................       26.8       31.3       50.5       59.5
                                                          ---------  ---------  ---------  ---------
  Total Canada..........................................      233.4      198.6      463.9      398.6

Kalgoorlie (50).........................................      104.8      107.0      198.9      215.3
Plutonic (100)..........................................       55.7       73.9      112.0      135.0
Darlot/Centenary (100)..................................       14.7       16.1       30.3       29.5
Lawlers (100)...........................................       30.8       18.5       62.4       28.2
Mt Morgans (80).........................................       15.1       16.5       34.6       36.6
Peak Hill (67)..........................................        6.8        9.0       12.6       18.4
                                                          ---------  ---------  ---------  ---------
  Total Australia.......................................      227.9      241.0      450.8      463.0

Agua de la Falda, Chile (100)...........................       12.7        8.3       23.7        8.3
                                                          ---------  ---------  ---------  ---------
TOTAL PRODUCTION(4).....................................      656.6      626.7    1,303.3    1,237.2
Less Minority Interests.................................      (83.7)     (69.5)    (170.5)    (130.1)
                                                          ---------  ---------  ---------  ---------
HOMESTAKE'S SHARE.......................................      572.9      557.2    1,132.8    1,107.1
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

                                                                       TOTAL CASH COSTS
                                                          ------------------------------------------
                                                           THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                JUNE 30,              JUNE 30,
                                                          --------------------  --------------------
                                                            1998       1997       1998       1997
                                                          ---------  ---------  ---------  ---------
                                                                     (DOLLARS PER OUNCE)
Mine (Percentage interest)
UNITED STATES
  Homestake (100).......................................  $     256  $     330  $     250  $     323
  Ruby Hill (100).......................................        123     --            126     --
  McLaughlin (100)......................................        201        254        216        249
  Round Mountain (25)...................................        194        204        200        219
  Pinson (50)...........................................        447        372        374        342
  Marigold (33).........................................        261        257        253        243
CANADA
  Eskay Creek (100)(3)..................................        134        157        127        161
  Williams (50).........................................        209        272        226        251
  David Bell (50).......................................        180        213        206        203
  Quarter Claim (25)....................................        169        172        170        174
  Snip (100)(3).........................................        203        216        213        210
AUSTRALIA
  Kalgoorlie (50).......................................        219        279        239        276
  Plutonic (100)........................................        247        218        256        243
  Darlot/Centenary (100)................................        289        271        312        322
  Lawlers (100).........................................        203        232        195        238
  Mt Morgans (80).......................................        222        411        227        386
  Peak Hill (67)........................................        253        251        278        245
CHILE
  Agua de la Falda (100)................................        191        203        202        203
WEIGHTED AVERAGE........................................  $     201  $     254  $     207  $     256
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
PER OUNCE OF GOLD
Revenue.................................................  $     316  $     362  $     316  $     364
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Per Ounce Costs
Cash Operating Costs (5)................................  $     197  $     250  $     204  $     252
Other Cash Costs (6)....................................          4          4          3          4
                                                          ---------  ---------  ---------  ---------
    Total Cash Costs....................................        201        254        207        256
Noncash Costs (7).......................................         56         58         56         59
                                                          ---------  ---------  ---------  ---------
    Total Production Costs..............................  $     257  $     312  $     263  $     315
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

------------------------

(1) Ounces produced are expressed on a gold equivalent basis. Silver is converted to gold equivalent using the ratio of the silver market price to the gold market price. Eskay Creek production includes 70,000 (56,500 in 1997) ounces of gold and 3.1 million (3.2 million in 1997) ounces of silver contained in ore and concentrates sold to smelters in the second quarter, and 143,400 (110,900 in 1997) ounces of gold and 6.3 million (6 million in 1997) ounces of silver contained in ore and concentrates sold to smelters in the year-to-date period.

(2) Includes ounces of gold contained in dore and concentrates.

(3) For comparison purposes, total cash costs per ounce include estimated third-party costs incurred by smelter owners and others to produce marketable gold and silver.

(4) Includes 4,200 ounces and 12,500 ounces of gold produced at the Bellevue project in Western Australia during the 1997 second quarter and year-to-date periods, respectively, and 500 ounces produced at the El Hueso mine in Chile during the 1997 year-to-date period.

(5) Cash operating costs are costs directly related to the physical activities of producing gold; includes mining, milling, third-party smelting and in-mine drilling expenditures that are related to production.

(6) Other cash costs are costs that are not directly related to, but may result from, gold production; includes production taxes and royalties.

(7) Noncash costs are costs that typically are accounted for ratably over the life of an operation; includes depreciation, depletion, accruals for final reclamation. Noncash costs do not include amortization of additions to property resulting from SFAS 109 deferred tax purchase accounting adjustments, as these additions did not involve any economic resources of Homestake.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations totaled $63.8 million during the first six months of 1998 compared to $109.8 million during the first six months of 1997. Cash provided by operations during the 1997 six-month period includes the termination fee received from Santa Fe upon termination of Homestake's merger agreement with Santa Fe, partially offset by $50 million in payments for income and mining taxes, primarily payments made in the first quarter of 1997 related to Prime's 1996 taxable income. Payments for income and mining taxes of $11.4 million (net) were made during the first six months of 1998. Working capital at June 30, 1998 amounted to $308 million, including $284 million in cash and equivalents and short-term investments.

    Capital additions of $33.9 million for the first half of 1998 compare to additions of $101.9 million for the first half of 1997. Capital additions during 1998 include $7 million and $6.7 million primarily for underground development work at the Plutonic and Darlot/Centenary mines, respectively, with the balance primarily related to productivity improvement projects and sustaining capital at Homestake's other operating mines. Capital additions in 1997 include $30.9 million for construction and development work at the Ruby Hill mine, $22.7 million primarily for underground development and expenditures for a new gas-fired power station at the Plutonic mine, $8.3 million at the Round Mountain mine primarily for a new mill to process the higher-grade sulfide ore, $8.1 million for development work at the Darlot/Centenary mine, $7.3 million primarily for a tailings dam lift and improvements in the underground operations at the Homestake mine, and $6.3 million at the Kalgoorlie operations primarily for a decline from surface and a ventilation raise at the Mt. Charlotte mine.

    On March 10, 1997 Santa Fe terminated its previously announced merger agreement with Homestake and paid Homestake a $65 million termination fee. As a result, Homestake recorded a pretax gain of $62.9 million ($47.2 million after tax), net of merger-related expenses of $2.1 million incurred in 1997.

    In February 1997, Homestake completed the sale of its interests in the George Lake and Back River joint ventures in Canada to Kit Resources Corporation ("Kit") for $9.3 million in cash and 3.6 million shares of Kit common stock. As a result of this transaction, Homestake recorded a pretax gain of $13.5 million ($8.1 million after tax), which is included in other income.

    In June 1998, Plutonic repaid $8 million of its debt outstanding under its syndicated credit facility. Borrowings outstanding at June 30, 1998 include borrowings of $95.5 million by Plutonic and $45.6 million by HGAL under Homestake's then-existing credit facilities.

    In July 1998, Homestake entered into a new United States/Canadian/Australian cross-border credit facility providing a total availability of $430 million. The new facility replaces Homestake's $275 million cross-border credit facility and Plutonic's A$400 million syndicated credit facility, both of which were cancelled. Borrowings by Plutonic and HGAL under the prior credit facilities were repaid using the new facility. The new facility is available through July 14, 2003 and provides for borrowings in United States, Canadian, or Australian dollars, or gold, or a combination of these. Under the new facility, Homestake pays a commitment fee ranging from 0.15% to 0.35% per annum, depending upon rating agencies' ratings for Homestake's senior debt, on the unused portion of this facility. The new credit agreement requires a minimum consolidated net worth of $500 million. Interest on the HGAL and Plutonic Australian dollar borrowings under the new facility is payable quarterly and is based on the Australian Bank Bill Swap Rate plus a margin of up to 1.125%. At July 31, 1998 the interest rate was 6.22%.

    In February 1997, Homestake paid a cash dividend of 5 cents per share. In March 1997, Homestake reduced its annual dividend rate to 10 cents per share from 20 cents per share and declared a semi-annual dividend of 5 cents per share which was paid in May 1997. In May 1998, Homestake paid a semi-annual dividend of 5 cents per share.

    In April 1997, Homestake filed with the Securities and Exchange Commission a shelf registration statement for the potential sale of up to 20 million shares of common stock. The proceeds from any such offering would be available for general corporate purposes, which could include capital expenditures, repayment of debt and future acquisitions, which have the potential to add to Homestake's gold reserves and future gold production.

    In February 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures. SFAS 132 will be effective for Homestake's financial statements for the year ended December 31, 1998.

    In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivatives be recognized as assets or liabilities and be measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting as either a fair value hedge or a cash flow hedge. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows of the hedging instruments and the hedged items. SFAS 133 is effective for fiscal years beginning after June 15, 1999 but earlier adoption is permitted. Homestake currently is evaluating the impact that this requirement will have on reported operating results and financial position and has not yet determined when SFAS 133 will be adopted.

    Future results will be impacted by such factors as the market price of gold, silver and sulfur, Homestake's ability to expand its ore reserves and the fluctuations of foreign currency exchange rates. Homestake believes that the combination of cash, short-term investments, available lines of credit and future cash flows from operations will be sufficient to meet normal operating requirements, planned capital expenditures, and anticipated dividends.

YEAR 2000 COMPLIANCE

    Homestake has completed a review of its computer-based systems and has developed a plan designed to ensure that all of these systems will be Year 2000 compliant. With the exception of the financial systems acquired as part of Homestake's recent acquisition of Plutonic, Year 2000 compliant upgrades for Homestake's core financial systems will be installed by the end of 1998. The Plutonic financial systems, and all other Homestake information system hardware and software, will be brought into compliance by mid-1999.

    Homestake currently is in the process of identifying all microprocessor-controlled devices, including process-monitoring systems, in use at its operating locations to determine whether they are Year 2000 compliant. In addition, Homestake is monitoring similar Year 2000 related activities at its joint venture operations where it is not the operator. A Year 2000 related microprocessor problem that is not identified or remedied at an operating location potentially could result in a short-term production disruption at that location.

    Homestake's total expenditures for these Year 2000 activities are expected to be less than $1 million and should not adversely impact other information system initiatives.

    Homestake currently is surveying all major suppliers and customers to assess their Year 2000 compliance and, where practical, will make specific contingency plans based on the results of this survey. The greatest risk to Homestake in this regard would be in the supply of power and/or water to certain of its operating locations. A disruption in the supply of either of these utilities could significantly hamper or curtail production at an operating location until the service is restored. A disruption in the supply of other services or supplies at an operating location potentially could result in a short-term production disruption at that location.

    Due to the nature of Homestake's principal customers, Homestake expects that their core financial operating systems will be Year 2000 compliant, and that there will be no significant disruption in Homestake's gold selling efforts.

    Based on compliance efforts to date, Homestake has concluded that it is not necessary to establish contingency plans.

PRIME RESOURCES GROUP INC.

    On September 11, 1998 Prime and Homestake announced that Homestake and the Board of Directors of Prime had reached an agreement (the "Arrangement") for Homestake's acquisition of the 49.4% of Prime held by the public. Under the terms of the Arrangement, Prime shareholders will have the choice of receiving
0.74 Homestake common shares or 0.74 Homestake Canada Inc. ("HCI") exchangeable shares for each Prime share held by them. Each HCI exchangeable share would be exchangeable for one Homestake common share at any time at the option of the holder, and will have dividend and voting rights essentially equivalent to those of one Homestake common share.

    The transaction is to be structured as an arrangement under the British Columbia Companies Act. Completion of the Arrangement is subject to approval by the British Columbia Supreme Court and by Prime shareholders, and the Homestake shareholders must vote to adopt a Restated Certificate of Incorporation that, among other things, authorizes the Homestake common shares necessary to effect the Arrangement. A total of 75% of all Prime shares represented at its shareholders' meeting, including the Prime shares owned by HCI, must approve the transaction. In addition, the Arrangement must be approved by two-thirds of the Prime shares present and voting on the Arrangement, excluding shares voted by HCI and certain affiliates. If all necessary approvals are obtained, completion of the Arrangement is expected in mid-December, 1998.

    The Arrangement would result in the issuance of a total of 27.8 million Homestake common and HCI exchangeable shares in exchange for the 37.6 million Prime shares held by the minority shareholders of Prime.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                 (IN THOUSANDS OF US$, EXCEPT PER SHARE AMOUNT)

                                                                                        JUNE 30,     DECEMBER 31,
                                                                                          1998           1997
                                                                                      -------------  -------------
                                                      ASSETS
Current assets
  Cash and equivalents..............................................................  $     134,219  $     124,083
  Short-term investments............................................................        149,699        141,221
  Receivables.......................................................................         48,711         43,529
  Inventories:
    Finished products...............................................................         22,283         33,019
    Ore and in process..............................................................         29,999         37,811
    Supplies........................................................................         31,149         33,095
  Deferred income and mining taxes..................................................         26,465         19,372
  Other.............................................................................          7,669         13,154
                                                                                      -------------  -------------
    Total current assets............................................................        450,194        445,284
                                                                                      -------------  -------------
Property, plant and equipment--at cost..............................................      2,204,344      2,222,465
  Accumulated depreciation, depletion and amortization..............................     (1,271,610)    (1,201,318)
                                                                                      -------------  -------------
    Property, plant and equipment--net..............................................        932,734      1,021,147
                                                                                      -------------  -------------
Investments and other assets
  Noncurrent investments............................................................         33,054         41,094
  Other assets......................................................................         89,479        102,009
                                                                                      -------------  -------------
    Total investments and other assets..............................................        122,533        143,103
                                                                                      -------------  -------------
Total Assets........................................................................  $   1,505,461  $   1,609,534
                                                                                      -------------  -------------
                                                                                      -------------  -------------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..................................................................  $      47,015  $      59,930
  Accrued liabilities:
    Payroll and other compensation..................................................         27,761         23,898
    Unrealized loss on foreign currency exchange contracts..........................         28,921         20,416
    Reclamation and closure costs...................................................         12,166         11,818
    Other...........................................................................         17,151         12,509
  Income and other taxes payable....................................................          9,422            277
                                                                                      -------------  -------------
    Total current liabilities.......................................................        142,436        128,848
                                                                                      -------------  -------------
Long-term liabilities
  Long-term debt....................................................................        356,069        374,593
  Other long-term obligations.......................................................        143,871        152,610
                                                                                      -------------  -------------
    Total long-term liabilities.....................................................        499,940        527,203
                                                                                      -------------  -------------
Deferred income and mining taxes....................................................        146,105        161,862
Minority interests in consolidated subsidiaries.....................................        112,232        108,116
Shareholders' equity
  Capital stock, $1 par value per share:
    Preferred--10,000 shares authorized; no shares outstanding
    Common--250,000 shares authorized; shares outstanding:
      1998--211,162; 1997--210,696..................................................        211,162        210,696
  Other shareholders' equity........................................................        393,586        472,809
                                                                                      -------------  -------------
    Total shareholders' equity......................................................        604,748        683,505
                                                                                      -------------  -------------
Total Liabilities and Shareholders' Equity..........................................  $   1,505,461  $   1,609,534
                                                                                      -------------  -------------
                                                                                      -------------  -------------

         See notes to the condensed consolidated financial statements.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

                (IN THOUSANDS OF US$, EXCEPT PER SHARE AMOUNTS)

                                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                          JUNE 30,                JUNE 30,
                                                                   ----------------------  ----------------------
                                                                      1998        1997        1998        1997
                                                                   ----------  ----------  ----------  ----------
Revenues
  Gold and ore sales.............................................  $  210,687  $  214,393  $  405,026  $  442,218
  Sulfur and oil sales...........................................       5,665       6,842      11,798      13,794
  Interest income................................................       5,218       4,797       9,477       9,106
  Gain on termination of Santa Fe merger.........................      --          --          --          62,925
  Other income...................................................     (26,285)         28     (14,799)     15,355
                                                                   ----------  ----------  ----------  ----------
                                                                      195,285     226,060     411,502     543,398
                                                                   ----------  ----------  ----------  ----------
Costs and Expenses
  Production costs...............................................     142,749     154,831     278,306     319,721
  Depreciation, depletion and amortization.......................      37,402      34,047      73,492      73,590
  Administrative and general expense.............................      11,272      12,029      23,837      21,821
  Exploration expense............................................      11,509      18,138      21,806      30,073
  Interest expense...............................................       5,216       5,413      10,328      10,281
  Write-downs and other unusual charges..........................       2,905      65,115      11,784      65,115
  Business combination and integration costs.....................      17,934      --          20,710      --
  Other expense..................................................         419       2,785         798       3,427
                                                                   ----------  ----------  ----------  ----------
                                                                      229,406     292,358     441,061     524,028
                                                                   ----------  ----------  ----------  ----------
Income (Loss) Before Taxes and Minority Interests................     (34,121)    (66,298)    (29,559)     19,370
Income and Mining Taxes..........................................       4,878       3,858      (2,342)    (31,047)
Minority Interests...............................................      (1,688)     (2,417)     (5,616)     (4,924)
                                                                   ----------  ----------  ----------  ----------

Net Loss.........................................................  $  (30,931) $  (64,857) $  (37,517) $  (16,601)
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

Net Loss Per Share--Basic and Diluted............................  $    (0.15) $    (0.31) $    (0.18) $    (0.08)
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

Average Shares Used in the Computation (thousands)...............     211,060     210,567     210,860     210,534
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

Dividends Paid Per Common Share..................................  $     0.05  $     0.05  $     0.05  $     0.10
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

         See notes to the condensed consolidated financial statements.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

                             (IN THOUSANDS OF US$)

                                                                                            SIX MONTHS ENDED JUNE
                                                                                                     30,
                                                                                           -----------------------
                                                                                              1998        1997
                                                                                           ----------  -----------
Cash Flows from Operations
  Net loss...............................................................................  $  (37,517) $   (16,601)
  Reconciliation to net cash provided by operations:
    Depreciation, depletion and amortization.............................................      73,492       73,590
    Write-downs..........................................................................       2,905       65,115
    Deferred taxes, minority interests and other.........................................     (21,575)      11,332
    Gains on asset disposals.............................................................      (1,844)     (17,884)
    Effect of changes in operating working capital items.................................      48,311       (5,798)
                                                                                           ----------  -----------
  Net cash provided by operations........................................................      63,772      109,754
                                                                                           ----------  -----------

Investment Activities
  Increase in short-term investments.....................................................     (11,308)     (33,630)
  Capital additions......................................................................     (33,894)    (101,897)
  Proceeds from asset sales..............................................................       7,841       15,451
  Other..................................................................................         113       (2,603)
                                                                                           ----------  -----------
  Net cash used in investment activities.................................................     (37,248)    (122,679)
                                                                                           ----------  -----------

Financing Activities
  Borrowings.............................................................................      --           27,917
  Debt repayments........................................................................      (8,024)     --
  Dividends paid - Homestake.............................................................      (7,339)     (14,670)
               - Plutonic................................................................      (3,554)      (9,768)
               - Prime minority interests................................................      (1,040)      (1,085)
  Common shares issued...................................................................       1,038          808
  Other..................................................................................       2,531        2,655
                                                                                           ----------  -----------
Net cash provided by (used in) financing activities......................................     (16,388)       5,857
                                                                                           ----------  -----------

Net increase (decrease) in cash and equivalents..........................................      10,136       (7,068)

Cash and equivalents, January 1..........................................................     124,083      104,657
                                                                                           ----------  -----------

Cash and equivalents, June 30............................................................  $  134,219  $    97,589
                                                                                           ----------  -----------
                                                                                           ----------  -----------

         See notes to the condensed consolidated financial statements.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

1. The condensed consolidated financial statements included herein should be read in conjunction with the financial statements and notes thereto, which include information as to significant accounting policies, for the year ended December 31, 1997. Year end financial statements for the Company, restated to include Plutonic on a pooling-of-interests basis (see note 2 below), have been filed with the Securities and Exchange Commission on Form 8-K dated June 22, 1998.

    The information furnished in this report reflects all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods. Except as described in notes 2 through 6, such adjustments consist of items of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results for the full year.

    All dollar amounts are in United States dollars unless otherwise indicated.

2. On April 30, 1998 Homestake completed the acquisition of Plutonic Resources Limited ("Plutonic"), a publicly-traded Australian gold producer, by an exchange of common stock for common stock. Homestake issued 64.4 million common shares to acquire Plutonic, including 63.9 million shares in exchange for all of the Plutonic fully paid ordinary shares outstanding based on an exchange ratio of 0.34 Homestake common shares for each Plutonic fully paid ordinary share, and 0.5 million Homestake common shares for the Plutonic partly-paid shares and options outstanding.

    The business combination with Plutonic has been accounted for as a pooling of interests and, accordingly, Homestake's consolidated financial statements have been restated to include Plutonic for all periods. Combined and separate preacquisition results for Homestake and Plutonic for the three months ended March 31, 1998 and for the three and six months ended June 30, 1997 are as follows (in thousands):

                                          HOMESTAKE     PLUTONIC
                                         HISTORICAL   HISTORICAL(A) ADJUSTMENTS(B)   COMBINED
                                         -----------  ------------  --------------  ----------
Three months ended March 31, 1998
  Revenues.............................   $ 174,343    $   43,624     $   (1,750)   $  216,217
  Net loss.............................      (4,611)          (76)        (1,899)       (6,586)

Three months ended June 30, 1997
  Revenues.............................   $ 168,659    $   64,427     $   (7,026)   $  226,060
  Net loss.............................     (16,222)      (39,633)        (9,002)      (64,857)

Six months ended June 30, 1997
  Revenues.............................   $ 418,846    $  121,035     $    3,517    $  543,398
  Net income (loss)....................      33,638       (34,541)       (15,698)      (16,601)

    ----------------------------

    (a) The Plutonic historical results of operations have been adjusted to reflect i) presentation of Plutonic's results of operations in accordance with United States generally accepted accounting principles and the format and classifications utilized by Homestake, and ii) translation into U.S. dollars using the average exchange rate for each period.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

    (b) In combining the historical results of Homestake and Plutonic, certain adjustments were made to conform Plutonic's accounting policies to Homestake's accounting policies. The effect of these adjustments on combined net income (loss) is as follows (in thousands):

                                    THREE MONTHS ENDED   THREE MONTHS ENDED   SIX MONTHS ENDED
                                      MARCH 31, 1998        JUNE 30, 1997      JUNE 30, 1997
                                    -------------------  -------------------  ----------------
INCREASE (DECREASE)
Revenue recognition...............       $  (1,293)          $    (3,142)        $   (1,848)
Reclamation expense...............             474                   (61)               710
Depreciation, depletion and
  amortization....................           1,141                 2,102              4,204
Income taxes......................          (1,009)                3,819              8,936
                                           -------               -------           --------
                                         $  (1,899)          $    (9,002)        $  (15,698)
                                           -------               -------           --------
                                           -------               -------           --------

3. Other income for the three and six months ended June 30 is as follows (in millions):

                                                            THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                 JUNE 30,              JUNE 30,
                                                           --------------------  --------------------
                                                             1998       1997       1998       1997
                                                           ---------  ---------  ---------  ---------
Gains on asset disposals.................................  $     1.6  $     2.5  $     1.8  $    17.9
Gain on sales of Rabbi Trust investments.................        0.3     --            4.3     --
Royalty income...........................................        0.6        0.6        1.2        1.2
Foreign currency contract gains (losses).................      (26.5)      (2.8)     (22.4)      (3.8)
Foreign currency exchange losses on intercompany
  advances...............................................       (4.4)      (2.4)      (3.5)      (2.8)
Other foreign currency gains (losses)....................        0.4     --            0.5       (0.3)
Other....................................................        1.7        2.1        3.3        3.2
                                                           ---------  ---------  ---------  ---------
                                                           $   (26.3) $  --      $   (14.8) $    15.4
                                                           ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------

4. In January 1998, the Company began a major restructuring of operations at the Homestake mine in order to reduce operating costs. The Company suspended underground mining for approximately 60 days while it completed the final details of the new operating plan and readied the underground mine to begin operating on the restructured basis. Open Cut ore stockpiles continued to be processed through the mill at an accelerated rate while the underground operations were suspended. The new mine plan specifically is designed to improve the grade of ore recovered through the increased use of mechanized cut-and-fill mining methods. When fully implemented, the plan will reflect a complete reorganization of underground activities, a significant reduction in the mine's work force and a reduction in future gold production.

    Write-downs and other unusual expenses during the six months ended June 30, 1998 include $8.9 million ($5.9 million after tax) of costs associated with the temporary suspension of operations and the reduction of 450 employees in the work force. These costs primarily represent wage payments to the work force during the temporary shutdown and severance payments and benefit costs for the severed employees, and are net of approximately $9.3 million of pension and benefit plan curtailment gains.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

5. In March 1997, Santa Fe Pacific Gold Corporation terminated its previously announced merger agreement with Homestake and paid Homestake a $65 million termination fee. As a result, the Company recorded a pretax gain of $62.9 million ($47.2 million after tax), net of merger-related expenses of $2.1 million incurred in 1997.

6. In February 1997, Homestake sold its interests in the George Lake and Back River joint ventures in Canada to Kit Resources Corporation ("Kit") for $9.3 million in cash and 3.6 million shares of Kit common stock. As a result of this transaction, the Company recorded a pretax gain of $13.5 million ($8.1 million after tax) in the first quarter of 1997, which is included in other income.

7. In June 1998, Plutonic repaid $8 million of its debt outstanding under its syndicated credit facility. Borrowings outstanding at June 30, 1998 included borrowings of $95.5 million by Plutonic and $45.6 million by HGAL under the Company's then-existing credit facilities.

    In July 1998, the Company entered into a new United States/Canadian/Australian cross-border credit facility providing a total availability of $430 million. The new facility replaces the Company's $275 million cross-border credit facility and Plutonic's A$400 million syndicated credit facility, both of which were cancelled. Borrowings by Plutonic and HGAL under the prior credit facilities were repaid using the new facility. The new facility is available through July 14, 2003 and provides for borrowings in United States, Canadian, or Australian dollars, or gold, or a combination of these. Under the new facility, the Company pays a commitment fee ranging from 0.15% to 0.35% per annum, depending upon rating agencies' ratings for the Company's senior debt, on the unused portion of this facility. The new credit agreement requires a minimum consolidated net worth of $500 million. Interest on the HGAL and Plutonic Australian dollar borrowings under the new facility is payable quarterly and is based on the Australian Bank Bill Swap Rate plus a margin of up to 1.125%. At July 31, 1998 the interest rate was 6.22%.

8. Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which establish trading ranges within which the United States dollar may be exchanged for foreign currencies by setting minimum and maximum exchange rates.

    At June 30, 1998 the Company had forward currency contracts outstanding as follows (dollar amounts in thousands):

                                                        WEIGHTED-AVERAGE EXCHANGE RATES
                                                                TO U.S. DOLLARS
                                       AMOUNT COVERED   --------------------------------   EXPIRATION
CURRENCY                               (U.S. DOLLARS)     PUT OPTIONS     CALL OPTIONS        DATES
-------------------------------------  ---------------  ---------------  ---------------  -------------
Canadian.............................    $    96,800            0.72             0.75            1998
Canadian.............................        123,300            0.70             0.73            1999
Canadian.............................         89,200            0.69             0.72            2000
Canadian.............................         16,500            0.68             0.71            2001
Australian...........................         50,800            0.73             0.76            1998
Australian...........................         84,000            0.67             0.70            1999
Australian...........................         62,600            0.65             0.68            2000
Australian...........................         17,000            0.62             0.65            2001
                                       ---------------
                                         $   540,200
                                       ---------------
                                       ---------------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)


    The Company delivered or financially settled during the three and six months ended June 30, 1998, 30,000 and 60,000 ounces of its North American gold production at an average price of $398 and $396 per ounce, respectively. This compares to settlements of 30,000 and 60,000 ounces at an average price of $383 and $381 per ounce during the three and six months ended June 30, 1997, respectively.


    The Company delivered or financially settled during the three and six months ended June 30, 1998, 55,900 and 178,900 ounces of its Australian gold production at an average price of $372 and $339 per ounce, respectively. This compares to settlements of 124,300 and 265,150 ounces at an average price for both periods of $429 per ounce during the three and six months ended June 30, 1997. During June 1998, Homestake closed out one million ounces of the Australian dollar-denominated forward gold contracts which Plutonic had entered into prior to its acquisition by Homestake. The pretax gain of $5 million realized as a result of this action was deferred and will be recorded into income as the originally designated production is sold.

    At June 30, 1998 the Company's gold forward sales commitments were as follows:

                                       US $ DENOMINATED              AUSTRALIAN $ DENOMINATED
                               --------------------------------  --------------------------------
                                              AVERAGE PRICE OF                  AVERAGE PRICE. OF
                               FORWARD SALES    FORWARD SALES    FORWARD SALES  FORWARD SALES (US
YEAR                             (OUNCES)        (PER OUNCE)       (OUNCES)       $ PER OUNCE)
-----------------------------  -------------  -----------------  -------------  -----------------
1998.........................       60,000        $     403           60,000        $     320
1999.........................      109,900              415
2000.........................       85,100              430           24,800              320
2001.........................       95,000              441           24,800              320
2002.........................       95,000              457           24,800              320
Thereafter...................       75,000              481           75,600              320
                               -------------                     -------------
                                   520,000                           210,000
                               -------------                     -------------
                               -------------                     -------------

    To provide protection against a decrease in gold prices, during the third quarter of 1997 the Company entered into a series of put and call option contracts to provide a floor price of $325 per ounce for 900,000 ounces of Homestake's expected 1998 gold production. Gold sales during the second quarter of 1998 include 225,000 ounces at an average price $325 per ounce and year-to-date revenues in 1998 include 450,000 ounces at $325 per ounce under this program. At June 30, 1998 the Company owned put options for 450,000 ounces of gold exercisable during 1998 at a price of $325 per ounce. The Company also had written call options outstanding for 450,000 ounces of gold exercisable during 1998 at a price of $325 per ounce and owned call options for 450,000 ounces of gold exercisable during 1998 at a price of $336 per ounce.

    At June 30, 1998 the Company also owned put options for 30,000 ounces of gold exercisable during 2000 at a price of $350 per ounce and had written call options outstanding for 15,000 ounces of gold exercisable during 2000 at an average price of $395 per ounce.

    In February 1998, Prime Resources Group Inc. ("Prime"), a 50.6%-owned subsidiary of the Company, adopted a gold and silver hedging policy which provides for the use of forward sales contracts for up to 40% of each of the following five year's expected annual gold and silver production at prices in

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

    excess of certain targeted prices. At June 30, 1998 Prime had forward sales outstanding for approximately 7.2 million ounces of silver during the period 1999 through 2001 at an average price of $6.28 per ounce.

9. Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in shareholders' equity that result from recognized transactions and other economic events of the period, other than transactions with shareholders in their capacity as shareholders. SFAS 130 requires that the components of comprehensive income be displayed in annual financial statements with the same prominence as other financial statements and that the total amount of comprehensive income be reported in interim periods. Homestake's comprehensive income (loss) for the three and six months ended June 30, 1998 and 1997 was as follows (in thousands):

                                                 THREE MONTHS ENDED        SIX MONTHS ENDED
                                                      JUNE 30,                 JUNE 30,
                                               -----------------------  ----------------------
                                                  1998        1997         1998        1997
                                               ----------  -----------  ----------  ----------
Net Loss.....................................  $  (30,931) $   (64,857) $  (37,517) $  (16,601)
Other Comprehensive Income (Loss)
  Currency translation adjustments...........     (32,603)     (28,105)    (26,686)    (38,383)
  Unrealized losses on securities............      (1,154)     (10,298)     (3,448)    (15,569)
                                               ----------  -----------  ----------  ----------
Comprehensive Loss...........................  $  (64,688) $  (103,260) $  (67,651) $  (70,553)
                                               ----------  -----------  ----------  ----------
                                               ----------  -----------  ----------  ----------

    In February 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures. SFAS 132 will be effective for the Company's financial statements for the year ended December 31, 1998.

    In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivatives be recognized as assets or liabilities and be measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting as either a fair value hedge or a cash flow hedge. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows of the hedging instruments and the hedged items. SFAS 133 is effective for fiscal years beginning after June 15, 1999 but earlier adoption is permitted. The Company currently is evaluating the impact that this requirement will have on reported operating results and financial position and has not yet determined when SFAS 133 will be adopted.

10. On September 11, 1998 Prime and Homestake announced that Homestake and the Board of Directors of Prime had reached an agreement (the "Arrangement") for Homestake's acquisition of the 49.4% of

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

    Prime held by the public. Under the terms of the Arrangement, Prime shareholders will have the choice of receiving 0.74 Homestake common shares or 0.74 Homestake Canada Inc. ("HCI") exchangeable shares for each Prime share held by them. Each HCI exchangeable share would be exchangeable for one Homestake common share at any time at the option of the holder, and will have dividend and voting rights essentially equivalent to those of one Homestake common share.

    The transaction is to be structured as an arrangement under the British Columbia Companies Act. Completion of the Arrangement is subject to approval by the British Columbia Supreme Court and by Prime shareholders, and the Homestake shareholders must vote to adopt a Restated Certificate of Incorporation that, among other things, authorizes the Homestake common shares necessary to effect the Arrangement. A total of 75% of all Prime shares represented at its shareholders' meeting, including the Prime shares owned by HCI, must approve the transaction. In addition, the Arrangement must be approved by two-thirds of the Prime shares present and voting on the Arrangement, excluding shares voted by HCI and certain affiliates. If all necessary approvals are obtained, completion of the Arrangement is expected in mid-December, 1998.

    The Arrangement would result in the issuance of a total of 27.8 million Homestake common and HCI exchangeable shares in exchange for the 37.6 million Prime shares held by the minority shareholders of Prime.

    HCI is a wholly-owned subsidiary of Homestake. Summarized financial information for HCI as at June 30, 1998 and December 31, 1997 and for the three and six months ended June 30, 1998 and 1997 is as follows:

                                                                                JUNE 30,   DECEMBER 31,
                                                                                  1998         1997
                                                                               ----------  ------------
Current assets...............................................................  $  179,489   $  160,966
Noncurrent assets............................................................     229,137      260,278
                                                                               ----------  ------------
    Total assets.............................................................  $  408,626   $  421,244
                                                                               ----------  ------------
                                                                               ----------  ------------
Notes payable to Parent......................................................  $   22,220   $   23,459
Other current liabilities....................................................      33,331       27,768
Long-term liabilities........................................................      21,872       24,893
Deferred income and mining taxes.............................................      93,187      101,090
Minority interests...........................................................      99,946       96,877
Redeemable preferred stock held by Parent....................................      37,615       49,929
Shareholders' equity.........................................................     100,455       97,228
                                                                               ----------  ------------
    Total liabilities and shareholders' equity...............................  $  408,626   $  421,244
                                                                               ----------  ------------
                                                                               ----------  ------------

                                                            THREE MONTHS ENDED   SIX MONTHS ENDED JUNE
                                                                 JUNE 30,                 30,
                                                           --------------------  ----------------------
                                                             1998       1997        1998        1997
                                                           ---------  ---------  ----------  ----------
Total revenues...........................................  $  51,609  $  62,515  $  113,702  $  138,916
Costs and expenses.......................................     42,093     48,279      83,840      91,631
                                                           ---------  ---------  ----------  ----------
Income before taxes and minority interests...............  $   9,516  $  14,236  $   29,862  $   47,285
                                                           ---------  ---------  ----------  ----------
                                                           ---------  ---------  ----------  ----------
Net income...............................................  $   1,377  $   3,261  $    6,297  $   16,649
                                                           ---------  ---------  ----------  ----------
                                                           ---------  ---------  ----------  ----------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)


11. On October 2, 1998 Homestake announced that it planned to record nonrecurring charges totaling approximately $167 million after tax ($188 million pretax) in the 1998 third quarter. The most significant charges relate to the carrying values of the Homestake mine in South Dakota and the Mt Charlotte mine in Western Australia.



    At the Homestake mine efforts are continuing to implement a revised operating plan that is expected to reduce cash costs to $280 per ounce by the end of 1999. However, due to continuing low gold prices, the Company will use a gold price of $325 per ounce for determining its gold reserves at the end of 1998. On that basis, the Company does not expect to recover its remaining investment in property, plant and equipment at this mine. The total amount of the write-down will be approximately $76 million pretax, which will reduce the carrying value of the mine to zero. In addition, the Company will record a provision for estimated environmental and related reclamation costs of $35 million pretax. These adjustments will have no impact on current efforts at the Homestake mine to reduce production costs to the target level of $280 per ounce.



    On September 15, 1998 Homestake and its joint venture partner, Normandy Mining Limited, announced a revised operating plan at their jointly owned Mt Charlotte mine. The mine has experienced a downturn in economic performance and an accelerated level of ground movement. The new plan provides for a restricted level of mining in low-risk areas of the mine. Homestake will record a pretax charge of $38 million for severance, unrecovered capital and other costs related to the operation. This will reduce Homestake's carrying value for the Mt Charlotte mine to zero.



    Homestake also plans to reduce the carrying values of its investments in certain mining properties and marketable securities by approximately $28 million before tax, including approximately $20 million related to Homestake's 81% owned Lachlan Resources, which was acquired as part of the Plutonic Resources transaction in April 1998. Other miscellaneous charges and adjustments will total approximately $11 million before tax.


12. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes heavy liabilities on persons who discharge hazardous substances. The Environmental Protection Agency ("EPA") publishes a National Priorities List ("NPL") of known or threatened releases of such substances.

    GRANTS: Homestake's former uranium millsite near Grants, New Mexico is listed on the NPL. The EPA asserted that leachate from the tailings contaminated a shallow aquifer used by adjacent residential subdivisions. Homestake paid the costs of extending the municipal water supply to the affected homes and continues to operate a water injection and collection system that has significantly improved the quality of the aquifer. The Company has decommissioned and disposed of the mills and has covered the tailings impoundments at the site. The total future cost for reclamation, remediation, monitoring and maintaining compliance at the Grants site is estimated to be $17.5 million.

    Title X of the Energy Policy Act of 1992 (the "Act") and subsequent amendments to the Act authorized appropriations of $335 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for by-product material (primarily tailings) generated by certain licensees as an incident of uranium sales to the Federal Government. Reimbursement is subject to compliance with regulations of the Department of Energy ("DOE"), which were issued in 1994. Pursuant to the Act, the DOE is responsible for 51.2% of past and future costs of reclaiming the Grants site in accordance with Nuclear Regulatory Commission license requirements. Through June 30, 1998, Homestake had received $26 million from the DOE and the accompanying balance

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

    sheet at June 30, 1998 includes an additional receivable of $6.3 million for the DOE's share of reclamation expenditures made by Homestake through that date. Homestake believes that its share of the estimated remaining cost of reclaiming the Grants facility is fully provided in the financial statements at June 30, 1998.

    In 1983, the state of New Mexico made a claim against Homestake for unspecified natural resource damages resulting from the Grants tailings. New Mexico has taken no action to enforce its claim.

    WHITEWOOD CREEK: Whitewood Creek was a site where mining companies operating in the Black Hills of South Dakota, including Homestake, placed mine tailings (ground rock) beginning in the nineteenth century. Some tailings placed in Whitewood Creek eventually flowed into the Belle Fourche River, the Cheyenne River and Lake Oahe. Placement of mine tailings into Whitewood Creek was authorized by the laws of the United States, the Dakota territory and the State of South Dakota, and Whitewood Creek was later specifically designated by the State of South Dakota as a disposal stream for mine tailings and for the disposal of raw sewage and other municipal waste. In response to changes in legal requirements, Homestake ceased the placement of mine tailings into Whitewood Creek and for many years the Homestake mine has impounded all mine tailings that are not redeposited in the mine.

    Deposits of tailings along an 18-mile stretch of Whitewood Creek formerly constituted a site on the NPL. The EPA asserted that discharges of tailings by mining companies, including Homestake, contaminated the soil and streambed. Homestake signed a Consent Decree with the EPA and carried out remedial work. The site was deleted from the NPL on August 13, 1996. In the deletion notice, the EPA stated that "EPA, in consultation with the State of South Dakota, have determined that the Site poses no significant threat to public health or the environment."

    In September, 1997 the State of South Dakota filed an action against Homestake, alleging that Homestake's disposal of mine tailings in Whitewood Creek resulted in injuries to natural resources in Whitewood Creek, the Belle Fourche River, the Cheyenne River and Lake Oahe (collectively the "NRD Site"). The complaint also alleges that the tailings constitute a continuing public nuisance. The complaint asks for abatement of the nuisance, response costs, damages in an unspecified amounts, litigation costs and interest. In November 1997, the United States government and the Cheyenne River Sioux Tribe (the "federal trustees") filed a similar action alleging injuries to natural resources and seeking response costs, damages in unspecified amounts, litigation costs and attorneys fees.

    In its answers, Homestake denies that there has been any continuing damage to natural resources or nuisance as a result of the placement of tailings in Whitewood Creek. Among other defenses, it is also the position of Homestake that as a result of the State of South Dakota's ownership of Whitewood Creek and state and federal designation of Whitewood Creek as an authorized disposal site, the State of South Dakota and the federal government are responsible for all past and future damages. Homestake has also counterclaimed against the State of South Dakota and the federal trustees seeking cost recoupment, contribution and indemnity.

    In the opinion of Homestake, there is no basis for the claims by the State of South Dakota or by the federal trustees. Homestake is also of the opinion that Homestake has valid defenses and counterclaims against the State of South Dakota and the federal trustees, and cross-claims for recovery, contribution and indemnity against other government entities and other persons who participated in ownership and/or operation of Whitewood Creek as a waste disposal site or who disposed of waste in the NRD Site.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                (ALL AMOUNTS IN US$ UNLESS OTHERWISE INDICATED)

    Homestake, the State of South Dakota and the Federal Trustees are engaged in settlement discussions with respect to the actions. If settlement is not achieved, Homestake intends to vigorously defend this action and to seek recovery, contribution and indemnity from the State of South Dakota and the federal trustees for past and future expenditures. Homestake also expects to seek recovery, contribution and indemnity from other government entities and other persons who participated in ownership and/or operation of Whitewood Creek as a waste disposal site or who disposed of waste in the NRD Site.

    Homestake does not believe that resolution of these matters will have a material effect on the business or financial condition or results of operations of Homestake.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
             (ALL AMOUNTS IN US DOLLARS UNLESS OTHERWISE INDICATED)

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

    (UNLESS SPECIFICALLY STATED OTHERWISE, THE FOLLOWING INFORMATION RELATES TO AMOUNTS INCLUDED IN THE CONSOLIDATED FINANCIAL STATEMENTS, WITHOUT REDUCTION FOR MINORITY INTERESTS. HOMESTAKE REPORTS PER OUNCE PRODUCTION COSTS IN ACCORDANCE WITH THE "GOLD INSTITUTE PRODUCTION COST STANDARD.")

    On April 30, 1998 Homestake acquired 100% of Plutonic Resources Limited ("Plutonic"), a publicly-traded Australian gold producer, by issuing 64.4 million Homestake common shares. This business combination has been accounted for as a pooling of interests, and accordingly, Homestake's consolidated financial statements have been restated to include Plutonic for all prior periods.

RESULTS OF OPERATIONS

    Homestake recorded a net loss of $230.6 million or $1.10 per share during 1997 compared to net income of $45.8 million or $0.22 per share during 1996 and $49.9 million or $0.25 per share during 1995. The 1997 loss includes net nonrecurring expenses amounting to $159.2 million or $0.76 per share compared to net nonrecurring income of $18.3 million or $0.08 per share in 1996 and $19.6 million or $0.10 per share in 1995.

    Significant nonrecurring items in 1997 included:

    - $84.9 million ($107.8 million pretax) write-down of Homestake's investment in the Main Pass 299 sulfur mine

    - $60.1 million ($84.7 million pretax) reduction in the carrying values of resource assets

    - $45.7 million ($47.9 million pretax) write-down of certain investments

    - $21.5 million ($29.1 million pretax) increase in the accrual for estimated future reclamation expenditures

    - $12.7 million ($15.8 million pretax) in other charges, primarily foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan

    - $47.2 million ($62.9 million pretax) gain on the fee received from Santa Fe Pacific Gold Corporation ("Santa Fe") upon termination of Homestake's merger agreement with Santa Fe

    - $10.4 million ($10.4 million pretax) gain on cancellation of option to acquire 19.9% of Great Central Mines Limited ("Great Central")

    - $8.1 million ($13.5 million pretax) gain on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada

    Significant nonrecurring items in 1996 included:

    - $24 million reduction in the accrual for prior year income taxes

    - $7.9 million ($7.9 million pretax) gain of the sale of the investment in Eagle Mining Corporation NL ("Eagle Mining")

    - $4.9 million ($5.5 million pretax) of proceeds from a litigation recovery

    - $8.3 million ($9 million pretax) write-down of mining investments

    - $7.4 million ($8.9 million pretax) of foreign exchange losses, primarily on advances to Homestake's wholly-owned subsidiary, Homestake Canada Inc. ("HCI")

    Significant nonrecurring items in 1995 included:

    - $12.9 million ($12.9 million pretax) recognition of previously unrecognized tax benefits

    - $4.2 million ($5.4 million pretax) gain on the sale of Homestake's remaining uranium inventory

    Excluding the effect of the nonrecurring items, Homestake incurred a net loss of $71.4 million or $0.34 per share in 1997 compared to earnings of $27.5 million or $0.14 per share in 1996 and $30.3 million or $0.15 per share in 1995. The lower 1997 results primarily are due to significantly lower gold prices, partially offset by higher gold production and sales volumes and lower per ounce total cash costs. After adjusting for nonrecurring items, the reduction in 1996 earnings from 1995 reflects higher per ounce total cash costs, higher depreciation charges, substantially increased exploration expenditures and lower returns from the Main Pass 299 sulfur operations, partially offset by higher gold prices and increased gold production and sales volumes.

    GOLD OPERATIONS: The results of Homestake's operations are affected significantly by the market price of gold. Gold prices are influenced by numerous factors over which Homestake has no control, including expectations with respect to the rate of inflation, the relative strength of the United States dollar and certain other currencies, interest rates, global or regional political or economic crises, demand for gold for jewelry and industrial products, and sales by holders and producers of gold in response to these factors. Homestake's current gold hedging policy provides for the use of forward sales contracts to hedge up to 30% of each of the following ten year's expected annual gold production at prices in excess of certain targeted prices, and the use of combinations of put and call option contracts to establish minimum floor prices while allowing participation in future increases in the price of gold.

    During 1997, Homestake entered into a series of put and call options which provide a floor price of $325 per ounce for 900,000 ounces of 1998 production while allowing for full participation in any increase in the price of gold above $336 per ounce.

    During 1997, 1996 and 1995, Homestake delivered 535,900, 438,400 and 446,700 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at average prices of $429, $482 and $440 per ounce, respectively. At December 31, 1997 Homestake had committed 1,227,500 ounces of its future Australian gold production for sale under Australian dollar denominated forward gold contracts at an average price of $330 (A$507) per ounce. During 1997, 1996 and 1995, Homestake delivered or financially settled 120,100, 70,000 and 113,200 ounces of its North American gold production at average prices of $385, $421 and $398 per ounce, respectively. At December 31, 1997 Homestake had committed 580,000 ounces of its future North American production for sale through the year 2003 at an average price of $434 per ounce. Homestake's hedging activities increased revenues by approximately $25 million, $43 million and $55 million during 1997, 1996 and 1995, respectively. The estimated liquidation value of Homestake's gold hedging position at December 31, 1997 was approximately $110 million. See note 21 to the consolidated financial statements for further information and details of these hedging programs.

    A significant portion of Homestake's operating expenses is incurred in Australian and Canadian currencies. Homestake's profitability is impacted by fluctuations in these currencies' exchange rates relative to the United States dollar. Under Homestake's foreign currency protection program, Homestake has entered into a series of foreign currency option contracts which establish trading ranges within which the United States dollar may be exchanged for Australian and Canadian dollars. During 1997, both the Australian and Canadian currencies weakened significantly in relation to the U.S. dollar and Homestake recorded foreign currency losses of $28.5 million under this program, of which $20.4 million were unrealized at December 31, 1997. See note 21 to the consolidated financial statements for additional information regarding this program.

    Revenues from gold, ore and concentrate sales totaled $863.6 million during 1997 compared to revenues of $921.7 million in 1996 and $872 million in 1995. The decrease in revenue during 1997 reflects significantly lower gold prices, partially offset by higher production. The increase in revenues in 1996 from 1995 reflects higher sales volumes and higher gold prices. During 1997, Homestake sold 2,548,700 equivalent ounces of gold at an average price of $353 per ounce compared to 2,390,800 equivalent ounces of gold sold at an average price of $406 per ounce in 1996 and 2,320,200 equivalent ounces of gold sold at an average price of $396 per equivalent ounce during 1995.

    Total gold equivalent production increased to 2,544,300 ounces during 1997 compared to 2,417,900 equivalent ounces produced during 1996 and 2,226,000 equivalent ounces produced during 1995. The higher 1997 production primarily is due to production increases at the Plutonic, Kalgoorlie, Eskay Creek, Lawlers, Snip and Round Mountain operations, the commencement of production at the La Falda mine, and initial production at the Ruby Hill mine, partially offset by lower production at the McLaughlin and Peak Hill mines, and the absence of production from the Nickel Plate mine. The increase in production during 1996 from 1995 primarily is due to production increases at the Kalgoorlie, Eskay Creek, David Bell, Darlot, Plutonic and Round Mountain operations, the acquisition of an 80% interest in the Mt Morgans mine in late 1995 and the purchase of an additional 60% interest in the Snip mine in early 1996, partially offset by lower production following the completion of mining operations at the McLaughlin and Nickel Plate mines.

    CONSOLIDATED PRODUCTION COSTS PER OUNCE:

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
                                                                              (PER OUNCE OF GOLD)
Direct mining costs...................................................  $     222  $     244  $     236
Deferred stripping adjustments........................................          5          1          4
Costs of third-party smelters.........................................         14         14         13
Other.................................................................          1         (4)        (1)
                                                                        ---------  ---------  ---------
Cash Operating Costs..................................................        242        255        252
Royalties.............................................................          3          4          4
Production taxes......................................................          1          2          2
                                                                        ---------  ---------  ---------
Total Cash Costs......................................................        246        261        258
Depreciation and amortization.........................................         54         57         50
Reclamation...........................................................          3          5          5
                                                                        ---------  ---------  ---------
Total Production Costs................................................  $     303  $     323  $     313
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Homestake's reported consolidated total cash cost per gold equivalent ounce amounted to $246 during 1997 compared to $261 and $258 during 1996 and 1995, respectively. The lower 1997 total cash costs per ounce primarily reflect higher production and a weaker Australian dollar at the Kalgoorlie, Plutonic and Lawlers operations, higher shipments and higher grades at the Eskay Creek mine and higher production at the Round Mountain mine, partially offset by lower grades at the Williams and David Bell mines. The increase in total cash costs per ounce during 1996 from 1995 primarily reflects the effects of a stronger Australian dollar, higher costs at the Plutonic mine and lower production at the McLaughlin mine, partially offset by higher silver grades at the Eskay Creek mine, higher production and the purchase of the disproportionate sharing arrangement at the Kalgoorlie operations, higher production at the David Bell and Darlot mines, higher grades and cost reduction efforts at the Lawlers mine and an increase in ownership at the low-cost Snip mine.

    Homestake's total noncash cost per equivalent ounce was $57 during 1997 compared to $62 and $55 per ounce during 1996 and 1995, respectively. The decrease in noncash costs in 1997 primarily is due to reserve expansions at the Eskay Creek and Snip mines. The increase in 1996 noncash costs from 1995 reflects additional depreciation and amortization charges resulting from the purchases of the Homestake

Gold of Australia Limited ("HGAL") minority interests, the disproportionate sharing arrangement, the 80% interest in the Mt Morgans mine and the additional interest in the Snip mine.

    RECONCILIATION OF TOTAL CASH COSTS PER OUNCE TO FINANCIAL STATEMENTS:

                                              1997              1996              1995
                                          -------------     -------------     -------------
                                                       (THOUSANDS OF DOLLARS,
                                                      EXCEPT PER OUNCE AMOUNTS)
Production Costs per Financial
  Statements............................  $     627,639     $     615,491     $     609,117
Costs not included in Homestake's
  production costs:
  Costs of third-party smelters(1)......         34,530            33,098            29,214
  Production costs of equity-accounted
    investments.........................          1,947            12,907            11,752
Sulfur and oil production costs.........        (25,477)          (23,208)          (26,917)
Reclamation accruals....................         (8,950)          (11,346)          (14,078)
By-product silver revenues..............         (2,610)           (3,059)           (2,334)
Inventory movements and other...........         (6,435)            6,846           (32,336)
                                          -------------     -------------     -------------
Production Costs for Per Ounce
  Calculation Purposes..................  $     620,644     $     630,729     $     574,418
                                          -------------     -------------     -------------
                                          -------------     -------------     -------------
Ounces Produced During the Year.........      2,544,325(2)      2,417,930         2,226,028
Total Cash Costs Per Ounce..............  $         246     $         261     $         258

------------------------

(1) Eskay Creek sells ore containing gold and silver directly to third-party smelters. For comparison purposes, cash operating costs per ounce include estimated third-party costs incurred by smelters and others to produce marketable gold and silver.

(2) Includes 16,600 ounces produced at the Ruby Hill mine during 1997, prior to commercial production, which are excluded from the cost per ounce calculation.

    As a result of lower gold prices, at September 30 and December 31, 1997 Homestake reviewed the carrying values of its gold mining operations using a $325 per ounce gold price for its short-lived operations and a $350 per ounce gold price for its operations with longer lives. Homestake determined that impairment write-downs totaling $84.7 million were required to reduce the carrying values of several of its assets or operations with short remaining lives, including the Mt Morgans and Peak Hill mines in Australia, the Pinson mine in Nevada, the Homestake mine's Open Cut, low-grade stockpiled ore and exploration properties at certain locations in Western Australia, and redundant mining equipment at the Kalgoorlie operations. Homestake determined that no adjustments to the carrying values of its longer-lived operations were required.

    UNITED STATES

    At the HOMESTAKE MINE in South Dakota, production decreased slightly to 397,300 ounces during 1997 from 407,300 ounces during 1996 and 402,900 ounces during 1995. The decrease in production in 1997 primarily is a result of a decrease in the grade of ore from the underground operations, partially offset by an increase in the grade of ore from the Open Cut. The increase in 1996 production from 1995 is a result of an increase in production from the Open Cut, partially offset by lower production from the underground operations. Total cash costs of $310 per ounce during 1997 compare to total cash costs of $304 per ounce during 1996 and $303 per ounce during 1995.

    In January 1998, Homestake commenced a major restructuring of operations at the Homestake mine in order to reduce operating costs. Homestake suspended underground mining for approximately 60 days while it completed the final details of the new operating plan and readied the underground mine to begin operating on the restructured basis. Open Cut ore stockpiles continued to be processed through the mill at an accelerated rate while the underground operations were suspended. The new mine plan, which resulted in a decrease in proven and probable ore reserves of 1.5 million ounces before considering 1997 production, is designed to improve the grade of ore recovered through the increased use of mechanized cut-and-fill mining methods. When fully implemented, the plan will reflect a reorganization of underground activities and a significant reduction in work force that will generate considerable cost savings and will increase the mine's future total earnings and cash flow. Homestake expects to invest $30 million by the end of 1999 in the restructuring process to purchase equipment and to upgrade facilities and infrastructure. Once the new operating plan is fully implemented by the end of 1999, annual gold production is expected to be between 150,000 and 180,000 ounces. Total cash costs for the underground operations are projected to decline to $280 per ounce from recent levels of approximately $335 per ounce.

    Homestake's share of production from the ROUND MOUNTAIN MINE in Nevada totaled 120,000 ounces in 1997 compared to production of 102,700 ounces in 1996 and 86,100 ounces in 1995. The higher 1997 production is a result of higher recoveries on the reusable pad and an increase in the volume of ore placed on the dedicated pad. The increase in 1996 production from 1995 was due to higher grades and volumes of ore placed on the reusable pad and an increase in dedicated pad capacity. Total cash costs of $226 per ounce in 1997 compare to total cash costs of $256 per ounce and $254 per ounce in 1996 and 1995, respectively. The decrease in total cash costs in 1997 is due to the higher production.

    During the third quarter of 1997, a new Round Mountain mining plan was approved. The new plan is expected to increase the mine's cash flow and profitability and reduce total cash costs. Primarily as result of the new plan, Homestake's share of Round Mountain ore reserves decreased by approximately 315,000 ounces at December 31, 1997, before considering 1997 production. A new 8,000 ton-per-day gravity mill to process higher-grade sulfide ores commenced commercial production in November 1997. The mill, which is expected to produce approximately 23,000 ounces (Homestake's share) of gold during 1998, was constructed at a cost $62.2 million (Homestake's share--$15.5 million).

    Development of the new RUBY HILL MINE in Nevada was completed in 1997 at a total capital cost of $64.7 million. The mine, which poured its first gold on November 6, 1997, produced 16,600 ounces of gold during 1997. The mine commenced commercial production effective January 1, 1998 and is expected to produce 110,000 ounces of gold in 1998 at a total cash cost of approximately $130 per ounce.

    Production at the MCLAUGHLIN MINE in northern California decreased to 118,500 ounces during 1997 from 185,500 ounces during 1996 and 241,800 ounces during 1995. In June 1996, mining operations were completed and the autoclaves were shut down as the orebody was depleted. Through 2003, lower-grade stockpiled ore will be processed through a conventional carbon-in-pulp circuit. The effect of the decrease in production on unit operating costs largely has been offset by a reduction in expenditures. Total cash costs in 1997 were $254 per ounce compared to $250 per ounce in 1996 and $242 per ounce in 1995.

    CANADA

    The ESKAY CREEK MINE in British Columbia, Canada sold ore containing 417,300, 372,300 and 331,300 equivalent ounces of gold during 1997, 1996 and 1995, respectively. The increase in 1997 shipments reflects slightly higher shipments under the two long-term smelter contracts and 12,000 tons of spot sales to an additional smelter. The higher shipments in conjunction with higher gold grades and a decrease in the gold/silver equivalency ratio were the primary reasons for the 45,000 ounce increase in gold equivalent production during 1997. The increase in shipments in 1996 from 1995 reflects 14,000 tons of spot ore sales to two additional smelters. Total cash costs, including third-party smelter costs, decreased to $157 per equivalent ounce during 1997 from $170 per equivalent ounce during 1996 and $185 per equivalent ounce during 1995. The lower 1997 costs per ounce primarily are a result of the higher shipments, higher gold grades and productivity improvements, partially offset by lower silver grades. The lower 1996 costs per ounce in comparison to 1995 primarily are a result of lower development costs and higher ore grades.

    The new gravity/flotation mill facility at the Eskay Creek mine site, which was constructed at a cost of $12 million, was commissioned in December 1997. The mill, which is expected to increase annual production over the mine's remaining life, will improve the profitability of certain Eskay Creek ore and permit the treatment of material that previously was uneconomic.

    Homestake's share of gold production from the WILLIAMS MINE in the Hemlo mining camp in Canada amounted to 201,100 ounces at a total cash cost of $229 per ounce during 1997 compared to 205,500 ounces at a total cash cost of $222 per ounce during 1996 and 202,600 ounces at a total cash cost of $222 per ounce during 1995. The slight decrease in production and corresponding increase in total cash costs during 1997 primarily is due to lower ore grades.

    Homestake's share of production at the DAVID BELL MINE, also in the Hemlo mining camp, amounted to 90,000 ounces during 1997 compared to production of 97,700 ounces during 1996 and 79,400 ounces during 1995. The decrease in production during 1997 is due to lower ore grades partially offset by higher throughput. During 1996, mining in the higher-grade areas of the mine offset production difficulties that had reduced throughput. An accelerated development program was initiated to increase throughput by providing access to additional mining areas. Total cash costs were $194 per ounce during 1997 compared to $172 per ounce during 1996 and $203 per ounce during 1995. Production is expected to decline further in 1998 as the grade of ore to be mined approaches the remaining life-of-mine reserve grade.

    Homestake's share of production from the SNIP MINE increased to 115,600 ounces during 1997 from 101,800 ounces during 1996 and 51,300 ounces during 1995. Excluding the effects of the purchase of the additional 60% interest in the mine in April 1996, production decreased by 6% during 1997. The lower production primarily is due to lower mill throughput caused by an increase in more labor-intensive conventional mining as the remaining ore blocks become narrower as the mine nears the end of its economic life. Total cash costs increased to $213 per ounce during 1997 from $190 per ounce during 1996 and $176 per ounce during 1995. Production in 1998 is expected to be derived primarily from conventional mining areas. As a result, total cash costs are expected to increase further and 1998 production is expected to be approximately 100,000 ounces. Operations at the Snip mine are expected to be completed in early 1999.

    AUSTRALIA

    HGAL's share of production from the KALGOORLIE OPERATIONS in Western Australia increased to 425,900 ounces during 1997 from 368,800 ounces during 1996 and 311,400 ounces during 1995. The increase in HGAL's share of production during 1997 reflects higher mill throughput, ore grades and recoveries. The increase in HGAL's share of production during 1996 from 1995 primarily was a result of an increase in mill throughput and the purchase of the disproportionate sharing arrangement from HGAL's joint venture partner. Total cash costs at the Kalgoorlie operations decreased to $259 per ounce during 1997 from $291 per ounce in 1996 and $296 per ounce in 1995. The decrease in cash costs in 1997 reflects the higher production, the installation of a recycle crusher at the Fimiston mill earlier in the year, and a weakening of the Australian dollar in relation to the United States dollar. The reduction in cash costs in 1996 from 1995 reflects higher production, partially offset by the effects of a stronger Australian dollar.

    Production at the PLUTONIC MINE in Western Australia increased to 274,600 ounces in 1997 compared to 183,700 and 165,900 ounces in 1996 and 1995, respectively. The increase in 1997 production primarily is due to an increase in throughput following an expansion of the mill in late 1996 and an increase in production from the higher-grade areas of the underground operations. The Plutonic mine is being transformed over time from an open-pit operation to one of Australia's largest underground gold mining operations. During 1997, ore sourced from the underground operations provided 26% of total production compared to 22% in 1996 and 3% in 1995. The increase in 1996 production from 1995 was the result of higher ore grades in both the open-pit and underground operations and an increase in throughput following the expansion of the mill. Total cash costs of $234 per ounce in 1997 compare to $276 per ounce during 1996 and $219 per ounce during 1995. The construction of an on-site gas-fired power station during 1997 is expected to continue to reduce cash operating costs.

    Production at the DARLOT MINE in Western Australia increased to 65,200 ounces in 1997 compared to 62,800 and 41,100 ounces during 1996 and 1995, respectively. Production had been hindered in 1995 by delays in developing the underground orebody, completion of open-pit mining, and a high proportion of harder primary ore which reduced mill throughput. Total cash costs of $320 per ounce in 1997 compare to $345 per ounce during 1996 and $379 per ounce in 1995. During 1996, exploration drilling at the Darlot property resulted in the discovery of a previously unknown mineralized zone, the Centenary deposit. At December 31, 1997 the Centenary deposit was estimated to contain 1.4 million ounces of gold reserves. Access to the Centenary orebody is through an extension of the Darlot decline. Ore from the Centenary deposit will be processed through the existing Darlot plant and facilities.

    Production at the LAWLERS MINE in Western Australia increased to 87,500 ounces in 1997 from 50,600 and 42,500 ounces during 1996 and 1995, respectively. This increase in production primarily was due to higher-grade ore sourced from the New Holland pit. The higher production in conjunction with successful cost reduction efforts reduced total cash costs to $260 per ounce in 1997 from $417 per ounce during 1996 and $447 per ounce in 1995.

    In October 1995, the Company acquired an 80% interest in the MT MORGANS MINE in Western Australia. The Company's share of production from the Mt Morgans mine was 73,600 ounces in 1997 compared to 75,000 ounces in 1996 and 24,900 ounces for the fourth quarter of 1995. Total cash costs were $380 in 1997 compared to $341 per ounce in 1996 and $268 during the fourth quarter of 1995. Mining operations at Mt Morgans likely are to cease during 1998.

    The Company's share of production from the PEAK HILL MINE (66.7% interest) in Western Australia decreased to 33,100 ounces from 60,400 ounces in 1996 and 56,700 ounces in 1995. Cash operating costs were $269 per ounce in 1997 compared to $163 per ounce during 1996 and $136 per ounce in 1995. The decrease in production and corresponding increase in total cash costs is attributable to declining reserves and the impact of treating an increasing proportion of lower-grade ore stockpiles.

    MAIN PASS 299: The Company has a 16.7% undivided interest in the Main Pass 299 sulfur mine and oil recovery operations in the Gulf of Mexico. At December 31, 1997 the Main Pass 299 sulfur mine had proven recoverable reserves of approximately 64.3 million long tons (100% basis) of sulfur. Main Pass 299 oil production, which peaked in 1992, is expected to continue to decline over the next few years. During 1997, continuing low sulfur prices, reduced sales volumes and higher operating costs for both sulfur and oil operations resulted in Homestake recording a Main Pass 299 operating loss of $3.6 million compared to operating profits of $1.3 million and $5.7 million during 1996 and 1995, respectively.

    The sulfur operations incurred an operating loss of $4.5 million in 1997 compared to an operating loss of $3.1 million in 1996 and operating earnings of $3.7 million in 1995. In response to the continued weak market for sulfur, Main Pass 299 maintained the reduced production levels established in 1996. The Company's share of sulfur revenues totaled $18.3 million during 1997 compared to $20.1 million during 1996 and $30.5 million during 1995. During 1997, the Company sold 307,000 tons of sulfur at an average price of $59 per ton compared to 333,300 tons of sulfur at an average price of $60 per ton during 1996 and 445,600 tons at an average price of $68 per ton during 1995. The Company's share of production was 316,000 tons in 1997 compared to 325,000 tons in 1996 and 365,100 tons in 1995.

    Planned write-downs during the third quarter of 1997 by Homestake's joint venture partners caused the Company to reexamine the carrying value of its investment in Main Pass 299. Due to a prolonged period of low sulfur prices and Homestake's current assessment of estimated future cash flows from the Main Pass 299 sulfur mine, the Company recorded a write-down of $107.8 million in its investment in Main Pass 299. As a result of this write-down, the Company's carrying value of the Main Pass 299 sulfur property, plant and equipment was reduced to zero at September 30, 1997.

    OTHER INCOME: Other income of $.7 million in 1997 compares to $25.6 million in 1996 and $17.5 million in 1995. Other income in 1997 includes foreign currency exchange losses of $34.1 million, income of

$10.4 million related to an agreement to sell a right to cancel the Company's option to acquire 19.9% of Great Central, and a gain of $13.5 million from the sale of the George Lake and Back River joint venture interests. Other income in 1996 includes a gain of $7.9 million on the sale of an investment in Eagle Mining which had been acquired in 1995, income of $4.7 million on the execution of the agreement to cancel the Company's option to acquire shares of Great Central, and $8.9 million of foreign exchange losses, primarily on Canadian dollar denominated advances to HCI.

    DEPRECIATION, DEPLETION AND AMORTIZATION: Depreciation, depletion and amortization of $162.8 million during 1997 compares to $151.9 million during 1996 and $125.6 million during 1995. Depreciation, depletion and amortization expense in 1997 reflects higher production partially offset by reserve expansions at the Eskay Creek and Snip mines. The increase in depreciation, depletion and amortization in 1996 from 1995 primarily is due to higher production and additional depreciation charges resulting from the purchases of the HGAL minority interests and the disproportionate sharing arrangement, and the acquisitions of the 80% interest in the Mt Morgans mine and the additional interest in the Snip mine.

    EXPLORATION EXPENSE: Exploration expense, excluding capitalized costs associated with development stage projects, of $65.2 million in 1997 compares to $67.4 million in 1996 and $43.3 million in 1995. During 1997, the Company continued to concentrate its exploration efforts in and around its existing operations. Significant expenditures were made at the Eskay Creek, Pinson, La Falda and Ruby Hill operations as well as on the extensive land position surrounding the Company's operations in Western Australia. Exploration in Western Australia resulted in the discovery of poly-metallic mineralization at the Kundip project during 1997 and the Centenary deposit at the Darlot mine in 1996. Exploration also continued in the northern part of South America at the El Foco concession in Venezuela, the St. Pierre concession in French Guiana and the Tapajos area in Brazil. Exploration results were disappointing in Venezuela and French Guiana, and exploration efforts in this part of the world in 1998 will be directed to the largely under-explored Tapajos area. The Company currently plans to spend approximately $58 million on its existing exploration projects during 1998.

    INCOME AND MINING TAXES: The Company's income and mining tax rate was 7.9% during 1997 compared to 27.4% and 41.2% during 1996 and 1995, respectively. The low 1997 effective tax rate is due to the geographic mix of pretax income and losses. During 1997, the Company had pretax income of $50.6 million in Canada, and pretax losses of $167.6 million, $115.3 million and $13.8 million in the United States, Australia and other foreign jurisdictions, respectively. The effective Canadian tax rate was 57% during 1997, reflecting high statutory tax rates and certain nondeductible expenses. In the United States, where the Company is subject to the Alternative Minimum Tax, the effective rate was 16% in 1997. The effective Australian tax rate was 19.3% in 1997 reflecting the statutory rate of 36% and certain nondeductible expenses. No tax benefit was recognized on losses incurred in other foreign jurisdictions, primarily South America exploration expenditures, due to the uncertainty of their realization. On a consolidated basis the tax benefits related to the losses incurred in the United States and Australia are largely offset by the tax expense recorded with respect to the Canadian earnings, and the result is a consolidated tax benefit of only $19.5 million.

    Income and mining tax expense in 1996 includes a $24 million decrease in the consolidated tax provision due to a reduction in prior years' income tax accruals for certain contingencies which were resolved in 1996.

    At December 31, 1997 and 1996 the Company had tax valuation allowances of $107.9 million and $100.7 million, respectively. While circumstances could occur which would permit the Company to reduce its deferred tax valuation allowances in future years, based on the Company's current projections, it does not expect significant future reductions. Events that would allow the Company to reduce such allowances in the future would include (i) generating substantial taxable income in Chile, (ii) an acceleration of the payment of the Company's postretirement benefit obligations and (iii) the future disposal of certain nonamortizable United States and Australia land and mineral properties at such time as the Company determines the properties have no further significant exploration potential.

    See note 7 to the consolidated financial statements for further discussion of tax matters.

    MINORITY INTERESTS: Income allocable to minority interests in consolidated subsidiaries amounted to $4 million in 1997 compared to $13.3 million in 1996 and $15 million in 1995. The decrease in income allocable to minority interests in 1997 is due to reduced earnings from the Eskay Creek and Snip mines, both of which are owned by Prime Resources Group Inc. ("Prime"), a 50.6%-owned subsidiary of Homestake, and increases in exploration expenditures incurred by the Company's 51%-owned subsidiary, Agua de la Falda S.A. and the Company's 62.1%-owned subsidiary, Lachlan Resources NL ("Lachlan").

LIQUIDITY AND CAPITAL RESOURCES

    During 1997, Homestake's cash and equivalents and short-term investment balances increased by $30.5 million to $265.3 million. Net cash provided by operations in 1997 amounted to $160 million compared to $182.2 million and $220.1 million in 1996 and 1995, respectively. The decrease in cash provided by operations during 1997 primarily is due to lower gold prices, partially offset by the receipt of the $65 million Santa Fe merger termination fee. Investing activities in 1997 include capital expenditures of $204.6 million, the repayment of a $37.2 million (A$50 million) loan made by the Company to Edensor Nominees Pty, Ltd. ("Edensor"), a $16 million investment in mining and exploration interests in Bulgaria, and $33.5 million of proceeds from asset sales. Financing activities in 1997 include dividends paid of $33.9 million and net additional borrowings of $76.8 million.

    The Company has a United States/Canadian/Australian cross-border credit facility ("Cross-border Facility") providing a total availability of $275 million. The Company pays a commitment fee of up to 0.225% per annum on the unused portion of this facility. The credit facility is available through September 2001 and provides for borrowings in United States, Canadian, or Australian dollars, or gold, or a combination of these. The credit agreement requires a minimum consolidated net worth of $500 million. At December 31, 1997 HGAL had borrowed $48.9 million (A$75 million) under this agreement primarily to repay intercompany advances. The interest rate on these borrowings is based on the Australian Bank Bill Swap Rate plus a margin of up to 0.625%. At December 31, 1997 this rate was 5.25%.

    In June 1997, the Company replaced its unsecured debt facility with an Australian bank with a $260 million (A$400 million) unsecured syndicated debt facility ("Syndicated Facility") with a syndicate of seven banks. This facility, which provides for borrowings in either Australian or United States dollars, consists of a $186 million (A$285 million) revolving debt facility which expires in June 2002 and a $75 million (A$115 million) standby facility which expires in September 1998. The Company pays a commitment fee of 0.175% per annum on the unused portion of this facility. Interest is charged at the Australian Bank Bill Swap Rate plus a margin of 0.33%. At December 31, 1997 this rate was 5.35%. At December 31, 1997 the Company had drawn down $110.7 million (A$170 million) under this facility.

    The Syndicated Facility Agreement provides that any lender may elect to terminate its respective commitment to this facility and request repayment of any outstanding indebtedness for a period of sixty days following a change of control. Homestake's acquisition of Plutonic constitutes a change of control for purposes of this agreement. Homestake does not expect any difficulty in refinancing these borrowings under the Company's Cross-border Facility.

    In 1993, the Company sold $150 million of 5.5% convertible subordinated notes maturing June 23, 2000. Interest on the notes is payable semiannually in June and December. The notes are convertible into the Company's common shares at a rate of $23.06 per common share and are redeemable by the Company in whole at any time.

    In December 1996, Homestake and Santa Fe announced that they had entered into an agreement whereby Homestake would acquire Santa Fe by an exchange of common stock for common stock. In

March 1997, the Company announced that Santa Fe had terminated the agreement and, in accordance with the terms of the merger agreement, had paid Homestake a $65 million termination fee. As a result, Homestake recorded a gain of $62.9 million ($47.2 million after tax), net of merger related expenses incurred in 1997 of $2.1 million.


    In February 1997, Homestake completed the sale of its interests in the George Lake and Back River joint ventures in Canada to Kit Resources Corporation ("Kit") for $9.3 million in cash and 3.6 million shares of Kit common stock. As a result of this transaction, the Company recorded a pretax gain of $13.5 million ($8.1 million after tax).


    In April 1997, the Company filed a shelf registration with the Securities and Exchange Commission for the potential sale of up to 20 million shares of Homestake common stock. The proceeds from any such offering would be available for general corporate purposes, which could include capital expenditures, repayment of debt and future acquisitions which have the potential to add to the Company's gold reserves and future gold production.

    In July 1997, Lawrence County, South Dakota issued $30 million of South Dakota Solid Waste Disposal Revenue Bonds ("Waste Disposal Bonds") and $18 million of South Dakota Pollution Control Refunding Revenue Bonds ("Pollution Control Bonds"), both of which are due in 2032. Proceeds from the Waste Disposal Bonds were loaned to the Company and proceeds from the Pollution Control Bonds were used to redeem outstanding South Dakota pollution control bonds. The Company is responsible for funding principal and interest payments on these bonds. See note 14 to the Consolidated Financial Statements for further information on these bonds.

    In 1995, Homestake acquired for $24 million a 10% interest in Navan Resources plc ("Navan"), an Irish public company with diverse mineral interests in Europe. At December 31, 1996 Homestake reduced the carrying value of its investment in Navan to the quoted market value through a $7.2 million charge to income. During 1997, Homestake recorded additional write-downs of $10.1 million with respect to the carrying value of the investment in Navan.

    In November 1997, Homestake purchased a 20% interest in Navan Bulgarian Mining BV ("Navan BV"), a wholly-owned subsidiary of Navan, for $12 million and a 32% interest in Navan's Bulgarian exploration program and projects for $4 million. Homestake has agreed, under certain circumstances, to invest an additional $18 million in Navan BV, which would result in Homestake owning 51% of Navan BV, and give Homestake the right to become operator of the Chelopech project in Bulgaria. See note 11 to the Consolidated Financial Statements for further information on this investment.

    In April 1996, Prime purchased Cominco's 60% interest in the Snip mine for $39.3 million in cash.

    In June 1996, the Company paid $51.4 million to purchase past and all future rights and entitlements under the disproportionate sharing arrangement covering gold production from a portion of the Super Pit operation at the Kalgoorlie operations. The Company now shares equally with its joint venture partner in all gold produced at the Kalgoorlie operations.

    In June 1996, the Company recorded a gain of $7.9 million on the sale of its 17.3% holding in Eagle Mining. The Company had acquired its interest in Eagle Mining in November 1995.

    In July 1996, Lachlan acquired 90.7% of Archaean Gold NL ("Archaean") for $36.8 million. In 1997, Lachlan acquired the remaining interest in Archaean. This acquisition, which was accounted for as a purchase, was funded by a loan from the Company to Lachlan which, together with accrued interest up to August 1997, totaled $33.2 million (A$50.9 million). The loan became noninterest bearing in September 1997. Lachlan plans to repay this loan by issuing additional shares to the Company which will increase the Company's interest in Lachlan from approximately 62% to 81%.

    In 1995, the Company agreed to provide Edensor with a loan facility up to $37 million (A$50 million) and was granted an option to acquire 19.9% of the issued capital of Great Central in consideration for this loan. In July 1996, an agreement was concluded for the sale of a right to cancel the Company's option to acquire 19.9% of the shares of Great Central. The Company was paid $4.7 million in 1996 and a further $10.4 million in 1997 in respect to this agreement.


    During the fourth quarter of 1995 and the first quarter of 1996, Homestake acquired the 18.5% of HGAL it did not already own. The total purchase price was $164.9 million, including $141.7 million for 8.5 million newly issued shares of the Company, $19.5 million in cash and $3.7 million of transaction expenses.


    In October 1995, the Company acquired most of Dominion Mining Limited's ("Dominion") gold assets including an 80% interest in the Mt Morgans mine. The net purchase price after working capital adjustments was $39.1 million. As part of its agreement with Dominion, the Company offered Dominion shareholders the opportunity to apply their individual entitlements to a return of Dominion capital to subscribe for shares of the Company which resulted in 2.3 million shares of the Company being issued to Dominion shareholders on January 29, 1996 for consideration of $32.1 million.

    Additions to property, plant and equipment in 1997 totaled $204.6 million compared to $170 million and $110.2 million in 1996 and 1995, respectively. Capital additions in 1997 include $56.1 million for construction and development work at the Ruby Hill mine, $38.5 million at the Plutonic mine, primarily for underground development and construction of the gas-fired power station, $16.1 million at the Darlot mine primarily for the Centenary decline and various efficiency improvement projects, $14.8 million at the Round Mountain mine primarily for the new mill, $13.7 million at the Kalgoorlie operations primarily for a decline from surface and a ventilation raise at the Mt. Charlotte mine, $15.4 million at the Eskay Creek mine primarily for the construction of the new gravity/flotation mill, and $16 million at the Homestake mine primarily for a tailings dam lift and improvements in the underground operations. The remaining expenditures primarily were for replacement capital to maintain existing production capacity.

    In addition to sustaining capital, planned capital expenditures of approximately $80 million at the Company's existing operations during 1998 include; $19.6 million and $15.2 million at Darlot and Plutonic mines, respectively, primarily for underground development, $13 million at the Homestake mine, primarily for the operations restructuring and completion of the tailings dam lift, and $14 million at the Kalgoorlie operations, primarily to extend the new Mt. Charlotte decline further into the mine's workings and to increase the flotation capacity at the Fimiston mill.

    Total dividends paid by the Company, including $2.2 million of dividends paid by Prime to its minority shareholders, amounted to $33.9 million in 1997 compared to $45.5 million and $39.6 million during 1996 and 1995, respectively. During 1997, Homestake reduced its dividend rate to two semiannual payments of $.05 each.

    The Company paid cash income and mining taxes (net of tax refunds) of $66.2 million in 1997 compared to $15.9 million and $28.6 million in 1996 and 1995, respectively. The 1997 tax payments include $30.9 million of final payments for the 1996 tax year and $35.3 million of estimated payments for the 1997 tax year. The increase in tax payments is due to the exhaustion of the majority of the Company's Canadian income and mining tax pools during 1996.

    The Company evaluates its accruals for remediation, reclamation and site restoration regularly. The Company believes it has fully provided for all remediation liabilities and for estimated reclamation and site restoration costs at its nonoperating properties. At its operating properties, the Company is providing for estimated ultimate reclamation relating to ongoing and end-of-mine restoration and closure costs over the lives of its individual operations using the units-of-production method.

    At September 30, 1997 the Company determined that it was necessary to increase the reclamation accruals at certain of its nonoperating properties, including the Santa Fe mine in Nevada, the Nickel Plate mine in Canada and the Grants uranium complex in New Mexico, to reflect revised estimates, changed conditions and more stringent future reclamation requirements. Accordingly, a charge of $29.1 million was recorded at that time.

    See note 20 to the consolidated financial statements for discussion of certain legal matters.

    Homestake has completed a review of its computer-based systems and has developed a plan designed to ensure that all of these systems will be Year 2000 compliant. With the exception of the financial systems acquired as part of Homestake's recent acquisition of Plutonic, Year 2000 compliant upgrades for Homestake's core financial systems will be installed by the end of 1998. The Plutonic financial systems, and all other Homestake information system hardware and software, will be brought into compliance by mid-1999.

    Homestake currently is in the process of identifying all microprocessor-controlled devices, including process-monitoring systems, in use at its operating locations to determine whether they are Year 2000 compliant. In addition, Homestake is monitoring similar Year 2000 related activities at its joint venture operations where it is not the operator. A Year 2000 related microprocessor problem that is not identified or remedied at an operating location potentially could result in a short-term production disruption at that location.

    Homestake's total expenditures for these Year 2000 activities are expected to be less than $1 million and should not adversely impact other information system initiatives.

    Homestake currently is surveying all major suppliers and customers to assess their Year 2000 compliance and, where practical, will make specific contingency plans based on the results of this survey. The greatest risk to Homestake in this regard would be in the supply of power and/or water to certain of its operating locations. A disruption in the supply of either of these utilities could significantly hamper or curtail production at an operating location until the service is restored. A disruption in the supply of other services or supplies at an operating location potentially could result in a short-term production disruption at that location.

    Due to the nature of Homestake's principal customers, Homestake expects that their core financial operating systems will be Year 2000 compliant, and that there will be no significant disruption in Homestake's gold selling efforts.

    Based on compliance efforts to date, Homestake has concluded that it is not necessary to establish contingency plans.


    Future results will be impacted by such factors as the market price of gold, silver and sulfur, the Company's ability to expand its ore reserves and the fluctuations of foreign currency exchange rates. During 1998, Homestake expects to incur approximately $15 million of transaction costs and $11 million of implementation costs, including $7 million of post-combination severance and lease termination costs, in connection with the acquisition of Plutonic. The Company believes that the combination of cash, short-term investments, available lines of credit and future cash flows from operations will be sufficient to meet normal operating requirements, planned capital expenditures and anticipated dividends.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                 1997         1996        1995
                                                                             ------------  ----------  ----------
REVENUES
  Gold and ore sales.......................................................  $    863,628  $  921,685  $  871,959
  Sulfur and oil sales.....................................................        26,821      30,749      40,620
  Interest income..........................................................        17,320      20,392      19,152
  Gain on termination of Santa Fe merger (note 4)..........................        62,925
  Other income (note 5)....................................................           721      25,620      17,520
                                                                             ------------  ----------  ----------
                                                                                  971,415     998,446     949,251
                                                                             ------------  ----------  ----------
COSTS AND EXPENSES
  Production costs.........................................................       627,639     615,491     609,117
  Depreciation, depletion and amortization.................................       162,781     151,852     125,639
  Administrative and general expense.......................................        48,905      48,664      44,469
  Exploration expense......................................................        65,238      67,363      43,281
  Interest expense.........................................................        20,756      19,140      12,459
  Write-downs and other unusual charges (note 6)...........................       285,315       8,983
  Other expense............................................................         6,836       5,592       3,965
                                                                             ------------  ----------  ----------
                                                                                1,217,470     917,085     838,930
                                                                             ------------  ----------  ----------
INCOME (LOSS) BEFORE TAXES AND MINORITY INTERESTS..........................      (246,055)     81,361     110,321
INCOME AND MINING TAXES (NOTE 7)...........................................        19,458     (22,328)    (45,422)
MINORITY INTERESTS.........................................................        (4,009)    (13,268)    (14,957)
                                                                             ------------  ----------  ----------
NET INCOME (LOSS)..........................................................  $   (230,606) $   45,765  $   49,942
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
NET INCOME (LOSS) PER SHARE (BASIC AND DILUTED)............................  $      (1.10) $     0.22  $     0.25
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
AVERAGE SHARES USED IN THE COMPUTATION.....................................       210,537     210,027     199,385
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

    The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of
                          Plutonic Resources Limited).

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
ASSETS
CURRENT ASSETS
  Cash and equivalents................................................................  $    124,083  $    104,657
  Short-term investments..............................................................       141,221       130,158
  Receivables (note 8)................................................................        43,529        53,471
  Inventories (note 9)................................................................       103,925       139,015
  Deferred income and mining taxes (note 7)...........................................        19,372        13,298
  Other...............................................................................        13,154        12,403
                                                                                        ------------  ------------
    Total current assets..............................................................       445,284       453,002

PROPERTY, PLANT AND EQUIPMENT--NET (notes 3 and 10)...................................     1,021,147     1,276,039

INVESTMENTS AND OTHER ASSETS
  Noncurrent investments (note 11)....................................................        41,094        82,009
  Other assets (note 12)..............................................................       102,009       128,280
                                                                                        ------------  ------------
    Total investments and other assets................................................       143,103       210,289
                                                                                        ------------  ------------
TOTAL ASSETS..........................................................................  $  1,609,534  $  1,939,330
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable....................................................................  $     59,930  $     53,498
  Accrued liabilities (note 13).......................................................        68,641        49,490
  Current portion of long-term debt (note 14).........................................                      73,649
  Income and other taxes payable......................................................           277        38,386
                                                                                        ------------  ------------
    Total current liabilities.........................................................       128,848       215,023

LONG-TERM LIABILITIES
  Long-term debt (note 14)............................................................       374,593       254,668
  Other long-term obligations (note 15)...............................................       152,610       123,475
                                                                                        ------------  ------------
    Total long-term liabilities.......................................................       527,203       378,143

DEFERRED INCOME AND MINING TAXES (note 7).............................................       161,862       218,379

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES.......................................       108,116       103,960

SHAREHOLDERS' EQUITY (note 18)
  Capital stock, $1 par value per share:
    Preferred--10,000 shares authorized; no shares outstanding
    Common--250,000 shares authorized; shares outstanding:
      1997--210,696; 1996--210,419....................................................       210,696       210,419
  Additional paid-in capital..........................................................       602,999       601,987
  Retained earnings (deficit).........................................................       (97,553)      164,837
  Accumulated currency translation adjustments........................................       (33,381)       58,264
  Other...............................................................................           744       (11,682)
                                                                                        ------------  ------------
    Total shareholders' equity........................................................       683,505     1,023,825
                                                                                        ------------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................................  $  1,609,534  $  1,939,330
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Commitments and Contingencies--see notes 20 and 21.

    The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of
                          Plutonic Resources Limited).

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                 (IN THOUSANDS)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
CASH FLOWS FROM OPERATIONS
Net income (loss)..........................................................  $  (230,606) $    45,765  $    49,942
Reconciliation to net cash provided by operations:
  Depreciation, depletion and amortization.................................      162,781      151,852      125,639
  Write-downs and other unusual charges (note 6)...........................      285,315        8,983
  Foreign currency exchange losses on intercompany debt (note 5)...........        5,657        8,943          883
  Gains on asset disposals.................................................      (16,926)     (12,305)      (5,575)
  Deferred income and mining taxes (note 7)................................      (56,318)     (19,620)      25,756
  Minority interests.......................................................        4,009       13,268       14,957
  Reclamation--net.........................................................        2,970          (20)        (720)
  Other noncash items--net.................................................       11,345       (2,498)       4,215
  Effect of changes in operating working capital items:
    Receivables............................................................         (372)      12,337          529
    Inventories............................................................        2,932      (44,947)      16,438
    Accounts payable.......................................................        9,582        4,808       (2,028)
    Accrued liabilities and taxes payable..................................      (18,720)      24,183      (12,772)
    Other..................................................................       (1,625)      (8,572)       2,788
                                                                             -----------  -----------  -----------
Net cash provided by operations............................................      160,024      182,177      220,052
                                                                             -----------  -----------  -----------
INVESTMENT ACTIVITIES
Decrease (increase) in short-term investments..............................      (11,063)     (63,742)      33,063
Proceeds from asset sales..................................................       33,494       49,221       15,557
Additions to property, plant and equipment.................................     (204,629)    (169,950)    (110,180)
Increase in restricted cash................................................      (15,990)
Investments in mining companies............................................      (22,950)     (65,006)    (100,940)
Receipt (advance) to Edensor (note 12).....................................       37,210       (6,599)     (30,599)
Purchase of HGAL minority interests (note 3)...............................                    (6,435)     (16,714)
Purchase of interest in Snip mine (note 3).................................                   (39,279)
Other......................................................................       (2,430)       3,264        3,296
                                                                             -----------  -----------  -----------
Net cash used in investment activities.....................................     (186,358)    (298,526)    (206,517)
                                                                             -----------  -----------  -----------
FINANCING ACTIVITIES
Borrowings.................................................................      102,270       56,775       88,968
Debt repayments............................................................      (25,442)      (9,788)     (10,009)
Dividends paid on common shares--Homestake.................................      (31,784)     (43,278)     (39,619)
                              --Prime minority interests...................       (2,151)      (2,205)
Common shares issued.......................................................        1,289       35,113        3,178
Other......................................................................        4,234
                                                                             -----------  -----------  -----------
Net cash provided by financing activities..................................       48,416       36,617       42,518
                                                                             -----------  -----------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND EQUIVALENTS....................       (2,656)       2,541       (4,127)
                                                                             -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS............................       19,426      (77,191)      51,926
CASH AND EQUIVALENTS, JANUARY 1............................................      104,657      181,848      129,922
                                                                             -----------  -----------  -----------
CASH AND EQUIVALENTS, DECEMBER 31..........................................  $   124,083  $   104,657  $   181,848
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of
                          Plutonic Resources Limited).

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                  ACCUMULATED
                                                         ADDITIONAL   RETAINED      CURRENCY
                                               COMMON     PAID-IN     EARNINGS    TRANSLATION
                                               STOCK      CAPITAL     (DEFICIT)   ADJUSTMENTS     OTHER       TOTAL
                                             ----------  ----------  -----------  ------------  ---------  ------------
BALANCES, DECEMBER 31, 1994................  $  198,993  $  433,624  $   152,027   $   22,951   $  (8,219) $    799,376
  Net income...............................                               49,942                                 49,942
  Dividends paid...........................                              (39,619)                               (39,619)
  Exercise of stock options................         340       2,838                                               3,178
  Stock issued for purchase of HGAL
    minority interests (note 3)............       2,550      39,849                                              42,399
  Currency translation adjustments.........                                           (10,132)                  (10,132)
  Change in unrealized loss on
    investments............................                                                         3,555         3,555
  Other....................................                                                           (59)          (59)
                                             ----------  ----------  -----------  ------------  ---------  ------------
BALANCES, DECEMBER 31, 1995................     201,883     476,311      162,350       12,819      (4,723)      848,640
  Net income...............................                               45,765                                 45,765
  Dividends paid...........................                              (43,278)                               (43,278)
  Exercise of stock options................         299       2,726                                               3,025
  Stock issued for purchase of assets of
    Dominion (note 3)......................       2,273      29,815                                              32,088
  Stock issued for purchase of HGAL
    minority interests (note 3)............       5,976      93,370                                              99,346
  Currency translation adjustments.........                                            45,445                    45,445
  Change in unrealized loss on
    investments............................                                                        (7,082)       (7,082)
  Other....................................         (12)       (235)                                  123          (124)
                                             ----------  ----------  -----------  ------------  ---------  ------------
BALANCES, DECEMBER 31, 1996................     210,419     601,987      164,837       58,264     (11,682)    1,023,825
  Net loss.................................                             (230,606)                              (230,606)
  Dividends paid...........................                              (31,784)                               (31,784)
  Exercise of stock options................         277       1,012                                               1,289
  Currency translation adjustments.........                                           (91,645)                  (91,645)
  Change in unrealized loss on
    investments............................                                                        10,210        10,210
  Other....................................                                                         2,216         2,216
                                             ----------  ----------  -----------  ------------  ---------  ------------
BALANCES, DECEMBER 31, 1997................  $  210,696  $  602,999  $   (97,553)  $  (33,381)  $     744  $    683,505
                                             ----------  ----------  -----------  ------------  ---------  ------------
                                             ----------  ----------  -----------  ------------  ---------  ------------

    The accompanying notes are an integral part of these restated financial statements (see note 3 for information concerning the 1998 acquisition of
                          Plutonic Resources Limited).

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 1:  NATURE OF OPERATIONS

    Homestake Mining Company ("Homestake" or the "Company") is engaged in gold mining and related activities including exploration, extraction, processing, refining and reclamation. Gold bullion, the Company's principal product, is produced and sold in the United States, Canada, Australia and Chile. Ore and concentrates, containing gold and silver from the Eskay Creek and Snip mines in Canada, are sold directly to smelters. Through its investment in Main Pass 299, the Company also produces and sells sulfur and oil.

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION: The consolidated financial statements include Homestake and its majority-owned subsidiaries, including Plutonic Resources Limited ("Plutonic") which was acquired on April 30, 1998 (see note 3), and their undivided interests in joint ventures after elimination of intercompany amounts. The Company owns 50.6% of Prime Resources Group Inc. ("Prime"), 51% of Agua de la Falda S.A. and 62.1% of Lachlan Resources NL ("Lachlan") with the remaining interests reflected as minority interests in the consolidated financial statements. Undivided interests in gold mining operations (the Round Mountain, Pinson and Marigold mines in the United States; Homestake Gold of Australia Limited's ("HGAL") interest in the gold mining operations in Kalgoorlie, Western Australia; Plutonic's interests in the Mt Morgans and Peak Hill mines in Western Australia; and Homestake Canada Inc.'s ("HCI") interests in the Williams and David Bell mines in Canada) and in the sulfur and oil recovery operations at Main Pass 299 in the Gulf of Mexico are reported using pro rata consolidation whereby the Company reports its proportionate share of assets, liabilities, income and expenses.

    USE OF ESTIMATES: The preparation of financial statements in conformity with United States generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND EQUIVALENTS include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and equivalents with major international banks and financial institutions located principally in the United States, Canada and Australia. The Company believes that no concentration of credit risk exists with respect to investment of its cash and equivalents.

    SHORT-TERM INVESTMENTS principally consist of highly-liquid United States and foreign government and corporate securities with original maturities in excess of three months. The Company classifies all short-term investments as available-for-sale securities. Unrealized gains and losses on these investments are recorded as a separate component of shareholders' equity, except that declines in market value judged to be other than temporary are recognized in determining net income.

    INVENTORIES, which include finished products, ore in process, stockpiled ore, ore in transit, and supplies, are stated at the lower of cost or net realizable value. The cost of gold produced by certain United States operations is determined principally by the last-in, first-out method ("LIFO"). The cost of other inventories is determined primarily by averaging methods.

    EXPLORATION COSTS are expensed as incurred. All costs related to property acquisitions are capitalized.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEVELOPMENT COSTS: Following completion of a favorable feasibility study, development costs incurred to place new mines into production and to complete major development projects at operating mines are capitalized. Ongoing costs to maintain production are expensed as incurred.

    DEPRECIATION, DEPLETION AND AMORTIZATION of mining properties, mine development costs and major plant facilities is computed principally by the units-of-production method based on estimated quantities of ore which can be recovered economically in the future from known mineral deposits. Such estimates are based on current and projected costs and prices. Other equipment and plant facilities are depreciated using straight-line or accelerated methods principally over estimated useful lives of three to ten years.

    PROPERTY EVALUATIONS: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If deemed impaired, an impairment loss is measured and recorded based on the fair value of the asset, which generally will be computed using discounted cash flows.

    Estimated future net cash flows from each mine are calculated using estimates of production, future sales prices (considering historical and current prices, price trends and related factors), production costs, capital and reclamation costs. (See note 6.)

    The Company's estimates of future cash flows are subject to risks and uncertainties. Therefore, it is possible that changes could occur which may affect the recoverability of the Company's investments in mineral properties and other assets.

    Undeveloped properties upon which the Company has not performed sufficient exploration work to determine whether significant mineralization exists are carried at original acquisition cost. If it is determined that significant mineralization does not exist, the property would be written down to estimated net realizable value at the time of such determination.

    RECLAMATION AND REMEDIATION: Reclamation costs and related accrued liabilities, which are based on the Company's interpretation of current environmental and regulatory requirements, are accrued and expensed principally by the units-of-production method based on estimated quantities of ore which can be recovered economically in the future from known mineral deposits. Remediation liabilities, including estimated governmental oversight costs, are expensed upon determination that a liability has been incurred and where a minimum cost or reasonable estimate of the cost can be determined. (See note 6.)

    The Company provides for all costs of reclamation, including long-term care and monitoring and maintenance costs. The Company uses undiscounted current costs in preparing its estimates of future reclamation costs. The Company regularly updates its estimates of reclamation costs. Amounts to be received from the Federal Government for its 51.2% share of the cost of future reclamation activities at the Grants, New Mexico uranium facility are offset against the remaining estimated Grants reclamation liabilities. Receivables are recorded for the Federal Government's share of reclamation expenditures at the Grants uranium facility in the period that such expenditures are made.

    Based on current environmental regulations and known reclamation requirements, the Company has included its best estimates of these obligations in its reclamation accruals. However, the Company's estimates of its ultimate reclamation liabilities could change as a result of changes in regulations or cost estimates.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NONCURRENT INVESTMENTS include investments in mining securities and assets held in trust to fund employee benefits.

    Investments in mining securities that have readily determinable fair values and assets held in trust to fund employee benefits are classified as available-for-sale investments. Unrealized gains and losses on these investments are recorded as a separate component of shareholders' equity, except that declines in market value judged to be other than temporary are recognized in determining net income. Realized gains and losses on these investments are included in determining net income. (See note 6.)

    PRODUCT SALES are recognized when title passes at the shipment or delivery point.

    DERIVATIVE FINANCIAL INSTRUMENTS: The Company uses derivative financial instruments as part of an overall risk-management strategy. These instruments are used as a means of hedging exposure to precious metals prices and foreign currency exchange rates. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's accounting for derivative financial instruments is in accordance with the concepts established in Statement of Financial Accounting Standards ("SFAS") No. 80, "Accounting for Futures Contracts," SFAS No. 52, "Foreign Currency Translation," American Institute of Certified Public Accountants Statement of Positions 86-2, "Accounting for Options," and various Emerging Issues Task Force ("EITF") pronouncements.

    The Company uses forward sales contracts and combinations of put and call options to hedge its exposure to precious metals prices. The underlying hedged production is designated at the inception of the hedge. Deferral accounting is applied only if the derivatives continue to reduce the price risk associated with the underlying hedged production. Contracted prices on forward sales contracts and options are recognized in product sales as the designated production is delivered or sold. In the event of early settlement of hedge contracts, gains and losses are deferred and recognized in income at the originally designated delivery date.

    The Company uses combinations of put and call options to hedge its exposure to foreign currency exchange rates. Currently, these options do not qualify for deferral accounting and, accordingly, are marked to market at each balance sheet date. Realized and unrealized gains and losses on these options are recognized in other income.

    INCOME TAXES: The Company follows the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year. Mining taxes represent Canadian provincial taxes levied on mining operations.


    FOREIGN CURRENCY: Substantially all assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the end of each period. Revenues and expenses are translated at the average exchange rate for the period. Accumulated currency translation adjustments are included as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in the determination of net income.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS: Pension costs related to United States employees are determined using the projected unit credit actuarial method. Pension plans are funded through annual contributions. In addition, the Company provides medical and life insurance benefits for certain retired employees and accrues the cost of such benefits over the period in which active employees become eligible for the benefits. The costs of the postretirement medical and life insurance benefits are paid at the time such benefits are provided.

    NET INCOME PER SHARE is computed by dividing net income by the weighted average number of common shares outstanding during the year. The Company's basic and diluted net income per share are the same since the exercise of stock options and the conversion of the 5.5% convertible subordinated notes would produce anti-dilutive results.

    PREPARATION OF FINANCIAL STATEMENTS: Certain amounts for 1996 and 1995 have been reclassified to conform to the current year's presentation. All dollar amounts are expressed in United States dollars unless otherwise indicated.


    COMPREHENSIVE INCOME: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in shareholders' equity that result from recognized transactions and other economic events of the period, other than transactions with shareholders in their capacity as shareholders. SFAS 130 will be effective for Homestake's 1998 financial statements. Adoption of SFAS 130 will result in additional disclosures in Homestake's financial statements but will not impact the Company's reported net income or net income per share.


NOTE 3:  ACQUISITIONS AND DIVESTITURES

    PLUTONIC RESOURCES LIMITED: On April 30, 1998 Homestake completed the acquisition of Plutonic, a publicly-traded Australian gold producer, by an exchange of common stock for common stock. As a result of the acquisition, Homestake is now the second-largest gold producer in Australia. Homestake issued
64.4 million common shares to acquire Plutonic, including 63.9 million shares in exchange for all of the Plutonic common shares outstanding based on an exchange ratio of .34 Homestake common shares for each fully-paid Plutonic common share, and .5 million Homestake common shares for the Plutonic partly paid shares and options outstanding.

    The business combination with Plutonic has been accounted for as a pooling of interests and accordingly, Homestake's consolidated financial statements have been restated to include Plutonic for all

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 3: ACQUISITIONS AND DIVESTITURES (CONTINUED) periods. Combined and separate results for Homestake and Plutonic for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                           HOMESTAKE     PLUTONIC
                                                          HISTORICAL   HISTORICAL(A) ADJUSTMENTS(B)    COMBINED
                                                          -----------  ------------  --------------  ------------
Year ended December 31, 1997:
  Revenues..............................................  $   723,834   $  248,519     $     (938)   $    971,415
  Net loss..............................................     (168,879)     (33,998)       (27,729)       (230,606)
  Shareholders' equity at December 31...................      531,750      186,577        (34,822)        683,505

Year ended December 31, 1996:
  Revenues..............................................      766,936      238,065         (6,555)        998,446
  Net income............................................       30,281       18,984         (3,500)         45,765
  Shareholders' equity at December 31...................      768,552      268,168        (12,895)      1,023,825

Year ended December 31, 1995:
  Revenues..............................................      746,365      163,069         39,817         949,251
  Net income............................................       30,327       20,126           (511)         49,942
  Shareholders' equity at December 31...................      635,857      221,510         (8,727)        848,640

------------------------

(a) The Plutonic historical results of operations have been adjusted to reflect
    i) presentation of Plutonic's results of operations in accordance with United States generally accepted accounting principles and the format and classifications utilized by Homestake, and ii) translation into U.S. dollars using the average exchange rate for each period. Shareholders' equity has been translated into U.S. dollars using the end-of-period exchange rates.

(b) In combining the historical results of Homestake and Plutonic, certain adjustments were made to conform Plutonic's accounting policies to Homestake's accounting policies. The effect of these adjustments on combined net income (loss) is as follows:

                                                                 1997       1996       1995
                                                              ----------  ---------  ---------
Revenue recognition.........................................  $      377  $  (3,318) $  11,515
Reclamation expense.........................................      (1,215)    (1,430)    (5,324)
Depreciation, depletion and amortization....................      (6,958)               (2,305)
Income taxes................................................     (19,933)     1,248     (4,397)
                                                              ----------  ---------  ---------
                                                              $  (27,729) $  (3,500) $    (511)
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------


    Homestake estimates that transaction costs related to the merger will total approximately $15 million and post-combination severance and lease termination costs will total approximately $7 million. The merger transaction expenses are being charged to operations as incurred, primarily in the first half of 1998, and the estimated post-combination severance and lease termination costs will be expensed as of the date of the combination.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 3:  ACQUISITIONS AND DIVESTITURES (CONTINUED)

    HOMESTAKE GOLD OF AUSTRALIA LIMITED: During the fourth quarter of 1995 and the first quarter of 1996, Homestake acquired the 18.5% of HGAL it did not already own. The total purchase price was $164.9 million, including $141.7 million for 8.5 million newly issued shares of the Company, $19.5 million in cash and $3.7 million of transaction expenses. The acquisition of the HGAL minority interests was accounted for as a purchase.


    MT MORGANS MINE: In October 1995, the Company acquired most of Dominion Mining Limited's ("Dominion") gold assets, including an 80% interest in the Mt Morgans mine. The net purchase price after working capital adjustments was $39.1 million. As part of its agreement with Dominion, the Company offered Dominion shareholders the opportunity to subscribe for shares of the Company instead of receiving a return of Dominion capital. As a result, 2.3 million shares of the Company were issued to Dominion shareholders on January 29, 1996 for consideration of $32.1 million.

    SNIP MINE: On April 30, 1996 Prime purchased Cominco Ltd.'s ("Cominco") 60% interest in the Snip mine in British Columbia, Canada for $39.3 million in cash. As a result of this purchase, Prime became the sole owner of the Snip mine.

    AGUA DE LA FALDA S.A.: In July 1996, Homestake and Corporacion Nacional del Cobre Chile ("Codelco"), a state-owned mining company in Chile, formed a new company, Agua de la Falda S.A. ("La Falda") to conduct exploration and mining activities near Homestake's former El Hueso mine in northern Chile. Homestake owns 51% of the corporation and Codelco owns 49%. Codelco and Homestake have contributed property interests in the area to the new company. In addition, Codelco contributed the existing El Hueso plant, which had been under lease to Homestake. Homestake also contributed $5.1 million for exploration and development, including $3.7 million of exploration and development expenditures incurred prior to the formation of La Falda.

    ARCHAEAN GOLD NL: In July 1996, Lachlan acquired 90.7% of Archaean Gold NL ("Archaean") for $36.8 million. In April 1997, Lachlan acquired the remaining interest in Archaean. This acquisition, which was accounted for as a purchase, was funded by a loan from the Company to Lachlan which, together with capitalized interest up to August 1997, totaled $33.2 million (A$50.9 million). The loan became noninterest bearing in September 1997. Lachlan plans to repay this loan by issuing additional shares to the Company which will increase the Company's interest in Lachlan from approximately 62% to 81%.

    PINSON MINING COMPANY: In December 1996, Homestake increased its interest in the Pinson Mining Company partnership ("Pinson Partnership") from 26.25% to 50% and became the operator of the Pinson mine. Barrick Gold Corporation owns the remaining 50% interest. The purchase price for the additional 23.75% partnership interest consisted of $4.4 million in cash, a net smelter royalty on certain future Pinson Partnership production and assumption of a proportionate increase of the Pinson Partnership's liabilities, including reclamation.


    GEORGE LAKE AND BACK RIVER JOINT VENTURES: In February 1997, Homestake sold its interests in the George Lake and Back River joint ventures in Canada to Kit Resources Corporation ("Kit") for $9.3 million in cash and 3.6 million shares of Kit common stock. As a result of this transaction, the Company recorded a pretax gain of $13.5 million in the first quarter of 1997, which was included in other income. The write-downs of noncurrent investments recorded in the third and fourth quarters of 1997 (see note 6) include $5.5 million related to the Company's investment in Kit.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 3:  ACQUISITIONS AND DIVESTITURES (CONTINUED)
    TORRES MINING COMPLEX: In 1995, the Company sold its 28% equity interest in the Torres silver mining complex in Mexico for $6 million. This sale resulted in a pretax gain of $2.7 million, which was included in other income.

NOTE 4:  GAIN ON TERMINATION OF SANTA FE MERGER

    In March 1997, Santa Fe Pacific Gold Corporation terminated its previously announced merger agreement with Homestake and paid Homestake a $65 million termination fee. As a result, in 1997 the Company recorded a pretax gain of $62.9 million ($47.2 million after tax), net of merger related expenses of $2.1 million incurred in 1997. Other expense for the year ended December 31, 1996 included $3.4 million of expenses related to this proposed merger.

NOTE 5:  OTHER INCOME

                                                                           1997       1996       1995
                                                                        ----------  ---------  ---------
Gains on asset disposals..............................................  $   16,926  $  12,305  $   5,575
Royalty income........................................................       2,425      2,888      2,252
Foreign currency contract gains (losses)..............................     (28,453)     1,632       (151)
Foreign currency exchange losses on intercompany advances.............      (5,657)    (8,943)      (883)
Pension curtailment gain..............................................                  1,868
Gain on sale of Great Central option (see note 12)....................      10,419      4,699
Other.................................................................       5,061     11,171     10,727
                                                                        ----------  ---------  ---------
                                                                        $      721  $  25,620  $  17,520
                                                                        ----------  ---------  ---------
                                                                        ----------  ---------  ---------

NOTE 6:  WRITE-DOWNS AND OTHER UNUSUAL CHARGES

                                                                                       1997       1996
                                                                                    ----------  ---------
Write-down of Homestake's investment in the Main Pass 299 sulfur mine(a)..........  $  107,761
Reduction in the carrying values of resource assets(b)............................      84,655
Increase in the estimated accrual for future reclamation expenditures(c)..........      29,156
Write-downs of noncurrent investments(d)..........................................      47,932  $   8,983
Other(e)..........................................................................      15,811
                                                                                    ----------  ---------
                                                                                    $  285,315  $   8,983
                                                                                    ----------  ---------
                                                                                    ----------  ---------

------------------------

(a) Homestake owns a 16.7% undivided interest in the Main Pass 299 sulfur mine located in the Gulf of Mexico. Planned write-downs by Homestake's joint venture partners caused the Company to reexamine the carrying value of its investment in Main Pass 299. Due to a prolonged period of low sulfur prices and Homestake's current assessment of estimated future cash flows from the Main Pass 299 sulfur mine, in the third quarter of 1997 the Company recorded a write-down of $107.8 million in its

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 6: WRITE-DOWNS AND OTHER UNUSUAL CHARGES (CONTINUED) investment in Main Pass 299. As a result of this write-down, the Company's carrying value of the Main Pass 299 sulfur property, plant and equipment was reduced to zero at September 30, 1997.

(b) As a result of lower gold prices, the Company reviewed the carrying values of its gold mining operations using a $325 per ounce gold price for its short-lived operations and a $350 per ounce gold price for its operations with longer lives. The Company determined that impairment write-downs were required to reduce the carrying value of several of its assets or operations with short remaining lives, including the Mt Morgans and Peak Hill mines in Western Australia, the Pinson mine in Nevada, the Homestake mine's Open Cut in South Dakota, low-grade stockpiled ore and exploration properties at certain locations in Western Australia and redundant mining equipment at the Kalgoorlie operations in Western Australia. The Company determined that no adjustments to the carrying values of its longer-lived operations were required.

(c) As a result of a review of the Company's reclamation liabilities, the Company determined that it was necessary to increase the reclamation accruals at certain of its nonoperating properties including the Santa Fe mine in Nevada, the Nickel Plate mine in Canada and the Grants uranium complex in New Mexico to reflect revised estimates, changed conditions and more stringent future reclamation requirements.

(d) Low gold prices and lower market valuations for junior mining companies have caused the value of certain of the Company's noncurrent investments in other companies to decline significantly. The Company recorded in income the reductions in the carrying values that it deemed to be other than temporary. (See note 11.)

(e) Other consists primarily of foreign exchange losses on intercompany redeemable preferred stock and a loss on repayment of an intercompany gold loan.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 7:  INCOME TAXES

    The provision for income and mining taxes consists of the following:

                                                               1997        1996        1995
                                                            ----------  ----------  ----------
Current
  Income taxes
    Federal...............................................  $    1,023  $   (1,999) $    7,375
    Canadian..............................................      26,048      28,367       1,928
    Other.................................................          (8)        616         115
                                                            ----------  ----------  ----------
                                                                27,063      26,984       9,418
  Canadian mining taxes...................................       9,797      14,964      10,248
                                                            ----------  ----------  ----------
  Total current taxes.....................................      36,860      41,948      19,666
                                                            ----------  ----------  ----------

Deferred
  Income taxes
    Federal...............................................     (29,203)     (3,879)     (3,743)
    State.................................................       2,026      (1,300)        436
    Canadian..............................................      (7,039)    (14,588)     25,347
    Australian............................................     (22,282)     (2,024)      4,240
                                                            ----------  ----------  ----------
                                                               (56,498)    (21,791)     26,280
                                                            ----------  ----------  ----------
  Canadian mining taxes...................................         180       2,171        (524)
                                                            ----------  ----------  ----------
  Total deferred taxes....................................     (56,318)    (19,620)     25,756
                                                            ----------  ----------  ----------
    Total income and mining taxes.........................  $  (19,458) $   22,328  $   45,422
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    The provision for income taxes is based on pretax income (loss) before minority interests as follows:

                                                              1997         1996        1995
                                                           -----------  ----------  ----------
United States............................................  $  (167,570) $  (14,003) $   17,607
Canada...................................................       50,592      95,548      71,333
Australia................................................     (115,323)      7,840      25,684
Other foreign............................................      (13,754)     (8,024)     (4,303)
                                                           -----------  ----------  ----------
                                                           $  (246,055) $   81,361  $  110,321
                                                           -----------  ----------  ----------
                                                           -----------  ----------  ----------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 7:  INCOME TAXES (CONTINUED)
    Deferred tax liabilities and assets as of December 31, 1997 and 1996 relate to the following:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1997        1996
                                                                                  ----------  ----------
Deferred Tax Liabilities
  Depreciation and other resource property differences
    United States...............................................................  $   18,598  $   64,855
    Canada--Federal.............................................................      29,906      32,395
    Canada--Provincial..........................................................      61,509      69,069
    Australia...................................................................     112,356     136,523
                                                                                  ----------  ----------
                                                                                     222,369     302,842
                                                                                  ----------  ----------
  Other.........................................................................      31,697      19,360
                                                                                  ----------  ----------
Gross deferred tax liabilities..................................................     254,066     322,202
                                                                                  ----------  ----------
Deferred Tax Assets
  Tax loss carry-forwards
    Canada--Federal.............................................................                   2,001
    Australia...................................................................      52,868      88,956
    Chile.......................................................................      23,943      19,929
    Other.......................................................................       2,512         162
                                                                                  ----------  ----------
                                                                                      79,323     111,048
  Reclamation costs
    United States...............................................................      16,827       6,783
    Other.......................................................................      13,393       9,638
                                                                                  ----------  ----------
                                                                                      30,220      16,421

  Employee benefit costs........................................................      28,716      27,732
  Alternative minimum tax credit carry-forwards.................................                  14,215
  Land and other resource property..............................................      18,750      15,225
  Inventory.....................................................................      23,149
  Foreign tax credit carry-forwards.............................................       5,857      12,725
  Unrealized foreign exchange losses............................................       9,157       2,543
  Write-downs of noncurrent investments.........................................       9,619       3,722
  Other.........................................................................      14,705      14,161
                                                                                  ----------  ----------
Gross deferred tax assets.......................................................     219,496     217,792
Deferred tax asset valuation allowances.........................................    (107,920)   (100,671)
                                                                                  ----------  ----------
Net deferred tax assets.........................................................     111,576     117,121
                                                                                  ----------  ----------
Net deferred tax liability......................................................  $  142,490  $  205,081
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Net deferred tax liability consists of
  Current deferred tax assets...................................................  $  (19,372) $  (13,298)
  Long-term deferred tax liability..............................................     161,862     218,379
                                                                                  ----------  ----------
    Net deferred tax liability..................................................  $  142,490  $  205,081
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 7:  INCOME TAXES (CONTINUED)
    The classification of deferred tax assets and liabilities is based on the related asset or liability creating the deferred tax. Deferred taxes not related to a specific asset or liability are classified based on the estimated period of reversal. The $107.9 million deferred tax valuation allowance at December 31, 1997 represents the portion of the Company's consolidated deferred tax assets which, based on projections at December 31, 1997, the Company does not believe that realization is "more likely than not". The deferred tax valuation allowance consists of United States, Chile, Australia and Canada unrealized deferred tax assets of $56.6 million, $27.1 million, $23.9 million, and $.3 million, respectively. The increase in the valuation allowance for deferred tax assets of $7.2 million in 1997 is comprised primarily of the following: an increase of $9.9 million for future alternative minimum tax credits that the Company projects it will be unable to utilize; an increase of $6.2 million for potential capital losses for which the Company currently has no tax strategy to utilize; an increase of $6.3 million for additional unrealized tax loss carry-forwards in South America; a decrease of $6.8 million for a reduction of the Company's foreign tax credit carryover; and a decrease of $8.4 million for utilization of previously unbenefited losses in Australia. For income tax purposes, the Company has United States foreign tax credit carry-forwards of approximately $5.9 million, which are due to expire at various times through the year 2003.

    The largest portion of the $107.9 million of unrealized deferred tax assets is comprised of $65.0 million of future United States ($40.8 million), Australia ($23.9 million), and Canada ($.3 million) tax benefits relating to expenses that the Company projects will not be deductible for tax return purposes until after the year 2011. In projecting United States source income beyond this period, the Company currently does not meet the SFAS 109 "more likely than not" criteria required to recognize the United States tax benefits. In addition, there currently is not a tax strategy which would result in the realization of the Australian tax benefit. The remaining $42.9 million principally is comprised of future Chilean tax benefits, United States foreign tax credit carry-forwards and future alternative minimum tax credits that the Company projects it will be unable to realize.

    Major items causing the Company's income tax provision to differ from the federal statutory rate of 35% were as follows:

                                                                          1997        1996       1995
                                                                       ----------  ----------  ---------
Income tax (credit) based on statutory rate..........................  $  (86,120) $   28,476  $  38,612
Percentage depletion.................................................        (900)     (7,611)    (9,879)
Earnings in foreign jurisdictions at different rates.................         273      (2,009)       (27)
State income taxes, net of federal benefit...........................       1,219         333        340
Australian investment allowance......................................        (125)                (2,097)
Unrealized minimum tax credits.......................................      21,201       5,645      4,790
Reduction of prior year accruals.....................................                 (24,048)
Other nondeductible losses...........................................      34,874       2,875      6,231
Deferred tax assets not recognized in prior years....................                  (2,504)    (1,262)
Foreign taxes withheld...............................................         465       1,430      1,965
Litigation recovery..................................................                  (2,629)
Other--net...........................................................        (322)      5,235     (2,975)
                                                                       ----------  ----------  ---------
Total income taxes...................................................     (29,435)      5,193     35,698
Canadian mining taxes................................................       9,977      17,135      9,724
                                                                       ----------  ----------  ---------
Total income and mining taxes........................................  $  (19,458) $   22,328  $  45,422
                                                                       ----------  ----------  ---------
                                                                       ----------  ----------  ---------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 7:  INCOME TAXES (CONTINUED)
    The Company's 1996 income tax expense includes a $24 million benefit relating to a reduction of prior years' income tax accruals for certain contingencies which were resolved in 1996 and a $2.6 million benefit relating to the tax portion of litigation recovery proceeds.

    Deferred tax assets not recognized in prior years include reversals of prior year valuation allowances of $2.5 million in 1996 and $1.3 million in 1995.

NOTE 8:  RECEIVABLES

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Trade accounts..........................................................  $  24,612  $  27,373
U.S. Government receivable (see note 20)................................      5,500      5,500
Interest and other......................................................     13,417     20,598
                                                                          ---------  ---------
                                                                          $  43,529  $  53,471
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 9:  INVENTORIES

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Finished products.....................................................  $   33,019  $   41,080
Ore and in-process....................................................      37,811      62,183
Supplies..............................................................      33,095      35,752
                                                                        ----------  ----------
                                                                        $  103,925  $  139,015
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1997 and 1996, the cost of certain finished gold inventories in the United States stated on the LIFO cost basis totaled $5.5 million and $2.1 million, respectively. Such inventories would have approximated $6.2 million and $3.7 million, respectively, if stated at the lower of market or current year average production costs.

    At December 31, 1997 and 1996, ore stockpiles in the amounts of $32.1 million and $43.3 million, respectively, not expected to be processed within the 12 months following the end of each year are included in other noncurrent assets (see note 12).

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 10:  PROPERTY, PLANT AND EQUIPMENT

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Mining properties and development costs.........................  $   1,103,705  $   1,217,461
Plant and equipment.............................................      1,091,814      1,023,087
Land and royalty interests......................................          4,487          4,103
Construction and mine development in progress...................         22,459         36,374
                                                                  -------------  -------------
                                                                      2,222,465      2,281,025
Accumulated depreciation, depletion and amortization............     (1,201,318)    (1,004,986)
                                                                  -------------  -------------
                                                                  $   1,021,147  $   1,276,039
                                                                  -------------  -------------
                                                                  -------------  -------------

    During 1997, the Company wrote down the carrying value of its 16.7% undivided interest in the Main Pass 299 sulfur mine and the carrying values of certain short-lived mining properties (see note 6).

NOTE 11:  NONCURRENT INVESTMENTS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Navan Resources plc (see note 6)........................................  $   6,685  $  16,800
Navan Bulgarian Mining BV...............................................     12,000
Other investments (see note 6)..........................................     22,409     65,209
                                                                          ---------  ---------
                                                                          $  41,094  $  82,009
                                                                          ---------  ---------
                                                                          ---------  ---------

    In 1995, Homestake acquired for $24 million a 10% interest in Navan Resources plc ("Navan"), an Irish public company with diverse mineral interests in Europe. At December 31, 1996 Homestake reduced the carrying value of its investment in Navan to the quoted market value. The resulting charge of $7.2 million was recorded in income. During 1997, Homestake recorded in income additional write-downs of $10.1 million with respect to the carrying value of the investment in Navan.

    In November 1997, Homestake purchased a 20% interest in Navan Bulgarian Mining BV ("Navan BV"), a wholly-owned subsidiary of Navan, for $12 million and a 32% interest in Navan's Bulgarian exploration projects and program for $4 million. Navan BV is a Netherlands company, which in turn owns 68% of Bimak AD ("Bimak"), a Bulgarian company that owns and operates the surface facilities at the Chelopech copper-gold mine near Sofia, Bulgaria. The other 32% of Bimak is owned by Chelopech EAD ("Chelopech"), a government-owned corporation that owns and operates the Chelopech mine. Bimak provides consulting services to Chelopech and purchases the ore from the Chelopech mine at cost plus a 1% gross royalty. Homestake has agreed, under certain circumstances, to invest an additional $18 million in Navan BV, which would result in Homestake owning 51% of Navan BV, and give Homestake the right to become operator of the project. The investment of the additional $18 million is dependent on certain conditions including, Navan BV acquiring at least 80% of Chelopech, securing the Chelopech mine concession, approval by Homestake and Navan of an expansion plan for the mine and mill, and receipt of financial commitments from lenders for additional funding for the expansion plan.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 12:  OTHER ASSETS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Assets held in trust (see note 16)....................................  $   38,975  $   25,252
Restricted cash (see note 14).........................................      15,990
Ore stockpiles (see note 9)...........................................      32,125      43,292
U.S. Government receivable (see note 20)..............................       5,362      10,663
Note receivable--Edensor..............................................                  39,810
Other.................................................................       9,557       9,263
                                                                        ----------  ----------
                                                                        $  102,009  $  128,280
                                                                        ----------  ----------
                                                                        ----------  ----------

    In 1995, the Company provided Edensor Nominees Pty, Ltd ("Edensor") with a loan facility of $39.8 million and was granted an option to acquire 19.9% of the issued capital of Great Central Mines Limited ("Great Central") in consideration for this loan. In July 1996, the Company sold a right to cancel the option to acquire 19.9% of the shares of Great Central. The Company received, and recorded in other income, $10.4 million in 1997 and $4.7 million in 1996 with respect to the cancellation of the option. In 1997, Edensor repaid the amounts borrowed from the Company.

NOTE 13:  ACCRUED LIABILITIES

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Accrued payroll and other compensation..................................  $  23,898  $  25,212
Accrued reclamation and closure costs...................................     11,818     10,055
Unrealized loss on foreign currency exchange contracts..................     20,416
Other...................................................................     12,509     14,223
                                                                          ---------  ---------
                                                                          $  68,641  $  49,490
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 14:  LONG-TERM DEBT

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Convertible subordinated notes (due 2000).............................  $  150,000  $  150,000
Pollution control bonds
  Lawrence County, South Dakota (due 2032)............................      48,000
  Lawrence County, South Dakota (due 2003)............................                  18,000
  State of California (due 2004)......................................      17,000      17,000
Cross-border credit facility (due 2001)...............................      48,855
Plutonic syndicated credit facility (due 2000-2002)...................     110,738
Plutonic credit facility..............................................                 143,317
                                                                        ----------  ----------
                                                                           374,593     328,317
Less current portion..................................................                  73,649
                                                                        ----------  ----------
                                                                        $  374,593  $  254,668
                                                                        ----------  ----------
                                                                        ----------  ----------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 14:  LONG-TERM DEBT (CONTINUED)
    CONVERTIBLE SUBORDINATED NOTES: The Company's 5.5% convertible subordinated notes, which mature on June 23, 2000, are convertible into common shares at a price of $23.06 per common share and are redeemable by the Company in whole at any time. Interest on the notes is payable semiannually in June and December. Issuance costs of $3.9 million were capitalized and are being amortized over the life of the notes.

    POLLUTION CONTROL BONDS: In July 1997, Lawrence County, South Dakota issued $30 million of South Dakota Solid Waste Disposal Revenue Bonds ("Waste Disposal Bonds") and $18 million of South Dakota Pollution Control Refunding Revenue Bonds ("Pollution Control Bonds"), both of which are due in 2032. Proceeds from the Waste Disposal Bonds were lent to the Company and proceeds from the Pollution Control Bonds were used to redeem outstanding South Dakota pollution control bonds. The Company is responsible for funding principal and interest payments on these bonds. Proceeds from the Waste Disposal Bonds are being used for construction of a new tailings dam lift and other qualifying expenditures at the Homestake mine. Qualifying expenditures of $14 million had been incurred through December 31, 1997. The remaining $16 million, which is held in a trustee account, is included in "other assets" in the accompanying balance sheet at December 31, 1997.

    The Company pays interest monthly on the pollution control bonds based on variable short-term, tax-exempt obligation rates. Interest rates at December 31, 1997 and 1996 were 4.6% and 4.3%, respectively. No principal payments are required until cancellation, redemption or maturity. Bondholders have the right to tender the bonds for payment at any time on seven days notice. The Company has arrangements with underwriters to remarket any tendered bonds and also with a bank to provide liquidity and credit support to the Company and to purchase and hold for up to 15 months any tendered bonds that the underwriters are unable to remarket.

    CROSS-BORDER CREDIT FACILITY: The Company has a United States/Canadian/Australian cross-border credit facility providing a total availability of $275 million. The Company pays a commitment fee of up to 0.225% per annum on the unused portion of this facility. The credit facility is available through September 20, 2001 and provides for borrowings in United States, Canadian or Australian dollars, or gold, or a combination of these. The credit agreement requires a minimum consolidated net worth of $500 million. During 1997, HGAL borrowed A$75 million (equal to US$48.9 million at the December 31, 1997 exchange rate) under the credit agreement primarily for the repayment of intercompany debt. Interest on these Australian dollar borrowings is payable quarterly or semiannually, depending on the interest rate period as determined on each borrowing date, based on the Australian Bank Bill Swap Rate plus a margin of up to 0.625%. The average interest rate on borrowings outstanding at December 31, 1997 was 5.25%.

    In addition, Prime has an $11 million credit facility. No amount has been borrowed under this credit agreement.

    PLUTONIC SYNDICATED CREDIT FACILITY: In June 1997, Plutonic replaced its credit facility with an Australian bank with a credit facility with a syndicate of banks providing a total availability of $260 million (A$400 million), including a $185.6 million (A$285 million) revolving debt facility that reduces on stated amortization rates and matures in June 2002 and a $75 million (A$115 million) standby facility which expires in September 1998. The facility provides for borrowings in either United States or Australian dollars and is subject to a number of financial covenants. Interest on the revolving facility is based on the Australian

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 14:  LONG-TERM DEBT (CONTINUED)
Bank Bill Swap Rate plus a margin of 0.33%. The average interest rate on the $110.7 million (A$170 million) of borrowings outstanding at December 31, 1997 was 5.35%.

    The aggregate maturities of long-term debt in the years subsequent to December 31, 1997 are as follows: $167.9 million in 2000, $67.4 million in 2001, $74.3 million in 2002 and $65 million in 2004 and thereafter.

NOTE 15:  OTHER LONG-TERM OBLIGATIONS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Accrued reclamation and closure costs.................................  $   80,428  $   54,138
Accrued pension and other postretirement benefit obligations (see note
  16).................................................................      60,942      59,273
Other.................................................................      11,240      10,064
                                                                        ----------  ----------
                                                                        $  152,610  $  123,475
                                                                        ----------  ----------
                                                                        ----------  ----------

    While the ultimate amount of reclamation and site restoration costs to be incurred in the future is uncertain, the Company has estimated that the aggregate amount of these costs for operating properties, plus previously accrued reclamation and remediation liabilities for nonoperating properties, will be approximately $175 million. This figure includes approximately $9 million of reclamation costs at the Grants uranium facility which will be funded by the United States Federal Government. At December 31, 1997 the Company had accrued $92 million for estimated ultimate reclamation and site restoration costs and remediation liabilities (see notes 13 and 20).

NOTE 16:  EMPLOYEE BENEFIT PLANS

    PENSION PLANS: The Company has pension plans covering substantially all United States employees. Plans covering salaried and other nonunion employees provide pension benefits based on years of service and the employee's highest compensation during any 60 consecutive months prior to retirement. Plans covering union employees provide defined benefits for each year of service.

    Pension costs for 1997, 1996 and 1995 for Company-sponsored United States employee plans included the following components:

                                                               1997        1996        1995
                                                            ----------  ----------  ----------
Service cost--benefits earned during the year.............  $    4,308  $    4,519  $    3,573
Interest cost on projected benefit obligations............      15,958      15,319      14,476
Actual net return on assets...............................     (43,955)    (34,693)    (44,788)
Net amortization..........................................      26,523      20,696      32,405
Pension curtailment gain..................................                  (1,868)
                                                            ----------  ----------  ----------
                                                            $    2,834  $    3,973  $    5,666
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 16:  EMPLOYEE BENEFIT PLANS (CONTINUED)
    Assumptions used in determining net periodic pension cost for 1997, 1996 and 1995 include discount rates of 7%, 7%, and 8%, respectively, an assumed rate of increase in compensation of 5% for each year and an assumed long-term rate of return on assets of 8.5% for each year. Assumptions used in determining the projected benefit obligations at December 31, 1997 and 1996 include discount rates of 7% and an assumed rate of increase in compensation of 5%.

    The funded status and amounts recognized for pension plans in the consolidated balance sheets are as follows:

                                              DECEMBER 31, 1997         DECEMBER 31, 1996
                                           ------------------------  ------------------------
                                                 PLANS WHERE               PLANS WHERE
                                           ------------------------  ------------------------
                                             ASSETS     ACCUMULATED    ASSETS     ACCUMULATED
                                             EXCEED      BENEFITS      EXCEED      BENEFITS
                                           ACCUMULATED    EXCEED     ACCUMULATED    EXCEED
                                            BENEFITS      ASSETS      BENEFITS      ASSETS
                                           -----------  -----------  -----------  -----------
Actuarial present value of benefit
  obligations
  Vested benefits........................   $(165,437)   $ (15,122)   $(162,100)   $ (17,700)
                                           -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------
  Accumulated benefits...................   $(186,583)   $ (20,035)   $(180,800)   $ (18,900)
                                           -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------
  Projected benefits.....................   $(210,156)   $ (27,195)   $(202,200)   $ (21,000)

Plan assets at fair value(1).............     257,147                   224,064
                                           -----------  -----------  -----------  -----------
Plan assets in excess of (less than)
  projected benefit obligation...........      46,991      (27,195)      21,864      (21,000)
Unrecognized net loss (gain).............     (45,960)      (1,666)     (22,467)          51
Unrecognized net transition obligation
  (asset) amortized over 15 years........      (2,810)         365       (3,364)         547
Unrecognized prior service cost
  (benefit)..............................        (398)       8,020          141        2,459
Additional minimum liability.............                     (251)                     (957)
                                           -----------  -----------  -----------  -----------
Pension liability recognized in the
  consolidated balance sheets............   $  (2,177)   $ (20,727)   $  (3,826)   $ (18,900)
                                           -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------

------------------------

(1) Approximately 99% and 98% of the plan assets were invested in listed stocks and bonds and the balance was invested in fixed-rate insurance contracts at December 31, 1997 and 1996, respectively.

    Amounts shown under "plans where accumulated benefits exceed assets" at December 31, 1997 and 1996 consist of liabilities for a nonqualified supplemental pension plan covering certain employees and a nonqualified pension plan covering directors of the Company. These plans are unfunded. The Company has established a grantor trust, consisting of money market funds, mutual funds and corporate-owned life insurance policies, to provide funding for the benefits payable under these nonqualified plans and certain other deferred compensation plans. The grantor trust, which is included in other assets, amounted to $39 million at December 31, 1997 and $25.3 million at December 31, 1996.

    Certain of the Company's foreign operations participate in pension plans. The Company's share of contributions to these plans was $2.3 million in 1997, $2.1 million in 1996, and $1.6 million in 1995.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 16:  EMPLOYEE BENEFIT PLANS (CONTINUED)
    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: The Company provides medical and life insurance benefits for certain retired employees, primarily retirees of the Homestake mine. Retirees generally are eligible for benefits upon retirement if they are at least age 55 and have completed five years of service. Net periodic postretirement benefit costs were $2.6 million in 1997, $3.1 million in 1996 and $3.5 million in 1995.

    The actuarial assumptions used in determining net periodic postretirement benefit costs include discount rates of 7% for 1997 and 1996 and 8% for 1995, initial health care trend rates of 9.5% for 1997, 10% for 1996 and 11.5% for 1995, grading down to an ultimate health care cost trend rate of 5%. The ultimate trend rate is expected to be achieved by 2006. Actuarial gains and losses are amortized over five years. The actuarial assumptions used in determining the Company's accumulated postretirement benefit obligation at December 31, 1997 and 1996 include a discount rate of 7%. A one percentage-point increase in the assumed health care cost trend rate would result in an increase of approximately $5.6 million in the accumulated postretirement benefit obligation at December 31, 1997 and an increase of approximately $.6 million in net periodic postretirement benefit costs for 1997.

    The following table sets forth amounts recorded in the Company's consolidated balance sheets at December 31, 1997 and 1996. The Company has not funded any of its estimated future obligation.

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Accumulated postretirement benefit obligation
  Retirees............................................................  $  (27,000) $  (29,000)
  Fully-eligible active plan participants.............................      (1,000)     (1,000)
  Other active plan participants......................................      (9,000)     (7,000)
                                                                        ----------  ----------
                                                                           (37,000)    (37,000)
Unrecognized net gain.................................................      (4,995)     (4,364)
Unrecognized prior service cost.......................................         557         617
                                                                        ----------  ----------
Accumulated postretirement benefit obligation liability recognized in the consolidated balance sheets.....................................  $  (41,438) $  (40,747)
                                                                        ----------  ----------
                                                                        ----------  ----------

    STOCK OPTION AND SHARE RIGHTS PLAN: The Company's 1996 Stock Option and Share Rights Plan ("1996 Plan") provides for grants of up to 6 million common shares. At December 31, 1997, stock options and share rights for 1 million shares were outstanding under the 1996 Plan and stock options for 3.5 million shares were outstanding under prior plans. The exercise price of each stock option granted under these plans is equal to or greater than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options usually vest over a four-year period.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 16:  EMPLOYEE BENEFIT PLANS (CONTINUED)
    A summary of the status of the Company's stock options as of December 31, 1997, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                                     1997                      1996                      1995
                                           ------------------------  ------------------------  ------------------------
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                            NUMBER OF    PRICE PER    NUMBER OF    PRICE PER    NUMBER OF    PRICE PER
                                             SHARES        SHARE       SHARES        SHARE       SHARES        SHARE
                                           -----------  -----------  -----------  -----------  -----------  -----------
Balance at January 1.....................       3,738                     3,053                     3,177
  Granted................................         794    $   15.11        1,435    $   19.32          429    $   15.24
  Exercised..............................         (63)       13.99         (743)        6.24         (400)        8.12
  Expired................................        (148)       22.04           (7)       16.43         (153)       16.78
                                                -----                     -----                     -----
Balance at December 31...................       4,321                     3,738                     3,053
                                                -----                     -----                     -----
                                                -----                     -----                     -----
Options exercisable at December 31.......       2,248                     1,933                     2,102
Fair value of options granted during the
  year...................................                $    4.95                 $    4.35                 $    4.91

    The fair value of each stock option is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of 1.7, 1.8 and 1.8 years from the vest date (with incremental vesting over four years) for 1997, 1996 and 1995, respectively, expected volatility of 30.9%, 31.7% and 33.3% for 1997, 1996 and 1995,
respectively, a dividend yield of 1%, 1% and 1.3% for 1997, 1996 and 1995, respectively, and a risk-free interest rate of 6.6%, 5.4% and 6.9% in 1997, 1996 and 1995, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                   OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                    --------------------------------------------------  --------------------------------
                                   WEIGHTED-AVERAGE  WEIGHTED-AVERAGE                  WEIGHTED-AVERAGE
RANGE OF EXERCISE      NUMBER         REMAINING       EXERCISE PRICE       NUMBER       EXERCISE PRICE
 PRICES PER SHARE    OUTSTANDING   CONTRACTUAL LIFE      PER SHARE       EXERCISABLE       PER SHARE
------------------  -------------  ----------------  -----------------  -------------  -----------------
  $11.79 to $14.90        1,028         5.7 years        $   13.41              659        $   12.71
   15.15 to  15.75        1,338         6.0 years            15.30              394            15.52
   15.78 to  19.13        1,374         5.3 years            17.72              658            17.54
   19.70 to  39.79          581         3.1 years            27.36              537            27.92
                          -----                                               -----
                          4,321                                               2,248
                          -----                                               -----
                          -----                                               -----

    At December 31, 1997 there were .2 million share rights (1996:nil) outstanding under the 1996 plan. Share rights are converted into common stock when certain performance measurement or vesting criteria are met.

    An additional 5 million and 6 million shares were available for future grants at December 31, 1997 and 1996, respectively.

    The Company elected to use the pro forma disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation," and has applied Accounting Principles Board Opinion 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for the Company's stock options. The compensation cost for share rights is being recognized based on the fair

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 16:  EMPLOYEE BENEFIT PLANS (CONTINUED)
value of the Company's stock over the period that the performance measurement and vesting criteria are estimated to be met. Had compensation expense for the Company's stock options been determined based on the fair value of options at the grant dates as calculated in accordance with SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1997, 1996 and 1995 would have been as follows:

                                          1997                      1996                      1995
                                ------------------------  ------------------------  ------------------------
                                              LOSS PER                  EARNINGS                  EARNINGS
                                 NET LOSS       SHARE     NET INCOME    PER SHARE   NET INCOME    PER SHARE
                                -----------  -----------  -----------  -----------  -----------  -----------
As reported...................  $  (230,606)  $   (1.10)   $  45,765    $    0.22    $  49,942    $    0.25
Pro forma.....................     (233,317)      (1.11)      43,637         0.21       49,323         0.25

    During the initial phase-in period of SFAS 123, disclosures are not likely to be representative of the pro forma effects on reported net income for future years, as the disclosures only include the pro forma effects of options granted on or after January 1, 1995.

    OTHER PLANS: Substantially all full-time United States employees of the Company are eligible to participate in the Company's defined contribution savings plans. The Company's matching contribution was approximately $2.6 million in 1997, $2.2 million in 1996 and $1.6 million in 1995.

NOTE 17:  FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1997 and 1996 the carrying values of the Company's cash and equivalents and short-term investments, noncurrent investments, long-term debt and foreign currency options approximated their estimated fair values. The estimated total liquidation value at December 31, 1997 of the gold forward sales contracts and the gold put and call option contracts held by the Company at that date was approximately $110 million. No amounts are included in the accompanying balance sheet at December 31, 1997 for these contracts (see note 21).

NOTE 18:  SHAREHOLDERS' EQUITY

    In September 1997, the Company's Board of Directors extended the term of the Rights Agreement until October 2007 and amended certain terms of the Rights Agreement. A summary of the amended Rights Agreement is as follows:

    Each share of common stock includes and trades with a right. Rights are not exercisable currently. Rights will become exercisable on a date designated by the Board of Directors following the commencement of, or announcement of an intent to commence, a tender offer by any person, entity or group for 15% or more of the Company's common stock. When so exercisable, each right initially entitles the owner to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock, par value $1 per share, at a price of $75 per share (the "Purchase Price"). In addition, if any person, entity or group (an "Acquiring Person") acquires 15% or more of the Company's common stock, each right (whether or not previously exercisable) thereafter entitles the owner (other than an Acquiring Person or its affiliates and associates) to purchase for the Purchase Price the number of one one-hundredth of a share of Series A Preferred Stock equal to the Purchase Price divided by one-half of the market price of the Company's common stock. In lieu of the rights holder exercising such right, the Board of Directors has the

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 18:  SHAREHOLDERS' EQUITY (CONTINUED)
option to issue, in exchange for each right, one-half of the number of shares of preferred stock (or common stock having a value equal to the Purchase Price) that would be issuable on exercise of the right. If the Board of Directors has not exchanged shares for the rights and the Company engages in a business combination with an Acquiring Person (or affiliate or associate thereof), the holder of rights will be entitled to purchase for the Purchase Price (i) common stock of the surviving company or its publicly held affiliate having a market value equal to twice the Purchase Price, or (ii) common stock of the surviving company having a book value equal to twice the Purchase Price if the surviving company and its affiliates are not publicly held. The numbers of shares and the Purchase Price are subject to adjustment for stock dividends, stock splits and other changes in capitalization. The rights expire on October 15, 2007.

NOTE 19:  ADDITIONAL CASH FLOW INFORMATION

    Cash paid for interest and for income and mining taxes is as follows:

                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Interest, net of amounts capitalized.........................  $  19,506  $  18,785  $  12,143
Income and mining taxes, net of refunds......................     66,227     15,896     28,574

    Certain investing and financing activities of the Company affected its financial position but did not affect its cash flows. During the 1995 fourth quarter and the 1996 first quarter, the Company issued 2.6 million common shares and 6 million common shares valued at $42.4 million and $99.3 million, respectively, as part of the purchase consideration in the acquisition of the HGAL minority interests.

NOTE 20:  CONTINGENCIES

ENVIRONMENTAL CONTINGENCIES

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes heavy liabilities on persons who discharge hazardous substances. The Environmental Protection Agency ("EPA") publishes a National Priorities List ("NPL") of known or threatened releases of such substances.

    GRANTS: Homestake's former uranium millsite near Grants, New Mexico is listed on the NPL. The EPA asserted that leachate from the tailings contaminated a shallow aquifer used by adjacent residential subdivisions. Homestake paid the costs of extending the municipal water supply to the affected homes and continues to operate a water injection and collection system that has significantly improved the quality of the aquifer. The Company has decommissioned and disposed of the mills and has covered the tailings impoundments at the site. The total future cost for reclamation, remediation, monitoring and maintaining compliance at the Grants site is estimated to be $17.5 million.

    Title X of the Energy Policy Act of 1992 (the "Act") and subsequent amendments to the Act authorized appropriations of $335 million to cover the Federal Government's share of certain costs of reclamation, decommissioning and remedial action for by-product material (primarily tailings) generated by certain licensees as an incident of uranium sales to the Federal Government. Reimbursement is subject to compliance with regulations of the Department of Energy ("DOE"), which were issued in 1994. Pursuant to the Act, the DOE is responsible for 51.2% of past and future costs of reclaiming the Grants site in accordance with Nuclear Regulatory Commission license requirements. Through December 31,

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 20:  CONTINGENCIES (CONTINUED)
1997, Homestake had received $21 million from the DOE and the accompanying balance sheet at December 31, 1997 includes an additional receivable of $10.9 million (see notes 8 and 12) for the DOE's share of reclamation expenditures made by Homestake through 1997. Homestake believes that its share of the estimated remaining cost of reclaiming the Grants facility is fully provided in the financial statements at December 31, 1997.

    In 1983, the State of New Mexico made a claim against Homestake for unspecified natural resource damages resulting from the Grants tailings. New Mexico has taken no action to enforce its claim.

    WHITEWOOD CREEK: Whitewood Creek was a site where mining companies operating in the Black Hills of South Dakota, including Homestake, placed mine tailings (ground rock) beginning in the nineteenth century. Some tailings placed in Whitewood Creek eventually flowed into the Belle Fourche River, the Cheyenne River and Lake Oahe. Placement of mine tailings into Whitewood Creek was authorized by the laws of the United States, the Dakota territory and the State of South Dakota, and Whitewood Creek was later specifically designated by the State of South Dakota as a disposal stream for mine tailings and for the disposal of raw sewage and other municipal waste. In response to changes in legal requirements, Homestake ceased the placement of mine tailings into Whitewood Creek and for many years the Homestake mine has impounded all mine tailings that are not redeposited in the mine.

    Deposits of tailings along an 18-mile stretch of Whitewood Creek formerly constituted a site on the NPL. The EPA asserted that discharges of tailings by mining companies, including Homestake, contaminated the soil and streambed. Homestake signed a Consent Decree with the EPA and carried out remedial work. The site was deleted from the NPL on August 13, 1996. In the deletion notice, the EPA stated that "EPA, in consultation with the State of South Dakota, have determined that the Site poses no significant threat to public health or the environment."

    In September 1997, the State of South Dakota filed an action against Homestake, alleging that Homestake's disposal of mine tailings in Whitewood Creek resulted in injuries to natural resources in Whitewood Creek, the Belle Fourche River, the Cheyenne River and Lake Oahe (collectively the "NRD Site"). The complaint also alleges that the tailings constitute a continuing public nuisance. The complaint asks for abatement of the nuisance, response costs, damages in an unspecified amount, litigation costs and interest. In November 1997, the United States Government and the Cheyenne River Sioux Tribe (the "federal trustees") filed a similar action alleging injuries to natural resource and seeking response costs, damages in unspecified amounts, litigation costs and attorneys' fees.

    In its answers, Homestake denies that there has been any continuing damage to natural resources or nuisance as a result of the placement of tailings in Whitewood Creek. Among other defenses, it is also the position of Homestake that as a result of the State of South Dakota's ownership of Whitewood Creek and state and federal designation of Whitewood Creek as an authorized disposal site, the State of South Dakota and the federal government are responsible for all past and future damages. Homestake has also counterclaimed against the State of South Dakota and the federal trustees seeking cost recoupment, contribution and indemnity.

    Homestake intends to vigorously defend this action and to seek recovery, contribution and indemnity from the State of South Dakota and the federal trustees for past and future expenditures. Homestake also expects to seek recovery, contribution and indemnity from other government entities and other persons

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 20:  CONTINGENCIES (CONTINUED)
who participated in ownership and/or operation of Whitewood Creek as a waste disposal site or who disposed of waste in the NRD Site.

    In the opinion of Homestake, there is no basis for the claims by the State of South Dakota or by the federal trustees. Homestake is also of the opinion that Homestake has valid defenses and counterclaims against the State of South Dakota and the federal trustees, and claims for contribution and indemnity against other government entities and other persons who participated in ownership and/or operation of Whitewood Creek as a waste disposal site or who disposed of waste in the NRD Site. Homestake does not believe that resolution of these matters will have a material effect on the business or financial condition or results of operations of Homestake.

OTHER CONTINGENCIES

    In addition to the above, the Company is party to legal actions and administrative proceedings and is subject to claims arising in the ordinary course of business. The Company believes the disposition of these matters will not have a material adverse effect on its financial position or results of operations.

NOTE 21:  FOREIGN CURRENCY, GOLD AND OTHER COMMITMENTS

    Under the Company's foreign currency protection program, the Company has entered into a series of foreign currency option contracts which established trading ranges within which the United States dollar may be exchanged for foreign currencies by setting minimum and maximum exchange rates. Net unrealized gains (losses) on contracts outstanding at December 31, 1997 and 1996 were $(20.4) million and $.3 million, respectively. Other income for the years ended December 31, 1997, 1996 and 1995 included income (losses) of $(28.5) million, $1.6 million, and $(.2) million, respectively, related to the foreign currency protection program. At December 31, 1997 the Company had foreign currency contracts outstanding as follows:

                                                    WEIGHTED-AVERAGE EXCHANGE RATES
                                                            TO U.S. DOLLARS
                            AMOUNT COVERED   ---------------------------------------------   EXPIRATION
CURRENCY                    (U.S. DOLLARS)     PUT OPTIONS     CALL OPTIONS     FORWARDS        DATES
--------------------------  ---------------  ---------------  ---------------  -----------  -------------
Canadian..................    $   196,040            0.72             0.76                         1998
Canadian..................         67,440            0.71             0.74                         1999
Canadian..................         50,770            0.70             0.73                         2000
Australian................         20,000                                            0.68          1998
Australian................        104,750            0.74             0.77                         1998
Australian................         61,600            0.68             0.72                         1999
Australian................          3,000            0.65             0.68                         2000
                            ---------------
                              $   503,600
                            ---------------
                            ---------------

    In addition to amounts related to the foreign currency option contracts, the Company recorded mark-to-market foreign currency losses on intercompany debt of $5.7 million in 1997, $8.9 million in 1996, and $.9 million in 1995 which were included in other income. These foreign currency exchange losses are

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 21: FOREIGN CURRENCY, GOLD AND OTHER COMMITMENTS (CONTINUED) related to the Company's Canadian and Australian dollar denominated advances to HCI and HGAL, respectively.

    During 1997, 1996 and 1995, the Company delivered 535,900, 438,400 and 446,700 ounces of its Australian gold production into Australian dollar denominated forward gold contracts at average prices of $429, $482 and $440 per ounce, respectively. At December 31, 1997 the Company had committed 1,227,500 ounces of its future Australian gold production for sale under Australian dollar denominated forward gold contracts at an average price of $330 (A$507) per ounce. During 1997, 1996 and 1995, the Company delivered or financially settled 120,100, 70,000 and 113,200 ounces of its North American gold production at average prices of $385, $421, and $398 per ounce, respectively. At December 31, 1997 the Company had committed 580,000 ounces of its future North American production for sale through the year 2003 at an average price of $434 per ounce.

    At December 31, 1997 the Company's forward sales commitments were as follows:

                                       US$ DENOMINATED               AUSTRALIAN $ DENOMINATED
                               --------------------------------  --------------------------------
                                              AVERAGE PRICE OF                  AVERAGE PRICE OF
                               FORWARD SALES    FORWARD SALES    FORWARD SALES    FORWARD SALES
YEAR                             (OUNCES)      (US$ PER OUNCE)     (OUNCES)      (US$ PER OUNCE)
-----------------------------  -------------  -----------------  -------------  -----------------
1998.........................      120,000        $     399           945,490       $     315
1999.........................      109,900              415            82,000             423
2000.........................       85,100              430            24,800             343
2001.........................       95,000              441            24,800             343
2002.........................       95,000              457            74,800             397
2003.........................       75,000              481            75,600             343
                               -------------                     -------------
                                   580,000                          1,227,490
                               -------------                     -------------
                               -------------                     -------------

    To provide protection against a decrease in gold prices, during the third quarter of 1997 the Company entered into a series of put and call option contracts which provide a floor price of $325 per ounce for 900,000 ounces of Homestake's 1998 gold production. The Company purchased put options for 900,000 ounces of gold exercisable during 1998 at a price of $325 per ounce. The Company also sold call options for 900,000 ounces of gold exercisable during 1998 at a price of $325 per ounce and purchased call options for 900,000 ounces of gold exercisable during 1998 at $336 per ounce. These option contracts were established at no net cost to the Company.

    The Company also purchased put options for 30,000 ounces of gold exercisable during 2000 at a price of $350 per ounce and sold call options for 15,000 ounces of gold exercisable during 2000 at an average price of $395 per ounce.

    The Company does not require or place collateral for its foreign currency and gold hedging derivatives. However, the Company minimizes its credit risk by dealing with only major international banks and financial institutions.

    The Company has entered into various commitments during the ordinary course of its business, which include commitments to perform assessment work and other obligations necessary to maintain or protect its interests in mining properties, financing and other obligations to joint ventures and partners under

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 21: FOREIGN CURRENCY, GOLD AND OTHER COMMITMENTS (CONTINUED) venture and partnership agreements, and commitments under federal and state environmental health and safety permits.

NOTE 22:  GEOGRAPHIC AND SEGMENT INFORMATION

    The Company primarily is engaged in gold mining and related activities. Interests in joint ventures are included in segment operations and identifiable assets. Operating earnings, which are defined as operating revenues less operating costs and exploration expenses, exclude corporate income and expenses, and income and mining taxes. Identifiable assets represent those assets used in a segment's operations. Corporate assets are principally cash and equivalents, short-term investments and assets related to operations not significant enough to require classification as a business segment.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 22:  GEOGRAPHIC AND SEGMENT INFORMATION (CONTINUED)

GEOGRAPHIC INFORMATION

                                                                    1997          1996          1995
                                                                ------------  ------------  ------------
REVENUES
  United States(1)(2).........................................  $    330,698  $    310,881  $    349,461
  Canada(3)...................................................       261,167       304,530       264,548
  Australia(4)................................................       368,368       378,751       323,784
  Latin America...............................................        11,182         4,284        11,458
                                                                ------------  ------------  ------------
                                                                $    971,415  $    998,446  $    949,251
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
EXPLORATION EXPENSE
  United States...............................................  $     13,902  $     11,861  $     12,750
  Canada......................................................         8,406         9,751         2,797
  Australia...................................................        25,623        29,844        20,485
  Latin America and other.....................................        17,307        15,907         7,249
                                                                ------------  ------------  ------------
                                                                $     65,238  $     67,363  $     43,281
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
OPERATING EARNINGS (LOSS)
  United States(5)............................................  $   (144,105) $     23,124  $     32,623
  Canada(3)...................................................        82,186       103,640        86,662
  Australia(6)................................................       (87,057)       10,123        32,844
  Latin America and other.....................................       (16,523)      (14,606)       (6,544)
                                                                ------------  ------------  ------------
                                                                $   (165,499) $    122,281  $    145,585
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
IDENTIFIABLE ASSETS AS OF DECEMBER 31
  United States...............................................  $    507,845  $    522,565  $    618,267
  Canada......................................................       427,388       494,083       432,087
  Australia...................................................       658,690       909,195       615,995
  Latin America and other.....................................        15,611        13,487         7,041
                                                                ------------  ------------  ------------
                                                                $  1,609,534  $  1,939,330  $  1,673,390
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

------------------------

(1) Includes a gain of $62.9 million in 1997 on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation.

(2) Includes foreign currency exchange losses of $5.7 million in 1997 and $8.9 million in 1996 related to the Company's Canadian and Australian dollar denominated advances to HCI and HGAL.

(3) Includes a gain of $13.5 million in 1997 on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada.

(4) Includes gains of $10.4 million in 1997 and $4.7 million in 1996 with respect to the cancellation of an option to acquire Great Central Mines Limited and a gain of $7.9 million in 1996 on the sale of the investment in Eagle Mining Corporation NL.

(5) Includes write-downs in 1997 of $107.8 million in Homestake's investment in the Main Pass 299 sulfur mine and $20.8 million in the carrying values of resource assets.

(6) Includes write-downs in 1997 of $63.9 million in the carrying values of resource assets.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 22:  GEOGRAPHIC AND SEGMENT INFORMATION (CONTINUED)
SEGMENT INFORMATION

                                                                    1997          1996          1995
                                                                ------------  ------------  ------------
REVENUES
  Gold........................................................  $    863,628  $    923,273  $    874,114
  Sulfur and oil..............................................        26,821        30,749        40,620
  Interest and other(1)(2)(3).................................        80,966        44,424        34,517
                                                                ------------  ------------  ------------
                                                                $    971,415  $    998,446  $    949,251
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
OPERATING EARNINGS (LOSS)
  Gold(3)(4)..................................................  $    (54,112) $    121,009  $    139,892
  Sulfur and oil(5)...........................................      (111,387)        1,272         5,693
                                                                ------------  ------------  ------------
  Operating earnings (loss)...................................      (165,499)      122,281       145,585
  Net corporate expense(1)(2)(6)(7)...........................       (80,556)      (40,920)      (35,264)
                                                                ------------  ------------  ------------
INCOME (LOSS) BEFORE TAXES AND MINORITY INTERESTS.............  $   (246,055) $     81,361  $    110,321
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
DEPRECIATION, DEPLETION AND AMORTIZATION
  Gold........................................................  $    155,924  $    144,171  $    115,675
  Sulfur and oil..............................................         5,013         6,302         8,055
  Corporate...................................................         1,844         1,379         1,909
                                                                ------------  ------------  ------------
                                                                $    162,781  $    151,852  $    125,639
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
EXPLORATION EXPENSE
  Gold........................................................  $     65,238  $     67,363  $     43,281
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
  Gold(8).....................................................  $    200,991  $    325,490  $    175,150
  Sulfur and oil..............................................         1,181         1,541         1,604
  Corporate...................................................         2,457         1,212         2,083
                                                                ------------  ------------  ------------
                                                                $    204,629  $    328,243  $    178,837
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
IDENTIFIABLE ASSETS AS OF DECEMBER 31
  Gold........................................................  $  1,248,797  $  1,477,079  $  1,183,165
  Sulfur and oil..............................................        15,181       126,499       134,990
  Corporate:
    Cash and equivalents and short-term investments...........       265,304       234,815       248,264
    Other.....................................................        80,252       100,937       106,971
                                                                ------------  ------------  ------------
                                                                $  1,609,534  $  1,939,330  $  1,673,390
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

------------------------

(1) Includes a gain of $62.9 million in 1997 on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation, gains of $10.4 million in 1997 and $4.7 million in 1996 with respect to the cancellation of an option to acquire Great Central Mines Limited and a gain of $7.9 million in 1996 on the sale of the investment in Eagle Mining Corporation NL.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 22:  GEOGRAPHIC AND SEGMENT INFORMATION (CONTINUED)
(2) Includes foreign currency exchange losses of $5.7 million in 1997 and $8.9 million in 1996 related to the Company's Canadian and Australian dollar denominated advances to HCI and HGAL.

(3) Includes gains in 1997 of $13.5 million on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada.

(4) Includes write-downs in 1997 of $84.7 million in the carrying values of resource assets.

(5) Includes a write-down in 1997 of $107.8 million on Homestake's investment in the Main Pass 299 sulfur mine.

(6) Includes, in 1997, write-downs of $47.9 million in the carrying value of investments in mining company securities, an increase of $29.1 million in the accrual for estimated future reclamation expenditures, and $15.8 million in other charges, primarily foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan.

(7) Includes write-downs in 1996 of $9 million in the carrying value of investments in mining company securities.

(8) Includes additions to property, plant and equipment of $35.6 million in 1996 related to the purchase of Cominco's 60% interest in the Snip mine and additions of $122.6 million and $68.7 million in 1996 and 1995, respectively, related to the acquisition of the 18.5% of HGAL the Company did not already own (including deferred tax purchase adjustments of $32.5 million and $18.2 million, respectively).

    In June 1997, the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Adoption of SFAS 131 will not have a material impact on Homestake's current geographic and segment disclosures.

    Sales to individual customers exceeding 10% of the Company's consolidated revenues were as follows:

                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Customer A...............................................  $  143,000  $  117,000  $  102,000
         B...............................................     104,500      42,700      --
         C...............................................     100,000     129,000      92,000
         D...............................................      96,200     140,400     171,300
         E...............................................      --          --         101,000

    Because of the active worldwide market for gold, Homestake believes that the loss of any of these customers would not have a material adverse impact on the Company.

NOTE 23:  SUBSEQUENT EVENT--PRIME RESOURCES GROUP INC.

    On May 25, 1998 Homestake announced that it had informed the Board of Directors of Prime of its offer to acquire the 49.4% of Prime held by the public. Under the terms of Homestake's offer, Prime shareholders would receive at their election Homestake common shares or Homestake Canada Inc.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)

NOTE 23:  SUBSEQUENT EVENT--PRIME RESOURCES GROUP INC. (CONTINUED)
("HCI") exchangeable shares in exchange for their Prime shares. Each HCI exchangeable share would be exchangeable for one Homestake common share at any time at the option of the holder, and would have dividend and voting rights essentially equivalent to those of one Homestake common share. Completion of the transaction would be subject to approval by the British Columbia Supreme Court and by Prime's shareholders, and the Homestake stockholders must vote to adopt a Restated Certificate of Incorporation that, among other things, authorizes the Homestake common shares necessary to effect the Arrangement.

    HCI is a wholly-owned subsidiary of the Company. Summarized financial information for HCI is as follows:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                   ------------  ------------
Current assets...................................................   $  160,966    $  191,896
Noncurrent assets................................................      260,278       296,187
                                                                   ------------  ------------
  Total assets...................................................   $  421,244    $  488,083
                                                                   ------------  ------------
                                                                   ------------  ------------
Notes payable to Parent..........................................   $   23,459    $   80,637
Other current liabilities........................................       27,768        50,842
Long-term liabilities............................................       24,893        15,302
Deferred income and mining taxes.................................      101,090       107,338
Minority interests...............................................       96,877        91,428
Redeemable preferred stock held by Parent........................       49,929        55,796
Shareholders' equity.............................................       97,228        86,740
                                                                   ------------  ------------
  Total liabilities and shareholders' equity.....................   $  421,244    $  488,083
                                                                   ------------  ------------
                                                                   ------------  ------------

                                                                YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Total revenues...........................................  $  261,167  $  317,821  $  277,381
Costs and expenses.......................................     210,575     206,731     193,561
                                                           ----------  ----------  ----------
Income before taxes and minority interests...............  $   50,592  $  111,090  $   83,820
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Net income...............................................  $    9,953  $   63,705  $   31,598
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------


NOTE 24:  SUBSEQUENT EVENT--1998 THIRD QUARTER WRITE-DOWNS (UNAUDITED)



    On October 2, 1998 Homestake announced that it planned to record nonrecurring charges totaling approximately $167 million after tax ($188 million pretax) in the 1998 third quarter. The most significant charges relate to the carrying values of the Homestake mine in South Dakota and the Mt Charlotte mine in Western Australia.



    At the Homestake mine efforts are continuing to implement a revised operating plan that is expected to reduce cash costs to $280 per ounce by the end of 1999. However, due to continuing low gold prices, the Company will use a gold price of $325 per ounce for determining its gold reserves at the end of 1998. On that basis, the Company does not expect to recover its remaining investment in property, plant and

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

         (UNLESS OTHERWISE NOTED, ALL TABULAR AMOUNTS ARE IN THOUSANDS)


NOTE 24:  SUBSEQUENT EVENT--1998 THIRD QUARTER WRITE-DOWNS (UNAUDITED)
(CONTINUED)


equipment at this mine. The total amount of the write-down will be approximately $76 million pretax, which will reduce the carrying value of the mine to zero. In addition, the Company will record a provision for estimated environmental and related reclamation costs of $35 million pretax. These adjustments will have no impact on current efforts at the Homestake mine to reduce production costs to the target level of $280 per ounce.



    On September 15, 1998 Homestake and its joint venture partner, Normandy Mining Limited, announced a revised operating plan at their jointly owned Mt Charlotte mine. The mine has experienced a downturn in economic performance and an accelerated level of ground movement. The new plan provides for a restricted level of mining in low-risk areas of the mine. Homestake will record a pretax charge of $38 million for severance, unrecovered capital and other costs related to the operation. This will reduce Homestake's carrying value for the Mt Charlotte mine to zero.



    Homestake also plans to reduce the carrying values of its investments in certain mining properties and marketable securities by approximately $28 million before tax, including approximately $20 million related to Homestake's 81% owned Lachlan Resources, which was acquired as part of the Plutonic Resources transaction in April 1998. Other miscellaneous charges and adjustments will total approximately $11 million before tax.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                         REPORT OF INDEPENDENT AUDITORS

The Shareholders and Board of Directors of
Homestake Mining Company:

    We have audited the consolidated balance sheets of Homestake Mining Company and Subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, restated for all periods presented to give effect to the business combination with Plutonic Resources Limited on April 30, 1998, accounted for as a pooling of interests. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Homestake Mining Company and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/S/ COOPERS & LYBRAND L.L.P.
--------------------------------
Coopers & Lybrand L.L.P.
San Francisco, California
May 21, 1998, except for
Note 23 as to which the
date is May 25, 1998.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

QUARTERLY SELECTED DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   FIRST           SECOND            THIRD
                                  QUARTER          QUARTER          QUARTER
                                -----------      -----------      -----------
1997:
Revenues......................  $   317,338      $   226,060      $   217,737
Net income (loss).............       48,256(1)       (64,857)(2)     (155,561)(3)

Per common share:
  Net income (loss)(10).......  $      0.23(1)         (0.31)(2)        (0.74)(3)
  Dividends paid(11)..........         0.05             0.05             0.05

1996:
Revenues......................  $   223,230      $   265,933      $   265,580
Net income....................        4,375(5)        18,252(6)         7,134(7)

Per common share:
  Net income(10)..............  $      0.02(5)   $      0.09(6)   $      0.03(7)
  Dividends paid(11)..........         0.05             0.05             0.05

                                  FOURTH
                                  QUARTER                            YEAR
                                -----------                     ---------------
1997:
Revenues......................  $   210,280                     $       971,415
Net income (loss).............      (58,444)(4)                        (230,606)(1)(2)(3)(4)
Per common share:
  Net income (loss)(10).......        (0.28)(4)                           (1.10)(1)(2)(3)(4)
  Dividends paid(11)..........         0.15
1996:
Revenues......................  $   243,703                     $       998,446
Net income....................       16,004(7)(8)(9)                     45,765(5)(6)(7)(8)(9)
Per common share:
  Net income(10)..............  $      0.08(7)(8)(9)            $          0.22(5)(6)(7)(8)(9)
  Dividends paid(11)..........         0.05                                0.20

--------------------------

(1) Includes a gain of $47.2 million ($62.9 million pretax) or $0.22 per share on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation and a gain of $8.1 million ($13.5 million pretax) or $0.04 per share on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada.

(2) Includes write-downs and unusual charges of $50 million ($65.1 million pretax) or $0.24 per share including (i) a reduction of $31.9 million ($45 million pretax) in the carrying value of resource assets, (ii) write-downs of $14.5 million ($14.5 million pretax) of certain mining investments, and
    (iii) other charges of $3.6 million ($5.6 million pretax).

(3) Includes write-downs and unusual charges of $145.1 million ($183.6 million pretax) or $0.69 per share including (i) a write-down of $84.9 million ($107.8 million pretax) in Homestake's investment in the Main Pass 299 sulfur mine, (ii) a reduction of $18.2 million ($24.3 million pretax) in the carrying values of resource assets, (iii) an increase of $21.5 million ($29.1 million pretax) in the estimated accrual for future reclamation expenditures, (iv) write-downs of $14.7 million ($16.5 million pretax) of certain mining investments, and (v) other charges of $5.8 million ($5.9 million pretax) primarily related to foreign exchange losses on intercompany redeemable preferred stock.

(4) Includes write-downs and unusual charges of $29.8 million ($36.6 million pretax) or $0.14 per share including (i) a reduction of $10 million ($15.4 million pretax) in the carrying values of resource assets, (ii) write-downs of $16.4 million ($16.9 million pretax) of certain mining investments, and
    (iii) other charges of $3.3 million ($4.3 million pretax) primarily losses on an intercompany gold loan.

(5) Includes income of $4.9 million ($5.5 million pretax) or $0.02 per share from a litigation recovery.

(6) Includes a gain of $7.9 million ($7.9 million pretax) or $0.04 per share on the sale of the investment in Eagle Mining Corporation NL.

(7) Includes $2.7 million or $0.01 per share and $21.3 million or $0.10 per share in the third and fourth quarters, respectively, for reductions in the Company's accrual for prior year income taxes.

(8) Includes foreign currency exchange losses on intercompany advances of $7.2 million ($8.7 million pretax) or $0.03 per share and $7.4 million ($8.9 million pretax) or $0.04 per share in the 1996 fourth quarter and year-to-date periods, respectively, primarily related to the Company's Canadian-dollar denominated advances to HCI.

(9) Includes write-downs of $8.3 million ($9 million pretax) or $0.04 per share in the carrying value of investments in mining company securities.

(10) Basic and diluted earnings per share.

(11) Homestake only.

                   HOMESTAKE MINING COMPANY AND SUBSIDIARIES

FIVE-YEAR SELECTED DATA(1)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    1997               1996               1995               1994               1993
                                -------------      -------------      -------------      -------------      -------------
Revenues......................  $     971,415      $     998,446      $     949,251      $     829,935      $     855,834
Net income (loss).............       (230,606)(2)         45,765(3)          49,942             93,631(4)          68,734(5)
Net income (loss) per
  share(6)....................          (1.10)(2)           0.22(3)            0.25               0.47(4)            0.36(5)

Total assets..................      1,609,534          1,939,330          1,673,390          1,460,968          1,355,928
Long-term debt................        374,593            254,668            274,292            188,085            198,266
Other long-term obligations...        152,610            123,475            127,558            111,065             93,685
Deferred income and mining
  taxes.......................        161,862            218,379            202,607            147,278            173,258
Minority interest.............        108,116            103,960            100,380             94,140             55,164
Shareholders' equity..........        683,505          1,023,825            848,640            799,376            700,545

Dividends per share(7)........           0.15               0.20               0.20              0.175               0.10

------------------------

(1) Five-year selected financial data reflects the 1998 combination of Homestake and Plutonic on a pooling-of-interests basis, accordingly all periods have been restated.

(2) Includes a gain of $47.2 million ($62.9 million pretax) or $0.22 per share on the fee received upon termination of Homestake's merger agreement with Santa Fe Pacific Gold Corporation, a gain of $10.4 million ($10.4 million pretax) or $0.05 per share with respect to the cancellation of an option to acquire Great Central Mines Limited, and a gain of $8.1 million ($13.5 million pretax) or $0.04 per share on the sale of the George Lake and Back River joint venture interests in the Northwest Territories of Canada, and write-downs and unusual charges of $224.9 million ($285.3 million pretax) or $1.07 per share including (i) a write-down of $84.9 million ($107.8 million pretax) in Homestake's investment in the Main Pass 299 sulfur mine, (ii) a reduction of $60.1 million ($84.7 million pretax) in the carrying values of resource assets, (iii) write-downs of $45.7 million ($47.9 million pretax) of certain investments, (iv) an increase of $21.5 million ($29.1 million pretax) in the accrual for estimated future reclamation expenditures, and
    (v) other charges of $12.7 million ($15.8 million pretax) consisting primarily of foreign exchange losses on intercompany redeemable preferred stock and losses on an intercompany gold loan.

(3) Includes income of $24 million or $0.11 per share from a reduction in the Company's accrual for prior year income taxes, a gain of $7.9 million ($7.9 million pretax) or $0.04 per share from the sale of the investment in Eagle Mining Corporation NL, a foreign currency exchange loss on intercompany advances of $7.4 million ($8.9 million pretax) or $0.04 per share primarily related to the Company's Canadian-dollar denominated advances to HCI, write-downs of $8.3 million ($9 million pretax) or $0.04 per share in the carrying values of investments in mining company securities, and proceeds of $4.9 million ($5.5 million pretax) or $0.02 per share from a litigation recovery.

(4) Includes a gain of $12.6 million ($15.7 million pretax) or $0.06 per share on the sale of the Company's interest in the Dee mine and a gain of $11.2 million ($11.2 million pretax) or $0.06 per share on dilution of the Company's interest in Prime.

(5) Includes expense of $12.8 million ($16 million pretax) or $0.07 per share for the write-down of oil assets at Main Pass 299 and expense of $6.8 million ($8.2 million pretax) or $0.03 per share for restructuring and business combination costs.

(6) Basic and diluted earnings per share.

(7) Homestake only.

                                   APPENDIX K

                                  MAPS SHOWING
                                  LOCATIONS OF
                           HOMESTAKE AND PRIME MINES

                      LOCATION OF HOMESTAKE MINING COMPANY
                         AND PRIME RESOURCES GROUP INC.
                          OPERATIONS, BRITISH COLUMBIA

[MAPS IDENTIFYING THE LOCATIONS OF THE OPERATIONS AT SNIP AND ESKAY CREEK.]

                      LOCATION OF HOMESTAKE MINING COMPANY
                         OPERATIONS, WESTERN AUSTRALIA

[MAPS IDENTIFYING THE LOCATIONS OF THE OPERATIONS AT PEAK HILL, PLUTONIC, BELLEVUE, LAWLERS, DARLOT/ CENTENARY, MT MORGANS AND KALGOORLIE.]

                      LOCATION OF HOMESTAKE MINING COMPANY
                               OPERATIONS, NEVADA

[MAPS IDENTIFYING THE LOCATIONS OF THE OPERATIONS AT PINSON, MARIGOLD, RUBY HILL AND ROUND MOUNTAIN.]

                      LOCATION OF HOMESTAKE MINING COMPANY
                              OPERATIONS, ONTARIO

[MAPS IDENTIFYING THE LOCATION OF THE OPERATIONS AT WILLIAMS / DAVID BELL.]

                      LOCATION OF HOMESTAKE MINING COMPANY
                             OPERATIONS, CALIFORNIA

[MAPS IDENTIFYING THE LOCATION OF THE OPERATION AT MCLAUGHLIN.]

                      LOCATION OF HOMESTAKE MINING COMPANY
                            OPERATIONS, SOUTH DAKOTA

[MAPS IDENTIFYING THE LOCATION OF THE OPERATION AT THE HOMESTAKE GOLD MINE.]

                      LOCATION OF HOMESTAKE MINING COMPANY
                           OPERATIONS, NORTHERN CHILE

[MAPS IDENTIFYING THE LOCATION OF THE OPERATION AT AGUA DE LA FALDA.]

SKU No. 1600-PS-98-SP2

                                    PROXY

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108

              SPECIAL MEETING OF STOCKHOLDERS - __________, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jack E. Thompson, Gene G. Elam and Wayne Kirk as proxies, each with the power to appoint a substitute, and hereby authorizes a majority (or if only one, then that one) of them to represent and to vote, as designated on the reverse side, all shares of common stock of Homestake Mining Company held of record by the undersigned on _________, 1998 at the special meeting of stockholders, or any postponement or adjournment thereof.

[X]  Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NUMBER 1 AND PROPOSAL NUMBER 2.

1. Approval to adopt a Restated Certificate of Incorporation of Homestake which will (i) increase the number of authorized shares of Homestake Common Stock from 250,000,000 to 450,000,000 shares, (ii) increase the number of authorized shares of Series A Preferred Stock from 2,500,000 to 4,500,000 shares, (iii) create one share of Special Voting Stock, and (iv) make certain technical changes, primarily to reflect the existence of the Special Voting Stock.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

2.   Approval of the 1998 Outside Directors' Stock Compensation Plan.

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

By execution of this proxy the undersigned hereby authorizes such proxies or their substitutes to vote in their discretion on such other business as may properly come before the meeting.

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full corporate name by an authorized officer.

Signature:                  Date:      Signature:                 Date:
         -------------------     -------         -------------------    -------